filed with the Securities and Exchange Commission on April 29, 2022.
Registration No. 333-260969
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 7
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
LIONHEART ACQUISITION CORPORATION II
(Exact name of registrant as specified in its charter)
Delaware	6770	84-4117825
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
4218 NE 2nd Avenue
Miami, Florida 33137
(305) 573-3900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Ophir Sternberg
4218 NE 2nd Avenue
Miami, Florida 33137
(305) 573-3900
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to
Steven D. Pidgeon Andrew D. Ledbetter DLA Piper LLP (US) 2525 East Camelback Road Phoenix, Arizona 85016-4232 Telephone: (480) 606-5100	Alexandra Plasencia General Counsel MSP Recovery, LLC 2701 Le Jeune Road, Floor 10 Coral Gables, Florida 33134 Telephone: (305) 614-2222	Michael J. Aiello Matthew Gilroy Amanda Fenster Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Telephone: (212) 310-8000
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not sell the securities described herein until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED APRIL 29, 2022 SUBJECT TO COMPLETION
LIONHEART ACQUISITION CORPORATION II
4218 NE 2nd Avenue
Miami, Florida 33137
Dear Stockholder:
On July 11, 2021, Lionheart Acquisition Corporation II, a Delaware corporation (“we,” “us,” “our,” or the “Company”), entered into a Membership Interest Purchase Agreement (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “MIPA”) by and among the Company, Lionheart II Holdings, LLC, a newly formed wholly owned subsidiary of the Company (“Opco”), the MSP Purchased Companies (as defined in the MIPA) (collectively, “MSP”), the members of MSP (the “Members”), and John H. Ruiz, in his capacity as the representative of the Members (the “Members’ Representative”).
Pursuant to the MIPA, the Members will sell and assign all of their membership interests in MSP to Opco in exchange for non-economic voting shares of Class V common stock, par value $0.0001, of the Company (“Class V Common Stock”) and non-voting economic Class B Units of Opco (“Class B Units,” and each pair consisting of one share of Class V Common Stock and one Class B Unit, an “Up-C Unit”) or, pursuant to notice delivered to the Company, with respect to all or a portion of the Up-C Units to be received by each such Member, one share of Class A Common Stock in lieu of each Up-C Unit (such transaction, the “Business Combination”).
Following the closing of the Business Combination (the “Closing”), the Company will be organized in an “Up-C” structure in which the business of MSP and its subsidiaries will be held directly or indirectly by Opco, and the Company will own all of the voting economic Class A Units of Opco and the Members and their designees will own all of the non-voting economic Class B Units in accordance with the terms of the first amended and restated limited liability company agreement of Opco (the “LLC Agreement”) to be entered into at the Closing. Each Up-C Unit may be exchanged for either, at the Company’s option, (a) cash or (b) one share of Class A common stock, par value $0.0001, of the Company (“Class A Common Stock”), subject to the provisions set forth in the LLC Agreement.
Subject to the terms and conditions set forth in the MIPA, the aggregate consideration to be paid to the Members (or their designees) will consist of (i) 3,250,000,000 Up-C Units and (ii) rights to receive payments under the tax receivable agreement to be entered into at the Closing. Of the Up-C Units to be issued to certain Members at the Closing, 6,000,000 (the “Escrow Units”) will be deposited into an escrow account with Continental Stock Transfer and Trust Company to satisfy any indemnification claims that may be brought pursuant to the MIPA.
In connection with the Business Combination, and to provide additional consideration to holders of Class A Common Stock that do not redeem their shares of Class A Common Stock, the Company intends, subject to compliance with applicable law, to declare a dividend comprising an aggregate of approximately 1,029,000,000 newly issued warrants, each to purchase one share of Class A Common Stock for an exercise price of $11.50 per share (the “New Warrants”), conditioned upon the consummation of any redemptions by the holders of Class A Common Stock and the Closing, to the holders of record of the Class A Common Stock as of the close of business on the date of Closing (the “Closing Date”), which is expected to include the 5,750,000 shares of Class A Common Stock into which Founder Shares will convert in connection with the Business Combination, after giving effect to the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees. The number of New Warrants to be distributed in respect of each share of unredeemed Class A Common Stock is contingent upon, and will vary with, the aggregate number of shares of Class A Common Stock that are redeemed in connection with the Business Combination. Assuming no additional redemptions (after giving effect to the redemption of 10,946,369 shares of Class A Common Stock in connection with the Company stockholder vote to approve the amendment to the Company’s charter to extend the date by which the Company must complete an initial business combination from February 18, 2022 to August 18, 2022) (the “no redemption scenario”) and that the distribution is made, holders of Class A Common Stock who do not redeem their shares would receive at least 55 New Warrants per share of Class A Common Stock they hold, which would proportionally increase if other holders elect to redeem their shares of Class A Common Stock. Pursuant to the terms of the LLC Agreement, at least twice a month, to the extent any New Warrants have been exercised in accordance with their terms, the Company following the Business Combination is required to purchase from the MSP Principals (as defined in the LLC Agreement), proportionately, the number of Up-C Units or shares of Class A Common Stock owned by such MSP Principal equal to the aggregate amount of the exercise price received in connection with exercise of the New Warrants during an applicable period (the “Aggregate Exercise Price”) divided by the Warrant Exercise Price (as defined in the LLC Agreement) in exchange for the Aggregate Exercise Price. For more information, see the LLC Agreement attached hereto as Annex D. Pursuant to the terms of the Existing Warrant Agreement (as defined in the accompanying proxy statement/prospectus), the exercise price of the Public Warrants and Private Warrants could decrease to $0.0001 after giving effect to the issuance of the New Warrants.
Following the Closing, the Company will have two classes of authorized common stock. The shares of Class A Common Stock and the shares of Class V Common Stock each will be entitled to one vote per share on matters submitted to a vote of stockholders. Holders of the Class V Common Stock will not have any of the economic rights in the Company (including rights to dividends and distributions upon liquidation) provided to holders of the Class A Common Stock. Holders of Class V Common Stock will also hold Class B Units, and will have economic rights in Opco. Following the Closing, assuming the no redemption scenario and excluding the impact of any outstanding warrants or New Warrants, John H. Ruiz, the Chief Executive Officer (“CEO”) and founder of MSP will control approximately 65.22% of the combined voting power of the capital stock of the Company, and Frank C. Quesada, the Chief Legal Officer (“CLO”) of MSP, will control approximately 27.36% of the combined voting power of the capital stock of the Company (in each case, assuming no attributed ownership based on Messrs. Ruiz and Quesada’s investment in VRM) (See “Certain Relationships and Related Party Transactions” beginning on page 247). Such ownership percentages will be affected by the level of redemptions by Public Stockholders and the exercise of outstanding warrants or New Warrants. See “Summary—Ownership of the Post-Combination Company.”
In connection with the Closing, the Class B common stock, par value $0.0001 per share, of the Company (the “Class B Common Stock”), issued prior to the initial public offering of the Company, held by our sponsor, Lionheart Equities, LLC (the “Sponsor”), and certain other Company stockholders will automatically convert into shares of Class A Common Stock on a one-for-one basis. The Sponsor, Nomura, MSP, the Members and/or their respective affiliates may purchase shares of Class A Common Stock on the open market. Such purchases (“Open Market Purchases”) will be made prior to the Special Meeting and will be separate from the redemption process conducted in connection with the Business Combination. The purposes of any Open Market Purchases would be to reduce the number of shares of Class A Common Stock that may be redeemed in connection with the Business Combination, and may include a business decision to increase such purchaser’s ownership at an attractive price. The Sponsor, Nomura, MSP, the Members and/or their respective affiliates shall only make Open Market Purchases to the extent the price per Class A Common Stock so acquired is no higher than the redemption price that would be available in connection with the redemption procedures described in the accompanying proxy statement/prospectus. In addition, the Sponsor, Nomura, MSP, the Members and/or their respective affiliates will waive any redemption rights with respect to any shares of Class A Common Stock purchased in Open Market Purchases and will not vote any shares of Class A Common Stock purchased in Open Market Purchases in favor of the Proposals. In addition, the Sponsor and certain members of our board of directors and/or management team have agreed to (a) vote all of their shares of Class B Common Stock and all of their shares of Class A Common Stock in favor of the Business Combination and each other proposal described in the accompanying proxy statement/prospectus (collectively, the “Proposals”), (b) certain restrictions on their shares of Class A Common Stock and (c) in the case of the Sponsor, bear any transaction costs in excess of $60,000,000 that are allocable to the Company in accordance with the MIPA. However, we intend to waive such obligations of the Sponsor, our directors and/or our officers to vote their shares of common stock in favor of the Proposals in respect of any shares purchased by such purchasers in Open Market Purchases.

Our publicly traded Class A Common Stock, redeemable warrants to purchase one share of Class A Common Stock (“Public Warrants”) and Units comprising one share of Class A Common Stock and one-half of one Public Warrant (“Units”) are currently listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “LCAP,” “LCAPW” and “LCAPU,” respectively. We intend to apply to continue the listing of our publicly traded Class A Common Stock and Public Warrants on Nasdaq under the symbols “MSPR” and “LCAPW,” respectively, and apply to list the New Warrants under the symbol “MSPRW,” upon the closing of the Business Combination. If issued, the New Warrants are expected to trade promptly following their issuance. At the Closing, each Unit will separate into its components, comprising one share of Class A Common Stock and one-half of one Public Warrant.
The Company will hold a special meeting of stockholders in lieu of the 2022 annual meeting (the “Special Meeting”) to consider matters relating to the proposed Business Combination. In connection with the Special Meeting, you will be asked to consider and vote upon (i) a proposal (the “Business Combination Proposal”) to approve the MIPA, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated thereby; (ii) a proposal to approve, for purposes of complying with applicable listing rules of Nasdaq, the issuance of more than 20% of the Company’s issued and outstanding common stock and voting power in connection with the Business Combination (the “Nasdaq Proposal”); (iii) a proposal to adopt the Second Amended and Restated Certificate of Incorporation of the Company (the “Proposed Charter”) in the form attached hereto as Annex B (the “Charter Approval Proposal”); (iv) separate proposals with respect to certain governance provisions in the Proposed Charter, which are being separately presented in accordance with requirements of the Securities and Exchange Commission (the “SEC”) and which will be voted upon on a non-binding advisory basis (the “Non-Binding Governance Proposals”); (v) a proposal to elect seven directors to serve staggered terms on the Company’s Board of Directors (the “LCAP Board”) until the first, second and third annual meetings of stockholders following the Business Combination, as applicable, and until their respective successors are duly elected and qualified (the “Director Election Proposal”); (vi) a proposal to approve and adopt the MSP Recovery, Inc. 2022 Omnibus Incentive Plan, a copy of which is attached hereto as Annex J (the “Incentive Plan”), including the authorization of the initial share reserve under the Incentive Plan (the “Incentive Plan Proposal”); and (vii) a proposal to adjourn the Special Meeting to a later date or dates, if necessary, (A) to ensure that any supplement or amendment to the accompanying proxy statement/prospectus that the LCAP Board has determined in good faith is required by applicable law to be disclosed to Company stockholders and for such supplement or amendment to be promptly disseminated to Company stockholders prior to the Special Meeting, (B) if, as of the time for which the Special Meeting is originally scheduled, there are insufficient shares of common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Special Meeting or (C) to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Director Election Proposal or the Incentive Plan Proposal (the “Adjournment Proposal”). Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each stockholder is encouraged to read carefully.
The Special Meeting will be held at     a.m. Eastern Time, on    , 2022, in virtual format.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK YOU OWN. To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in the accompanying proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to attend the Special Meeting. Submitting a proxy now will NOT prevent you from being able to vote in person at the Special Meeting. If you hold your shares in “street name,” you should instruct your broker, bank, or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank, or other nominee.
The LCAP Board has unanimously approved the MIPA and the transactions contemplated thereby and recommends that the Company’s stockholders vote “FOR” the approval of the MIPA, and “FOR” the other matters to be considered at the Special Meeting. When you consider the LCAP Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for additional information.
The accompanying proxy statement/prospectus provides you with detailed information about the proposed Business Combination. It also contains or references information about us and MSP and certain related matters. You are encouraged to read the proxy statement/prospectus, including the financial statements and annexes and other documents referred to therein carefully and in their entirety. In particular, you should read the “Risk Factors” section beginning on page 29 for a discussion of the risks you should consider in evaluating the proposed Business Combination and how it will affect you.
If you have any questions regarding the accompanying proxy statement/prospectus, you may contact our proxy solicitor, MacKenzie Partners, Inc.:
1407 Broadway
New York, New York 10018
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email:
proxy@mackenziepartners.com
Sincerely,
Ophir Sternberg
Chairman, President and Chief Executive Officer
Neither the SEC nor any state securities commission has approved or disapproved of the Business Combination, the issuance of the securities in connection with the Business Combination or the other transactions described in this proxy statement/prospectus, passed upon the merits or fairness of the Business Combination or such other transactions or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated    , 2022, and is first being mailed to stockholders of the Company on or about    , 2022.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not sell the securities described herein until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED APRIL 29, 2022 SUBJECT TO COMPLETION
LIONHEART ACQUISITION CORPORATION II
4218 NE 2nd Avenue
Miami, Florida 33137
(305) 573-3900
NOTICE OF SPECIAL MEETING IN LIEU OF THE 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON    , 2022
TO THE STOCKHOLDERS OF LIONHEART ACQUISITION CORPORATION II:
NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2022 annual meeting of stockholders of Lionheart Acquisition Corporation II, a Delaware corporation (“we,” “us,” “our,” or the “Company”), will be held at     a.m. Eastern Time, on    , 2022, in virtual format (the “Special Meeting”). You are cordially invited to attend the Special Meeting, which will be held for the following purposes:
(1)
The Business Combination Proposal—To consider and vote upon a proposal to approve the Membership Interest Purchase Agreement, dated as of July 11, 2021 (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “MIPA”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, by and among the Company, Lionheart II Holdings, LLC, a newly formed wholly owned subsidiary of the Company (“Opco”), the MSP Purchased Companies (as defined in the MIPA) (collectively, “MSP”), the members of MSP (the “Members”), and John H. Ruiz, in his capacity as the representative of the Members (the “Members’ Representative”), and the transactions contemplated thereby. Pursuant to the MIPA, the Members will sell and assign all of their membership interests in MSP to Opco in exchange for non-economic voting shares of Class V common stock, par value $0.0001, of the Company (“Class V Common Stock”) and non-voting economic Class B Units of Opco (“Class B Units,” and each pair consisting of one share of Class V Common Stock and one Class B Unit, an “Up-C Unit”) (such transaction, the “Business Combination”). Following the closing of the Business Combination (the “Closing”), the Company will be organized in an “Up-C” structure in which all of the business of MSP and its subsidiaries will be held directly or indirectly by Opco, and the Company will own all of the voting economic Class A Units of Opco and the Members and their designees will own all of the non-voting economic Class B Units in accordance with the terms of the first amended and restated limited liability company agreement of Opco (the “LLC Agreement”). Each Up-C Unit may be exchanged for either, at the Company’s option, (a) cash or (b) one share of Class A common stock, par value $0.0001, of the Company (“Class A Common Stock”), subject to the provisions set forth in the LLC Agreement. Subject to the terms and conditions set forth in the MIPA, the aggregate consideration to be paid to the Members (or their designees) will consist of (i) 3,250,000,000 Up-C Units and (ii) rights to receive payments under the tax receivable agreement to be entered into at the Closing. Of the Up-C Units to be issued to certain Members at Closing, 6,000,000 (the “Escrow Units”) will be deposited into an escrow account with Continental Stock Transfer and Trust Company to satisfy any indemnification claims that may be brought pursuant to the MIPA. Additionally, in connection with the Business Combination, the Company intends, subject to compliance with applicable law, to declare a dividend comprising approximately 1,029,000,000 newly issued warrants, each to purchase one share of Class A Common Stock for an exercise price of $11.50 per share (the “New Warrants”), conditioned upon the consummation of any redemptions by the holders of Class A Common Stock and the Closing, to the holders of record of the Class A Common Stock as of the close of business on the date of Closing (the “Closing Date”), after giving effect to the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees. Following the Closing, the Company will have two classes of authorized common stock. The shares of Class A Common Stock and Class V Common Stock each will be entitled to one vote per share on matters submitted to a vote of stockholders. Holders of the Class V Common Stock will not have any of the economic rights (including rights to dividends and distributions upon liquidation) provided to holders of the Class A Common Stock. Following the Closing, assuming no additional redemptions by Public Stockholders (after giving effect to the redemption of 10,946,369 shares of Class A Common Stock in connection with the Company stockholder vote to approve the Extension Amendment (as defined below)) (the “no redemption scenario”) and excluding the impact on any outstanding warrants and New Warrants, John H. Ruiz, the CEO and founder of MSP, and Frank C. Quesada, the CLO of MSP, will together control approximately 92.58% of the combined voting power of the capital stock of the Company (assuming no attributed ownership based on Messrs. Ruiz and Quesada’s investment in VRM) (the “Business Combination Proposal”). Such ownership percentages will be affected by the level of redemptions by Public Stockholders and the exercise of outstanding warrants or New Warrants. See “Summary—Ownership of the Post- Combination Company”;

(2)
The Nasdaq Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of The Nasdaq Capital Market (“Nasdaq”) the issuance of more than 20% of the issued and outstanding common stock, par value $0.0001 per share, of the Company and voting power in connection with the Business Combination (the “Nasdaq Proposal”);

(3)
The Charter Approval Proposal—To consider and vote upon a proposal to adopt the Second Amended and Restated Certificate of Incorporation (the “Proposed Charter”) in the form attached to the accompanying proxy statement/prospectus as Annex B (the “Charter Approval Proposal”);

(4)
The Non-Binding Governance Proposals—To consider and vote upon, on a non-binding advisory basis, the separate proposals with respect to certain governance provisions in the Proposed Charter in accordance with the requirements of the Securities and Exchange Commission (the “Non-Binding Governance Proposals”):

a.
Proposal No. 4A: Change in Authorized Shares—To (i) increase the Company’s total number of authorized shares of capital stock from 111,000,000 shares to 8,760,000,000 shares of capital stock, (ii) increase the Company’s authorized Class A Common Stock from 100,000,000 shares to 5,500,000,000 shares of Class A Common Stock, (iii) create the Class V Common Stock, consisting of 3,250,000,000 authorized shares of Class V Common Stock and (iv) increase the Company’s authorized shares of Preferred Stock from 1,000,000 to 10,000,000 shares of Preferred Stock.

b.
Proposal No. 4B: Dual-Class Stock—To provide for a capital structure pursuant to which there are two classes of common stock and in which, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstanding shares of common stock of the Company will vote together as a single class on all matters with respect to which stockholders of the Company are entitled to vote under applicable law, the Proposed Charter or the Amended and Restated Bylaws, or upon which a vote of the stockholders generally entitled to vote is otherwise duly called for by the Company; provided, however, that except as may otherwise be required by applicable law, each holder of outstanding shares of common stock of the Company will not be entitled to vote on any amendment to the Proposed Charter that relates solely to the terms of one or more outstanding series of Preferred Stock (including, without limitation, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of such series of Preferred Stock), if the holders of such affected series are entitled, either voting separately as a single class or together as a class with the holders of any other outstanding series of Preferred Stock, to vote thereon pursuant to the Proposed Charter or the Delaware General Corporation Law. In each such vote, the holders of Class A Common Stock and holders of Class V Common Stock will be entitled to one vote per share of Class A Common Stock or Class V Common Stock, respectively, including the election of directors and significant corporate transactions (such as a merger or other sale of the Company or its assets).

c.
Proposal No. 4C: Removal of Directors—To provide that any director or the entire board of directors of the Post-Combination Company (the “Board”) may be removed (i) at any time prior to the Voting Rights Threshold Date by a simple majority voting together as a single class, with or without cause, notwithstanding the classification of the Board, and (ii) at any time from and after the Voting Rights Threshold Date, solely for cause and only by the affirmative vote of the holders of at least 66 2∕3% of the voting power of all of the then outstanding shares of the Company generally entitled to vote thereon, voting together as a single class.

d.
Proposal No. 4D: Required Stockholder Vote to Amend Certain Sections of the Proposed Charter—To provide that, in addition to any affirmative vote required by applicable law or the Proposed Charter, from and after the Voting Rights Threshold Date, the approval by affirmative vote of the holders of at least 66 2∕3% in voting power of the then outstanding shares of the Company generally entitled to vote is required to make any amendment to Article Seventh (Board of Directors) or Article Eighth (Written Consent of Stockholders) of the Proposed Charter.

e.
Proposal No. 4E: Required Stockholder Vote to Amend the Amended and Restated Bylaws—To provide that, in addition to any affirmative vote required by the Proposed Charter, any bylaw that is to be made, altered, amended or repealed by the stockholders of the Company shall receive, at any time (i) prior to the Voting Rights Threshold Date, the affirmative vote of the holders of at least a majority in voting power of the then outstanding shares of the Company generally entitled to vote, voting together as a single class, and (ii) from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least 66 2∕3% in voting power of the then outstanding shares of stock of the Company generally entitled to vote, voting together as a single class.

(5)
The Director Election Proposal—To consider and vote upon a proposal to elect seven directors to serve on the Board of Directors of the Post-Combination Company until the first annual meeting of stockholders following the Business Combination, in the case of Class I directors, the second annual meeting of stockholders following the Business Combination, in the case of Class II directors, and the third annual meeting of stockholders following the Business Combination, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified (the “Director Election Proposal”);

(6)
The Incentive Plan Proposal—To consider and vote upon a proposal to approve and adopt the MSP Recovery, Inc. 2022 Omnibus Incentive Plan (the “Incentive Plan”) and the material terms thereunder (the “Equity Incentive Plan Proposal”). A copy of the Incentive Plan is attached to the accompanying proxy statement/prospectus as Annex J; and

(7)
The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, (A) to ensure that any supplement or amendment to the accompanying proxy statement/prospectus that the Board of Directors of the Company (the “LCAP Board”) has determined in good faith is required by applicable law to be disclosed to Company stockholders and for such supplement or amendment to be promptly disseminated to Company stockholders prior to the Special Meeting, (B) if, as of the time for which the Special Meeting is originally scheduled, there are insufficient shares of common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Special Meeting or (C) to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Director Election Proposal or the Incentive Plan Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Non-Binding Governance Proposals, the Director Election Proposal and the Equity Incentive Plan Proposal, each, a “Proposal” and collectively, the “Proposals”).

These items of business are described in the accompanying proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of our common stock at the close of business on April 18, 2022 (the “Record Date”) are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting.
Pursuant to our Existing Charter, we will provide holders of our Class A Common Stock with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of our initial public offering, as of two business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest not previously released to us to pay its taxes). For illustrative purposes, based on funds in the Trust Account of approximately $230.0 million on December 31, 2021, the estimated per share redemption price would have been approximately $10.00, excluding interest not previously released to us to pay our taxes. The Company originally had until February 18, 2022 to complete a business combination. On January 27, 2022, after approval by the Company’s stockholders of the Extension Amendment at a special meeting of the Company’s stockholders, we filed the Extension Amendment to our Existing Charter with the Secretary of State of the State of Delaware, to extend the date by which we must consummate an initial business combination from February 18, 2022 to August 18, 2022. In connection with the stockholder vote to approve the Extension Amendment, an aggregate of 10,946,369 shares of the Company’s Class A Common Stock were redeemed, and approximately $109,469,789 was withdrawn out of the Trust Account to pay for such redemption leaving approximately $120.5 million remaining in our Trust Account to consummate a business combination or to fund any additional redemptions that could be requested as more fully provided herein. In connection with the Extension (as defined in the proxy statement/prospectus accompanying this notice), the Company will deposit into the Trust Account of $0.0333 (each deposit being referred to herein as a “Deposit”) for each Public Share that was not converted in connection with the stockholder vote to approve the Extension, for each monthly period, or portion thereof, that is needed by the Company to complete the Business Combination from and after February 18, 2022 and through and including the earlier to occur of (i) consummation of the Business Combination and (ii) August 18, 2022. Alternatively, if the Company does not have the funds necessary to make the Deposit, the Sponsor has agreed that it and/or any of its affiliates or designees will contribute to the Company as a loan (each loan being referred to herein as a “Contribution”) $0.0333 for each Public Share that was not converted in connection with the stockholder vote to approve the Extension, for each monthly period, or portion thereof, that is needed by the Company to complete the Business Combination from and after February 18, 2022 and through and including the earlier to occur of (i) consummation of the Business Combination and (ii) August 18, 2022. Accordingly, if the Company takes until August 18, 2022 to complete the Business Combination, which would represent six monthly periods, the Company or the Sponsor would make Deposits or Contributions of $401,386 per month, or an aggregate of $2,408,315. Each Deposit or Contribution will be placed in the trust account within two business days prior to the beginning of the applicable monthly period (or portion thereof), other than the first Deposit or Contribution which will be made on or about the day of the effectiveness of the Extension Amendment. Accordingly, if the Company takes the full time through August 18, 2022 to complete the Business Combination, the conversion amount per share at the special meeting for such business combination or the Company’s subsequent liquidation will be approximately $10.20 per share (without taking into account any interest), in comparison to the current conversion amount of approximately $10.00 per share.
Public stockholders may elect to redeem their shares even if they vote “FOR” the Business Combination Proposal. A holder of Public Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares without our prior consent. Accordingly, all Public Shares in excess of 15% held by a Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without our prior consent. Each redemption of shares by Public Stockholders will decrease the amount in the Trust Account. We will not consummate the Business Combination if the redemption of shares would result in the Company’s failure to have at least $5,000,001 of net tangible assets. Lionheart Equities, LLC, a Delaware limited liability company (the “Sponsor”) and our directors and officers have entered into a letter agreement with us pursuant to which they agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of common stock they may hold. Nomura Securities International, Inc. (“Nomura”), the underwriter of our IPO (as defined herein), has also agreed to waive its redemption rights with respect to the Public Shares held by it, other than Public Shares held directly or indirectly by it on behalf of a third-party client. The Sponsor, Nomura, MSP, the Members and/or their respective affiliates may purchase shares of Class A Common Stock on the open market. Such purchases (“Open Market Purchases”) will be made prior to the Special Meeting and will be separate from the redemption process conducted in connection with the Business Combination. The purposes of any Open Market Purchases would be to reduce the number of shares of Class A Common Stock that may be redeemed in connection with the Business Combination, and may include a business decision to increase such purchaser’s ownership at an attractive price. The Sponsor, Nomura, MSP, the Members and/or their respective affiliates shall only make Open Market Purchases to the extent the price per Class A Common Stock so acquired is no higher than the redemption price that would be available in connection with the redemption procedures described in the accompanying proxy statement/prospectus. In addition, the Sponsor, Nomura, MSP, the Members and/or their respective affiliates will waive any redemption rights with respect to any shares of Class A Common Stock purchased in Open Market Purchases and will not vote any shares of Class A Common Stock purchased in Open Market Purchases in favor of the Proposals. Currently, the Initial Stockholders (as defined herein) own 34.7% of our common stock, consisting of the Founder Shares and the Private Shares (each, as defined herein). Founder Shares and Private Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. We have entered into a letter agreement with the Sponsor and our directors and officers, pursuant to which, among other things, each such person has agreed to vote all shares of our common stock owned by them in favor of the Proposals. However, we intend to waive such obligations of the Sponsor, our directors and/or our officers to vote their shares of common stock in favor of the Proposals in respect of any shares purchased by such purchasers in Open Market Purchases. Nomura has agreed to vote any shares of our common stock held by it in favor of the Business Combination. However, we intend to waive such obligations of Nomura to vote their shares of common stock in favor of the Proposals in respect of any shares purchased by Nomura in Open Market Purchases. In addition, Nomura has contingent fees owing to it upon the successful completion of the Business Combination consisting of (a) an M&A fee of $20 million and (b) deferred underwriting fees of approximately $4.4 million.
After careful consideration, the LCAP Board has determined that the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Non-Binding Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal are fair to and in the best interests of the Company and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Nasdaq Proposal, “FOR” the Charter Approval Proposal, “FOR” the Non-Binding Governance Proposals, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, if presented.
The approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Non-Binding Governance Proposals, the Incentive Plan Proposal and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. The approval of the Charter Approval Proposal requires the affirmative vote (in person or by proxy) of (i) the holders of a majority of the Class A Common Stock then outstanding, voting separately as a single class, (ii) the holders of a majority of the Class B Common Stock then outstanding, voting separately as a single class, and (iii) the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote, voting as a single class.
The approval of the Director Election Proposal requires the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class.
Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Director Election Proposal and the Incentive Plan Proposal at the Special Meeting, subject to the terms of the MIPA. The Business Combination is not conditioned on the Non-Binding Governance Proposals or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote. The proxy statement/prospectus accompanying this notice explains the MIPA and the transactions contemplated thereby, as well as the Proposals to be considered at the Special Meeting. Please review the proxy statement/prospectus carefully and in its entirety.
All our stockholders are cordially invited to attend the Special Meeting in virtual format. There will be no physical meeting location and the Special Meeting will only be conducted via live webcast at the following address: [•]. Our stockholders may attend, vote and examine the list of our stockholders entitled to vote at the Special Meeting by visiting and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. In light of ongoing public health concerns regarding the coronavirus (“COVID-19”) pandemic, the Special Meeting will be held in virtual format only. You will not be able to attend the Special Meeting physically. To ensure your representation at the Special Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker, bank, or other nominee on how to vote your shares.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
If you have any questions or need assistance voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc.:
1407 Broadway
New York, New York 10018
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email:
proxy@mackenziepartners.com
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors

Ophir Sternberg
Chairman, President and Chief Executive Officer
   , 2022
IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE THE COMPANY REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO THE COMPANY’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANKS OR BROKERS TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE COMPANY’S SPECIAL MEETING OF STOCKHOLDERS—REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

i

FREQUENTLY USED TERMS
Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “LCAP” refer to Lionheart Acquisition Corporation II, Inc., and the term “Post-Combination Company” refers to the Company following the consummation of the Business Combination. As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires, the following terms will have the ensuing definitions:
“Amended and Restated Bylaws” means the proposed Amended and Restated Bylaws of the Company;
“Board” means the board of directors of the Post-Combination Company;
“Business Combination” means the transactions contemplated by the MIPA;
“claim” means the right, title to, and/or interest in, any and all claims or potential claims, which MSP has, may have had, or may have in the future (whether or not asserted), including all rights to causes of action and remedies against any third-party, whether a Primary Payer or responsible party, at law or in equity. The term “claim” includes but is not limited to: (i) claims arising under consumer protection statutes and laws; (ii) claims arising under the Medicare and Medicare Advantage secondary payer statutes, whether based in contract, tort, statutory right, or otherwise, in connection with the payment to provide healthcare services or supplies; (iii) claims arising under any state statutes and common laws irrespective of the rights that are conferred to MSP through assignment or otherwise; and (iv) all right, title, and interest to any recovery rights that may exist for any potential cause of action where a responsible party or Primary Payer is liable, even where it has not been established because liability is not yet proven as of the date that the claim is identified or discovered, together with all receivables, general intangibles, payment intangibles, and other rights to payment now existing or hereafter arising and all products and proceeds of the foregoing;
“Class A Common Stock” means the shares of the Company’s Class A common stock, par value $0.0001 per share;
“Class B Common Stock” means the shares of the Company’s Class B common stock, par value $0.0001 per share;
“Class V Common Stock” means the shares of the Company’s Class V common stock, par value $0.0001 per share, following the effectiveness of the Proposed Charter;
“Class B Unit” means the non-voting economic Class B Units of Opco;
“Closing” means the closing of the Business Combination;
“Code” means the U.S. Internal Revenue Code of 1986, as amended;
“common stock” means the Class A Common Stock and Class B Common Stock prior to the effectiveness of the Proposed Charter, and to shares of the Company’s Class A Common Stock and Class V Common Stock, following the effectiveness of the Proposed Charter;
“Company” means Lionheart Acquisition Corporation II;
“DGCL” means the Delaware General Corporation Law, as may be amended from time to time;
“Effective Time” means effective time of the Business Combination;
“Escrow Units” means 6,000,000 Up-C Units to be issued to certain Members at Closing that will be deposited into an escrow account with Continental Stock Transfer and Trust Company to satisfy any indemnification claims that may be brought pursuant to the MIPA;
“Exchange Act” means the Securities Exchange Act of 1934, as amended;
“Existing Charter” means the Amended and Restated Certificate of Incorporation of the Company, dated August 13, 2020;
“Existing Warrant Agreement” means the Warrant Agreement dated as of August 13, 2020, by and between the Company and Continental Stock Transfer & Trust Company;

“Extension Amendment” means the amendment to our Existing Charter to extend the date by which the Company must consummate a Business Combination (the “Extension”) from February 18, 2022 to August 18, 2022, which was approved at a special meeting of the Company’s stockholders on January 27, 2022.
“Founder Shares” means the shares of the Class B Common Stock and the shares of Class A Common Stock issued upon the automatic conversion of the Class B Common Stock at the time of the Business Combination as provided in the Existing Charter. 5,750,000 Founder Shares are held of record by the Initial Stockholders as of the Record Date;
“GAAP” means generally accepted accounting principles in the United States, as applied on a consistent basis;
“IPO” means the initial public offering by the Company, which closed on August 18, 2020;
“Incentive Plan” means the MSP Recovery, Inc. 2022 Omnibus Incentive Plan;
“Initial Stockholders” means holders of the Founder Shares prior to the Business Combination;
“Investment Company Act” means the Investment Company Act of 1940, as amended;
“Investment Management Trust Agreement” means that certain investment management trust agreement, dated August 13, 2020, by and between the Company and Continental Stock Transfer & Trust Company, as trustee;
“LCAP Board” means the board of directors of the Company prior to the Closing;
“LLC Agreement” means the first amended and restated limited liability company agreement of Opco to be entered into in connection with the Closing, a copy of which is attached to this proxy statement/prospectus as Annex D;
“Members” means members of the MSP Purchased Companies;
“Members’ Representative” means John H. Ruiz, solely in his capacity as the representative of the Members;
“MIPA” means the Membership Interest Purchase Agreement, dated as of July 11, 2021, by and among the Company, Opco, MSP, the Members and the Members’ Representative, a copy of which is attached to this proxy statement/prospectus as Annex A (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms);
“MSP” means the MSP Purchased Companies and their subsidiaries, collectively;
“MSP Model” means the various financial information, including projections, about the current and anticipated business of MSP, provided by MSP management and its advisors to the Company during negotiation of the Business Combination;
“MSP Principals” has the meaning ascribed to such term in the LLC Agreement;
“MSP Purchased Companies” has the meaning ascribed to such term in the MIPA;
“MSP Recovery” means MSP Recovery, LLC;
“New Warrants” means approximately 1,029,000,000 warrants, each to purchase one share of Class A Common Stock, expected to be issued as a dividend to the holders of record of Class A Common Stock as of the close of business on the date of Closing, after giving effect to the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees;
“Nomura” means Nomura Securities International, Inc.;
“Opco” means Lionheart II Holdings, LLC, a newly formed wholly owned subsidiary of the Company;
“Post-Combination Company” means the Company following the consummation of the Business Combination and the other transactions contemplated by the MIPA, which will be renamed MSP Recovery, Inc.;
“Private Shares” means the 650,000 shares of Class A Common Stock included in the Private Units;
“Private Units” means units comprising one share of Class A Common Stock and one-half of one Private Warrant issued to Sponsor and Nomura in a private placement simultaneously with the closing of the IPO;

“Private Warrants” means warrants included in the Private Units, each of which is exercisable for one share of Class A Common Stock, in accordance with its terms;
“Public Shares” means shares of Class A Common Stock included in the Public Units issued in the IPO (whether they were purchased in the IPO or thereafter in the open market);
“Public Units” means units comprised of one share of Class A Common Stock and one-half of one Public Warrant issued in the IPO;
“Public Warrants” means warrants included in the Public Units issued in the IPO, each of which is exercisable for one share of Class A Common Stock, in accordance with its terms;
“Public Stockholders” means the holders of the Public Shares, including the Sponsor and the Company’s management team to the extent the Sponsor and/or members of the Company’s management team purchase Public Shares; provided, that the Sponsor’s and each member of the management team’s status as a “Public Stockholder” will only exist with respect to such Public Shares;
“Restricted Stockholders” means Nomura, the Members, the Sponsor and directors and officers of the Company;
“SEC” means the U.S. Securities and Exchange Commission;
“Securities Act” means the Securities Act of 1933, as amended;
“Series MRCS” means Series MRCS, a series of MDA, Series LLC, a Delaware series limited liability company;
“Sponsor” means Lionheart Equities, LLC, a Delaware limited liability company;
“Trust Account” means the trust account established by the Company for the benefit of its stockholders with Continental Stock Transfer & Trust Company;
“Up-C Unit” means each pair consisting of one share of Class V Common Stock and one Class B Unit;
“Virage” means Virage Capital Management LP, a Texas limited partnership;
“Voting Rights Threshold Date” means the date on which the voting power of John H. Ruiz and his affiliates represent less than 50% of the voting power of all of the then outstanding shares of the Company generally entitled to vote;
“VRM” means Virage Recovery Master LP, a Delaware limited partnership and affiliate of Virage; and
“VRM MSP” means VRM MSP Recovery Partners LLC, a Delaware limited liability company and joint investment vehicle of VRM and Series MRCS.
Unless specified otherwise, amounts in this proxy statement/prospectus are presented in U.S. dollars.
Defined terms in the financial statements contained in this proxy statement/prospectus have the meanings ascribed to them in the financial statements.
Unless otherwise specified, the voting and economic interests of the Company’s stockholders set forth in this proxy statement/prospectus assume (a) that no Public Stockholders elect to have their Public Shares redeemed and (b) that there are no other issuances of equity interests of the Company.
v

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with SEC by the Company (File No. 333-) (the “Registration Statement”), constitutes a prospectus of the Company under Section 5 of the Securities Act, with respect to the New Warrants to be issued if the Business Combination described therein is consummated and the shares of Class A Common Stock underlying such New Warrants. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act, with respect to the Special Meeting at which the Company’s stockholders will be asked to consider and vote upon the Proposals.
This proxy statement/prospectus incorporates important business and financial information about the Company that is not included in or delivered with the document.
This information is available without charge to you upon written or oral request. To make this request, you should contact our proxy solicitor at:
MacKenzie Partners, Inc.
1407 Broadway
New York, New York 10018
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email:
proxy@mackenziepartners.com
To obtain timely delivery of requested materials, you must request the information no later than five business days prior to the date of the Special Meeting.
You may also obtain additional information about us from documents filed with the SEC by following the instruction in the section entitled “Where You Can Find Additional Information.”

TRADEMARKS, TRADE NAMES AND SERVICE MARKS
The Company, MSP and MSP’s subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, M and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

QUESTIONS AND ANSWERS
The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Business Combination, the Special Meeting, and the proposals to be presented at the Special Meeting. The following questions and answers do not include all the information that is important to Company stockholders. You are urged to read this entire proxy statement/prospectus carefully, including the Annexes and the other documents referred to herein, to fully understand the Business Combination and the voting procedures for the Special Meeting.
QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
Q:	WHAT IS THE BUSINESS COMBINATION?
A:
Pursuant to the MIPA, the Members will sell and assign all of their membership interests in MSP to Opco in exchange for Up-C Units (or shares of Class A Common Stock). Following the Closing, the Company will be organized in an “Up-C” structure in which all of the business of MSP and its subsidiaries will be held directly or indirectly by Opco, and the Company will own all of the voting economic Class A Units of Opco and the Members or their designees will own all of the non-voting economic Class B Units of Opco in accordance with the terms of the LLC Agreement. Each Up-C Unit may be exchanged for either, at the Company’s option, (a) cash or (b) one share of Class A Common Stock, subject to the provisions set forth in the LLC Agreement. Subject to the terms and conditions set forth in the MIPA, the aggregate consideration to be paid to the Members (or their designees) will consist of (i) 3,250,000,000 Up-C Units and (ii) rights to receive payments under the tax receivable agreement to be entered into at the Closing. Of the Up-C Units to be issued to certain Members at Closing, 6,000,000 will be deposited into an escrow account with Continental Stock Transfer and Trust Company, to satisfy any indemnification claims that may be brought pursuant to the MIPA. Additionally, in connection with the Business Combination and to provide additional consideration to holders of Class A Common Stock that do not redeem their shares of Class A Common Stock, the Company intends, subject to compliance with applicable law, to declare a dividend comprising an aggregate of approximately 1,029,000,000 New Warrants, conditioned upon the consummation of any redemptions by the holders of Class A Common Stock and the Closing, to the holders of record of the Class A Common Stock as of the Closing Date, after giving effect to the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees. Following the Closing, the Company will have two classes of authorized common stock. The shares of Class A Common Stock and Class V Common Stock each will be entitled to one vote per share on matters submitted to a vote of stockholders. The holders of the Class V Common Stock will not have any of the economic rights (including rights to dividends and distributions upon liquidation) provided to holders of the Class A Common Stock. Following the Closing, assuming the no redemption scenario and excluding the impact on any outstanding warrants and New Warrants, John H. Ruiz, the CEO and founder of MSP, and Frank C. Quesada, the CLO of MSP, will together control approximately 92.58% of the combined voting power of the capital stock of the Company (assuming no attributed ownership based on Messrs. Ruiz and Quesada’s investment in VRM) (See “Certain Relationships and Related Party Transactions” beginning on page 247). Such ownership percentage will be affected by the level of redemptions by Public Stockholders and the exercise of outstanding warrants or New Warrants. See “Summary—Ownership of the Post-Combination Company.”

Q:	WHY AM I RECEIVING THIS DOCUMENT?
A:
The Company is sending this proxy statement/prospectus to its stockholders to help them decide how to vote their shares of the Company’s common stock with respect to the matters to be considered at the Special Meeting. The Business Combination cannot be completed unless Company stockholders approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Incentive Plan Proposal and the Director Election Proposal set forth in this proxy statement/prospectus for their approval. Information about the Special Meeting, the Business Combination and the other business to be considered by stockholders at the Special Meeting is contained in this proxy statement/prospectus. This document constitutes a proxy statement of the Company and a prospectus of the Company. It is a proxy statement because the LCAP Board is soliciting proxies from its stockholders using this proxy statement/prospectus. It is a prospectus because the Company is offering the New Warrants in connection with the Business Combination. See “Membership Interest Purchase Agreement.”

This proxy statement/prospectus and its Annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.
Q:	WHAT WILL MSP’S MEMBERS RECEIVE IN THE BUSINESS COMBINATION?
A:
Subject to the terms and conditions set forth in the MIPA, the aggregate consideration to be paid to the Members (or their designees) will consist of (i) 3,250,000,000 Up-C Units or, pursuant to notice delivered to the Company, with respect to all or a portion of the Up-C Units to be received by each such Member, one share of Class A Common Stock in lieu of each Up-C Unit and (ii) rights to receive payments under the tax receivable agreement to be entered into at the Closing. Of the Up-C Units to be issued to certain Members at Closing, 6,000,000 will be deposited into an escrow account with Continental Stock Transfer and Trust Company to satisfy any indemnification claims that may be brought pursuant to the MIPA.

Q:	WHEN DO YOU EXPECT THE BUSINESS COMBINATION TO BE COMPLETED?
A:
It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting, which is set for [  ], 2022; however, such meeting could be adjourned, as described herein. Neither the Company nor MSP can assure you of when or if the Business Combination will be completed and it is possible that factors outside of the control of both companies could result in the Business Combination being completed at a different time or not at all. Prior to the Closing, the Company must obtain the approval of its stockholders for certain of the proposals set forth in this proxy statement/prospectus for their approval and the Company and MSP must obtain certain necessary regulatory approvals and satisfy other closing conditions. See “The Membership Interest Purchase Agreement — Conditions to the Business Combination” beginning on page 223.

Q:	WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT COMPLETED?
A:
If the Business Combination Proposal is not approved and we do not consummate a business combination by August 18, 2022, we will be required to dissolve and liquidate our Trust Account, unless we amend our current certificate of incorporation (which requires the affirmative vote of the holders of 65% of all then outstanding shares of common stock) and amend certain other agreements into which we have entered to extend the life of the Company.

Q:	HOW WILL THE COMPANY BE MANAGED AND GOVERNED FOLLOWING THE BUSINESS COMBINATION?
A:
The Company does not currently have any management-level employees other than Ophir Sternberg, our Chairman, President and Chief Executive Officer, Paul Rapisarda, our Chief Financial Officer, and Faquiry Diaz Cala, our Chief Operating Officer. Following the Closing, the Company’s executive officers are expected to be the current management team of MSP. See “Management of the Post-Combination Company Following the Business Combination” for more information.

Following the Closing, the Board will consist of the following seven members: John H. Ruiz, Frank C. Quesada, Ophir Sternberg, Beatriz Assapimonwait, Michael Arrigo, Thomas W. Hawkins and Roger Meltzer. In addition, following the Closing, we expect that a majority of the directors will be “independent” under applicable Nasdaq listing rules. See the section entitled “Management of the Post-Combination Company Following the Business Combination” beginning on page 178 for more information.
Q:	WHAT EQUITY STAKE WILL CURRENT STOCKHOLDERS, THE INITIAL STOCKHOLDERS, AND THE MEMBERS HOLD IN THE POST-COMBINATION COMPANY?
A:
It is anticipated that, upon completion of the Business Combination, and assuming (1) the no redemption scenario and (2) that the holders of the Company’s existing Public Warrants and Private Warrants exercise those warrants, and no New Warrants are exercised: (i) the Public Stockholders will retain approximately 0.4% of the common stock of the Post-Combination Company; (ii) the Initial Stockholders will retain approximately 0.2% of the common stock of the Post-Combination Company; and (iii) the Members (or their designees) will acquire approximately 99.1% of the common stock of the Post-Combination Company. Such ownership percentages will be affected by the level of redemptions by Public Stockholders and the exercise of outstanding warrants or New Warrants. See “Summary—Ownership of the Post-Combination Company.”
Q:	FOLLOWING THE BUSINESS COMBINATION, WILL THE COMPANY’S COMMON STOCK CONTINUE TO TRADE ON A STOCK EXCHANGE?
A:
Yes. We intend to apply to continue the listing of our publicly traded Class A Common Stock and Public Warrants on Nasdaq under the symbols “MSPR” and “LCAPW,” respectively, and apply to list the New Warrants under the symbol “MSPRW,” upon the closing of the Business Combination. If issued, the New Warrants are expected to trade promptly following their issuance. At the Closing, each Unit will separate into its components, comprising one share of Class A Common Stock and one-half of one Public Warrant. Following the Closing, we intend to change our name from “Lionheart Acquisition Corporation II” to “MSP Recovery, Inc.”

Q:	WHAT ARE THE PRINCIPAL DIFFERENCES BETWEEN THE COMPANY’S CLASS A COMMON STOCK AND CLASS V COMMON STOCK?
A:
Each holder of record of Class A Common Stock and Class V Common Stock on the relevant record date will be entitled to cast one vote for each share of Class A Common Stock or Class V Common Stock, respectively. Holders of the Class V Common Stock will not have any of the economic rights (including rights to dividends and distributions upon liquidation) provided to holders of the Class A Common Stock. For more information, please see the section entitled “Description of Securities.”

Q:	WHAT CONDITIONS MUST BE SATISFIED TO COMPLETE THE BUSINESS COMBINATION?
A:
There are a number of closing conditions in the MIPA, including the approval by the stockholders of the Company of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Director Election Proposal and the Incentive Plan Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “Membership Interest Purchase Agreement.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
Q:	WHEN AND WHERE IS THE SPECIAL MEETING?
A:
The Special Meeting will be held at    a.m. Eastern Time, on   , 2022 in virtual format. The Special Meeting can be accessed by visiting [•], where Company stockholders will be able to listen to the meeting live and vote during the meeting. Additionally, Company stockholders have the option to listen to the Special Meeting by dialing [•] (toll-free within the U.S. and Canada) or [•] (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is [•], but please note that Company stockholders who choose to participate telephonically cannot vote or ask questions. Company stockholders who wish to join the Special Meeting telephonically may be counted as present, vote at and examine the list of Company stockholders entitled to vote at the Special Meeting by visiting and entering the control number included in the proxy card, voting instruction form or notice included in their proxy materials.

Company stockholders of record will need their respective control number to join the Special Meeting. Company stockholders may obtain their control number from the proxy card, voting instruction form or notice received from Broadridge Financial Solutions (“Broadridge”). Any Company stockholder who holds his, her or its position through a bank or broker and would like to join the Special Meeting must contact Broadridge at [•], or www.[•].com to obtain a control number. In light of ongoing public health concerns regarding the COVID-19 pandemic, the Special Meeting will be held in virtual meeting format only. Company stockholders will not be able to attend the Special Meeting physically.
Q:	WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?
A:	Company stockholders are being asked to vote on the following:
•	A proposal to adopt the MIPA and the transactions contemplated thereby. See the section entitled “Proposal No. 1 — The Business Combination Proposal.”
x

•
A proposal to approve, for purposes of complying with applicable listing rules of Nasdaq the issuance of more than 20% of the issued and outstanding common stock of the Company and voting power in connection with the Business Combination. See the section entitled “Proposal No. 2 — The Nasdaq Proposal.”

•	A proposal to adopt the Proposed Charter in the form attached hereto as Annex B. See the section entitled “Proposal No. 3 — The Charter Approval Proposal.”
•
Five separate proposals with respect to certain governance provisions in the Proposed Charter, which are being separately presented in accordance with SEC requirements and which will be voted upon on a non-binding advisory basis.

○
Proposal No. 4A: Change in Authorized Shares—To (i) increase the Company’s total number of authorized shares of capital stock from 111,000,000 shares to 8,760,000,000 shares of capital stock, (ii) increase the Company’s authorized Class A Common Stock from 100,000,000 shares to 5,500,000,000 shares of Class A Common Stock, (iii) create the Class V Common Stock, consisting of 3,250,000,000 authorized shares of Class V Common Stock and (iv) increase the Company’s authorized shares of Preferred Stock from 1,000,000 to 10,000,000 shares of Preferred Stock.

○
Proposal No. 4B: Dual-Class Stock—To provide for a capital structure pursuant to which, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstanding shares of common stock of the Company will vote together as a single class on all matters with respect to which stockholders of the Company are entitled to vote under applicable law, the Proposed Charter or the Amended and Restated Bylaws, or upon which a vote of the stockholders generally entitled to vote is otherwise duly called for by the Company; provided, however, that except as may otherwise be required by applicable law, each holder of outstanding shares of common stock of the Company will not be entitled to vote on any amendment to the Proposed Charter that relates solely to the terms of one or more outstanding series of Preferred Stock (including, without limitation, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of such series of Preferred Stock), if the holders of such affected series are entitled, either voting separately as a single class or together as a class with the holders of any other outstanding series of Preferred Stock, to vote thereon pursuant to the Proposed Charter or the DGCL. In each such vote, the holders of Class A Common Stock and holders of Class V Common Stock will be entitled to one vote per share of Class A Common Stock or Class V Common Stock, respectively, including the election of directors and significant corporate transactions (such as a merger or other sale of the Company or its assets).

○
Proposal No. 4C: Removal of Directors—To provide that any director or the entire Board may be removed (i) at any time prior to the Voting Rights Threshold Date by a simple majority voting together as a single class, with or without cause, notwithstanding the classification of the Board, and (ii) at any time from and after the Voting Rights Threshold Date, solely for cause and only by the affirmative vote of the holders of at least 66 2∕3% of the voting power of all of the then outstanding shares of the Corporation generally entitled to vote thereon, voting together as a single class.

○
Proposal No. 4D: Required Stockholder Vote to Amend Certain Sections of the Proposed Charter—To provide that, from and after the Voting Rights Threshold Date, in addition to any affirmative vote required by applicable law, the approval by affirmative vote of the holders of at least 66 2∕3% in voting power of the then outstanding shares of the Company generally entitled to vote is required to make any amendment to Article Seventh (Board of Directors) or Article Eighth (Written Consent of Stockholders) of the Proposed Charter.

○
Proposal No 4E: Required Stockholder Vote to Amend the Amended and Restated Bylaws—To provide that, in addition to any affirmative vote required by the Proposed Charter, any bylaw that is to be made, altered, amended or repealed by the stockholders of the Company shall receive, at any time (i) prior to the Voting Rights Threshold Date, the affirmative vote of the holders of at least a majority in voting power of the then outstanding shares of the Company generally entitled to vote, voting together as a single class, and (ii) from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least 66 2∕3% in voting power of the then outstanding shares of stock of the Company generally entitled to vote, voting together as a single class.
See the section entitled “Proposal No. 4 — The Non-Binding Governance Proposals.”
•
A proposal to elect seven directors to serve on the Board until the first annual meeting of stockholders following the Business Combination, in the case of Class I directors, the second annual meeting of stockholders following the Business Combination, in the case of Class II directors, and the third annual meeting of stockholders following the Business Combination, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified. See the section entitled “Proposal No. 5 — The Director Election Proposal.”

•
A proposal to approve and adopt the MSP Recovery, Inc. 2022 Omnibus Incentive Plan, a copy of which is attached hereto as Annex J. See the section entitled “Proposal No. 6 — The Incentive Plan Proposal.”

•
A proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, (A) to ensure that any supplement or amendment to the accompanying proxy statement/prospectus that the LCAP Board has determined in good faith is required by applicable law to be disclosed to Company stockholders and for such supplement or amendment to be promptly disseminated to Company stockholders prior to the Special Meeting, (B) if, as of the time for which the Special Meeting is originally scheduled, there are insufficient shares of common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Special Meeting or (C) to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Director Election Proposal or the Incentive Plan Proposal. See the section entitled “Proposal No. 7 — The Adjournment Proposal.”

The vote of stockholders is important. Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.
Q:	ARE THE PROPOSALS CONDITIONED ON ONE ANOTHER?
A:
Yes. The Closing is conditioned on the approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Director Election Proposal and the Incentive Plan Proposal at the Special Meeting, subject to the terms of the MIPA. If any of these proposals are not approved, we will not consummate the Business Combination. If the Business Combination Proposal is not approved, the other Proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. If we do not consummate the Business Combination and fail to complete an initial business combination by August 18, 2022, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the Public Stockholders.

Q:	WHAT IS MSP’S BUSINESS?
A:
MSP is a healthcare recovery and data analytics company. MSP has also developed software that solves many of the issues currently being experienced by doctors, hospitals as well as other healthcare practitioners as well as payers within the healthcare system. The MSP systems provide a platform for providers to identify proper payers at the time of patient encounter and to collect payment more quickly, at higher amounts. MSP’s agreements allow for MSP to monetize the claims that are processed and properly identified. MSP has also identified systemic issues relating to police reporting at the time of auto accidents and is developing software to solve these issues. This software system, using blockchain technology, will involve proper capture of data to help first responders to identify health conditions at the scene of accidents and transmit that data for improved patient care. MSP’s system will also enable individuals to access their health care data, which will be encrypted and stored and accessed through a cloud. Individuals can then choose to grant immediate data access to their healthcare practitioners, for healthcare services based on up-to-date patient medical information. MSP’s business model includes two principal lines of business: (a) claims recovery and (b) “chase to pay” services. First, through the claims recovery services, MSP acquires claims from its Assignors and utilizes its data analytics services to identify improper payments for healthcare services. After identifying improper payments, MSP then seeks to recover the amounts owed to its Assignors from those parties who, under applicable law or contract, were primarily responsible for payment. Second, MSP has been developing the process of a real-time data analytics platform (“Chase to Pay”) to assist healthcare providers to identify the proper primary insurer at the point of care, thereby helping MSP’s clients avoid making a wrongful payment for services rendered by a provider, as well as providing more efficient healthcare services. See the section entitled “Information About MSP” beginning on page [148] for more information.
Q:	WHY IS THE COMPANY PROPOSING THE BUSINESS COMBINATION?
A:	The Company was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more businesses or entities.
On August 18, 2020, the Company completed its initial public offering of the Public Units raising total gross proceeds of $230.0 million. Simultaneously with the consummation of the IPO, the Company completed a private placement of the Private Units to the Sponsor and Nomura, raising total gross proceeds of $6.5 million. Since the IPO, the Company’s activity has been limited to the evaluation of business combination candidates.
Based on its due diligence investigations of MSP and the industry in which it operates, including the financial and other information provided by MSP in the course of their negotiations in connection with the MIPA, the LCAP Board has unanimously determined that the Business Combination with MSP is fair and advisable to, and in the best interests of, the Company and its stockholders. See the section entitled “The Business Combination — Recommendation of the LCAP Board and Reasons for the Business Combination.”
Q:	DID THE LCAP BOARD OBTAIN A FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE BUSINESS COMBINATION?
A:
No. Neither the LCAP Board nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the Business Combination is fair to us from a financial point of view. Neither the LCAP Board nor any committee thereof obtained a third-party valuation in connection with the Business Combination. In analyzing the Business Combination, the Company and its representatives and professional advisors conducted extensive due diligence on MSP and the financial terms set forth in the MIPA. Based on the foregoing, the LCAP Board unanimously determined that the Business Combination was fair and advisable to, and in the best interest of, the Company and its stockholders.

Q:	WHY IS THE COMPANY PROVIDING STOCKHOLDERS WITH THE OPPORTUNITY TO VOTE ON THE BUSINESS COMBINATION?
A:
We are seeking approval of the Business Combination for purposes of complying with our Existing Charter and applicable Nasdaq listing rules requiring stockholder approval of issuances of more than 20% of a listed company’s issued and outstanding common stock and voting power. In addition, pursuant to the Existing Charter, we must provide all Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the consummation of an initial business combination (as defined in our Existing Charter), either in conjunction with a tender offer or in conjunction with a stockholder vote to approve such initial business combination. If we submit an initial business combination to the stockholders for their approval, our Existing Charter requires us to conduct a redemption offer in conjunction with the proxy solicitation (and not in conjunction with a tender offer) pursuant to the applicable SEC proxy solicitation rules.

Q:	DO MSP’S MEMBERS NEED TO APPROVE THE BUSINESS COMBINATION?
A:
Although the Closing is subject to various actions by the Members, the Members are each party to the MIPA and, as such, have already provided their approval for the Business Combination in their capacity as equityholders of the MSP Purchased Companies.

Q:	DO I HAVE REDEMPTION RIGHTS?
A:
If you are a holder of Public Shares, you have the right to demand that the Company redeem such shares for a pro rata portion of the cash held in the Trust Account, which holds the proceeds of the IPO, as of two business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes) upon the Closing (“Redemption Rights”).

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption with respect to more than 15% of the Public Shares without our consent. Accordingly, all Public Shares in excess of 15% held by a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed without our consent.
Under the Existing Charter, the Business Combination may be consummated only if the Company has at least $5,000,001 of net tangible assets after giving effect to all redemption requests from holders of Public Shares that properly demand redemption of their shares for cash.
Q:	WILL MY VOTE AFFECT MY ABILITY TO EXERCISE REDEMPTION RIGHTS?
A:
No. You may exercise your redemption rights whether you vote your Public Shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, and the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are substantially reduced as a result of redemptions by Public Stockholders.

The Sponsor, Nomura, MSP, the Members and/or their respective affiliates may purchase shares of Class A Common Stock on the open market. Such purchases (“Open Market Purchases”) will be made prior to the Special Meeting and will be separate from the redemption process conducted in connection with the Business Combination. The purposes of any Open Market Purchases would be to reduce the number of shares of Class A Common Stock that may be redeemed in connection with the Business Combination, and may include a business decision to increase such purchaser’s ownership at an attractive price. The Sponsor, Nomura, MSP, the Members and/or their respective affiliates shall only make Open Market Purchases to the extent the price per Class A Common Stock so acquired is no higher than the redemption price that would be available in connection with the redemption procedures described in this proxy statement/prospectus. In addition, the Sponsor, Nomura, MSP, the Members and/or their respective affiliates will waive any redemption rights with respect to any shares of Class A Common Stock purchased in Open Market Purchases and will not vote any shares of Class A Common Stock purchased in Open Market Purchases in favor of the Proposals.
Q:	HOW DO I EXERCISE MY REDEMPTION RIGHTS?
A:
In order to exercise your redemption rights, you must (i) if you hold Public Units, separate the underlying Public Shares and Public Warrants, and (ii) prior to 5:00 p.m. Eastern Time on, [•], 2022 (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, our transfer agent (“Transfer Agent”), at the following address:

Continental Stock Transfer & Trust Company
1 State Street 30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: Mzimkind@continentalstock.com
Please check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of common stock. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from exercising redemption rights with respect to more than an aggregate of 15% of the shares of Class A Common Stock included in the Public Units sold in our IPO. Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a Public Stockholder or group will not be redeemed for cash without our prior consent.
Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the

Transfer Agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.
Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to our Transfer Agent prior to the date set forth in these proxy materials, or up to two business days prior to the vote on the Business Combination Proposal at the Special Meeting, or to deliver their shares to the Transfer Agent electronically using Depository Trust Company’s (“DTC”) Deposit/Withdrawal At Custodian (“DWAC”) system, at such stockholder’s option. The requirement for physical or electronic delivery prior to the Special Meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combination is approved.
There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming stockholder. However, this fee would be incurred regardless of whether or not we require stockholders seeking to exercise redemption rights to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated.
For a discussion of the material U.S. federal income tax considerations for holders of Public Shares with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Considerations” beginning on page 229.
Q:	DO I HAVE APPRAISAL RIGHTS IF I OBJECT TO THE PROPOSED BUSINESS COMBINATION?
A:	No. The Company’s stockholders do not have appraisal rights in connection with the Business Combination under the DGCL. See the section entitled “Appraisal Rights.”
Q:	WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE BUSINESS COMBINATION?
A:
A total of $230.0 million in net proceeds of the IPO was placed in the Trust Account following the IPO. After consummation of the Business Combination, the funds in the Trust Account will be used to pay holders of the Public Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination (including aggregate fees of up to $8,050,000 as deferred underwriting commissions) and for the Post-Combination Company’s working capital and general corporate purposes. Approximately $109,469,789 was withdrawn out of the Trust Account to pay for the 10,946,269 shares of the Company's Class A Common Stock that were redeemed in connection with the Extension Amendment. We currently have approximately $120.5 million remaining in our Trust Account to consummate a business combination or to fund any additional redemptions that could be requested as more fully provided herein.

Q:	WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT CONSUMMATED?
A:
There are certain circumstances under which the MIPA may be terminated. Please see the section entitled “Proposal No. 1 — Business Combination Proposal — MIPA” for information regarding the parties’ specific termination rights.

If we do not consummate the Business Combination, we may continue to try to complete a business combination with a different target business until August 18, 2022. Unless we amend the Existing Charter (which requires the affirmative vote of the holders of 65% of all then outstanding shares of Common Stock) and amend certain other agreements into which we have entered to extend the life of the Company, if we fail to complete an initial business combination by August 18, 2022, then we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem our Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Company to pay its taxes (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish our Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the LCAP Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the IPO. See the section entitled “Risk Factors — Risks Related to the Company and the Business Combination.”
Holders of our Founder Shares have waived any right to any liquidation distribution with respect to such shares. In addition, if we fail to complete a business combination by August 18, 2022, there will be no redemption rights or liquidating distributions with respect to our outstanding warrants, which will expire worthless.
Q:	HOW DO THE SPONSOR, AND OUR DIRECTORS AND OFFICERS INTEND TO VOTE ON THE PROPOSALS?
A:
The Sponsor and the Company’s directors and officers are entitled to vote an aggregate of 34.7% of the outstanding shares of common stock (which includes the Founder Shares and the Private Shares). The Company has entered into a letter agreement with the Sponsor and our directors and officers pursuant to which, among other things, each such person has agreed to vote all shares of our common stock owned by them in favor of the Proposals. However, we intend to waive such obligations of the Sponsor, our directors and/or our officers to vote their shares of common stock in favor of the Proposals in respect of any shares purchased by such purchasers in Open Market Purchases. Nomura, the underwriter of our IPO, has agreed to vote shares of our common stock held by it in favor of the Business Combination. However, we intend to waive such obligations of Nomura to vote their shares of common stock in favor of the Proposals in respect of any shares purchased by Nomura in Open Market Purchases. As a result, in addition to the shares of common stock held by Nomura, the Sponsor and our officers and directors, we may need only 2,826,816, or 23.5% (assuming all outstanding shares are voted), or no additional shares (assuming only the minimum number of shares representing a quorum are voted), of the Public Shares to be voted in favor of the Business Combination Proposal in order to have the Business Combination Proposal approved.

Q:	WHAT CONSTITUTES A QUORUM AT THE SPECIAL MEETING?
A:
A majority of the voting power of the common stock entitled to vote at the Special Meeting must be present, in person or represented by proxy at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. Nomura, the Sponsor and our directors and officers, who collectively currently own 34.7% of the issued and outstanding shares of common stock, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the Record Date for the Special Meeting, 9,226,816 shares of common stock would be required to be present in person or represented by proxy to achieve a quorum.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?
A:
The Business Combination Proposal: The approval of the Business Combination Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. Accordingly, a stockholder’s failure to submit a proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Business Combination Proposal, will have no effect on the Business Combination Proposal. Company stockholders must approve the Business Combination Proposal in order for the Business Combination to occur.

The Nasdaq Proposal: The approval of the Nasdaq Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. Accordingly, a stockholder’s failure to submit a proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Nasdaq Proposal, will have no effect on the Nasdaq Proposal. The Business Combination is conditioned on the approval of the Nasdaq Proposal, subject to the terms of the MIPA. If the Business Combination Proposal is not approved, the Nasdaq Proposal will not be presented to the stockholders for a vote.

The Charter Approval Proposal: The approval of the Charter Approval Proposal requires the affirmative vote (in person or by proxy) of (i) the holders of a majority of the Class A Common Stock then outstanding, voting separately as a single class, (ii) the holders of a majority of the Class B Common Stock then outstanding, voting separately as a single class, and (iii) the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote, voting as a single class. Accordingly, a stockholder’s failure to submit a proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Approval Proposal, will have the same effect as a vote “AGAINST” such proposal. The Business Combination is conditioned on the approval of the Charter Approval Proposal, subject to the terms of the MIPA. If the Business Combination Proposal is not approved, the Charter Approval Proposal will not be presented to the stockholders for a vote.
The Non-Binding Governance Proposals: The approval of the Non-Binding Governance Proposals requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. Accordingly, a stockholder’s failure to submit a proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Non-Binding Governance Proposals, will have no effect on the Non-Binding Governance Proposals. The Business Combination is not conditioned on the approval of the Non-Binding Governance Proposal. If the Business Combination Proposal is not approved, the Non-Binding Governance Proposals will not be presented to the stockholders for a vote.
The Director Election Proposal: The approval of the Director Election proposal the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, a stockholder’s failure to submit a proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Director Election Proposal, will have no effect on the election of directors. The Business Combination is conditioned on the approval of the Director Election Proposal, subject to the terms of the MIPA. If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented to the stockholders for a vote.
The Incentive Plan Proposal: The approval of the Incentive Plan Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. Accordingly, a stockholder’s failure to submit a proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Incentive Plan Proposal, will have no effect on the Incentive Plan Proposal. The Business Combination is conditioned on the approval of the Incentive Plan Proposal, subject to the terms of the MIPA. If the Business Combination Proposal is not approved, the Incentive Plan Proposal will not be presented to the stockholders for a vote.
The Adjournment Proposal: The approval of the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. Accordingly, a stockholder’s failure to submit a proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Adjournment Proposal, will have no effect on the Adjournment Proposal. The Business Combination is not conditioned on the approval of the Adjournment Proposal.
The Company has entered into a letter agreement with the Sponsor and our directors and officers pursuant to which, among other things, each such person has agreed to vote all shares of our common stock owned by it, him or her in favor of the Proposals. However, we intend to waive such obligations of the Sponsor, our directors and/or our officers to vote their shares of common stock in favor of the Proposals in respect of any shares purchased by such purchasers in Open Market Purchases. Nomura, the underwriter of our IPO, has agreed to vote any shares of our common stock held by it in favor of the Business Combination. However, we intend to waive such obligations of Nomura to vote their shares of common stock in favor of the Proposals in respect of any shares purchased by Nomura in Open Market Purchases.

Q:	DO ANY OF THE COMPANY’S OFFICERS OR DIRECTORS HAVE INTERESTS IN THE BUSINESS COMBINATION THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF STOCKHOLDERS?
A:
The Sponsor and our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Proposals. These interests include:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve the proposed Business Combination;
•	the fact that Ophir Sternberg, Thomas W. Hawkins and Roger Meltzer will serve as directors of the Post-Combination Company;
•
the fact that the Sponsor paid an aggregate of $25,000 for 5,000,000 Founder Shares in January 2020 and, in February 2020, the Company declared a stock dividend of 0.15 share for each Founder Share outstanding, resulting in the Sponsor holding an aggregate of 5,750,000 Founder Shares. After giving effect to the sales or transfer of Founder Shares to Nomura and in connection with the IPO to certain insiders, the remaining 5,667,500 Founder Shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $56,675,000 but, given the restrictions on such shares, we believe such shares have less value;

•
the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by August 18, 2022 (or such later date as may be approved by the Company’s stockholders);

•
the fact that our Initial Stockholders, being holders of Class A Common Stock, are eligible to receive the dividend comprised of the New Warrants to be issued upon the automatic conversion of the Founder Shares at Closing, and the fact that, because our Initial Stockholders have agreed not to redeem their shares in connection with the Business Combination, they may receive a significant number of such New Warrants, if other holders of Class A Common Stock elect to exercise their redemption rights;

•
the fact that the Sponsor paid an aggregate of $5,950,000 for Private Units comprised of 297,500 Private Warrants to purchase shares of Class A Common Stock and that such Private Warrants will expire worthless if a business combination is not consummated by August 18, 2022;

•
the continued right of the Sponsor to hold Class A Common Stock and the shares of Class A Common Stock to be issued to the Sponsor upon exercise of its Private Warrants following the Business Combination, subject to certain lock-up periods;

•
if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•
the Sponsor (including its representatives and affiliates) and the Company directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to the Company. For example, each of the Company’s officers may be considered an affiliate of the Sponsor, the Sponsor and our directors and officers of the Company are also affiliated with Lionheart III and Lionheart IV, all of which are blank check companies incorporated for the purpose of effecting their respective initial business combinations. In addition, Mr. Meltzer serves on the board of directors of Haymaker Acquisition Corp. III, a blank check company incorporated for the purpose of effecting a business combination. The Sponsor and the Company’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to the Company completing its initial business combination. Moreover, certain of the Company’s directors and officers have time and attention requirements for certain other companies. The Company’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to the Company, and the other entities to which they owe certain fiduciary or contractual duties, including Lionheart III and Lionheart IV.

Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in the Company’s favor and such potential business opportunities may be presented to other entities prior to their presentation to the Company, subject to applicable fiduciary duties. The Existing Charter provides that the Company renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company and such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue, and to the extent the director or officer is permitted to refer that opportunity to the Company without violating another legal obligation. For more information, see “Management of the Company — Conflicts of Interests.”
•
the fact that Ophir Sternberg and John Ruiz have certain business dealings tied to shares of the Post-Combination Company. For more information, see “Certain Relationships and Related Party Transactions”;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;
•
the fact that the Sponsor and our directors and officers will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by August 18, 2022; and

•
that, at the closing of the Business Combination we will enter into the amended and restated registration rights agreement (“Registration Rights Agreement”), substantially in the form attached as Annex E to this proxy statement/prospectus, with the Sponsor and our directors and officers, which provides for registration rights to such persons and their permitted transferees.

These interests may influence our directors and officers in making their recommendation that you vote in favor of the approval of the Business Combination.
Q:	WHAT DO I NEED TO DO NOW?
A:
The Company urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes and the other documents referred to herein, and to consider how the Business Combination will affect you as a stockholder of the Company. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	WHAT HAPPENS IF I SELL MY SHARES OF CLASS A COMMON STOCK BEFORE THE SPECIAL MEETING?
A:
The Record Date for the Special Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Class A Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares of Class A Common Stock because you will no longer be able to tender them prior to the Special Meeting in accordance with the provisions described herein. If you transferred your shares of Class A Common Stock prior to the Record Date, you have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:	HOW DO I VOTE?
A:
If you are a holder of record of common stock on the Record Date, you may vote in person at the Special Meeting by attending the meeting virtually or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. You may also vote by telephone or Internet by following the instructions printed on the proxy card.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank, or nominee, you should contact your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank, or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker, bank, or nominee.
Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK, OR OTHER NOMINEE, WILL MY BROKER, BANK, OR OTHER NOMINEE VOTE MY SHARES FOR ME?
A:
If your shares are held in “street name” in a stock brokerage account or by a broker, bank, or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank, or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to the Company or by voting in person at the Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank, or other nominee.

Under the rules of Nasdaq, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that Nasdaq determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Special Meeting are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.
If you are a Company stockholder holding your shares in “street name” and you do not instruct your broker, bank, or other nominee on how to vote your shares, your broker, bank, or other nominee will not vote your shares on the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Non-Binding Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal or the Adjournment Proposal. Such broker non-votes will be the equivalent of a vote “AGAINST” the Charter Approval Proposal but will have no effect on the vote count for such other proposals.
Q:	WHAT IF I ATTEND THE SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?
A:	For purposes of the Special Meeting, an abstention occurs when a stockholder attends the meeting in person and does not vote or returns a proxy with an “abstain” vote.
If you are a Company stockholder that attends the Special Meeting virtually and fails to vote on the Charter Approval Proposal, your failure to vote will have the same effect as a vote “AGAINST” such proposal.
If you are a Company stockholder that attends the Special Meeting virtually and fails to vote on the Business Combination Proposal, the Nasdaq Proposal, the Non-Binding Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal, your failure to vote will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the Non-Binding Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal or the Adjournment Proposal; however, your attendance will be counted for the purpose of establishing a quorum at the Special Meeting.
Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?
A:
If you are a holder of record of common stock on the Record Date and you sign and return your proxy card without indicating how to vote on any particular Proposal, the common stock represented by your proxy will be voted “FOR” each of the Proposals presented at the Special Meeting.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?
A:	Yes. If you are a holder of record of common stock on the Record Date, you may change your vote at any time before your proxy is exercised by doing any one of the following:
•	send another proxy card with a later date;
•	notify the Company’s Secretary in writing before the Special Meeting that you have revoked your proxy; or

•	attend the Special Meeting and vote electronically by visiting and entering the control number found on your proxy card, voting instruction form or notice you previously received.
If you are a stockholder of record and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or mail your new proxy to MacKenzie Partners, Inc., 1407 Broadway, New York, New York, 10018, and it must be received at any time before the vote is taken at the Special Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than 11:59 p.m. Eastern Time on the day prior to the Special Meeting date, or by voting online at the Special Meeting. Simply attending the Special Meeting will not revoke your proxy. If you have instructed a broker, bank, or other nominee to vote your shares of common stock, you must follow the directions you receive from your broker, bank, or other nominee in order to change or revoke your vote.
Q:	WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE SPECIAL MEETING?
A:
If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by stockholders and consummated, you will become a stockholder of the Post-Combination Company. Failure to take any action with respect to the Special Meeting will not affect your ability to exercise your redemption rights. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will continue to be a stockholder of the Company while the Company searches for another target business with which to complete a business combination. If you fail to vote on the Charter Approval Proposal, your failure to vote will have the same effect as a vote “AGAINST” such proposal.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?
A:
Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:	WHO CAN HELP ANSWER MY QUESTIONS?
A:
If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact our proxy solicitor, MacKenzie Partners, Inc.:

1407 Broadway
New York, New York 10018
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email:
proxy@mackenziepartners.com
You may also obtain additional information about the Company from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your Public Shares, you will need to deliver your stock (either physically or electronically) to our transfer agent at the address below prior to the vote at the Special Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
1 State Street 30th Floor
New York, New York 10004

SUMMARY
This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its Annexes and the other documents to which we refer before you decide how to vote. Item in this summary include a page reference directing you to a more complete description of that item.
Parties to the Business Combination
The Company
The Company is a blank check company incorporated on December 20, 2019 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
The Company’s securities are traded on Nasdaq under the ticker symbols “LCAP,” “LCAPU” and “LCAPW.” The mailing address of the Company’s principal executive office is 4218 NE 2nd Avenue, Miami, Florida 33137 and the telephone number of the Company’s principal executive office is (305) 573-3900.
Lionheart II Holdings, LLC
Lionheart II Holdings, LLC is a Delaware limited liability company which was organized on July 9, 2021 to serve as the holding company for MSP following the consummation of the Business Combination.
MSP
References to MSP throughout this proxy statement/prospectus encompasses (i) the limited liability companies being directly acquired by Opco in the Business Combination, which we also refer to as the MSP Purchased Companies, and (ii) the subsidiaries of the MSP Purchased Companies, which we refer to together with the MSP Purchased Companies as the MSP Companies. The MSP Companies together comprise the group of entities that operate the business of MSP as described in this proxy statement/prospectus.
The mailing address of MSP’s principal executive office is 2701 Le Jeune Road, Floor 10, Coral Gables, Florida 33134.
The Members
The Members are the equity holders of MSP.
The Business Combination and the MIPA (pages 187 and 215)
The terms and conditions of the Business Combination are contained in the MIPA, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the MIPA carefully, as it is the legal document that governs the Business Combination.
Pursuant to the MIPA, the Members will sell and assign all of their membership interests in MSP to Opco in exchange for Up-C Units (or shares of Class A Common Stock). Following the Closing, the Company will be organized in an “Up-C” structure in which all of the business of the MSP Companies will be held directly or indirectly by Opco, and the Company will own all of the voting economic Class A Units of Opco and the Members or their designees will own all of the non-voting economic Class B Units in accordance with the LLC Agreement.
Consideration (page 215)
Subject to the terms and conditions set forth in the MIPA, the aggregate consideration to be paid to the Members (or their designees) will consist of (i) 3,250,000,000 Up-C Units (or shares of Class A Common Stock) and (ii) rights to receive payments under the tax receivable agreement to be entered into at the Closing. Of the Up-C Units to be issued to certain Members at Closing, 6,000,000 (the “Escrow Units”) will be deposited into an escrow account with Continental Stock Transfer and Trust Company to satisfy any indemnification claims that may be brought pursuant to the MIPA.
New Warrants
In connection with the Business Combination and to provide additional consideration to holders of Class A Common Stock that do not redeem their shares of Class A Common Stock, the Company intends, subject to compliance with applicable law, to declare a dividend comprising an aggregate of approximately 1,029,000,000 New

Warrants conditioned upon the consummation of any redemptions by the holders of Class A Common Stock and the Closing, to the holders of record of the Class A Common Stock as of the Closing Date, after giving effect to the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees. The New Warrants are not typical of other similar business combination transactions. See “Risk Factors— If you elect to exercise your redemption rights with respect to your shares of Class A Common Stock, you will not receive any New Warrants.
The Company intends to establish the close of business of the anticipated Closing Date as the record date for stockholders entitled to receive their pro rata portion of the approximately 1,029,000,000 New Warrants (the “Warrant Record Date”). The Warrant Record Date is expected to be determined at least 10 days prior to the Closing Date. The Company expects that a dividend of the New Warrants will be distributed following the Closing Date to stockholders of record as of the close of business on the Warrant Record Date, and after giving effect to the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees.
The number of New Warrants to be distributed in respect of each share of unredeemed Class A Common Stock is contingent upon, and will vary with, the aggregate number of shares of Class A Common Stock that are redeemed in connection with the Business Combination, but will not exceed 1,029,000,000 New Warrants. Holders who choose to redeem their shares of Class A Common Stock will not receive any New Warrants. Public Stockholders who choose not to redeem their shares of Class A Common Stock will share in this fixed pool of New Warrants with other non-redeeming holders (on a pro-rata basis, based on the number of shares of Class A Common Stock held at the end of business on the Closing Date, which is expected to include the 5,750,000 shares of Class A Common Stock into which Founder Shares will convert in connection with the Business Combination). As a result, assuming the no redemption scenario and that the distribution is made, Public Stockholders who do not redeem their shares would receive at least 55 New Warrants per share of Class A Common Stock they hold, which would proportionally increase if other holders elect to redeem their shares of Class A Common Stock. We believe this structure will likely lead to a lower level of redemptions, and therefore, we will likely have more funds available for our Business Combination. Pursuant to the terms of the Existing Warrant Agreement, the exercise price of the Public Warrants and Private Warrants could decrease to $0.0001 after giving effect to the issuance of the New Warrants. Pursuant to the terms of the LLC Agreement, at least twice a month, to the extent any New Warrants have been exercised in accordance with their terms, the Post-Combination Company is required to purchase from the MSP Principals, proportionately, the number of Up-C Units or shares of Class A Common Stock owned by such MSP Principal equal to the aggregate amount of the exercise price received in connection with exercise of the New Warrants during an applicable period (the “Aggregate Exercise Price”) divided by the Warrant Exercise Price (as defined in the LLC Agreement) in exchange for the Aggregate Exercise Price. For more information, see the LLC Agreement attached hereto as Annex D.
Ownership of the Post-Combination Company
As of the date of this proxy statement/prospectus, there are 12,703,631 shares of Class A Common Stock issued and outstanding, and 5,750,000 shares of Class B Common Stock outstanding, each of which will be converted into one share of Class A Common Stock at the Closing.
It is anticipated that, upon completion of the Business Combination, and assuming (1) the no redemption scenario and (2) that the holders of the Company’s existing Public Warrants and Private Warrants exercise those warrants, and no New Warrants are exercised (except as described in Note (8) to the table below): (i) the Public Stockholders will retain approximately 0.4% of the common stock of the Post-Combination Company; (ii) the Initial Stockholders will retain approximately 0.2% of the common stock of the Post-Combination Company; and (iii) the Members (or their designees) will acquire approximately 99.1% of the common stock of the Post-Combination Company. However, as described below, such percentages will be affected by the level of redemptions by Public Stockholders and the exercise of outstanding warrants or New Warrants.
Upon completion of the Business Combination, the Post-Combination Company will own all of the voting economic Class A Units of Opco, and the Members or their designees will own all of the non-voting economic Class B Units of Opco in accordance with the terms of the LLC Agreement.
In addition, subject to the approval of the Incentive Plan Proposal and the authorization of the initial share reserve, the Company will have the ability to issue up to 98,736,750 shares of Class A Common Stock pursuant to awards under the Incentive Plan.

The following table illustrates varying levels of holdings of the common stock of the Post-Combination Company, assuming the no redemption scenario, illustrative redemption scenario, expense adjusted maximum redemption scenario and the maximum redemption scenarios:
	Redemption Threshold(1)(2)
	No Redemption(3)		Illustrative Redemption(4)		Expense Adjusted Maximum Redemption(5)		Maximum Redemption(6)
	Shares	%	Shares	%	Shares	%	Shares	%
Class A - LCAP Public Stockholders and holders of Private Shares(7)(8)	12,703,631	0.4%	10,002,838	0.3%	7,302,044	0.2%	650,000	0.0%
Class A - LCAP Initial Stockholders(7)(8)	5,750,000	0.2%	5,750,000	0.2%	5,750,000	0.2%	5,750,000	0.2%
Class A - LCAP Private and Public Warrantholders	11,825,000	0.4%	11,825,000	0.4%	11,825,000	0.4%	11,825,000	0.4%
Total LCAP(7)(8)	30,278,631	0.9%	27,577,838	0.8%	24,877,044	0.8%	18,225,500	0.6%
Class V - MSP Recovery Members (or their designees)(9)	2,628,037,909	80.1%	2,628,037,909	80.2%	2,628,037,909	80.2%	2,628,037,909	80.4%
Class V - Virage; VRM(10)	140,000,000	4.3%	140,000,000	4.3%	140,000,000	4.3%	140,000,000	4.3%
Class V – Other(9)	65,662,091	2.0%	65,662,091	2.0%	65,662,091	2.0%	65,662,091	2.0%
Class V - Series MRCS	416,300,000	12.8%	416,300,000	12.8%	416,300,000	12.7%	416,300,000	12.8%
Total MSP and Other Unrelated Parties(8)	3,250,000,000	99.1%	3,250,000,000	99.2%	3,250,000,000	99.2%	3,250,000,000	99.4%
Total Shares at Closing(8)	3,280,278,631	100.0%	3,277,577,838	100.0%	3,274,877,044	100.0%	3,268,225,000	100.0%
Additional Dilution
New Warrants(9)	—	—%	—	—%	—	—%	—	—%
Incentive Plan(11)	98,736,750	3.0%	98,736,750	3.0%	98,736,750	3.0%	98,736,750	3.0%
Total Additional Dilution Sources	98,736,750	3.0%	98,736,750	3.0%	98,736,750	3.0%	98,736,750	3.0%
(1)
Only 12,053,631 shares of Class A Common Stock are subject to redemption (after giving effect to the redemption of 10,946,369 shares of Class A Common Stock in connection with the Company stockholder vote to approve the Extension Amendment). The remaining 650,000 shares of Class A Common Stock are held by holders of Private Shares who have waived their redemption rights pursuant to applicable subscription agreements.

(2)	Class A Common Stock are economic shares and entitled to one vote per share. Class V Common Stock are non-economic and entitled to one vote per share.
(3)
Assumes that no additional shares of Class A Common Stock are redeemed (after giving effect to the redemption of 10,946,369 shares of Class A Common Stock in connection with the Company stockholder vote to approve the Extension Amendment). Refer to the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus.

(4)
Assumes 2,700,793 additional shares of Class A Common Stock are redeemed at a redemption price of $10.00 (after giving effect to the redemption of 10,946,369 shares of Class A Common Stock in connection with the Company stockholder vote to approve the Extension Amendment), and represents a midpoint redemption scenario between the no redemption and expense adjusted maximum redemption scenarios.

(5)
As noted in (1) above, only 12,053,631 shares of Class A Common Stock are subject to redemption. This assumes that the cash available for maximum redemptions is calculated as the cash in trust less remaining transaction costs to be paid in cash of $66.5 million. This amount is divided by the estimated per share redemption price of approximately $10.00 per share to obtain the number of shares to be redeemed. Refer to section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus.

(6)
Assumes all of the 12,053,631 shares of Class A Common Stock subject to redemption (after giving effect to the redemption of 10,946,369 shares of Class A Common Stock in connection with the Company stockholder vote to approve the Extension Amendment) are redeemed a redemption price of $10.00.

(7)
Shares exclude the approximately 1,029,000,000 shares of Class A Common Stock underlying the approximately 1,029,000,000 New Warrants to be issued, conditioned upon the consummation of any redemptions by the holders of Class A Common Stock and the Closing, to the holders of record of the Class A Common Stock on the Closing Date (which is expected to include the 5,750,000 shares of Class A Common Stock into which Founder Shares will convert in connection with the Business Combination), after giving effect to the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees. See (9) below.

(8)
Pursuant to the terms of the LLC Agreement, at least twice a month, to the extent any New Warrants have been exercised in accordance with their terms, the Company following the Business Combination is required to purchase from the MSP Principals, proportionately, the number of Up-C Units or shares of Class A Common Stock owned by such MSP Principal equal to the Aggregate Exercise Price divided by the Warrant Exercise Price (as defined in the LLC Agreement) in exchange for the Aggregate Exercise Price. As a result, no additional dilution is expected from the exercise of the New Warrants. The number of New Warrants to be distributed in respect of each share of unredeemed Class A Common Stock is contingent upon, and will vary with, the aggregate number of shares of Class A Common Stock that are redeemed in connection with the Business Combination, with approximately 1,029,000,000 New Warrants to be issued under all redemption scenarios. If the New Warrants were to be exercised and after giving effect to the obligation of the Post-Combination Company to repurchase Up-C Units or shares of Class of Common Stock from the MSP Principals pursuant to the LLC Agreement, the ownership held by holders of record of the Class A Common Stock on the Closing Date (including holders of Private Warrants and Public Warrants), after giving effect to any redemptions and the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, would be 32.3%, 32.2%, 32.2% and 32.0% assuming the no redemption, illustrative redemption, expense, adjusted maximum redemption and maximum scenarios, respectively. In addition: (i) the Public Stockholders and holders of Private Shares are expected to hold 22.0%, 20.2%, 17.8% and 3.2%, (ii) Initial Stockholders are expected to hold 9.9%, 11.6%, 14.0% and 28.5% and (iii) total MSP and unrelated parties are expected to hold 67.7%, 67.8%, 67.8% and 68.0%, in each case assuming the no redemption, illustrative redemption, expense adjusted maximum redemption and maximum scenarios, respectively.
(9)
Assuming the value of the VRM Full Return as of December 31, 2021, of $656.6 million and a per unit value of $10.00 per Up-C unit, Messrs. Ruiz and Quesada are expected may exchange their Up-C Units for shares of Class A Common Stock to be sold in satisfaction of the VRM Full Return, pursuant to the VRM Full Return Guaranty, their Up-C Units received as consideration pursuant to the MIPA. Such amount includes 65,000,000 Up-C Units to be delivered as Reserved Shares and an additional 662,091 Up-C Units to be delivered and exchanged for shares of Class A Common Stock to be sold pursuant to the VRM Full Return Guaranty. See “The Business Combination — Other Agreements — VRM Full Return Guaranty.”

(10)
Assumes 120,000,000 Up-C Units are issued to VRM as Upfront Consideration and includes an additional 20,000,000 Up-C Units to be paid in connection with the Virage Exclusivity Termination from the aggregate consideration being paid to the Members (or their designees) pursuant to the MIPA at Closing.

(11)
Assumes issuance of all shares of Class A Common Stock reserved for initial issuance under the Incentive Plan equal to 98,736,750. In addition, under the terms of the Incentive Plan, the aggregate number of shares that may be issued pursuant to awards will be subject to an annual increase on January 1 of each calendar year (commencing with January 1, 2023 and ending on and including January 1, 2031) equal to the lesser of (i) a number of shares equal to 3% of the total number of shares actually issued and outstanding on the last day of the preceding fiscal year or (ii) a number of shares as determined by the Board. Such increase in reserve may present an additional source of dilution. See “Proposal No. 6—Incentive Plan Proposal.”

The following table illustrates effective underwriting fee per share (assuming a $10.00 per share price) incurred and payable upon the completion of the Business Combination and as a percentage of shares of Class A Common Stock (including shares issuable in respect of Founder Shares, Public Warrants and Private Warrants), assuming the no redemption, illustrative redemption, expense adjusted maximum redemption and maximum scenarios, respectively:
	Redemption Threshold
	No Redemption		Illustrative Redemption		Expense Adjusted Maximum Redemption		Maximum Redemption
	$/share	%	Amount	%	Amount	%	Amount	%
Underwriting fee (inclusive of financial advisor fees)(1)	$1.74	17.39%	$1.91	19.09%	$2.12	21.16%	$2.89	28.89%
(1)
LCAP incurred $4.6 million of underwriting fees and $8.05 million in deferred underwriting fees in connection with its IPO, which are payable to the underwriters in connection with the Business Combination and will not be adjusted for any shares that are redeemed. LCAP will also pay Nomura, in its role as financial advisor in connection with the Business Combination, total fees of $20 million. In addition, MSP will pay KBW in its role as financial advisor in connection with the Business Combination total fees of $20 million. In total the underwriting fees (inclusive of fees to be paid to financial advisors in connection with the Business Combination) will be $52.65 million.

Organizational Structure
The following diagram depicts the current ownership structure of MSP:

Members
100%
MSP Purchased Companies
100%
(1)
Various Subsidiaries of the MSP Purchased Companies
Affiliated Entities

(1)	The Members have a 50% ownership interest in each of MAO-MSO Recovery, LLC, MAO-MSO Recovery II, LLC, MAO-MSO Recovery LLC, Series FHCP and MAO-MSO Recovery II LLC, Series PMPI.

The following diagram, which assumes (1) the no redemption scenario and (2) that the holders of the Company’s existing Public Warrants and Private Warrants exercise those warrants, and no New Warrants are exercised, in connection with the Business Combination, illustrates the ownership structure of the Post-Combination Company immediately following the Business Combination:

(1)	The Members (or their designees) will hold all of the Class B Units of Opco.
(2)
The Members (or their designees) will hold all of the shares of the Class V Common Stock of the Post-Combination Company, which are voting, non-economic shares. The shares of Class V Common Stock, together with their accompanying Class B Units of Opco, are convertible on a one-for-one basis into shares of the Company’s Class A Common Stock (or cash, at the Post-Combination Company’s option), in accordance with the terms of the LLC Agreement.

(3)
The Initial Stockholders will hold 5,750,000 of the shares of Class A Common Stock of the Post-Combination Company. This amount will be affected by the exercise of outstanding warrants or New Warrants. See “Summary—Ownership of the Post-Combination Company.”

(4)
The Public Stockholders and holders of Private Shares will hold 12,703,631 of the shares of Class A Common Stock of the Post-Combination Company. This amount will be affected by the level of redemptions by Public Stockholders and the exercise of outstanding warrants or New Warrants. See “Summary—Ownership of the Post-Combination Company.

(5)	The Post-Combination Company will hold all of the Class A Units of Opco.
(6)
The MSP Purchased Companies will own 50% of the membership interest in each of MAO-MSO Recovery, LLC, MAO MSO Recovery II, LLC, MAO-MSO Recovery LLC, Series FHCP and MAO-MSO Recovery II LLC, Series PMPI.

Recommendation of the LCAP Board (page 96)
The LCAP Board has unanimously determined that the Business Combination, on the terms and conditions set forth in the MIPA, is fair and advisable to, and in the best interests of, the Company and its stockholders and has directed that the Proposals set forth in this proxy statement/prospectus be submitted to its stockholders for approval at the Special Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The LCAP Board unanimously recommends that Company stockholders vote “FOR” the Business Combination Proposal, “FOR” the Nasdaq Proposal, “FOR” the Charter Approval Proposal, “FOR” the Non-Binding Governance Proposals, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, if presented. See “The Business Combination—Recommendation of the LCAP Board and Reasons for the Business Combination” beginning on page 202.
In considering the Business Combination, the LCAP Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the MIPA and the transactions contemplated thereby, including, but not limited to, the following factors (not necessarily in order of relative importance):
•
Following a review of the financial data provided to the Company, including certain unaudited prospective financial information of MSP (including, where applicable, the assumptions underlying such unaudited prospective financial information) and the Company’s due diligence review of MSP’s business, the LCAP Board determined that the consideration to be paid to the Members was reasonable in light of such data and financial information.

•
The Company’s management and advisors conducted due diligence examinations of MSP, including: commercial, financial, legal and regulatory due diligence, and extensive discussions with MSP’s management and the Company’s management and legal advisors concerning such due diligence examinations of MSP.

•
MSP’s business is based in a serviceable market that has a long-standing history of improper claim reimbursement concerns, and that the LCAP Board considers attractive, and which, following a review of industry trends and other industry factors (including, among other things, historic and projected market growth), the LCAP Board believes has continued growth potential in future periods.

•
Defensive, niche business model, coupled with a first mover advantage has led to MSP identifying more than $15 billion of Paid Value of Potentially Recoverable Claims, as of the date of the MIPA, that could be recoverable in the near future.

•
The Members (or their designees) will control approximately 99.1% of the Post-Combination Company, assuming (1) the no redemption scenario, (2) that the holders of the Company’s existing Public Warrants and Private Warrants exercise those warrants, and no New Warrants are exercised and (3) no attributed ownership based on Messrs. Ruiz and Quesada’s investment in VRM (See “Certain Relationships and Related Party Transactions” beginning on page 247). Such ownership percentage will be affected by the level of redemptions by Public Stockholders and the exercise of outstanding warrants or New Warrants. See “Summary—Ownership of the Post-Combination Company.” The LCAP Board believes that the Members continuing to own a substantial percentage of the Post-Combination Company on a pro forma basis reflects such equityholders’ belief in and commitment to the continued growth prospects of MSP going forward.

•
The agreement by Messrs. Ruiz and Quesada to be subject to a post-Closing lockup in respect of their Up-C Units and shares of Class A Common Stock, subject to certain exceptions, and to enter into employment agreements with the Post-Combination Company, which is expected to provide important stability to the leadership and governance of MSP.

•	Opportunity to introduce an attractive asset class to public investors that has historically been transacted in private market settings.
•	Driven MSP management with diverse experience and an entrepreneurial mindset to bring this asset class to the public markets.
•
The terms and conditions of the MIPA and the related agreements and the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions, as well as the strong commitment by both the Company and MSP to complete the Business Combination.

•
After a review of other business combination opportunities reasonably available to the Company, the LCAP Board believes that the proposed Business Combination represents the best potential business combination reasonably available to the Company taking into consideration, among other things, the timing and likelihood of accomplishing the goals of any alternatives.

•	MSP’s unique social focus on supporting the long-term sustainability of Medicare and Medicaid programs relied upon by over 100 million Americans.
•	Proprietary data system that has proven experience aggregating, normalizing and analyzing large volumes of data to identify recoverable healthcare claims.
The LCAP Board also considered various uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
•	John H. Ruiz and Frank C. Quesada are key business drivers of MSP and the success of MSP remains highly dependent on their continued involvement.
•	The potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.
•
Validity of the claim assignments, legal standing of the MSP claims, penalties and double damages provisions, and several other key legal issues remain subject to continued affirmation in the U.S. court system.

•	Medicare Secondary Payer Act of 1980 still remains subject to legal interpretation and potential revision.
•
While the MSP management has modeled the expected operating expenses, they have not previously operated at a scale indicated in the MSP management projections nor executed on the scale of growth contemplated.

•	The Company’s stockholders may fail to approve the proposals necessary to effect the Business Combination.
•
The completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within the Company’s control, including the receipt of certain required regulatory approvals.

•
The Public Stockholders will hold a minority position in the Post-Combination Company (approximately 0.4%, assuming (1) the no redemption scenario and (2) that the holders of the Company’s existing Public Warrants and Private Warrants exercise those warrants, and no New Warrants are exercised), as such, the Company’s current stockholders are unlikely to have an influence on the management of the Post-Combination Company. Such ownership percentage will be affected by the level of redemptions by Public Stockholders and the exercise of outstanding warrants or New Warrants. See “Summary—Ownership of the Post-Combination Company.

•	Legal due diligence review from the Company’s advisor raised concerns over internal controls and documentation related to HIPAA compliance and data protection.
•	Public investors often rely on a PIPE investor for third party validation of valuation. The Business Combination lacks a validating PIPE investor.
•	The challenges associated with preparing MSP, which is a private company, for the applicable disclosure and listing requirements to which MSP will be subject as a publicly traded company.
•
As of the date the LCAP Board approved the Business Combination, MSP did not have any combined or consolidated historical financial statements, and therefore the LCAP Board could not consider MSP’s historical financial results or historical and current balance sheet information in conjunction with its consideration of other financial information of MSP in making its determination. Once MSP’s audited financial statements became available, the LCAP Board reviewed the audited financial statements in conjunction with the other unaudited financial data available to it and continued to recommend the Business Combination. See “Risk Factors—The Sponsor, certain members of the LCAP Board and our officers have interests in the Business Combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement.

•	The possibility that the SPAC market experiences volatility and disruptions, causing deal disruption.

•
The risks and costs to the Company if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in the Company being unable to effect an initial business combination by August 18, 2022.

•	The LCAP Board did not obtain a third-party valuation or fairness opinion in connection with the Business Combination.
•
The fees and expenses associated with completing the Business Combination. In addition, the LCAP Board considered the fact that Nomura has contingent fees owing to it upon the successful completion of the Business Combination, consisting of (a) an M&A fee of $20 million and (b) deferred underwriting fees of approximately $4.4 million. The LCAP Board did not believe such fees would be such a conflict of interest that it should prevent Nomura from serving as financial advisor to the Company in evaluating and advising on the Business Combination.

•
MSP has entered into certain arrangements with VRM and its affiliates, which include preferred returns on cash distributions and potential anti-dilution protections, which may impact existing and new investors. (See “Certain Relationships and Related Party Transactions” beginning on page 247).

In addition to considering the factors described above, the LCAP Board also considered other factors, including, without limitation the fact that some officers and directors of the Company may have interests in the Business Combination (see “— Interests of the Company’s Directors and Executive Officers in the Business Combination” beginning on page 209) and various other risk factors associated with the business of MSP, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.
The Company’s Special Meeting of Stockholders (page 93)
The Special Meeting will be held at     a.m. Eastern Time, on    , 2022 in virtual format. The Special Meeting can be accessed by visiting [•], where Company stockholders will be able to listen to the meeting live and vote during the meeting. Additionally, Company stockholders have the option to listen to the Special Meeting by dialing [•] (toll-free within the U.S. and Canada) or [•] (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is [•], but please note that Company stockholders who choose to participate telephonically cannot vote or ask questions. Please note that you will only be able to access the Special Meeting by means of remote communication. At the Special Meeting, Company stockholders will be asked to vote on the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Non-Binding Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal and, if necessary, the Adjournment Proposal.
Stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned shares of common stock at the close of business on April 18, 2022, the Record Date for the Special Meeting. Stockholders are entitled to one vote for each share of common stock owned at the close of business on the Record Date. If stockholders’ shares are held in “street name” or are in a margin or similar account, stockholders should contact their broker, bank, or other nominee to ensure that votes related to the shares they beneficially own are properly counted. On the Record Date, there were 18,453,631 shares of common stock outstanding, of which 12,053,631 were Public Shares, 5,750,000 were Founder Shares and 650,000 were Private Shares.
A quorum of Company stockholders is necessary to hold a valid Special Meeting. A majority of the voting power of the common stock entitled to vote at the Special Meeting must be present, in person or represented by proxy at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. Nomura, the Sponsor and our directors and officers, who collectively currently own 34.7% of the issued and outstanding shares of common stock, will count towards this quorum. As of the Record Date for the Special Meeting, 9,226,816 shares of common stock would be required to be present in person or represented by proxy to achieve a quorum.
The Company has entered into a letter agreement with the Sponsor and our directors and officers pursuant to which, among other things, each such person has agreed to vote all shares of our common stock owned by it, him or her in favor of the Proposals. However, we intend to waive such obligations of the Sponsor, our directors and/or our officers to vote their shares of common stock in favor of the Proposals in respect of any shares purchased by such purchasers in Open Market Purchases. Nomura, the underwriter of our IPO, has agreed to vote any shares of our common stock held by it in favor of the Business Combination. However, we intend to waive such obligations of Nomura to vote their shares of common stock in favor of the Proposals in respect of any shares purchased by Nomura in Open Market Purchases. As a result, in addition to the shares of common stock held by Nomura, the Sponsor and our officers and directors, we may need only 2,826,816, or 23.5% (assuming all outstanding shares are voted), or no additional shares (assuming only the minimum number of shares representing a quorum are voted), of the Public Shares to be voted in favor of the Business Combination in order to have the Business Combination approved. The Proposals presented at the Special Meeting will require the following votes:
•
The Business Combination Proposal: The approval of the Business Combination Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. Accordingly, a stockholder’s failure to submit a proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Business Combination Proposal, will have no effect on the Business Combination Proposal. Company stockholders must approve the Business Combination Proposal in order for the Business Combination to occur.

•
The Nasdaq Proposal: The approval of the Nasdaq Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. Accordingly, a stockholder’s failure to submit a proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Nasdaq Proposal, will have no effect on the Nasdaq Proposal. The Business Combination is conditioned on the approval of the Nasdaq Proposal, subject to the terms of the MIPA. If the Business Combination Proposal is not approved, the Nasdaq Proposal will not be presented to the stockholders for a vote.

•
The Charter Approval Proposal: The approval of the Charter Approval Proposal requires the affirmative vote (in person or by proxy) of (i) the holders of a majority of the Class A Common Stock then outstanding, voting separately as a single class, (ii) the holders of a majority of the Class B Common Stock then outstanding, voting separately as a single class, and (iii) the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote, voting as a single class. Accordingly, a stockholder’s failure to submit a proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Approval Proposal, will have the same effect as a vote “AGAINST” such proposal. The Business Combination is conditioned on the approval of the Charter Approval Proposal, subject to the terms of the MIPA. If the Business Combination Proposal is not approved, the Charter Approval Proposal will not be presented to the stockholders for a vote.

•
The Non-Binding Governance Proposals: The approval of the Non-Binding Governance Proposals requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. Accordingly, a stockholder’s failure to submit a proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Non-Binding Governance Proposals, will have no effect on the Non-Binding Governance Proposals. The Business Combination is not conditioned on the approval of the Non-Binding Governance Proposals. If the Business Combination Proposal is not approved, the Non-Binding Governance Proposals will not be presented to the stockholders for a vote.

•
The Director Election Proposal: The approval of the Director Election Proposal requires the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, a stockholder’s failure to submit a proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Director Election Proposal, will have no effect on the election of directors. The Business Combination is conditioned on the approval of the Director Election Proposal, subject to the terms of the MIPA. If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented to the stockholders for a vote.

•
The Incentive Plan Proposal: The approval of the Incentive Plan Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. Accordingly, a stockholder’s failure to submit a proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Incentive Plan Proposal, will have no effect on the Incentive Plan Proposal. The Business Combination is conditioned on the approval of the Incentive Plan Proposal, subject to the terms of the MIPA. If the Business Combination Proposal is not approved, the Incentive Plan Proposal will not be presented to the stockholders for a vote.
•
The Adjournment Proposal: The approval of the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. Accordingly, a stockholder’s failure to submit a proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Adjournment Proposal, will have no effect on the Adjournment Proposal. The Business Combination is not conditioned on the approval of the Adjournment Proposal.

The Company’s Officers and Directors Have Financial Interests in the Business Combination (page [•])
The Sponsor and our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Proposals. As a result of such interests, the Sponsor and our directors and officers may be incentivized to complete a business combination with a less favorable combination partner or on terms less favorable to public shareholders rather than fail to complete a business combination by August 18, 2022 (or such later date as may be approved by the Company’s stockholders) and be forced to liquidate and dissolve the Company. These interests include:
•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve the proposed Business Combination;
•	the fact that Ophir Sternberg, Thomas W. Hawkins and Roger Meltzer will serve as directors of the Post-Combination Company;
•
the fact that the Sponsor paid an aggregate of $25,000 for 5,000,000 Founder Shares in January 2020 and, in February 2020, the Company declared a stock dividend of 0.15 share for each Founder Share outstanding, resulting in the Sponsor holding an aggregate of 5,750,000 Founder Shares. After giving effect to the sales or transfer of Founder Shares to Nomura and in connection with the IPO to certain insiders, the remaining 5,667,500 Founder Shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $56,675,000 but, given the restrictions on such shares, we believe such shares have less value;

•
the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by August 18, 2022 (or such later date as may be approved by the Company’s stockholders);

•
the fact that our Initial Stockholders, being holders of Class A Common Stock, are eligible to receive the dividend comprised of the New Warrants to be issued upon the automatic conversion of the Founder Shares at Closing, and the fact that, because our Initial Stockholders have agreed not to redeem their shares in connection with the Business Combination, they may receive a significant number of such New Warrants, if other holders of Class A Common Stock elect to exercise their redemption rights;

•
the fact that the Sponsor paid an aggregate of $5,950,000 for Private Units comprised of 297,500 Private Warrants to purchase shares of Class A Common Stock and that such Private Warrants will expire worthless if a business combination is not consummated by August 18, 2022;

•
the continued right of the Sponsor to hold Class A Common Stock and the shares of Class A Common Stock to be issued to the Sponsor upon exercise of its Private Warrants following the Business Combination, subject to certain lock-up periods;

•
if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•
the Sponsor (including its representatives and affiliates) and the Company directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to the Company. For example, each of the Company’s officers may be considered an affiliate of the Sponsor, and the directors and officers of the Company are also affiliated with Lionheart III and Lionheart IV, all of which are blank check companies incorporated for the purpose of effecting their respective initial business combinations. In addition, Mr. Meltzer serves on the board of directors of Haymaker Acquisition Corp. III, a blank check company incorporated for the purpose of effecting a business combination. The Sponsor and the Company’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to the Company completing its initial business combination. Moreover, certain of the Company’s directors and officers have time and attention requirements for certain other companies. The Company’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to the Company, and the other entities to which they owe certain fiduciary or contractual duties, including Lionheart III and Lionheart IV. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in the Company’s favor and such potential business opportunities may be presented to other entities prior to their presentation to the Company, subject to applicable fiduciary duties. The Existing Charter provides that the Company renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company and such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue, and to the extent the director or officer is permitted to refer that opportunity to the Company without violating another legal obligation. For more information, see “Management of the Company— Conflicts of Interests” ;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;
•
the fact that the Sponsor and our directors and officers will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by August 18, 2022; and

•
that, at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Sponsor and our directors and officers which provides for registration rights to such persons and their permitted transferees.

These interests may influence our directors and officers in making their recommendation that you vote in favor of the approval of the Business Combination.
Regulatory Approvals Required for the Business Combination (page 214)
Completion of the Business Combination is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Each of MSP and the Company has agreed to use their respective reasonable best efforts to take all actions to consummate and make effective the transactions contemplated by the MIPA and use their reasonable best efforts to obtain each material third-party consent and approval required to be obtained in order to consummate the transactions set forth under the MIPA as promptly as practicable. On November 30, 2021, the Company and MSP filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination. The related HSR Act waiting period expired on December 30, 2021. The regulatory approvals to which completion of the Business Combination are subject are described in more detail in the section of this proxy statement/prospectus entitled “Regulatory Approvals Required for the Business Combination” beginning on page 214.
Appraisal Rights (page 99)
Holders of our common stock are not entitled to appraisal rights in connection with the Business Combination under the DGCL.

Conditions to the Business Combination (page 223)
Conditions to Each Party’s Obligations. The respective obligations of each of the parties to the MIPA to complete the Business Combination are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:
•	there not being in force any law, judgment, injunction, decree or order of any court, arbitrator or other governmental authority enjoining, restraining or prohibiting the consummation of the Closing;
•
the approval by the Company’s stockholders of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Director Election Proposal, and the Incentive Plan Proposal (collectively, the “Condition Precedent Proposals”);

•
the shares of Class A Common Stock to be issued (i) pursuant to the Business Combination, (ii) upon conversion of the Class B Units of Opco that are included in the Up-C Units, or (iii) upon exercise of the New Warrants, in each case, being approved for listing on Nasdaq;

•	the Company having net tangible assets of at least $5,000,001 upon the consummation of the Business Combination, after giving effect to any Company stockholder redemptions;
•	the expiration or termination of any applicable waiting period (including any extension thereof) under the HSR Act (which waiting period expired on December 30, 2021);
•
the registration statement of which this proxy statement/prospectus forms a part having become effective in accordance with the provisions of the Securities Act, no stop order having been issued by the SEC which remains in effect with respect to the registration statement, and no proceeding seeking such a stop order having been threatened or initiated by the SEC which remains pending; and

•
the cash and cash equivalents of MSP and Opco (after giving effect to any redemptions and the payment of transaction costs, including deferred underwriting fees), as of the Effective Time, plus all amounts in the Trust Account, not being less than $30.0 million (such condition, the “Minimum Cash Condition”), provided, however, that Messrs. Ruiz and Quesada have agreed to loan (or cause to be loaned) to MSP up to the aggregate amount then-remaining in the Service Fee Account, and the Minimum Cash Condition will be deemed to be satisfied if that amount is so loaned, irrespective of the amount of cash actually held by MSP and Opco.

Conditions to Obligations of the Company and Opco. The obligation of the Company and Opco to complete the Business Combination are also subject to the satisfaction or waiver by the Company and Opco of the following conditions:
•	each of MSP and the Members having performed in all material respects their respective obligations required to be performed under the MIPA at or prior to the Closing Date;
•
the representations and warranties of MSP and the Members contained in the MIPA, disregarding all qualifications and exceptions contained therein relating to materiality, being true, correct and complete at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case only as of such date), except where the failure of such representations and warranties to be so true and correct, has not had, and would not have, a Material Adverse Effect (as defined in the MIPA);

•	MSP, the Members and the Members’ Representative, as applicable, having executed and delivered to the Company a copy of certain ancillary agreements to which it is a party;
•
the Company having received a certificate signed by the Chief Executive Officer, Chief Financial Officer or other authorized person of MSP stating that the conditions specified in Section 10.2(a) and Section 10.2(b) of the MIPA have been satisfied;

•	no Material Adverse Effect having occurred since the date of the MIPA; and
•	the Company having received the Tax Receivable Agreement duly executed by the Company, Opco and certain Members.

Conditions to Obligations of MSP. The obligation of MSP and the Members to complete the Business Combination are also subject to the satisfaction or waiver by MSP and the Members of the following conditions:
•	the Company and Opco having performed in all material respects their respective obligations under the MIPA required to be performed at or prior to the Closing Date;
•
the representations and warranties of the Company and Opco contained in the MIPA, disregarding all qualifications and exceptions contained therein relating to materiality, being true and correct at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case only as of such date), except where the failure of such representations and warranties to be so true and correct, has not had, and would not have, a Parent Material Adverse Effect (as defined in the MIPA);

•
the Members’ Representative having received a certificate signed by an authorized officer of the Company stating that the conditions specified in Section 10.3(a) and Section 10.3(b) of the MIPA have been satisfied;

•
the Company having delivered to the Members’ Representative (i) certified copies of the resolutions duly adopted by each of the Company’s and Opco’s Boards of Directors authorizing the execution, delivery and performance of the MIPA; and (ii) written resignations, in forms satisfactory to the Members’ Representative, dated as of the Closing Date and effective as of the Closing, executed by (A) all officers of the Company and Opco; and (B) all persons serving as directors of the Company and Opco immediately prior to the Closing who are not selected as directors in accordance with Section 9.8 of the MIPA;

•	the Company and Opco having executed and delivered to the Members’ Representative a copy of certain ancillary agreements to which each is a party;
•	no Parent Material Adverse Effect having occurred since the date of the MIPA;
•	the Board having been appointed as the board of directors of the Post-Combination Company;
•
each of the covenants of the Sponsor required under the Sponsor Agreement to be performed as of or prior to the Closing having been performed in all material respects, and none of the Sponsors having threatened (orally or in writing) (i) that the Sponsor Agreement is not valid, binding and in full force and effect, (ii) that the Company is in breach of or default under the Sponsor Agreement or (iii) to terminate the Sponsor Agreement; and

•	Opco having delivered the Tax Receivable Agreement, duly executed by the Company, Opco and certain Members.
No Solicitation (page [•])
MSP and the Members. From the date of the MIPA until the earlier of the Closing or the termination of the MIPA, neither MSP nor any of the Members will, and such persons will not permit their respective affiliates or representatives to, directly or indirectly, (i) encourage, solicit, initiate, engage, participate, enter into discussions or negotiations with any person concerning any merger, acquisition consolidation, recapitalization, share exchange, business combination or other similar transaction, possible public investment or public offering with respect to MSP or any sale, lease, exchange, transfer or other disposition of a material portion of the assets of MSP or any class or series of the capital stock, or membership interests of MSP in a single transaction or series of transactions, other than the transactions contemplated by the MIPA (each an “Alternative Transaction”), (ii) take any other action intended or designed to facilitate the efforts of any person relating to a possible Alternative Transaction; or (iii) approve, accept, recommend or enter into any Alternative Transaction or any contract related to any Alternative Transaction.
The Company. From the date of the MIPA until the earlier of the Closing, or the termination of the MIPA, the Company will not take, nor shall it permit any of its affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than MSP, the Members and/or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination other than with MSP, the Members, and their respective affiliates and representatives.

Termination (page 224)
The MIPA may be terminated, and the transactions contemplated thereby abandoned at any time prior to Closing by mutual written consent or by either the Company or the Members’ Representative, on behalf of MSP and the Members, in the event that the Closing does not occur by June 30, 2022 (the “Outside Closing Date”) and no material breach of the MIPA by the party seeking to terminate the MIPA has occurred. The Company or the Members’ Representative, on behalf of MSP and the Members, may also terminate the MIPA if the other party materially breaches any representation, warranty, agreement or covenant contained in the MIPA or in any Additional Agreement (as defined in the MIPA) to be performed on or prior to the Closing Date and such breach is not cured by the earlier of (x) the Outside Closing Date and (y) the expiration of 20 days following receipt by the breaching party of a notice describing in reasonable detail the nature of such breach.
The MIPA may also be terminated by the Members’ Representative on behalf of MSP and the Members by written notice to the Company if (i) the LCAP Board withdraws (or modifies in any manner adverse to MSP or the Members), or proposes to withdraw (or modify in any manner adverse to MSP or the Members), the LCAP Board’s recommendation in favor of the Proposals, or fails to reaffirm such recommendation as promptly as practicable (and in any event within five business days) after receipt of any written request to do so by the Members’ Representative; (ii) the Condition Precedent Proposals shall not have been approved at the Special Meeting (or at any adjournment or postponement thereof); or (iii) following February 18, 2022 if, prior to such date, the Company is unable to obtain the requisite approval from its stockholders to extend the deadline for the Company to consummate its initial business combination beyond February 18, 2022 to a date no earlier than 60 days following the Outside Closing Date.
Effect of Termination
In the event of the termination of the MIPA pursuant to Article XIII thereof, all obligations of the parties thereunder (other than certain provisions relating to confidentiality, indemnification, the effects of termination or other specified provisions, which will survive the termination of the MIPA) will terminate without any liability of any party; provided, that no termination will relieve a party from any liability arising from or relating to any knowing and intentional breach of a representation, a warranty or a covenant by such party prior to termination.
Other Agreements (page 226)
LLC Agreement
Concurrently with the Closing, Opco will adopt the LLC Agreement whereby the Company will be named the sole manager of Opco. The LLC Agreement will authorize two classes of common units; voting economic Class A Units held solely by the Company and non-voting economic Class B Units to be issued as part of the Up-C Units in connection with the Business Combination. Holders of Class B Units will be able to exchange all or any portion of their Class B Units, together with the cancellation of an equal number of the paired shares of Class V Common Stock, for a number of shares of Class A Common Stock equal to the number of exchanged Class B Units by delivering a written notice to the Company. Notwithstanding the foregoing, the Company will be permitted, at its sole discretion, in lieu of delivering shares of Class A Common Stock for any Class B Units surrendered for exchange, to pay an amount in cash per Class B Unit equal to the arithmetic average of the volume weighted average prices for a share of Class A Common Stock as reported by Bloomberg, L.P., or its successor, for the five consecutive full trading days ending on and including the last full trading day immediately prior to the date of exchange. Additionally, pursuant to the LLC Agreement, certain of the Members are required on a bimonthly basis, to sell to Opco a number of Class B Units, and surrender a number of paired Class V Common Stock, equal to (x) the aggregate Exercise Price (as defined in the New Warrant Agreement) paid (including, as applicable, the aggregate Exercise Price paid in cash and the value of any shares of Class A Common Stock utilized in connection with any Exercise Price paid on a “cashless basis”) by all warrantholders in respect of New Warrants that have been exercised, divided by (y) the Exercise Price. The form of LLC Agreement is attached to this proxy statement/prospectus as Annex D.
Lock-up Agreement
In connection with the execution of the MIPA, John H. Ruiz and Frank C. Quesada (the “MSP Holders”) entered into lock-up agreements (each, a “Lock-up Agreement”) with the Company. Pursuant to the Lock-up Agreements, the MSP Holders agreed, among other things, that their Up-C Units and any shares of Class A Common Stock received in lieu of Up-C Units, subject to certain exclusions and exceptions (including, among other things, that 10% of the Up-C Units or shares of Class A Common Stock received by the MSP Holders are excluded from the lock-up restrictions), may not be transferred until the earlier to occur of (i) six months following Closing and (ii) the date after the Closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their equity holdings in the Company for cash, securities or other property. The form of Lock-up Agreement is attached to this proxy statement/prospectus as Annex K.
Sponsor Agreement
Concurrently with the execution of the MIPA, the Company entered into an Amended and Restated Sponsor Agreement (the “Sponsor Agreement”) with Opco and certain directors and officers of the Company (the “Insiders”) pursuant to which the Sponsor and Insiders have agreed: (a) to vote any shares of common stock of the Company owned by it, him or her (all such shares of common stock, the “Covered Shares”) in favor of the Proposals at the Special Meeting or any other duly called special meeting of the Company’s stockholders (or any adjournment or postponement thereof) called or requested for the purpose of soliciting the approval of the Company’s stockholders in connection with the consummation of the Business Combination; (b) not redeem, elect to redeem or tender or submit any Covered Shares owned by it, him or her for redemption in connection with the transactions contemplated by the MIPA or any vote to amend the Existing Charter; and (c) subject to certain exceptions set forth in the Sponsor Agreement, not to transfer any shares of Class A Common Stock or any Private Warrants until the earlier of (i) six months after the consummation of the Business Combination or (ii) subsequent to the Business Combination, (x) if the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property. The Sponsor Agreement is attached to this proxy statement/prospectus as Annex G.
Registration Rights Agreement
The MIPA contemplates that, at the Closing, the Company, the Sponsor, certain Company stockholders, and certain Members will enter into the Registration Rights Agreement pursuant to which, among other things, the Company will agree to register for resale, pursuant to Rule 415 under the Securities Act, the Registrable Securities (as defined in the Registration Rights Agreement) that are held by and as appropriately requested by the parties thereto from time to time. Pursuant to the Registration Rights Agreement, the Company will agree to use commercially reasonable efforts to file a registration statement registering the resale of the Registrable Securities within 45 days of receipt of a demand for registration by certain holders of Registrable Securities that are party thereto. Certain holders of Registerable Securities may request to sell all or any portion of their Registrable Securities in an underwritten offering so long as a majority-in-interest of such holders participate in and their Registrable Securities are included in the underwritten offering. The Company also will agree to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The Registration Rights Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the stockholders and underwriters against certain liabilities. The form of Registration Rights Agreement is attached to this proxy statement/prospectus as Annex E.
Tax Receivable Agreement
In connection with the MIPA and the reorganization of the Post-Combination Company into an Up-C structure, the Company, Opco, and certain of the Members will enter into a tax receivable agreement (the “Tax Receivable Agreement”) pursuant to which, among other things, the Company will pay to certain Members, 85% of the benefits, if any, that the Company realizes from an increase in tax basis and certain other tax benefits. The form of Tax Receivable Agreement is attached to this proxy statement/prospectus as Annex F. A corporation that owns a partnership is required to record the deferred tax related to its outside basis difference, which reflects the book basis compared to tax basis in the investment in the partnership. Under the no redemption scenario, there would be a deferred tax liability of approximately $1.5 million. Under the expense adjusted maximum redemption scenario, the Post-Combination Company would record a deferred tax liability of $4.1 million. Due to the uncertainty in the amount and timing of future exchanges of Up-C Units, the unaudited pro forma condensed combined financial information assumes that no exchanges of Up-C Units have occurred at the Closing of the Business Combination and therefore no tax liability from future exchanges is reflected. However, if all of the stockholders holding Up-C Units were to exchange all of their Up-C Units, the Post-Combination Company would recognize a deferred tax asset of approximately $10.7 billion and a liability of approximately $9.1 billion, assuming (i) all exchanges occurred on the Closing Date; (ii) a price of $10.00 per share; (iii) a constant corporate tax rate of 26%; (iv) the Post-Combination Company will have sufficient taxable income to fully utilize the tax benefits; and (v) no material changes in tax law. See also “Unaudited Pro Forma Condensed Combined Financial Information.”
Escrow Agreement
In connection with the MIPA, the Company, Opco, the Members’ Representative and Continental Stock Transfer & Trust Company will enter into an Escrow Agreement, pursuant to which Continental Stock Transfer & Trust Company, as the escrow agent, will hold in escrow the 6,000,000 Up-C Units set aside from the consideration and delivered by the Company to the escrow agent at the Closing and any earnings on such shares (other than ordinary income dividends) to satisfy each of MSP and the Members’ potential indemnification obligations under the MIPA. All property in the escrow account, less any amounts reserved for pending indemnification claims, will be released for distribution to the Members on the first anniversary of the Closing. The form of Escrow Agreement is attached to this proxy statement/prospectus as Annex I.
Legal Services Agreement
The MIPA contemplates that, at the Closing, Opco and La Ley con John H. Ruiz P.A., d/b/a MSP Recovery Law Firm, an affiliate of certain Members (the “Law Firm”), will enter into a Legal Services Agreement (“Legal Services Agreement”) whereby Opco will engage the Law Firm to act as exclusive lead counsel to represent Opco and each of its subsidiaries as it pertains to certain assigned claims, causes of actions, proceeds, products and distributions (“CCRAs”). Pursuant to the terms of the Legal Services Agreement, among other things, Opco will pay the Law Firm for its costs (including but not limited to rent, utilities, filing fees, expert witness fees, deposition fees, witness fees, court reporter fees, long distance telephone charges, photocopy charges and mailing fees, collectively, “Costs”) in connection with the representation with respect to the CCRAs as well as 40% of the amount due to Opco, or its subsidiaries, for the recoveries ultimately obtained before deduction of costs and any attorneys’ fees that are awarded to the Law Firm pursuant to a fee shifting statute by agreement or court award. The form of Legal Services Agreement is attached to this proxy statement/prospectus as Annex L.
New Warrant Agreement
In connection with the Business Combination and to provide additional consideration to holders of Class A Common Stock that do not redeem their shares of Class A Common Stock the Company intends, subject to compliance with applicable law, to declare a dividend comprising an aggregate of approximately 1,029,000,000 New Warrants, as further set forth herein. The New Warrants will be issued in registered form under a warrant agreement between the Company and Continental Stock Transfer & Trust Company (the “New Warrant Agreement”). The form of New Warrant Agreement is attached to this proxy statement/prospectus as Annex M.
Second Amended and Restated Charter
Pursuant to the terms of the MIPA, in connection with the consummation of the Business Combination, prior to the Closing, the Company will amend the Existing Charter to (a) increase the number of authorized shares of the Company’s capital stock, par value $0.0001 per share, from 111,000,000 shares, consisting of (i) 100,000,000 shares of the Class A Common Stock and 10,000,000 shares of the Class B Common Stock, and (ii) 1,000,000 shares of preferred stock, to 8,760,000,000 shares, consisting of (i) 5,500,000,000 shares of Class A Common Stock and 3,250,000,000 shares of Class V Common Stock and (ii) 10,000,000 shares of preferred stock, (b) eliminate certain provisions in the Existing Charter relating to the Class B Common Stock, the initial business combination and other matters relating to the Company’s status as a blank-check company that will no longer be applicable to us following the Closing, and (c) approve and adopt any other changes contained in the Proposed Charter, a copy of which is attached as Annex B to this proxy statement/prospectus. In addition, we will amend the Existing Charter to change the name of the corporation to “MSP Recovery, Inc.”
Amended and Restated Bylaws
Pursuant to the terms of the MIPA, in connection with the consummation of the Business Combination, the Company will amend and restate its bylaws. The form of the Amended and Restated Bylaws is attached to this proxy statement/prospectus as Annex C.

VRM Full Return Guaranty
In connection with the agreements relating to VRM, described more fully in this proxy statement/prospectus under the heading “Certain Relationships and Related Party Transactions—MSP and the Post-Combination Company – VRM” beginning on page 248, in connection with the Closing, the Company, Opco, Messrs. Ruiz and Quesada, MSP Recovery and VRM entered into a guaranty agreement (the “VRM Full Return Guaranty Agreement”), dated March 9, 2022, pursuant to which, among other things, if the VRM Full Return (defined below) has not been paid by distribution of recovery proceeds from VRM MSP to VRM prior to such time, then Messrs. Ruiz and Quesada, along with Opco and the Post-Combination Company, will guarantee the payment to VRM of any amount of the VRM Full Return, that remains unpaid at such time, on or prior to the one-year anniversary of the Closing by any of the following means (or any combination thereof): (a) sale of the 65,000,000 Up-C Units that are to be delivered by Messrs. Ruiz and Quesada at Closing and held in escrow (the “Reserved Shares”), and delivery of the resulting net cash proceeds thereof to VRM, or (b) sale of additional shares of Company Class A Common Stock and delivery of the net cash proceeds thereof to VRM. The “VRM Full Return” means an amount of recovery proceeds distributed (i) first, until VRM received, in the aggregate, a 20% annual compounded return on its contributions to VRM MSP, (ii) second, until VRM received an aggregate amount equal to its contributions to VRM MSP (the aggregate amount of clauses (i) and (ii), collectively, the “VRM Full Return”). Pursuant to the VRM Full Return Guaranty Agreement, Mr. Ruiz’s obligations will be limited to a value equal to 70% of the VRM Full Return, Mr. Quesada’s obligations will be limited to a value equal to 30% of the VRM Full Return, and the Post-Combination Company and Opco’s obligations will be limited to a value equal to 100% of the VRM Full Return.
The foregoing summary of the VRM Full Return Guaranty Agreement is not complete and is qualified in its entirety by reference to the complete text of the form of VRM Full Return Guaranty Agreement, which is filed as Annex P this proxy statement/prospectus.
Virage Side Letter Agreement
In addition to the VRM Full Return Guaranty, also in connection with the agreements relating to VRM, described more fully in this proxy statement/prospectus under the heading “Certain Relationships and Related Party Transactions—MSP and the Post- Combination Company – VRM” beginning on page 248, Messrs. Ruiz and Quesada (the “MRCS Principals”) executed and delivered to the Company and Opco a side letter agreement, on July 11, 2021 (the “Virage Side Letter Agreement”). Pursuant to the terms of the Virage Side Letter Agreement, among other things, the MRCS Principals guaranteed to the Company and Opco that, in the event that the VRM Full Return has not been paid in full on or prior to the one year anniversary of the Closing by way of one of the enumerated methods of payment set forth in the VRM Full Return Guaranty, then the MRCS Principals will promptly pay the amount by which (x) the remaining amount of the VRM Full Return exceeds (y) the realized cash proceeds from (i) payment of recovery proceeds to VRM and/or (ii) the sale of the Reserved Shares, and delivery of the resulting net cash proceeds thereof to VRM (such amount, the “Reserved Share Shortfall Amount”); provided that in no case shall the Reserved Share Shortfall Amount exceed the then-current value of the Up-C Units (based upon the then-current market value of the equivalent number of shares of Company Class A Common Stock) received by the MRCS Principals and their controlled affiliates pursuant to the terms of the MIPA.
The foregoing summary of the Virage Side Letter Agreement is not complete and is qualified in its entirety by reference to the complete text of the Virage Side Letter Agreement, which is filed as Annex O to this proxy statement/prospectus.
Nasdaq Listing (page [•])
The Class A Common Stock, the Public Warrants and the Public Units are currently listed on Nasdaq under the symbols “LCAP,” “LCAPW” and “LCAPU,” respectively. We intend to apply to continue the listing of our Class A Common Stock and Public Warrants on Nasdaq under the symbols “MSPR” and “LCAPW,” respectively, and apply to list the New Warrants under the symbol “MSPRW,” upon the closing of the Business Combination. If issued, the New Warrants are expected to trade promptly following their issuance. At the Closing, each Unit will separate into its components, comprising one share of Class A Common Stock and one-half of one Public Warrant.
Risk Factors
You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 29. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of the Company and MSP to complete the Business Combination, and (ii) the business, cash flows, financial condition and results of operations of MSP prior to the consummation of the Business Combination and the Post-Combination Company following consummation of the Business Combination.
Tax Considerations (page [•])
For a discussion of the material U.S. federal income tax considerations for holders of Public Shares with respect to the exercise of their redemption rights, see “Material U.S. Federal Income Tax Considerations” beginning on page 229.
Information about the Company (page 124)
The Company is a blank check company formed under the laws of the State of Delaware on December 23, 2019 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Class A Common Stock, the Public Warrants and the Public Units are currently listed on Nasdaq under the symbols “LCAP,” “LCAPW” and “LCAPU,” respectively. The mailing address of the Company’s executive offices is 4218 NE 2nd Avenue, Miami, Florida 33137 and the telephone number of the Company’s executive offices is (305) 573-3900.
Information about MSP (page 148)
MSP is a healthcare recovery and data analytics company. MSP has also developed software that solves many of the proper payment issues currently being experienced by doctors, hospitals as well as other healthcare practitioners as well as payers within the healthcare system. The MSP systems provide a platform for providers to identify proper payers at the time of patient encounter and to collect payment more quickly, at proper amounts. MSP identified systemic issues relating to police reporting at the time of auto accidents and is in the process of developing software to solve these issues. This software system, utilizing blockchain technology, will involve the proper capture of data to assist first responders in identifying health conditions at the scene of accidents in order to properly treat individuals taking into account their health conditions for improved patient care. MSP’s system will also enable individuals to access their health care data, which will be encrypted stored and accessed through a cloud. Individuals can then choose to grant immediate data access to their healthcare practitioners, for healthcare services based on up-to-date patient medical information. MSP’s agreements allow for MSP to monetize the claims that are processed and properly identified. MSP’s business model includes two principal lines of business: (a) claims recovery and (b) “chase to pay” services. First, through the claims recovery services, MSP acquires claims via assignment from its Assignors and utilizes its proprietary data analytics system to identify improper payments for healthcare services. Upon identification of improper payments, MSP then seeks to recover the amounts owed to its Assignors against those parties who, under applicable law or contract, were primarily responsible for payment. Second, MSP has been developing the process of a real-time data analytics platform (“Chase to Pay”) to assist healthcare providers in identifying the proper primary insurer at the point of care, thereby helping MSP’s clients avoid making a wrongful payment for services rendered by a provider, as well as providing more efficient healthcare services. See the section entitled “Information About MSP” beginning on page 148 for more information.

SUMMARY HISTORICAL FINANCIAL DATA FOR THE COMPANY
The following table contains summary historical financial data of the Company for the periods and as of the dates indicated.
The Company’s statement of operations and cash flows data for the years ended December 31, 2021 and 2020 and balance sheet data as of December 31, 2021 and 2020 is derived from the Company’s audited financial statements included elsewhere in this proxy statement/prospectus.
This information is only a summary and should be read in conjunction with the Company’s financial statements and related notes, and “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, contained elsewhere in this proxy statement/prospectus. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of the Company.
	Year Ended December 31,
(in thousands, except share and per share data)	2021	2020
Statement of Operations Data		(as restated)

Loss from operations	$(3,785)	$(1,472)
Other income (expense), net	$6,992	$(590)
Income (loss) before (provision for) benefit from income taxes	$3,207	$(2,062)
Net Income (loss)	$3,207	$(2,062)

Basic and diluted weighted average shares outstanding, Class A Common Stock	23,650,000	8,674,180
Basic and diluted net income (loss) per share, Class A Common Stock	$0.11	$(0.15)

Basic and diluted weighted average shares outstanding, Class B Common Stock	5,750,000	5,127,732
Basic and diluted net income (loss) per share, Class B Common Stock	$0.11	$(0.15)

Statement of Cash Flows Data
Net cash used in operating activities	$(848)	$(434)
Net cash provided by (used in) investing activities	$13	$(230,000)
Net cash (used in) provided by financing activities	$(5)	$231,452
Balance Sheet Data	As of December 31,
(in thousands, except share and per share data)	2021	2020
		(as restated)
Total assets	$230,199	$231,153
Total liabilities	$18,424	$22,584
Class A common stock subject to possible redemption	$230,000	$230,000
Total deficit	$(18,225)	$(21,431)

SUMMARY HISTORICAL FINANCIAL DATA FOR MSP
The following table contains summary historical financial data of MSP for the periods and as of the dates indicated.
MSP’s statement of operations data and statement of cash flows data for the years ended December 31, 2021 and 2020, and balance sheet data as of December 31, 2021 and 2020 are derived from MSP’s audited combined and consolidated financial statements included elsewhere in this proxy statement/prospectus.
The information is only a summary and should be read in conjunction with MSP’s combined and consolidated financial statements and related notes, and “MSP Recovery’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, contained elsewhere in this proxy statement/prospectus. MSP’s historical results are not necessarily indicative of future results.
	Year Ended December 31,
(in thousands, except share and per share data)	2021	2020
Statement of Operations Data

Total Claims Recovery	$14,626	$13,887
Total operating expenses	$21,796	$17,216
Operating loss	$(7,170)	$(3,329)
Net loss	$(33,077)	$(24,266)
Less: Net income (loss) attributable to non-controlling members	$(16)	$18
Net loss attributable to Stockholders	$(33,093)	$(24,248)

Statement of Cash Flows Data
Net cash provided by (used in) operating activities	$2,249	$(14)
Net cash (used in) provided by investing activities	$(2,007)	$986
Net cash (used in) provided by financing activities	$(10,457)	$9,610
Balance Sheet Data	As of December 31,
(in thousands, except share and per share data)	2021	2020

Total assets	$104,006	$17,843
Total liabilities	$255,414	$133,690
Total Stockholders' Equity Attributable to Stockholders	$(155,756)	$(120,179)
Noncontrolling interest	$4,348	$4,332
Total deficit	$(151,408)	$(115,847)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Business Combination and related transactions described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”. The Business Combination is a common control transaction that will be accounted for similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, LCAP will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of MSP issuing stock for the net assets of LCAP, accompanied by a recapitalization. The net assets of LCAP will be stated at historical cost, with no goodwill or other intangible assets recorded. The summary unaudited pro forma condensed combined balance sheet data as of December 31, 2021 gives pro forma effect to the Business Combination and related transactions as if they had occurred on December 31, 2021. The summary unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2021 give pro forma effect to the Business Combination and related transactions as if they had been consummated on January 1, 2021. For further details, see the section titled “Anticipated Accounting Treatment” beginning on page 214 of this proxy statement/prospectus.
The summary pro forma data have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this proxy statement/ prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements of LCAP and related notes and the historical financial statements of MSP Recovery and related notes included in this proxy statement/prospectus. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of the combined company.
The following table presents summary pro forma data after giving effect to the Business Combination and related transactions, assuming two redemption scenarios as follows:
•
No Redemption Scenario: this scenario assumes that no additional shares of Class A Common Stock are redeemed, after giving effect to the redemption of 10,946,369 shares of Class A Common Stock in connection with the Company stockholder vote to approve the Extension Amendment.

•
Expense Adjusted Maximum Redemption Scenario: this scenario assumes that 5,401,587 shares of Class A Common Stock are redeemed for an aggregate payment of approximately $54.0 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account. The remaining shares not redeemed include 650,000 shares of Class A Common Stock that are not subject to redemption as the shareholders have waived redemption rights. Cash available for the expense adjusted maximum redemption scenario is calculated as the cash in trust less remaining transaction costs to be paid in cash reflected in the unaudited pro forma condensed combined balance sheet.

Unaudited Pro Forma Condensed Combined Statement of Operations Data	Year Ended December 31, 2021
(in thousands, except share and per share data)	No Redemption	Expense Adjusted Maximum Redemption
Total Claims Recovery	$14,626	$14,626
Total operating expenses	$25,886	$25,886
Operating Income loss	$(11,260)	$(11,260)
Loss before provision for income taxes	$(30,190)	$(31,314)
Net loss	$(30,123)	$(31,011)
Less: Net loss attributable to non-controlling members	$(26,324)	$(27,483)
Net loss attributable to Stockholders	$(3,799)	$(3,528)
Basic and diluted pro forma weighted average shares outstanding, Class A Common stock	30,278,631	24,877,044
Basic and diluted pro forma net loss per share, Class A Common stock	$(0.13)	$(0.14)

Unaudited Pro Forma Condensed Combined Balance Sheet Data	As of December 31, 2021
(in thousands, except share and per share data)	No Redemption	Expense Adjusted Maximum Redemptions
Total assets	$6,169,403	$6,143,484
Total liabilities	$251,020	$281,692
Total Stockholders' Equity Attributable to Stockholders	$61,202	$52,914
Noncontrolling interest	$5,857,181	$5,809,598
Total equity	$5,918,383	$5,861,792

MARKET PRICE AND DIVIDEND INFORMATION
The Company
The Class A Common Stock, the Public Warrants and the Public Units are currently listed on Nasdaq under the symbols “LCAP,” “LCAPW” and “LCAPU,” respectively.
The closing price of the Class A Common Stock on July 9, 2021, the last trading day before announcement of the execution of the MIPA, was $9.89 per share. As of April 18, 2022, the Record Date, the closing price of the Class A Common Stock was $10.17 per share.
Holders of the Class A Common Stock should obtain current market quotations for their securities. The market price of the Class A Common Stock could vary at any time before the Business Combination.
Holders
As of April 18, 2022, there were 16 holders of record of the Class A Common Stock and 7 holders of record of the Class B Common Stock.
Dividend Policy
The Company has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Post-Combination Company’s revenues and earnings, if any, capital requirements and its general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Board at such time. The Post-Combination Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.
In connection with the Business Combination and to provide additional consideration to holders of Class A Common Stock that do not redeem their shares of Class A Common Stock, the Company intends, subject to compliance with applicable law, to declare a dividend comprising an aggregate of approximately 1,029,000,000 New Warrants, conditioned upon the consummation of any redemptions by the holders of Class A Common Stock and the Closing, to the holders of record of the Class A Common Stock as of the Closing Date, after giving effect to the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees.
The Company intends to establish the close of business of the anticipated Closing Date as the Warrant Record Date for stockholders entitled to receive their pro rata portion of the approximately 1,029,000,000 New Warrants. The Warrant Record Date is expected to be determined at least 10 days prior to the Closing Date. The Company expects that a dividend of the New Warrants will be distributed following the Closing Date to stockholders of record as of the close of business on the Warrant Record Date, and after giving effect to the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees.
The number of New Warrants to be distributed in respect of each share of unredeemed Class A Common Stock is contingent upon, and will vary with, the aggregate number of shares of Class A Common Stock that are redeemed in connection with the Business Combination. Holders who choose to redeem their shares of Class A Common Stock will not receive any New Warrants. Public Stockholders who choose not to redeem their shares of Class A Common Stock will share in this fixed pool of New Warrants with other non-redeeming holders (on a pro-rata basis, based on the number of shares of Class A Common Stock held at the end of business on the Closing Date, which is expected to include the 5,750,000 shares of Class A Common Stock into which Founder Shares will convert in connection with the Business Combination). As a result, assuming the no redemption scenario and that the distribution is made, Public Stockholders who do not redeem their shares would receive at least 55 New Warrants per share of Class A Common Stock they hold, which would proportionally increase if other holders elect to redeem their shares of Class A Common Stock. We believe this structure will likely lead to a lower level of redemptions, and therefore, we will likely have more funds available for our Business Combination. Pursuant to the terms of the Existing Warrant Agreement, the exercise price of the Public Warrants and Private Warrants could decrease to $0.0001 after giving effect to the issuance of the New Warrants. Pursuant to the terms of the LLC Agreement, at least twice a month, to the extent any New Warrants have been exercised in accordance with their terms, the Post-Combination Company is required to purchase from the MSP Principals, proportionately, the number of Up-C Units or shares of Class A Common Stock owned by such MSP Principal equal to the Aggregate Exercise Price divided by the Warrant Exercise Price in exchange for the Aggregate Exercise Price. For more information, see the LLC Agreement attached hereto as Annex D.
MSP
Historical market price for MSP’s capital stock is not provided because there is no public market for MSP’s capital stock. See “MSP’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of the Company and MSP. These statements are based on the beliefs and assumptions of the management of the Company and MSP. Although the Company and MSP believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither the Company nor MSP can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “intend” “may,” “might,” “plan,” “possible,” “potential,” “project,” “scheduled,” “seek,” “should,” “will,” the negative form of such expressions or similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about the Company and MSP prior to the Business Combination, and the Post-Combination Company following the Business Combination, relating to:
•	the benefits of the Business Combination;
•	the inability of the parties to successfully or timely consummate the Business Combination;
•
the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the Post-Combination Company or the expected benefits of the Business Combination;

•	the future financial performance of the Post-Combination Company following the Business Combination;
•	the risk that any of the conditions to Closing are not satisfied in the anticipated manner or on the anticipated timeline;
•	changes in the market for MSP’s services;
•	MSP’s and/or the Company’s ability to successfully defend litigation;
•	expansion plans and opportunities;
•	MSP’s ability to implement its corporate strategy and the impact of such strategy on its future operations and financial and operational results;
•	MSP’s strategic advantages and the impact that those advantages will have on future financial and operational results;
•	changes in business, market, financial, political and legal conditions;
•	the impact of various interest rate environments on MSP’s future financial results of operations;
•	MSP’s evaluation of competition in its markets and its relative position;
•	MSP’s ability to successfully recover proceeds related to the Claims it owns or services;
•	MSP’s accounting policies;
•	upgrading and maintain information technology systems;
•	macroeconomic conditions that may affect MSP’s business and the healthcare data and health claims recovery industry in general;
•	political and geopolitical conditions that may affect MSP’s business and the healthcare data and health claims recovery industry in general;
•	the impact of the COVID-19 pandemic, or any other similar pandemic or public health situation, on MSP’s business and the healthcare data and health claims recovery industry in general; and
•	risks relating to the uncertainty of the projected financial information with respect to MSP and the Company.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus, could affect the future results of the Company and MSP prior to the Business Combination, and the Post-Combination Company following the Business Combination, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this proxy statement/prospectus:
•	the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the MIPA;
•	risks related to disruption of management’s time from ongoing business operations due to the proposed transactions;
•	litigation, complaints and/or adverse publicity;
•	changes in applicable laws or regulations;
•
the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, rulings in the legal proceedings to which MSP is a party and retaining its management and key employees;

•	the inability to meet applicable Nasdaq listing standards;
•	privacy and data protection laws, privacy or data breaches, or the loss of data;
•	costs related to the Business Combination;
•	the outcome of any legal proceedings that may be instituted against MSP or the Company following announcement of the proposed Business Combination;
•	the possibility that the business of MSP may be adversely affected by other economic, business, and/or competitive factors; and
•	other risks and uncertainties indicated in this proxy statement/prospectus, including those set forth under the section entitled “Risk Factors”.
These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition, or results of operations of the Company and MSP prior to the Business Combination, and the Post-Combination Company following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can the Company or MSP assess the impact of all such risk factors on the business of the Company and MSP prior to the Business Combination, and the Post-Combination Company following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to the Company or MSP or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. The Company and MSP prior to the Business Combination, and the Post-Combination Company following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
In addition, statements of belief and similar statements reflect the beliefs and opinions of the Company or MSP, as applicable, on the relevant subject. These statements are based upon information available to the Company or MSP, as applicable, as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that the Company or MSP, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

SUMMARY RISK FACTORS
You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 29.
Such risks include, but are not limited to:
•
MSP has a history of net losses and no substantial revenue to date, and it may not generate recoveries, create significant revenue or achieve profitability. Its relatively limited operating history makes it difficult to evaluate current business and future prospects and increases the risk of your investment.

•
MSP has a limited history of actual recoveries to date as a result of cases that are still in litigation, and there are risks associated with estimating the amount of revenue that MSP will recognize from potential recoveries. If MSP’s projections are not realized, it would impact the timing and the amount of MSP’s revenue recognition and have a material adverse effect on its business, results of operations, financial condition and cash flows.

•
Under some agreements with Assignors, MSP assumes the risk of failure to recover on the assigned claims, and if it fails to make recoveries with respect to the assigned claims and therefore is unable to generate recovery proceeds greater than or equal to the expenses it incurred in the limited times where it paid to purchase the assigned claims, such losses can adversely affect MSP’s business.

•
A significant portion of MSP’s recovery collections relies upon its success in individual, class action or mass aggregated claims in lawsuits brought against third parties, which are inherently unpredictable, as is MSP’s ability to collect on judgments in its favor.

•	MSP’s recoveries are dependent upon the court system, and unfavorable court rulings or delays can adversely affect its recovery efforts and business.
•	MSP’s recoveries are materially reduced by its fee sharing arrangement with the Law Firm.
•
Litigation outcomes are inherently risky and difficult to predict, and an adverse outcome may result in complete loss of MSP’s claims associated with that matter (or a complete loss in value associated with those claims).

•	Despite MSP’s success as it relates to its assignments in published appellate decisions, MSP’s assignments can be deemed invalid in court, which could adversely affect its recoveries and its business.
•	Courts may find some of MSP’s damages calculations to include claim lines that are unreasonable, unrelated, or unnecessary.
•
The Post-Combination Company’s only significant asset will be its ownership interest in Opco. Such ownership may not be sufficient to pay dividends or make distributions or loans to enable it to pay any dividends on common stock or satisfy other financial obligations.

•	The Initial Stockholders have agreed to vote in favor of the Business Combination described in this proxy statement/prospectus, regardless of how Public Stockholders vote.
•	A market for the Company’s securities may not continue, which would adversely affect the liquidity and price of our securities.
•	If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of the Company’s securities may decline.
•
If third parties bring claims against the Company, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.

•
The Company’s independent directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Public Stockholders.

RISK FACTORS
In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus.
Risks Related to MSP’s Business and Industry
In this section “we,”“us,” “our” and other similar terms refer to MSP and its subsidiaries prior to the Business Combination and to the Post-Combination Company following the Business Combination.
We have a history of net losses and no substantial revenue to date, and we may not achieve recoveries, generate significant revenue or achieve profitability. Our relatively limited operating history makes it difficult to evaluate our current business and future prospects and increases the risk of your investment.
Our relatively limited operating history makes it difficult to evaluate our current business and plan for our future growth. MSP Recovery started in 2014 with its very first assignment from a health plan in Miami, Florida. To date we have achieved no substantial revenue and limited actual recoveries from our assigned claims, and there is no guarantee that we will achieve recoveries, revenue and profitability as we have projected. We have encountered and will continue to encounter significant risks and uncertainties frequently experienced by new and growing companies in rapidly changing industries, such as determining appropriate investments for our limited resources, competition from other data analytics companies, acquiring and retaining Assignors, hiring, integrating, training and retaining skilled personnel, unforeseen expenses, challenges in forecasting accuracy and successfully integrating new strategies. If we are unable to achieve actual recoveries, increase our Assignor base, successfully manage our recovery efforts from third-party payers or successfully expand, our revenue and our ability to achieve and sustain profitability would be impaired. If our assumptions regarding these and other similar risks and uncertainties, which we use to plan our business, are incorrect or change as we gain more experience operating our business or due to changes in our industry, or if we do not address these challenges successfully, our operating and financial results could differ materially from our expectations and our business could suffer.
We have a limited history of actual recoveries to date, and there are risks associated with estimating the amount of revenue that we recognize from the recovery. If our estimates of revenue are materially inaccurate, it would impact the timing and the amount of our revenue recognition and have a material adverse effect on our business, results of operations, financial condition and cash flows.
We have a limited track record of generating actual recoveries and related revenue from the claims we have purchased or otherwise been assigned. There are risks associated with estimating the amount of future recoveries and revenues that we may achieve under our assigned claims. Our estimates and projections depend on significant assumptions and involve significant risks which could cause our actual results to vary materially.
Examples of material assumptions we make include, but are not limited to:
•	Our assessment that the assigned claims are potentially recoverable claims;
•	The achievement of multiples above the paid amount of potentially recoverable claims; and
•	The length (and cost) of litigation required to achieve recoveries.
Any of these assumptions may prove over time to be materially inaccurate. If our estimates of revenues are materially inaccurate, it could impact the timing and the amount of our revenue recognition and have a material adverse impact on our business, results of operations, financial condition and cash flows.
Under most of our agreements with Assignors, we assume the risk of failure to recover on the assigned claims, and if we fail to make recoveries with respect to the assigned claims receivables and therefore, are unable to generate recovery proceeds greater than or equal to the amounts paid by us to purchase the assigned claims, it can adversely affect our business.
In many instances, we pay our Assignors an upfront purchase price for assignment of their healthcare claims recoveries. Accordingly, there is a risk that we may not successfully recapture the upfront purchase price if we fail to make recoveries with respect to the assigned claims. If we fail to generate significant recovery proceeds with respect to the assigned claims, it would have an adverse effect on our profitability and business.

A significant portion of our recovery collections relies upon our success in individual lawsuits brought against third parties, which are inherently unpredictable, and our ability to collect on judgments in our favor.
We generate, and expect to generate, a significant portion of our revenue by collecting on judgments that are granted by courts in lawsuits filed against insurers, tortfeasors, and other liable parties. A decrease in the willingness of courts to grant these judgments, a change in the requirements for filing these cases or obtaining these judgments, or a decrease in our ability to collect on these judgments could have an adverse effect on our business, financial condition and operating results. As we increase our use of the legal channels for collections, our short-term margins may decrease as a result of an increase in upfront court costs and costs related to counter claims. We may not be able to collect on certain aged claims because of applicable statutes of limitations and we may be subject to adverse effects of regulatory changes.
Our recoveries are dependent upon the court system, and unfavorable court rulings, delays, damages calculations or other limitations can adversely affect our recovery efforts and our business.
Typically, we must file actions in court to recover monies related to those paid by our Assignors and a substantial amount of our recoveries are dependent on the courts. Because we rely on the courts to adjudicate recoveries, we can be subject to adverse court rulings, significant delays, damages calculations or other limitations, each of which can negatively impact our business and recovery efforts.
For example, from time to time, the courts dismiss our cases with or without prejudice. When one of our cases is dismissed without prejudice, we can refile the action. Accordingly, we retain the ability to bring those claims in a recovery action. When our case is dismissed with prejudice, we cannot refile the action. Accordingly, we lose the ability to pursue such claims. We cannot guarantee that we will not receive adverse rulings in court. Historically, we have received adverse rulings such as:
•	Dismissal for failure to file within the applicable statute of limitations.
•	Dismissal because an assignment did not include the claim that was brought in court (or such assignment was found to be invalid).
•	Dismissal for lack of standing to assert claims.
•	Dismissal for lack of personal jurisdiction.
•	Dismissal for lack of subject matter jurisdiction.
•	Dismissal for pleading deficiencies.
Additionally, in certain of our cases, our recoveries may be limited as a function of courts’ damages calculations. For example, in certain antitrust matters, recoveries may be limited to the difference between the price that a drug manufacturer charged for the drug and the price of the drug absent the relevant anticompetitive action. The list above is not exhaustive of unfavorable rulings, damages calculations or other limitations which we may or have encountered. We can be subject to many other unfavorable rulings, damages calculations or limitations which are not listed above. Such unfavorable rulings, damages calculations or other limitations can negatively affect our business and our recovery efforts.
Litigation outcomes are inherently risky and difficult to predict, and an adverse outcome may result in complete loss of our claims associated with that matter (or a complete loss in value associated with those claims).
It is difficult to predict litigation outcomes, particularly complex litigation of the type that forms the basis of our business. If we do not succeed in the litigation, if the damages awarded in our favor are less than what we expected or if it is not possible to successfully enforce a favorable judgment, we could suffer a variety of adverse consequences, including complete loss of our claims associated with that matter and, in some jurisdictions, liability for the adverse costs of the successful party to the litigation. Unfavorable litigation outcomes could, individually or in the aggregate, have a material adverse effect on our business, results of operations and financial condition.
Our assignments can be deemed invalid in court which could adversely affect our recoveries and our business.
We typically receive assignments of healthcare claims recoveries from our Assignors via irrevocable assignments. Accordingly, we are able to pursue those claims that our Assignors originally owned. Enforceability of our assignment agreements are often challenged by defendants in court. If a court determines that an assignment agreement is invalid (whether due to a technical deficiency or regulatory prohibition or otherwise), we will lose the ability to pursue those claims. This can adversely affect our recovery efforts and our business.

Courts may find some of our damages calculations to include expenses that are unreasonable, unrelated, or unnecessary.
Our damage calculations at times include medical expenses paid by our Assignors that the courts may deem unreasonable, unrelated or unnecessary. Accordingly, a court may find our damages calculations to be incorrect which could lead to lower than anticipated recoveries. Such a result can adversely affect our business and our recoveries.
Some of our recoveries may be subject to different interpretations of the applicable statutes of limitations.
Our recoveries can be subject to different interpretations of the applicable statutes of limitations. Therefore, recovery claims made in some forums may be brought later in another forum. Failure to bring our claims within the applicable limitations period in the selected forum can result in having our claim dismissed as untimely and can adversely affect our business and our recoveries.
Our fee sharing arrangement with the Law Firm materially reduces our recoveries.
We enter into legal services agreements with the Law Firm and the various entities that hold claims. The Law Firm is engaged to act as exclusive lead counsel to represent MSP Recovery and each of its subsidiaries and affiliates (or other applicable entity) as it pertains to the Assigned Claims, on a contingency basis. The Law Firm engages outside litigation counsel from around the nation as co-counsel and these arrangements are made directly between the Law Firm and other counsel. For the services provided, the Law Firm typically collects a 40% fee of the 50% recoveries due to MSP. This contingency fee can change in the future. The Law Firm is also entitled to attorney’s fees that are awarded to the Law Firm pursuant to any fee shifting statute, by agreement, or court award. An increase in these fees would further adversely affect our net recoveries. For more information about our fee sharing arrangement, see “Information about MSP—Scale of Current Portfolio” and “—Fee Sharing Arrangement.”
We may experience delays due to inconsistent court rulings.
Inconsistent court rulings on different cases can create delays in our recovery efforts. This uncertainty may have an adverse impact on our recoveries and our business.
We may experience delays and other uncertainties surrounding the effects of COVID-19 on the judicial system calendar and capacity.
We continue to closely monitor the impact of the global COVID-19 pandemic on all aspects of our business. We face potential delays in resolving pending legal matters as a result of court, administrative and other closures and delays as a result of COVID-19 in many of the jurisdictions in which we operate. The ultimate content, timing or effect of any potential future legislation or litigation and the outcome of other lawsuits cannot be predicted and may be delayed as a result of court closures and reduced court dockets as a result of the COVID-19 pandemic.
Assignors may pursue recovery on claims directly or may use recovery agents other than us in connection with the Assignor’s efforts to recover on claims.
With respect to the Assignors of the assigned claims, some of our agreements exclude from the assignment of claims those claims that are assigned to or being pursued by other recovery vendors of the Assignor at the time of the assignment. We have identified instances where the Assignor did not filter its data provided to us to account for such exclusions. This resulted in some claims being identified by us for purposes of our recovery estimates. This also has resulted in other recovery agents of the Assignor making collections on claims that we previously believed were assigned to us. Although we endeavor to seek appropriate clarification from Assignors to properly identify claims that are being pursued by other recovery vendors, due to the nature and volume of data, it may not be possible to identify with precision all such claims. While we do not believe any overlap with other recovery vendors with respect to assigned claims to be material, there can be no assurance as to the ultimate impact on our recoveries or our business.
If lawyers we rely on to litigate claims and defenses do not exercise due skill and care, or the interests of their clients do not align with ours, there may be a material adverse effect on the value of our assets.
We are particularly reliant on lawyers to litigate claims and defenses with due skill and care. If they are unable or unwilling to do this for any reason, it is likely to have a material adverse effect on the value of our assets. We may have limited experience or no prior dealings with such lawyers and there can be no guarantee that the outcome of a case will be in line with our or the lawyers’ assessment of the case or that such lawyers will perform with the expected skill and care.

Our business and future growth depend on our ability to successfully expand the volume of our healthcare claims and obtain data from new Assignors and healthcare claims from our existing Assignor base.
We expect a significant portion of our future revenue growth to come from expanding the volume of claims we are assigned; this includes obtaining claims and data from new Assignors as well as our existing Assignors. Our efforts to do so may not be successful. If we are unable to successfully expand the scope of healthcare claims assigned from potential and existing Assignors, it could have a material adverse effect on our growth and on our business, financial condition and results of operations.
The positions we will typically acquire in connection with our acquisition of claims are unsecured and may be effectively subordinated to other obligations.
The types of claims we invest in are typically unsecured, and therefore will be subordinated to existing or future secured obligations and may be subordinated to other unsecured obligations of the parties against which we seek recoveries. The repayment of these claims and rights is subject to significant uncertainties. The holders of other obligations may have priority over us to collect amounts due to them and therefore would be entitled to be paid in full before assets would be available for distribution to us.
Our investments in claims may entail special risks including, but not limited to, fraud on the part of the Assignor of the claim.
One concern in investing in claims is the possibility of material misrepresentations or omissions on the part of an Assignor, underlying beneficiary or other counterparty (e.g., some Assignors may set out to defraud investors like us). For example, an Assignor may misrepresent the quality, validity or existence of a claim or other information provided to us. There is no assurance we will detect such fraud and any inaccuracy or incompleteness, if undetected, may adversely affect the valuation of one or more claims and adversely affect our business and performance. Under certain circumstances, recoveries may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance.
Internal improvements to healthcare claims and retail billing processes by our Assignors could reduce the need for, and revenue generated by, our solutions, which could have a material adverse effect on our business, financial condition and results of operations.
We offer solutions that help our Assignors enhance payment accuracy in an increasingly complex environment, including through our Chase to Pay platform. Over time, our work may increase compliance amongst third-party payers. If such processes continue to improve, demand for our solutions could be reduced. With enough time and investment, many of our Assignors may be able to reduce or resolve recurring payment process complexities and resulting payment inaccuracies. As the skills, experience and resources of such technology, systems and personnel improve, they may be able to identify payment inaccuracies before using our services, which would reduce the payment inaccuracies identified by our solutions and our ability to generate revenue, which could have a material adverse effect on our business, financial condition and results of operations.
Healthcare spending fluctuations, simplification of the healthcare delivery and reimbursement system, programmatic changes to the scope of benefits and limitations to payment integrity initiatives could reduce the need for our data-driven solutions, which could have a material adverse effect on our business, financial condition and results of operations.
Our solutions improve our Assignors’ ability to accurately pay healthcare claims and prevent or recover inaccurate payments, which often are a result of complexities in the healthcare claims payment system. Although the healthcare benefit and payment systems continue to grow in complexity due to factors such as increased regulation and increased healthcare enrollment, the need for and user adoption of our solutions and/or the scope and profitability of the solutions that we provide to our Assignors could be negatively affected by, among other things:
•
simplification of the U.S. healthcare delivery and reimbursement systems, either through shifts in the commercial healthcare marketplace or through legislative or regulatory changes at the federal or state level;

•	reductions in the scope of private sector or government healthcare benefits (for example, decisions to eliminate coverage of certain services);
•	the transition of healthcare beneficiaries from fee-for-service plans to value-based plans;

•	the adoption of healthcare plans with significantly higher deductibles;
•	limits placed on payment integrity initiatives, including the Medicare RAC program; and
•	lower than projected growth in private health insurance or the various Medicare and Medicaid programs, including Medicare Advantage.
Any of these developments could have a material adverse effect on our business, financial condition and results of operations.
If our existing Assignors prematurely terminate their agreement with us or if either party materially breaches an agreement, and we can no longer receive future assignments of healthcare claims recoveries, it could have a material adverse effect on our business, financial condition and results of operations.
We expect in the future to derive, a significant portion of our revenue from our existing Assignors and, accordingly, we are reliant on ongoing data transfers and the associated assignments of claims from existing Assignors. As a result, maintaining these relationships is critical to our future growth and our business, financial condition and results of operations. We may experience significantly more difficulty than we anticipate in maintaining our existing Assignor agreements. Factors that may affect our ability to continue providing our services under such agreements for our services and our ability to sell additional solutions include:
•	the price, performance and functionality of our solutions;
•	the availability, price, performance and functionality of competing solutions;
•	our Assignors’ perceived ability to review claims accurately using their internal resources;
•	our ability to develop complementary solutions;
•	our continued ability to access the data necessary to enable us to effectively develop and deliver new solutions to Assignors;
•	the stability and security of our platform;
•	changes in healthcare laws, regulations or trends; and
•	the business environment of our Assignors.
Pursuant to the claims recovery and assignment agreements with our Assignors, the Assignors may choose to discontinue one or more services under an existing contract, may exercise flexibilities within their contracts to adjust service volumes, may breach or terminate the contract prior to its agreed upon completion date. A material breach by either party to the agreement may also result in the termination of receiving future claims. Any such occurrences could reduce our revenue from these Assignors. Although a cancellation or termination of a contract does not revoke the original assignment from our Assignors in many instances because such assignment was irrevocable, termination still affects future transfers of data and future assignment of claims. Accordingly, such cancellations or terminations can constrain our growth and result in a decrease in revenue which could have a material adverse effect on our business, financial condition and results of operations.
If we are unable to develop new Assignor relationships, it could have a material adverse effect on our business, financial condition and results of operations.
As part of our strategy, we seek to develop new Assignor relationships, principally among healthcare payers and providers. Our ability to develop new relationships depends on a variety of factors, including the quality and performance of our solutions, as well as the ability to market and sell our solutions effectively and differentiate ourselves from our competitors. We may not be successful in developing new Assignor relationships. If we are unable to develop new Assignor relationships, it could have a material adverse effect on our business, financial condition and results of operations.
In some events, we may act as a servicing agent for another party. If one of these parties terminates their agreement with us or if either party materially breaches an agreement it could have a material adverse effect on our business, financial condition and results of operations.
Sometimes, we may provide our services as a servicing agent to third parties. These services include, but are not limited to, identifying, processing, prosecuting and recovering monies related to recoverable claims. As a servicing agent, we will act as an independent contractor on behalf of a contracting party who owns the rights to certain recoverable claims. If a party terminates such servicing agreement with us, or if either party is in default of any servicing agreement, it could have a material adverse effect on our business, financial condition and results of operations.
We have long sales and implementation cycles for many of our data-driven solutions and if we fail to close sales after expending time and resources, or if we experience delays in implementing the solutions, it could have a material adverse effect on our business, financial condition and results of operations.
Potential customers generally perform a thorough evaluation of available payment accuracy solutions and require us to expend time, effort and money educating them as to the value of our solutions prior to entering into a contract with them. We may expend significant funds and management resources during the sales cycle and ultimately fail to close the sale. Our sales cycle may be extended due to our potential customer’s budgetary constraints or for other reasons. In addition, following a successful sale, the implementation of our systems frequently involves a lengthy process, as we onboard the new customer’s healthcare data into our proprietary systems. If we are unsuccessful in closing sales after expending funds and management resources or if we experience delays in such sales or in implementing our solutions, it could have a material adverse effect on our business, financial condition and results of operations.
If our Assignors’ risk agreements change, it can have a material adverse effect on our business, financial condition and results of operations.
Many of our Assignors are first-tier entities, as defined in 42 CFR § 422.2. A first-tier entity is a party that enters into a written arrangement, acceptable to CMS, with an MAO or applicant to provide administrative services or healthcare services for a Medicare eligible individual under the Medicare Advantage program. These entities enter into risk agreements with downstream entities, as defined under 42 CFR § 422.2. If these agreements change or include any restrictions on the assignability of claims, it can have a material adverse effect on our recoveries, business, financial condition, and results of operations.
We obtain and process a large amount of sensitive data. Our systems and networks may be subject to cyber-security breaches and other disruptions that could compromise our information. Any real or perceived improper use of, disclosure of, or access to such data could harm our reputation as a trusted brand, as well as have a material adverse effect on our business, financial condition and results of operations.
We use, obtain and process large amounts of confidential, sensitive and proprietary data, including protected health information (“PHI”) subject to regulation under the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and personally identifiable information (“PII”) subject to state and federal privacy, security and breach notification laws. The secure processing and maintenance of this information is critical to our operations and business strategy. We face risks associated with new and untested personnel, processes and technologies which have recently been implemented to augment our security and privacy management programs. If our security measures or those of the third-party vendors we use who have access to this information are inadequate or are breached as a result of third-party action, employee error, malfeasance, malware, phishing, hacking attacks, system error, trickery or otherwise, and, as a result, someone obtains unauthorized access to sensitive information, including PHI and PII, on our systems or our providers’ systems, our reputation and business could be damaged. We cannot guarantee that our security efforts will prevent breaches or breakdowns to our or our third-party vendors’ databases or systems.
In addition, our operations are spread across the United States and Puerto Rico and we rely heavily on technology to communicate internally and efficiently perform our services. We have implemented measures that are designed to mitigate the potential adverse effects of a disruption, relocation or change in operating environment; however, we cannot provide assurance that the situations we plan for and the amount of insurance coverage that we maintain will be adequate in any particular case. In addition, despite system redundancy and security measures, our systems and operations are vulnerable to damage or interruption from, among other sources:
•	power loss, transmission cable cuts and telecommunications failures;
•	damage or interruption caused by fire, earthquake and other natural disasters;
•	attacks by hackers or nefarious actors;
•	human error;

•	computer viruses and other malware, or software defects; and
•	physical break-ins, sabotage, intentional acts of vandalism, terrorist attacks and other events beyond our control.
If we encounter a business interruption, if we fail to effectively maintain our information systems, if it takes longer than we anticipate to complete required upgrades, enhancements or integrations or if our business continuity plans and business interruption insurance do not effectively compensate on a timely basis, we could suffer operational disruptions, disputes with Assignors, civil or criminal penalties, regulatory problems, increases in administrative expenses, loss of our ability to produce timely and accurate financial and other reports or other adverse consequences, any of which could have a material adverse effect on our business, financial condition and results of operations.
Because of the large amount of data that we collect and manage, it is possible that hardware failures or errors in our systems could result in data loss or corruption or cause the information that we collect to be incomplete or contain inaccuracies that our partners regard as significant. If our data were found to be inaccurate or unreliable due to fraud or other error, or if we, or any of the third-party service providers we engage, were to fail to maintain information systems and data integrity effectively, we could experience operational disruptions that may hinder our ability to provide services, establish appropriate pricing for services, retain and attract Assignors, establish reserves, report financial results timely and accurately and maintain regulatory compliance, among other things. Additionally, as Assignors maintain their own supporting documentation, data and records, it is possible that they may provide us with erroneous or inaccurate data. The occurrence of any of these events could cause our solutions to be perceived as vulnerable, cause our Assignors to lose confidence in our solutions, negatively affect our ability to attract new Assignors and cause existing Assignors to terminate or not renew our solutions. If the information is lost, improperly disclosed or threatened to be disclosed, we could incur significant liability and be subject to regulatory scrutiny and penalties. Furthermore, we could be forced to expend significant resources in response to a security breach, including investigating the cause of the breach, repairing system damage, increasing cyber-security protection costs by deploying additional personnel and protection technologies, notifying and providing credit monitoring to affected individuals, paying regulatory fines and litigating and resolving legal claims and regulatory actions, all of which could increase our expenses and divert the attention of our management and key personnel away from our business operations.
In addition, if our own confidential business information were improperly disclosed, our business could be materially adversely affected. A core aspect of our business is the reliability and security of our technology platform. Any perceived or actual breach of security could have a significant impact on our reputation as a trusted brand, cause us to lose existing Assignors, prevent us from obtaining new Assignors, require us to expend significant funds to remedy problems caused by breaches and to implement measures to prevent further breaches, and expose us to legal risk and potential liability. Any security breach at a third-party vendor providing services to us could have similar effects. Any breach or disruption of any systems or networks on which we rely could have a material adverse effect on our business, financial condition, and results of operations.
Our information technology strategy and execution are critical to our continued success. We expect to continue to invest in long-term solutions that will enable us to continue being a differentiator in the market and to protect against cybersecurity risks and threats. Our success is dependent, in large part, on maintaining the effectiveness of existing technology systems and continuing to deliver and enhance technology systems that support our business processes in a cost-efficient and resource-efficient manner. Increasing regulatory and legislative changes will place additional demands on our information technology infrastructure that could have a direct impact on resources available for other projects tied to our strategic initiatives. In addition, recent trends toward greater patient engagement in health care require new and enhanced technologies, including more sophisticated applications for mobile devices. Connectivity among technologies is becoming increasingly important. We must also develop new systems to meet current market standards and keep pace with continuing changes in information processing technology, evolving industry and regulatory standards and patient needs. Failure to do so may present compliance challenges and impede our ability to deliver services in a competitive manner. Further, because system development projects are long-term in nature, they may be more costly than expected to complete and may not deliver the expected benefits upon completion. Our failure to effectively invest in, implement improvements to and properly maintain the uninterrupted operation and data integrity of our information technology and other business systems could adversely affect our results of operations, financial position and cash flow.

If we fail to innovate and develop new solutions, or if these new solutions are not adopted by existing and potential Assignors or other users, it could have a material adverse effect on our business, financial condition and results of operations.
Our results of operations and continued growth will depend on our ability to successfully develop and market new solutions that our existing and potential Assignors or other users are willing to adopt. For example, as part of our “Chase to Pay” model, we launched LifeWallet in January 2022, a platform designed to organize and facilitate access to users’ medical records. We cannot provide assurance that our new or modified solutions will be responsive to Assignor or users preferences or industry changes, or that the product and service development initiatives we prioritize will yield the gains that we anticipate, if any.
If we are unable to predict market preferences or if our industry changes, or if we are unable to modify our solutions on a timely basis, we may lose Assignors or fail to attract new ones. If existing Assignors are not willing to adopt new solutions, or if potential Assignors or other users do not value such new solutions, it could have a material adverse effect on our business, financial condition and results of operations.
Certain of our activities present the potential for identity theft or similar illegal behavior by our employees or contractors with respect to third parties, which could have a material adverse effect on our business, financial condition and results of operations.
Our solutions involve the use and disclosure of personal information that in some cases could be used to impersonate third parties or otherwise improperly gain access to their data or funds. If any of our employees or contractors take, convert, or misuse such information, or we experience a data breach creating a risk of identity theft, we could be liable for damages and our business reputation could be damaged. In addition, we could be perceived to have facilitated or participated in illegal misappropriation of documents or data and, therefore, be subject to civil or criminal liability. In addition, federal and state regulators may take the position that a data breach or misdirection of data constitutes an unfair or deceptive act or trade practice. We also may be required to notify individuals affected by any data breaches. Further, a data breach or similar incident could impact the ability of our Assignors that are creditors to comply with the federal “red flags” rules, which require the implementation of identity theft prevention programs to detect, prevent and mitigate identity theft in connection with Assignor accounts, which could be costly. If data utilized in our solutions are misappropriated for the purposes of identity theft or similar illegal behavior, it could have a material adverse effect on our reputation, business, financial condition and results of operations.
If we fail to comply with applicable privacy, security and data laws, regulations and standards, including with respect to third-party service providers that utilize sensitive personal information on our behalf, it could have a material adverse effect on our reputation, business, financial condition and results of operations.
In order to provide our services and solutions, we often receive, process, transmit and store PHI and PII of individuals, as well as other financial, confidential and proprietary information belonging to our Assignors and third parties from which we obtain information (e.g., private insurance companies, financial institutions, etc.). The receipt, maintenance, protection, use, transmission, disclosure, and disposal of this information is regulated at the federal, state, international and industry levels and we are also obligated by our contractual requirements with customers. These laws, rules and requirements are subject to frequent change. Compliance with new privacy and security laws, regulations and requirements may result in increased operating costs and may constrain or require us to alter our business model or operations. For example, we are subject to federal regulation as a result of the Final Omnibus Privacy, Security, Breach Notification and Enforcement Rules (the “Omnibus Final Rule”) amendments to the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009. We collectively refer to these acts and their implementing federal regulations, including the Omnibus Final Rule, as “HIPAA.”
HIPAA establishes privacy and security standards that limit our use and disclosure of PHI and requires us to implement administrative, physical and technical safeguards to ensure the confidentiality, integrity and availability of PHI, as well as notify our covered entity customers of breaches of unsecured PHI and security incidents. HIPAA also imposes direct penalties on us for violations of its requirements. In addition to HIPAA, we are also subject to varying state laws governing the use and disclosure of PII, including medical record information, as well as state laws requiring notification in case of a breach of such information. The Omnibus Final Rule significantly increased the risk of liability to us, our business associates and subcontractors by making us directly subject to many of HIPAA’s requirements and made more incidents of inadvertent disclosure reportable and subject to penalties.

We act as a business associate to our covered entity customers because we collect, use, disclose and maintain PHI in order to provide services to these customers. HIPAA requires us to enter into satisfactory written business associate agreements with our covered entity customers, which contain specified written assurances that we will safeguard PHI that we create or access and will fulfill other material obligations. Under the Omnibus Final Rule, we may be held directly liable under our business associate agreements and HIPAA for any violations of HIPAA. Therefore, we could face contractual liability with our Assignors as well as liability to the government under HIPAA if we do not comply with our business associate obligations and those provisions of HIPAA that are applicable to us. While we take measures to comply with applicable laws and regulations as well as our internal privacy policies, such laws, regulations and related legal standards for privacy and security continue to evolve and any failure or perceived failure to comply with applicable laws, regulations and standards may result in threatened or actual proceedings, actions and public statements against us by government entities, private parties, consumer advocacy groups or others, or could cause us to lose Assignors, which could have a material adverse effect on our business, financial condition and results of operations. The penalties for a violation of HIPAA are significant and, if imposed, could have a material adverse effect on our business, financial condition and results of operations. While we have included protections in our contracts with our third-party service providers, as required by the Omnibus Final Rule, we have limited oversight or control over their actions and practices. In addition, we could also be exposed to data breach risk if there is unauthorized access to one of our or our subcontractors’ secured facilities or from lost or stolen laptops, other portable media from current or former employee theft of data containing PHI, from misdirected mailings containing PHI, or other forms of administrative or operational error. HHS conducts audits to assess HIPAA compliance efforts by covered entities and business associates. An audit resulting in findings or allegations of noncompliance could have a material adverse effect on our results of operations, financial position and cash flows.
Additional risks include our ability to effectively manage growth, process, store, protect and use personal data in compliance with governmental regulation, contractual obligations and other legal obligations related to privacy and security and manage our obligations as a provider of healthcare services under Medicare and Medicaid.
Noncompliance or findings of noncompliance with applicable laws, regulations or requirements, or the occurrence of any privacy or security breach involving the misappropriation, loss or other unauthorized disclosure of sensitive personal information, whether by us or by one of our third-party service providers, could have a material adverse effect on our reputation and business, including, among other consequences, mandatory disclosure to the media, loss of existing or new Assignors, significant increases in the cost of managing and remediating privacy or security incidents and material fines, penalties and litigation awards, any of which could have a material adverse effect on our results of operations, financial position and cash flows. Further, if such laws and regulations are not enforced equally against other competitors in a particular market, our compliance with such laws may put us a competitive disadvantage vis-à-vis competitors who do not comply with such requirements.
We have Assignors throughout the United States and our solutions may contain healthcare information of patients located across all 50 states and Puerto Rico. Therefore, we may be subject to the privacy laws of each such jurisdiction, which may vary and, in some cases, can impose more restrictive requirements than federal law. Where state laws are more protective, we have to comply with the stricter provisions. In addition to fines and penalties imposed upon violators, some of these state laws also afford private rights of action to individuals who believe their personal information has been misused. California’s patient privacy laws, for example, provide for penalties of up to $250,000 and permit injured parties to sue for damages. The interplay of federal and state laws may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and our Assignors and potentially exposing us to additional expense, adverse publicity and liability. Further, as regulatory focus on privacy issues continues to increase and laws and regulations concerning the protection of personal information expand and become more complex, these potential risks to our business could intensify. Changes in laws or regulations associated with the enhanced protection of certain types of sensitive data, such as PHI or PII, along with increased customer demands for enhanced data security infrastructure, could greatly increase our cost of providing our services, decrease demand for our services, reduce our revenue and/or subject us to additional liabilities.
The following legal and regulatory developments also could have a material adverse effect on our business, financial condition and results of operations:
•	amendment, enactment, or interpretation of laws and regulations that restrict the access and use of personal information and reduce the supply of data available to Assignors;
•	changes in cultural and consumer attitudes to favor further restrictions on information collection and sharing, which may lead to regulations that prevent full utilization of our solutions;

•	failure of our solutions to comply with current laws and regulations; and
•	failure of our solutions to adapt to changes in the regulatory environment in an efficient, cost-effective manner.
Changes in legislation, both federal and state, or in laws relating to healthcare programs and policies, and steps we take in anticipation of such changes, particularly as they relate to the Medicare Secondary Payer Act and Medicare and Medicaid programs, could have a material adverse effect on our business, financial condition and results of operations.
Approximately 88% of our expected recoveries arise from claims being brought under the Medicare Secondary Payer Act. This law allows us to pursue recoveries against Primary Payers for reimbursement of medical expenses that our Assignors paid for when Primary Payers (i.e. liability insurers) were responsible for payment. While we believe we have been successful at both the federal and state level in establishing a legal basis for our recoveries, changes to the laws on which we base our recoveries, particularly the Medicare Secondary Payer Act, can adversely affect our business. Also, any changes to the Federal Medicare and Medicaid programs can affect our ability to attract new Assignors and acquire new data, thus substantially affecting our business, growth and recoveries. If the Medicare Secondary Payer Act is substantially changed or repealed, it could significantly reduce our potential recoveries and have a material adverse effect on our business, financial condition and results of operations.
Changes in the United States healthcare environment, or in laws relating to healthcare programs and policies, and steps we take in anticipation of such changes, particularly as they relate to the Affordable Care Act and Medicare and Medicaid programs, could have a material adverse effect on our business, financial condition and results of operations.
The healthcare industry in the United States is subject to a multitude of changing political, economic and regulatory influences that affect every aspect of our healthcare system. The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (the “Affordable Care Act”), made major changes in how healthcare is delivered and reimbursed, and generally increased access to health insurance benefits to the uninsured and underinsured population of the United States. Among other things, the Affordable Care Act increased the number of individuals with Medicaid and private insurance coverage, implemented reimbursement policies that tie payment to quality, facilitated the creation of accountable care organizations that may use capitation and other alternative payment methodologies, strengthened enforcement of fraud and abuse laws and encouraged the use of information technology. However, many of these changes require implementing regulations which have not yet been drafted or have been released only as proposed rules. In addition, there have been and continue to be a number of legislative and regulatory initiatives to contain healthcare costs, reduce federal and state government spending on healthcare products and services and limit or restrict the scope of the Medicare RAC program and other program integrity initiatives.
Future changes to the Affordable Care Act and to the Medicare and Medicaid programs and other federal or state healthcare reform measures may lower reimbursement rates, establish new payment models, increase or decrease government involvement in healthcare, decrease the Medicare RAC program and otherwise change the operating environment for us and our Assignors. If efforts to waive, modify or otherwise change the Affordable Care Act, in whole or in part, are successful, if we are unable to adapt our solutions to meet changing requirements or expand service delivery into new areas, or the demand for our solutions is reduced as a result of healthcare organizations’ reactions to changed circumstances and financial pressures, it could have a material adverse effect on our business, financial condition and results of operations.
Healthcare organizations may react to such changed circumstances and financial pressures, including those surrounding the implementation of the Affordable Care Act, by taking actions such as curtailing or deferring their retention of service providers, which could reduce the demand for our data driven solutions and, in turn, have a material adverse effect on our business, financial condition and results of operations.
A significant portion of our claims comes from a limited number of Assignors, and the loss of one or more of these Assignors could have a material adverse effect on our business, financial condition and results of operations.
We have acquired a significant portion of our claims from and entered into agreements for new services with a limited number of large Assignors. These Assignors assign these claims with an irrevocable assignment from the Assignor to us (“assignment agreement”) each with different and/or staggered terms. In addition, we also rely on our reputation and recommendations from key Assignors to promote our solutions to potential new Assignors. Further, our ability to pursue a significant portion of our claims depends on our arrangements pursuant to which we are granted access to health care data, which may be terminated upon the occurrence of certain events. See “—We use various data sources in our business and if we lose access to those data sources it could have a material adverse effect on our business, financial condition, and results of operations.” Accordingly, if any of these Assignors fail to renew or terminate their existing agreements with us, it could have a material adverse effect on our business, financial condition and results of operations.
Our revenues and operations are dependent upon a limited number of key existing payers and our Assignors’ continued relationship with those payers, and disruptions in those relationships (including renegotiation, non-renewal or termination of capitation agreements) or the inability of such payers to maintain their contracts with the Centers for Medicare and Medicaid Services, or CMS, could adversely affect our business.
Our operations are dependent on a concentrated number of payers with whom our Assignors contract to provide services. The loss of these contracts for our Assignors could have a material adverse effect on our business, results of operations, financial condition and cash flows. The sudden loss of any of our Assignors’ payer partners or the renegotiation of any of our Assignors’ payer contracts could adversely affect our operating results.
Moreover, our inability to maintain agreements with our Assignors with respect to their health care claims recovery rights and data or to negotiate favorable terms for those agreements in the future could result in the loss of revenue and could have a material adverse effect on our profitability and business.
The data healthcare analytics and healthcare payment market is relatively new and unpenetrated, and if it does not develop or if it develops more slowly than we expect, it could have a material adverse effect on our business, financial condition and results of operations.
The data healthcare analytics and healthcare payment accuracy market is relatively new and the overall market opportunity remains relatively unpenetrated. It is uncertain whether this market will achieve and sustain high levels of demand, client acceptance and market adoption. Our success will depend to a substantial extent on the willingness of our Assignors to use, and to increase the frequency and extent of their utilization of our solutions as well as on our ability to demonstrate the value of data-driven solutions and payment accuracy solutions to healthcare payers and government agencies. If our Assignors or other potential customers do not perceive the benefits of our data-driven solutions, then our market may not continue to develop, or it may develop more slowly than we expect. If any of these events occurs, it could have a material adverse effect on our business, financial condition and results of operations.
Negative publicity concerning the data healthcare analytics and healthcare payment accuracy industry or patient confidentiality and privacy could limit the future growth of the healthcare payment accuracy market.
Our data driven solutions help prevent and recover improper payments made to healthcare providers. As a result, healthcare providers, insurers, third-party payers and others have criticized the healthcare payment accuracy industry and have hired lobbyists to discredit the reported success that payment accuracy solutions have had in improving the accuracy of payments. Further, negative publicity regarding patient confidentiality and privacy could limit market acceptance of our healthcare solutions. Many consumer advocates, privacy advocates and government regulators believe that the existing laws and regulations do not adequately protect privacy. They have become increasingly concerned with the use of personal information. As a result, they are lobbying for further restrictions on the dissemination or commercial use of personal information to the public and private sectors. If healthcare providers, privacy advocates and others are successful in creating negative publicity for the healthcare payment accuracy industry, government and private healthcare payers could hesitate to contract with payment accuracy providers, such as us, which could have a material adverse effect on our reputation, business, financial condition and results of operations.
We face significant competition and we expect competition to increase.
Competition among providers of healthcare payment accuracy solutions to U.S. healthcare insurance companies is strong and we may encounter additional competition as new competitors enter this area.
Our current healthcare solutions competitors include:
•	other payment accuracy vendors, including vendors focused on discrete aspects of the healthcare payment accuracy process;

•	fraud, waste and abuse claim edit and predictive analysis companies;
•	primary claims processors;
•	numerous regional utilization management companies;
•	in-house payment accuracy capabilities;
•	Medicare RACs; and
•	healthcare consulting firms and other third-party liability service providers.
We may not be able to compete successfully against existing or new competitors. In addition, we may be forced to increase the consideration we provide for assigned claims or lower our pricing, or the demand for our data-driven solutions may decrease as a result of increased competition. Further, a failure to be responsive to our existing and potential Assignors’ needs could hinder our ability to maintain or expand our Assignor base, hire and retain new employees, pursue new business opportunities, complete future acquisitions and operate our business effectively. Any inability to compete effectively could have a material adverse effect on our business, financial condition and results of operations.
If we are unable to protect our proprietary technology, information, processes and know-how, the value of our solutions may be diminished, which could have a material adverse effect on our business, financial condition and results of operations.
We rely significantly on proprietary technology, information, processes and know-how that are not subject to patent or copyright protection. We seek to protect this information through trade secret or confidentiality agreements with our employees, consultants, subcontractors or other parties, as well as through other security measures. These agreements and security measures may be inadequate to deter misappropriation of intellectual property and may be insufficient to protect our proprietary information. Misappropriation of our intellectual property by third parties, or any disclosure or dissemination of our business intelligence, queries, algorithms and other similar information by any means, could undermine competitive advantages we currently derive or may derive therefrom. Any of these situations could result in our expending significant time and incurring expense to enforce our intellectual property rights. Although we have taken measures to protect our proprietary rights, others may compete with our business by offering solutions or services that are substantially similar to ours. If the protection of our proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties or our employees, the value of our solutions, brand and other intangible assets may be diminished and competitors may be able to more effectively offer solutions that have the same or similar functionality as our solutions, which could have a material adverse effect on our business, financial condition and results of operations.
Our success depends on our ability to protect our intellectual property rights.
Our success depends in part on our ability to protect our proprietary software, confidential information and know-how, technology and other intellectual property and intellectual property rights. To do so, we rely generally on copyright, trademark and trade secret laws, confidentiality and invention assignment agreements with employees and third parties, and license and other agreements with consultants, vendors and Assignors. There can be no assurance that employees, consultants, vendors and Assignors have executed such agreements or have not breached or will not breach their agreements with us, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or independently developed by competitors. Additionally, we monitor our use of open source software to avoid uses that would require us to disclose our proprietary source code or violate applicable open source licenses, but if we engaged in such uses inadvertently, we could be required to take remedial action or release certain of our proprietary source code. These scenarios could have a material adverse effect on our business, financial condition and results of operations. In addition, despite the protections we place on our intellectual property, a third party could, without authorization, copy or otherwise obtain and use our products or technology, or develop similar technology. In addition, agreement terms that address non-competition are difficult to enforce in many jurisdictions and might not be enforceable in certain cases.
As we begin to pursue patents, we might not be able to obtain meaningful patent protection for our technology. In addition, if any patents are issued in the future, they might not provide us with any competitive advantages or might be successfully challenged by third parties.
We rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how, or other proprietary information in the event of any unauthorized use, misappropriation, or disclosure of such trade secrets, know-how, or other proprietary information. Further, the theft or unauthorized use or publication of our trade secrets and other confidential business information could reduce the differentiation of our services and harm our business, the value of our investment in development or business acquisitions could be reduced and third parties might make claims against us related to losses of their confidential or proprietary information.
We rely on our trademarks, service marks, trade names and brand names to distinguish our services from the services of our competitors and have registered or applied to register many of these trademarks. We cannot assure you that our trademark applications will be approved. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our services, which could result in loss of brand recognition and could require us to devote resources advertising and marketing new brands. Further, we cannot assure you that competitors will not infringe our trademarks or that we will have adequate resources to enforce our trademarks. Additionally, if we expand our focus to the international payment accuracy market, there is no guarantee that our trademarks, service marks, trade names and brand names will be adequately protected.
Our ability to obtain, protect and enforce our intellectual property rights is subject to uncertainty as to the scope of protection, registrability, patentability, validity and enforceability of our intellectual property rights in each applicable jurisdiction, as well as the risk of general litigation or third-party oppositions.
Existing U.S. federal and state intellectual property laws offer only limited protection. Moreover, if we expand our business into markets outside of the United States, our intellectual property rights may not receive the same degree of protection as they would in the United States because of the differences in foreign trademark and other laws concerning proprietary rights. Governments may adopt regulations, and government agencies or courts may render decisions, requiring compulsory licensing of intellectual property rights. When we seek to enforce our intellectual property rights, we may be subject to claims that the intellectual property rights are invalid or unenforceable. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property rights. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our solutions, impair the functionality of our solutions, delay introductions of new solutions, result in our substituting inferior or more costly technologies into our solutions, or have a material adverse effect on our business, financial condition and results of operations.
Our qui tam litigation may be subject to Government Intervention and Dismissal pursuant to 31 U.S.C. § 3730(c)(2)(A).
We file qui tam (“whistle blower”) actions on behalf of the United Stated federal government (“Federal Government”) under the False Claims Act, 31 U.S.C. § 3729 et seq. These actions give the Federal Government the opportunity to intervene and participate in the action. The False Claims Act authorizes the Attorney General to dismiss a qui tam action over the relator’s objection. The action can be dismissed if the Federal Government determines their best interests are not served with the litigation. This can be the case if the litigation does not advance their interests, preserve their limited resources, or avoid adverse precedent.
The Federal Government may dismiss an action notwithstanding the objections of the relator if the relator has received notice from the Federal Government and the person is afforded an opportunity to be heard on the Federal Government’s motion to dismiss. Courts have stated that the Federal Government has an “unfettered” right to dismiss a qui tam action. Swift v. United States, 318 F.3d 250, 252 (D.C. Cir. 2003). Federal Government intervention as well as dismissal pursuant to 31 U.S.C. § 3730(c)(2)(A) can negatively affect our business and our recovery efforts.
We are subject to extensive government regulation. Any violation of the laws and regulations applicable to us or a negative audit or investigation finding could have a material adverse effect on our business, financial condition and results of operations.
Much of our business is regulated by the Federal Government and the states in which we operate. The laws and regulations governing our operations generally are intended to benefit and protect individual citizens, including government program beneficiaries, health plan members and providers, rather than stockholders. The government agencies administering these laws and regulations have broad latitude to enforce them. These laws and regulations regulate how we do business, what services we offer and how we interact with our Assignors, providers, other healthcare payers and the public. Increased involvement by us in analytic or audit work that can have an impact on the eligibility of individuals for medical coverage or specific benefits could increase the likelihood and incidence of us being subjected to scrutiny or legal actions by parties other than our Assignors, based on alleged mistakes or deficiencies in our work, with significant resulting costs and strain on our resources.
In addition, because we may receive payments from federal and state governmental agencies, we may become subject to various laws, including the Federal False Claims Act and similar state statutes, which permit government law enforcement agencies to institute suits against us for violations and, in some cases, to seek double or treble damages, penalties and assessments. In addition, private citizens, acting as whistleblowers, can sue on behalf of the Federal Government under the “qui tam” provisions of the Federal False Claims Act and similar statutory provisions in many states.
The expansion of our operations into new products and services may further expose us to requirements and potential liabilities under additional statutes and legislative schemes that previously have not been relevant to our business, such as banking statutes, that may both increase demands on our resources for compliance activities and subject us to potential penalties for noncompliance with statutory and regulatory standards.
If the government discovers improper or illegal activities in the course of audits or investigations, we may be subject to various civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspensions and debarment from doing business with the government. Such risks, particularly under the Federal False Claims Act and similar state fraud statutes, have increased in recent years due to legislative changes that have (among other amendments) expanded the definition of a false claim to include, potentially, any unreimbursed overpayment received from, or other monetary debt owed to, a government agency. If we are found to be in violation of any applicable law or regulation, or if we receive an adverse review, audit or investigation, any resulting negative publicity, penalties or sanctions could have an adverse effect on our reputation in the industry, impair our ability to compete for new contracts and have a material adverse effect on our business, financial condition and results of operations.
Our business depends on effective information processing systems that are compliant with current HIPAA transaction and code set standards and the integrity of the data in, and operations of, our information systems, as well as those of other entities that provide us with data or receive data from us.
Our ability to conduct our operations and accurately report our financial results depends on the integrity of the data in our information systems and the integrity of the processes performed by those systems. These information systems and applications require continual maintenance, upgrading and enhancement to meet our operational needs, satisfy Assignor requests and handle and enable our expansion and growth. Despite our testing and quality control measures, we cannot be certain that errors or system deficiencies will not be found and that remediation can be done in a timeframe that is acceptable to our Assignors or that Assignor relationships will not be impaired by the occurrence of errors or the need for remediation. In addition, implementation of upgrades and enhancements may cost more, take longer or require more testing than originally expected. Given the large amount of data we collect and manage, it is possible that hardware failures, errors or technical deficiencies in our systems could result in data loss or corruption or cause the information that we collect, utilize or disseminate to be incomplete or contain inaccuracies that our Assignors regard as significant.
Moreover, we submit high volumes of monetary claims to third parties, the efficiency and effectiveness of our own operations are to some degree dependent on the claims processing systems of these third parties and their compliance with any new transaction and code set standards. Since October 1, 2015, health plans, commercial payers and healthcare providers have been required to transition to the new ICD-10 coding system, which greatly expands the number and detail of diagnosis codes used for inpatient, outpatient and physician claims. The transition to the new transaction and code set standard is expensive, time-consuming and may initially result in disruptions or delays as we and other stakeholders make necessary system adjustments to be fully compliant and capable of exchanging data.
In addition, we may experience delays in processing claims and therefore earning our fees if the third parties with whom we work are not in full compliance with these new standards in the required timeframe. Claims processing systems failures, incapacities or deficiencies internal to these third parties could significantly delay or obstruct our ability to recover money, and thereby interfere with our performance and our ability to generate revenue in the timeframe we anticipate, which in turn could have a material adverse effect on our business, financial condition and results of operations.
In the event we fail to maintain our Security Organization Control 2, HITRUST or other certifications, we could be in breach of our obligations under our contracts, fines and other penalties could result, and we may suffer reputational harm and damage to our business.
In addition to government regulation and the securities laws, we are subject to self-regulatory standards and industry certifications that may legally or contractually apply to us. These include Security Organization Control 2 (“SOC 2”), with which we are currently compliant. In the event we fail to maintain our SOC 2 compliance or fail to receive recertification from HITRUST, we could be in breach of our obligations under Assignor and other contracts, fines and other penalties could result, and we may suffer reputational harm and damage to our business. Further, our Assignors may expect us to comply with more stringent privacy and data security requirements than those imposed by laws, regulations or self-regulatory requirements, and we may be obligated contractually to comply with additional or different standards relating to our handling or protection of data.
Any failure or perceived failure by us to comply with federal or state laws or regulations, industry standards or other legal obligations, or any actual or suspected privacy or security incident, whether or not resulting in unauthorized access to, or acquisition, release or transfer of PII or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity and could cause our Assignors to lose trust in us, which could have an adverse effect on our reputation and business. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to pursue recoveries could be limited. Any of these developments could harm our business, financial condition and results of operations. Privacy and data security concerns, whether valid or not valid, may inhibit retention of our systems by existing Assignors or onboarding onto or, in the case of our Chase to Pay services, adoption of our systems by new Assignors. For more information on Chase to Pay services, please see the section entitled “Information About MSP—MSP Business Overview.”
Costs associated with, and our ability to obtain and maintain adequate insurance, could adversely affect our profitability and financial condition.
We hold a number of insurance policies, including directors’ and officers’ liability insurance, business interruption insurance, property insurance and workers’ compensation insurance. The cost of maintaining directors’ and officers’ liability insurance has increased substantially over the past few years and could continue to increase, due to general market trends, as part of an evaluation of our specific loss history and other factors. If the costs of maintaining adequate insurance coverage should increase significantly in the future, our operating results could be materially adversely affected. Likewise, if any of our current insurance coverage should become unavailable to us or become economically impractical, we would be required to operate our business without indemnity from commercial insurance providers. Similarly, if we exhaust our current insurance coverage for any given policy period, we would be required to operate our business without indemnity from commercial insurance providers for any claims made that are attributable to that policy period.
Our services could become subject to new, revised, or enhanced regulatory requirements in the future, which could result in increased costs, could delay or prevent our introduction of new solutions, or could impair the function or value of our existing solutions, which could have a material adverse effect on our business, financial condition and results of operations.
The healthcare industry is highly regulated on the federal, state and local levels, and is subject to changing legislative, regulatory, political and other influences. As has been the trend in recent years, it is reasonable to assume that there will continue to be increased government oversight and regulation of the healthcare industry in the future. Changes to existing laws and regulations, or the enactment of new federal and state laws and regulations affecting the healthcare industry, could create unexpected liabilities for us, could cause us or our Assignors to incur additional costs and could restrict our or our Assignors’ operations. Many healthcare laws are complex, subject to frequent change and dependent on interpretation and enforcement decisions from government agencies with broad discretion. We cannot assure our stockholders as to the ultimate content, timing or effect of any new healthcare legislation or regulations, nor is it possible at this time to estimate the impact of potential new legislation or regulations on our business. In addition, federal and state legislatures periodically have considered programs to reform or amend the U.S. healthcare system at both the federal and state level, such as the enactment of the Affordable Care Act. It is possible that the changes to the Medicare, Medicaid or other governmental healthcare program reimbursements may serve as precedent to possible changes in other payers’ reimbursement policies in a manner adverse to us. Similarly, changes in private payer reimbursements could lead to adverse changes in Medicare, Medicaid and other governmental healthcare programs, which could have a material adverse effect on our business, financial condition and results of operations. Our failure to anticipate accurately the application of these laws and similar or future laws and regulations, or our failure to comply with them, could create liability for us, result in adverse publicity and have a material adverse effect on our business, financial condition and results of operations.
While we believe that we have structured our agreements and operations in material compliance with applicable healthcare laws and regulations, there can be no assurance that we will be able to successfully address changes in the current regulatory environment. We believe that our business operations materially comply with applicable healthcare laws and regulations. However, some of the healthcare laws and regulations applicable to us are subject to limited or evolving interpretations, and a review of our business or operations by a court, law enforcement or a regulatory authority might result in a determination that could have a material adverse effect on us. Furthermore, the healthcare laws and regulations applicable to us may be amended or interpreted in a manner that could have a material adverse effect on our business, prospects, results of operations and financial condition.
Our services may become subject to new or enhanced regulatory requirements and we may be required to change or adapt our services in order to comply with these regulations. If we fail to successfully implement new regulatory framework, it could adversely affect our ability to offer services deemed critical by our Assignors, which could have a material adverse effect on our business, financial condition and results of operations. New or enhanced regulatory requirements may render our solutions obsolete or prevent us from performing certain services. Further, new or enhanced regulatory requirements could impose additional costs on us, thereby making existing solutions unprofitable, and could make the introduction of new solutions more costly or time consuming than we anticipate, which could have a material adverse effect on our business, financial condition and results of operations.
If we fail to accurately estimate the factors upon which we base our contract pricing, we may generate less profit than expected or incur losses on those contracts, which could have a material adverse effect on our business, financial condition and results of operations.
Our Assignor contracts are generally recovery-based. We receive a fee for such contracts based on the monies identified and ultimately recovered. Our ability to earn a profit on a performance-based agreement requires that we accurately estimate the costs involved and outcomes likely to be achieved and assess the probability of completing multiple tasks and transactions within the contracted time period.
We derive a relatively small portion of our revenue on a “fee-for-service” basis whereby billing is based upon a flat fee or a fee per hour. To earn a profit on these contracts, we must accurately estimate costs involved and assess the probability of achieving certain milestones within the contracted time period. If we do not accurately estimate the costs and timing for completing projects, or if we encounter increased or unexpected costs, delays, failures, liabilities or risks, including those outside of our control, our contracts could prove unprofitable for us or yield lower profit margins than anticipated. Although we believe that we have recorded adequate provisions in our financial statements for losses on our fee-for-service contracts where applicable, as required under GAAP, we cannot provide assurance that our contract provisions will be adequate to cover all actual future losses. The inability to accurately estimate the factors upon which we base our contract pricing could have a material adverse effect on business, financial condition and results of operations.
If we fail to cost-effectively develop widespread brand awareness and maintain our reputation, or if we fail to achieve and maintain market acceptance, our business could suffer.
We believe that maintaining and enhancing our reputation and brand recognition is critical to our relationships with our Assignors and ability to attract new Assignors. The promotion of our brand may require us to make substantial investments and we anticipate that, as our market becomes increasingly competitive, these marketing initiatives may become increasingly difficult and expensive. Our marketing activities may not be successful or yield increased revenue, and to the extent that these activities yield increased revenue, the increased revenue may not offset the expenses we incur, and our results of operations could be harmed. In addition, any factor that diminishes our reputation or that of our management, including failing to meet expectations, or any adverse publicity or litigation involving or surrounding us, could make it substantially more difficult for us to attract new Assignors. In addition, negative publicity resulting from any adverse government audit could injure our reputation. If we do not successfully maintain and enhance our reputation and brand recognition, our business may not grow and we could lose our relationships with Assignors, which would harm our business, results of operations and financial condition.
The registered or unregistered trademarks or trade names that we own or license may be challenged, infringed, circumvented, declared generic, lapsed or determined to be infringing on or dilutive of other marks. We may not be able to protect our rights in these trademarks and trade names, which we need in order to build name recognition with Assignors, payers and other partners. In addition, third parties may in the future file for registration of trademarks similar or identical to our trademarks. If they succeed in registering or developing common law rights in such trademarks, and if we are not successful in challenging such third-party rights, we may not be able to use these trademarks to promote our business in certain relevant jurisdictions. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our brand recognition, reputation and results of operations may be adversely affected.
Our ability to execute on business plans, maintain high levels of service or adequately address competitive challenges will be negatively impacted if we fail to properly manage our growth, which could have a material adverse effect on our business, financial condition and results of operations.
In recent years, our size and the scope of our business operations have expanded rapidly, and we expect that we will continue to grow and expand into new areas within the healthcare industry; however, such growth and expansion has resulted in nominal revenue to date and carries costs and risks that, if not properly managed, could have a material adverse effect on our business, financial condition and results of operations. To effectively manage our business plans, we must continue to improve our operations, while remaining competitive. We must also be flexible and responsive to our Assignors’ needs and to changes in the political, economic and regulatory environment in which we operate. The greater size and complexity of our expanding business puts additional strain on our administrative, operational and financial resources and makes the determination of optimal resource allocation more difficult. A failure to anticipate or properly address the demands that our growth and diversification may have on our resources and existing infrastructure may result in unanticipated costs and inefficiencies and could adversely impact our ability to execute on our business plans and growth goals, which could have a material adverse effect on our business, financial condition and results of operations.
We may require significant capital expenditures and the allocation of valuable management resources to grow and change in these areas. We must effectively increase our headcount and continue to effectively train and manage our employees. We will need to continue to hire, train and manage additional qualified information technology, operations and marketing staff, and improve and maintain our technology and information systems to properly manage our growth. If our new hires perform poorly, or if we are unsuccessful in hiring, training, managing and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be adversely affected. We will be unable to manage our business effectively if we are unable to alleviate the strain on resources caused by growth in a timely and successful manner. If we fail to effectively manage our anticipated growth and change, the quality of our services may suffer, which could negatively affect our brand and reputation and harm our ability to attract and retain Assignors and employees.
We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, including increasing expenses as we continue to grow our business. We expect our operating expenses to increase significantly over the next several years as we continue to hire additional personnel, expand our operations and infrastructure, and continue to expand to reach more Assignors. In addition to the expected costs to grow our business, we also expect to incur additional legal, accounting, investor relations and other expenses as a newly public company. These investments may be more costly than we expect, and if we do not achieve the benefits anticipated from these investments, or if the realization of these benefits is delayed, they may not result in increased revenue or growth in our business. If our growth rate were to decline significantly or become negative, it could adversely affect our financial condition and results of operations. If we are not able to achieve or maintain positive cash flow in the long term, we may require additional financing, which may not be available on favorable terms or at all and/or which could be dilutive to our stockholders. Our failure to achieve or maintain profitability could negatively impact the value of our common stock.

We may not be able to obtain additional capital to continue the development of our business.
There can be no assurance that our future proposed operations and claims recovery will be implemented successfully or that we will ever have profits. If we are unable to successfully recover on claims and continue pursuing recoveries, holders of our common stock may lose their entire investment. We face all of the risks inherent in a new business and a new public company, including the expenses, difficulties, complications and delays frequently encountered in connection with conducting operations, including the need for significant additional capital requirements and management’s potential underestimation of initial and ongoing costs. In evaluating our business and future prospects, these difficulties should be considered. If we are not effective in addressing these risks, we would not be able to implement our business strategy and our results of operations would be adversely affected. To date, MSP’s sources of liquidity to fund working capital have been through funds from servicing agreements, member contributions and investments from other third parties. As of December 31, 2021, MSP had access to approximately $30.7 million reserved for services fees to be paid by VRM MSP, commensurate with the operational expenses and costs of MSP Recovery. See “MSP Recovery’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Our Business Model—Claims Recovery Services” and Note 1 to the unaudited financial statements of MSP Recovery included in this proxy statement/prospectus.
If we do not successfully integrate future acquisitions or strategic partnerships that we may enter into, we may not realize the anticipated benefits of any such acquisitions or partnerships, which could have a material adverse effect on our business, financial condition and results of operations.
We expect to pursue future acquisitions in order to expand and diversify our business. We may also form strategic partnerships with third parties that we believe will complement or augment our existing business. We cannot, however, provide assurance that we will be able to identify any potential acquisition or strategic partnership candidates, consummate any additional acquisitions or enter into any strategic partnerships or that any future acquisitions or strategic partnerships will be successfully integrated or will be advantageous to us. Entities we acquire may not achieve the revenue and earnings we anticipate or their liabilities may exceed our expectations. We could face integration issues pertaining to the internal controls and operational functions of the acquired companies and we also could fail to realize cost efficiencies or synergies that we anticipated when selecting our acquisition candidates. Assignor dissatisfaction or performance problems with a particular acquired entity or resulting from a strategic partnership could have a material adverse effect on our reputation as a whole. We may be unable to profitably manage any acquired entities, or we may fail to integrate them successfully without incurring substantial expenses, delays or other problems. We may not achieve the anticipated benefits from any strategic partnerships we form. In addition, business acquisitions and strategic partnerships involve a number of risks that could affect our business, financial condition and results of operations, including but not limited to:
•	our ability to integrate operational, accounting and technology policies, processes and systems and the implementation of those policies and procedures;
•	our ability to integrate personnel and human resources systems as well as the cultures of each of the acquired businesses;
•	our ability to implement our business plan for the acquired business;
•	transition of operations, users and Assignors to our existing platforms or the integration of data, systems and technology platforms with ours;
•	compliance with regulatory requirements and avoiding potential conflicts of interest in markets that we serve;
•	diversion of management’s attention and other resources;
•	our ability to retain or replace key personnel;
•	our ability to maintain relationships with the clients of the acquired business or a strategic partner and further develop the acquired business or the business of our strategic partner;
•	our ability to cross-sell our solutions of the acquired businesses or strategic partners to our respective Assignors;
•	entry into unfamiliar markets;

•	assumption of unanticipated legal or financial liabilities and/or negative publicity related to prior acts by the acquired entity;
•	litigation or other claims in connection with the acquired company, including claims from terminated employees, Assignors, former stockholders or third parties;
•	misuse of intellectual property by our strategic partners;
•	disagreements with strategic partners or a misalignment of incentives within any strategic partnership;
•	becoming significantly leveraged as a result of incurring debt to finance an acquisition;
•	unanticipated operating, accounting or management difficulties in connection with the acquired entities; and
•	impairment of acquired intangible assets, including goodwill, and dilution to our earnings per share.
If we fail to successfully integrate the businesses that we acquire or strategic partnerships that we enter into, we may not realize any of the benefits we anticipate in connection with the acquisitions or partnerships, which could have a material adverse effect on our business, financial condition and results of operations.
We may incur substantial additional indebtedness, including in connection with future claims acquisitions.
We may incur substantial additional indebtedness in order to finance acquisitions, which are an important part of our long-term growth strategy, or otherwise in connection with financing our operations, and such increased leverage could adversely affect our business. In particular, the increased leverage could increase our vulnerability to sustained, adverse macroeconomic weakness, limit our ability to obtain further financing and limit our ability to pursue other operational and strategic opportunities. The increased leverage, potential lack of access to financing and increased expenses could have a material adverse effect on our financial condition, results of operations and cash flows.
If we fail to maintain or upgrade our operational platforms, it could have a material adverse effect on our business, financial condition and results of operations.
We expect to make substantial investments in and changes to our operational platforms, systems and applications to compete effectively and keep up with technological advances. We may also face difficulties in integrating any upgraded platforms into our current technology infrastructure. In addition, significant technological changes could render our existing solutions obsolete. Although we have invested, and will continue to invest, significant resources in developing and enhancing our solutions and platforms, any failure to keep up with technological advances or to integrate upgraded operational platforms and solutions into our existing technology infrastructure could have a material adverse effect on our business, financial condition and results of operations.
We are currently party to and may in the future become party to additional litigation, regulatory, or other dispute resolution proceedings. Adverse judgments or settlements in any of these proceedings could have a material adverse effect on our business, financial condition and results of operations.
We are currently party to may in the future become party to lawsuits and other claims against us that arise from time to time in the ordinary course of our business. These may include lawsuits and claims related to, for example, contracts, subcontracts, protection of confidential information or trade secrets, wage and benefits, employment of our workforce or compliance with any of a wide array of state and federal statutes, rules and regulations that pertain to different aspects of our business. We also may be required to initiate expensive litigation or other proceedings to protect our business interests. In addition, because of the payments we may receive from potential future government Assignors, we may become subject to unexpected inquiries, investigations, legal actions or enforcement proceedings pursuant to the False Claims Act, healthcare fraud, waste and abuse laws or similar legislation. Any investigations, settlements or adverse judgments stemming from such legal disputes or other claims may result in significant monetary damages or injunctive relief against us, as well as reputational injury that could adversely affect us. In addition, litigation and other legal claims are subject to inherent uncertainties and management’s view of currently pending legal matters may change in the future. Those uncertainties include, but are not limited to, costs of litigation, unpredictable judicial or jury decisions and the differing laws and judicial proclivities regarding damage awards among the states in which we operate. Unexpected outcomes in such legal proceedings, or changes in management’s evaluation or predictions of the likely outcomes of such proceedings (possibly resulting in changes in established reserves), could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to successfully identify and recover on future claims, our results of operations could be adversely affected.
As a part of our business plan, we have acquired the right to pursue recoveries and we intend to continue to pursue acquiring additional claims to support our business strategy. These recoveries can involve a number of risks and challenges, any of which could cause significant operating inefficiencies and adversely affect our growth and profitability. Such risks and challenges include:
•	underperformance relative to our expectations and the price paid for the claims;
•	unanticipated demands on our management and operational resources;
•	failure to successfully recover on legal claims;
•	difficulty in integrating personnel, operations, and systems;
•	maintaining current customers and securing future customers of the combined businesses;
•	assumption of liabilities; and
•	litigation-related charges.
The profits of claims may take considerable time to recover, and certain recoveries may fall short of expected returns. If our recoveries are not successful, we may record impairment charges. Our ability to grow our capital will depend upon our success at identifying and recovering legal claims, which requires substantial judgment in assessing their values, strengths, weaknesses, liabilities, and potential profitability, as well as the availability of capital.
If we fail to accurately calculate the Paid Amount and Paid Value of Potential Recoverable Claims, it can have a material adverse effect on our business, results of operations, financial condition, and cash flows.
Typically, we identify recoverable claims using our proprietary algorithms which comb through historical paid claims data and search for possible recoveries based on the various Funnels and Layers we have identified. Our potential ability to achieve recovery revenues are based largely on the Paid Value of Potentially Recoverable Claims of our portfolio and our ability to discover, quantify and settle the gap between Billed Amount and Paid Amount on a large scale. If we fail to accurately calculate the Paid Amount or the Paid Value of Potential Recoverable Claims, the Recovery Multiple or the recovery rights we are entitled to may not be appropriately captured, which may have a material adverse effect on our business, results of operations, financial condition and cash flows.
We use software vendors, utility providers and network providers in our business and if they cannot deliver or perform as expected or if our relationships with them are terminated or otherwise change it could have a material adverse effect on our business, financial condition and results of operations.
Our ability to service our Assignors and deliver and implement solutions requires that we work with certain third-party providers, including software vendors, utility providers and network providers, and depends on such third parties meeting our expectations in both timeliness and quality. We might incur significant additional liabilities if the services provided by these third parties do not meet our expectations, if they terminate or refuse to renew their relationships with us or if they were to offer their services to us on less advantageous terms, which could have a material adverse effect on our business, financial condition and results of operations. In addition, while there are backup systems in many of our operating facilities, an extended outage of utility or network services supplied by these vendors or providers could impair our ability to deliver our solutions, which could have a material adverse effect on our business, financial condition and results of operations.
We use various data sources in our business and if we lose access to those data sources it could have a material adverse effect on our business, financial condition, and results of operations.
Our ability to service our Assignors and deliver and implement solutions requires that we use several data sources when identifying recoveries. If we were to lose access to those data sources, including as a result of any termination of our data access arrangements, it could have a material adverse effect on our business, financial condition and results of operations.

Third parties may claim that we are infringing their intellectual property, and we could suffer significant litigation or licensing expenses or be prevented from selling certain solutions, which could have a material adverse effect on our business, financial condition and results of operations.
We could be subject to claims that we are misappropriating or infringing intellectual property or other proprietary rights of others. These claims, even if not meritorious, could be expensive to defend and divert management’s attention from our operations. If we become liable to third parties for infringing these rights, we could be required to pay a substantial damage award and develop non-infringing technology, cease using the solutions or providing the services that use or contain the infringing intellectual property or obtain a license. We may be unable to develop non-infringing solutions or obtain a license on commercially reasonable terms, or at all. We may also be required to indemnify our Assignors if they become subject to third-party claims relating to intellectual property that we license or otherwise provide to them, which could be costly. If we are subject to claims of misappropriating or infringing the intellectual property or other proprietary rights of others, it could have a material adverse effect on our business, financial condition and results of operations.
Changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates.
We have operations throughout the United States as well as in Puerto Rico. Accordingly, we are subject to taxation in many jurisdictions with increasingly complex tax laws, the application of which can be uncertain.
Unanticipated changes in our tax rates could affect our future financial condition and results of operations. Our future effective tax rates could be unfavorably affected by changes in the tax rates in jurisdictions where our income is earned and taxed, by changes in, or our interpretation of, tax rules and regulations in the jurisdictions in which we do business, by increases in expenses not deductible for tax purposes including impairments of goodwill, by changes in U.S. GAAP or other applicable accounting standards or by changes in the valuation of our deferred tax assets and liabilities.
In addition, we are subject to the continual examination of our income tax returns by the U.S. Internal Revenue Service (“IRS”) and other domestic and international tax authorities. Tax authorities in various jurisdictions may disagree with and subsequently challenge the amount of profits taxed in their state or country, which may result in increased tax liability, including accrued interest and penalties, which would cause our tax expense to increase. There can be no assurance that the final determination of any of these examinations will not have a material adverse effect on our financial condition and results of operations.
We will be required to pay the TRA Parties (as defined in the TRA) for most of the benefits relating to an increase in tax attributes as a result of the Post-Combination Company’s direct and indirect allocable share of existing tax basis acquired in the Business Combination, and the Post-Combination Company’s increase in its allocable share of existing tax basis and anticipated tax basis adjustments we receive in connection with sales or exchanges of Up-C Units after the Business Combination.
In connection with the Business Combination, we will enter into a Tax Receivable Agreement with the TRA Parties (as defined in the TRA) that provides for the payment by the Post-Combination Company to such TRA Parties of 85% of the benefits, if any, that the Post-Combination Company is deemed to realize (calculated using certain assumptions) as a result of (i) the Company’s direct and indirect allocable share of existing tax basis acquired in the Business Combination, (ii) increases in the Post-Combination Company’s allocable share of existing tax basis and tax basis adjustments that will increase the tax basis of the tangible and intangible assets of Opco as a result of the Business Combination and as a result of sales or exchanges of Up-C Units for cash or shares of the Post-Combination Company’s Class A common stock, and (iii) certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. These increases in existing tax basis and tax basis adjustments generated over time may reduce the amount of tax that the Post-Combination Company would otherwise be required to pay in the future, although the IRS may challenge all or part of the validity of that tax basis, and a court could sustain such a challenge. Actual tax benefits realized by the Post-Combination Company may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. The payment obligation under the Tax Receivable Agreement is an obligation of the Post-Combination Company and not of Opco. While the amount of existing tax basis, the anticipated tax basis adjustments and the actual amount and utilization of tax attributes, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges of Up-C Units for shares of the Post-Combination Company common stock, the applicable tax rate, the price of shares of the Post-Combination Company’s Class A common stock at the time of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income, we expect that as a result of the size of the transfers and increases in the tax basis of the tangible and intangible assets of Opco and our possible utilization of tax attributes, including existing tax basis acquired at the time of the Business Combination, the payments that the Post-Combination Company may make under the Tax Receivable Agreement will be substantial. The payments under the Tax Receivable Agreement are not conditioned on the exchanging holders of Opco Units or other TRA Parties continuing to hold ownership interests in us. To the extent payments are due to the TRA Parties under the Tax Receivable Agreement, the payments are generally required to be made within five business days after the tax benefit schedule (which sets forth the Post-Combination Company’s realized tax benefits covered by the Tax Receivable Agreement for the relevant taxable year) is finalized. The Post-Combination Company is required to deliver such a tax benefit schedule to the TRA Parties’ Representative (as defined in the TRA), for its review, within ninety calendar days after the due date (including extensions) of the Post-Combination Company’s federal corporate income tax return for the relevant taxable year.
In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits the Post-Combination Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement.
The Post-Combination Company’s payment obligations under the Tax Receivable Agreement will be accelerated in the event of certain changes of control or its election to terminate the Tax Receivable Agreement early. The accelerated payments will relate to all relevant tax attributes then allocable to the Post-Combination Company in the case of an acceleration upon a change of control and to all relevant tax attributes allocable or that would be allocable to the Post-Combination Company (in the case of an election by the Post-Combination Company to terminate the Tax Receivable Agreement early, assuming all Up-C Units were then exchanged). The accelerated payments required in such circumstances will be calculated by reference to the present value (at a specified discount rate determined by reference to LIBOR) of all future payments that holders of Up-C Units or other recipients would have been entitled to receive under the Tax Receivable Agreement, and such accelerated payments and any other future payments under the Tax Receivable Agreement will utilize certain valuation assumptions, including that the Post-Combination Company will have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement. In addition, recipients of payments under the Tax Receivable Agreement will not reimburse us for any payments previously made under the Tax Receivable Agreement if such tax basis and the Post-Combination Company’s utilization of certain tax attributes is successfully challenged by the IRS (although any such detriment would be taken into account in future payments under the Tax Receivable Agreement). The Post-Combination Company’s ability to achieve benefits from any existing tax basis, tax basis adjustments or other tax attributes, and the payments to be made under the Tax Receivable Agreement, will depend upon a number of factors, including the timing and amount of our future income. As a result, even in the absence of a change of control or an election to terminate the Tax Receivable Agreement, payments under the Tax Receivable Agreement could be in excess of 85% of the Post-Combination Company’s actual cash tax benefits.
Accordingly, it is possible that the actual cash tax benefits realized by the Post-Combination Company may be significantly less than the corresponding Tax Receivable Agreement payments or that payments under the Tax Receivable Agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits. There may be a material negative effect on our liquidity if the payments under the Tax Receivable Agreement exceed the actual cash tax benefits that the Post-Combination Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to the Post-Combination Company by Opco are not sufficient to permit the Post-Combination Company to make payments under the Tax Receivable Agreement after it has paid taxes and other expenses. We may need to incur additional indebtedness to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise, and these obligations could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

The acceleration of payments under the Tax Receivable Agreement in the case of certain changes of control may impair our ability to consummate change of control transactions or negatively impact the value of our Post-Combination Company common stock.
In the case of a “Change of Control” under the Tax Receivable Agreement (which is defined to include, among other things, a 50% change in control of the Post-Combination Company, the approval of a complete plan of liquidation or dissolution of the Post-Combination Company, or the disposition of all or substantially all of the Post-Combination Company’s direct or indirect assets), payments under the Tax Receivable Agreement will be accelerated and may significantly exceed the actual benefits the Post-Combination Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement. We expect that the payments that we may make under the Tax Receivable Agreement (the calculation of which is described in the immediately preceding risk factor) in the event of a change of control will be substantial. As a result, our accelerated payment obligations and/or the assumptions adopted under the Tax Receivable Agreement in the case of a change of control may impair our ability to consummate change of control transactions or negatively impact the value received by owners of our Post-Combination Company common stock in a change of control transaction.
Our success may depend on the continued service and availability of key personnel.
Our success and future growth is dependent upon the ability of our executive officers, senior managers and other key personnel to operate and manage our business and execute on our growth strategies successfully. We cannot provide assurance that we will be able to continue to retain our executive officers, senior managers or other key personnel or attract additional key personnel. We may incur increased expenses in connection with the hiring, promotion, retention or replacement of any of these individuals. The loss of the services of any of our key personnel could have a material adverse effect on our business, financial condition and results of operations.
Our business is dependent on our ability to attract and retain qualified employees.
Our ability to operate our business and provide our solutions is dependent on our ability to recruit, employ, train and retain the skilled personnel who have relevant experience in the healthcare and data analytics industries as well as information technology professionals who can design, implement, operate and maintain complex information technology systems. For example, certain of our employees in our company must either have or rapidly develop a significant amount of technical knowledge with regard to medical insurance coding and procedures. In addition, certain of our retrospective data driven solutions rely on a team of trained registered nurses or medical coding professionals to review medical information and provide feedback with respect to the medical appropriateness of care provided. Innovative, experienced and technologically proficient professionals, qualified nurses and experienced medical coding professionals are in great demand and are likely to remain a limited resource. Our ability to recruit and retain such individuals depends on a number of factors, including the competitive demands for employees having, or able to rapidly develop, the specialized skills we need and the level and structure of compensation required to hire and retain such employees. We may not be able to recruit or retain the personnel necessary to efficiently operate and support our business. Even if our recruitment and retention strategies are successful, our labor costs may increase significantly. In addition, our internal training programs may not be successful in providing inexperienced personnel with the specialized skills required to perform their duties. If we are unable to hire, train and retain sufficient personnel with the requisite skills without significantly increasing our labor costs, it could have a material adverse effect on our business, financial condition and results of operations.
General economic, political and market forces and dislocations beyond our control could reduce demand for our solutions, which could have a material adverse effect on our business, financial condition and results of operations.
The demand for our data driven solutions may be impacted by factors that are beyond our control, including macroeconomic, political and market conditions, the availability of short-term and long-term funding and capital, the level and volatility of interest rates, currency exchange rates and inflation. The United States economy recently experienced periods of contraction and both the future domestic and global economic environments may continue to be less favorable than those of prior years. Any one or more of these factors may contribute to reduced activity and prices in the securities markets generally and could result in a reduction in demand for our solutions, which could have a material adverse effect on our business, results of operations and financial condition.

COVID-19 or other pandemic, epidemic, or outbreak of an infectious disease may have an adverse effect on our business, results of operations, financial condition and cash flows, the nature and extent of which are highly uncertain and unpredictable.
The severity, magnitude and duration of the ongoing COVID-19 pandemic is uncertain and rapidly changing. As of the date of this proxy statement/prospectus, the extent to which the COVID-19 pandemic may impact our business, results of operations and financial condition remains uncertain. Furthermore, because of our business model, the full impact of the COVID-19 pandemic may not be fully reflected in our results of operations and overall financial condition until future periods.
Numerous state and local jurisdictions, including certain of the markets where we operate, had or have imposed, and others in the future may impose, “shelter-in-place” orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of COVID-19. Such orders or restrictions have resulted in periods of remote operations at our headquarters and medical centers, work stoppages among some vendors and suppliers, slowdowns and delays, travel restrictions and cancellation of events, among other effects, thereby negatively impacting our operations. Other disruptions or potential disruptions include restrictions on the ability of our personnel to travel; delays in actions of regulatory bodies; diversion of or limitations on employee resources that would otherwise be focused on the operations of our business, including because of sickness of employees or their families or the desire of employees to avoid contact with groups of people; business adjustments or disruptions of certain third parties; and additional government requirements or other incremental mitigation efforts. The extent to which the COVID-19 pandemic impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity and spread of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.
It is not currently possible to reliably project the direct impact of COVID-19 on our operating revenues and expenses. Key factors include the duration and extent of the outbreak in areas in which we operate as well as societal and governmental responses.
In response to the COVID-19 pandemic, we made operational changes to the staffing and operations of our offices to minimize potential exposure to COVID-19. If the COVID-19 pandemic worsens, especially in regions where we have offices, our business activities originating from affected areas could be adversely affected. Disruptive activities could include business closures in impacted areas, further restrictions on our employees’ ability to travel, impacts to productivity if our employees or their family members experience health issues, and potential delays in hiring and onboarding of new employees. We may take further actions that alter our business operations as may be required by local, state, or federal authorities or that we determine are in the best interests of our employees. Such measures could negatively affect our sales and marketing efforts, and employee productivity, any of which could harm our financial condition and business operations.
We are concentrated in certain geographic regions, which makes us sensitive to regulatory, economic, environmental and competitive conditions in those regions.
Due to the concentration of our operations in Florida, our business may be adversely affected by economic conditions that disproportionately affect Florida as compared to other states. In addition, our exposure to many of the risks described herein are not mitigated by a diversification of geographic focus.
Moreover, regions in and around the southeastern United States commonly experience hurricanes and other extreme weather conditions. As a result, our offices, especially those in Florida and Puerto Rico, are susceptible to physical damage and business interruption from an active hurricane season or a single severe storm. Moreover, global climate change could increase the intensity of individual hurricanes or the number of hurricanes that occur each year. Even if our facilities are not directly damaged, we may experience considerable disruptions in our operations due to property damage or electrical outages experienced in storm-affected areas by our employees. Additionally, long-term adverse weather conditions, whether caused by global climate change or otherwise, could cause an outmigration of people from the communities where our offices are located. If any of the circumstances described above occurred, there could be a harmful effect on our business and our results of operations could be adversely affected.
We depend on our senior management team and other key employees, and the loss of one or more of these employees or an inability to attract and retain other highly skilled employees could harm our business.
Our success depends largely upon the continued services of our senior management team and other key employees. We rely on our leadership team in the areas of operations, information technology and security, marketing, compliance and general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. The loss (including as a result of a COVID-19 infection) of one or more of the members of our senior management team, or other key employees, could harm our business. In particular, the loss of the services of our founder and Chief Executive Officer, John H. Ruiz, could significantly delay or prevent the achievement of our strategic objectives. Changes in our executive management team may also cause disruptions in, and harm to, our business.
Our overall business results may suffer from an economic downturn.
During periods of high unemployment, governmental entities often experience budget deficits as a result of increased costs and lower than expected tax collections. These budget deficits at federal, state and local government entities and may decrease, spending for health and human service programs, including Medicare, Medicaid and similar programs, which represent significant payer sources for our Assignors.
The unaudited projected financial information contained in this proxy statement/prospectus may not be an indication of the Post-Combination Company’s results of operations or financial condition following the Business Combination.
The unaudited projected financial information is presented in this proxy statement/prospectus because they were provided by MSP to the LCAP Board for its evaluation of the Business Combination. The Company did not perform a formal sensitivity analysis on the projections, did not prepare its own projections, and did not secure a third-party valuation or fairness opinion. MSP has not warranted the accuracy, reliability, appropriateness or completeness of the financial projections to anyone, including the Company. These projections are based on certain adjustments, assumptions, and preliminary estimates, address a hypothetical situation and reflects very limited historical financial data. The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that MSP or the Company, their respective boards of directors or managers, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or a basis to support or fail to support your decision regarding whether to vote for or against the Business Combination Proposal. Additionally, the unaudited projected financial information is not necessarily indicative of the future consolidated results of operations or financial position of the Post-Combination Company. In addition, the assumptions used in preparing the projected financial information are based on very limited actual experience to date and are therefore highly speculative and may not prove to be accurate, and other factors may affect the financial condition or results of operations of the Post-Combination Company following the Business Combination. Accordingly, the Post-Combination Company’s business, assets, cash flows, results of operations and financial condition may differ materially from those indicated by the unaudited projections included in this document. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or holders of shares of Class A Common Stock, are cautioned against unduly relying on this information. For more information, please see the section entitled “The Business Combination—Certain Projected Financial Information of MSP.”
Risks Related to the Company and the Business Combination
In this section, unless otherwise noted or the context otherwise requires, “we”, “us”, and “our” refer to the Company prior to the Business Combination and to the Post-Combination Company following the Business Combination.
Following the consummation of the Business Combination, our only significant asset will be our ownership interest in Opco. Such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock or satisfy our other financial obligations.
Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than our limited liability company interest in Opco. We will depend on Opco for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to our common stock and to satisfy our obligations under the Tax Receivable Agreement. The financial condition and operating requirements of Opco and its subsidiaries may limit our ability to obtain cash from Opco and to satisfy our obligations under the Tax Receivable Agreement. The earnings from, or other available assets of, Opco may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock should we decide to do so or satisfy our other financial obligations and to satisfy our obligations under the Tax Receivable Agreement. In addition, the covenants and restrictions in future indebtedness that we or Opco and its subsidiaries may incur, as well as the laws of the applicable jurisdictions of organization and agreements of Opco and its subsidiaries, may result in restrictions on Opco’s ability to make distributions to us or the ability of Opco’s subsidiaries to make distributions to it. For more information on the Tax Receivable Agreement, see “Other Agreements—Tax Receivable Agreement.”
Our Initial Stockholders have agreed to vote in favor of the Business Combination described in this proxy statement/prospectus, regardless of how our Public Stockholders vote.
Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by the holders of public stock in connection with an initial business combination, our Initial Stockholders (including Nomura) have agreed to vote any shares of common stock owned by them in favor of the Proposals. However, we intend to waive such obligations of the Sponsor, Nomura, our directors, and/or our officers to vote their shares of common stock in favor of the Proposals in respect of any shares purchased by such purchasers in Open Market Purchases. As of the date hereof, our Initial Stockholders own shares equal to 34.7% of our issued and outstanding shares of common stock. As a result, in addition to the shares of common stock held by Nomura, the Sponsor and our officers and directors, we may need only 2,826,816, or 23.5% (assuming all outstanding shares are voted), or no additional shares (assuming only the minimum number of shares representing a quorum are voted), of the Public Shares to be voted in favor of the Business Combination in order to have the Business Combination approved. Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if our Initial Stockholders agreed to vote any shares of common stock owned by them in accordance with the majority of the votes cast by our Public Stockholders.
The Sponsor, certain members of the LCAP Board and our officers have interests in the Business Combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement.
In considering the recommendation of the LCAP Board to vote for the proposals presented at the Special Meeting, including the Business Combination Proposal, you should be aware that aside from their interests as stockholders, the Sponsor and certain members of the LCAP Board and officers have interests in the Business Combination that are different from, or in addition to, the interests of our stockholders generally. As a result of such interests, the Sponsor and our directors and officers may be incentivized to complete a business combination with a less favorable combination partner or on terms less favorable to public shareholders rather than fail to complete a business combination by August 18, 2022 (or such later date as may be approved by the Company’s stockholders) and be forced to liquidate and dissolve the Company. The LCAP Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and the related agreements and in recommending to our stockholders that they vote in favor of the Proposals, including the Business Combination Proposal. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:
•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve the proposed Business Combination;
•	the fact that Ophir Sternberg, Thomas W. Hawkins and Roger Meltzer will serve as directors of the Post-Combination Company;
•
the fact that the Sponsor paid an aggregate of $25,000 for 5,000,000 Founder Shares in January 2020 and, in February 2020, the Company declared a stock dividend of 0.15 share for each Founder Share outstanding, resulting in the Sponsor holding an aggregate of 5,750,000 Founder Shares. After giving effect to the sales or transfer of Founder Shares to Nomura and in connection with the IPO to certain insiders, the remaining 5,667,500 Founder Shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $56,675,000 but, given the restrictions on such shares, we believe such shares have less value. In addition, given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the units sold in the IPO and the substantial number of shares of Class A Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our

Sponsor and its affiliates may earn a positive rate of return on their investment even if the common stock of the combined company trades below the price initially paid for the units in the IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;
•
the fact that Nomura has contingent fees owing to it upon the successful completion of the Business Combination, consisting of (a) an M&A fee of $20 million and (b) deferred underwriting fees of approximately $4.4 million;

•
the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by August 18, 2022 (or such later date as may be approved by the Company’s stockholders);

•
the fact that our Initial Stockholders, being holders of Class A Common Stock, are eligible to receive the dividend comprised of the New Warrants to be issued upon the automatic conversion of the Founder Shares at Closing, and the fact that, because our Initial Stockholders have agreed not to redeem their shares in connection with the Business Combination, they may receive a significant number of such New Warrants, if other holders of Class A Common Stock elect to exercise their redemption rights;

•
the fact that the Sponsor paid an aggregate of $5,950,000 for Private Units comprised of 297,500 Private Warrants to purchase shares of Class A Common Stock and that such Private Warrants will expire worthless if a business combination is not consummated by August 18, 2022;

•
the continued right of the Sponsor to hold Class A Common Stock and the shares of Class A Common Stock to be issued to the Sponsor upon exercise of its Private Warrants following the Business Combination, subject to certain lock-up periods;

•
if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•
the Sponsor (including its representatives and affiliates) and the Company directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to the Company. For example, each of the Company’s officers may be considered an affiliate of the Sponsor, and the directors and officers of the Company are also affiliated with Lionheart III and Lionheart IV, all of which are blank check companies incorporated for the purpose of effecting their respective initial business combinations. In addition, Mr. Meltzer serves on the board of directors of Haymaker Acquisition Corp. III, a blank check company incorporated for the purpose of effecting a business combination. The Sponsor and the Company’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to the Company completing its initial business combination. Moreover, certain of the Company’s directors and officers have time and attention requirements for certain other companies. The Company’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to the Company, and the other entities to which they owe certain fiduciary or contractual duties, including Lionheart III and Lionheart IV. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in the Company’s favor and such potential business opportunities may be presented to other entities prior to their presentation to the Company, subject to applicable fiduciary duties. The Existing Charter provides that the Company renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company and such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue, and to the extent the director or officer is permitted to refer that opportunity to the Company without violating another legal obligation. For more information, see “Management of the Company— Conflicts of Interests.”

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;
•
the fact that the Sponsor and our directors and officers will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by August 18, 2022; and

•
that, at the closing of the Business Combination we will enter into the Registration Rights Agreement with the Sponsor and our directors and officers which provides for registration rights to such persons and their permitted transferees.

The personal and financial interests of the Sponsor and our officers and directors may have influenced their motivation in identifying and selecting MSP and completing a business combination with MSP. This risk may become more acute as the deadline of August 18, 2022 for completing an initial business combination nears, unless we amend our Existing Charter (which requires the affirmative vote of the holders of 65% of all then outstanding shares of common Stock) and amend certain other agreements into which we have entered to extend the life of the Company.
The Sponsor, Nomura, MSP, the Members and/or their respective affiliates may purchase shares from Public Stockholders, which could reduce the number of shares of Class A Common Stock that may be redeemed in connection with the Business Combination and reduce the public “float” of our Class A Common Stock.
The Sponsor, Nomura, MSP, the Members and/or their respective affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event shares are purchased in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purposes of such purchases would be to reduce the number of shares of Class A Common Stock that may be redeemed in connection with the Business Combination, and may include a business decision to increase such purchaser’s ownership at an attractive price.
In addition, the Sponsor, Nomura, MSP, the Members and/or their respective affiliates may make Open Market Purchases, by purchasing shares of Class A Common Stock on the open market prior to the Special Meeting and separate from the redemption process conducted in connection with the Business Combination. The purposes of any Open Market Purchases would be to reduce the number of shares of Class A Common Stock that may be redeemed in connection with the Business Combination, and may include a business decision to increase such purchaser’s ownership at an attractive price. The Sponsor, Nomura, MSP, the Members and/or their respective affiliates shall only make Open Market Purchases to the extent the price per Class A Common Stock so acquired is no higher than the redemption price that would be available in connection with the redemption procedures described in this proxy statement/prospectus. In addition, the Sponsor, Nomura, MSP, the Members and/or their respective affiliates will waive any redemption rights with respect to any shares of Class A Common Stock purchased in Open Market Purchases and will not vote any shares of Class A Common Stock purchased in Open Market Purchases in favor of the Proposals.
In addition, if such purchases are made, the public “float” of our Class A Common Stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on Nasdaq or another national securities exchange or reducing the liquidity of the trading market for our Class A Common Stock.
The Company May Not Hold an Annual Meeting of Stockholders Until After the Consummation of the Business Combination, Which Could Delay the Opportunity for its Stockholders to Elect Directors.
In accordance with Nasdaq corporate governance requirements, the Company is not required to hold an annual meeting until one year after its first fiscal year end following its listing on Nasdaq. Under Section 211(b) of the DGCL, the Company is, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with the Company’s bylaws unless such election is made by written consent in lieu of such a meeting. The Company may not hold an annual meeting of stockholders to elect new directors prior to the consummation of the Business Combination, and thus it may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if the Company’s stockholders want it to hold an annual meeting prior to the consummation of the Business Combination, they may attempt to force the Company to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.
After completion of the Business Combination, we will be controlled by the Members, including John H. Ruiz and Frank C. Quesada, whose interests may conflict with our interests and the interests of other stockholders.
Upon completion of the Business Combination, assuming (1) the no redemption scenario and (2) that the holders of the Company’s existing Public Warrants and Private Warrants exercise those warrants, and no New Warrants are exercised, the Members (or their designees) will hold all of our issued and outstanding Class V Common Stock, which will control approximately 99.1% of the combined voting power of our common stock, and John H. Ruiz and Frank C. Quesada, as a group, will control approximately 92.58% of the combined voting power of our common stock. Such ownership percentage will be affected by the level of redemptions by Public Stockholders and the exercise of outstanding warrants or New Warrants. See “Summary— Ownership of the Post-Combination Company.” The Members will effectively have the ability to determine all corporate actions requiring stockholder approval, including the election and removal of directors, any amendment to our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. This could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of the Post-Combination Company, which could cause the market price of our Class A Common Stock to decline or prevent stockholders from realizing a premium over the market price for Class A Common Stock. The Members interests may conflict with our interests as a company or the interests of our other stockholders.
Our Public Stockholders will experience substantial dilution as a consequence of, among other transactions, the issuance of common stock in the Business Combination.
It is anticipated that, upon completion of the Business Combination, and assuming (1) the no redemption scenario and (2) that the holders of the Company’s existing Public Warrants and Private Warrants exercise those warrants, and no New Warrants are exercised: (i) the Company’s Public Stockholders will retain an economic interest of approximately 0.4% of the capital stock of the Post-Combination Company; and (ii) our Initial Stockholders (including the Sponsor) will retain an economic interest of approximately 0.2% of the capital stock of the Post-Combination Company. The Members (or their designees) will not have any economic interest in the capital stock of the Post-Combination Company, but will hold 99.1% of the combined voting power of the capital stock of the Post-Combination Company, through its ownership of Class V Common Stock. Such ownership percentage will be affected by the level of redemptions by Public Stockholders and the exercise of outstanding warrants or New Warrants. See “Summary—Ownership of the Post-Combination Company.”
The Company currently has an aggregate of 11,825,000 Warrants outstanding, including 325,000 Private Warrants, which will become exercisable on the later of (x) 30 days after closing of the Business Combination and (y) August 18, 2021, provided that there is an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available. The Company has agreed to use reasonable best efforts to file such registration statement within 30 days following and such registration statement declared effective within 60 business days following the consummation of the Business Combination. The issuance of Class A Common Stock upon the exercise of Warrants could result in dilution to Public Stockholders. The 52 week trading range of the Public Warrants has been $0.6800-$0.7289, resulting in an average of $0.704 and an approximate value of $8.325 million. Since the Public Warrants are freely tradable, the number of Warrants outstanding is not dependent on the level of redemptions of Class A Common Stock. For more information on the Warrants, please see the Existing Warrant Agreement.
In addition, subject to the approval of the Incentive Plan Proposal and the authorization of the initial share reserve, the Company will have the ability to issue up to 98,736,750 shares of Class A Common Stock pursuant to awards under the Incentive Plan. The shares of Class A Common Stock reserved for future issuance under the Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The aggregate number of shares that may be issued pursuant to awards under the Incentive Plan will be subject to an annual increase on January 1 of each calendar year (commencing with January 1, 2023 and ending on and including January 1, 2031) equal to the lesser of (i) a number of shares equal to 3% of the total number of shares actually issued and outstanding on the last day of the preceding fiscal year or (ii) a number of shares as determined by the Board. The Post-Combination Company is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of Class A Common Stock or securities convertible into or exchangeable for shares of Class A Common Stock issued pursuant to the Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.
The ownership percentage with respect to the Post-Combination Company following the Business Combination (i) does not take into account (a) warrants to purchase Class A Common Stock that will remain outstanding immediately following the Business Combination, (b) the issuance of any shares upon completion of the Business Combination under the Incentive Plan, or (c) the New Warrants issued as dividends in connection with the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the Company’s existing stockholders in the Post-Combination Company will be different. For more information, please see the sections entitled “Summary of the Proxy Statement—Ownership of the Post-Combination Company,” “Summary of the Proxy Statement—Impact of the Business Combination on the Company’s Public Float,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 6—Approval of the Incentive Plan, Including the Authorization of the Initial Share Reserve Under the Incentive Plan.”
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A Common Stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A Common Stock. After the Business Combination, our Initial Stockholders, including the Sponsor, will hold approximately 0.2% of our Class A Common Stock. 5,750,000 shares of Class A Common Stock in the aggregate may be issued to the Members upon conversion of any Class V Common Stock that the Members may receive if it elects to exchange its Up-C Units. In addition, at the closing of the Business Combination, the Company will enter into the Registration Rights Agreement with certain Restricted Stockholders. Pursuant to the terms of the Registration Rights Agreement, (i) any outstanding share of Class A Common Stock or any other equity security (including the Private Warrants and including shares of Class A Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Restricted Stockholder as of the date of the Registration Rights Agreement or thereafter acquired by a Restricted Stockholder upon conversion of the Class B Common Stock and upon exercise of any Private Warrants and shares of Class A Common Stock issued or issuable upon exchange of the Up-C Units and (ii) any other equity security of the Company issued or issuable with respect to any such share of Class A Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization will be entitled to registration rights. In addition, the Sponsor and our officers and directors entered into a letter agreement pursuant to which they agreed that, with certain limited exceptions, the Founder Shares (which will be converted into shares of Class A Common Stock at the closing of the Business Combination), the Class A Common Stock and the Private Warrants owned by each such holder may not be transferred until the earlier of (i) six months after the Closing Date or (ii) subsequent to the Business Combination, (x) if the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Company stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property. In addition, given that the lock-up period is potentially shorter than most other blank check companies, these shares may become registered and available for sale sooner than shares in such other companies.
Resales of the shares of Class A Common Stock issued in connection with future Up-C Unit exchanges could depress the market price of our Class A Common Stock.
Assuming (1) the no redemption scenario, (2) that the holders of the Company’s existing Public Warrants and Private Warrants exercise those warrants, and no New Warrants are exercised and (3) only Up-C Units (and no shares of Class A Common Stock) are issued to the Members and their designees at Closing, the Company will have approximately 30,278,631 shares of Class A Common Stock outstanding immediately following the Business Combination, and there may be a large number of shares of Class A Common Stock sold in the market following the completion of the Business Combination or shortly thereafter. In addition, 3,250,000,000 shares of Class A Common Stock may be issued to the Members, their designees or their respective permitted transferees or assigns in connection with future Up-C Unit exchanges. The shares held by the Company’s Public Stockholders are freely tradable. At any time following the closing of the Business Combination, the Restricted Stockholders will be able to make a demand request, subject to certain conditions, that a registration statement be filed covering the resales of shares of Class A Common Stock held by such Restricted Stockholders. We also expect that the Restricted Stockholders will also be able to resell shares of Class A Common Stock held by them under Rule 144 once one year has elapsed from the date that we file the Current Report on Form 8-K following the closing of the Business Combination that includes the required Form 10 information that reflects we are no longer a shell company.
Such sales of shares of Class A Common Stock or the perception of such sales may depress the market price of our Class A Common Stock.
We will qualify as a “controlled company” within the meaning of the Nasdaq listing standards and, as a result, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.
So long as more than 50% of the voting power for the election of directors is held by an individual, a group or another company, we will qualify as a “controlled company” under the Nasdaq listing requirements. Following the completion of the Business Combination, the Members, including John H. Ruiz and Frank C. Quesada, will control a majority of the voting power of our outstanding capital stock. As a result, we will qualify as a “controlled company” under the Nasdaq listing standards and will not be subject to the requirements that would otherwise require us to have: (i) a majority of “independent directors,” as defined under the listing standards of Nasdaq; (ii) a nominating and corporate governance committee comprised solely of independent directors; and (iii) a compensation committee comprised solely of independent directors. In addition, after completion of the Business Combination, the Members, including John H. Ruiz and Frank C. Quesada will have the ability to control matters requiring stockholder approval, including the election and removal of directors, any amendment to our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. See “—After completion of the Business Combination, we will be controlled by the Members, including John H. Ruiz and Frank C. Quesada, whose interests may conflict with our interests and the interests of other stockholders.”
The Members, including John H. Ruiz and Frank C. Quesada, may have their interest in us diluted due to future equity issuances, repurchases under the LLC Agreement from the MSP Principals in connection with the exercise of New Warrants or Members or their designees selling shares of Class A Common Stock, in each case, which could result in a loss of the “controlled company” exemption under the Nasdaq listing rules. We would then be required to comply with those provisions of the Nasdaq listing requirements.
There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.
Our Class A Common Stock, Public Units and Public Warrants are currently listed on Nasdaq. If, after the Business Combination, Nasdaq delists our Class A Common Stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:
•	a limited availability of market quotations for our securities;
•	reduced liquidity for our securities;
•
a determination that the Class A Common Stock is a “penny stock” which will require brokers trading in the Class Common A Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.
The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” To the extent our Class A Common Stock, Public Units and Public Warrants are listed on Nasdaq, they are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state, other than the State of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.
We have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement. As such, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by August 18, 2022. If we are unable to effect an initial business combination by August 18, 2022, we will be forced to liquidate and our warrants will expire worthless.
We are a blank check company, and as we have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by August 18, 2022. Unless we amend our Existing Charter (which requires the affirmative vote of the holders of 65% of all then outstanding shares of common stock) and certain other agreements into which we have entered to extend the life of the Company, if we do not complete an initial business combination by August 18, 2022, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest not previously released to the Company to fund its working capital requirements and taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the LCAP Board, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Public Unit in the IPO. In addition, if we fail to complete an initial business combination by August 18, 2022, there will be no redemption rights or liquidating distributions with respect to our Public Warrants or the Private Warrants, which will expire worthless. We expect to consummate the Business Combination and do not intend to take any action to extend the life of the Company beyond August 18, 2022 if we are unable to effect an initial business combination by that date.
Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of our key personnel, including the key personnel of MSP whom we expect to stay with the Post-Combination Company. The loss of key personnel could negatively impact the operations and profitability of the Post-Combination Company and its financial condition could suffer as a result.
Our ability to successfully effect the Business Combination is dependent upon the efforts of our key personnel and the key personnel of MSP. It is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of the Post-Combination Company. We anticipate that some or all of the management of MSP will remain in place.
MSP’s success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of MSP’s officers could have a material adverse effect on MSP’s business, financial condition, or operating results. MSP does not maintain key-man life insurance on any of its officers. The services of such personnel may not continue to be available to the Post-Combination Company.
The Company and MSP will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.
Uncertainty about the effect of the Business Combination on MSP’s team members and third parties may have an adverse effect on the Company and MSP. These uncertainties may impair our or MSP’s ability to retain and motivate key personnel and could cause third parties that deal with any of us or them to defer entering into contracts or making other decisions or seek to change existing business relationships. If key team members depart because of uncertainty about their future roles and the potential complexities of the Business Combination, our or MSP’s business could be harmed.

We may waive one or more of the conditions to the Business Combination.
We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the Business Combination, to the extent permitted by our Existing Charter and bylaws and applicable laws. However, if the LCAP Board determines that a failure to satisfy the condition is not material, then the LCAP Board may elect to waive that condition and close the Business Combination. We may not waive the condition that our stockholders approve the Business Combination. Please see the section entitled “The Membership Interest Purchase Agreement—Conditions to Closing of the Business Combination” for additional information.
The exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the MIPA may result in a conflict of interest when determining whether such changes to the terms of the MIPA or waivers of conditions are appropriate and in the best interests of our stockholders.
In the period leading up to the closing of the Business Combination, other events may occur that, pursuant to the MIPA, would require the Company to agree to amend the MIPA, to consent to certain actions or to waive rights that we are entitled to under those agreements. Such events could arise because of changes in the course of MSP’s business, a request by MSP to undertake actions that would otherwise be prohibited by the terms of the MIPA or the occurrence of other events that would have a material adverse effect on MSP’s business and would entitle the Company to terminate the MIPA. In any of such circumstances, it would be in the discretion of the Company, acting through the LCAP Board, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for the Company and our stockholders and what he may believe is best for himself or his affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, we do not believe there will be any changes or waivers that our directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the stockholders, we will be required to circulate a new or amended proxy statement or supplement thereto and resolicit the vote of our stockholders with respect to the Business Combination Proposal.
Termination of the MIPA could negatively impact MSP and the Company.
If the Business Combination is not completed for any reason, including as a result of the Company’s stockholders declining to approve the Proposals required to effect the Business Combination, the ongoing businesses of MSP and the Company may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, MSP and the Company would be subject to a number of risks, including the following:
•
the Company may experience negative reactions from the financial markets, including negative impacts on its stock price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

•	MSP may experience negative reactions from its Assignors (clients) and employees;
•	MSP and the Company will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and
•
since the MIPA restricts the conduct of MSP’s and the Company’s businesses prior to completion of the Business Combination, each of MSP and the Company may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see the section entitled “The Membership Interest Purchase Agreement — Covenants and Agreements” beginning on page 215 of this proxy statement/prospectus for a description of the restrictive covenants applicable to MSP and the Company).

If the MIPA is terminated and the LCAP Board seeks another business combination, Company stockholders cannot be certain that the Company will be able to find another acquisition target that would constitute a business combination or that such other business combination will be completed. See “The Membership Interest Purchase Agreement — Termination” on page 224.

We and MSP will incur significant transaction and transition costs in connection with the Business Combination.
We and MSP have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination as well as ongoing costs related to operating as a public company following the consummation of the Business Combination. We and MSP may also incur additional costs to retain key team members. All expenses incurred in connection with the MIPA and the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs or paid by the Company following the closing of the Business Combination.
The Company’s transaction expenses as a result of the Business Combination are currently estimated at approximately $78.3 million, including $8,050,000 in deferred underwriting commissions to the underwriter of our IPO. The amount of the deferred underwriting commissions will not be adjusted for any shares that are redeemed in connection with an initial business combination. The per-share amount we will distribute to stockholders who properly exercise their redemption rights will not be reduced by the deferred underwriting commissions and after such redemptions, the per-share value of shares held by non-redeeming stockholders will reflect our obligation to pay the deferred underwriting commissions.
If we are unable to complete an initial business combination, our Public Stockholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that the Sponsor is unable to indemnify), and our warrants will expire worthless.
If we are unable to complete an initial business combination by August 18, 2022, our Public Stockholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that the Sponsor is unable to indemnify (as described herein)) and our warrants will expire worthless, unless we amend our Existing Charter (which requires the affirmative vote of the holders of 65% of all then outstanding shares of common stock) and amend certain other agreements into which we have entered to extend the life of the Company.
Subsequent to our completion of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.
Although we have conducted due diligence on MSP, we cannot assure you that this diligence will surface all material issues that may be present in MSP’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of MSP’s business and outside of our and MSP’s control will not later arise. As a result of these factors, we may be forced to later write down or write off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the Post-Combination Company or its securities. Accordingly, any of our stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value.
We have no operating or financial history and our results of operations and those of the Post-Combination Company may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.
We are a blank check company and we have no operating history and no revenues. This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for the Post-Combination Company. The unaudited pro forma condensed combined statement of operations of the Post-Combination Company combines the historical audited results of operations of the Company for the year ended December 31, 2021 with the historical audited results of operations of MSP for the year ended December 31, 2021, and gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2021. The unaudited pro forma condensed combined balance sheet of the Post-Combination Company combines the historical balance sheets of the Company as of December 31, 2021 and of MSP as of December 31, 2021 and gives pro forma effect to the Business Combination as if it had been consummated on December 31, 2021.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of the Post-Combination Company. Accordingly, the Post-Combination Company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.
We will be subject to federal and state income taxes in the United States and potentially in other jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:
•	changes in the valuation of our deferred tax assets and liabilities;
•	expected timing and amount of the release of any tax valuation allowances;
•	tax effects of stock-based compensation;
•	changes in tax laws, regulations or interpretations thereof; or
•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.
In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.
Past performance by members of our management team, may not be indicative of future performance of an investment in the Company or the Post-Combination Company.
Past performance by members of our management team is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of members of our management team’s performance as indicative of the future performance of an investment in the Company or Post-Combination Company or the returns the Company or Post-Combination Company will, or is likely to, generate going forward.
We may be unable to obtain additional financing to fund the operations and growth of the Post-Combination Company.
We may require additional financing to fund the operations or growth of the Post-Combination Company. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the Post-Combination Company. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after our Business Combination.
Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, investments and results of operations.
We are subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.
In some jurisdictions our recoveries may be limited due to legal restrictions, which may have negative consequences for the value or enforcement of our contractual agreements with our counterparties, for our ability to do business in certain jurisdictions or for our cost of doing business.
There exist in various jurisdictions prohibitions or restrictions in connection with purchasing claims from plaintiffs (known as maintenance, and a form of maintenance, called champerty), assignment of certain kinds of claims, and/or participating in a lawyer’s contingent fee interests. Such prohibitions and restrictions to the extent they exist are governed by the rules and regulations of each state and jurisdiction in the United States and vary in degrees of strength and enforcement in different states and federal jurisdictions. Some jurisdictions in the US and other jurisdictions may not, for legal and professional ethics reasons, permit us to pursue certain recoveries, or the law and regulations in those jurisdictions may be uncertain, and accordingly we may not have the ability or the desire to pursue recoveries in these jurisdictions, thereby limiting the size of the potential market. If we, our counterparties or the lawyers handling the underlying matters were to be found to have violated the relevant prohibitions or restrictions in connection with certain matters, there could be a materially adverse effect on the value of the affected assets, our ability to enforce the relevant contractual agreements with our counterparties and the amounts we would be able to recover with respect to such matters, or our costs for such matters
Anti-takeover provisions contained in our Proposed Charter and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.
Assuming the passage of Proposal Nos. 1 through 3 of this proxy statement/prospectus, the Proposed Charter will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions will include:
•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect candidates to serve as a director of the Board;
•	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Board;
•
the requirement that, at any time from and after the date on which the voting power of John H. Ruiz and his affiliates represent less than 50% of the voting power of all of the then outstanding shares entitled to vote (“Voting Rights Threshold Date”), directors elected by the stockholders generally entitled to vote may be removed from the Board solely for cause and only by affirmative vote of the holders of at least 66 2∕3% of the voting power of the then outstanding shares entitled to vote, voting together as a single class;

•
the exclusive right of the Board to fill newly created directorships and vacancies with respect to directors elected by the stockholders generally entitled to vote, which prevents stockholders from being able to fill vacancies on the Board;

•
the prohibition on stockholder action by written consent from and after the Voting Rights Threshold Date, which forces stockholder action from and after the Voting Rights Threshold Date to be taken at an annual or special meeting of stockholders;

•
the requirement that special meetings of stockholders may only be called by the Chairperson of the Board, the Chief Executive Officer of the Post-Combination Company or the Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•
the requirement that, from and after the Voting Rights Threshold Date, amendments to certain provisions of the Proposed Charter and amendments to the Amended and Restated Bylaws must be approved by the affirmative vote of the holders of at least 66 2∕3% in voting power of the then outstanding shares of the Post-Combination Company generally entitled to vote;

•
our authorized but unissued shares of common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans; the existence of authorized but unissued and unreserved shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise;

•
advance notice procedures set forth in the Amended and Restated Bylaws that stockholders must comply with in order to nominate candidates to the Board or to propose other matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Post-Combination Company; and

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an exclusive forum provision which provides that, unless the Post-Combination Company consents in writing to the selection of an alternative forum, (i) any derivative action brought on behalf of the Post-Combination Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Post-Combination Company to the Post-Combination Company or the Post-Combination Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter or the Amended and Restated Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, in each case, will be required to be filed in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then a state court located within the State of Delaware or the federal district court for the District of Delaware).

The Proposed Charter will contain a provision renouncing our interest and expectancy in certain corporate opportunities.
The Proposed Charter will provide that the Post-Combination Company will have no interests or expectancy in, or being offered an opportunity to participate in any corporate opportunity, to the fullest extent permitted by applicable law, with respect to any lines of business or business activity or business venture conducted by any holder of common stock, any affiliate of such holder or any director, officer or stockholder of such holder or any affiliate thereof (“Relevant Persons”) as of the date of the filing of the Proposed Charter with the Secretary of State of the State of Delaware or received by, presented to or originated by the Relevant Persons after the date of the filing of the Proposed Charter with the Secretary of State of the State of Delaware in such person’s capacity as a Relevant Person (and not in his, her or its capacity as a director, officer or employee of the Post-Combination Company). These provisions of the Proposed Charter create the possibility that a corporate opportunity of ours may be used for the benefit of the Relevant Persons.
The Company’s and MSP’s ability to consummate the Business Combination, and the operations of the Post-Combination Company following the Business Combination, may be materially adversely affected by the COVID-19 pandemic.
The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of MSP or the Post-Combination Company following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted.
The parties will be required to consummate the Business Combination even if MSP, its business, financial condition and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if MSP is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, MSP’s ability to consummate the Business Combination and the Post-Combination Company’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of MSP and the Post-Combination Company may also incur additional costs due to delays caused by COVID-19, which could adversely affect the Post-Combination Company’s financial condition and results of operations.
The LCAP Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination.
The LCAP Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The officers and directors of the Company have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of the Company’s financial and other advisors enabled them to perform the necessary analyses and make determinations regarding the Business Combination. In analyzing the Business Combination, the LCAP Board conducted due diligence on the Company and researched the industry in which it operates and concluded that the Business Combination was in the best interest of stockholders. Accordingly, investors will be relying solely on the judgment of the LCAP Board in valuing MSP’s business, and assuming the risk that the LCAP Board may not have properly valued such business. The lack of a third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the Business Combination or demand redemption of their Public Shares for cash, which could potentially impact the Company’s ability to consummate the Business Combination.

Because MSP will become a public reporting company by means other than a traditional underwritten initial public offering, MSP’s stockholders may face additional risks and uncertainties.
Because MSP will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of MSP’s common stock, and, accordingly, MSP’s stockholders will not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Because there is no independent third-party underwriter selling the shares of MSP’s common stock, the Company’s stockholders must rely on the information included in this proxy statement/prospectus. Although the Company performed a due diligence review and investigation of MSP in connection with the Business Combination that it believed to be reasonable, the lack of an independent due diligence review and investigation increases the risk of investment in MSP because this due diligence investigation may not have uncovered facts that would be important to a potential investor. Our Sponsor may have an inherent conflict of interest because its shares of Class A Common Stock and Warrants will be worthless if a business combination is not completed with MSP or another company during a prescribed period of time. Therefore, there could be a heightened risk of an incorrect valuation of the Post-Combination Company’s business, which could cause potential harm to investors.
A market for our securities may not continue, which would adversely affect the liquidity and price of our securities. In addition, because MSP will not become a public reporting company by means of at traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of MSP. Investment banks may also be less likely to agree to underwrite follow-on or secondary offerings on behalf of MSP than they might if MSP became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with MSP as a result of not having performed similar work during the initial public offering process or because of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for MSP’s common stock could have an adverse effect on MSP’s ability to develop a liquid market for MSP’s common stock. See “- Risks Related to Ownership of Our Common Stock Following the Business Combination - If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Post-Combination Company, its business, or its market, or if they change their recommendations regarding our Class A Common Stock adversely, then the price and trading volume of our Class A Common Stock could decline.”
Risks Related to Ownership of Our Common Stock Following the Business Combination
In this section, unless otherwise noted or the context otherwise requires, “we”, “us”, and “our” refer to the Post-Combination Company.
A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.
Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Company’s securities prior to the closing of the Business Combination may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the MIPA was executed, the date of this proxy statement/prospectus, or the date on which our stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Immediately prior to the Business Combination, there has not been a public market for MSP’s stock and trading in the shares of our Class A Common Stock has not been active. Accordingly, the valuation ascribed to MSP and our Class A Common Stock in the Business Combination may not be indicative of the price of the Post-Combination Company that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to the Post-Combination Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources and could also require us to make substantial payments to satisfy judgments or to settle litigation.
If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Post-Combination Company, its business, or its market, or if they change their recommendations regarding our Class A Common Stock adversely, then the price and trading volume of our Class A Common Stock could decline.
The trading market for our Class A Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company or the Post-Combination Company. If no securities or industry analysts commence coverage of the Post-Combination Company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Post-Combination Company change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A Common Stock would likely decline. If any analyst who may cover the Company were to cease coverage of the Post-Combination Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.
We cannot predict the impact our dual class capital structure may have on the market price of the shares of Class A Common Stock.
We cannot predict whether our dual class structure, combined with the concentrated control of the Post-Combination Company, will result in a lower or more volatile market price of the Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. Under any such announced policies or future policies, our dual class capital structure could make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. It is unclear what effect, if any, these policies will have on the valuations of publicly traded companies excluded from such indices, but it is possible that they may depress valuations as compared to similar companies that are included. As a result, the market price of shares of Class A Common Stock could be adversely affected.

We have not registered the shares of Class A Common Stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise Public Warrants, thus precluding such investor from being able to exercise its Public Warrants except on a cashless basis and potentially causing such Public Warrants to expire worthless.
We have not registered the shares of Class A Common Stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Existing Warrant Agreement, we have agreed to use our best efforts to file a registration statement under the Securities Act covering such shares and maintain a current prospectus relating to the Class A Common Stock issuable upon exercise of the Public Warrants, until the expiration of the Public Warrants in accordance with the provisions of the Existing Warrant Agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in such registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the Public Warrants are not registered under the Securities Act, we will be required to permit holders to exercise their Public Warrants on a cashless basis. However, no Public Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any Public Warrant, or issue securities or other compensation in exchange for the Public Warrants in the event that we are unable to register or qualify the shares underlying the Public Warrants under applicable state securities laws and there is no exemption available. If the issuance of the shares upon exercise of the Public Warrants is not so registered or qualified or exempt from registration or qualification, the holder of such Public Warrant shall not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In such event, holders who acquired their Public Warrants as part of a purchase of Public Units will have paid the full unit purchase price solely for the shares of Class A Common Stock included in the Public Units. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Class A Common Stock for sale under all applicable state securities laws.
The exercise price for our Public Warrants is higher than in many similar blank check company offerings in the past, and, accordingly, the Public Warrants are more likely to expire worthless.
The exercise price of our Public Warrants is higher than is typical with many similar blank check companies in the past. Historically, with regard to units offered by blank check companies, the exercise price of a Public Warrant was generally a fraction of the purchase price of the units in the initial public offering. The exercise price for our Public Warrants is $11.50 per share, subject to adjustment as provided herein. As a result, the Public Warrants are less likely to ever be in the money and more likely to expire worthless, even if we consummate the Business Combination.
We may amend the terms of the Public Warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then-outstanding Public Warrants. As a result, the exercise price of a holder’s Public Warrants could be increased, the exercise period could be shortened and the number of shares of our Common Stock purchasable upon exercise of a Public Warrant could be decreased, all without the approval of that warrant holder.
Our Public Warrants were issued in registered form under the Existing Warrant Agreement. The Existing Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or provide for the delivery of Alternative Issuance (as defined in the Existing Warrant Agreement) but requires the approval by the holders of at least 65% of the then-outstanding Public Warrants to make any other change, including any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 65% of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 65% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, shorten the exercise period or decrease the number of shares of Class A Common Stock purchasable upon exercise of a Public Warrant.
We may redeem unexpired Public Warrants and New Warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making such warrants worthless.
We have the ability to redeem outstanding Public Warrants and New Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant; provided that the last reported sales price of our Class A Common Stock equals or exceeds $18.00 per share (or as otherwise adjusted pursuant to the Existing Warrant Agreement or New Warrant Agreement, as applicable) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrant holders and provided certain other conditions are met. During the most recent 60-day trading period, the price of our Class A Common Stock has remained below the threshold that would allow us to redeem the Public Warrants and New Warrants. If and when the Public Warrants and New Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants and New Warrants could force the warrant holders: (i) to exercise their Public Warrants or New Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so; (ii) to sell their Public Warrants or New Warrants at the then-current market price when they might otherwise wish to hold their Public Warrants or New Warrants; or (iii) to accept the nominal redemption price which, at the time the outstanding New Warrants are called for redemption, is likely to be substantially less than the market value of their New Warrants. None of the Private Warrants will be redeemable by us so long as they are held by their initial purchasers or such initial purchasers’ permitted transferees. Pursuant to the terms of the Existing Warrant Agreement, the exercise price of the Public Warrants and Private Warrants could decrease to $0.0001 after giving effect to the issuance of the New Warrants. None of the Private Warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.
The Company has no obligation to notify holders of the Public Warrants or the New Warrants that they have become eligible for redemption. However, in the event the Company determined to redeem the Public Warrants or the New Warrants, holders of the Public Warrants and the New Warrants, as applicable, would be notified of such redemption as described in the Existing Warrant Agreement and the New Warrant Agreement, as applicable. Specifically, in the event that the Company elects to redeem all of the redeemable warrants as described above, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Existing Warrant Agreement and the New Warrant Agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via the Company’s posting of the redemption notice to DTC.
Because each Public Unit contains one-half of one Public Warrant and only a whole Public Warrant may be exercised, the Public Units may be worth less than Public Units of other blank check companies.
Each Public Unit contains one-half of one Public Warrant. Because, pursuant to the Existing Warrant Agreement, the Public Warrants may only be exercised for a whole number of shares, only a whole Public Warrant may be exercised at any given time. This is different from other offerings similar to ours whose public units include one share of common stock and one public warrant to purchase one whole share. We have established the components of the Public Units in this way in order to reduce the dilutive effect of the Public Warrants upon completion of an initial business combination since the Public Warrants will be exercisable in the aggregate for one-half of the number of shares compared to Public Units that each contain a Public Warrant to purchase one whole share, thus making us, we believe, a more attractive business combination partner for target businesses. Nevertheless, this unit structure may cause our Public Units to be worth less than if they included a Public Warrant to purchase one whole share.
Warrants will become exercisable for our Class A Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
We issued Public Warrants to purchase 11,500,000 shares of Class A Common Stock as part of our IPO and, on the IPO closing date, we issued Private Warrants to the Sponsor and Nomura to purchase in the aggregate

325,000 shares of our Class A Common Stock, in each case with a strike price of $11.50 per share. In addition, prior to consummating an initial business combination, nothing prevents us from issuing additional securities in a private placement so long as they do not participate in any manner in the Trust Account or vote as a class with the common stock on an initial business combination. Further, the LCAP Board expects to issue an aggregate of approximately 1,029,000,000 New Warrants declared as a dividend to the holders of record of the Class A Common Stock as of the Closing Date. Pursuant to the terms of the Existing Warrant Agreement, the exercise price of the Public Warrants and Private Warrants could decrease to $0.0001 after giving effect to the issuance of the New Warrants. Pursuant to the terms of the LLC Agreement, at least twice a month, to the extent any New Warrants have been exercised in accordance with their terms, the Post-Combination Company is required to purchase from the MSP Principals, proportionately, the number of Up-C Units or shares of Class A Common Stock owned by such MSP Principal equal to the Aggregate Exercise Price divided by the Warrant Exercise Price in exchange for the Aggregate Exercise Price. For more information, see the LLC Agreement attached hereto as Annex D. Notwithstanding the foregoing, the shares of Class A Common Stock issuable upon exercise of our warrants will result in dilution to the then existing holders of Class A Common Stock of the Company and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Class A Common Stock.
The Private Warrants are identical to the Public Warrants sold as part of the Public Units issued in our IPO except that, so long as they are held by the Sponsor, Nomura or their permitted transferees: (i) they will not be redeemable by us; (ii) they (including the Class A Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of an initial business combination; (iii) they may be exercised by the holders on a net share (cashless) basis; and (iv) are subject to registration rights. The New Warrants will be issued in registered form under the New Warrant Agreement between the Company and Continental Stock Transfer & Trust Company. The form of New Warrant Agreement is attached to this proxy statement/prospectus as Annex M.
MSP’s management has limited experience in operating a public company.
MSP’s executive officers have limited experience in the management of a publicly traded company. MSP’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Post-Combination Company. MSP may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of publicly traded companies. The development and implementation of the standards and controls necessary for the Post-Combination Company to achieve the level of accounting standards required of a publicly traded company may require costs greater than expected. It is possible that the Post-Combination Company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.
Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination by August 18, 2022 may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to redeem our Public Shares as soon as reasonably possible following August 18, 2022 in the event we do not complete an initial business combination and, therefore, we do not intend to comply with the foregoing procedures.

Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the ten years following our dissolution. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If our plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination by August 18, 2022 is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.
The provision of our Proposed Charter requiring exclusive forum in the courts in the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.
The Proposed Charter will require that, unless the Post-Combination Company consents in writing to the selection of an alternative forum, (i) any derivative action brought on behalf of the Post-Combination Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Post-Combination Company to the Post-Combination Company or the Post-Combination Company’s stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter or Amended and Restated Bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, in each case, to be filed in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then a state court located within the State of Delaware or the federal district court for the District of Delaware). The exclusive forum provision described above does not apply to actions arising under the Securities Act or the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The Proposed Charter will provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws, including the Securities Act and the rules and regulations thereunder. Our decision to adopt such a federal forum provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that our federal forum provision should be enforced in a particular case, application of our federal forum provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder must be brought in federal court and cannot be brought in state court. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.
Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of Delaware law, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Further, in the event a court finds the exclusive forum provision contained in the Proposed Charter to be unenforceable or inapplicable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.
We currently qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including: (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”); (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements; and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year: (a) following August 18, 2025, the fifth anniversary of our IPO; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We cannot predict if investors will find our Class A Common Stock less attractive because we rely on these exemptions. If some investors find our Class A Common Stock less attractive as a result, there may be a less active trading market for our Class A Common Stock and our stock price may be more volatile.
The Company has identified material weaknesses in its internal control over financial reporting. These material weaknesses could continue to adversely affect its ability to report its results of operations and financial condition accurately and in a timely manner. We may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. If we fail to remediate our material weaknesses, we may not be able to report our financial results accurately or to prevent fraud.
Following the issuance of the “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies” by the staff of the SEC (the “SEC Staff Statement”), after consultation with the Company’s independent registered public accounting firm, the Company’s management and audit committee concluded that, in light of the SEC Staff Statement, it was appropriate to restate previously issued and audited financial statements as of and for the period ended December 31, 2020.
Additionally, the Company previously recorded a portion of our Class A common stock subject to possible redemption in permanent equity. In accordance with SEC Staff guidance on redeemable equity instruments, ASC 480-10-S99, “Distinguishing Liabilities from Equity”, and EITF Topic D-98, “Classification and Measurement of Redeemable Securities”, redemption provisions not solely within the control of the issuing company require common stock subject to redemption to be classified outside of permanent equity. The Company’s management re-evaluated the effectiveness of our disclosure controls and procedures and concluded that the misclassification of the Class A common stock was quantitatively material to individual line items within the balance sheet. The Company concluded that the restatement of the Class A common stock represents a material weakness. In addition, on March 31, 2022, the Company's management and its audit committee concluded that a disclosure in regard to related parties was not disclosed within the notes to the Company's audited Financial Statements for the year ended December 31, 2021. As a result, the Company identified a material weakness in its internal controls over financial reporting.

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s management is likewise required, on a quarterly basis, to evaluate the effectiveness of its internal controls and to disclose any changes and material weaknesses identified through such evaluation of those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis.
The Company identified a material weakness in its internal control over financial reporting related to the accounting for complex financial instruments. As a result of this material weakness, the Company’s management has concluded that its internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of the Company’s derivative liabilities, change in fair value of derivative liabilities, Class A Common Stock subject to possible redemption, Class A Common Stock, additional paid-in capital, accumulated deficit and related financial disclosures for the period from December 23, 2019 (inception) through December 31, 2020. For a discussion of management’s consideration of the material weakness identified related to the Company’s accounting for a significant and unusual transaction related to the warrants the Company issued in connection with the IPO, see “Note 2—Restatement of Previously Issued Financial Statements” to the Company’s audited financial statements included elsewhere in this proxy statement/prospectus. In addition, the Company identified a material weakness in its internal controls over financial reporting as a result of not including certain disclosure in regard to related parties within the notes to its audited Financial Statements for the year ended December 31, 2021. As a result, such financial statements were amended in order to appropriately disclose the related party transaction. See “Certain Relationships and Related Party Transactions—the Company—General Legal Counsel” beginning on page 249 for a discussion about the noted related party transaction.
The Company has concluded that its internal control over financial reporting was ineffective as of December 31, 2020 and 2021 because material weaknesses existed in the Company’s internal control over financial reporting. The Company has taken a number of measures to remediate the material weaknesses described herein; however, if it is unable to remediate its material weaknesses in a timely manner or the Company identifies additional material weaknesses, it may be unable to provide required financial information in a timely and reliable manner, and the Company may incorrectly report financial information. Likewise, if the Company’s financial statements are not filed on a timely basis, the Company could be subject to sanctions or investigations by the stock exchange on which the Company’s common stock is listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on the Company. The existence of material weaknesses or significant deficiencies in internal control over financial reporting could adversely affect the Company’s reputation or investor perceptions, which could have a negative effect on the trading price of the Class A Common Stock. In addition, the Company will incur additional costs to remediate material weaknesses in its internal control over financial reporting.
Further, as a result of such material weakness, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, the Company faces potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the material weaknesses in the Company’s internal control over financial reporting and the preparation of the Company’s financial statements. As of the date of this proxy statement/prospectus, the Company has no knowledge of any such litigation or dispute. However, the Company can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on the Company, results of operations and financial condition or its ability to complete an initial business combination.
The Company can give no assurance that the measures it has taken and plans to take in the future will remediate the material weaknesses identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if the Company is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of its financial statements.

MSP has identified material weaknesses in MSP’s internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of MSP’s annual or interim financial statements will not be prevented or detected on a timely basis. If MSP is unable to remediate these material weaknesses, or if MSP identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, MSP may not be able to accurately or timely report their financial condition or results of operations, which may adversely affect investor confidence in MSP and, as a result, their stock price.
As of December 31, 2021 and 2020, MSP has identified material weaknesses in MSP’s internal control over financial reporting. The material weaknesses MSP identified were as follows:
•	MSP did not have sufficient accounting and financial reporting resources to address MSP’s financial reporting requirements. Specifically:
○	MSP did not have sufficient resources with an appropriate level of knowledge and U.S. generally accepted accounting principles expertise to identify, evaluate and account for transactions;
○	MSP did not have an adequate segregation of duties or appropriate level of review that is needed to comply with financial reporting requirements.
•	MSP did not design, implement or maintain an effective control environment over our financial reporting requirements. Specifically:
○	MSP did not have effective controls over the period end financial reporting process and preparation of financial statements due to:
A lack of a sufficient level of formal accounting policies and procedures that define how transactions should be initiated, recorded, processed and reported;
A lack of an effective control environment over period end close procedures.
○	MSP did not have appropriate controls or documented segregation of duties over information technology systems used to create or maintain financial reporting records;
○	MSP did not design or maintain the appropriate controls related to the separation of accounting records for each entity included within the combined and consolidated financial statements of MSP.
These control deficiencies did not result in errors that were material to MSP’s annual financial statements. However, these control deficiencies could result in a misstatement in MSP’s accounts or disclosures that would result in a material misstatement to the annual financial statements that would not be prevented or detected. Accordingly, MSP determined that these control deficiencies constitute material weaknesses.
MSP is in the process of implementing measures designed to improve their internal control over financial reporting and remediate the control deficiencies that led to the material weaknesses. As of December 31, 2021, MSP has hired key accounting personnel with appropriate levels of U.S. generally accepted accounting principles expertise and financial reporting knowledge and experience as well as begun developing formal accounting policies and procedures, designing a control environment over how transactions are initiated, recorded, processed and reported, and implementing period end close procedures. MSP also plans to implement certain accounting systems to automate manual processes, to help implement segregation of duties and to assist in consolidation and period end close. However, MSP is still in the process of addressing these deficiencies and there is no assurance that these measures will significantly improve or remediate the material weaknesses described above. MSP and their independent registered public accounting firm, were not required to perform an evaluation of our internal control over financial reporting as of December 31, 2021 in accordance with the provisions of the Sarbanes-Oxley Act and as such, there is no assurance that MSP has identified all material weaknesses or that there will not be additional material weaknesses or deficiencies that are identified.
While MSP’s independent registered public accounting firm is not required to audit the effectiveness of our internal control over financial reporting until after MSP is no longer an “emerging growth company” as defined in the JOBS Act, a failure to design, implement or maintain effective internal control over financial reporting could adversely affect the results of annual independent registered public accounting firm audit reports regarding the effectiveness of MSP’s internal control over financial reporting that the Post-Combination Company will eventually be required to include in reports that will be filed with the SEC. If at such time, MSP’s independent registered public accounting firm issue an audit report that is adverse due to one or more material weaknesses in MSP’s internal control over financial reporting, this could have a material and adverse effect on MSP’s business, results of operations and financial condition and could cause a decline in the trading price of the Company Class A common stock.
The Company’s warrants are accounted for as derivative liabilities with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of the Class A Common Stock or may make it more difficult for the Company to consummate an initial business combination.
The Company accounts for its warrants as derivative liabilities. At each reporting period (1) the accounting treatment of its warrants will be re-evaluated for proper accounting treatment as a liability or equity and (2) the fair value of the liability of the Public Warrants and Private Warrants will be remeasured and the change in the fair value of the liability will be recorded as other income (expense) in the Company’s income statement. The impact of changes in fair value on earnings may have an adverse effect on the market price of the Class A Common Stock. In addition, potential targets may seek a special purpose acquisition company that does not have warrants that are accounted for as derivative liabilities, which may make it more difficult for the Company to consummate an initial business combination with a target business.
Our internal control over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.
As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of SOX, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, the Company may be required to provide the management report on internal controls commencing with the annual report for fiscal year ended December 31, 2022, and we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of SOX are significantly more stringent than those required of MSP as a privately held company. Further, as an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 of SOX until the date we are no longer an emerging growth company. Our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which the controls of the Post-Combination Company are documented, designed or operating.
Testing and maintaining these controls can divert our management’s attention from other matters that are important to the operation of our business. If we identify material weaknesses in the internal control over financial reporting of the Post-Combination Company or are unable to comply with the requirements of Section 404 of SOX or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting when we no longer qualify as an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.
The Company’s stockholders may be held liable for claims by third parties against the Company to the extent of distributions received by them.
Prior to the Extension Amendment, the Existing Charter provided that the Company would continue in existence only until February 18, 2022. The Company held a special meeting of its stockholders to approve Extension Amendment to extend the date by which the Company has to consummate a business combination from February 18, 2022 to August 18, 2022. On January 27, 2022, the Company’s stockholders approved the Extension Amendment at such special meeting. If the Company has not completed a business combination by August 18, 2022, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account net of interest that may be used by the Company to pay its taxes payable and up to $100,000 of interest to pay dissolution expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the LCAP Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
If the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against the Company which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by the Company’s stockholders. Furthermore, because the Company intends to distribute the proceeds held in the Public Shares to the Company’s Public Stockholders promptly after expiration of the time the Company has to complete an initial business combination, this may be viewed or interpreted as giving preference to the Company’s Public Stockholders over any potential creditors with respect to access to or distributions from the Company’s assets. Furthermore, the LCAP Board may be viewed as having breached their fiduciary duties to the Company’s creditors and/or may have acted in bad faith, and thereby exposing itself and the Company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. The Company cannot assure you that claims will not be brought against it for these reasons.
Risks Related to Redemption
In this section, unless otherwise noted or the context otherwise requires, “we”, “us”, and “our” refer to the Company.
If third parties bring claims against the Company, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.
The Company’s placement of funds in the Trust Account may not protect those funds from third-party claims against the Company. Although the Company has sought and will continue to seek to have all vendors, service providers, prospective target businesses, including MSP, or other entities with which the Company does business execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against the Company’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to the Company than any alternative. Marcum LLP, our independent registered public accounting firm, did not execute agreements with the Company waiving such claims to the monies held in the Trust Account.
The Company’s independent directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Public Stockholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, the Company’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.
While the Company currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to the Company, it is possible that the Company’s independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If the Company’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the Public Stockholders may be reduced below $10.00 per share.

There is no guarantee that a Public Stockholder’s decision whether to redeem their Public Shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.
No assurance can be given as to the price at which a Public Stockholder may be able to sell the shares of our Class A Common Stock in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in the Company’s stock price, and may result in a lower value realized now than a stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s Public Shares. Similarly, if a Public Stockholder does not redeem such person’s shares, such stockholder will bear the risk of ownership of the Class A Common Stock after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell such person’s shares of Class A Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Public Stockholder should consult such person’s own tax and/or financial advisor for assistance on how this may affect its individual situation.
If the Public Stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.
To exercise their redemption rights, stockholders are required to deliver their stock, either physically or electronically using Depository Trust Company’s DWAC System, to the Company’s transfer agent two business days prior to the vote at the Special Meeting. If a holder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination is consummated, the Company will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own such shares following the Business Combination. See the section entitled “Special Meeting of Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.
If, before distributing the proceeds in the Trust Account to the Public Stockholders, the Company files a bankruptcy petition or an involuntary bankruptcy petition is filed against the Company that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of the stockholders and the per share amount that would otherwise be received by the Company’s stockholders in connection with the Company’s liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to the Public Stockholders, the Company files a bankruptcy petition or an involuntary bankruptcy petition is filed against the Company that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in the Company’s bankruptcy estate and subject to the claims of third parties with priority over the claims of stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by Company stockholders in connection with our liquidation may be reduced.
If, after the Company distributes the proceeds in the Trust Account to the Public Stockholders, the Company files a bankruptcy petition or an involuntary bankruptcy petition is filed against the Company that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the Company and the LCAP Board may be exposed to claims of punitive damages.
If, after the Company distributes the proceeds in the Trust Account to the Public Stockholders, the Company files a bankruptcy petition or an involuntary bankruptcy petition is filed against the Company that is not dismissed, any distributions received by Company stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Company stockholders. In addition, the LCAP Board may be viewed as having breached its fiduciary duty to the Company’s creditors and/or having acted in bad faith, thereby exposing itself and the Company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors.
If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Public Shares.
A Public Stockholder, together with any of such person’s affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate such person’s Public Shares or, if part of such a group, the group’s Public Shares, in excess of 15%

of the Public Shares without our prior consent. Your inability to redeem any such excess Public Shares could result in you suffering a material loss on your investment in the Company if you sell such excess Public Shares in open market transactions. The Company cannot assure you that the value of such excess Public Shares will appreciate over time following the Business Combination or that the market price of the Public Shares will exceed the per-share redemption price.
However, the stockholders’ ability to vote all of their Public Shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemption.
Unlike some other blank check companies, the Company does not have a specified maximum redemption threshold. The absence of such a redemption threshold will make it easier for us to consummate the Business Combination even if a substantial number of our stockholders redeem their shares.
Unlike some other blank check companies, the Company does not have a specified maximum redemption threshold, except that we will not redeem Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001. Some other blank check companies’ structures disallow the consummation of a business combination if the holders of such companies’ public shares elect to redeem or convert more than a specified percentage of the shares sold in such companies’ initial public offering. Because we have no such maximum redemption threshold, we may be able to consummate the Business Combination even though a substantial number of our Public Stockholders have redeemed their shares.
If a stockholder fails to receive notice of our offer to redeem our Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
If, despite our compliance with the proxy rules, a stockholder fails to receive our proxy materials, such stockholder may not become aware of the opportunity to redeem his, her or its shares. In addition, the proxy materials that we are furnishing to holders of our Public Shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem Public Shares. In the event that a stockholder fails to comply with these procedures, his, her or its shares may not be redeemed.
If you elect to exercise your redemption rights with respect to your shares of Class A Common Stock, you will not receive any New Warrants.
In connection with the Business Combination and to provide additional consideration to holders of Class A Common Stock that do not redeem their shares of Class A Common Stock, the Company intends, subject to compliance with applicable law, to declare a dividend comprising an aggregate of approximately 1,029,000,000 New Warrants, conditioned upon the consummation of any redemptions by the holders of Class A Common Stock and the Closing, to the holders of record of the Class A Common Stock as of the Closing Date, after giving effect to the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees. However, the New Warrants will be distributed only to the holders of record of those shares of our Class A Common Stock that remain outstanding after redemptions in connection with the Business Combination. The New Warrants are not typical of other similar business combination transactions. Although the New Warrants are intended to provide additional consideration to holders of Class A Common Stock that do not redeem their shares in connection with the Business Combination, such holders may ultimately decide to forego such additional consideration and redeem their shares of Class A Common Stock. Holders who choose to redeem their shares of Class A Common Stock will not receive any New Warrants. Public Stockholders who choose not to redeem their shares of Class A Common Stock will share in this fixed pool of New Warrants with other non-redeeming holders (on a pro-rata basis, based on the number of shares of Class A Common Stock held at the end of business on the Closing Date, which is expected to include the 5,750,000 shares of Class A Common Stock into which Founder Shares will convert in connection with the Business Combination). Accordingly, to the extent that you elect to redeem your shares of Class A Common Stock, you will receive no New Warrants in respect of such shares.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
The following unaudited pro forma condensed combined financial information present the combination of the financial information of LCAP and MSP Recovery adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”.
LCAP is a blank check company incorporated on December 20, 2019 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.
MSP Recovery is a leading healthcare recoveries and data analytics company. The business model includes two principal lines of business:
a)
Claims Recovery. MSP Recovery acquires payment claims from its Assignors, and leverages its data analytics capability to identify payments that were improperly paid by secondary payers, and seek to recover the full amounts owed to its Assignors against those parties who under applicable law or contract were primarily responsible. In addition, MSP Recovery derives revenues from contracts with customers for claims recovery services arrangements (“claims recovery services”). Claims recovery services include services to related parties or third parties to assist those entities with pursuit of claims recovery rights; and

b)
Chase to Pay Services. “Chase to pay” service (“Chase to Pay”), through which MSP Recovery uses its data analytics to assist its healthcare provider clients to identify in the first instance the proper primary insurer at the point of care and thereby avoid making a wrongful payment. MSP Recovery has yet to generate revenue from Chase to Pay, nor have they executed any agreements with customers for Chase to Pay services. MSP Recovery is currently in the process of determining the pricing and form of these arrangements.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 combines the historical balance sheet of LCAP and MSP Recovery on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on December 31, 2021. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 combines the historical statements of operations of LCAP and MSP Recovery for such periods on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2021, the beginning of the earliest period presented. The unaudited pro forma condensed combined financial statements do not necessarily reflect what the Post-Combination Company’s financial condition or results of operations would have been had the Business Combination and related transactions occurred on the dates indicated. The unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Post-Combination Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The combined financial information presents the pro forma effects of the following transactions:
•	the reverse recapitalization between LCAP and MSP Recovery, whereby the Post-Combination Company will be organized in an Up-C structure;
•	the redemption of 10,946,369 shares of Class A Common Stock for $109.5 million in connection with the Company stockholder vote to approve the Extension Amendment;
•
MSP Recovery’s planned purchase of assets from VRM MSP discussed in Note 3 and the payment, in connection with the Virage Exclusivity Termination, of $200 million in Up-C Units, valued at $10 per Up-C Unit, from the aggregate consideration being paid to the Members (or their designees) pursuant to the MIPA at Closing;

•	MSP Recovery’s planned Series MRCS asset acquisitions discussed in Note 3;
•	the issuance of New Warrants; and
•	the exercise of the existing LCAP Public and Private Warrants.

This information should be read together with LCAP’s audited consolidated and MSP Recovery’s audited combined and consolidated financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LCAP,” and “MSP Recovery’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined financial statements present two redemption scenarios as follows:
•
No Redemption Scenario: this scenario assumes that no additional shares of Class A Common Stock are redeemed, after giving effect to the redemption of 10,946,369 shares of Class A Common Stock in connection with the Company stockholder vote to approve the Extension Amendment.

•
Expense Adjusted Maximum Redemption Scenario: this scenario assumes that 5,401,587 shares of Class A Common Stock are redeemed for an aggregate payment of approximately $54.0 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account. The remaining shares not redeemed include 650,000 shares of Class A Common Stock that are not subject to redemption as the shareholders have waived redemption rights. Cash available for the expense adjusted maximum redemption scenario is calculated as the cash in trust less remaining transaction costs to be paid in cash reflected in the unaudited pro forma condensed combined balance sheet.

Under both the no redemption and expense adjusted maximum redemption scenario, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. MSP Recovery’s founder, John H. Ruiz, and certain other related parties will continue to control the Post-Combination Company. As the Business Combination represents a common control transaction from an accounting perspective, the Business Combination will be treated similar to a reverse recapitalization. As there is no change in control, MSP Recovery has been determined to be the accounting acquirer. For further details, see the section titled “Anticipated Accounting Treatment” beginning on page 214 of this proxy statement/prospectus.
Under this method of accounting, LCAP will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of MSP Recovery issuing stock for the net assets of LCAP, accompanied by a recapitalization. The net assets of LCAP will be stated at historical cost, with no goodwill or other intangible assets recorded.
Description of the Business Combination
On July 11, 2021, LCAP entered into the MIPA by and among LCAP, Opco, the “MSP Purchased Companies”, the Members, and the “Members’ Representative”. Subject to the terms and conditions set forth in the MIPA, including the approval of LCAP’s stockholders, the Members will sell and assign all of their membership interests in the MSP Purchased Companies to Opco in exchange for non-economic voting shares of Class V common stock, par value $0.0001, of LCAP (“Class V Common Stock”) and non-voting economic Class B Units of Opco (“Class B Units,” and each pair consisting of one share of Class V Common Stock and one Class B Unit, an “Up-C Unit”), with Up-C Units being exchangeable on a one-for-one basis for shares of Class A common stock, par value $0.000l, of LCAP (“Class A Common Stock”) on the terms and subject to the conditions set forth in the first amended and restated limited liability company agreement of Opco. Following the Closing, LCAP will own all of the voting Class A Units of Opco and the Members or their designees will own all of the non-voting economic Class B Units of Opco. The Post-Combination Company will have an Up-C structure.
Subject to the terms and conditions set forth in the MIPA, the aggregate consideration to be paid to the Members (or their designees) will consist of (i) a number of Up-C Units (or shares of Class A Common Stock) equal to (a) $32.5 billion divided by (b) $10.00 and (ii) rights to receive payments under the tax receivable agreement (the “Tax Receivable Agreement”). Of the Up-C Units to be issued to certain Members at Closing, 6,000,000 will be deposited into an escrow account with Continental Stock Transfer and Trust, to satisfy potential indemnification claims brought pursuant to the terms of the MIPA during the Survival Period (12 months following the Closing). Of the Up-C Units, a portion will be used for the purchase of assets from VRM MSP and MRCS as described below the capitalization at close table below and Note 3 to these unaudited pro forma condensed combined financial information. Additionally, in connection with the Business Combination, LCAP intends, subject to compliance with applicable law, to declare a dividend comprising approximately 1,029,000,000 newly issued warrants, each to purchase one share of Class A Common Stock at an exercise price of $11.50 per share (the “New Warrants”), conditioned upon the consummation of any redemptions by LCAP’s stockholders and the Closing, to the holders of record of Class A Common Stock as of the Closing Date, after giving effect to the waiver of the right to participate in such dividend by the Members. The number of New Warrants to be distributed in respect of each share of unredeemed Class A Common Stock is contingent upon, and will vary with, the aggregate number of shares of Class A Common Stock that are redeemed in connection with the Business Combination. Pursuant to the terms of the Existing Warrant Agreement, the exercise price of the Public Warrants and Private Warrants is expected to decrease to $0.0001 after giving effect to the issuance of the New Warrants.
In connection with the Closing, LCAP, Opco, and certain of the Members will enter into a Tax Receivable Agreement pursuant to which, among other things, LCAP will pay to certain Members 85% of the benefits, if any, that LCAP realizes from an increase in tax basis and certain other tax benefits, including Contribution Basis and Transferred Basis as those terms are defined in the Tax Receivable Agreement. A corporation that owns a partnership is required to record the deferred tax related to its outside basis difference, which reflects the book basis compared to tax basis in the investment in the partnership. Under the no redemption scenario, there would be a deferred tax liability of approximately $1.5 million. Under the expense adjusted maximum redemption scenario, the Post-Combination Company would record a deferred tax liability of $4.1 million. These amounts are reflected in the unaudited pro forma condensed combined financial statements below. Due to the uncertainty in the amount and timing of future exchanges of Up-C Units, the unaudited pro forma condensed combined financial information assumes that no exchanges of Up-C Units have occurred at the Closing of the Business Combination and therefore no tax liability from future exchanges is reflected. However, if all of the stockholders holding Up-C Units were to exchange all of their Up-C Units, the Post-Combination Company would recognize a deferred tax asset of approximately $10.7 billion and a liability of approximately $9.1 billion, assuming (i) all exchanges occurred on the Closing Date; (ii) a price of $10.00 per share; (iii) a constant corporate tax rate of 26%; (iv) the Post-Combination Company will have sufficient taxable income to fully utilize the tax benefits; and (v) no material changes in tax law. These amounts are estimates and have been prepared for informational purposes only. The actual amount of deferred tax assets and related liabilities that we will recognize will differ based on, among other things, the timing of the exchanges, the price of the shares of Class A Common Stock at the time of the exchange, and the tax rates then in effect.
The following summarizes the number of shares of common stock of the Post-Combination Company following the Closing under the two redemption scenarios:
	No Redemption Scenario		Expense Adjusted Maximum Redemption Scenario
	Shares	%	Shares	%
Class A - LCAP Public Stockholders and holders of Private Shares(1)(6)(8)	12,703,631	0.4%	7,302,044	0.2%
Class A - LCAP Initial Stockholders(1)(2)	5,750,000	0.2%	5,750,000	0.2%
Class A - LCAP Private and Public Warrantholders(1)(5)	11,825,000	0.4%	11,825,000	0.4%
Total LCAP	30,278,631	0.9%	24,877,044	0.8%

Class V - MSP Recovery Members(3)(9)	2,628,037,909	80.1%	2,628,037,909	80.2%
Class V - Virage; VRM(4)(9)	140,000,000	4.3%	140,000,000	4.3%
Class V - Other(3)(4)	65,662,091	2.0%	65,662,091	2.0%
Class V - MRCS(4)	416,300,000	12.8%	416,300,000	12.7%
Total MSP	3,250,000,000	99.1%	3,250,000,000	99.2%

Total Shares at Closing(6)(7)	3,280,278,631	100.0%	3,274,877,044	100.0%
(1)	Class A Common Stock are economic shares and entitled to one vote per share.
(2)
If the LCAP transaction costs exceed $60.0 million, the Initial Stockholders will forfeit LCAP Class B Common Stock (share class prior to the conversion to Class A Common Stock at Close) or pay cash to settle the excess costs in accordance with the MIPA. Based on the current estimated transaction costs, no such forfeiture or cash pay down is required and no adjustment has been reflected in the pro formas.

(3)
Total enterprise value including the MRCS and VRM MSP assets purchases is $32.5 billion or 3.25 billion Up-C Units. The 3.25 billion Up-C Units include 3.25 billion non-economic, Class V Common Stock and 3.25 billion non-voting economic Class B Units of the Opco. Of that amount, $26.5 billion or 2.6 billion Up-C Units which includes 2.6 billion Class V Common Stock will be issued to MSP Recovery Members (this includes 6.0 million Class V Common Stock issued as part of the Escrow Units included in total consideration and

65.6 million Class V in the “Class V – Other” line); $1.2 billion or 120.0 million Up-C Units which includes 120.0 million Class V Common Stock will be issued to VRM for the assets acquired from VRM MSP discussed in footnote 4 to this table. Of the total $1.9 billion consideration to VRM, the $1.2 billion is prepaid at close in Up-C Units and the remaining $0.7 billion will be settled on or prior to the one-year anniversary of the Closing by any of the following means (or any combination thereof): (a) payment of the Recovery Proceeds (as defined in the VRM Full Return Guaranty) to VRM arising from Claims held by VRM MSP, (b) sale of the Reserved Shares, and delivery of the resulting net cash proceeds thereof to VRM, or (c) sale of additional shares of Company Class A Common Stock and delivery of the net cash proceeds thereof to VRM. The unaudited pro formas assume that this portion of the consideration owed to VRM is paid through the exchange of Up-C units for shares Class A Common Stock and sold to a party defined as “Class V – Other” as there is not enough cash in the unaudited pro forma balance sheet to settle this portion of the consideration. $4.2 billion or 416.3 million Up-C Units which includes 416.3 million Class V Common Stock will be issued to Series MRCS for the assets acquired from VRM MSP and asset acquisitions discussed in footnote 4 to this table.
(4)
Assumes 120,000,000 Up-C Units are issued to VRM as Upfront Consideration and includes an additional 20,000,000 Up-C Units to be paid in connection with the Virage Exclusivity Termination from the aggregate consideration being paid to the Members (or their designees) pursuant to the MIPA at Closing. The 120,000,000 Up-C Units to be issued as Upfront Consideration represent part of the consideration for the $4.0 billion of assets acquired from VRM MSP and $2.0 billion of assets from the MRCS asset acquisitions, and will be paid to VRM. Refer to Note 3 of the unaudited condensed combined pro forma section of this proxy statement/prospectus. The consideration paid to VRM MSP can be in the form of Up-C Units, LCAP Class A Common Stock, cash, or a combination thereof. The unaudited pro formas assume that the equity portion of the consideration will be paid in the form of Up-C Units at the Closing and as such, these investors would receive Class V Common Stock and Class B Units. The total $6.0 billion is deducted from the $32.5 billion above in footnote 3 to this table.

(5)
Shares include the 11,825,000 Class A Common Stock underlying LCAP’s Public and Private Warrants as they are expected to be in the money as of Closing when the exercise price could be reduced from $11.50 per warrant to $0.0001 after giving effect to the issuance of the New Warrants. As such, it is assumed that the exercise price falls to less than $11.50 and 100% of the warrants are redeemed for LCAP Class A Common Stock.

(6)
Shares exclude 1,029,000,000 Class A Common Stock underlying approximately 1,029,000,000 New Warrants to be issued, conditioned upon the consummation of any redemptions by the holders of Class A Common Stock and the Closing, to the holders of record of the Class A Common Stock on the Closing Date, after giving effect to the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees. The number of New Warrants to be distributed in respect of each share of unredeemed Class A Common Stock is contingent upon, and will vary with, the aggregate number of shares of Class A Common Stock that are redeemed in connection with the Business Combination. Pursuant to the terms of the LLC Agreement, at least twice a month, to the extent any New Warrants have been exercised in accordance with their terms, the Company following the Business Combination is required to purchase from the MSP Principals, proportionately, the number of Up-C Units or shares of Class A Common Stock owned by such MSP Principal equal to the aggregate amount of the exercise price received in connection with exercise of the New Warrants during an applicable period (the “Aggregate Exercise Price”) divided by the Warrant Exercise Price (as defined in the LLC Agreement) in exchange for the Aggregate Exercise Price. The figures shown in the table will be affected by the level of redemptions by Public Stockholders and the exercise of outstanding warrants or New Warrants. See ”Summary—Ownership of the Post-Combination Company.”

(7)
Shares excludes up to $100.0 million of LCAP Class A common stock that may be issued to Nomura under the Forward Purchase Agreement. Refer to Note 1 of the unaudited condensed combined pro forma section of this proxy statement/prospectus.

(8)	Shares reflect the redemption of 10,946,369 shares of Class A Common Stock for $109.5 million in connection with the Company stockholder vote to approve the Extension Amendment.
(9)
MSP Recovery Member Shares reflect the payment, in connection with the Virage Exclusivity Termination, of $200 million in Up-C Units, valued at $10 per Up-C Unit, from the aggregate consideration being paid to the Members (or their designees) pursuant to the MIPA at Closing.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes thereto. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of LCAP following the completion of the Business Combination and related transactions. The unaudited pro forma adjustments represent LCAP management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2021
(in thousands)
	As of December 31, 2021				As of December 31, 2021			As of December 31, 2021
	LCAP (Historical) (US GAAP)	MSP Recovery (As Adjusted) (Note 3)	Transaction Accounting Adjustments (No Redemption Scenario)		Pro Forma Combined (No Redemption Scenario)	Transaction Accounting Adjustments (Expense Adjusted Maximum Redemption Scenario)		Pro Forma Combined (Expense Adjusted Maximum Redemption Scenario)
ASSETS
Current assets
Cash	177	—	(177)	(a)	—			—
Cash and cash equivalents	—	1,664	177	(a)	55,683	(54,019)	(j)	29,764
			120,543	(b)		28,100	(k)
			(66,701)	(e)

Affiliate receivable	—	4,070			4,070			4,070
Prepaid expenses and other current assets	9	13,304	(8,252)	(e)	5,061			5,061
Total Current Assets	186	19,038	45,590		64,814	(25,919)		38,895

Property, plant and equipment, net	—	750			750			750
Intangible assets, net	—	84,218			84,218			84,218
Investments	—	4,006,621			4,006,621			4,006,621
Other assets - Excluded Series and MSP Recovery Claim Series 01	—	2,013,000			2,013,000			2,013,000
Marketable securities held in Trust Account	230,013	—	(109,470)	(b)	—			—
			(120,543)	(b)
TOTAL ASSETS	230,199	6,123,627	(184,423)		6,169,403	(25,919)		6,143,484

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	—	4,609	(3,942)	(e)	667			667
Accrued expenses	3,985	—	(3,985)	(e)	—			—
Affiliate payable	—	45,252			45,252			45,252
Commission payable	—	465			465			465
Deferred service fee income	—	249			249			249
Other current liabilities	—	3,489	(1,940)	(e)	1,549			1,549
Total Current Liabilities	3,985	54,064	(9,867)		48,182	—		48,182
Claims financing obligation & notes payable	—	106,805			106,805	28,100	(k)	134,905
Interest payable	—	94,545			94,545			94,545
Deferred tax liability	—	—	1,488	(g)	1,488	2,572	(g)	4,060
Warrant liability	6,389	—	(6,389)	(h)	—			—
Deferred underwriting fee payable	8,050	—	(8,050)	(e)	—			—
TOTAL LIABILITIES	18,424	255,414	(22,818)		251,020	30,672		281,692

Class A common stock subject to possible redemption	230,000	—	(109,470)	(b)	—			—
			(120,530)	(c)

	As of December 31, 2021				As of December 31, 2021			As of December 31, 2021
	LCAP (Historical) (US GAAP)	MSP Recovery (As Adjusted) (Note 3)	Transaction Accounting Adjustments (No Redemption Scenario)		Pro Forma Combined (No Redemption Scenario)	Transaction Accounting Adjustments (Expense Adjusted Maximum Redemption Scenario)		Pro Forma Combined (Expense Adjusted Maximum Redemption Scenario)
Stockholders' Equity (Deficit)
Preferred stock, $0.0001 par value	—	—			—			—
Class A common stock, $0.0001 par value	—	—	2	(c)	4	(1)	(j)	3
			1	(d)
			1	(h)
Class B common stock, $0.0001 par value	1	—	(1)	(d)	—			—
Class V common stock, $0.0001 par value	—	—	325	(i)	325			325
Members’ deficit/capital	—	5,863,865	(5,863,865)	(i)	—			—
Additional paid-in capital	—	—	120,528	(c)	217,114	(2,572)	(g)	208,107
			(35,036)	(e)		47,583	(l)
			(39,741)	(f)		(54,018)	(j)
			(1,488)	(g)
			6,019,296	(i)
			(5,852,833)	(l)
			6,388	(h)
Accumulated deficit	(18,226)	—	(21,515)	(e)	(156,241)			(156,241)
			(485)	(e)
			39,741	(f)
			(155,756)	(i)

Stockholders' Equity Attributable to Stockholders	(18,225)	5,863,865	(5,784,438)		61,202	(9,008)		52,194
Noncontrolling interest	—	4,348	5,852,833	(l)	5,857,181	(47,583)	(l)	5,809,598
TOTAL EQUITY	(18,225)	5,868,213	68,395		5,918,383	(56,591)		5,861,792
TOTAL LIABILITIES AND EQUITY	230,199	6,123,627	(184,423)		6,169,403	(25,919)		6,143,484

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(in thousands, except share and per share data)
	Year Ended December 31, 2021				Year Ended December 31, 2021			Year Ended Deember 31, 2021
	LCAP (Historical) (US GAAP)	MSP Recovery (Historical) (US GAAP)	Transaction Accounting Adjustments (No Redemption Scenario)		Pro Forma Combined (No Redemption Scenario)	Transaction Accounting Adjustments (Expense Adjusted Maximum Redemption Scenario)		Pro Forma Combined (Expense Adjusted Maximum Redemption Scenario)
Claims recovery income	—	126			126			126
Claims recovery service income	—	14,500			14,500			14,500
Total Claims Recovery	—	14,626	—		14,626	—		14,626

Operating expenses
Cost of claims recoveries	—	190			190			190
General and administrative	—	12,761	485	(cc)	13,246			13,246
Professional fees	—	8,502			8,502			8,502
Depreciation and amortization	—	343			343			343
Operating and formation costs	3,785	—	(180)	(bb)	3,605			3,605
Total operating expenses	3,785	21,796	305		25,886	—		25,886
Operating loss	(3,785)	(7,170)	(305)		(11,260)	—		(11,260)

Interest expense	—	(27,046)			(27,046)	(1,124)	(ff)	(28,170)
Other (expense) income, net	—	1,139			1,139			1,139
Interest earned on marketable securities held in Trust Account	15	—	(15)	(aa)	—			—
Transaction costs associated with Initial Public Offering	—	—
Change in fair value of warrant liabilities	6,977	—			6,977			6,977
Income (loss) before provision for income taxes	3,207	(33,077)	(320)		(30,190)	(1,124)		(31,314)
(Provision for) Benefit from income taxes	—	—	67	(dd)	67	236	(dd)	303
Net income (loss)	3,207	(33,077)	(253)		(30,123)	(888)		(31,011)
Net income (loss) attributable to non-controlling members	—	16	(26,340)	(ee)	(26,324)	(1,159)	(ee)	(27,483)
Net income (loss) attributable to Stockholders	3,207	(33,093)	26,087		(3,799)	271		(3,528)

Basic and diluted weighted average shares outstanding, Class A Common Stock	23,650,000
Basic and diluted net income per share, Class A Common Stock	$0.11

Basic and diluted weighted average shares outstanding, Class B Common Stock	5,750,000
Basic and diluted net income per share, Class B Common Stock	$0.11

Basic and diluted pro forma weighted average shares outstanding, Class A Common stock					30,278,631			24,877,044
Basic and diluted pro forma income per share, Class A Common stock					$(0.13)			$(0.14)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1. Basis of Presentation
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”).
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, LCAP will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of MSP Recovery issuing stock for the net assets of LCAP, accompanied by a recapitalization. The net assets of LCAP will be stated at historical cost, with no goodwill or other intangible assets recorded.
In connection with the IPO, LCAP entered into a forward purchase agreement (the “Forward Purchase Agreement”) with Nomura, which provides for the purchase by Nomura of Class A Common Stock for an aggregate purchase price of up to $100.0 million through, other than as described below, open market purchases or privately negotiated transactions with one or more third parties. In lieu of purchasing Class A Common Stock in the open market or privately negotiated transactions, up to $85.0 million of such aggregate purchase price may instead be in the form of an investment in LCAP equity securities on terms to be mutually agreed between Nomura and us, to occur concurrently with the closing of our initial business combination. The decision to make such an investment in other equity securities will not reduce the aggregate purchase price. In consideration of the Forward Purchase Agreement, LCAP will pay to Nomura (i) an amount equal to 2% of the aggregate purchase price of the purchases or investment requested by LCAP plus (ii) an amount equal to the internal charges and carrying costs incurred by Nomura in connection with the Forward Purchase Agreement on a monthly basis during the period from and including the date LCAP executes a definitive agreement for a Business Combination through the earlier of (x) the consummation of a Business Combination and (y) the date LCAP notifies Nomura in writing that LCAP does not require Nomura to provide the forward purchase commitment. As an investment is not required but elective and LCAP will have no knowledge of the amount, if any, that LCAP will request as an investment from Nomura until four days prior to the Closing, the unaudited pro forma condensed combined financial information has not been adjusted to reflect any issuances under the Forward Purchase Agreement. The New Warrants will be equity classified upon issuance at the Closing. The fair value of the New Warrants are expected to exceed the cash proceeds raised by LCAP in the IPO. However, the difference in the expected fair value of the New Warrants and cash proceeds raised is absorbed by the repurchase right held by the Post-Combination Company which states that the Members will re-sell Up-C Units or Class A Shares to the Post-Combination Company when the warrants are exercised. As the repurchase right has a mirrored value designed to offset the New Warrants, the debit and credit to APIC will offset so no pro forma adjustment is reflected since the amounts would net to zero.
The unaudited pro forma condensed combined balance sheet as of December 31, 2021 assumes that the Business Combination and related transactions occurred on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 presents pro forma effect to the Business Combination and related transactions as if they have been completed on January 1, 2021.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been prepared using, and should be read in conjunction with, the following:
•	LCAP’s audited statement of operations for year ended December 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus; and
•	MSP Recovery’s audited combined and consolidated statement of operations for the year ended December 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated tax savings or cost savings that may be associated with the Business Combination and related transactions. The unaudited pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain assumptions and methodologies that LCAP believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the unaudited pro forma adjustments and it is possible the difference may be material. LCAP believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
2. Accounting Policies
Upon consummation of the Business Combination and related transactions, management will perform a comprehensive review of the entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the entities which, when conformed, could have a material impact on the financial statements of the combined company. Based on its initial analysis, LCAP has identified the presentation differences that would have an impact on unaudited pro forma condensed combined financial information and recorded the necessary adjustments.
3. VRM MSP & Series MRCS Asset Acquisitions
VRM MSP Asset Acquisition
In connection with the entry into the MIPA, and in contemplation of MSP’s desire to receive the distributable net proceeds of a portfolio of claims owned by VRM MSP and its subsidiaries (the “Proceeds”), VRM, Series MRCS, Messrs. Ruiz and Quesada and certain other parties agreed that, upon the payment to VRM of (i) $1.2 billion of Class A Common Stock or Up-C Units (in each case valued at $10.00 per share or unit, as applicable) in connection with the Closing (the “Upfront Consideration”) and (ii) the VRM Full Return on or prior to the one-year anniversary of Closing, and the satisfaction of other customary conditions, then VRM and Series MRCS would assign and transfer to MSP their respective rights to receive all Proceeds (such assignment and transfer the “Assignment”, and the time of the Assignment, the “Trigger”).
The value of the VRM Full Return was $656.6 million as of December 31, 2021. Based on the above, the asset acquired from VRM MSP is valued at: 1) $1.9 billion to VRM ($1.2 billion In-Kind Consideration in Up-C Units and $656.6 million VRM Full Return) and 2) $2.2 billion to Series MRCS in Up-C Units. The $656.6 million for the VRM Full Return will be paid by (i) payment of the Recovery Proceeds (as defined in the VRM Full Return Guaranty) to VRM arising from claims held by VRM MSP; (ii) on or prior to the one-year anniversary of the Closing, (A) the sale of the Reserved Shares, and delivery of the resulting net cash proceeds thereof to VRM, or (B) sale of additional shares of Company Class A Common Stock and delivery of the net cash proceeds thereof to VRM; or (iii) any combination of the foregoing. Opco will acquire rights to the Proceeds from members of VRM MSP that held those interests, which is initially recognized as a financial asset at cost, for which Opco has not elected the fair value option. In subsequent periods, the Post-Combination Company will reduce its investment for realized (or receivable) distributions of net proceeds from this financial instrument in proportion to the amounts received or receivable to management’s estimate of expected net proceeds from the underlying investments, and subject to potential impairment if indicators are present; the excess of proceeds received (or receivable) over the portion of the financial asset deemed to be recovered will be recognized as income in the same period.
Series MRCS Asset Acquisitions
Series MRCS is party to that certain Investment Agreement, dated as of October 23, 2020, by and among Series MRCS, Hazel Holdings I LLC, a Delaware limited liability company, and MSP Recovery Holding Series 01, LLC, a Delaware limited liability company (the “Investment Agreement”). Series MRCS also owns all of the equity interests in each of the series set forth on Exhibit A to that certain Asset and Interest Transfer Agreement (such series, the “Excluded Series”, and such equity interests, the “Equity Interests”). Pursuant to that certain Asset and Interest Transfer Agreement to be entered into prior to the mailing of this proxy statement/prospectus, Series MRCS will transfer to MSP Recovery, and MSP Recovery will accept from Series MRCS, all right, title and interest of Series MRCS in, to and under the Investment Agreement, and the Equity Interests. The $2.0 billion in assets acquired pursuant thereto are reflected at fair value in the balance sheet below. The fair value was determined using a multi-period excess earnings valuation methodology.

For the purposes of the unaudited pro forma condensed combined balance sheet and statements of operations, the MSP historical unaudited condensed balance sheet as of December 31, 2021 was adjusted to include the acquisition of assets from VRM MSP and Series MRCS. The ending amounts from this exercise are included in the “MSP Recovery As Adjusted” columns in the unaudited pro forma combined balance sheet.
“MSP Recovery As Adjusted” for unaudited pro forma condensed combined balance sheet as of December 31, 2021 was determined as follows:
	As of December 31, 2021			As of December 31, 2021
	MSP Recovery (Historical) (US GAAP)	MRCS Asset Acquisitions	VRM Asset	MSP Recovery (As Adjusted)
ASSETS
Current assets
Cash and cash equivalents	1,664		656,621	1,664
			(656,621)
Affiliate receivable	4,070			4,070
Prepaid expenses and other current assets	13,304			13,304
Total Current Assets	19,038	—	—	19,038

Property, plant and equipment, net	750			750
Intangible assets, net	84,218			84,218
Investments	—		4,006,621	4,006,621
Other assets - Excluded Series and MSP Recovery Claim Series 01		2,013,000		2,013,000
TOTAL ASSETS	104,006	2,013,000	4,006,621	6,123,627

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	4,609			4,609
Affiliate payable	45,252			45,252
Note payable	—			—
Commission payable	465			465
Deferred service fee income	249			249
Other current liabilities	3,489			3,489
Total Current Liabilities	54,064	—	—	54,064
Claims financing obligation & notes payable	106,805			106,805
Interest payable	94,545			94,545
TOTAL LIABILITIES	255,414	—	—	255,414

Equity (Deficit)
Members’ deficit/capital	(155,756)	2,013,000	656,621	5,863,865
			3,350,000
Equity Attributable to MSP Recovery	(155,756)	2,013,000	4,006,621	5,863,865
Noncontrolling interest	4,348			4,348
TOTAL EQUITY	(151,408)	2,013,000	4,006,621	5,868,213
TOTAL LIABILITIES AND EQUITY	104,006	2,013,000	4,006,621	6,123,627

Of the total consideration to VRM, $1.2 billion is prepaid at close in Up-C Units and the remaining $0.7 billion will be settled on or prior to the one-year anniversary of the Closing by any of the following means (or any combination thereof): (a) payment of the Recovery Proceeds (as defined in the VRM Full Return Guaranty) to VRM arising from Claims held by VRM MSP; (b) sale of the Reserved Shares, and delivery of the resulting net cash proceeds thereof to VRM; or (c) sale of additional shares of Class A Common Stock and delivery of the net cash proceeds thereof to VRM. As there is not enough cash proceeds in VRM MSP to pay the $0.7 billion, the unaudited pro formas assume that approximately 65.7 million Up-C Units are exchanged into Class A Common Stock and then sold in exchange for $656.6 million in cash. That cash is contributed by the MSP Principals into the Post-Combination Company and the Post-Combination Company uses the cash to settle that portion of the consideration. The 65.7 million Class V Common Stock included in the 65.7 million Up-C Units sold are therefore shown in the unaudited pro forma capitalization table herein as belonging to a party defined as “Class V - Other” versus to the MSP Principals.
There is no “MSP Recovery As Adjusted” for the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021. There is no amortization of the assets acquired from Series MRCS. For the asset acquired from VRM MSP, there would be a statement of operations impact based on the excess of proceeds received (or receivable) over the portion of the financial asset deemed to be recovered which will be recognized as income in the same period. For the periods included herein, there was no such difference to be reflected.
4. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
Transaction Accounting Adjustments to Unaudited Pro Forma Combined Balance Sheet
The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2021 are as follows:
a.	Reflects balance sheet reclassifications for presentation alignment between MSP Recovery and LCAP;
b.
Reflects the redemption of 10,946,369 shares of Class A Common Stock for $109.5 million in connection with the Company stockholder vote to approve the Extension Amendment and reclassification of cash and investments held in the Trust Account that becomes available to fund the Business Combination;

c.	Reflects the reclassification of common stock subject to possible redemption to permanent equity at $0.0001 par value;
d.	Reflects the reclassification of Initial Stockholder shares from Class B Common Stock to Class A Common Stock at the Closing;
e.
Reflects the settlement of $78.3 million of estimated transaction costs expenses expected to be incurred for the Business Combination, of which $11.6 million was already paid as of December 31, 2021 and $4.3 million was already expensed as of December 31, 2021. Included in the amount that remains to be settled is $8.1 million for the settlement of LCAP’s deferred underwriting fee payable incurred during LCAP’s initial public offering due upon completion of the Business Combination, settlement of costs accrued as of the balance sheet date, costs that will be prepaid at the Closing of the Business Combination, estimated costs for advisory, legal, and other fees that can be deducted against additional paid in capital including those capitalized as prepaids and other current assets, estimates costs that will be expensed as incurred, and estimated costs to be offset against the net equity of LCAP at the Closing;

f.
Reflects the reclassification of the historical accumulated deficit of LCAP to additional paid in capital as part of the reverse recapitalization, which includes the accumulated deficit of LCAP and transaction related costs incurred by LCAP;

g.
Reflects the net deferred tax liability related to an outside basis difference. A corporation that owns a partnership is required to record the deferred tax related to its outside basis difference, which reflects the book basis compared to tax basis in the investment in the partnership. Based on the no redemption and expense adjusted maximum redemption scenarios, the Post-Combination Company would record a deferred tax liability. The actual liability may change based on the facts and circumstances at the time of recording the liability in the books and records of the Post-Combination Company;

h.
Reflects the issuance of 11.8 million shares of Class A Common Stock underlying LCAP’s Public Warrants and Private Warrants as they are expected to be in the money as of Closing when the exercise price is expected to be reduced from $11.50 per warrant to $0.0001 after giving effect to the issuance of the New Warrants, pursuant to the terms of the Existing Warrant Agreement. As such, the pro forma financial statements assume that the exercise price falls to $0.0001, and accordingly that 100% of the Public Warrants and Private Warrants are redeemed for shares of Class A Common Stock when such warrants become exercisable;
i.
Reflects the recapitalization of MSP’s equity and issuance of 2,713.7 million shares of Class V Common Stock as consideration for the reverse recapitalization and 536.3 million shares of Class V Common Stock in connection with the purchase of assets from VRM and Series MRCS under the no redemption and expense adjusted maximum redemption scenarios, respectively, at $0.0001 par value. The aggregate consideration of 3.25 billion Up-C Units or shares of Class A Common Stock that is payable to the Members in connection with the Business Combination includes 6.0 million Up-C Units or shares of Class A Common Stock that will be held in escrow to satisfy each of MSP and the Members’ potential indemnification obligations under the MIPA and released for distribution to the Members on the first anniversary of the Closing, 65.6 million Up-C Units that may be sold to satisfy the VRM Full Return discussed in Note 3, and 20.0 million Up-C Units to be paid in connection with the Virage Exclusivity Termination. The 536.3 million shares and 20.0 million shares can be in the form of Up-C Units or shares of Class A Common Stock for the purchase of assets from VRM and Series MRCS as discussed in Note 3, and the Virage Exclusivity Termination, respectively. The unaudited pro forma condensed combined balance sheet assumes that consideration will in the form of Up-C Units only;

j.
Reflects the expense adjusted maximum redemption of approximately 5.4 million shares of Class A Common Stock at a redemption price of $10.00 per share as of December 31, 2021 for $54.0 million held in trust, which is allocated to Class A Common Stock par and additional paid-in capital using $0.0001 par value per share;

k.
Reflects cash raised from a loan from Messrs. Ruiz and Quesada (or one of their affiliates) at the Closing in order to satisfy the condition tied to the MSP Minimum Cash Amount (as defined in the MIPA). The loan will have an annual interest rate of 4% and will mature on the day that is six months from the Closing Date (or, if such day is not a Business Day, the next Business Day). The maturity date may be extended, at the option of the borrower, for up to three successive six month periods (for a total of 24 months). The loan will be prepayable by the borrower at any time, without prepayment penalties, fees or other expenses. If the cash of the Post-Combination Company after giving effect to the payment of redemptions and transaction costs is less than $30.0 million, such loan will be made. As cash exceeds $30.0 million in the no redemption scenario, no adjustment is required under the no redemption scenario. The adjustment in the expense adjusted maximum redemption scenario reflects the maximum amount available to be loaned from the Service Fee Account as of December 31, 2021, which is deemed to satisfy the Minimum Cash Condition pursuant to the MIPA; and

l.
Reflects the recognition of 99.1% and 99.2% non-controlling interests as a result of the Up-C structure under the no redemption and expense adjusted maximum redemption scenario, respectively. The Post-Combination Company will hold all of the voting Class A Units of Opco, whereas the Members (or their designees) will hold all of the non-voting economic Class B Units of Opco (these Class B Units represent the non-controlling interest in Opco). The ownership percentage of Class V Common Stock held in the Post-Combination Company by the Members (or their designees) will be equivalent to the number of Class B Units held in Opco, and as such, the non-controlling interest in Opco is 99.1% and 99.2% under the no redemption and expense adjusted maximum redemption scenario, respectively, which is equivalent to the Class V Common Stock ownership percentage shown in the capitalization table above.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 are as follows:
aa.	Reflects the elimination of interest income earned on the Trust Account;
bb.	Reflects the elimination of the LCAP administrative service fee paid to the Sponsor that will cease upon the Closing;
cc.	Reflects the portion of MSP estimated transaction costs for the Business Combination not eligible for capitalization. Transaction costs are reflected as if incurred on January 1, 2021, the date the Business Combination occurred for the purposes of the unaudited pro forma combined and consolidated statement of operations. This is a non-recurring item;
dd.
Reflects the income tax effect of pro forma adjustments using the current federal corporate tax rate of 21% for the twelve months ended December 31, 2021 and twelve months ended December 31, 2020, respectively. In the historical periods, neither entity was subject to taxes and as such for pro forma purposes, it is assumed that the combined company would be subject to at least the minimum federal corporate statutory rate;

ee.
Reflects the recognition of net income attributable to the 99.1% and 99.2% non-controlling interests as a result of the Up-C structure under the no redemption and expense adjusted maximum redemption scenarios, respectively. The Post-Combination Company will hold all of the voting Class A Units of Opco, whereas the Members (or their designees) will hold all of the non-voting economic Class B Units of Opco (these Class B Units represent the non-controlling interest in Opco). The ownership percentage of Class V Common Stock held in the Post-Combination Company by the Members (or their designees) will be equivalent to the number of Class B Units held in Opco, and as such, the non-controlling interest in Opco is 99.1% and 99.2% under the no redemption and expense adjusted maximum redemption scenario, respectively, which is equivalent to the Class V Common Stock ownership percentage shown in the capitalization table above. For the periods presented, pro forma net income (loss) of OpCo is allocated to the non-controlling interest based on these respective pro-rata non-controlling interest percentages in the no redemption and expense adjusted maximum redemption scenarios. The pro forma net income (loss) of OpCo is substantially consistent with the pro forma consolidated net income (loss) before income taxes, except for certain registrant expenses, including the operating and formation costs of LCAP, and transaction-related expenses allocated to the issuance of the warrants; and

ff.	Reflects interest expense related to member loans as noted in tickmark k.
5. Loss per Share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2021. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related transactions have been outstanding for the entire periods presented. When assuming the expense adjusted maximum redemption scenario, this calculation is adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined has been prepared assuming the no redemption and expense adjusted maximum redemption scenarios, for year ended December 31, 2021:
	Year Ended December 31, 2021
(in thousands, except share and per share data)	No Redemption	Expense Adjusted Maximum Redemption
Pro forma net loss attributable to Stockholders	$(3,799)	$(3,528)
Pro forma weighted average Class A Common Stock outstanding - basic and diluted	30,278,631	24,877,044
Pro forma Class A Common Stock net loss per share	$(0.13)	$(0.14)

Pro forma weighted average Class A Common Stock outstanding - basic and diluted
Class A - LCAP Public Stockholders	12,703,631	7,302,044
Class A - LCAP Initial Stockholders	5,750,000	5,750,000
Class A - LCAP Private and Public Warrants	11,825,000	11,825,000
Total LCAP	30,278,631	24,877,044
Total Shares at Closing(1)(2)(3)	30,278,631	24,877,044
(1)
Excludes the 3,250,000,000 shares of Class V Common Stock issued for consideration to the Members for this Business Combination and probable VRM MSP and Series MRCS asset acquisitions as those shares are non-economic and as such are excluded from the earnings per share calculation. Each Up-C Unit, which consists of one share of Class V Common Stock and one Class B Unit, may be exchanged for either, at LCAP’s option, (a) cash or (b) one share of Class A Common Stock, subject to the provisions set forth in the LLC Agreement.

(2)
Shares include the 11,825,000 Class A Common Stock underlying LCAP’s Public Warrants and Private Warrants as they are expected to be in the money as of Closing when the exercise price could be reduced from $11.50 per warrant to $0.0001 after giving effect to the issuance of the New Warrants. As such, it is assumed that the exercise price falls to less than $11.50 and 100% of the warrants are redeemed for LCAP Class A Common Stock.

(3)
Shares exclude approximately 1,029,000,000 shares of Class A Common Stock underlying approximately 1,029,000,000 New Warrants that will be issued at Closing to the holders of record of Class A Common Stock on the Closing Date on a pro rata basis after giving effect to any redemptions by holders of Class A Common Stock and the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees. These are considered out of the money as the exercise price of $11.50 per warrant is higher than the current LCAP stock price. Such amounts will be affected by the level of redemptions by Public Stockholders and the exercise of New Warrants. See “Summary—Ownership of the Post-Combination Company.”

SPECIAL MEETING OF STOCKHOLDERS
General
The Company is furnishing this proxy statement/prospectus to Company stockholders as part of the solicitation of proxies by the LCAP Board for use at the Special Meeting of Company stockholders in lieu of the 2022 annual meeting of the Company to be held on    , 2022, and at any adjournment or postponement thereof. This proxy statement/prospectus provides Company stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.
Date, Time and Place of Special Meeting
The Special Meeting will be held at   a.m. Eastern Time, on    , 2022 in virtual format. The Special Meeting can be accessed by visiting [•], where Company stockholders will be able to listen to the meeting live and vote during the meeting. Additionally, Company stockholders have the option to listen to the Special Meeting by dialing [•] (toll-free within the U.S. and Canada) or [•] (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is [•], but please note that Company stockholders who choose to participate telephonically cannot vote or ask questions. Please note that you will only be able to access the Special Meeting by means of remote communication.
Voting Power; Record Date
Stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned shares of common stock at the close of business on April 18, 2022, the Record Date for the Special Meeting. Stockholders are entitled to one vote for each share of common stock owned at the close of business on the Record Date. If stockholders’ shares are held in “street name” or are in a margin or similar account, stockholders should contact their broker, bank, or other nominee to ensure that votes related to the shares they beneficially own are properly counted. On the Record Date, there were 18,453,631 shares of common stock outstanding, of which 12,053,631 were Public Shares, 5,750,000 were Founder Shares and 650,000 were Private Shares.
Purpose of the Special Meeting
Company stockholders are being asked to vote on the following:
•	A proposal to adopt the MIPA and the transactions contemplated thereby. See the section entitled “Proposal No. 1 — The Business Combination Proposal.”
•
A proposal to approve, for purposes of complying with applicable listing rules of Nasdaq the issuance of more than 20% of the issued and outstanding common stock of the Company and voting power in connection with the Business Combination. See the section entitled “Proposal No. 2 — The Nasdaq Proposal.”

•	A proposal to adopt the Proposed Charter in the form attached hereto as Annex B. See the section entitled “Proposal No. 3 — The Charter Approval Proposal.”
•
Five separate proposals with respect to certain governance provisions in the Proposed Charter, which are being separately presented in accordance with SEC requirements and which will be voted upon on a non-binding advisory basis.

○
Proposal No. 4A: Change in Authorized Shares—To (i) increase the Company’s total number of authorized shares of capital stock from 111,000,000 shares to 8,760,000,000 shares of capital stock, (ii) increase the Company’s authorized Class A Common Stock from 100,000,000 shares to 5,500,000,000 shares of Class A Common Stock, (iii) create the Class V Common Stock, consisting of 3,250,000,000 authorized shares of Class V Common Stock and (iv) increase the Company’s authorized shares of Preferred Stock from 1,000,000 to 10,000,000 shares of Preferred Stock.

○
Proposal No. 4B: Dual-Class Stock— To provide for a capital structure pursuant to which, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstanding shares of common stock of the Company will vote together as a single class on all matters with respect to which stockholders of the Company are entitled to vote under applicable law, the Proposed Charter or the Amended and Restated Bylaws, or upon which a vote of the stockholders generally entitled to vote is otherwise duly called for by the Company; provided, however, that except as may otherwise be required by applicable law, each holder of outstanding shares of common stock of the Company will not be entitled to vote on any amendment to the Proposed Charter that relates solely to the terms of one or more outstanding series of Preferred Stock (including, without limitation, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of such series of Preferred Stock), if the holders of such affected series are entitled, either voting separately as a single class or together as a class with the holders of any other outstanding series of Preferred Stock, to vote thereon pursuant to the Proposed Charter or the DGCL. In each such vote, the holders of Class A Common Stock and holders of Class V Common Stock will be entitled to one vote per share of Class A Common Stock or Class V Common Stock, respectively, including the election of directors and significant corporate transactions (such as a merger or other sale of the Company or its assets).
○
Proposal No. 4C: Removal of Directors—To provide that any director or the entire Board may be removed (i) at any time prior to the Voting Rights Threshold Date by a simple majority voting together as a single class, with or without cause, notwithstanding the classification of the Board, and (ii) at any time from and after the Voting Rights Threshold Date, solely for cause and only by the affirmative vote of the holders of at least 66 2∕3% of the voting power of all of the then outstanding shares of the Corporation generally entitled to vote thereon, voting together as a single class.

○
Proposal No. 4D: Required Stockholder Vote to Amend Certain Sections of the Proposed Charter—To provide that, from and after the Voting Rights Threshold Date, in addition to any affirmative vote required by applicable law, the approval by affirmative vote of the holders of at least 66 2∕3% in voting power of the then outstanding shares of the Company generally entitled to vote is required to make any amendment to Article Seventh (Board of Directors) or Article Eighth (Written Consent of Stockholders) of the Proposed Charter.

○
Proposal No 4E: Required Stockholder Vote to Amend the Amended and Restated Bylaws—To provide that, in addition to any affirmative vote required by the Proposed Charter, any bylaw that is to be made, altered, amended or repealed by the stockholders of the Company shall receive, at any time (i) prior to the Voting Rights Threshold Date, the affirmative vote of the holders of at least a majority in voting power of the then outstanding shares of the Company generally entitled to vote, voting together as a single class, and (ii) from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least 66 2∕3% in voting power of the then outstanding shares of stock of the Company generally entitled to vote, voting together as a single class.

See the section entitled “Proposal No. 4 — The Non-Binding Governance Proposals.”
•
A proposal to elect seven directors to serve on the Board until the first annual meeting of stockholders following the Business Combination, in the case of Class I directors, the second annual meeting of stockholders following the Business Combination, in the case of Class II directors, and the third annual meeting of stockholders following the Business Combination, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified. See the section entitled “Proposal No. 5 — The Director Election Proposal.”

•
A proposal to approve and adopt the MSP Recovery, Inc. 2022 Omnibus Incentive Plan, a copy of which is attached hereto as Annex J. See the section entitled “Proposal No. 6 — The Incentive Plan Proposal.”

•
A proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, (A) to ensure that any supplement or amendment to the accompanying proxy statement/prospectus that the LCAP Board has determined in good faith is required by applicable law to be disclosed to Company stockholders and for such supplement or amendment to be promptly disseminated to Company stockholders prior to the Special Meeting, (B) if, as of the time for which the Special Meeting is originally scheduled, there are insufficient shares of common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Special Meeting or (C) to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Director Election Proposal or the Incentive Plan Proposal. See the section entitled “Proposal No. 7 — The Adjournment Proposal.”

Vote of the Company’s Sponsor, Directors and Officers
The Company has entered into a letter agreement with the Sponsor and our directors and officers, pursuant to which, among other things, each such person has agreed to vote all shares of our common stock owned by it, him or her in favor of the Proposals. However, we intend to waive such obligations of the Sponsor, our directors and/or our officers to vote their shares of common stock in favor of the Proposals in respect of any shares purchased by such purchasers in Open Market Purchases. Nomura, the underwriter of our IPO, has agreed to vote any shares of our common stock held by it in favor of the Business Combination. However, we intend to waive such obligations of Nomura to vote their shares of common stock in favor of the Proposals in respect of any shares purchased by Nomura in Open Market Purchases . As a result, in addition to the shares of common stock held by Nomura, the Sponsor and our officers and directors, we may need only 2,826,816, or 23.5% (assuming all outstanding shares are voted), or no additional shares (assuming only the minimum number of shares representing a quorum are voted), of the Public Shares to be voted in favor of the Business Combination in order to have the Business Combination approved. The Sponsor and our directors and officers have entered into a letter agreement with the Company pursuant to which they agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of common stock they may hold. Nomura has also agreed to waive its redemption rights with respect to the Public Shares held by it, other than Public Shares held directly or indirectly by it on behalf of a third-party client. Such waivers are common in transactions of this sort and the Sponsor and our officers and directors and Nomura did not view the waiver as separate from the Business Combination as a whole and did not receive separate consideration for the waiver. The Founder Shares and Private Shares held by Nomura, the Sponsor and our directors and officers have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us by August 18, 2022. However, Nomura, the Sponsor and our directors and officers are entitled to redemption rights upon our liquidation with respect to any Public Shares they may own.
Quorum and Required Vote for Proposals for the Special Meeting
A majority of the voting power of the common stock entitled to vote at the Special Meeting must be present, in person or represented by proxy at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. Nomura, the Sponsor and our directors and officers, who currently own 34.7% of the issued and outstanding shares of common stock, will count towards this quorum. As of the Record Date for the Special Meeting, 9,226,816 shares of common stock would be required to be present in person or represented by proxy to achieve a quorum.
The approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Non-Binding Governance Proposals, the Incentive Plan Proposal and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. Accordingly, a stockholder’s failure to submit a proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to each of the Business Combination Proposal, the Nasdaq Proposal, the Non-Binding Governance Proposals, the Incentive Plan Proposal or the Adjournment Proposal, if presented, will have no effect on such proposals. The Company has entered into a letter agreement with the Sponsor and our directors and officers pursuant to which, among other things, each such person has agreed to vote all shares of our common stock owned by it, him or her in favor of the Proposals. However, we intend to waive such obligations of the Sponsor, our directors and/or our officers to vote their shares of common stock in favor of the Proposals in respect of any shares purchased by such purchasers in Open Market Purchases. Nomura, the underwriter of our IPO, has agreed to vote any shares of our common stock held by it in favor of the Business Combination. However, we intend to waive such obligations of Nomura to vote their shares of common stock in favor of the Proposals in respect of any shares purchased by Nomura in Open Market Purchases.
The approval of the Charter Approval Proposal requires the affirmative vote (in person or by proxy) of (i) the holders of a majority of the Class A Common Stock then outstanding, voting separately as a single class, (ii) the holders of a majority of the Class B Common Stock then outstanding, voting separately as a single class, and (iii) the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote, voting as a single class. Accordingly, a stockholder’s failure to submit a proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Approval Proposal, will have the same effect as a vote “AGAINST” such proposal.

The approval of the Director Election Proposal requires the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. This means that the director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, a stockholder’s failure to submit a proxy or to vote in person at the Special Meeting, as well as a withheld vote and a broker non-vote with regard to election of directors, will have no effect on the election of directors. Notwithstanding the approval of each of the seven director nominees to the Board in the Director Election Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Director Election Proposal will not be effected.
Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Director Election Proposal and the Incentive Plan Proposal at the Special Meeting, subject to the terms of the MIPA. The Business Combination is not conditioned on the Non-Binding Governance Proposals or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.
It is important for you to note that the consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Director Election Proposal and the Incentive Plan Proposal at the Special Meeting, subject to the terms of the MIPA. If the Company does not consummate the Business Combination and fails to complete an initial business combination by August 18, 2022, it will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to its Public Stockholders.
Recommendation of the LCAP Board
The LCAP Board unanimously determined that the MIPA and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, the Company and its stockholders. Accordingly, the LCAP Board unanimously recommends that its stockholders vote “FOR” each of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Non-Binding Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal, if presented.
In considering the recommendation of the LCAP Board to vote in favor of approval of the proposals, stockholders should keep in mind that the Sponsor and our directors and officers have interests in such proposals that are different from or in addition to (and which may conflict with) those of Company stockholders generally. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. See “The Business Combination — Interests of the Company’s Directors and Executive Officers in the Business Combination” beginning on page 209.
Abstentions and Broker Non-Votes
Abstentions are considered present for the purposes of establishing a quorum and will have the same effect as a vote “AGAINST” the Charter Approval Proposal. Broker non-votes are considered present for the purposes of establishing a quorum and will have the effect of a vote “AGAINST” the Charter Approval Proposal. Abstentions and broker non-votes will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the Non-Binding Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal.
In general, if your shares are held in “street” name and you do not instruct your broker, bank, or other nominee on a timely basis on how to vote your shares, your broker, bank, or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. None of the Proposals are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any Proposal to be voted on at the Special Meeting.
Voting Your Shares — Stockholders of Record
If your shares are owned directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) stockholder.”

Company stockholders of record may vote electronically at the Special Meeting or by proxy. The Company recommends that you submit your proxy even if you plan to attend the Special Meeting. If you submit a proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the Special Meeting.
If you are a Company stockholder of record, you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the Special Meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “FOR” each of the Proposals.
Your shares will be counted for purposes of determining a quorum if you vote:
•	by submitting a properly executed proxy card (including via the Internet or by telephone); or
•	electronically at the Special Meeting.
Abstentions will be counted for determining whether a quorum is present for the Special Meeting.
Voting instructions are printed on the proxy card you received.
Voting Your Shares — Beneficial Owners
If your shares are held in an account at a brokerage firm, bank, or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank, or other nominee. The broker, bank, or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank, or other nominee provides you along with this proxy statement/prospectus. Your broker, bank, or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your shares. As a beneficial owner, if you wish to vote at the Special Meeting, you will need to bring to the Special Meeting a legal proxy from your broker, bank, or other nominee authorizing you to vote those shares. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of common stock.
Revoking Your Proxy
If you are a stockholder of record and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•	you may send another proxy card with a later date;
•	you may notify the Company’s Secretary in writing before the Special Meeting that you have revoked your proxy; or
•
you may attend the Special Meeting and vote electronically by visiting and entering the control number found on your proxy card, voting instruction form or notice you previously received. Attendance at the Special Meeting will not, in and of itself, revoke a proxy.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.
No Additional Matters
The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Non-Binding Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal.

Who Can Answer Your Questions About Voting Your Shares
If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of common stock, you may contact our proxy solicitor, MacKenzie Partners, Inc.:
1407 Broadway
New York, New York 10018
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email:
proxy@mackenziepartners.com
Redemption Rights
Holders of Public Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal. Any stockholder holding Public Shares may demand that the Company redeem such shares for a pro rata portion of the Trust Account (which, for illustrative purposes, is anticipated to be approximately $10.00 per share as of , 2022, the Record Date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the Company will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.
Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares without our prior consent. Accordingly, all Public Shares in excess of 15% held by a Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without our prior consent.
Nomura, the Sponsor and our directors and officers will not have redemption rights with respect to the Public Shares held by it, other than, in the case of Nomura, Public Shares held directly or indirectly by it on behalf of a third-party client.
The Public Stockholders may seek to redeem their shares for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal. Holders may demand redemption by delivering their stock, either physically or electronically using Depository Trust Company’s DWAC System, to Continental Stock Transfer and Trust Company, the Company’s transfer agent, no later than the second business day preceding the vote on the Business Combination Proposal. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.
Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).
If the Business Combination is not approved or completed for any reason, then the Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a pro rata portion of the Trust Account, as applicable. In such case, the Company will promptly return any shares delivered by Public Stockholders.
The closing price of the Class A Common Stock on    , 2022, the Record Date, was $    . The cash held in the Trust Account on such date is anticipated to be approximately $230.0 million ($10.00 per Public Share). Prior to exercising redemption rights, stockholders should verify the market price of the Class A Common Stock as they may receive higher proceeds from the sale of their Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. The Company cannot assure its stockholders that they will be able to sell their shares of common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.
If a holder of Public Shares exercises its redemption rights, then it will be exchanging its shares of common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than the second business day preceding the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to the Company’s transfer agent prior to the vote at the Special Meeting, and the Business Combination is consummated.
Appraisal Rights
Our stockholders do not have appraisal rights in connection the Business Combination under the DGCL.
Proxy Solicitation Costs
The Company is soliciting proxies on behalf of the LCAP Board. This solicitation is being made by mail but also may be made by telephone or in person. The Company and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. The Company will bear the cost of the solicitation.
The Company has hired MacKenzie Partners, Inc. to assist in the proxy solicitation process. The Company will pay that firm a fee of up to $100,000, under normal circumstances. Such payment will be made from non-trust account funds.
The Company will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. The Company will reimburse them for their reasonable expenses.
The Initial Stockholders
As of April 18, 2022, the Record Date, Nomura, the Sponsor, and our directors and officers were entitled to vote an aggregate of 5,750,000 Founder Shares and 650,000 Private Shares. Such shares currently constitute 34.7% of the outstanding shares of common stock.
Purchases of Shares
The Sponsor, Nomura, MSP, the Members and/or their respective affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event shares are purchased in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purposes of such purchases would be to reduce the number of shares of Class A Common Stock that may be redeemed in connection with the Business Combination, and may include a business decision to increase such purchaser’s ownership at an attractive price. In addition, the Sponsor, Nomura, MSP, the Members and/or their respective affiliates may make Open Market Purchases, by purchasing shares of Class A Common Stock on the open market prior to the Special Meeting and separate from the redemption process conducted in connection with the Business Combination. The purposes of any Open Market Purchases would be to reduce the number of shares of Class A Common Stock that may be redeemed in connection with the Business Combination, and may include a business decision to increase such purchaser’s ownership at an attractive price. The Sponsor, Nomura, MSP, the Members and/or their respective affiliates shall only make Open Market Purchases to the extent the price per Class A Common Stock so acquired is no higher than the redemption price that would be available in connection with the redemption procedures described in this proxy statement/prospectus. In addition, the Sponsor, Nomura, MSP, the Members and/or their respective affiliates will waive any redemption rights with respect to any shares of Class A Common Stock purchased in Open Market Purchases and will not vote any shares of Class A Common Stock purchased in Open Market Purchases in favor of the Proposals. While the exact nature of any such arrangements has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and, with MSP’s consent, the transfer to such investors or holders of shares owned by the Sponsor for nominal value.
Entering into any such arrangements may have a depressive effect on the common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares such person owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other Proposals and would likely increase the chances that such proposals would be approved.
No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsor, MSP, the Members or any of their respective affiliates. The Company will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Distribution of New Warrants to Holders of Class A Common Stock Not Electing Redemption
In connection with the Business Combination and to provide additional consideration to holders of Class A Common Stock that do not redeem their shares of Class A Common Stock, the Company intends, subject to compliance with applicable law, to declare a dividend comprising an aggregate of approximately 1,029,000,000 New Warrants, conditioned upon the consummation of any redemptions by the holders of Class A Common Stock and the Closing, to the holders of record of the Class A Common Stock as of the Closing Date, after giving effect to the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees. The Company intends to establish the close of business of the anticipated Closing Date as the Warrant Record Date for stockholders entitled to receive their pro rata portion of the approximately 1,029,000,000 New Warrants. The Warrant Record Date is expected to be determined at least 10 days prior to the Closing Date. The Company expects that a dividend of the New Warrants will be distributed following the Closing Date to stockholders of record as of the close of business on the Warrant Record Date, and after giving effect to the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees. The number of New Warrants to be distributed in respect of each share of unredeemed Class A Common Stock is contingent upon, and will vary with, the aggregate number of shares of Class A Common Stock that are redeemed in connection with the Business Combination. Holders who choose to redeem their shares of Class A Common Stock will not receive any New Warrants. Public Stockholders who choose not to redeem their shares of Class A Common Stock will share in this fixed pool with other non-redeeming holders (on a pro-rata basis, based on the number of shares of Class A Common Stock held at the end of business on the Closing Date, which is expected to include the 5,750,000 shares of Class A Common Stock into which Founder Shares will convert in connection with the Business Combination). As a result, assuming the no redemption scenario and that the distribution is made, Public Stockholders who do not redeem their shares would receive at least 55 New Warrants per share of Class A Common Stock they hold, which would proportionally increase if other holders elect to redeem their shares of Class A Common Stock. We believe this structure will likely lead to a lower level of redemptions, and therefore, we will likely have more funds available for our Business Combination. Pursuant to the terms of the Existing Warrant Agreement, the exercise price of the Public Warrants and Private Warrants could decrease to $0.0001 after giving effect to the issuance of the New Warrants. Pursuant to the terms of the LLC Agreement, at least twice a month, to the extent any New Warrants have been exercised in accordance with their terms, the Post-Combination Company is required to purchase from the MSP Principals, proportionately, the number of Up-C Units or shares of Class A Common Stock owned by such MSP Principal equal to the Aggregate Exercise Price divided by the Warrant Exercise Price in exchange for the Aggregate Exercise Price. For more information, see the LLC Agreement attached hereto as Annex D. For more information on the New Warrants, see the section entitled “Description of Securities of the Post-Combination Company.”

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL
Overview
Holders of common stock are being asked to approve the MIPA and the transactions contemplated thereby, including the Business Combination. Company stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the MIPA, which is attached as Annex A to this proxy statement/prospectus. Please see the sections entitled “The Business Combination” and “The Membership Interest Purchase Agreement” in this proxy statement/prospectus for additional information regarding the Business Combination and a summary of certain terms of the MIPA. You are urged to read the MIPA carefully and in its entirety before voting on this proposal.
Vote Required for Approval
The affirmative vote of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock that are voted at the Special Meeting, voting as a single class, is required to approve the Business Combination Proposal.
Failure to submit a proxy or to vote in person at the Special Meeting, abstentions and broker non-votes will have no effect on the Business Combination Proposal.
The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the MIPA. If the Business Combination Proposal is not approved, the other Proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.
Recommendation of the Board of Directors
THE LCAP BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2—THE NASDAQ PROPOSAL
Overview
In connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the closing of the Business Combination) the issuance and/or sale of: (a) an aggregate of 3,250,000,000 shares of Class V Common Stock to the Members (or their designees) as consideration for the Business Combination; (b) 5,750,000 shares of Class A Common Stock upon the automatic conversion of Class B Common Stock, in accordance with the terms of the Existing Charter; and (c) subject to compliance with applicable law, an aggregate of approximately 1,029,000,000 New Warrants declared as a dividend to be issued to the holders of record of the Class A Common Stock as of the Closing Date, after giving effect to the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees.
For more information, see the full text of the MIPA, a copy of which is attached as Annex A. The discussion herein is qualified in its entirety by reference to the MIPA.
As contemplated by the Incentive Plan Proposal, we intend to reserve 98,736,750 shares of Class A Common Stock for grants of awards under the Incentive Plan. See “Proposal No. 6 — The Incentive Plan Proposal.”
Why the Company Needs Stockholder Approval for Purposes of Nasdaq Listing Rule 5635
We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b) and (d).
Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and: (i) the common stock has or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such common stock (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities.
Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.
Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.
As described above, the Company will issue shares of Class V Common Stock to the Members (or their designees), Class A Common Stock upon the conversion of Class B Common Stock and the New Warrants to the non-redeeming Public Stockholders.
Stockholder approval of the Nasdaq Proposal is also a condition to the closing under the MIPA.

Vote Required for Approval
If the Business Combination Proposal is not approved, the Nasdaq Proposal will not be presented at the Special Meeting. The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by the holders of Class A Common Stock and Class B Common Stock, voting as a single class, present in person or represented by proxy at the Special Meeting. Failure to submit a proxy or to vote in person at the Special Meeting, abstentions, and broker non-votes will have no effect on the Nasdaq Proposal.
The Business Combination is conditioned upon the approval of the Nasdaq Proposal, subject to the terms of the MIPA. Notwithstanding the approval of the Nasdaq Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Nasdaq Proposal will not be effected.
Recommendation of the Board of Directors
THE LCAP BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL NO. 3—CHARTER APPROVAL PROPOSAL
Overview
Our stockholders are being asked to adopt the Proposed Charter in the form attached hereto as Annex B, which, in the judgment of the LCAP Board, is necessary to adequately address the needs of the Post-Combination Company.
The following is a summary of the key changes effected by the Proposed Charter, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B:
•	change the Company’s name to “MSP Recovery, Inc.”;
•	change the purpose of the Company to “engage in any lawful act or activity for which a corporation may be organized under the DGCL”;
•
provide that, upon the Closing of the Business Combination, each share of Class B Common Stock outstanding immediately prior to the Closing will automatically be converted into one share of Class A Common Stock without any action on the part of any person and, concurrently with such conversion, the number of authorized shares of Class B Common Stock will be reduced to zero;

•
(i) increase the Company’s total number of authorized shares of capital stock from 111,000,000 shares to 8,760,000,000 shares of capital stock, (ii) increase the Company’s authorized Class A Common Stock from 100,000,000 shares to 5,500,000,000 shares of Class A Common Stock, (iii) create the Class V Common Stock, consisting of 3,250,000,000 authorized shares of Class V Common Stock and (iv) increase the Company’s authorized shares of Preferred Stock from 1,000,000 to 10,000,000 shares of Preferred Stock;

•	provide that each share of Class V Common Stock will automatically be cancelled upon any sale or other transfer of such share to a third party other than as permitted by the Proposed Charter;
•
provide that, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstanding shares of common stock of the Company will vote together as a single class on all matters with respect to which stockholders of the Company are entitled to vote under applicable law, the Proposed Charter or the Amended and Restated Bylaws, or upon which a vote of the stockholders generally entitled to vote is otherwise duly called for by the Company; provided, however, that except as may otherwise be required by applicable law, each holder of outstanding shares of common stock of the Company will not be entitled to vote on any amendment to the Proposed Charter that relates solely to the terms of one or more outstanding series of Preferred Stock (including, without limitation, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of such series of Preferred Stock), if the holders of such affected series are entitled, either voting separately as a single class or together as a class with the holders of any other outstanding series of Preferred Stock, to vote thereon pursuant to the Proposed Charter or the DGCL; in each such vote, the holders of Class A Common Stock and holders of Class V Common Stock will be entitled to one vote per share of Class A Common Stock or Class V Common Stock, respectively, including the election of directors and significant corporate transactions (such as a merger or other sale of the Company or its assets);

•
provide that, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of Class A Common Stock will be entitled to receive dividends with respect to shares of Class A Common Stock, when, as and if declared by the Board, while holders of Class V Common Stock will not be entitled to receive dividends with respect to shares of Class V Common Stock;

•
provide that the Board (other than those directors, if any, elected by the holders of any outstanding series of Preferred Stock) will be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III, and that with respect to the directors of the Board (i) the directors of each class the term of which then expires will be elected to hold office for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, disqualification or removal and (ii) in case of any increase or decrease, from time to time, in the number of directors (other than those directors, if any, elected by the holders of any outstanding series of Preferred Stock), the number of directors in each class will be apportioned by resolution of the Board as nearly equal as possible;

•
provide that until any time prior to the Voting Rights Threshold Date, any director elected by the stockholders generally entitled to vote may be removed with or without cause by a simple majority voting together as a single class and, any time from and after the Voting Rights Threshold Date, any such director may be removed only for cause and only by the affirmative vote of the holders of at least 66 2∕3% of the voting power of all of the then outstanding shares of the Company generally entitled to vote thereon, voting together as a single class;

•
provide that, with respect to directors elected by the stockholders generally entitled to vote, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause will be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director and any director so elected will hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal;

•
provide that, prior to the Voting Rights Threshold Date, the affirmative vote of the holders of at least a majority in voting power of the then outstanding shares of the Company generally entitled to vote, voting together as a single class, and, from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least 66 2∕3% in voting power of the then outstanding shares of the Company generally entitled to vote, is required to alter, amend, make or repeal any provision of the Amended and Restated Bylaws;

•
provide that the Company will have no interests or expectancy in, or in being offered an opportunity to participate in, and renounces, to the fullest extent permitted by applicable law, (i) any corporate opportunity with respect to any lines of business, business activity or business venture conducted by the Relevant Persons and (ii) any corporate opportunity received by, presented to, or originated by, a Relevant Person after the date of the filing of the Proposed Charter with the Secretary of State of the State of Delaware in such Relevant Person’s capacity as a Relevant Person (and not in his, her or its capacity as a director, officer or employee of the Company);

•
provide that, unless the Company consents in writing to the selection of an alternative forum, (i) any derivative action brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter or the Amended and Restated Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, in each case, will be required to be filed in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then a state court located within the State of Delaware or the federal district court for the District of Delaware); provided, that the exclusive forum provision does not apply to actions arising under the Securities Act or the Exchange Act;

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require that, from and after the Voting Rights Threshold Date, in addition to any affirmative vote required by applicable law, the affirmative vote of the holders of at least 66 2∕3% in voting power of the then outstanding shares of the Company generally entitled to vote is required to make any amendment to Article Seventh (Board of Directors) or Article Eighth (Written Consent of Stockholders) of the Proposed Charter;

•	delete the prior provisions under Article IX (Business Combination Requirements; Existence) of the Proposed Charter relating to our status as a blank check company; and
•	provide that, from and after the Voting Rights Threshold Date, stockholders may not take action by consent in lieu of a meeting.
Reasons for the Amendments
Each of these amendments was negotiated as part of the Business Combination. The LCAP Board’s reasons for proposing each of these amendments to our Existing Charter are set forth below.
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Amending Article I to change the Company’s name to “MSP Recovery, Inc.” Previously, the Company’s name was “Lionheart Acquisition Corporation II”. The Board believes the name of the Company should more closely align with the name of the Company’s operating business and therefore has proposed the name change.

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Amending the prior Article II and renumbering such article as Article Third to provide that the purpose of the Company is “to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.” The Board believes this change is appropriate to remove language applicable to a blank check company.

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Amending Article IV to remove the provision that any share of Class B Common Stock outstanding immediately prior to the Closing will automatically be converted into one share of Class A Common Stock. The Existing Charter provides for the automatic conversion of the issued and outstanding Class B Common Stock, which will no longer be required after the automatic conversion occurs at Closing.

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Amending Article IV to (i) increase the Company’s total number of authorized shares of capital stock from 111,000,000 shares to 8,760,000,000 shares of capital stock, (ii) increase the Company’s authorized Class A Common Stock from 100,000,000 shares to 5,500,000,000 shares of Class A Common Stock, (iii) create the Class V Common Stock, consisting of 3,250,000,000 authorized shares of Class V Common Stock and (iv) increase the Company’s authorized shares of Preferred Stock from 1,000,000 to 10,000,000 shares of Preferred Stock. The amendment provides for the creation of the Class V Common Stock, which is required in order to effectuate the closing of the Business Combination. In addition, the increase in the total number of authorized shares provides the Company adequate authorized capital to provide flexibility for future issuances of shares of common stock if determined by the Board to be in the best interests of the Company, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

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Amending Article IV to provide for a capital structure pursuant to which, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstanding shares of common stock of the Company will vote together as a single class on all matters with respect to which stockholders of the Company are entitled to vote under applicable law, the Proposed Charter or the Amended and Restated Bylaws, or upon which a vote of the stockholders generally entitled to vote is otherwise duly called for by the Company; provided, however, that except as may otherwise be required by applicable law, each holder of outstanding shares of common stock of the Company will not be entitled to vote on any amendment to the Proposed Charter that relates solely to the terms of one or more outstanding series of Preferred Stock (including, without limitation, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of such series of Preferred Stock), if the holders of such affected series are entitled, either voting separately as a single class or together as a class with the holders of any other outstanding series of Preferred Stock, to vote thereon pursuant to the Proposed Charter or the DGCL. In each such vote, the holders of Class A Common Stock and holders of Class V Common Stock will be entitled to one vote per share of Class A Common Stock or Class V Common Stock, respectively, including the election of directors and significant corporate transactions (such as a merger or other sale of the Company or its assets). The amendment is intended to align the Company’s capital structure with that of Opco and enables the Members, including John H. Ruiz and Frank C. Quesada, to maintain their leadership of the Company and execute on the Company’s long-term strategy while helping alleviate short-term market pressure on the Company.

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Restating the prior Article V and renumbering such article as Article Seventh to provide that the Board be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. The directors of each class the term of which then expires will be elected to hold office for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, disqualification or removal. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class will be apportioned by resolution of the Board as nearly equal as possible. The amendment is intended to maintain the stability of the Board and to discourage certain types of transactions that may involve an actual or threatened hostile acquisition of the Post-Combination Company.

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Amending Article V and renumbering such article as Article Seventh to provide that any director or the entire Board may be removed (i) at any time prior to the Voting Rights Threshold Date by a simple majority voting together as a single class, with or without cause, notwithstanding the classification of the Board, and (ii) at any time from and after the Voting Rights Threshold Date, solely for cause and only by the affirmative vote of the holders of at least 66 2∕3% of the voting power of all of the then outstanding shares of the Corporation generally entitled to vote thereon, voting together as a single class. The amendment is intended to protect all stockholders against the potential self-interested actions by one or a few large stockholders after the Voting Rights Threshold Date by changing the standard for removal of a director after the Voting Rights Threshold Date to solely for cause.
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Amending Article V and renumbering such article as Article Seventh to provide that, with respect to directors elected by the stockholders generally entitled to vote, from and after the Voting Rights Threshold Date, (i) newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause will be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director and (ii) any director so elected will hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. The amendment is intended to protect the Board from undue influence from potentially self-interested actions by one or a few large stockholders after the Voting Rights Threshold Date.

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Amending Article VI and renumbering such article as Article Seventh to provide that, in addition to any affirmative vote required by the Proposed Charter, any bylaw that is to be made, altered, amended or repealed by the stockholders of the Company shall receive, at any time (i) prior to the Voting Rights Threshold Date, the affirmative vote of the holders of at least a majority in voting power of the then outstanding shares of the Company generally entitled to vote, voting together as a single class, and (ii) from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least 66 2∕3% in voting power of the then outstanding shares of stock of the Company generally entitled to vote, voting together as a single class. The amendment is intended to protect all stockholders against the potential self-interested actions by one or more large stockholders after the Voting Rights Threshold Date. In addition, the LCAP Board believes that following the Voting Rights Threshold Date, a supermajority voting requirement encourages any person seeking control of the Post-Combination Company to negotiate directly with the Board to reach terms that are appropriate for all stockholders.

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Amending the prior Article X to provide that the Company will have no interests or expectancy in, or in being offered an opportunity to participate in, and renounces, to the fullest extent permissible by law, (i) any corporate opportunity with respect to any lines of business, business activity or business venture conducted by the Relevant Persons and (ii) any corporate opportunity received by, presented to, or originated by, a Relevant Person after the date of the filing of the Proposed Charter with the Secretary of State of the State of Delaware in such Relevant Person’s capacity as a Relevant Person (and not in his, her or its capacity as a director, officer or employee of the Company). The prior Article X provided that the doctrine of corporate opportunity would not apply to the Company or any of its officers or directors where it would conflict with any fiduciary duties or contractual obligations, unless it was offered to such person solely in his or her capacity as a director or officer of the Post-Combination Company. The LCAP Board believes that this change is appropriate to permit the Members, including John H. Ruiz and his affiliates, to continue to operate their respective businesses and such provision was negotiated for specifically by the Members.

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Amending the prior Article XI and renumbering such article as Article Thirteenth to require that, from and after the Voting Rights Threshold Date, in addition to any affirmative vote required by applicable law, the approval by affirmative vote of the holders of at least 66 2∕3% in voting power of the then outstanding shares of the Company generally entitled to vote is required to make any amendment to Article Seventh (Board of Directors) or Article Eighth (Written Consent of Stockholders) of the Proposed Charter. The LCAP Board believes this amendment protects key provisions of the Proposed Charter from arbitrary amendment and prevents a simple majority of stockholders from taking actions after the Voting Rights Threshold Date that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

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Amending the prior Article VII and renumbering such article as Article Eighth to provide that, from and after the Voting Rights Threshold Date, stockholders may not take action by consent in lieu of a meeting. The amendment is intended to protect the Board from undue influence from potentially self-interested actions by one or a few large stockholders after the Voting Rights Threshold Date.

Vote Required for Approval
If the Business Combination Proposal is not approved, the Charter Approval Proposal will not be presented at the Special Meeting. The approval of the Charter Approval Proposal requires the affirmative vote of (i) the holders of a majority of the Class A Common Stock then outstanding, voting separately as a single class, (ii) the holders of a majority of the Class B Common Stock then outstanding, voting separately as a single class, and (iii) the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote, voting as a single class. Failure to submit a proxy or to vote in person at the Special Meeting, abstentions, and broker non-votes will have the same effect as a vote “AGAINST” the Charter Approval Proposal.
The Business Combination is conditioned upon the approval of the Charter Approval Proposal, subject to the terms of the MIPA. Notwithstanding the approval of the Charter Approval Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Charter Approval Proposal will not be effected. The LCAP Board will abandon the Charter Approval Proposal in the event the Business Combination is not consummated.
A copy of the Proposed Charter, as will be in effect assuming approval of the Charter Approval Proposal and upon filing with the Secretary of State of the State of Delaware prior to the Closing, is attached to this proxy statement/prospectus as Annex B.
Recommendation of the Board of Directors
THE LCAP BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER APPROVAL PROPOSAL.

PROPOSAL NO. 4—NON-BINDING GOVERNANCE PROPOSALS
Overview
Our stockholders are also being asked to vote on a separate proposal with respect to certain governance provisions in the Proposed Charter, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis. We believe these provisions are necessary to adequately address the needs of the Post-Combination Company. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, MSP and the Company intend that the Proposed Charter in the form set forth on Annex B will take effect prior to the Closing, assuming approval of the Charter Approval Proposal.
Proposal No. 4A: Change in Authorized Shares
Description of Amendment
The amendment would (i) increase the Company’s total number of authorized shares of capital stock from 111,000,000 shares to 8,760,000,000 shares of capital stock, (ii) increase the Company’s authorized Class A Common Stock from 100,000,000 shares to 5,500,000,000 shares of Class A Common Stock, (iii) create the Class V Common Stock, consisting of 3,250,000,000 authorized shares of Class V Common Stock and (iv) increase the Company’s authorized shares of Preferred Stock from 1,000,000 to 10,000,000 shares of Preferred Stock.
Reasons for the Amendment
The amendment provides for the creation of the Class V Common Stock, which is required in order to effectuate the closing of the Business Combination. In addition, the increase in the total number of authorized shares provides the Post-Combination Company adequate authorized capital to provide flexibility for future issuances of shares of common stock if determined by the Board to be in the best interests of the Company, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Proposal No. 4B: Dual-Class Stock
Description of Amendment
The amendment provides for a capital structure with two classes of common stock and pursuant to which, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstanding shares of common stock of the Company will vote together as a single class on all matters with respect to which stockholders of the Company are entitled to vote under applicable law, the Proposed Charter or the Amended and Restated Bylaws, or upon which a vote of the stockholders generally entitled to vote is otherwise duly called for by the Company; provided, however, that except as may otherwise be required by applicable law, each holder of outstanding shares of common stock of the Company will not be entitled to vote on any amendment to the Proposed Charter that relates solely to the terms of one or more outstanding series of Preferred Stock (including, without limitation, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of such series of Preferred Stock), if the holders of such affected series are entitled, either voting separately as a single class or together as a class with the holders of any other outstanding series of Preferred Stock, to vote thereon pursuant to the Proposed Charter or the DGCL. In each such vote, the holders of Class A Common Stock and holders of Class V Common Stock will be entitled to one vote per share of Class A Common Stock or Class V Common Stock, respectively, including the election of directors and significant corporate transactions (such as a merger or other sale of the Company or its assets).
Reasons for the Amendment
The amendment is intended to align the Post-Combination Company’s capital structure with that of Opco and enables the Members, including John H. Ruiz and Frank C. Quesada, to maintain their leadership of the Post-Combination Company and execute on the Post-Combination Company’s long-term strategy while helping alleviate short-term market pressure on the Post-Combination Company.
Proposal No. 4C: Removal of Directors
Description of Amendment
The amendment provides that until any time prior to the Voting Rights Threshold Date, any director of the Board elected by the stockholders generally entitled to vote may be removed with or without cause by a simple majority voting together as a single class and, any time from and after the Voting Rights Threshold Date, any such director may be removed only for cause and only by the affirmative vote of the holders of at least 66 2∕3% of the voting power of all of the then outstanding shares of the Company generally entitled to vote thereon, voting together as a single class.
Reasons for the Amendment
The amendment is intended to protect all stockholders against the potential self-interested actions by one or a few large stockholders after the Voting Rights Threshold Date by changing the standard for removal of a director after the Voting Rights Threshold Date to solely for cause.
Proposal No. 4D: Required Stockholder Vote to Amend Certain Sections of the Proposed Charter
Description of Amendment
This amendment provides that, from and after the Voting Rights Threshold Date, in addition to any affirmative vote required by applicable law, the approval by affirmative vote of the holders of at least 66 2∕3% in voting power of the then outstanding shares of the Company generally entitled to vote is required to make any amendment to Article Seventh (Board of Directors) or Article Eighth (Written Consent of Stockholders) of the Proposed Charter.
Reasons for the Amendment
The LCAP Board believes this amendment protects key provisions of the Proposed Charter from arbitrary amendment and prevents a simple majority of stockholders from taking actions after the Voting Rights Threshold Date that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.
Proposal No. 4E: Required Stockholder Vote to Amend the Amended and Restated Bylaws
Description of Amendment
This amendment provides that, in addition to any affirmative vote required by the Proposed Charter, any bylaw that is to be made, altered, amended or repealed by the stockholders of the Company shall receive, at any time (i) prior to the Voting Rights Threshold Date, the affirmative vote of the holders of at least a majority in voting power of the then outstanding shares of the Company generally entitled to vote, voting together as a single class, and (ii) from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least 66 2∕3% in voting power of the then outstanding shares of stock of the Company generally entitled to vote, voting together as a single class.
Reasons for the Amendment
The amendment is intended to protect all stockholders against the potential self-interested actions by one or more large stockholders after the Voting Rights Threshold Date. In addition, the LCAP Board believes that following the Voting Rights Threshold Date, a supermajority voting requirement encourages any person seeking control of the Post-Combination Company to negotiate directly with the Board to reach terms that are appropriate for all stockholders.
Vote Required for Approval
If the Business Combination Proposal is not approved, the Non-Binding Governance Proposals will not be presented at the Special Meeting. The approval of the Non-Binding Governance Proposals requires the affirmative vote of a majority of the votes cast by the holders of Class A Common Stock and Class B Common Stock, voting as a single class, present in person or represented by proxy at the Special Meeting.
Failure to submit a proxy or to vote in person at the Special Meeting, abstentions and broker non-votes will have no effect on the Non-Binding Governance Proposals.
The Business Combination is not conditioned upon the approval of the Non-Binding Governance Proposals.
As discussed above, a vote to approve the Non-Binding Governance Proposals is an advisory vote, and therefore, is not binding on the Company or MSP. Accordingly, regardless of the outcome of the non-binding advisory vote, the Company and MSP intend that the Proposed Charter, in the form set forth on Annex B and containing the provisions noted above, will take effect prior to the Closing, assuming approval of the Charter Approval Proposal.
Recommendation of the Board of Directors
THE LCAP BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NON-BINDING GOVERNANCE PROPOSALS.

PROPOSAL NO. 5—DIRECTOR ELECTION PROPOSAL
Overview
Assuming the Business Combination Proposal, the Nasdaq Proposal and the Charter Approval Proposal are approved at the Special Meeting, stockholders are being asked to elect seven directors to the Board, effective upon the Closing, with each Class I director having a term that expires at the Post-Combination Company’s first annual meeting of stockholders, each Class II director having a term that expires at the Post-Combination Company’s second annual meeting of stockholders, and each Class III director having a term that expires at the Post-Combination Company’s third annual meeting of stockholders, or, in each case, until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The election of these directors is contingent upon approval of the Business Combination Proposal, the Charter Approval Proposal and the Nasdaq Proposal, and completion of the Business Combination.
Our board of directors will be staggered in three classes, with Roger Meltzer and Beatriz Assapimonwait as the Class I directors, Thomas Hawkins and Michael Arrigo as the Class II directors and Ophir Sternberg, John H. Ruiz and Frank C. Quesada as the Class III directors. The following sets forth information regarding each nominee:
Thomas Hawkins. Thomas Hawkins has served as a member of the LCAP Board since 2021. He has completed hundreds of transactions including acquisitions of publicly traded and private companies, financings, divestitures, complex joint ventures and partnerships resulting in significant positive financial impact for investors. With experience in multiple industry verticals, Mr. Hawkins has served on boards, board committees and as board secretary in public and private corporations, advising boards on sophisticated transactions, risk and crisis management in highly regulated industries and developing corporate governance infrastructure. Mr. Hawkins helped develop the legal division of Blockbuster, beginning his tenure there when there were only 23 stores, and was promoted to General Counsel early in his tenure. As General Counsel, he led the $8.5 billion sale to Viacom in 1994, with 5500 stores in 14 countries, and other film, production and distribution businesses, and the related tender for Paramount Communications. Mr. Hawkins also helped build the Corporate Development department at AutoNation that delivered over 300 transactions, $5 billion in acquisitions, and grew into the largest publicly traded automotive retailer. Acquisitions formed AutoNation’s dealer network and subsequent spin off companies including ANC Rental Corp., owner of National Car Rental and Alamo Car Rental, and Republic Services, a solid waste company. Mr. Hawkins also drove strategic alignment as member of the executive leadership team for Mednax Health, a high growth, high margin healthcare company which experienced a 500% + market cap increase and 300% increase in revenue over 9 years, and Mr. Hawkins also initiated the Government Relations function for this highly regulated business and partnered in the launch of new service lines to fuel additional growth. In 2020, Mr. Hawkins served on the board of directors of a newly established private equity management company providing oversight for businesses engaged in the automotive retail, healthcare, technology enabled services and waste management industries. Mr. Hawkins currently serves on the board of directors of the Alumni Association of the University of Michigan and Jumptuit Inc., a data analytics technology company. Mr. Hawkins also serves on the board of directors of Lionheart III and Lionheart IV. Mr. Hawkins received his Juris Doctor from Northwestern University in 1986 and his A.B. in Political Science from the University of Michigan in 1983. Mr. Hawkins is qualified to serve as a director due to his previous board and committee service across multiple industries.
Roger Meltzer, Esq. Roger Meltzer has served as a member of the LCAP Board since 2021. Mr. Meltzer has practiced law at DLA Piper LLP since 2007 and has held various roles: Global Co-Chairman, since 2015, and currently as Chairman Emeritus; Americas Co-Chairman, since 2013; Member, Office of the Chair, since 2011; Member, Global Board, since 2008; Co-Chairman, U.S. Executive Committee, since 2013; Member, U.S. Executive Committee, since 2007; and Global Co-Chairman, Corporate Finance Practice, 2007 through 2015. Prior to joining DLA Piper LLP, Mr. Meltzer practiced law at Cahill Gordon & Reindel LLP from 1977 through 2007 where he was a member of the Executive Committee from 1987 through 2007, Co-Administrative Partner and Hiring Partner from 1987 through 1999, and Partner from 1984 through 2007. Mr. Meltzer currently serves on the Advisory Board of Harvard Law School Center on the Legal Profession (May 2015—Present); Board of Trustees, New York University Law School (September 2011—Present); and the Corporate Advisory Board, John Hopkins, Carey Business School (January 2009—December 2012). He has previously served on the board of directors of: The Legal Aid Society (November 2013 to January 2020), Hain Celestial Group, Inc. (December 2000 to February 2020) and The Coinmach Service Corporation (December 2009 to June 2013). Mr. Meltzer has also received several awards and honors and has been actively involved in philanthropic activity throughout his career. Mr. Meltzer received Juris Doctor degree in law from New York University School of Law and an A.B. from Harvard College. In December 2021, Mr. Meltzer joined the board of directors of certain subsidiaries of Nordic Aviation Capital, an international aircraft leasing company that filed for chapter 11 bankruptcy earlier in December of 2021. In February 2021, Mr. Meltzer joined the board of directors and the audit committee of Haymaker Acquisition Corp. III (NASDAQ: HYAC) (“HYAC”), a special purpose acquisition corporation, and Ubicquia LLC, a privately-held smart lighting solutions provider. Mr. Meltzer also serves on the board of directors of Lionheart III and Lionheart IV. Mr. Meltzer is qualified to serve as a director due to his experience representing clients on highprofile, complex, and cross-border matters and his leadership qualities.
Beatriz Assapimonwait. Beatriz (Betty) Assapimonwait has over 38 years of experience in the managed health care industry. Ms. Assapimonwait was, up until August 2021, Regional President for the South Florida region at Humana Inc. (NYSE:HUM), one of the largest private insurance health insurers in the U.S. with a focus on administering Medicare Advantage plans. In her role at Humana, Inc., Ms. Assapimonwait was responsible for developing market strategies and leading all market operations for all Medicare lines of business, including HMOs and PPOs for the South Florida region. Prior to her role at Humana, she served as CEO of Family Physicians of Winter Park, Inc., until its acquisition by Humana, Inc., where from December 2016 to July 2019, she led the strategic and operational efforts of a global risk MSO with 22 primary clinics in the Central Florida Region. Additionally, she served as the Vice President of Medicare Advantage Prescription Drug Plans at Aetna, Inc. from November 2014 to November 2016; Chief Operations Officer at Innovacare Health, from January 2014 to October 2014; Founder and President of Seven Stars Quality Healthcare, from July 2013 to December 2013; and Regional President for the North Florida region at Humana, Inc., from January 2009 to June 2013. Ms. Assapimonwait was appointed to serve on the board of directors of CareMax Inc. (Nasdaq:CMAX) in September 2021 and also serves as the Chair of the Strategy and Operations Committee since September 2021. She earned her Bachelor of Arts degree from Florida International University in 1983, and is certified in Healthcare Compliance by the Health Care Compliance Association and in HIPAA Compliance from Kennesaw State University. She has won several awards and commendations, including being a Stevie Award Finalist of the American Business Awards for Best Customer Service Organization in 2004 and appointed Preceptor and Clinical Adjunct Faculty for the Healthcare Administration Program in 1997 at the University of Houston-Clear Lake.
Michael F. Arrigo. Michael Arrigo is a co-founder and the chief executive officer of No World Borders, Inc., a healthcare data, regulations, and economics firm with clients in the pharmaceutical, medical device, hospital, surgical center, physician group, diagnostic imaging, laboratory and genetic testing, health information technology and health insurance markets. In his role at No World Borders, Inc., Mr. Arrigo advises MAOs who provide health insurance under Part C of the Medicare Act and serves as an expert witness regarding medical coding and medical billing, fraud damages, HIPAA privacy, and Electronic Health Record software. Prior to his current role, Mr. Arrigo served as Vice President at First American Financial (NYSE: FAF) from October 2002 to February 2007, overseeing eCommerce and regulatory compliance technology initiatives for top mortgage banks; Vice President of Fidelity National Financial (NYSE: FNF) from 2002 to 2003; chief executive officer of one of the first cloud-based billing software companies, Erogo, from 2000 to 2002; Vice President of Marketing for an email encryption and security software company until its acquisition by a company that merged into Axway Software SA (Euronext: AXW.PA) from 1999 to 2000; CEO of LeadersOnline, an online recruiting venture of Heidrick & Struggles from 1997 to 1999; management consultant to Hewlett Packard, Oracle and Symantec from 1994 to 1997; Vice President of Marketing for a software company acquired by a company that merged into Cincom Systems from 1992 to 1994; Product Manager at Ashton-Tate from 1987 to 1992 responsible for database software products including Microsoft / Sybase SQL Server. Mr. Arrigo earned his Bachelor of Science in Business Administration from the University of Southern California in 1981. His post-graduate studies include biomedical ethics at Harvard Medical School, biomedical informatics at Stanford Medical School, blockchain and crypto economics at the Massachusetts Institute of Technology, and training as a Certified Professional Medical Auditor (CPMA).
John H. Ruiz. John Ruiz is a founder of MSP Recovery and has served as President and Chief Executive Officer since MSP’s inception. Mr. Ruiz was named one of Lawyers of Distinction’s “2020 Power Lawyers”, for his accomplishments in healthcare law. He was also named “2019’s DBR Florida Trailblazer”, for his work in integrating data analytics into the practice of law, and for its positive impact on healthcare recoveries across the mainland U.S. and Puerto Rico. Over the course of his 30-year legal career, Mr. Ruiz has gained national recognition in class action, mass tort litigation, MDL consolidated cases, medical malpractice, products liability, personal injury, real estate, and aviation disaster cases. Recently, Mr. Ruiz led the legal strategy in the landmark victory handed down by the U.S. Court of Appeals for the Eleventh Circuit, in MSP Recovery Claims Series v. Ace American (11th Circuit). In addition, he has certified more than 100 class actions and led MSP’s participation in Humana v. Western Heritage (11th Cir), MSP Recovery v. Allstate

(11th Cir.), and MSPA Claims 1, LLC v. Kingsway Amigo Ins. Co. (11th Cir.). Mr. Ruiz has been involved as counsel in cases that have totaled more than $20 billion in settlements. These class actions resulted in some of the largest awards in Florida against major insurance companies. In total, Mr. Ruiz has certiﬁed class actions against major car insurers in the State of Florida, resulting in the current and potential redistribution of billions of dollars in improperly paid claims spanning a period of more than 10 years. Starting as early as 1996, Mr. Ruiz ﬁled class-action lawsuits on behalf of more than 30,000 Miami-Dade County residents against the Florida Department of Agriculture for trespassing onto the private properties of homeowners and chopping down their citrus trees without any compensation. The case was ultimately certiﬁed and the Department of Agriculture directly compensated all members of the aggrieved class. In 2001, Mr. Ruiz represented consumers in a class action lawsuit against Firestone that resulted in dozens of fatalities and thousands of serious blowouts. Mr. Ruiz was also hired as local counsel by numerous out of state law ﬁrms that had pending cases in Florida courts. The cases in aggregate settled for more than 30 million dollars. Mr. Ruiz also represented the families of crash victims in a wrongful death suit against Chalk’s International Ocean Airway. Mr. Ruiz was the ﬁrst lawyer to ﬁle a limited fund class action. The case settled for a conﬁdential agreed amount. Mr. Ruiz is licensed to practice before the Court of Appeals for the Fourth Circuit, the US Court of Appeals for the Second Circuit, the US Court of Appeals for the Third Circuit, and the Florida Supreme Court. Mr. Ruiz has a proven track record of leadership, business entrepreneurship, and IT innovation. Mr. Ruiz is qualified to serve as a director due to his extensive experience as a founder of MSP Recovery and as an executive, as well as his experience in the legal industry.
Frank C. Quesada. Frank C. Quesada is a founding member of MSP Recovery and has served as the Chief Legal Officer since its inception. Mr. Quesada is also a Partner at MSP Recovery Law Firm. With over 15 years of healthcare and complex commercial litigation experience, Mr. Quesada oversees MSP’s in-house attorneys and several nationally recognized law firms that assist the MSP Recovery Law Firm in their efforts. Additionally, he develops MSP’s legal strategies and spearheads execution. Notably, Mr. Quesada led the execution of federal appellate strategies in MSP cases resulting in landmark legal victories and new Medicare Secondary Payer Act precedent benefitting Medicare entities across the country. These legal victories include MSP Recovery v. Allstate (11th Circuit), MSPA Claims 1 v. Tenet (11th Circuit), MSPA Claims 1 v. Kingsway Amigo (11th Circuit), and MSP Recovery Claims Series v. Ace American (11th Circuit). Mr. Quesada currently serves on the Board of Directors of USA Water Polo, Inc. Mr. Quesada is qualified to serve as a director due to his extensive experience in as a founder of MSP Recovery, his prior board experience, and his experience in the legal industry.
Ophir Sternberg, Ophir Sternberg has been the Chairman, President and Chief Executive Officer of the Company since inception, has over 28 years of experience acquiring, developing, repositioning and investing in all segments of the real estate industry, including office, industrial, retail, hospitality, ultra-luxury residential condominiums and land acquisitions. Mr. Sternberg is the Founder and Chief Executive Officer of Miami-based Lionheart Capital, founded in 2010. Mr. Sternberg began his career assembling, acquiring and developing properties in emerging neighborhoods in New York City, which established his reputation for identifying assets with unrealized potential and combining innovative partnerships with efficient financing structures to realize above average returns. Mr. Sternberg came to the United States in 1993 after completing three years of military service within an elite combat unit for the Israeli Defense Forces. Under Mr. Sternberg’s leadership, Lionheart Capital executed numerous prominent real estate transactions and repositions, including The Ritz-Carlton Residences in Miami Beach, which resulted in a total sell-out value in excess of $550 million, as well as purchase of the development’s site, the former Miami Heart Institute. Additionally, Mr. Sternberg led the $120 million sale of The Seagull Hotel, making it the highest grossing hotel sale of 2020 in Miami Beach. Mr. Sternberg and Lionheart Capital are currently in development on a number of other projects, including retail properties in Miami’s fashion and culture epicenter, The Design District. In addition to The Ritz-Carlton Residences, Miami Beach, Lionheart Capital also developed The Ritz-Carlton Residences Singer Island, Palm Beach, cementing a reputation for developing high-end luxury branded properties. In 2017, Mr. Sternberg founded Out of the Box Ventures, LLC, a Lionheart Capital subsidiary, to acquire and reposition distressed retail properties throughout the United States. With 19 properties in 14 states, Out of the Box Ventures currently controls over 5 million square feet of big box stores, shopping centers and enclosed regional mall properties with plans to improve and expand upon these acquisitions. Mr. Sternberg and Lionheart Capital are dedicated to working with best-in-class operators and partners such as Marriot International. Lionheart Capital has been able to execute numerous, marquee transactions due largely in part to Mr. Sternberg’s extensive industry relationships particularly with key institutional investors. In March 2020, Mr. Sternberg became Chairman of Nasdaq-listed OPES, which on June 30, 2020, announced a definitive agreement to merge with BurgerFi International LLC. The OPES-BurgerFi merger closed on December 16, 2020 to form BurgerFi International Inc.
(“BurgerFi”), a fast-causal “better burger” concept that consists of approximately 120 restaurants nationally and internationally. Mr. Sternberg is the Chairman of the post-combination Nasdaq-listed company, BurgerFi

(NASDAQ: BFI). The OPES team, led by Mr. Sternberg, evaluated over 50 potential targets and negotiated business combination terms with multiple candidates in a span of a few months and acquired BurgerFi at what it believed was an attractive multiple relative to its peers. Mr. Sternberg is also the Chairman, President and Chief Executive Officer of Lionheart III Corp and Lionheart IV Corp, SPACs that will seek to acquire a broad range of businesses. Mr. Sternberg is qualified to serve as a director due to his extensive experience in acquiring, developing, repositioning and investing in all segments of the real estate industry.
Vote Required for Approval
If a quorum is present, directors are elected by a plurality of the votes cast by the holders of Class A Common Stock and Class B Common Stock, present in person or represented by proxy, voting as a single class. This means that the director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to submit a proxy or to vote in person at the Special Meeting, withheld votes and broker non-votes will have no effect on the vote.
The Business Combination is conditioned upon the approval of the Director Election Proposal, subject to the terms of the MIPA. Notwithstanding the approval of each of the seven director nominees to the Board in the Director Election Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Director Election Proposal will not be effected.
Recommendation of the Board of Directors
THE LCAP BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS IN THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 6—INCENTIVE PLAN PROPOSAL
Overview
At the Special Meeting, holders of common stock will be asked to approve the MSP Recovery, Inc. 2022 Omnibus Incentive Plan, a copy of which is attached hereto as Annex J. On    , 2022, the LCAP Board approved the Incentive Plan. The Incentive Plan will become effective, if at all, as of and upon Closing, and subject to approval by Company stockholders. If the Incentive Plan is not approved by the Company stockholders, or if the MIPA is terminated prior to the consummation of the Business Combination, the Incentive Plan will not become effective.
Neither MSP nor the Company currently maintains any equity incentive plans.
The Incentive Plan is described in more detail below.
The Incentive Plan
The purpose of the Incentive Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Post-Combination Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities align the interests of directors, employees and consultants with those of stockholders by giving the directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in the Post-Combination Company and providing a means of recognizing their contributions to our success. The LCAP Board believes that equity awards are necessary for the Company to remain competitive in its industry and are essential to recruiting and retaining highly qualified employees.
Requested Share Authorization
The Incentive Plan authorizes the Post-Combination Company’s Committee (for purposes of this summary, the term “Committee” will refer to either such duly appointed committee or the Board) to provide incentive compensation in the form of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares and units and other stock awards. Under the Incentive Plan, we initially will be authorized to issue up to 98,736,750 shares of the Post-Combination Company’s Class A Common Stock.
Summary of the Incentive Plan
This section summarizes certain principal features of the Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Plan, a copy of which is attached as Annex J to this proxy statement/prospectus. We urge our stockholders to carefully read the entire Incentive Plan before voting on this proposal.
General.
The purpose of the Incentive Plan is to advance the interests of the Company and its stockholders by providing an incentive program that will enable the Post-Combination Company to attract, retain and motivate employees, consultants and directors and to provide them with an equity interest in the performance of the Company. These incentives are provided through the grant of stock options, SARs, restricted stock, RSUs, performance shares, performance units and other stock awards.
Authorized Shares.
Subject to the adjustment provisions in the Incentive Plan, the initial maximum aggregate number of shares authorized for issuance under the Incentive Plan is 98,736,750 shares of Class A Common Stock, and such shares will consist of authorized but unissued or treasury or reacquired shares or any combination thereof. We refer to the aggregate number of shares available for awards under the Incentive Plan as the “share reserve.” The aggregate number of shares that may be issued pursuant to awards will be subject to an annual increase on January 1 of each calendar year (commencing with January 1, 2023 and ending on and including January 1, 2031) equal to the lesser of (i) a number of shares equal to 3% of the total number of shares actually issued and outstanding on the last day of the preceding fiscal year or (ii) a number of shares as determined by the Board. The maximum number of shares in the share reserve, without taking into account any automatic increase, are available for awards of incentive stock options. The share reserve is subject to adjustment by the plan administrator in the event of certain changes in our corporate structure, as described below.
Share Counting.
Each share made subject to an award will reduce the number of shares remaining available for grant under the Incentive Plan by one share. If any award granted under the Incentive Plan expires or is otherwise terminated, exchanged, surrendered, forfeited or is cancelled for any reason without having been exercised or settled in full. If the exercise price of a stock option is paid by attestation of ownership of shares or by means of a net exercise, then such number of shares shall again be made available for issuance under the Incentive Plan. Upon payment in shares of stock pursuant to the exercise of stock appreciation rights, the number of shares available for issuance under the Incentive Plan will be reduced only by the number of shares actually issued in such payment. Shares will not be treated as having been issued under the Incentive Plan and will therefore not reduce the number of shares available for issuance to the extent an award is settled in cash or to the extent that shares are withheld or reacquired by the Post-Combination Company in satisfaction of tax withholding obligations. The payment of dividend equivalents in cash in conjunction with any outstanding award will not reduce the share reserve.
Adjustments for Capital Structure Changes.
Appropriate and equitable adjustments will be made to (i) the number of shares authorized under the Incentive Plan, (ii) the number and kind of shares subject to outstanding awards or (iii) the exercise, base or purchase price or other value determinations of outstanding awards in the event of any change in our common stock through merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, extraordinary cash dividend, stock split, reverse stock split, spin-off, combination of shares, or other corporate event or transaction or other change affecting the common stock, or if we make a distribution to our stockholders in a form other than our common stock (excluding regular, cash dividends). In such circumstances, the Committee also has the discretion under the Incentive Plan to adjust other terms of outstanding awards as it deems appropriate.
Nonemployee Director Award Limits.
The aggregate grant date fair value (determined as of the date of grant in accordance with GAAP) of all awards granted under the Incentive Plan to any non-employee director during each calendar year, taken together with any cash compensation paid to such non-employee director for service as a non-employee director during such calendar year, will not exceed $500,000.
Administration.
The Incentive Plan generally will be administered by the Committee, although the Board retains the right to administer the Incentive Plan directly. The Committee may delegate to one or more of the Post-Combination Company’s officers the authority to grant awards to persons who are not officers or directors, subject to certain limitations contained in the Incentive Plan and award guidelines established by the committee. Subject to the provisions of the Incentive Plan, the Committee has the power and discretion necessary to administer the Incentive Plan, with such powers including, but not limited to, the authority to select the persons to whom and the times at which awards are granted, determine the types and sizes of awards, determine the conditions and restrictions, if any, subject to which such awards will be made, modify the terms of awards, accelerate the vesting of awards, and make determinations regarding a participant’s termination of employment or service for purposes of an award, and all of their terms and conditions. The Committee will interpret the Incentive Plan and awards granted thereunder, and all interpretations and actions of the Committee will be final and binding on all persons having an interest in the Incentive Plan or any award.
All awards granted under the Incentive Plan will be evidenced by a written or digitally signed agreement between the Post-Combination Company and the participant specifying the terms and conditions of the award, consistent with the requirements of the Incentive Plan.
Prohibition of Option and SAR Repricing.
The Incentive Plan expressly provides that, without the approval of a majority of the votes cast in person or by proxy at a meeting of the Post-Combination Company’s stockholders, the Committee may not provide for any of the following with respect to underwater options or stock appreciation rights: (1) the cancellation of such outstanding options or stock appreciation rights in exchange for cash, the grant of a new award or options or stock appreciation rights with a lower exercise price or base price, (2) the amendment of outstanding options or stock appreciation rights to reduce the exercise price or base price or (3) any action with respect to a stock option that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements of the stock exchange on which common stock are listed, other than in connection with a change in control.
Eligibility.
Awards may be granted to officers, employees, non-employee directors or any natural person who is a consultant or other personal service provider of the Post-Combination Company or any present or future parent or subsidiary corporation of the Post-Combination Company at the Committee’s discretion. In its determination of eligible participants, the Committee may consider any and all factors it considers relevant or appropriate, and designation of a participant in any year does not require the Committee to designate that person to receive an award in any other year. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Post-Combination Company or any parent or subsidiary corporation of the Post-Combination Company. Following the Closing, the Post-Combination Company is expected to have approximately 105 employees, 5 non-employee directors and 43 other service providers who are natural persons, who may be eligible to receive awards under the Incentive Plan.
Stock Options.
The Committee may grant nonstatutory stock options, incentive stock options within the meaning of Section 422 of the Code, or any combination of these. The exercise price of each option may not be less than the fair market value of a share of Class A Common Stock on the date of grant.
The Incentive Plan provides that the option exercise price may be paid (i) in cash or cash equivalent acceptable to the Committee; (ii) to the extent permitted by the Committee, (A) by means of a broker-assisted cashless exercise; (B) to the extent legally permitted, by tender to the Post-Combination Company of shares of Class A Common Stock owned by the participant having a fair market value not less than the exercise price; (C) by reducing the number of shares of Class A Common Stock otherwise deliverable upon exercise; (iii) by such other consideration as approved by the Committee; or (iv) by any combination of these.
Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The maximum term of any option granted under the Incentive Plan is ten years, provided that an incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Post-Combination Company or any parent or subsidiary corporation of the Company must have a term not exceeding five years.
Stock options are nontransferable except in limited circumstances.
Stock Appreciation Rights.
The Committee may grant stock appreciation rights (“SARs”) under the Incentive Plan. A SAR may be granted on a basis that allows for the exercise of the right by the Participant, or that provides for the automatic exercise or payment of the right upon a specified date or event. The base price of each stock appreciation right may not be less than the fair market value of a share of our common stock on the date of grant.
The Committee will determine the requirements for vesting and exercisability of the SARs, which may be based on the continued employment or service of the participant with the Post-Combination Company for a specified time period or upon the attainment of specific performance goals. The SARs may be terminated prior to the end of the term (with a maximum term of ten years) upon termination of employment or service, as determined by the Committee.
Upon the exercise of any stock appreciation right, the participant is entitled to receive an amount equal to the excess of the fair market value of the underlying shares of Class A Common Stock as to which the right is exercised over the aggregate base price for such shares. At the Committee’s discretion, payment of this amount upon the exercise of a stock appreciation right may be made in cash, shares of Class A Common Stock, or in a combination of shares of Class A Common Stock and cash as set forth in the applicable award agreement. The maximum term of any stock appreciation right granted under the Incentive Plan is ten years.

SARs are nontransferable, except in limited circumstances.
Restricted Stock Awards.
A restricted stock award is a grant of a specified number of shares of Class A Common Stock to a participant, for which restrictions will lapse upon the terms that the Committee determines at the time of grant. The Committee will determine the requirements for the lapse of the restrictions for the restricted stock awards, which may be based on the service of the participant for a specified time period or the attainment of one or more performance goals. Participants holding restricted stock awards will have the rights of a stockholder and to receive all dividends and other distributions with respect thereto, unless the Committee determines otherwise to the extent permitted under applicable law. If a participant has the right to receive dividends paid with respect to a restricted stock award, such dividends shall not be paid to the participant until the underlying award vests. Any shares granted under a restricted stock award are nontransferable, except in limited circumstances. A participant may make an election under Section 83(b) of the Code for tax planning purposes.
Restricted Stock Units.
The Committee may grant RSUs under the Incentive Plan, which represent rights to receive, upon vesting and settlement of the RSUs, shares of Class A Common Stock or, if determined by the Committee in the award agreement, a cash payment equal to the fair market value thereof at a future date, or a combination thereof, at the discretion of the Committee. The Committee will determine the requirements for vesting and payment of the RSUs, which may be based on the service of the participant for a specified time period or the attainment of one or more performance goals. Participants have no rights as a stockholder with respect to RSUs until shares of Class A Common Stock are issued in settlement of such awards. However, the Committee may grant RSUs that entitle their holders to dividend equivalent rights. Dividend equivalent rights are subject to the same vesting conditions and settlement terms as the original award and are not paid until the award vests. Unless otherwise provided by the Committee, a participant will forfeit any RSUs which have not vested prior to the participant’s termination of service.
RSUs are nontransferable, except in limited circumstances.
Performance Awards.
The Committee will be authorized to grant performance-based awards that are earned subject to the achievement of set performance goals or criteria. The Committee may adjust performance goals, or the manner of measurement thereof, as it deems appropriate.
Stock Awards.
The Committee may grant an award of, or an award that is valued by reference to, Class A Common Stock in such amounts and subject to such terms and conditions as the Committee determines. A stock award may be granted for past employment or service, in lieu of bonus or other cash compensation, as director’s compensation or any other valid purpose as determined by the Committee. Such awards may be subject to vesting conditions based on continued performance of service or subject to the attainment of one or more performance goals, with the possibility that awards may be made with no vesting requirements. The Committee may, in connection with any stock award, require the payment of a specified purchase price. Upon the issuance of shares of Class A Common Stock under a stock award, the participant will have all rights of a stockholder with respect to shares of Class A Common Stock, including the right to vote and receive dividends (which are subject to the same vesting terms as the stock award).
Change in Control.
If there is a Change in Control (as defined in the Incentive Plan), all outstanding awards shall either be (a) continued or assumed by the surviving company or its parent or (b) substituted by the surviving company or its parent for awards, with substantially similar terms (with appropriate adjustments to the type of consideration payable upon settlement, including conversion into the right to receive securities, cash or a combination of both, and with appropriate adjustment of performance conditions or deemed achievement of such conditions (i) for any completed performance period, based on actual performance, or (ii) for any partial or future performance period, at the greater of the target level or actual performance, unless otherwise provided in an award agreement).

Only to the extent that outstanding awards are not continued, assumed or substituted upon or following a change in control, the Committee may, but is not obligated to, make adjustments to the terms and conditions of outstanding awards, including without limitation (i) acceleration of exercisability, vesting and/or payment immediately prior to, upon or following such event, (ii) upon written notice, provided that any outstanding stock option and SAR must be exercised during a period of time immediately prior to such event or other period (contingent upon the consummation of such event), and at the end of such period, such stock options and SARs shall terminate to the extent not so exercised, and (iii) cancellation of all or any portion of outstanding awards for fair value (in the form of cash, shares, other property or any combination of such consideration), less any applicable exercise or base price in the case of the options and SARs or similar awards, which fair value may be zero if applicable.
Notwithstanding the foregoing, if a participant’s employment or service is terminated upon or within 24 months following a change in control by the Post-Combination Company without cause or upon such other circumstances as determined by the Committee, the unvested portion (if any) of all outstanding awards held by the participant will immediately vest (and, to the extent applicable, become exercisable) and be paid in full upon such termination, with any performance conditions deemed achieved (i) for any completed performance period, based on actual performance, or (ii) for any partial or future performance period, at the greater of the target level or actual performance, unless otherwise provided in an award agreement.
Assumption of Awards in Connection with an Acquisition
The Committee may assume or substitute any previously granted awards of an employee, director or consultant of another corporation who becomes eligible by reason of a corporate transaction. The terms of the assumed award may vary from the terms and conditions otherwise required by the Incentive Plan if the Committee deems it necessary. The assumed awards will not reduce the total number of shares available for awards under the Incentive Plan, to the extent permitted by applicable law and the listing requirements of the stock exchange on which common stock are listed.
Amendment, Suspension or Termination.
The Incentive Plan will continue in effect until its termination by the Committee, provided that no awards may be granted under the Incentive Plan following the tenth anniversary of the Incentive Plan’s effective date, which will be the date on which it is approved by the stockholders. No amendment, modification suspension or termination of the Incentive Plan may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not have a materially adverse effect an outstanding award without the consent of the participant subject to changes necessary to comply with any applicable law, regulation or rule, including, but not limited to, Section 409A of the Code. Certain amendments or modifications of the Incentive Plan may also be subject to the approval of our stockholders as required by the SEC and Nasdaq rules or applicable law.
Termination of Service
Awards under the Incentive Plan may be subject to reduction, cancellation or forfeiture upon termination of service or failure to meet applicable performance conditions or other vesting terms.
Under the Incentive Plan, unless an award agreement provides otherwise, if a participant’s employment or service is terminated for cause, or if after termination, the Committee determines that the participant engaged in an act that falls within the definition of cause, or if after termination the participant engages in conduct that violates any continuing obligation of the participant with respect to the Post-Combination Company, the Post-Combination Company may cancel, forfeit and/or recoup any or all of that participant’s outstanding awards. In addition, if the Committee makes the determination above, the Post-Combination Company may suspend the participant’s right to exercise any stock option or SAR, receive any payment or vest in any award pending a determination of whether the act falls within the definition of cause (as defined in the Incentive Plan). If a participant voluntarily terminates employment or service in anticipation of an involuntary termination for cause, that shall be deemed a termination for cause.
Right of Recapture
Awards granted under the Incentive Plan may be subject to recoupment in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recoupment of erroneously awarded compensation). The Post-Combination Company has the right to recoup any gain realized by the participant from the exercise, vesting or payment of any award if, within one year after such exercise, vesting or payment (a) the participant’s service is terminated for cause, (b) if after the participant’s termination the Committee determines that the participant engaged in an act that falls within the definition of cause or materially violated any continuing obligation of the participant with respect to the Post-Combination Company or (c) the Committee determines the participant is subject to recoupment due to a clawback policy.
Summary of U.S. Federal Income Tax Consequences
The following is only a general summary of the effect of current U.S. federal income taxation upon participants and the Post-Combination Company with respect to awards under the Incentive Plan. It does not purport to be complete and does not discuss the impact of employment or other tax requirements, the tax consequences of a participant’s death, or the provisions of the income tax laws of any municipality, state, or foreign country in which the participant may reside. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the Incentive Plan should consult their own professional tax advisors concerning tax aspects of rights under the Incentive Plan. Nothing in this proxy statement/prospectus is written or intended to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. This summary is based on the federal tax laws in effect as of the date of this proxy statement/prospectus. Changes to these laws could alter the tax consequences described below.
Incentive Stock Options.
An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Post-Combination Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Post-Combination Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.
The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.
Nonqualified Stock Options.
Options not designated or qualifying as incentive stock options will be nonqualified stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonqualified stock option, the optionee normally recognizes ordinary income equal to the amount by which the fair market value of the shares on such date exceeds the exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss.
Stock Appreciation Rights.
In general, no taxable income is reportable when SARs are granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the fair market value of any cash or shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards.
A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the IRS no later than 30 days after the date the shares are acquired.
Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.
Restricted Stock Unit Awards.
There are no immediate tax consequences of receiving an award of RSUs. A participant who is awarded RSUs will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the Committee or a participant. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.
Stock-Based Awards.
The tax consequences associated with any other stock-based award of unrestricted shares or an award that is valued by reference to shares granted under the Incentive Plan will vary depending on the specific terms of the award. A participant acquiring unrestricted shares generally will recognize ordinary income equal to the fair market value of the shares on the grant date. The factors that will determine the timing and character of the income include whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the award or underlying the common stock.
Section 409A
Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Certain types of awards granted under the Incentive Plan may be subject to the requirements of Section 409A. It is intended that the Incentive Plan and all awards comply with, or be exempt from, the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.
New Incentive Plan Benefits
Named executive officers and other team members and directors of the Post-Combination Company or its subsidiaries may receive grants of equity awards following the date of this proxy statement/prospectus; however, the benefits or amounts that may be received or allocated to such participants under the Incentive Plan are not currently determinable.
Interests of Certain Persons in this Proposal
The Company’s directors and officers may be considered to have an interest in the approval of the Incentive Plan because they may in the future receive awards under the Incentive Plan (but are not currently expected to do so). Nevertheless, the LCAP Board believes that it is important to provide incentives and rewards for superior performance and the retention of officers and experienced directors by adopting the Incentive Plan.

Vote Required for Approval
If the Business Combination Proposal is not approved, the Incentive Plan Proposal will not be presented at the Special Meeting. The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the holders of Class A Common Stock and Class B Common Stock, voting as a single class, present in person or represented by proxy at the Special Meeting. Failure to submit a proxy or to vote in person at the Special Meeting, abstentions, and broker non-votes will have no effect on the Incentive Plan Proposal.
The Business Combination is conditioned upon the approval of the Incentive Plan Proposal, subject to the terms of the MIPA. Notwithstanding the approval of the Incentive Plan Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Incentive Plan Proposal will not be effected.
Recommendation of the Board of Directors
THE LCAP BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 7—THE ADJOURNMENT PROPOSAL
The Adjournment Proposal, if adopted, will allow the LCAP Board to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies. The Adjournment Proposal will only be presented to our stockholders (A) in the event that any supplement or amendment to this proxy statement/prospectus that the LCAP Board has determined in good faith is required by applicable law to be disclosed to our stockholders, so that our stockholders have sufficient time to review such supplement or amendment prior to the Special Meeting, (B) in the event that, as of the time for which the Special Meeting is originally scheduled, there are insufficient shares of common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Special Meeting or (C) in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal or the Incentive Plan Proposal, but no other proposal if the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal or the Incentive Plan Proposal are approved.
Consequences if the Adjournment Proposal is not Approved
If the Adjournment Proposal is not approved by our stockholders, we may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Incentive Plan Proposal or any other proposal.
Vote Required for Approval
The approval of the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock, voting as a single class, entitled to vote and actually cast thereon at the Special Meeting.
Failure to vote by proxy or to vote in person at the Special Meeting, abstentions and broker non-votes will have no effect on the Adjournment Proposal.
The Business Combination is not conditioned upon the approval of the Adjournment Proposal.
Recommendation of the Board of Directors
THE LCAP BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT THE COMPANY
In this section “we,” “us,” “our” or the “Company” refer to the Company prior to the Business Combination and to the Post-Combination Company following the Business Combination.
Introduction
We are a blank check company incorporated on December 23, 2019 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, we are a “shell company” as defined under the Exchange Act, because we have no operations and nominal assets consisting solely of cash and/or cash equivalents. Our management team has an extensive track record of acquiring attractive assets at disciplined valuations, investing in growth while fostering financial discipline and improving business results.
Company History
On January 10, 2020, the Sponsor purchased an aggregate of 5,000,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.005 per share. Subsequently, on February 6, 2020, the Company declared a stock dividend of 0.15 share for each Founder Share outstanding, resulting in the Sponsor holding an aggregate of 5,750,000 Founder Shares. In July 2020, the Sponsor sold 82,500 Founder Shares to Nomura for a purchase price of approximately $0.005 per share.
On August 18, 2020 (the “IPO Closing Date”), we consummated the IPO of 23,000,000 of our units, including 3,000,000 Public Units issued pursuant to the full exercise of the underwriters’ over-allotment option (the “Over-Allotment”). Each Public Unit consists of one share of our Class A Common Stock and one-half of one Public Warrant, which entitles the holder of one whole warrant to purchase one share of our Class A Common Stock at an exercise price of $11.50 per share (subject to adjustment). Our Public Units were sold at a price of $10.00 per Public Unit, generating gross proceeds to us of $230,000,000 after giving effect to the Over-Allotment.
Simultaneously with the consummation of our Public Offering, we completed the private sale (the “Private Placement”) of an aggregate of 650,000 units to the Sponsor and Nomura at a price of $10.00 per Private Unit, each entitling the holder thereof to purchase one share of our Class A Common Stock at an exercise price of $11.50 per share, generating gross proceeds to us of $6,500,000. The Private Units are identical to the Public Units sold in our IPO, and the Private Warrants included in the Private Units are identical to the Public Warrants except that the Private Warrants are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the Sponsor, Nomura or their permitted transferees. The sale of the Private Units was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
In connection with the IPO, we entered into a forward purchase agreement (as amended or modified, the “Forward Purchase Agreement”) with Nomura, which provides for the purchase by Nomura of our Public Shares for an aggregate purchase price of up to $100.0 million through, other than as described below, open market purchases or privately negotiated transactions with one or more third parties. In lieu of purchasing Public Shares in the open market or privately negotiated transactions, up to $85.0 million of such aggregate purchase price may instead be in the form of an investment in our equity securities on terms to be mutually agreed between Nomura and us, to occur concurrently with the closing of our initial business combination. The decision to make such an investment in other equity securities will not reduce the aggregate purchase price. However, Nomura will be excused from its purchase obligation in connection with a specific business combination unless, within five business days following written notice delivered by us of our intention to enter into such business combination, Nomura notifies us that it has decided to proceed with the purchase in whole or in part. Nomura may decide not to proceed with the purchase for any reason, including, without limitation, if it has determined that such purchase would constitute a conflict of interest. Nomura will also be restricted from making purchases if they are in possession of any material nonpublic information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. As of date of this proxy statement/prospectus, Nomura has not purchased any Public Shares pursuant to the Forward Purchase Agreement.
On the IPO Closing Date, $230,000,000 of the gross proceeds from the IPO and the Private Placement was deposited in the Trust Account with Continental Stock Transfer & Trust Company acting as trustee (the “Trustee”), and on the IPO Closing Date we had $2,039,384 of cash held outside of the Trust Account, after payment of costs related to the IPO, and available for working capital purposes. We incurred $13,128,937 in transaction costs related to the IPO, including $4,600,000 of underwriting discounts, $8,050,000 of deferred underwriters’ commissions and $478,937 of other offering costs. Approximately $109,469,789 was withdrawn out of the Trust Account to pay for the 10,946,269 shares of the Company's Class A Common Stock that were redeemed in connection with the Extension Amendment. We currently have approximately $120.5 million remaining in our Trust Account to consummate a business combination or to fund any additional redemptions that could be requested as more fully provided herein.
Funds held in the Trust Account have been invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund, selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of an initial business combination, (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend our Existing Charter (a) to modify the substance or timing of the ability of holders of our Public Shares to seek redemption in connection with a Business Combination or our obligation to redeem 100% of our Public Shares if we do not complete a Business Combination within 18 months from the IPO Closing Date or (b) with respect to any other provision relating to stockholders’ rights or pre-Business Combination activity, and (iii) the redemption of our Public Shares if we are unable to complete our Business Combination within 18 months from the IPO Closing Date, subject to applicable law.
Redemption Rights for Holders of Public Shares
We are providing our Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination at a per share price, payable in cash, equal to (i) the aggregate amount then on deposit in the Trust Account as of two business days prior to the Closing, including interest not previously released to us to pay our taxes, divided by (ii) the number of then-outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account as of December 31, 2021 is anticipated to be approximately $10.00 per Public Share. The Company originally had until February 18, 2022 to complete a business combination. On January 27, 2022, after approval by the Company’s stockholders of the Extension Amendment at a special meeting of the Company’s stockholders, we filed the Extension Amendment to our Existing Charter with the Secretary of State of the State of Delaware, to extend the date by which we must consummate an initial business combination from February 18, 2022 to August 18, 2022. In connection with the stockholder vote to approve the Extension Amendment, an aggregate of 10,946,369 shares of the Company’s Class A Common Stock were redeemed, and approximately $109,469,789 was withdrawn out of the Trust Account to pay for such redemption leaving approximately $120.5 million remaining in our Trust Account to consummate a business combination or to fund any additional redemptions that could be requested as more fully provided herein. In connection with the Extension, the Company will make Deposits into the Trust Account of $0.0333 for each Public Share that was not converted in connection with the stockholder vote to approve the Extension, for each monthly period, or portion thereof, that is needed by the Company to complete the Business Combination from and after February 18, 2022 and through and including the earlier to occur of (i) consummation of the Business Combination and (ii) August 18, 2022. Alternatively, if the Company does not have the funds necessary to make the Deposit, the Sponsor has agreed that it and/or any of its affiliates or designees will make Contributions of $0.0333 for each Public Share that was not converted in connection with the stockholder vote to approve the Extension, for each monthly period, or portion thereof, that is needed by the Company to complete the Business Combination from and after February 18, 2022 and through and including the earlier to occur of (i) consummation of the Business Combination and (ii) August 18, 2022. Accordingly, if the Company takes until August 18, 2022 to complete the Business Combination, which would represent six monthly periods, the Company or the Sponsor would make Deposits or Contributions of $401,386 per month, or an aggregate of $2,408,315. Each Deposit or Contribution will be placed in the trust account within two business days prior to the beginning of the applicable monthly period (or portion thereof), other than the first Deposit or Contribution which will be made on or about the day of the effectiveness of the Extension Amendment. Accordingly, if the Company takes the full time through August 18, 2022 to complete the Business Combination, the conversion amount per share at the special meeting for such business combination or the Company’s subsequent liquidation will be approximately $10.20 per share (without taking into account any interest), in comparison to the current conversion amount of approximately $10.00 per share. The per share amount we will distribute to stockholders who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters or another FINRA member. The redemption rights will include the requirement that any beneficial owner on whose behalf a redemption right is being exercised must identify itself in order to validly redeem its shares.
The Sponsor and our directors and officers have entered into a letter agreement with the Company pursuant to which they agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of common stock they may hold. Nomura has also agreed to waive its redemption rights with respect to the Public Shares held by it, other than Public Shares held directly or indirectly by it on behalf of a third-party client. The Sponsor, Nomura, MSP, the Members and/or their respective affiliates may make Open Market Purchases, by purchasing shares of Class A Common Stock on the open market prior to the Special Meeting and separate from the redemption process conducted in connection with the Business Combination. The purposes of any Open Market Purchases would be to reduce the number of shares of Class A Common Stock that may be redeemed in connection with the Business Combination, and may include a business decision to increase such purchaser’s ownership at an attractive price. The Sponsor, Nomura, MSP, the Members and/or their respective affiliates shall only make Open Market Purchases to the extent the price per Class A Common Stock so acquired is no higher than the redemption price that would be available in connection with the redemption procedures described in this proxy statement/prospectus. In addition, the Sponsor, Nomura, MSP, the Members and/or their respective affiliates will waive any redemption rights with respect to any shares of Class A Common Stock purchased in Open Market Purchases and will not vote any shares of Class A Common Stock purchased in Open Market Purchases in favor of the Proposals.
Limitation on Redemption Rights
Notwithstanding the foregoing redemption rights, if we seek stockholder approval of the Business Combination and we do not conduct redemptions in connection with the Business Combination pursuant to the tender offer rules, the Existing Charter provides that a holder of the Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Public Shares without our prior consent, which we refer to as the “15% threshold.” Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a Public Stockholder or group will not be redeemed for cash without our prior consent.
We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against the Business Combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Stockholder holding more than an aggregate of 15% of the Public Shares could threaten to exercise its redemption rights against the Business Combination if such holder’s shares are not purchased by us, the Sponsor or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 15% of the Public Shares, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete a Business Combination, particularly in connection with a Business Combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we will not be restricting our stockholders’ ability to vote all of their shares (including such shares in excess of the 15% threshold) for or against the Business Combination.
Submission of Business Combination to a Stockholder Vote
The Special Meeting to which this filing relates is to solicit your approval of the Business Combination. The Public Stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then Public Stockholders who elected to exercise their redemption rights will not be entitled to receive such payments. The Company has entered into a letter agreement with the Sponsor and our directors and officers pursuant to which, among other things, each such person has agreed to vote all shares of our common stock owned by it, him or her in favor of the Proposals. However, we intend to waive such obligations of the Sponsor, our directors and/or our officers to vote their shares of common stock in favor of the Proposals in respect of any shares purchased by such purchasers in Open Market Purchases. Nomura, the underwriter of our IPO, has agreed to vote any shares of our common stock held by it in favor of the Business Combination. However, we intend to waive such obligations of Nomura to vote their shares of common stock in favor of the Proposals in respect of any shares purchased by Nomura in Open Market Purchases. As a result, in addition to the shares of common stock held by Nomura, the Sponsor and our officers and directors, we may need only 2,826,816, or 23.5% (assuming all outstanding shares are voted), or no additional shares (assuming only the minimum number of shares representing a quorum are voted), of the Public Shares to be voted in favor of the Business Combination in order to have the Business Combination approved.
Permitted Purchases of Our Securities
If we seek stockholder approval of the Business Combination and we do not conduct redemptions in connection with the Business Combination pursuant to the tender offer rules, the Sponsor, directors, officers, advisors or their affiliates may purchase Public Shares in privately negotiated transactions or in the open market. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares in such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act.
In the event that the Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.
The purpose of any such purchases of shares could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of our shares of Class A Common Stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
The Sponsor, officers, directors and/or their affiliates anticipate that they may identify the stockholders with whom the Sponsor, officers, directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders (in the case of shares of Class A Common Stock) following our mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor, officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination, whether or not such stockholder has already submitted a proxy with respect to the Business Combination, but only if such shares have not already been voted at the stockholder meeting related to the Business Combination. The Sponsor, officers, directors, advisors or any of their affiliates will select which stockholders to purchase shares from based on the negotiated price and number of shares and any other factors that they may deem relevant, and will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws. The Sponsor, officers, directors and/or their affiliates will not make purchases of shares if the purchases would violate Section 9 (a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.
Redemption of Public Shares and Liquidation if no Initial Business Combination
Our Existing Charter provides that we will have only 18 months from the IPO Closing Date to complete a business combination. If we are unable to complete a business combination within such 18-month period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public

Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the LCAP Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our Business Combination within the 18-month time period.
The Sponsor, our officers and directors and Nomura have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Shares held by them (other than, in the case of Nomura, Public Shares held directly or indirectly by Nomura on behalf of a third-party client) if we fail to complete our business combination within 18 months from the IPO Closing Date. However, if the Sponsor or our officers and directors acquire Public Shares at a later date, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our business combination within the allotted 18-month time period.
The Sponsor and our officers and directors have agreed, pursuant to the Sponsor Agreement, that they will, among other things, not redeem, elect to redeem or tender or submit any shares of common stock owned by it, him or her for redemption in connection with the transactions contemplated by the MIPA or any vote to amend the Existing Charter.
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $353,032 of proceeds currently held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations we may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, we may request the Trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
If we were to expend all of the net proceeds of the IPO and the sale of the Private Units, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon our dissolution would be approximately $10.00. On January 27, 2022, the Company’s stockholders approved the Extension Amendment to our Existing Charter to extend the date by which we must consummate an initial business combination from February 18, 2022 to August 18, 2022. In connection with the stockholder vote to approve the Extension Amendment, an aggregate of 10,946,369 shares of the Company’s Class A Common Stock were redeemed, and approximately $109,469,789 was withdrawn out of the Trust Account to pay for such redemption leaving approximately $120.5 million remaining in our Trust Account to consummate a business combination or to fund any additional redemptions that could be requested as more fully provided herein. In connection with the Extension, the Company will make Deposits into the Trust Account of $0.0333 for each Public Share that was not converted in connection with the stockholder vote to approve the Extension, for each monthly period, or portion thereof, that is needed by the Company to complete the Business Combination from and after February 18, 2022 and through and including the earlier to occur of (i) consummation of the Business Combination and (ii) August 18, 2022. Alternatively, if the Company does not have the funds necessary to make the Deposit, the Sponsor has agreed that it and/or any of its affiliates or designees will make Contributions of $0.0333 for each Public Share that was not converted in connection with the stockholder vote to approve the Extension, for each monthly period, or portion thereof, that is needed by the Company to complete the Business Combination from and after February 18, 2022 and through and including the earlier to occur of (i) consummation of the Business Combination and (ii) August 18, 2022. Accordingly, if the Company takes until August 18, 2022 to complete the Business Combination, which would represent six monthly periods, the Company or the Sponsor would make Deposits or Contributions of $401,386 per month, or an aggregate of $2,408,315. Each Deposit or Contribution will be placed in the trust account within two business days prior to the beginning of the applicable monthly period (or portion thereof), other than the first Deposit or Contribution which will be made on or about the day of the effectiveness of the Extension Amendment. Accordingly, if the Company takes the full time through August 18, 2022 to complete the Business Combination, the conversion amount per share at the special meeting for such business combination or the Company’s subsequent liquidation will be approximately $10.20 per share (without taking into account any interest), in comparison to the current conversion amount of approximately $10.00 per share. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our Public Stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. We are not aware of any product or service providers who have not or will not provide such waiver other than the underwriters of our IPO and our independent registered public accounting firm.
In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations, and we believe that the Sponsor’s only assets are securities of the Company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors, in exercising their business judgment, may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked the Sponsor to reserve for such indemnification obligations and we cannot assure you that the Sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per Public Share.

We will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $1,150,000 from the proceeds of the IPO with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete our Business Combination within 18 months from the IPO Closing Date may be considered a liquidating distribution under Delaware law. If the Company complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the Company, a 90-day period during which the Company may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.
Furthermore, if the pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination within 18 months from the closing of our IPO is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete our Business Combination within 18 months from the IPO Closing Date, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the LCAP Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our Public Shares as soon as reasonably possible following the expiration of such 18-month period and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.
Because we will not be complying with Section 280 of the DGCL, Section 281(b) requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.
If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to our Public Stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
Our Public Stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of our Business Combination, (ii) the redemption of any Public Shares properly tendered in connection with a stockholder vote to amend any provisions of our Existing Charter (A) to modify the substance or timing of the ability of holders of our Public Shares to seek redemption in connection with our business combination or our obligation to redeem 100% of our Public Shares if we do not complete our business combination within 18 months from the IPO Closing Date or (B) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, and (iii) the redemption of all of our Public Shares if we are unable to complete our business combination within 18 months from the IPO Closing Date, subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. However, in the event we seek stockholder approval in connection with our business combination, a stockholder’s voting in connection with the business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account.
Such stockholder must have also exercised its redemption rights as described above. These provisions of our Existing Charter, like all provisions of our Existing Charter, may be amended with a stockholder vote.
Facilities
Our executive offices are located at 4218 NE 2nd Avenue, Miami, Florida 33137, and our telephone number is (305) 573-3900. Our executive offices are provided to us by the Sponsor. Commencing on August 18, 2020, we have agreed to pay the Sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support. We consider our current office space adequate for our current operations.
Employees
We currently have three officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our Business Combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of the Business Combination.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

MANAGEMENT OF THE COMPANY
In this section “we,” “us,” “our” or the “Company” refer to the Company prior to the Business Combination and to the Post-Combination Company following the Business Combination.
Directors and Executive Officers
The Company’s current directors and executive officers are as follows:
Name	Age	Title
Ophir Sternberg	51	Chairman, President and Chief Executive Officer
Paul Rapisarda	67	Chief Financial Officer
Faquiry Diaz Cala	46	Chief Operating Officer
James Anderson	72	Director
Thomas Byrne	59	Director
Thomas Hawkins	60	Director
Roger Meltzer	70	Director
Ophir Sternberg. Ophir Sternberg has been the Chairman, President and Chief Executive Officer of the Company since inception, has over 28 years of experience acquiring, developing, repositioning and investing in all segments of the real estate industry, including office, industrial, retail, hospitality, ultra-luxury residential condominiums and land acquisitions. Mr. Sternberg is the Founder and Chief Executive Officer of Miami-based Lionheart Capital, founded in 2010. Mr. Sternberg began his career assembling, acquiring and developing properties in emerging neighborhoods in New York City, which established his reputation for identifying assets with unrealized potential and combining innovative partnerships with efficient financing structures to realize above average returns. Mr. Sternberg came to the United States in 1993 after completing three years of military service within an elite combat unit for the Israeli Defense Forces. Under Mr. Sternberg’s leadership, Lionheart Capital executed numerous prominent real estate transactions and repositions, including The Ritz-Carlton Residences in Miami Beach, which resulted in a total sell-out value in excess of $550 million, as well as purchase of the development’s site, the former Miami Heart Institute. Additionally, Mr. Sternberg led the $120 million sale of The Seagull Hotel, making it the highest grossing hotel sale of 2020 in Miami Beach. Mr. Sternberg and Lionheart Capital are currently in development on a number of other projects, including retail properties in Miami’s fashion and culture epicenter, The Design District. In addition to The Ritz-Carlton Residences, Miami Beach, Lionheart Capital also developed The Ritz-Carlton Residences Singer Island, Palm Beach, cementing a reputation for developing high-end luxury branded properties. In 2017, Mr. Sternberg founded Out of the Box Ventures, LLC, a Lionheart Capital subsidiary, to acquire and reposition distressed retail properties throughout the United States. With 19 properties in 14 states, Out of the Box Ventures currently controls over 5 million square feet of big box stores, shopping centers and enclosed regional mall properties with plans to improve and expand upon these acquisitions. Mr. Sternberg and Lionheart Capital are dedicated to working with best-in-class operators and partners such as Marriot International. Lionheart Capital has been able to execute numerous, marquee transactions due largely in part to Mr. Sternberg’s extensive industry relationships particularly with key institutional investors. In March 2020, Mr. Sternberg became Chairman of Nasdaq-listed OPES, which on June 30, 2020, announced a definitive agreement to merge with BurgerFi International LLC. The OPES-BurgerFi merger closed on December 16, 2020 to form BurgerFi, a fast-causal “better burger” concept that consists of approximately 120 restaurants nationally and internationally. Mr. Sternberg is the Chairman of the post-combination Nasdaq-listed company, BurgerFi (NASDAQ: BFI). The OPES team, led by Mr. Sternberg, evaluated over 50 potential targets and negotiated business combination terms with multiple candidates in a span of a few months and acquired BurgerFi at what it believed was an attractive multiple relative to its peers. Mr. Sternberg is also the Chairman, President and Chief Executive Officer of Lionheart III Corp and Lionheart IV Corp, SPACs that will seek to acquire a broad range of businesses. Mr. Sternberg is qualified to serve as a director due to his extensive experience in acquiring, developing, repositioning and investing in all segments of the real estate industry.
Paul Rapisarda. Paul Rapisarda currently serves as our Chief Financial Officer, has also served as Chief Financial Officer at Lionheart Capital and Out of the Box Ventures since 2019. In addition, he has served as Chief Financial Officer of Lionheart III and Lionheart IV since March 2021. Mr. Rapisarda is an experienced public company C-suite executive and investment banking professional with more than 25 years working in and for a variety of public and private companies. Prior to joining Lionheart Capital in June 2019, he served as Chief Financial Officer at Etrion Corp. (TSX:ETX), a dual-listed (Canada/Sweden) solar energy development company from October 2015 to December 2017. Etrion Corp. is part of The Lundin Group, a portfolio of 13 public companies in the energy and mining sectors with a combined market capitalization in excess of $16 billion, started or sponsored by the Lundin family. Mr. Rapisarda was responsible for managing all finance functions, including financial reporting, treasury & cash management, corporate finance, regulatory/SEC compliance matters and investor relations. In addition, Mr. Rapisarda established Garrison Capital Advisors LLC, a financial advisory and consulting services company in 2014. From 2008 to 2014, he worked for another dual-listed company (Canada/United States), Atlantic Power Corporation (NYSE:AT), most recently serving as Executive Vice President-Commercial Development. The company was a portfolio company controlled by Arclight Capital Partners, a private equity firm with $10.4 billion of assets under management and a focus on the energy sector. He was a key member of the executive team that successfully engineered the $1.8 billion merger with Capital Power Income L.P. and had primary responsibility for the investment of over $1.2 billion in capital from 2008-2012. Prior to Atlantic Power, Mr. Rapisarda worked for over 20 years in investment banking and private equity for several firms, including Compass Advisers LLP, Schroders, Merrill Lynch and BT Securities. He has also acted as a board member at several emerging growth companies, primarily in the energy, technology and infrastructure sectors. Mr. Rapisarda has a B.A. from Amherst College and an M.B.A. from the Harvard Business School.
Faquiry Diaz Cala. Faquiry Diaz Cala currently serves as our Chief Operating Officer, also serves as the Chief Operating Officer for Lionheart Capital and its affiliated entities. In this role, he leads the Mergers & Acquisitions and Corporate Strategy divisions. An investor and operator, over the past 25 years, Mr. Diaz Cala has held positions as an executive, board member, and observer at various public and private corporations in the US and internationally. Mr. Diaz Cala also serves as Chief of Mergers and Acquisitions and Corporate Strategy at BurgerFi International, Inc., where Ophir Sternberg serves as Executive Chairman. He has also served on the boards of several non-profit organizations and educational institutions. Mr. Diaz Cala also serves as the Chief Operating Officer of Lionheart III and Lionheart IV. He is a graduate of the Wharton School at the University of Pennsylvania and resides in Miami, Florida.
James Anderson. James Anderson has served as a member of the LCAP Board since 2021 and has over 40 years of entrepreneurial business experience with a major focus in real estate and business development including internationally. He has either been a sole founder or founding partner in several commercial ventures. He has been an owner/broker of JA Real Estate Partners, LLC (New York, NY) since 2001. He co-founded Iowa State Commercial Investment Company, LLC in 2017; he acted as Senior Advisor to F&T Group from 2008-2014 in connection with the Nanjing World Trade Center mixed-use development project; in 1998 he founded and was the initial president of Fultonex International Realty (New York, NY), which is owned by F&T Group; and he was a regional manager/vice president of DeWolfe Companies, Inc. from 1989-1996. Mr. Anderson resided in China for nearly 10 years (2008-2017) where he was involved in numerous business/real estate development projects. Mr. Anderson also serves on the board of directors of Lionheart III and Lionheart IV. He holds a BBA degree from the University of Iowa. Mr. Anderson is qualified to serve as a director due to his extensive global experience in real estate and business development.
Thomas Byrne. Thomas Byrne has served as a member of the LCAP Board since 2021 and has over 30 years of experience managing and investing in both public and private growth companies and is the co-founder and Chief Strategy Officer of Kaptyn Holding Corp., an electric vehicle rideshare company since November 2018. He is also a general partner of New River Capital Partners, LP, a private equity fund which he co-founded in 1997. From 2015 to 2016 he served as the President of Pivotal Fitness. From 2004 to 2014, he was an executive of Swisher Hygiene, most recently as its CEO. In 2005, Mr. Byrne co-founded Service Acquisition Corp. International, a SPAC that later merged into Jamba Juice, where he served on the company’s board and Audit Committee until 2010. From 1988 to 1996, Mr. Byrne was an executive at Blockbuster Entertainment Group, a division of Viacom, where he last served as its Vice-Chairman and President of the Viacom Retail Group. From 1984 to 1988, Mr. Byrne served as a CPA with KPMG. He has also served on the boards of Jamba Juice, LDN CBD, Reel.com, Avaltus, ITC Learning, The Transformational Travel Council and Friends of Birch State Park. Mr. Byrne also serves on the board of directors of Lionheart III and Lionheart IV. Mr. Byrne is qualified to serve as a director due to his broad leadership experience in the public and private sector.
Thomas Hawkins. Thomas Hawkins has served as a member of the LCAP Board since 2021. He has completed hundreds of transactions including acquisitions of publicly traded and private companies, financings, divestitures, complex joint ventures and partnerships resulting in significant positive financial impact for investors. With experience in multiple industry verticals, Mr. Hawkins has served on boards, board committees and as board secretary in public and private corporations, advising boards on sophisticated transactions, risk and crisis management in highly regulated industries and developing corporate governance infrastructure. Mr. Hawkins helped develop the legal division of Blockbuster, beginning his tenure there when there were only 23 stores, and was promoted to General Counsel early in his tenure. As General Counsel, he led the $8.5 billion sale to Viacom in 1994, with 5500 stores in 14 countries, and other film, production and distribution businesses, and the related tender for Paramount Communications. Mr. Hawkins also helped build the Corporate Development department at AutoNation that delivered over 300 transactions, $5 billion in acquisitions, and grew into the largest publicly traded automotive retailer. Acquisitions formed AutoNation’s dealer network and subsequent spin off companies including ANC Rental Corp., owner of National Car Rental and Alamo Car Rental, and Republic Services, a solid waste company. Mr. Hawkins also drove strategic alignment as member of the executive leadership team for Mednax Health, a high growth, high margin healthcare company which experienced a 500% + market cap increase and 300% increase in revenue over 9 years, and Mr. Hawkins also initiated the Government Relations function for this highly regulated business and partnered in the launch of new service lines to fuel additional growth. In 2020, Mr. Hawkins served on the board of directors of a newly established private equity management company providing oversight for businesses engaged in the automotive retail, healthcare, technology enabled services and waste management industries. Mr. Hawkins currently serves on the board of directors of the Alumni Association of the University of Michigan and Jumptuit Inc., a data analytics technology company. Mr. Hawkins also serves on the board of directors of Lionheart III and Lionheart IV. Mr. Hawkins received his Juris Doctor from Northwestern University in 1986 and his A.B. in Political Science from the University of Michigan in 1983. Mr. Hawkins is qualified to serve as a director due to his previous board and committee service across multiple industries.
Roger Meltzer, Esq. Roger Meltzer has served as a member of the LCAP Board since 2021. Mr. Meltzer has practiced law at DLA Piper LLP since 2007 and has held various roles: Global Co-Chairman, since 2015, and currently as Chairman Emeritus; Americas Co-Chairman, since 2013; Member, Office of the Chair, since 2011; Member, Global Board, since 2008; Co-Chairman, U.S. Executive Committee, since 2013; Member, U.S. Executive Committee, since 2007; and Global Co-Chairman, Corporate Finance Practice, 2007 through 2015. Prior to joining DLA Piper LLP, Mr. Meltzer practiced law at Cahill Gordon & Reindel LLP from 1977 through 2007 where he was a member of the Executive Committee from 1987 through 2007, Co-Administrative Partner and Hiring Partner from 1987 through 1999, and Partner from 1984 through 2007. Mr. Meltzer currently serves on the Advisory Board of Harvard Law School Center on the Legal Profession (May 2015—Present); Board of Trustees, New York University Law School (September 2011—Present); and the Corporate Advisory Board, John Hopkins, Carey Business School (January 2009—December 2012). He has previously served on the board of directors of: The Legal Aid Society (November 2013 to January 2020), Hain Celestial Group, Inc. (December 2000 to February 2020) and The Coinmach Service Corporation (December 2009 to June 2013). Mr. Meltzer has also received several awards and honors and has been actively involved in philanthropic activity throughout his career. Mr. Meltzer received Juris Doctor degree in law from New York University School of Law and an A.B. from Harvard College. In December 2021, Mr. Meltzer joined the board of directors of certain subsidiaries of Nordic Aviation Capital, an international aircraft leasing company that filed for chapter 11 bankruptcy earlier in December of 2021. In February 2021, Mr. Meltzer joined the board of directors and the audit committee of Haymaker Acquisition Corp. III (NASDAQ: HYAC) (“HYAC”), a special purpose acquisition corporation, and Ubicquia LLC, a privately-held smart lighting solutions provider. Mr. Meltzer also serves on the board of directors of Lionheart III and Lionheart IV. Mr. Meltzer is qualified to serve as a director due to his experience representing clients on high-profile, complex, and cross-border matters and his leadership qualities.
Number and Terms of Office of Officers and Directors
We have five members on the LCAP Board. Members of the LCAP Board are elected each year, but in accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. Our officers are appointed by the LCAP Board and serve at the discretion of the LCAP Board, rather than for specific terms of office. The LCAP Board is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the LCAP Board.
Director Independence
Nasdaq listing standards require that a majority of the LCAP Board be independent. An “independent director” is defined generally as a person other than an officer or employee of a company or its subsidiaries or any other individual having a relationship which in the opinion of the LCAP Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The LCAP Board has determined that James Anderson, Thomas Byrne, Thomas Hawkins and Roger Meltzer are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled “executive sessions” at which only independent directors are present.
Officer and Director Compensation
None of our officers or directors has received any cash compensation for services rendered to us. We have agreed to pay the Sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our business combination or our liquidation, we will cease paying these monthly fees. In addition, we may pay the Sponsor or any of our existing officers or directors, or any entity with which they are affiliated, a finder’s fee, consulting fee or other compensation in connection with identifying, investigating and completing our business combination. These individuals will also be reimbursed for any out of pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or their affiliates and will determine which fees and expenses and the amount of expenses that will be reimbursed.
After the completion of the Business Combination, any compensation to be paid to our directors and executive officers will be determined, or recommended to the Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the Board.
We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.
Committees of the Board of Directors
The LCAP Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.
Audit Committee
We established an audit committee of the LCAP Board. James Anderson, Thomas Byrne, Thomas Hawkins and Roger Meltzer serve as members of our audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent.
Each member of the audit committee is financially literate and the LCAP Board has determined that Thomas Byrne qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
We adopted an audit committee charter, which details the principal functions of the audit committee, including:
•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;
•
pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;
•	setting clear hiring policies for employees or former employees of the independent auditors;
•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
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obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

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reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
We established a compensation committee of the LCAP Board. James Anderson, Thomas Byrne, Thomas Hawkins and Roger Meltzer serve as members of our compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent.
We adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation of all of our other officers;
•	reviewing on an annual basis our executive compensation policies and plans;
•	implementing and administering our incentive compensation equity-based remuneration plans;
•	assisting management in complying with our proxy statement and annual report disclosure requirements;
•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;
•	if required, producing a report on executive compensation to be included in our annual proxy statement; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
Our compensation committee’s charter also provides that our compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on the LCAP Board.
Code of Ethics
We have adopted a code of ethics applicable to our directors, officers and employees (“Code of Ethics”). A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.
Conflicts of Interest
Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity. These entities, including Lionheart III and Lionheart IV, may compete with us for acquisition opportunities. If these entities decide to pursue any such opportunity, we may be precluded from pursuing such opportunities. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations to present the opportunity to such entity, he or she may honor his or her fiduciary or contractual obligations to present such opportunity to such entity first, including Lionheart III or Lionheart IV, and only present it to us if such entities reject the opportunity and he or she determines to present the opportunity to us. These conflicts may not be resolved in our favor and a potential target business may be presented to another entity prior to its presentation to us. The Sponsor and our directors and officers are also not prohibited from sponsoring, investing or otherwise becoming involved with, any other blank check companies, including in connection with their initial business combinations, prior to us completing our initial business combination. Our management team, in their capacities as directors, officers or employees of the Sponsor or its affiliates or in their other endeavors, may choose to present potential business combinations to the related entities described above, current or future entities affiliated with or managed by the Sponsor, or third parties, before they present such opportunities to us, subject to his fiduciary duties under Delaware law and any other applicable fiduciary duties. For example, Messrs. Sternberg, Rapisarda and Diaz Cala are currently officers or directors of, each of Lionheart III and Lionheart IV and each owes fiduciary duties to Lionheart III and Lionheart IV and Mr. Meltzer is currently a director of HYAC, each such entity may compete with us for acquisition opportunities. We believe, however, that (aside from Lionheart III, Lionheart IV and HYAC) the fiduciary duties or contractual obligations of our officers or directors will not materially affect our ability to complete our initial business combination. Our Existing Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.
Stockholders should also be aware of the following other potential conflicts of interest:
•	None of our officers or directors is required to commit his full time to our affairs and, accordingly, may have conflicts of interest in allocating his time among various business activities.
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In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

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Nomura, the Sponsor, our officers and directors and the underwriters have agreed to waive their redemption rights with respect to any Founder Shares, Private Shares and any Public Shares held by them (other than, in the case of Nomura, Public Shares held directly or indirectly by Nomura on behalf of a third-party client) in connection with the consummation of our initial business combination. Additionally, Nomura, the Sponsor and our officers and directors have agreed to waive their redemption rights with respect to any Founder Shares and Private Shares held by them if we fail to consummate our initial business combination within 18 months after the IPO Closing Date. If we do not complete our initial business combination within such applicable time period, the proceeds of the sale of the private securities held in the trust account will be used to fund the redemption of our Public Shares, and the Private Warrants will expire worthless. With certain limited exceptions, the Founder Shares will not be transferable, assignable by the Sponsor until the earlier of: (A) six months after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the last reported sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 30 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. With certain limited exceptions, the Private Shares, the Private Warrants and the Class A Common Stock underlying such warrants, will not be transferable, assignable or saleable by the initial purchaser of the Private Units or their permitted transferees until 30 days after the completion of our initial business combination. Since the Sponsor and our officers and directors may directly or indirectly own common stock and warrants, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination. Permitted transferees of the Founder Shares would be subject to the same restrictions.

•
Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

•
The Sponsor and our officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from the Sponsor or an affiliate of the Sponsor or any of our officers or directors to finance transaction costs in connection with an intended initial business combination. Up to $1,000,000 of such loans may be convertible into units, at a price of $10.00 per unit, or warrants, at a price of $1.00 per warrant, at the option of the lender. The units would be identical to the Private Units and the warrants would be identical to the Private Warrants. The approximate value of the Sponsor’s interest in the Post Combination Company is $56.1 million, consisting of 5,642,000 shares of Class A Common Stock. The approximate value was calculated based on a trailing 30-day average price of $9.94 per share. The cost basis of this investment was approximately $5,975,000, consisting of 595,000 private placement units at $10.00 per unit, or $5,950,000, plus the purchase of 5,667,500 shares of Class B Common Stock for $24,641.
•
In addition, our independent directors will receive a grant of 10,000 shares of Class A Common Stock at the time of the consummation of the Business Combination. The approximate value of this grant is $100,000 (10,000 shares at a price of $10.00 per share). These shares will come from the pool of Founder Shares and will not result in any dilution to Public Stockholders or the Members.

The conflicts described above may not be resolved in our favor.
In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:
•	the corporation could financially undertake the opportunity;
•	the opportunity is within the corporation’s line of business; and
•	it would not be fair to the company and its stockholders for the opportunity not to be brought to the attention of the corporation.
Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our Existing Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.
Below is a table summarizing the entities to which our officers and directors currently have fiduciary duties or contractual obligations:
Individual	Entity	Entity’s Business	Affiliation
Ophir Sternberg	BurgerFi International Inc.	Restaurant chain company	Executive Chairman
	Lionheart III Corp	SPAC	Chairman, President and Chief Executive Officer
	Lionheart IV Corp	SPAC	Chairman, President and Chief Executive Officer
	Lionheart Capital LLC	Real estate investment firm	Chief Executive Officer
	Lionheart Management LLC	Real estate holding company	Manager
	Out of the Box Holdings LLC	Retail space redevelopment company	Manager
	Whitecap Lofts, LLC	Retail space redevelopment company	Manager
	6610 Mooretown Road, LLC	Retail real estate company	Manager
	Contrarian Retail Partners, LLC	Retail real estate company	Chairman
	Cigarette Holdings, LLC	Own and operate Cigarette Racing Team	Non-controlling Member
	RC Lakehouse, LLC	Residential real estate holding company	Non-controlling Member

Individual	Entity	Entity’s Business	Affiliation
Paul Rapisarda	Lionheart Capital LLC	Real estate investment firm	Chief Financial Officer
	Lionheart Management LLC	Real estate holding company	Chief Financial Officer
	Lionheart III Corp	SPAC	Chief Financial Officer
	Lionheart IV Corp	SPAC	Chief Financial Officer
	Out of the Box Holdings LLC	Retail space redevelopment company	Chief Financial Officer
	Garrison Capital Advisors LLC	Financial consulting and advisory services company	Sole Member
	Whitecap Lofts, LLC	Retail space redevelopment company	Chief Financial Officer
	6610 Mooretown Road, LLC	Retail real estate company	Chief Financial Officer
	Contrarian Retail Partners, LLC	Retail real estate company	Chief Financial Officer

Faquiry Diaz Cala	Lionheart Capital LLC	Real estate investment firm	Chief Operating Officer
	BurgerFi International, Inc.	Restaurant chain company	Chief of Mergers and Acquisitions and Corporate Strategy
	Lionheart III Corp	SPAC	Chief Operating Officer
	Lionheart IV Corp	SPAC	Chief Operating Officer

James Anderson	Lionheart III Corp	SPAC	Director
	Lionheart IV Corp	SPAC	Director

Thomas Byrne	Lionheart III Corp	SPAC	Director
	Lionheart IV Corp	SPAC	Director
	Kaptyn Holding Corp.	Electric Vehicle Rideshare Company	Co-Founder and Chief Strategy Officer
	New River Capital Partners, LP	Private Equity Fund	General Partner

Thomas Hawkins	Lionheart III Corp	SPAC	Director
	Lionheart IV Corp	SPAC	Director
	Alumni Association of the University of Michigan	Educational Outreach	Director
	Jumptuit Inc.	Data Analytics Technology Company	Director

Roger Meltzer, Esq.	DLA Piper LLP (US)	Legal services	Partner
	Haymaker Acquisition Corp. III	SPAC	Director
	Lionheart III Corp	SPAC	Director
	Lionheart IV Corp	SPAC	Director
	Ubicquia LLC	Smart lighting solutions provider	Director
Accordingly, if any of the above officers or directors becomes aware of a business combination opportunity which is suitable for any of the above entities to which he has current fiduciary or contractual obligations, he will honor his fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity. These entities, including Lionheart III, Lionheart IV and HYAC, may compete with us for acquisition opportunities. If these entities decide to pursue any such opportunity, we may be precluded from pursuing such opportunities.

The Company has limited the application of the “corporate opportunity” doctrine in the Existing Charter. The corporate opportunity doctrine generally provides that, as a part of his or her duty of loyalty to the corporation and its stockholders, a director may not take a business opportunity for his or her own if: (1) the corporation is financially able to exploit the opportunity; (2) the opportunity is within the corporation’s line of business; (3) the corporation has an interest or expectancy in the opportunity; and (4) by taking the opportunity for his or her own, the self-interest of the director will be brought into conflict with the director’s duties to the corporation. Section 122(17) of the DGCL expressly permits a Delaware corporation to renounce in its certificate of incorporation any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or its officers, directors or stockholders. Accordingly, the Existing Charter provides that the corporate opportunity doctrine shall not apply with respect to the Company or any of its officers or directors. The Company does not believe that the limitation of the application of the corporate opportunity doctrine in the Existing Charter had any impact on its search for a potential business combination.
We are not prohibited from pursuing an initial business combination with a company that is affiliated with the Sponsor or our officers or directors. However, in the event we seek to complete our initial business combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm, that such an initial business combination is fair to our company from a financial point of view.
The Sponsor and our officers and directors have agreed to vote their shares of common stock held by them in favor of the Business Combination.
Limitation on Liability and Indemnification of Officers and Directors
Our Existing Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Existing Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.
We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Existing Charter. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

THE COMPANY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the Company’s financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion, including, but not limited to, those described under the heading “Risk Factors” and analysis set forth below includes forward-looking statements that involve risks and uncertainties. References in this section to “LCAP,” “we,” “us,” “our” and “the Company” are intended to mean the business and operations of the Company.
Overview
We are a blank check company incorporated on December 23, 2019 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate the Business Combination using cash from the proceeds of the IPO and the sale of the Private Units and shares issued to the owners of the target.
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. Our only activities from December 23, 2019 (inception) through December 31, 2021 were organizational activities, those necessary to prepare for the IPO, described below, and, subsequent to the IPO, identifying a target company for a business combination, in particular activities in connection with the potential acquisition of MSP. We do not expect to generate any operating revenues until after the completion of our business combination. We expect to generate non-operating income in the form of interest income on marketable securities held after the IPO. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the year ended December 31, 2021, we had a net income of $3,206,635, which consists of the change in fair value of warrant liabilities of $6,976,750 and interest earned on marketable securities held in the Trust Account of $15,188, offset by operating and formation costs of $3,785,303.
For the year ended December 31, 2020, we had a net loss of $2,061,769, which consists of operating and formation costs of $1,472,168 and transaction costs associated with the Initial Public Offering of $837,355, offset by the change in fair value of warrant liabilities of $236,500 and interest income on marketable securities held in the Trust Account of $11,254.
Liquidity and Capital Resources
Until the consummation of the IPO, our only source of liquidity was an initial purchase of common stock by the Sponsor and loans from the Sponsor.
On August 18, 2020, we consummated the IPO of 20,000,000 of our units. Each Public Unit consists of one share of our Class A Common Stock and one-half of one Public Warrant, which entitles the holder of one whole warrant to purchase one share of our Class A Common Stock at an exercise price of $11.50 per share (subject to adjustment). Our Public Units were sold at a price of $10.00 per Public Unit, generating gross proceeds to us of $200,000,000. Simultaneously with the consummation of our Public Offering, we completed the Private Placement of an aggregate of 650,000 units to the Sponsor and Nomura at a price of $10.00 per Private Unit, each entitling the holder thereof to purchase one share of our Class A Common Stock at an exercise price of $11.50 per share, generating gross proceeds to us of $6,500,000.
On August 24, 2020, in connection with the underwriters’ election to fully exercise of their option to purchase additional Units, we consummated the sale of an additional 3,000,000 Units, generating total gross proceeds of $30,000,000.
On the IPO Closing Date, $230,000,000 of the gross proceeds from the IPO and the Private Placement was deposited in the Trust Account with Trustee, and on the IPO Closing Date we had $1,421,063 of cash held outside of the Trust Account, after payment of costs related to the IPO, and available for working capital purposes. We incurred $13,128,937 in transaction costs related to the IPO, including $4,600,000 of underwriting discounts, $8,050,000 of deferred underwriters’ commissions and $478,937 of other offering costs.

For the year ended December 31, 2021, cash used in operating activities was $847,669, Net income of $3,206,635 was affected by the change in fair value of warrant liability of $6,976,750 and interest earned on marketable securities held in the Trust Account of $15,188. Changes in operating assets and liabilities provided $2,937,634 of cash from operating activities.
For the year ended December 31, 2020, cash used in operating activities was $434,376, Net loss of $2,061,769 was affected by the change in fair value of warrant liability of $236,500, transaction costs associated with the Initial Public Offering of $837,355, interest earned on marketable securities held in the Trust Account of $11,254 and changes in operating assets and liabilities, which provided $1,037,792 of cash from operating activities.
As of December 31, 2021, we had cash and marketable securities held in the Trust Account of $230,013,074. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account to complete our Business Combination. We may withdraw interest to pay franchise and income taxes. Through December 31, 2021, we have withdrawn $13,368 of interest earned on the Trust Account for the payment of franchise and income taxes. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of December 31, 2021, we had cash of $177,386 outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to complete our disclosed Business Combination as agreed upon in the MIPA.
In addition, the Sponsor, an affiliate of the Sponsor, or our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,000,000 of such loans may be convertible into units, at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Units. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. The loans would be repaid upon consummation of a business combination, without interest.
In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, on February 21, 2021, the Sponsor committed up to $750,000 in loans to the Company for continuing operations to consummate a business combination. The Sponsor committed up to an additional $250,000 in loans to the Company for continuing operations to consummate a business combination on July 29, 2021, for an aggregate commitment of $1,000,000. The loans are non-interest bearing, unsecured, and to be repaid upon the consummation of a business combination. In the event that a business combination does not occur, then all loaned amounts under this commitment will be forgiven except to the extent that the Company has funds available to it outside the trust account.
We will need to raise additional funds in order to meet the expenditures required for operating our business. Based off our estimates of the costs of identifying a target business, undertaking in-depth due diligence, and negotiating a business combination, we may have insufficient funds available to operate our business prior to our business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our business combination. If we are unable to complete our business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.
Off-Balance Sheet Financing Arrangements
We did not have any off-balance sheet arrangements as of December 31, 2021.

Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $15,000 for office space, utilities and secretarial and administrative support to the Company. We began incurring these fees on August 14, 2020 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and the Company’s liquidation.
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,050,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a business combination, subject to the terms of the underwriting agreement.
Critical Accounting Policies and Estimates
The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Warrant Liability
We account for the warrants issued in connection with our IPO in accordance with the guidance contained in Accounting Standards Codification (“ASC”) 815 under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations.
Common Stock Subject to Possible Redemption
We account for common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed balance sheets.
Net Income (Loss) Per Common Share
We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per common stock is computed by dividing net income (loss) by the weighted average number of common stocks outstanding for the period. We apply the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of Class A Common Stock is excluded from earnings per share as the redemption value approximates fair value.
The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) IPO, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 11,825,000 shares of Class A Common Stock in the aggregate. As of December 31, 2021 and 2020, we did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stocks and then share in the earnings of the Company. As a result, diluted net loss per common stock is the same as basic net loss per common stock for the periods presented.
Recent accounting standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF MSP,
THE COMPANY AND THE POST-COMBINATION COMPANY
The following table and accompanying footnotes set forth information known to the Company regarding the (i) actual beneficial ownership of Class A Common Stock and Class B Common Stock, as of March 31, 2022 (the “Ownership Date”), (ii) actual beneficial ownership percentage of MSP as of the Ownership Date and (iii) expected beneficial ownership of the Post-Combination Company immediately following consummation of the Business Combination, assuming no Public Shares are redeemed, and alternatively that all Public Shares are redeemed, by:
•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of common stock of the Company or the Post-Combination Company, as applicable;
•	each of the Company’s directors and executive officers;
•	each person who will become a director or named executive officer of the Post-Combination Company; and
•	all directors and officers of the Company, as a group, and of the Post-Combination Company, as a group.
The beneficial ownership of the common stock of the Company is based on 12,703,631 shares of Class A Common Stock issued and outstanding and 5,750,000 shares of Class B Common Stock issued and outstanding as of the Ownership Date. The beneficial ownership percentages of MSP are based on MSP management’s estimates of the proportion of the aggregate enterprise value of the MSP Purchased Companies that is attributable to each MSP Purchased Company.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC, which generally provide that a person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.
Unless otherwise noted in the footnotes to the following table, we believe that the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.
The expected beneficial ownership of shares of our Class A Common Stock post-Business Combination, assuming none of our Public Shares are redeemed, has been determined based upon the following: (i) no Public Stockholders have exercised their redemption rights to receive cash from the Trust Account in exchange for their shares of Class A Common Stock, (ii) other than in connection with the exercise of all of the Public Warrants and the Private Warrants, we have not issued any additional shares of Class A Common Stock and (iii) no New Warrants have been exercised (except as described in Note (6) in the table below). The expected beneficial ownership of shares of our Class A Common Stock post-Business Combination, assuming the maximum number of our Public Shares are redeemed, has been determined based upon the following: (i) Public Stockholders holding an aggregate of 16,107,626 shares of Class A Common Stock have exercised their redemption rights to receive cash from the Trust Account in exchange for their shares of Class A Common Stock, (ii) other than in connection with the exercise of all of the Public Warrants and the Private Warrants, we have not issued any additional shares of Class A Common Stock and (iii) no New Warrants have been exercised (except as described in Note (6) in the table below). The expected beneficial ownership of shares of the Post-Combination Company also assumes in each case that all of the Equity Consideration to be issued in connection with the transaction is issued in the form of Up-C Units, and no such Up-C Unit has been exchanged. In the case of both the no redemption scenario and the expense adjusted maximum redemption scenario, the aggregate Equity Consideration of 3,250,000,000 Up-C Units to be received by the Members that is reflected in the following table is reduced by an aggregate of 621,200,000 Up-C Units, which are anticipated to be designated by the Members to their designees as of the Closing. The approximately 1,029,000,000 Up-C Units that are subject to repurchase upon exercise of the New Warrants, the 71,000,000 Up-C Units that will be held in escrow, as well as any additional Up-C Units that may be exchanged for Class A Common Stock pursuant to the VRM Full Return Guaranty, are each reflected as being beneficially owned by the applicable Members in the table below.

Based on the foregoing assumptions, the expected beneficial ownership of the common stock of the Post-Combination Company is based on 30,278,631 shares of Class A Common Stock expected to be issued and outstanding as of immediately following the Closing (assuming the no redemption scenario) and 24,877,004 shares of Class A Common Stock expected to be issued and outstanding as of immediately following the Closing (assuming the expense adjusted maximum redemption scenario), in each case including 11,825,000 shares of Class A Common Stock issuable upon the exercise of all of the Public Warrants and the Private Warrants, because we expect that these securities will be exercised within 60 days following the Closing, assuming the issuance of the New Warrants.
	MSP	Company Common Stock			Post-Combination Company Shares after Consummation of the Business Combination
					No Redemption Scenario			Expense Adjusted Maximum Redemption Scenario
Name and Address of Beneficial Owner	Percentage of MSP	Class A Common Stock	Class B Common Stock	Percentage of Company Common Stock	Class A Common Stock	Class V Common Stock	Percentage of Total Voting Power	Class A Common Stock	Class V Common Stock	Percentage of Total Voting Power
5% Holders Pre-Business Combination
Mizuho Financial Group, Inc.(1)	—	1,613,533	—	8.74%	1,613,533	—	**	1,613,533	—	**
Nomura Holdings, Inc.(2)	—	1,537,087	—	8.33%	1,537,087	—	**	1,537,087	—	**
Magnetar Financial LLC(3)	—	1,444,754	—	7.83%	1,444,754	—	**	1,444,754	—	**
Bank of Montreal(4)	—	1,300,000	—	7.04%	1,300,000	—	**	1,300,000	—	**
Marshall Wace, LLC(5)	—	1,197,522	—	6.49%	1,197,522	—	**	1,197,522	—	**
LCAP Officers and Directors Pre-business Combination
Ophir Sternberg(6)	—	427,500	5,017,063	29.50%	5,444,563	—	**	5,444,563	—	**
Paul Rapisarda	—	10,000	30,000	**	233,625	—	**	233,625	—	**
Faquiry Diaz Cala	—	17,500	52,500	**	174,313	—	**	174,313	—	**
Total	—	7,547,896	5,099,563	68.68%	12,647,459	—	**	12,647,459	—	**
James Anderson	—	—	—	**	10,000	—	**	10,000	—	**
Thomas Byrne	—	—	—	**	10,000	—	**	10,000	—	**
Thomas W. Hawkins	—	—	—	**	10,000	—	**	10,000	—	**
Roger Meltzer	—	—	—	**	10,000	—	**	10,000	—	**
Total	—	—	—	—	12,687,459	—	**	12,687,459	—	**
MSP 5% Holders Pre-Business Combination
John H. Ruiz(7)(9)(11)	69.78%(2)	—	—	—	—	2,139,397,170	65.22%	—	2,139,397,170	65.33%
Frank C. Quesada(8)(10)(11)(12)(13)	29.91%(3)	—	—	—	—	897,440,460	27.36%	—	897,440,460	27.40%
Post-Combination Company Named Executive Officers, Director Nominees and 5% Holders Post-Business Combination
John H. Ruiz(7)(9)(11)	69.78%(2)	—	—	—	—	2,139,397,170	65.22%	—	2,139,397,170	65.33%
Frank C. Quesada(8)(10)(11)(12)(13)	29.91%(3)	—	—	—	—	897,440,460	27.36%	—	897,440,460	27.40%
Ophir Sternberg(6)	—	427,500	5,017,063	29.50%	5,444,563	—	**	5,444,563	—	**
Beatriz Assapimonwait	—	—	—	—	—	—	—	—	—	—
Michael Arrigo	—	—	—	—	—	—	—	—	—	—
Thomas W. Hawkins	—	—	—	**	10,000	—	**	10,000	—	**
Roger Meltzer	—	—	—	**	10,000	—	**	10,000	—	**
Ricardo Rivera(14)	—	—	—	—	—	—	—	—	—	—
Alexandra Plascencia(14)	—	—	—	—	—	—	—	—	—	—
Total(11)	—	—	—	—	5,464,563	3,036,837,630	92.75%	5,464,563	3,036,837,630	92.90%
(1)
Based solely upon information contained in a Schedule 13G filed on February 14, 2022, represents 1,613,533 shares of Class A Common Stock. The business address of Mizuho Financial Group, Inc. is 1-5-5 Otemachi, Chivoda-ku, Tokyo 100-8176, Japan.

(2)
Based solely upon information contained in a Schedule 13G filed on February 14, 2022, represents 1,537,087 shares of Class A Common Stock beneficially owned by Nomura Global Financial Products, Inc., a wholly owned subsidiary of Nomura Holdings, Inc., which accordingly may be deemed to beneficially own the shares. The business address of Nomura Holdings, Inc. is 13-1, Nihonbashi 1-chome, Chuo-ku, Tokyo 103-8645, Japan.

(3)
Based solely upon information contained in a Schedule 13G filed on January 28, 2022 by Magnetar Financial LLC (“Magnetar Financial”), Magnetar Capital Partners LP (“Magnetar Capital Partners”), Supernova Management LLC (“Supernova Management”), and Alec N. Litowitz, represents 1,444,754 shares of Class A Common Stock held for Magnetar Constellation Fund II, Ltd, Magnetar Constellation Master Fund, Ltd, Magnetar Systematic Multi-Strategy Master Fund Ltd, Magnetar Capital Master Fund Ltd, Magnetar Discovery Master Fund Ltd, Magnetar Xing He Master Fund Ltd, Purpose Alternative Credit Fund Ltd, Magnetar SC Fund Ltd, all Cayman Islands exempted companies; Magnetar Structured Credit Fund, LP, a Delaware limited partnership; Magnetar Lake Credit Fund LLC, Purpose Alternative Credit Fund - T LLC, Delaware limited liability companies; collectively (the “Magnetar Funds”). Magnetar Financial serves as the investment adviser to the Magnetar Funds, and as such, Magnetar Financial exercises voting and investment power over the shares held for the Magnetar Funds’ accounts. Magnetar Capital Partners serves as the sole member and parent holding company of Magnetar Financial. Supernova Management is the general partner of Magnetar Capital Partners. The manager of Supernova Management is Mr. Litowitz. The business address of Magnetar Financial, Magnetar Capital Partners, Supernova Management, and Mr. Litowitz is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.
(4)
Based solely upon information contained in a Schedule 13G filed on February 15, 2022, represents 1,300,000 shares of Class A Common Stock. The business address of Bank of Montreal is 100 King Street West, 21st Floor, Toronto, M5X 1A1, Ontario, Canada.

(5)
Based solely upon information contained in a Schedule 13G filed on February 14, 2022, represents 1,197,525 shares of Class A Common Stock. The business address of Marshall Wace, LLC is George House, 131 Sloane Street, London, SW1X 9AT, UK.

(6)
In addition to ownership interests held by Mr. Sternberg in his individual capacity, Mr. Sternberg also beneficially owns Lionheart Investments and Lionheart Equities, LLC, and, when taken together with his individual holdings, owns the reported percentage of beneficial ownership.

(7)
In addition to ownership interests held by Mr. Ruiz in his individual capacity, Mr. Ruiz also beneficially owns the following Members, and, when taken together with his individual holdings, owns the reported percentage of beneficial ownership of the MSP Purchased Companies: Jocral Holdings, Jocral Family, and Ruiz Group Holdings Limited, LLC. Reported figures do not include the approximately (i) 8,070,617 Up-C Units expected to be beneficially owned by John Ruiz II, Mr. Ruiz’s son, in his capacity as a Member, of which Mr. Ruiz disclaims beneficial ownership or (ii) 30,000,000 Up-C Units expected to be designated to Alex Ruiz, Mr. Ruiz’s son, of which Mr. Ruiz disclaims beneficial ownership.

(8)
In addition to ownership interests held by Mr. Quesada in his individual capacity, Mr. Quesada also beneficially owns Quesada Group Holdings LLC, and, when taken together with his individual holdings, owns the reported percentage of beneficial ownership of the MSP Purchased Companies.

(9)
Reported figures do not include any attributed ownership based on Mr. Ruiz’s investment in VRM, which have been transferred to affiliated trusts of Mr. Ruiz and of which Mr. Ruiz disclaims beneficial ownership. Messrs. Ruiz and Quesada together invested in VRM, which investment represented a 1.14% ownership interest in VRM. Mr. Ruiz is entitled to 70% of such investment, and Mr. Quesada is entitled to 30% of such investment. As a result, the indirect beneficial ownership attributable to such affiliated trusts would be 0.8% of VRM.

(10)
Reported figures do not include any attributed ownership based on Mr. Quesada’s investment in VRM, which have been transferred to affiliated trusts of Mr. Quesada and of which Mr. Quesada disclaims beneficial ownership. Messrs. Ruiz and Quesada together invested in VRM, which investment represented a 1.14% ownership interest in VRM. Mr. Ruiz is entitled to 70% of such investment, and Mr. Quesada is entitled to 30% of such investment. As a result, the indirect beneficial ownership attributable to such affiliated trusts would be 0.3% of VRM.

(11)
In connection with the Business Combination and to provide additional consideration to holders of Class A Common Stock that do not redeem their shares of Class A Common Stock, the Company intends, subject to compliance with applicable law, to declare a dividend comprising an aggregate of approximately 1,029,000,000 New Warrants, conditioned upon the consummation of any redemptions by the holders of Class A Common Stock and the Closing, to the holders of record of the Class A Common Stock as of the Closing Date, after giving effect to the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees. Further, pursuant to the terms of the LLC Agreement, at least twice a month, to the extent any New Warrants have been exercised in accordance with their terms, the Post-Combination Company is required to purchase from the MSP Principals, proportionately, the number of Up-C Units or shares of Class A Common Stock owned by such MSP Principal equal to the Aggregate Exercise Price divided by the Warrant Exercise Price in exchange for the Aggregate Exercise Price. The approximately 1,029,000,000 New Warrants will be exercisable for Class A Common Stock representing approximately 31.4% and 31.4% of total voting power in the no redemption scenario and expense adjusted maximum redemption scenario, respectively, and will be distributed pro rata among each share of Class A Common Stock held at the end of business on the Closing Date, which is expected to include the 5,750,000 shares of Class A Common Stock into which Founder Shares will convert in connection with the Business Combination. The number of New Warrants to be distributed in respect of each share of unredeemed Class A Common Stock is contingent upon, and will vary with, the aggregate number of shares of Class A Common Stock that are redeemed in connection with the Business Combination, which may, depending on the redemptions made by Public Stockholders, result in certain holders becoming beneficial owners of more than 5% of the total voting power following the Business Combination. As such, the beneficial ownership of holders of record of the Class A Common Stock on the Closing Date reflecting the exercise of New Warrants is not shown above. Assuming redemptions of Public Stockholders who have not waived their redemption rights and full exercise of the New Warrants: (i) directors and officers of the Company and beneficial owners of more than 5% of outstanding shares of Class A Common Stock, in each case, pre-Business Combination, are expected to hold a total of 289,458,252 and 407,140,065 shares of Class A Common Stock, representing approximately 8.8% and 12.4% of total voting power and assuming a no redemption scenario and expense adjusted maximum redemption scenario, respectively, (ii) Mr. Ruiz would beneficially own approximately 1,414,485,286 shares of Class V Common Stock, representing approximately 43.12% and 43.19% of total voting power, assuming a no redemption scenario and expense adjusted maximum redemption scenario, respectively and (iii) Mr. Quesada would beneficially own approximately 593,352,344 shares of Class V Common Stock, representing approximately 18.09% and 18.12% of total voting power, assuming a no redemption scenario and expense adjusted maximum redemption scenario, respectively. For additional impact of such New Warrant Exercise, see “Summary—Ownership of the Post-Closing Company.”

(12)
Assumes 25,000,000 Forfeited Units, which will be designated to Opco in connection with the Closing, Following the Closing, the Post-Combination Company will establish the Bonus Pool, allocations of which may be paid to certain individuals, including executive officers and other employees of MSP, or may be made under the terms of the Incentive Plan, at the discretion of Messrs. Ruiz and Quesada. The number of Forfeited Units and the number of securities comprising the Bonus Pool may be increased, and greater bonuses may be paid, in order to gross up recipients thereof for any applicable withholding taxes.

(13)	Does not include 10,000,000 Up-C Units to be designated from Mr. Quesada to a third party.
(14)	Does not include any allocations that may be made pursuant to the Bonus Pool, as described in note (12) above.
**	Represents less than 5%
The Initial Stockholders beneficially own   % of the Company’s issued and outstanding shares of common stock as of the Record Date. Because of this ownership block, the Initial Stockholders may be able to influence the outcome of all matters requiring approval by our stockholders, including the election of directors, amendments to our Existing Charter and approval of significant corporate transactions, including approval of the Business Combination.
The Sponsor, Nomura, MSP, the Members and/or their respective affiliates may make Open Market Purchases, by purchasing shares of Class A Common Stock on the open market prior to the Special Meeting and separate from the redemption process conducted in connection with the Business Combination. The purposes of any Open Market Purchases would be to reduce the number of shares of Class A Common Stock that may be redeemed in connection with the Business Combination, and may include a business decision to increase such purchaser’s ownership at an attractive price. The Sponsor, Nomura, MSP, the Members and/or their respective affiliates shall only make Open Market Purchases to the extent the price per Class A Common Stock so acquired is no higher than the redemption price that would be available in connection with the redemption procedures described in this proxy statement/prospectus. In addition, the Sponsor, Nomura, MSP, the Members and/or their respective affiliates will waive any redemption rights with respect to any shares of Class A Common Stock purchased in Open Market Purchases and will not vote any shares of Class A Common Stock purchased in Open Market Purchases in favor of the Proposals. In addition, the Sponsor and our directors and officers have entered into a letter agreement with us pursuant to which they have agreed (A) to vote any shares of the Company’s common stock owned by them as of the Record Date in favor of the Proposals and (B) to waive their redemption rights with respect to any shares of the Company’s common stock held by them in connection with the completion of the Business Combination. Nomura has also agreed to (A) to vote any shares of the Company’s common stock owned by it as of the Record Date in favor of the Business Combination Proposal and (B) waive its redemption rights with respect to the Public Shares held by it, other than Public Shares held directly or indirectly by it on behalf of a third-party client. However, we intend to waive such obligations of the Sponsor, Nomura, our directors, and/or our officers to vote their shares of common stock in favor of the Proposals in respect of any shares purchased by such purchasers in Open Market Purchases.

INFORMATION ABOUT MSP
In this section “we,” “us,” “our,” or the “Company” refers to MSP prior to the Business Combination and to the Post-Combination Company following the Business Combination.
Glossary of Business Terms
As used in the section titled “Information About MSP” in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires, references to:
“ACO” means Accountable Care Organizations.
“Assignor” or “Client” means any person, including a Medicare Advantage Organization, health maintenance organization, maintenance service organization, independent physician association, medical center, hospital, or other health care organization, that (i) contracts with (a) governmental healthcare programs to provide Medicare benefits to persons who are covered under these programs (i.e., Medicare insureds) or (b) Medicare Advantage Organizations, (ii) has a statutory right to recover from a responsible party for conditional payments for healthcare, services or supplies provided to such beneficiary, or (iii) pays, provides, or arranges for the provision of medical and healthcare services or supplies, including medications, treatment or other procedures to persons.
“Billed Amount” means the full amount billed by the provider to the health plan or commercial insurer.
“Claim Line” refers to a medical service or item that is documented electronically. A healthcare claim is a medical bill (e.g., UB04 or CMS1500 form) that is comprised of Claim Lines which each contain a procedure code and several diagnostic codes.
“CMS” means the Centers for Medicare & Medicaid Services, a federal agency within the United States Department of Health and Human Services that administers the Medicare program.
“Commercial Insurance” refers to employer-sponsored purchased health insurance coverage.
“First Tier and Downstream Entities” refers to Management Services Organizations (MSOs) and Independent Physician Associations (IPAs).
“First Tier Entity” means any private entity that contracts with an MAO to provide administrative services or healthcare services for the MAO.
“Funnel” refers to a selection of applicable diagnostic (ICD9/10), procedure (CPT), drug (NDC), or provider (NPI) codes which are designed to identify a discrete set of Claim Lines associated with a particular potential recovery. A single potential recovery may require only one Funnel or multiple Funnels in order to identify the appropriate Claim Lines.
“Government Related Recoveries” refers to certain lawsuits, also known as whistleblower lawsuits, by individuals or “Relators” brought on behalf of the government against individuals who have defrauded the government under the False Claims Act (“FCA”).
“HHS” means the United States Department of Health and Human Services.
“IPA” refers to an Independent Physician Association.
“Layer” means in a string of logic, including single or multiple Funnels as elements, which is tailored to refine applicable Claim Lines in a hierarchy. Layers incorporate member and claim level conditions in order to categorize recoverable claims.
“MAO”, “Medicare Advantage”, or “MA Plan” refers to a Medicare Advantage Organization that contracts with the CMS to administer Medicare benefits for Medicare beneficiaries under Medicare Advantage plans, as well as First Tier and Downstream Entities.
“Medicaid” refers to health coverage provided to eligible low-income adults, children, pregnant women, elderly adults and people with disabilities.
“MSO” refers to a Management Services Organization.
“MSP Act” refers to the Medicare Secondary Payer Act, which is codified at 42 U.S.C. § 1395y.
“MSP Laws” refers to the Medicare Secondary provisions of the Social Security Act.

“Paid Amount” means the amount actually paid to the provider from the health plan, including incorporation of capitated amounts. Capitated payments are typically based on a fixed amount per enrollee in a plan rather than amounts paid on a fee-for-service basis. As a result, to derive the equivalent of a Paid Amount for purposes of measuring potential recoveries, in cases where payments were based on capitated amounts, MSP Recovery reviews capitated encounter data typically found in Medicare Part B payments. These capitation encounters have been converted into Medicare-allowable reimbursement rates based on the Medicare rate tables to properly assess potential recoveries. Currently, the industry has not ordinarily converted capitated amounts, which by virtue of their capitated status would have no Paid Amount or a Paid Amount reflected as zero. Since the law allows for the recovery of capitated amounts pursuant to 42 C.F.R. 411.31, MSP Recovery has converted these capitated claims as part of its Paid Amount calculations, and thereby establishes a damage assessment of claims that otherwise would have been recoverable and not limited to a capitated amount.
“Paid Value of Potentially Recoverable Claims” or “PVPRC” represents the cumulative Paid Amount of potentially recoverable claims identified using MSP proprietary algorithms which comb through historical paid claims data and search for possible recoveries based on our approximately 600 Funnels and 1,100 Layers.
“Primary Payer” refers to payers, such as insurers, that have the primary responsibility for paying a claim.
“Reasonable and Customary Rate” refers to the amount paid for a medical service in a geographic area based on what providers in the area usually charge for the same or similar medical service.
Information related to the Business
Industry Overview
The market for healthcare data and healthcare claims recovery solutions is large and growing. In 2019, U.S. National Health expenditure was an estimated $3.8 trillion and accounted for 17.7% of the United States’ gross domestic product (or GDP). The Office of the Actuary of CMS estimates that U.S. National Healthcare expenditure will amount to $6.2 trillion, accounting for 19.7% of the GDP in 2028. National health expenditures are projected to grow 1.1% faster than the GDP over 2019 through 2028.
CMS estimates that $1.6 trillion will be spent on Medicare and Medicaid in 2021. This $1.6 trillion includes $684 billion on Medicaid expenditures and $923 billion on Medicare expenditures. The serviceable addressable market for Medicare is $102 billion and $75 billion for Medicaid for 2021.
Further, CMS estimates that they review less than 0.2% of the over one billion claims that Medicare processes every year, which leads to a potential high frequency or number of improper payments of claims submitted.
MSP Business Overview
We are a leading healthcare recoveries and data analytics company. Our business model includes two principal lines of business:
•
Claims Recovery. Through our claims recovery services, we acquire payment claims from our Assignors, leverage our data analytics capability to identify payments that were improperly paid by our Assignors, and seek to recover the full amounts owed to our Assignors against those parties who under applicable law or contract were primarily responsible.

•
Chase to Pay Services. Our “chase to pay” service (“Chase to Pay”), through which we use our data analytics to assist our clients who are healthcare providers to identify, in the first instance, the proper primary insurer at the point of care and thereby avoid making wrongful payments. We are currently developing the Chase to Pay Platform and are in the initial stages of offering these services.

For both lines of business, we focus on Medicare Advantage, Medicaid and Commercial Insurance markets.
•	Medicare Advantage
MAOs contract with CMS to administer Medicare benefits to Medicare beneficiaries pursuant to Medicare Advantage plans; and MAOs, in turn, contract with First Tier and Downstream Entities to assist the MAOs in administering those Medicare benefits.

•	Medicaid	Health coverage provided to eligible low-income adults, children, pregnant women, elderly adults and people with disabilities.
•	Commercial Insurance	Employer-sponsored purchased health insurance coverage.

MSP’s History
In April 2014, MSP Recovery’s predecessor, La Ley Recovery Systems, entered into its first Assignment Agreement. Later that year, MSP Recovery, LLC was founded, and La Ley Recovery Systems filed its first lawsuit against a Primary Payer — Allstate Insurance Company. Towards the end of 2014, we signed our second and third Assignors. To date, we have over 150 Assignors.
Since 2014, we have had several significant victories, specifically several significant appellate court wins, including; Humana Med. Plan, Inc. v. W. Heritage Ins. Co., 832 F.3d 1229, 1238 (11th Cir. 2016) in which MSP participated as an Amicus; MSP Recovery, LLC v. Allstate Ins. Co., 835 F.3d 1351, 1358 (11th Cir. 2016); MSPA Claims 1, LLC v. Tenet Fla., Inc., 918 F.3d 1312 (11th Cir. 2019); MSPA Claims 1, LLC v. Kingsway Amigo Ins. Co., 950 F.3d 764 (11th Cir. 2020); and MSP Recovery Claims, Series LLC v. ACE Am. Ins. Co., 974 F.3d 1305 (11th Cir. 2020), cert. denied, No. 20-1424, 2021 WL 2405179 (U.S. 2021). In MSP Recovery Claims, Series LLC v. ACE Am. Ins. Co., 974 F.3d 1305, 1308 (11th Cir. 2020), cert. denied, No. 20-1424, 2021 WL 2405179 (U.S. June 14, 2021), the court agreed with MSP on all issues, including:
•	Downstream entities (such as MSOs and IPAs) having standing to sue primary plans under the Medicare secondary payer laws;
•	A plaintiff under the Medicare secondary payer laws not being required to first transmit a demand letter to a Primary Payer; and
•	The entering of a settlement agreement with beneficiaries being an example of an instance when a Primary Payer has constructive knowledge that they owed the primary payments.
Our Recovery Model
Through our claims recovery business, we acquire claims from our Assignors, and leverage our data analytics capability to identify payments that were improperly paid by secondary payers, and seek to recover the full amounts owed to our Assignors against those parties who, under applicable law or contract, are primarily responsible.
As of December 31, 2021, we have been assigned certain recovery rights for more than 150 Assignors in the Medicare, Medicaid, and Commercial Insurance space, with approximately $1.5 trillion in Billed Amount of health care claims. We have Assignors with claims stemming from all 50 states, as well as Puerto Rico.
Our primary focus is on the Medicare and Medicaid market segments. Medicare is the second largest government program, with estimated annual expenditures during 2021 of approximately $923 billion with approximately 63.5 million enrollees. Medicaid is a state-based program with estimated annual expenditures during 2021 of approximately $684 billion with approximately 76.5 million enrollees. Of the amount spent yearly by Medicare on medical expenses for its beneficiaries, we estimate that at least 10% equals improper payments by private Medicare Advantage plans instead of a Primary Payer.
Under the MSP Act, under certain conditions, Medicare is the secondary payer rather than the Primary Payer for its insureds. When Medicare (or an MAO) makes a payment for medical services that are the responsibility of a primary plan under the MSP Act, those payments are secondary and subject to recoupment in all situations where one of the statutorily enumerated sources of primary coverage could pay instead. Legislation enacted after the MSP Act authorizes private parties to recover unreimbursed payments in cases where a primary plan fails to provide for primary payment (or appropriate reimbursement) in accordance with MSP Laws. We use the MSP Laws, among others, including “double damages” provisions, to hold Primary Payers accountable.
We believe our access to large volumes of data, sophisticated data analytics, and one of the leading technology platforms provide a unique opportunity to discover and recover claims. Using our proprietary algorithms and data system, we identify fraud, waste, and abuse in the Medicare, Medicaid, and Commercial Insurance segments. Our proprietary algorithms have identified what we currently estimate to be significant amounts of potentially recoverable claims.
Our team of data scientists and medical professionals create the algorithms and processes that are applied to our data sets, and analyze historical medical claims data to identify recoverable opportunities in respect of Claims we have acquired. Once these potential recoveries are reviewed by our team, we can aggregate them and pursue them. To date, we have developed over 1,400 proprietary algorithms which we believe will help identify billions in waste, fraud, and abuse in the Medicare, Medicaid, and Commercial Insurance segments.

Our assets are generally comprised of a portion of the recovery rights of our Assignors relating to the improper payment of medical expenses. We are typically entitled to 50% of recovery rights pursuant to our CCRAs, but in certain cases we have also purchased from our Assignors from time to time rights to 100% of the recovery. As opposed to service-based contracts, the entirety of these recovery rights have been irrevocably assigned to us, and because we own these rights, our assets cannot be cancelled.
Although we primarily target MAOs, MSOs and IPAs, we also can (and in certain cases do) provide our claims recovery services to other entities such as:
•	Health Maintenance Organizations (HMOs)
•	Accountable Care Organizations (ACOs)
•	Physicians
•	Home Healthcare Facilities
•	Self-Funded Plans
•	States and Municipalities
•	Skilled Nursing Facilities
•	Hospitals / Health Systems
Additionally, our data recovery system operates across a Health Insurance Portability and Accountability Act (“HIPAA”) compliant IT platform that incorporates the latest in business intelligence and data technology. Due to the sensitive nature of the data we receive from our Assignors, our systems need to pass certain HIPAA security mandates. In June 2019, our systems received HITRUST CSF v9.1 certification, and we are currently in an audit process for the renewal of such certification. This certification assures that we are in compliance with HIPAA rules and regulations. For our cloud computing services, we currently use the Amazon Web Services (AWS), which has received HITRUST certification.
The Opportunity
Through federal statutory law and a series of legal cases and precedents, we believe we have an established basis for future recoveries.
By discovering, quantifying, and settling the gap between Billed Amount and Paid Amount on a large scale, we believe we are positioned to generate meaningful annual recovery revenue at high profit margins. The Billed Amount is the full amount billed by the provider to the health plan or commercial insurer. In other words, it is the total charged value of the claim. The Billed Amount for a specific procedure code is based on the provider and varies from location to location. The Billed Amount is often referred to as the “charged amount,” which we also refer to as the “retail price.” The Paid Amount is the amount actually paid to the provider from the health plan or insurer, which we also refer to as the “wholesale price.” This amount varies based on the party making payment. For example, Medicare pays a lower fee for service rate than commercial insurers. Pursuant to the “right-to-charge” provision in the MSP Laws, an MAO may charge, or authorize providers to charge, insurance carriers for any charges allowed under a law, plan, or policy. Because such laws, plans, and policies provide for payment of the providers’ actual charges – rather than the reduced Medicare payments – MSP is able to pursue recovery of the Billed Amount and in certain cases, as provided by law, pursue two times the Billed Amount for medical services and treatments. The below graphic demonstrates the difference between the Paid Amount, the Billed Amount, the potential for double damages, and additional statutory penalties for noncompliance:

For additional information, see “Development of Medicare and the MSP Law” below.

Medicare Paid Rate: The Paid Amount actually paid to the provider from the health plan. Medicare pays a lower fee for service (“FFS”) rate than commercial insurers. Subsequent thereto, MSP can recover in excess of the Paid Amount pursuant to federal law.
Charged Amount from Provider (Billed Amount): For a majority of claims, the Company has the ability to recover in excess of the Paid Amount by collecting the Billed Amount and/or collecting double damages plus additional penalties and interest under applicable law.
Double Damages: Under existing statutory and case law, the private cause of action under the Medicare Secondary Payer Act permits an award of double damages when a primary plan fails to provide for primary payment or appropriate reimbursement. We are entitled to recover medical expenses paid by our Assignors that should have been paid by Primary Plans.1 Under the MSP Act, we are entitled to double the amount that a provider charged. The private cause of action under 42 U.S.C. § 1395y(b)(3)(A), works in concert with 42 U.S.C. § 1395w-22(a)(4), which expressly provides MAOs with the right to “charge or authorize the provider of such services to charge, in accordance with the charges allowed under a law, plan, or policy, described in such section—the insurance carrier, employer, or other entity which under such law, plan, or policy is to pay for the provision of such services…”.2,3 Moreover, the MSP regulations in Part 411 also support the fact that a provider may bill its full charges for services
[1]
See MSP Recovery Claims, Series LLC v. ACE Am. Ins. Co., 974 F.3d 1305, 1315 (11th Cir. 2020), cert. denied, 141 S. Ct. 2758, 210 L. Ed. 2d 906 (2021) (finding that “the payment of medical expenses that should have been covered by a primary payer—is precisely the kind of injury that the Medicare Secondary Payer Act was meant to remove from the Medicare and Medicare Advantage systems”).

[2]
42 U.S.C. § 1395w-22(a)(4)(A) (emphasis added); see also W. Heritage, 832 F.3d at 1238 (“An MAO has a statutory right to charge a primary plan when an MAO payment is made secondary pursuant to the MSP.”); ACE, 974 F.3d at 1308-09 (noting that if an MAO “has made a conditional payment, and the primary payer’s ‘responsibility for such payment’ has been ‘demonstrated,’…the primary payer is obligated to reimburse…the MAO” pursuant to § 1395w-22(a)(4)).

to primary payers. The statute provides MSP the ability to seek double the charged or otherwise Billed Amounts from primary plans. The payment disparity between the Paid Amount and the Billed Amount creates a free rider scenario where the primary payer is in a better financial position if it does not comply with the law. In other words, if a primary payer’s liability is capped at double the Paid Amount (an amount less than what the primary payer would have paid) then the entire purpose of the MSP Act—to make Medicare secondary—is defeated. That is why Congress set the damage amount at the billed rate, to incentivize compliance with the MSP Act.
MMSEA Multiple: In addition, the MMSEA provides for a $1,000 per day, per claim, penalty for inaccurate or untimely reporting of certain settlements with Medicare beneficiaries. The precedential effect of ongoing settlements supports the Company’s ability to collect multiples of the Paid Amount.4 Since individual claim lines may have the potential to be recoverable from either a property and casualty insurer (or other self-insurer), product liability manufacturers or other potential responsible parties, each claim line may represent the ability to collect from different responsible parties.
Interest Multiple: In addition to the full billed amount, MSP is entitled to interest pursuant to Section 1862(b)(2)(B)(i) of the Social Security Act and 42 C.F.R. 411.24(m) which provide express authority to assess interest on Medicare Secondary Payer debts. Therefore, when litigation is needed to recover on a claim, MSP can recover the amount owed for its Assignor’s accident-related medical expenses plus interest. Then, that amount is statutorily required to be doubled under 42 U.S.C. § 1395y(b)(3)(A).
Chase to Pay
Over time we plan to pivot the business to the “Chase to Pay” model. Chase to Pay is a real-time analytics driven platform that identifies the proper primary payer at the point of care. Chase to Pay is intended to plug into the real-time medical utilization platforms used by providers at the point of care. Rather than allow an MAO to make a wrongful payment whereby MSP would need to chase down the proper payer and collect a reimbursement for the MAO, Chase to Pay is intended to prevent the MAO from making that wrongful payment and ensures the correct payer pays in the first instance. Furthermore, the Primary Payer typically will make payments at a higher multiple than the MAO would have paid, and MSP will be entitled to receive its portion of the recovery proceeds on the amounts paid by the Primary Payer. As part of our “Chase to Pay” model, we launched LifeWallet in January 2022, a platform powered by our sophisticated data analysis, designed to locate and organize users’ medical records, facilitating efficient access to enable informed decision-making and improved patient care.
Competitive Strengths
Irrevocable Assignments
We differ from some of our competitors because we receive our recovery rights through irrevocable assignments of claims, and with respect to a significant portion of our claims, identify recoveries through data access rights granted to us by Assignors. When we are assigned these rights, we take on ownership rights that our competitors do not. Rather than provide services under a third-party vendor services contract, we receive the rights to our Assignors’ claims, and therefore step into the Assignor’s shoes. Because we take claims by assignment, we are the plaintiff in any action filed in connection with such claims and therefore, have total control over the direction of the litigation. By receiving claims through assignment, we can pursue additional recoveries under numerous legal theories that our competitors cannot.
Scale of Current Portfolio
Our current portfolio has scaled significantly. As of December 31, 2021, we are entitled to a portion of any recovery rights associated with approximately $1.5 trillion in Billed Amount (and approximately $364 billion in Paid Amount), which contains an approximately $87 billion in Paid Value of Potentially Recoverable Claims. We are
[3]
Moreover, the MSP regulations in Part 411 also support the fact that a provider may bill its full charges for services to primary payers. See 42 C.F.R. § 411.31(b) (stating that, with respect to workers’ compensation plans, no-fault insurers, and employer group health plans, a provider generally “may bill its full charges and expect those charges to be paid.”).

[4]
MSP has entered into settlement agreements to recover amounts in excess of the paid amount. In MSPA Claims 1, LLC v. Ocean Harbor Cas. Ins. Co., Case No. 2015-1946-CA-01, MSP was granted class certification and obtained approval of a class action settlement agreement,pursuant to which, subject to certain time and threshold limitations, Ocean Harbor has agreed to pay more than the Medicare Fee-for-Service Schedule Rate by 3.5 times, for Medicare Part A emergency services and Medicare Part D claims, and by 1.6 times, for Medicare Part A non-emergency services, claims for MRI services and Medicare Part B claims. In MSP Recovery Claims, Series LLC v. Horace Mann Insurance Company, Case No. 1:20-cv-24419, we entered into a settlement agreement with Horace Mann in which it has agreed to pay matched claims according to applicable commercial rates, subject to the assertion of certain agreed upon defenses. We believe the difference between the Paid Amount of claims in that case and commercial rates would generally be between 4 to 6 times.

typically entitled to 50% of recovery rights pursuant to our CCRAs, but in certain cases we have also purchased from our Assignors from time to time rights to 100% of the recovery that would otherwise typically be retained by such Assignors. As of December 31, 2021, we were entitled to up to approximately 53% in the aggregate of the approximately $87 billion in Paid Value of Potentially Recoverable Claims. Our recoveries would constitute a portion of the approximately $87 billion in Paid Value of Potentially Recoverable Claims that are actually recovered, after giving effect to our expenses, including any contingent fee payment payable including to the Law Firm, described below under “Fee Sharing Arrangement.” See “Risk Factors — Our fee sharing arrangement with the Law Firm materially reduces our recoveries.” This approximately $87 billion in Paid Value of Potentially Recoverable Claims was identified using MSP proprietary algorithms which comb through historical paid claims data and search for possible recoveries based on the various Funnels and Layers we have identified. As of December 31, 2021, the approximately $87 billion in Paid Value of Potentially Recoverable Claims and approximately $364 billion in Paid Amount included approximately $4.9 billion and approximately $22.8 billion in capitated payments, respectively. Such capitated amounts are typically based on a fixed amount per enrollee in a plan rather than amounts paid on a fee-for-service basis and, in calculating the equivalent of Paid Amount for purposes of measuring potential recoveries, in cases where payments were based on capitated amounts, MSP Recovery reviews capitated encounter data typically found in Medicare Part B payments. MSP has successfully recovered full amounts on these capitated payments in prior settlements.
The typical timeline for claims being identified as potentially recoverable claims to actual claims recovery revenue can vary greatly depending on the complexity of recovery strategy and litigation, as well as the status of each claim in the recovery process. MSP monitors the penetration status of the claims portfolio, which categories the status of cases based on their status in the recovery process in the following categories: in development, recovery process initiated, data collected and matched, resolution discussions in process and other cases. Potentially recoverable claims can take multiple years to reach resolution based on their status in the recovery process. For more information on the penetration status of the claims portfolio, please see the section of this proxy statement/consent solicitation statement/prospectus entitled “MSP Recovery’s Management’s Discussion And Analysis Of Financial Condition And Results Of Operations — Key Performance Indicators.”

Our Proprietary Data Analytics System
We believe our access to large volumes of data, sophisticated data analytics, and one of the leading technology platforms provide a unique opportunity to discover and recover claims. We have developed a proprietary system with over 1,400 algorithms that combs through historical paid claims data and searches for possible recoveries. Each recovery path is categorized into an “MSP Funnel”. We currently have identified approximately 600 funnels and 1,100 Layers to estimate a Paid Value of Potentially Recoverable Claims of $87 billion as of December 31, 2021. We continue to identify new trends and more reimbursement opportunities, as data mining identifies new potential recoveries.

Our Founders and Broad Team with Extensive Experience
Our experienced management also gives us a competitive advantage. Our founder, John H. Ruiz, is recognized as one of America’s pre-eminent trial lawyers, named “2019’s DBR Florida Trailblazer” for groundbreaking work in integrating data analytics into the practice of law and for the impact it is having on healthcare recoveries. Over the course of a distinguished 30-year legal career, Mr. Ruiz has gained national recognition in class action, mass tort litigation, multi-district litigation (“MDL”) consolidated cases, medical malpractice, products liability, personal injury, real estate, and aviation disaster cases. Our Chief Legal Officer, Frank C. Quesada, has extensive experience in healthcare litigation, including numerous legal wins at the state and federal level.
Due to our team’s extensive knowledge of the MSP Act, and decades worth of experience in data analytics within the medical industry and the regulations affecting this industry, we believe we are well positioned to recover monies owed to our Assignors under the MSP Act, as well as other state and federal laws. We use our proprietary software and a highly trained staff including IT personnel, accountants, statisticians, physicians, data analysts and attorneys to maximize the recovery of claims already paid.
Growth Strategy
Expansion of Assignor Claims. CMS has projected that health spending will continue to grow at an average rate of 5.4% a year between 2019 and 2028. We anticipate that this trend will be reflected in our own growth. We plan to expand our Assignor base by implementing new strategies to secure new Assignors and continue receiving assignments of claims from our existing Assignors. These strategies will include a platform to educate potential Assignors about our company, making strategic business partnerships, potential mergers, acquisitions of personnel, as well as other marketing strategies.
Further Development of our Chase to Pay Services. MSP is currently developing the Chase to Pay model. This model would allow payers and providers to identify the proper Primary Payer in real time, at the point of care. Our plan is to develop these services to form a source of revenue that does not require the acquisition costs and recovery sharing associated with our claims recovery business.
Continued Development of our Data Analytics System. We will also continue to develop our proprietary system and anticipate shifting to AI and machine learning to better enhance our recovery potential. The development of our system will allow us to be more efficient in the services we provide our Assignors, as well as being able to attract more Assignors.
Monetizing Existing Software Applications. We intend to offer certain of our software applications, including our Claims to Med application as separate products. The Claims to Med application translates medical claims data, and medical bills, specifically the codified component of procedural codes (CPT codes), into medical records that are consistent with claims records. This allows patients, providers, attorneys, corporations, and the general public to better understand their medical history.
Virage Investment Capacity Agreement. On September 30, 2021, MSP announced an Investment Capacity Agreement (the “ICA”) providing for potential future transactions regarding select healthcare claims recovery interests with its investment partner, Virage, which transactions may include the sale of claims by MSP. The ICA provides that the maximum value of such claims would be $3 billion.
When MSP takes an assignment, we take an assignment of the entire recovery but often we have a contractual obligation to pay the Assignor 50% of any recoveries. This 50% interest typically is retained by the Assignor (the “Retained Interest”), although in some cases, MSP has acquired all of the recoveries from the Assignor, and the applicable Assignor has not kept any Retained Interest. The Retained Interest is not an asset of MSP, but an obligation to pay these Assignors, and MSP keeps the other 50% interest of any recoveries. Virage’s funding in connection with future transactions generally will be used to purchase Retained Interests from existing or new MSP Assignors, although its funds can also be used to buy 50% of the recoveries from MSP, in the event the applicable Assignor did not retain any Retained Interest. In connection with transactions consummated under the ICA, MSP may receive certain fees, including a finders fee for identifying the recoveries and a servicing fee for servicing the claims.
Although the ICA provides for potential future transactions regarding sales by MSP of Retained Interests to Virage, no definitive documentation with respect to any transactions under the ICA has been entered into as of the date of this proxy statement/prospectus. The first transaction under the ICA may occur as early as before the end of the second quarter of 2022.

Our Services
Claims Recovery
As part of our claims recovery business, we pursue a number of types of recoveries, including:
Contractual Cases
When Medicare or an MAO, as a secondary payer, makes a payment on behalf of a beneficiary for injuries related to the use, maintenance, or operation of a vehicle, that payment may be recoverable from a no-fault insurer, as a Primary Payer. No-fault coverage does not require an assessment of liability, and thus, when a covered medical expense is incurred, the insurer must accept Primary Payer responsibility. The no-fault insurer’s failure to pay or reimburse Medicare and MAOs constitutes a breach of the beneficiary’s no-fault coverage.
Settlement Cases
The MSP Act allows Medicare beneficiaries, providers and MAOs to seek reimbursement from any entity or person that has settled a dispute and failed to pay or reimburse Medicare and MAOs for an enrollee’s medical expenses related to that dispute. We review our Assignor’s claims data and compare these records with the CMS database and court dockets to determine if any of our Assignor’s enrollees have been involved in a dispute that resulted in a settlement.
Product Liability
Defective or dangerous products cause thousands of injuries every year. Many product liability cases arise from instances in which an implantable medical device causes an adverse reaction due to a design or manufacturing defect. These adverse reactions may range from minor rashes to cancer and subsequent death. Where Medicare or an MAO has paid an enrollee’s medical expenses for these injuries, we can pursue recoveries.
Antitrust-Pharmaceutical
Antitrust laws, including the Sherman Antitrust Act of 1890 (the “Sherman Act”) and the Clayton Antitrust Act of 1914 (the “Clayton Act”) prohibit business practices that unreasonably deprive consumers of the benefits of competition, resulting in higher prices for products and services. The Sherman Act also outlaws all contracts, combinations, and conspiracies that unreasonably restrain interstate and foreign trade.
Our antitrust cases typically derive from one of the two following scenarios: (1) either a group of manufacturers who make similar products decide to raise product prices collectively irrespective of market fluctuations; or (2) a manufacturer of a branded pharmaceutical enters into a “pay for delay” agreement with a generic drug manufacturer so that the generic drug manufacturer delays the market launch of a cheaper competing drug. We are able to bring antitrust claims on behalf of our Assignors under both scenarios pursuant to the Sherman Act, Clayton Act or state consumer protection statutes.
False Claims Act
The False Claims Act (the “FCA”) is widely regarded as an effective tool in combating waste, fraud and abuse against the federal government. The FCA prohibits the submission of false or fraudulent claims for payment from the government. The FCA, which imposes civil penalties, fees, and treble damages for fraudulent claims, permits private individuals to file qui tam suits on behalf of the federal government.
Mass Tort and Private Lien Resolution Programs
When a defendant in an MDL settles its cases with the plaintiffs, the issues can be resolved through a Master Settlement Agreement (“MSA”), which settles all pending lawsuits and provides that the defendant(s) agrees to set aside funds to settle the MDL related cases involving various conditions.
An MSA governs the terms of the settlement and provides for the resolution of all liens against the settlement proceeds. A lien resolution administrator assists in resolving all liens that are asserted by government payers or private payers against settlement funds and ensures that all such liens are resolved prior to settlement payments being disbursed to the settling claimants.

An MSA typically provides for a Private Lien Resolution Agreement (the “PLRP Agreement”) whereby the lien resolution administrator and our entities (the “MSP Group”) establish an efficient procedure to resolve MSP Group’s claims and liens accordingly.
Upon payment of MSP Group’s liens as provided in the PLRP Agreement, MSP Group’s reimbursement claims against recoveries by claimants as defined in the MSA are resolved, and all potential liabilities related to such liens in favor of MSP Group are released. The only liens subject to resolution are those liens that qualify for a settlement payment pursuant to the MSA. No other claims owned or otherwise held by the MSP Group are encompassed in the PLRP Agreement.
MSP Group conducts an analysis of the claimants in the MDL settlement and identifies liens belonging to MSP Group arising from medical care and treatment provided to claimants for which MSP Group has a legal right of recovery. A lien administrator provides the list of claimants to MSP Group. MSP Group then provides the claims data supporting MSP Group’s liens to the lien administrator, which includes the specific Billed and Paid Amount of MSP Group’s liens. The lien administrator reviews and verifies MSP Group’s data and confirms that the claims included in the liens are reimbursable.
Our Claims Portfolio
As of December 31, 2021, we have received assignments to recovery rights for more than 150 Assignors in the Medicare, Medicaid, and Commercial Insurance segments, associated with approximately $1.5 trillion in Billed Amount of health care claims. Our clients have assigned claims stemming from all 50 states, as well as Puerto Rico.
We typically acquire claims by entering into an assignment agreement (a “CCRA”) with an Assignor, pursuant to which the Assignor assigns all right, title, and interest in and to its claims recovery and reimbursement rights to MSP Recovery, or to an affiliated entity, partner, or investor, in exchange for (a) deferred compensation, typically structured as 50% of any net recovery earned by and paid to us or (b) an upfront lump sum payment. Some of these CCRAs are “limited recovery” agreements, meaning that they are limited in time or scope as to what is assigned to us. For example, certain of our CCRAs relate specifically to claims against manufacturers, distributors and producers of Actos, pioglitazone, metformin, glimepiride or Duetact. Additionally, certain other CCRAs relate specifically to healthcare services rendered and paid for during a specified timeframe. We engage individuals or companies to assist us in entering into assignment agreements with prospective Assignors in exchange for a commission. In general, our CCRAs allow the Company to recover historical claims. Under the current CCRAs, the Company has been assigned rights to both historical and future claims data and therefore has the ability to collect through both the Recovery Model and Chase to Pay model with each Assignor. However, the Company currently expects to generate substantially all revenue from current CCRAs through recoveries on historical claims under our Recovery Model. The Company believes as it builds out the Chase to Pay platform and recovery model, a significant portion of the Company’s revenue from these CCRAs will also be derived through the Chase to Pay model by recovering on claims as they occur.
In the cases where we acquire claims for an upfront lump sum payment, instead of a CCRA we typically enter into a Claims Purchase and Assignment Agreement (“Purchase Agreement”). In our Purchase Agreements, an entity typically assigns all right, title, and interest in and to its claims recovery and reimbursement rights to us (or our affiliated entity, partner or investor) in exchange for an upfront lump sum payment. In these arrangements, we (or our affiliated entity, partner or investor) would typically own all of the future net recoveries from those purchased claims.
MSP Lien Resolver
We intend to further develop and expand the offering for our MSP Lien Resolver. MSP Lien Resolver is a disruptive new product that helps identify, quantify, and resolve outstanding liens. Currently, this product is primarily used by attorneys as an online platform that enables settlement on individual cases with MSP. Key areas of functionality for MSP Lien Resolver include modules for related lien notices, claims history, claims dispute and negotiation, and case settlement and payment. MSP Lien Resolver benefits us because the additional proprietary data enhances overall data quality and efficacy. This product also deepens relationships with attorneys and outside information providers.

Geographic Coverage
We have Assignors with claims stemming from all 50 states, as well as Puerto Rico. Each dot in the following graphic represents a ZIP code for which MSP maintains data.

Sales and Marketing
Our sales force is comprised of internal and external sales professionals. We have sales professionals located throughout the United States and Puerto Rico. Our sales force finds potential Assignors and also manages our relationships with existing Assignors. The sales force is incentivized via a performance-based strategy. Once we have received recoveries for claims related to an Assignor, the applicable sales professional is compensated. This mechanism ensures to keep our salary and fixed costs low while encouraging the sales team to take advantage of a generous commission model.
We have also created and produced our own health awareness program that is broadcast daily to the local community. Our marketing strategies generate new Assignors, educate investors and Assignors about our company, as well as many other benefits.
Development of Medicare and the MSP Law
The Medicare Secondary Payer Act
The MSP Act states that, under certain conditions, Medicare is the secondary payer rather than the Primary Payer for its insureds. When Medicare (or an MAO) makes a payment for medical services that are the responsibility of a primary plan under the MSP Act, those payments are conditional. Conditional payments are made by Medicare (or an MAO) as an accommodation for its beneficiaries, but are secondary and subject to recoupment in all situations where one of the statutorily enumerated sources of primary coverage could pay instead.
Subsequent to the initial passage of the MSP Laws, Congress provided a private cause of action, which authorizes private parties to recover unreimbursed payments in cases where a primary plan fails to provide for primary payment (or appropriate reimbursement) in accordance with MSP Laws. We use the MSP Laws, among others, including its “double damages” provisions to hold Primary Payers accountable.
Medicare Advantage Plans
In 1997, Congress enacted the Medicare Part C program to allow Medicare beneficiaries to receive Medicare Part A and B benefits through privately-run managed care plans. Under the Medicare Advantage program, a private insurance company contracts with CMS to provide Medicare Parts A and B benefits on behalf of Medicare beneficiaries enrolled in an MA Plan. Under such a contract, the MAO receives a fixed amount per enrollee (the “capitation”) and must provide at least the same level of benefits that enrollees would receive under the fee-for-service option. The capitation structure incentivizes MAOs to provide Medicare benefits more efficiently than under the fee-for-service model due to the competition among MAOs for enrollees as well as the savings recovered from Primary Payers resulting in additional benefits to enrollees.
An MAO’s payment obligation under Part C is coextensive with that of the Secretary under Parts A and B. Part C includes a reference to the MSP Act and renders an MAO a “secondary payer” under the Act. In addition, the CMS regulations provide that an MAO will exercise the same rights to recovery from a primary plan, entity or individual that the Secretary exercises under the MSP regulations. The U.S. Court of Appeals for the Eleventh Circuit has accordingly recognized parity between MAOs and Medicare, as “Congress empowered (and perhaps obligated) MAOs to make secondary payments under the same circumstances as the Secretary.” MAOs, however, are merely the first layer of the Medicare Advantage program. Due to the customary practices within the MAO industry, the financial injury caused by a primary plan’s failure to reimburse conditional payments is often felt primarily by First Tier and Downstream Entities.
First-Tier and Downstream Entities
Federal regulations recognize First Tier and Downstream Entities as active participants in the provision of benefits under Medicare Part C. 42 C.F.R. § 422.2 defines a “first-tier entity” as “any party that enters into an acceptable written arrangement with an MA organization or contract applicant to provide administrative services or health care services for a Medicare eligible individual.” A “downstream entity” is an entity that enters into a similar written arrangement at a level below that of a first-tier entity. Such written arrangements continue down to the level of the ultimate provider of both health and administrative services. These contracts are both encouraged and regulated by CMS, which requires First Tier and Downstream Entities to furnish healthcare services in a manner consistent with the dictates of the Medicare program and a Medicare Advantage plan’s obligations thereunder. In this way, First Tier and Downstream Entities are the parties actually responsible for managing and providing healthcare services to Medicare beneficiaries under the Medicare Advantage program.
First-tier entities include MSOs and IPAs. An IPA is a business entity organized and owned by a network of independent physician practices for the purpose of reducing overhead and optimizing efficiency and effectiveness in the delivery of health care to Medicare beneficiaries. Put simply, IPAs are healthcare providers who often bear the full financial risk of managing their patients’ care. An MSO is a group that owns or manages multiple physician practices for the same purpose. The core business of IPAs and MSOs within the Medicare Part C infrastructure is to manage the care of patients, leverage their delivery systems, and focus on preventive health in order to create value and cost savings.
Because of an MSO and IPA’s role as a point of service provider and manager of a beneficiary’s care, MAOs customarily pass their risk of loss onto MSOs and IPAs. Under these arrangements, an MAO deducts a percentage of the CMS Capitation Rate for its administrative costs and pays the balance to the IPA or MSO. In exchange, the provider (IPA or MSO) assumes the full financial risk for the care of the MAO’s enrollee. As such, “at-risk” IPAs and MSOs are charged with producing competition, innovation, progress, and savings in the Medicare Part C environment. In accepting the full financial risk of a Medicare beneficiary’s health care, an IPA or MSO assumes the MAO’s position within the Medicare Part C framework.
When a Medicare Advantage enrollee is injured in an accident, an IPA or MSO can meet its obligation to that enrollee in one of two ways. First, it can render the requisite care to the enrollee directly through its network of physicians, providers, or medical centers. Under this scenario, the MSO or IPA suffers the full cost of providing items and services to the Medicare beneficiary.
Alternatively, if the enrollee is treated in an emergency room or other facility outside of the MSO or IPA’s provider system, then the MSO or IPA must pay the full cost of that treatment because it is financially responsible for the enrollee’s care. Under this second scenario, the contracting MAO pays the outside provider (i.e., the emergency room) and then charges the full amount of that payment to the MSO or IPA who bears the risk of loss. In other words, the MSO or IPA must reimburse the MAO for the full amount of its payment to the outside provider (or that payment is applied as a set-off against capitated funds that the MSO or IPA would otherwise receive).
If an MAO makes a secondary payment which is later appropriately reimbursed by a Primary Payer, then the MAO will not charge and collect that same amount from the MSO or IPA responsible for that particular enrollee. On the other hand, if the Primary Payer violates the MSP Act, it is the First Tier and Downstream Entities that are damaged as a result. When an MSO or IPA is damaged by a Primary Payer, that entity may likewise turn to the MSP Act’s broadly worded private cause of action against the Primary Payer.

Licensing and Regulation
We are subject to federal and state laws and regulations governing privacy, security and breaches of patient information and the conduct of certain electronic health care transactions, including, HIPAA and other health information privacy and security requirements. Some of our Assignors with which we have or may establish business relationships, are “covered entities” that are regulated under HIPAA. We also are a “business associate” of our Assignors; as such, we must comply with HIPAA regulations. To provide our covered entity Assignors with services that involve the use or disclosure of protected health information, HIPAA requires us to enter into business associate agreements with our Assignors.
In addition to HIPAA, we may be subject to other U.S. federal and state laws relating to the collection, dissemination, use of and access to, personal information. While we believe that we are in material compliance with such laws and regulations, failure to comply with these laws could expose us to lawsuits, data security incidents, regulatory enforcement or fines.
Intellectual Property and R&D
We rely on trade secret laws. We use a combination of confidential agreements and licenses with our Assignors, employees, vendors, and other parties. We also rely on other security measures to control the access to our confidential information, software, and other intellectual property.
Our research and development team uses proprietary software and a highly trained staff including I.T. personnel, accountants, statisticians, physicians, data analysts and attorneys to search through numerous data sources. We will continue the investment of resources into our proprietary systems.
Our intellectual property licensing agreements grant, during the term of the agreement, a non-exclusive, non-transferable, non-assignable, irrevocable, worldwide, fully paid-up license under our software and technology to use, perform, import, export, and all other rights pursuant to our software and technology solely in connection with the parties’ assigned claims and the transactions contemplated in the agreements between the parties. Nothing in these agreements affect our ownership or control in our software and technology. Except for the license, all of our other rights with respect to our software and technology are reserved.
Competition
We believe we do not have any direct competitors. Other entities in the industry act as vendors and pursue reactive recoveries, while we aggressively pursue recovery using various state and federal laws. Although somewhat different in approach, we compete with in-house recovery departments, collection and financial services companies and other companies. Some of these entities are Cotiviti Holdings, Inc., MultiPlan Corporation, Encore Capital Group, Inovalon Holdings, Inc., Optum, Inc., Verisk Health, Inc., McKesson Corporation, Change Healthcare Corporation, HMS Holdings Corp., The Rawlings Group, Equian, LLC, Trover Solutions, Inc. and other, smaller companies.
Human Capital
Our employees and culture are critical components to our success and growth as a company. As of December 31, 2021, we had approximately 90 employees. None of our employees are covered by collective bargaining agreements or represented by a labor union. We believe that the relationships we have with our employees are positive.
In addition, we employ specialized contract or part-time employees on a temporary basis, which include highly trained IT personnel, accountants, statisticians, physicians, data analysts and attorneys to maximize the recovery of claims. We have historically been able to transition many of these top performers from contract or part-time to full time employment.
We strive to attract, develop and retain the best talent by providing competitive pay and benefits, continuous growth and development, and a diverse and inclusive workplace. Our human capital resource objectives include not only acquiring the best talent but also motivating those that drive our business forward. We aim to achieve these objectives using generous compensation programs and offering a one-of-a-kind employee experience.
To better develop and incentivize our employees, we regularly provide employee feedback and recognition. We have an annual bonus program, and we regularly utilize spot bonuses in order to continue to drive our employees to find opportunities and innovate our business.

Fee Sharing Arrangements
We are engaged on an Assignor-by-Assignor basis. As compensation for identifying and pursuing the assigned claims, an Assignor typically assigns to us (or our affiliated entity, partner or investor) 50% of the Net Proceeds of any recovery made on the assigned claims. The “Net Proceeds” of any assigned claim is defined as the gross amount recovered on an assigned claim, minus any costs directly traceable to such assigned claim(s) for which recovery was made. In some instances, we may purchase outright an Assignor’s recovery rights; in this instance, we are entitled to the entire recovery.
We enter into legal services agreements with the Law Firm and the various entities that hold claims. In this relationship, MSP Recovery (and other claims holding entities) serves as the Assignor and the Law Firm serves as its counsel. The Law Firm is engaged to act as exclusive lead counsel to represent MSP Recovery and each of its subsidiaries and affiliates (or other applicable entity) as it pertains to the Assigned claims, on a contingency basis. The Law Firm engages outside litigation counsel from around the nation as co-counsel and these arrangements are made directly between the Law Firm and other counsel. For the services provided, the Law Firm typically collects a 40% fee from the proceeds recovered, which amount is typically paid from our 50% portion of the Net Proceeds. This contingency fee can change in the future. The Law Firm is also entitled to attorney’s fees that are awarded to the Law Firm pursuant to any fee shifting statute, by agreement, or court award.
The below is an illustration of how the recovery proceeds arrangement typically works when co-counsel is (and is not) involved:

MSP Recovery Fee Sharing Arrangement (without Co-Counsel Involved)

Recovery
50%
50%
MSP Recovery
Assignor
40% Contingency Fee
MSP Recovery Law Firm

MSP Recovery Fee Sharing Arrangement (with Co-Counsel Involved)

Recovery
50%
50%
MSP Recovery
Assignor
40% Contingency Fee
X% Contingency Fee
MSP Recovery Law Firm
MSP Recovery Law Firm Co-Counsel

Properties
Our corporate headquarters, which we lease, is located at 2701 S. Le Jeune Road, 10th Floor, Coral Gables, FL 33134. We also lease office space in Puerto Rico.
Seasonality
Seasonality does not have a material impact on our business.

Other Information about MSP
COVID-19
In March 2020, the World Health Organization labeled the outbreak of COVID-19 as a global pandemic. The outbreak has led to material and adverse impacts on the economy. We will continue to monitor the COVID-19 situation and make adjustments to our business operations if necessary. We do not know the full extent COVID-19 could have on our business, results of operations and financial condition. We will take actions as required by the federal, state, local authorities or actions that we determine are best for our company.
Organizational Structure
The following diagram depicts the current ownership structure of MSP

Members
100%
MSP Purchased Companies
100%
(1)
Various Subsidiaries of the MSP Purchased Companies
Affiliated Entities

(1)	The Members have a 50% ownership interest in each of MAO-MSO Recovery, LLC, MAO-MSO Recovery II, LLC, MAO-MSO Recovery LLC, Series FHCP and MAO-MSO Recovery II LLC, Series PMPI.

The following diagram, which assumes (1) the no redemption scenario and (2) that the holders of the Company’s existing Public Warrants and Private Warrants exercise those warrants, and no New Warrants are exercised, in connection with the Business Combination, illustrates the ownership structure of the Post-Combination Company immediately following the Business Combination:

(1)	The Members (or their designees) will hold all of the Class B Units of Opco.
(2)
The Members (or their designees) will hold all of the shares of the Class V Common Stock of the Post-Combination Company, which are voting, non-economic shares. The shares of Class V Common Stock, together with their accompanying Class B Units of Opco, are convertible on a 1-for-1 basis into shares of the Company’s Class A Common Stock (or cash, at the Post-Combination Company’s option), in accordance with the terms of the LLC Agreement.

(3)
The Initial Stockholders will hold 5,750,000 shares of Class A Common Stock of the Post-Combination Company. This amount will be affected by the exercise of outstanding warrants or New Warrants. See “Summary— Ownership of the Post-Combination Company.”

(4)
The Public Stockholders and holders of Private Shares will hold 12,703,631 shares of Class A Common Stock of the Post-Combination Company. This amount will be affected by the level of redemptions by Public Stockholders and the exercise of outstanding warrants or New Warrants. See “Summary—Ownership of the Post-Combination Company.”

(5)	The Post-Combination Company will hold all of the Class A Units of Opco.
(6)
The MSP Purchased Companies will own 50% of the membership interest in each of MAO-MSO Recovery, LLC, MAO MSO Recovery II, LLC, MAO-MSO Recovery LLC, Series FHCP and MAO-MSO Recovery II LLC, Series PMPI.

MSP RECOVERY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provides information that MSP’s management believes is relevant to an assessment and understanding of MSP’s combined and consolidated results of operations and financial condition. The discussion should be read together with “Selected Historical Combined and Consolidated Financial and Operating Data of MSP” and the historical audited annual combined and consolidated financial statements as of and for the years ended December 31, 2021 and 2020, and the related respective notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with MSP’s unaudited pro forma financial information for the year ended December 31, 2021. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon MSP’s current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this subsection to “We”, “the Company” or “MSP” refers to the business of the MSP Companies prior to the consummation of the Business Combination, which will be the business of the Post-Combination Company and its subsidiaries following the consummation of the Business Combination.
Our Business
We are a leading healthcare recoveries and data analytics company. We focus on the Medicare, Medicaid and commercial insurance spaces. We are disrupting the antiquated healthcare reimbursement system, using data and analytics to identify and recover improper payments made by Medicare, Medicaid, and Commercial Health Insurers.
Medicare and Medicaid are payers of last resort. Too often, they end up being the first and only payer, because the responsible payer is not identified or billed. Because Medicare and Medicaid pay a far lower rate than what other insurers are often billed, this costs the healthcare system (and the supporting taxpayers) tens of billions a year in improper billing and lost recoveries. By discovering, quantifying and settling the billed-to-paid gap on a large scale basis, MSP is positioned to generate meaningful annual recovery revenue at high profit margins.
Our access to large volumes of data, sophisticated data analytics, and a leading technology platform provide a unique opportunity to discover and recover claims. We have developed over 1,400 proprietary algorithms which help identify billions in waste, fraud, and abuse in the Medicare, Medicaid, and Commercial Health Insurance segments. Our deep team of data scientists and medical professionals analyze historical medical claims data to identify recoverable opportunities. Once these potential recoveries are reviewed by our team, they are aggregated and pursued. Through federal statutory law and a series of legal cases and precedents, we believe we have an established basis for future recoveries.
We differ from some of our competitors because we receive our recovery rights through irrevocable assignments of claims. When we are assigned these rights, we take on a risk that our competitors do not. Rather than provide services under a third-party vendor services contract, we receive the rights to certain recovery proceeds from our Assignors’ claims (and, in many cases, actually take assignment of the claims themselves, which allow us to step into the Assignor’s shoes). In the instances where we take Claims by assignment, we have total control over the direction of the litigation. We would be the plaintiff in any action filed and would have total control over the direction of the lawsuit. By receiving Claims through assignment, we can pursue additional recoveries under numerous legal theories that our competitors cannot. In the cases where we take Claims by assignment, we typically agree that 50% of the recoveries generated by those Claims is paid to the applicable Assignor. In the cases where we do not take Claims by assignment, we typically would still be entitled to receive 50% of the recoveries generated by those Claims, subject to certain expenses. Although we typically own assigned claims, for a significant portion of assigned claims our ability to pursue recoveries depends on our ongoing access to data through data access rights granted to us. In these cases, termination of such health care data access would affect our ability to generate recoveries on those claims.
Our current portfolio has scaled significantly. We are entitled to a portion of any recovery rights associated with approximately $1.5 trillion in Billed Amount (and approximately $364 billion in Paid Amount), which contains approximately $87 billion in Paid Value of Potentially Recoverable Claims, as of December 31, 2021. We are typically entitled to 50% of recovery rights pursuant to our CCRAs but in certain cases we have also purchased from our Assignors, from time to time, rights to 100% of the recovery. We believe it would take any competitor a long time to amass the portfolio of claims rights currently owned by us due, among things, to the volume of our claims data retained and strength of our data analytics, which we believe are key to attracting counterparties willing to assign claims to us.
Our Business Model
Recovery Model
In our current business model, we receive irrevocable assignments of health claims recovery rights through Claims Cost Recovery Agreements (“CCRA”) from a variety of sources including, but not limited to, MAOs, MSOs, HMOs, Hospitals, and other at risk entities. Prior to executing a CCRA, we utilize our proprietary internal data analytics platform to review the set of claims and identify claims with probable recovery paths.
Once claims have been assigned, our data analysts run proprietary algorithms to identify potential recoveries. Results are then analyzed by our internal Medical Team. Each claim is then reviewed on an individual basis to ensure that the identified claim can be pursued. We contract with the Law Firm and various other firms across the country. After the Data and Medical teams review the claims, they are aggregated and ready to be pursued through the legal system. The Law Firm then reaches out to the liable parties to pay the amounts that are owed. Prior to litigation, there is an incentive for the primary insurer to settle. If legal action is required for recovery from primary insurers, claimholders are entitled to “double damages” under the Medicare Secondary Payer Act.
We are engaged on an Assignor by Assignor basis. As compensation for identifying and pursuing the assigned claims, under our typical assignment arrangement, our Assignors assign a percentage, typically 50%, of the net proceeds of any recovery made on the assigned claims. In some instances, we may purchase outright an Assignor’s recovery rights and, in this instance, we are entitled to the entire recovery. In some cases, we have entered into arrangements to transfer CCRAs or rights to proceeds from CCRAs to other parties. Such sales include variable consideration in the form of payments that will be made only upon achievement of certain recoveries or based on a percentage of actual recoveries.
We have yet to generate substantial revenue from the Recovery Model. To date, the majority of our revenue has been generated by claims recovery services which are either performance based or fee for service arrangements as described below.
Chase to Pay
Over time we plan to pivot the business to the “Chase to Pay” model. Chase to Pay is a real-time analytics driven platform that identifies the proper primary insurer at the point of care. Chase to Pay is intended to plug into the real-time medical utilization platforms used by providers at the points of care. Rather than allow an MAO to make a wrongful payment whereby we need to chase down the Primary Payer and collect a reimbursement for the MAO, Chase to Pay is intended to prevent the MAO from making that wrongful payment and ensures the correct payer pays in the first instance. Furthermore, the Primary Payer typically will make payments at a higher multiple than the MAO would have paid, and MSP will be entitled to receive its portion of the recovery proceeds on the amounts paid by the Primary Payer.
As Chase to Pay works at the point of care, it is expected to decrease legal costs of recovery. As a result, Chase to Pay would improve the net recovery margin as the recovery multiple grows and variable legal costs to recover decline.
We have yet to generate revenue from this model, nor have executed any agreements with customers. We are currently in the process of determining the pricing and form of these arrangements. As part of our “Chase to Pay” model, we launched LifeWallet in January 2022, a platform powered by our sophisticated data analysis, designed to locate and organize users’ medical records, facilitating efficient access to enable informed decision-making and improved patient care.
Claims Recovery Services
We also recognize claims recovery service revenue for our services to customers to assist those entities with pursuit of claims recovery rights. We provide services to other parties in identifying recoverable claims as well as data matching and legal services. Under our claims recovery services model, we do not own the rights to claims but provide our services for a fee based on budgeted expenses for the month with an adjustment for the variance between budget and actual expense from the prior month.

We are party to that certain Recovery Services Agreement (the “VRM Recovery Services Agreement”), dated March 27, 2018, by and between VRM MSP and MSP Recovery, LLC, which provides that MSP will provide recovery services to VRM MSP, including identifying, processing, prosecuting and recovering money from certain claims of VRM MSP. As part of Virage Recovery Master LP’s investment in VRM MSP, funds are set aside to pay service fees to MSP. Under the terms of the VRM Recovery Services Agreement, VRM MSP pays service fees to the Company, commensurate with the operational expenses and costs of the Company. As of December 31, 2021, VRM had $30.7 million reserved in an account for the payment of services fees (the “Service Fee Account”).
In addition, we are party to that certain Recovery Services Agreement (the “MSP RH Series 01 Recovery Services Agreement”), dated as of October 23, 2020, by and between MSP Recovery Holdings Series 01, LLC (“MSP RH Series 01”) and MSP Recovery, LLC, pursuant to which MSP Recovery will provide services including identifying, processing, prosecuting and recovering money for certain claims of MSP RH Series 01. In return for these services, MSP RH Series 01 paid a one-time fee of approximately $7.2 million and has agreed to pay annual service fees of approximately $3.0 million commencing January 1, 2021, subject to adjustment based on the aggregate value of claims of MSP RH Series 01 subject to the MSP RH Series 01 Recovery Services Agreement.
The fees received pursuant to these agreements are related to expenses incurred and are not tied to the Billed Amount or potential recovery amounts. Although we believe our future business to be highly tied to the Recovery Model and Chase to Pay, we will continue to enter into these contracts as the market dictates.
Business Combination and Public Company Costs
On July 11, 2021, we entered into the MIPA with LCAP. Pursuant to the MIPA, and assuming a favorable vote of LCAP’s stockholders and that all other closing conditions are satisfied or waived, the Members will sell and assign all of their membership interests in MSP to Opco in exchange for non-economic voting shares of Class V Common Stock and non-voting economic Class B Units (or shares of Class A Common Stock). Following the Closing, the Company will be organized in an “Up-C” structure in which all of the business of MSP will be held directly or indirectly by Opco, and the Company will own all of the voting Class A Units of Opco and the Members or their designees will own all of the non-voting economic Class B Units in accordance with the terms of the LLC Agreement (the “Business Combination”). MSP will be deemed the accounting predecessor and the Post-Combination Company will be the successor SEC registrant, which means that MSP’s financial statements for previous periods will be disclosed in the Company’s future periodic reports filed with the SEC.
The Business Combination is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, the Company will be treated as the acquirer for financial statement reporting purposes. The most significant change in the Post-Combination Company’s future reported financial position and results are expected to be an estimated increase in cash (as compared to MSP’s consolidated balance sheet at December 31, 2021) of between approximately $0, assuming the expense-adjusted maximum redemption scenario, and $53.8 million, assuming the no redemption scenario. Total non-recurring transaction costs are estimated at approximately $78.3 million, of which MSP expects approximately $4.8 million to be expensed. See “Unaudited Pro Forma Condensed Combined Financial Information.”
As a consequence of the Business Combination, MSP will become the successor to an SEC-registered and Nasdaq-listed company which will require MSP to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. MSP expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
Key Factors Affecting Our Results
Our Claims Portfolio
We differ from some of our competitors because we receive our recovery rights through irrevocable assignments. When we are assigned these rights, we take on the risk that such claims may not be recoverable. We are entitled to a portion of any recovery rights associated with approximately $1.5 trillion in Billed Amount (and approximately $364 billion in Paid Amount), which contained approximately $87 billion in Paid Value of Potentially Recoverable Claims, as of December 31, 2021. We are typically entitled to 50% of recovery rights pursuant to our CCRAs but in certain cases we have also purchased from our Assignors, from time to time, rights to 100% of the recovery. By discovering, quantifying, and settling the gap between Billed Amount and Paid Amount on a large scale, we believe we are positioned to generate substantial annual recovery revenue at high profit margins for our assigned claims. In litigation, we have a competitive advantage by our experienced management and legal teams. While our model of being assigned the claim rights allows us the flexibility to direct the litigation and potentially generate higher margins, we have, on an opportunistic basis, paid the Assignor an upfront purchase price for these rights.
To date, we have not generated substantial revenue from our claims portfolio, and our business model is dependent of achieving revenue from this model in the future. If we are unable to recover the upfront purchase price from the assigned claims or the investments we have made in pursuing recoveries, it would have an adverse effect on our profitability and business.
Our potential claims recovery revenue in a given period will be impacted by the amount of claims we review and ultimately pursue. The number of claims that we review is driven by the claims we receive through assignment. As we are assigned more claims, we can review the claims and identify additional recoveries. To expand our Assignor base and obtain more claims, we plan to implement new strategies to secure new Assignors. These strategies will include a platform to educate potential Assignors about our company, making strategic business partnerships, potential mergers, acquisitions of personnel, as well as other marketing strategies. Our Assignors have grown from 32 in 2015, to 105 in 2018, to 123 in 2019, to 134 in 2020 and over 150 Assignors to date. If we are unable to continue to attract new Assignors to our platform, this could adversely affect future profitability.
In addition to obtaining new claims, our ability to collect on identified claims on our estimated multiples is key to our future profitability. Per the Medicare Secondary Payer Act, we are entitled to reasonable and customary rates. Under existing statutory and case law, the private cause of action under the Medicare Secondary Payer Act permits an award of double damages when a primary plan fails to provide for primary payment or appropriate reimbursement. In addition to double damages, MSP is entitled to interest from Primary Payers on any amounts owed. Federal law also provides express authority to assess interest on Medicare Secondary Payer debts. Further the Medicare, Medicaid and SCHIP Extension Act (“MMSEA”) requires defendants and healthcare providers to report certain settlements with Medicare beneficiaries. The MMSEA statute includes a $1,000 per day, per claim penalty for inaccurate or untimely reporting.
As a result, we are able to pursue double damages, interest, and applicable penalties for non-compliance from Primary Payers in our Medicare Secondary Payer Act related recoveries. We can recover these amounts under either the Recovery Model or the Chase to Pay Model. Federal law also expressly provides MAOs with the right to charge providers for the Billed Amount when auto insurer liability exists. Per the terms of various legal services agreement MSP has with the Law Firm, for legal services provided, the Law Firm would receive a percentage of the total claim recovery which would include double damages and additional penalties. In the near term, we believe our claims portfolio can achieve a 1.9x Recovery Multiple. As we continue to expand our claims portfolio and data matching capabilities, we believe we can reach up to 2.9x Recovery Multiple.
Our claims recovery revenue is typically recognized upon reaching a binding settlement or arbitration with the counterparty or when the legal proceedings, including any appellate process, are resolved. A decrease in the willingness of courts to grant these judgments, a change in the requirements for filing these cases or obtaining these judgments, or a decrease in our ability to collect on these judgments could have an adverse effect on our business, financial condition and operating results. Of our Property & Casualty portfolio as of December 31, 2021, approximately 76% of claims are already in the recovery process, which are claims where either the recovery process has been initiated, data has been collected and matched or resolution discussions are in process.
Key Performance Indicators
To evaluate our business, key trends, risks and opportunities, prepare projections, make strategic decisions and measure our performance, we track several key performance indicators (“KPIs”). As our company has yet to achieve significant revenues and the drivers of expected revenues require significant lead time before revenue can be generated, MSP’s management utilizes KPIs to assist in tracking progress and believes such KPIs are useful in evaluating the performance of our business, in addition to our financial results prepared in accordance with GAAP. The KPIs are Total Paid Amount Paid Value of Potentially Recoverable Claims, Recovery Multiple and Penetration Status of Portfolio.
Total Paid Amount: Total Paid Amount represents the total within the claims portfolio of the amount actually paid to the provider from the health plan, including incorporation of capitated amounts. As we continue to expand, we anticipate our revenue growth will be greatly dependent on our ability to increase the Total Paid Amount, and correspondingly, the Paid Value of Potentially Recoverable Claims, in our portfolio. Management believes this metric is a useful measure to investors and in managing or monitoring company performance because we view an increase in Paid Amount as a positive indicator as it should provide the Company with the ability to increase the Paid Value of Potentially Recoverable Claims. Conversely, a decrease would produce a diminishing expectation of the Paid Value of Potentially Recoverable Claims.
Paid Value of Potentially Recoverable Claims: The Paid Value of Potentially Recoverable Claims represents the cumulative Paid Amount of potentially recoverable claims. We analyze our claims portfolio and identify potentially recoverable claims using MSP proprietary algorithms which comb through historical paid claims data and search for possible recoveries based on our approximately 600 Funnels and 1,100 Layers. The Paid Value of Potentially Recoverable Claims is a measure of the actual Paid Amount that has been paid to providers in respect of those potentially recoverable claims. Management believes this measure provides a useful baseline for potential recoveries, but it is not a measure of the total amount that may be recovered in respect of potentially recoverable claims, which in turn may be influenced by any applicable potential statutory recoveries such as double damages or fines, as described below. We believe our ability to generate future claims recovery income is largely dependent on our ability to accurately identify potentially recoverable claims through our data analytics and ultimately recover on these claims. Management believes this metric is a useful measure to investors and in managing or monitoring company performance because we view an increase in PVPRC as a positive indicator as it should provide the Company with the ability to increase claims recovery income and otherwise shows growth.
Billed Value of Potentially Recoverable Claims: Billed Value of Potentially Recoverable Claims “BVPRC” represents the cumulative Billed Amount of potentially recoverable claims. We analyze our claims portfolio and identify potentially recoverable claims using MSP proprietary algorithms which comb through historical paid claims data and search for possible recoveries based on our approximately 600 Funnels and 1,100 Layers. For a majority of our claims, the Company believes it has the ability to recover in excess of the Paid Amount by collecting the Billed Amount plus interest plus double damages under applicable law. Under existing statutory and case law, the private cause of action under the Medicare Secondary Payer Act permits an award of double damages when a primary plan fails to provide for primary payment or appropriate reimbursement. Federal law expressly provides MAOs with the right to charge providers for the Billed Amount when auto insurer liability exists. For additional information on potentially recoverable amounts, please see “Information About MSP – The Opportunity.”
We believe our ability to generate future claim recovery income is largely dependent on our ability to accurately identify potentially recoverable claims through our data analytics and ultimately recover on these claims. Management believes this metric is a useful measure to investors and in managing or monitoring company performance because we view an increase in BVPRC as a positive indicator as it should provide the Company with the ability to increase claims recovery income and otherwise shows growth.
Recovery Multiple: The Recovery Multiple is the amount of income of any generated claims recovery income obtained by the Company in respect of any claims as compared to the Paid Amount of those claims (e.g., on a $600 recovery, if the paid amount for said claim was $100, the Recovery Multiple is 6x). For these purposes, we record values under the Recovery Multiple only once we have recorded claims recovery income either through the receipt of cash or recognition of accounts receivable on the claims. Management believes this metric is useful to investors and in managing or monitoring company performance because the Recovery Multiple provides a measure of the Company’s ability to recover on its claims recovery rights. A Recovery Multiple above 1x would illustrate the Company’s ability to collect in excess of the Paid Amount.
MSP has entered into settlement agreements to recover amounts in excess of the paid amount. In MSPA Claims 1, LLC v. Ocean Harbor Cas. Ins. Co., Case No. 2015-1946-CA-01, MSP was granted class certification and obtained approval of a class action settlement agreement, pursuant to which, subject to certain time and threshold limitations, Ocean Harbor has agreed to pay more than the Medicare Fee-for-Service Schedule Rate by 3.5 times, for Medicare Part A emergency services and Medicare Part D claims, and by 1.6 times, for Medicare Part A non-emergency services, claims for MRI services and Medicare Part B claims. In MSP Recovery Claims, Series LLC v. Horace Mann Insurance Company, Case No. 1:20-cv-24419, we entered into a settlement agreement with Horace Mann in which it has agreed to pay matched claims according to applicable commercial rates, subject to the assertion of certain agreed upon defenses. We believe the difference between the Paid Amount of claims in that case and commercial rates would generally be between 4 to 6 times.

To date, because actual recoveries have been limited, this measure has had limited utility in historical periods. However, management believes this measure will become more meaningful during 2022 and beyond to the extent the Company begins to report actual increases in recoveries during those periods. As of December 31, 2021, the Company has obtained settlements with two counterparties where the Recovery Multiple would be in excess of the Paid Amount. However, the settlement amounts have not been finally tabulated and therefore do not provide a large enough sample to be statistically significant and are therefore not shown in the table. Because the Recovery Multiple is based on actual recoveries, this measure is not based on the Penetration Status of Portfolio, as described below.
Penetration Status of Portfolio: Penetration Status of Portfolio provides a measure of the Company’s recovery efforts by taking into account the current stages of recovery of claims in the portfolio and tying it in with the estimated market share of the related Primary Payers. The total percentage represents the estimated aggregate market share for the respective Primary Payers in which the Company is in some stage of recovery. As the Company initiates additional recovery efforts against additional Primary Payers, the Company expects this number to increase. These stages of recovery include where (1) the recovery process has been initiated, (2) data has been collected and matched or (3) potential resolution discussions are in process. The Company uses third-party sources to estimate the aggregate market share of those Primary Payers in the property & casualty auto insurance market with whom the Company is engaged in one of these stages of recovery. Management believes this metric is useful to investors and in managing or monitoring company performance because it provides insight as to the estimated share of the market that is covered by existing recovery efforts. We estimate that cases that are in the potential resolution discussions and/or data matching are closer to generating potential future claims recovery income.
$ in billions	Year Ended December 31, 2021	Year Ended December 31, 2020
Paid Amount	$364.4	$ 58.4
Paid Value of Potentially Recoverable Claims	86.6	14.7
Billed Value of Potentially Recoverable Claims	363.2	52.3
Recovery Multiple	N/A(1)	N/A(1)
Penetration Status of Portfolio	75.6%	N/A
(1)
Each claim line that is paid or is otherwise converted from encounter data to Paid Amount and Billed Amount for which recoveries can be made have a potential for recovery through different Funnels. As of December 31, 2021, the Company has obtained settlements with two counterparties who have agreed to pay multiples of Paid Amount. However, the settlement amounts have not been finally tabulated and therefore do not provide a large enough sample to be statistically significant, and are therefore not shown in the table.

Healthcare Industry
Our business is directly related to the healthcare industry and is affected by healthcare spending and complexity in the healthcare industry. We estimate that our total addressable market is over $150 billion annually. Our primary focus is on the Medicare and Medicaid market segments. Medicare is the second largest government program, with estimated annual expenditures during 2021 of approximately $923 billion and approximately 63.5 million enrollees. Medicaid has a combined estimated annual expenditure during 2021 of approximately $684 billion with approximately 76.5 million enrollees. Of the billions spent yearly by Medicare on medical expenses for its beneficiaries, we estimate that at least 10% of this was improperly paid by private Medicare plans.
Our addressable market and therefore revenue potential is impacted by the expansion or contraction of healthcare coverage and spending, which directly affects the number of claims available. CMS has projected that health spending will continue to grow at an average rate of 5.4% a year between 2019 and 2028. We also believe reimbursement models may become more complex as healthcare payers accommodate new markets and lines of business and as advancements in medical care increase the number of testing and treatment options available. As reimbursement models grow more complex and healthcare coverage increases, the complexity and number of claims may also increase, which could impact the demand for our solutions. Such changes could have a further impact on our results of operations.
Approximately 88% of our expected recoveries arise from claims being brought under the Medicare Secondary Payer Act. While we believe the act has bipartisan support, changes to the laws on which we base our recoveries, particularly the Medicare Secondary Payer Act, can adversely affect our business. Our ability to generate future revenue is therefore significantly dependent on factors outside our control.

Impact of the COVID-19 Pandemic
The impact of the COVID-19 pandemic (“COVID-19”) and related stay at home orders and social distancing guidelines caused significant disruptions in many of the jurisdictions in which we operate. These measures had an impact on many aspects of our business operations, including delays within the court system due to court/administrative closures or reduced court dockets and the availability of associates, employees, and business partners. While we were able to continue operations throughout these periods, these delays potentially impacted timing of resolving pending legal matters as a result of court, administrative and other closures and could impact any potential future legislation or litigation. For the years ended December 31, 2021 and 2020, there was not a material impact to our operations or financial results including total claims recovery, claims recovery service revenue or cost of recoveries. In addition, changes in KPIs such as Paid Amount, Paid Value of Potentially Recoverable Claims, Recovery Multiple and Penetration Status of Portfolio were not materially impacted for the years ended December 31, 2021 and 2020 and the number of Assignors or Clients has also not been negatively impacted by COVID-19. While to date, there has not been a material impact on our operations, we are unable to predict the extent of the impact COVID-19 will have on our financial position and operating results in the future due to numerous uncertainties. These uncertainties include the severity of the virus, the duration of the pandemic, government, business or other actions (which could include court, administrative and other closures, limitations on our operations, or mandates to us and our customers and providers). The situation surrounding COVID-19 remains fluid, and we are actively managing our response in collaboration with our customers, associates and employees, and business partners and assessing potential impacts to our financial position and operating results, as well as adverse developments in our business. The ultimate content, timing or effect of any potential future legislation or litigation and the outcome of other lawsuits cannot be predicted and may be delayed as a result of court closures and reduced court dockets as a result of the COVID-19 pandemic, which could have a material adverse impact on our business, results of operations, cash flows or financial condition. For more information on our operations and risks related to health epidemics, including the coronavirus. Please see the section of this proxy statement/consent solicitation statement/prospectus entitled “Risk Factors.”
Key Components of Sales and Expenses
The following represent the components of our results of operations.
Claims Recovery Income
Our primary income-producing activities are associated with the pursuit and recovery of proceeds related to claims recovery rights that the Company obtains through CCRAs, in which we become the owner of those rights. As such, this income is not generated from the transfer of control of goods or services to customers, but through the proceeds realized from perfection of claims recoveries from rights we hold outright. We recognize claims recovery income based on a gain contingency model – that is, when the amounts are reasonably certain of collection. This typically occurs upon reaching a binding settlement or arbitration with the counterparty or when the legal proceedings, including any appellate process, are resolved.
In some cases, we would owe an additional payment to the original assignor in connection with the realized value of the recovery right. Claims recovery income is recognized on a gross basis, as we are entitled to the full value of proceeds and make payment to the original assignor similar to a royalty arrangement. Such payments to prior owners are recognized as cost of claims recovery in the same period the claims recovery income is recognized.
Claims Recovery Service Income
We also recognize claims recovery service income for our services to a related party and a third party to assist those entities with pursuit of claims recovery rights. We have determined we have a single performance obligation for the series of daily activities that comprise claims recovery services, which are recognized over time using a time-based progress measure. We enter into claims recovery service contracts with third parties. Amounts payable for services to third parties are typically based on budgeted expenses for the current month with an adjustment for the variance between budget and actual expenses from the prior month.
Costs of Recoveries
Costs of recoveries consist of all directly attributable costs specifically associated with claims processing activities, including contingent payments payable to assignors (i.e., settlement expenses) as well as amortization of CCRA intangible assets for those CCRAs in which we made upfront payments in order to acquire claims recovery rights.

Operating Expenses
General and Administrative Expenses
General, and administrative expenses consist primarily of personnel-related expenses for employees involved in general corporate, selling and marketing functions, including executive management and administration, legal, human resources, accounting, finance, tax, and information technology. Personnel-related expenses primarily include wages and bonuses. General, and administrative expenses also consist of rent, IT costs, insurance, and other office expenses.
As we continue to grow as a company and build out our team, we expect that our selling, general and administrative costs will increase. We also expect to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations, and professional services.
Professional Fees
Professional Fees consist of legal, consulting, accounting, and other professional services from third party providers.
Depreciation and Amortization
Depreciation and amortization expense consist of depreciation and amortization of property and equipment related to our investments in leasehold improvements, office and computer equipment, and internally generated capitalized software development costs. We provide for depreciation and amortization using the straight-line method to allocate the cost of depreciable assets over their estimated useful lives.
Interest Expense
In some cases, we have entered into arrangements to transfer CCRAs or rights to proceeds from CCRAs to other parties. When such transfers are considered to be sales of future revenue that are debt-like in nature as defined in Accounting Standards Codification (“ASC”) 470, these arrangements are recognized as debt based on the proceeds received, and are imputed an interest rate based on the expected timing and amount of payments to achieve contractual hurdles. Our interest expense consists of the imputed interest on these payments. We anticipate that as we recognize claims recoveries related to CCRAs in these arrangements the interest expense on these arrangements will decrease.
Interest income consists primarily of interest on short term investments.
Other Income (expense)
Other income consists of equity investment earnings and some affiliate related income. Other expenses consist of bank service charges, airing fees, tax penalties, settlement expense, political contributions and donations, and some affiliate related expense.
Income Tax Benefit
The various entities that comprise MSP are each currently treated as partnership for U.S. federal and most applicable state and local income tax purposes. As a partnership, our taxable income or loss is passed through to and included in the tax returns of its members. Consequently, no income tax, income tax payable, or deferred tax assets and liabilities are recorded for any financial reporting date.

Results of Operations
Comparison of Year Ended December 31, 2021 to Year Ended December 31, 2020
The following table sets forth a summary of our combined and consolidated results of operations for the years ended December 31, 2021 and December 31, 2020 indicated.
	Year Ended December 31
(In thousands)	2021	2020	$Change	% Change
Claims recovery income	$126	$255	$(129)	(51%)
Claims recovery service income	14,500	13,632	868	6%
Total Claims Recovery	$14,626	$13,887	$739	5%
Operating expenses
Cost of claims recoveries	190	172	18	10%
General and administrative	12,761	14,598	(1,837)	(13%)
Professional fees	8,502	2,211	6,291	285%
Depreciation and amortization	343	235	108	46%
Total operating expenses	21,796	17,216	4,580	27%
Operating Income/ (Loss)	$(7,170)	$(3,329)	$(3,840)	115%
Interest expense	(27,046)	(20,886)	(6,160)	29%
Other income (expense), net	1,139	(51)	1,190	(2,333%)
Net loss	$(33,077)	$(24,266)	$(8,811)	36%
Less: Net (income) loss attributable to non-controlling members	(16)	18	(34)	(189%)
Net loss attributable to controlling members	$(33,093)	$(24,248)	$(8,845)	36%
Claims Recovery Service Income. Claims recoveries service income increased by $0.9 million in 2021, or 6%, to $14.5 million in 2021 from $13.6 million in 2020, primarily driven by an increase in third party service fees due to volume as the headcount needed and related operational expenses to service the claims expanded.
Cost of Claims Recoveries. Cost of claims recoveries increased by $18 thousand in 2021, or 10%, to $190 thousand in 2021 from $172 thousand in 2020, primarily driven by the increase in amortization expense related to CCRAs.
General and Administrative. G&A decreased by $1.8 million in 2021, or 13%, to $12.8 million in 2021 from $14.6 million in 2020, primarily driven by decreases in legal expense. Legal expenses decreased by $1.8 million in 2021 due to a decreased use of expert witnesses during litigation for claims recovery and data matching related to discovering new claims as compared to 2020. Legal expenses in G&A related to services provided by the Law Firm were immaterial in 2020.
Professional Fees. Professional fees increased by $6.3 million in 2021, or 285%, to $8.5 million in 2021 from $2.2 million in 2020, primarily driven by an increase in accounting and consulting fees due to the Business Combination. Professional fees accounted for 59% of our revenue in 2021 compared to 16% in 2020.
Depreciation and Amortization. Depreciation and amortization increased by $0.1 million in 2021, or 46%, to $0.3 million in 2021 from $0.2 million in 2020, primarily driven by newly acquired office and computer equipment that was subsequently depreciated.
Interest Expense. Interest expense increased by $6.2 million in 2021, or 29%, to $27.0 million in 2021 from $20.9 million in 2020, primarily driven by an increase in the basis for which interest is incurred on our Claims Financing Obligations.
Other Income, net. Other income increased by $1.2 million in 2021 to income of $1.1 million in 2021 from a loss of $51 thousand in 2020 primarily driven by a gain on debt extinguishment related to PPP loans.

Liquidity and Capital Resources
Sources of Liquidity
Since inception, we have financed our operations primarily from partnership contributions. As of December 31, 2021, we had $1.7 million in cash and cash equivalents. As of December 31, 2021 we had loan payables of $106.8 million consisting of our Claims Financing Obligations and notes payable. We also had $94.5 million in interest payable related to our Claims Financing Obligations.
As an early stage growth company, we have incurred substantial net losses since inception. Our liquidity will depend on our ability to generate substantial claims recovery income and claims recovery services income in the near future. Our principal liquidity needs have been, and will continue to be, capital expenditures, working capital and claims obligation financing. Our capital expenditures support investments in our underlying infrastructure to enhance our solutions and technology for future growth. We expect our capital expenditures to increase primarily due to investments in our technology stack. Our strategy includes the expansion of our existing solutions and the development of new solutions, which will require cash expenditures over the next several years and will be funded primarily by cash provided by operating activities and the cash from the Business Combination. We also expect our operating expenses to increase as we hire additional employees to support to the claim recovery team. We expect these investments to be a key driver of our long-term growth and competitiveness but to negatively impact our free cash flow.
We believe that our cash on hand following the consummation of the Business Combination of approximately $53.3 million assuming the no redemption scenario, will be sufficient to meet our operating expenditure and working capital requirements for a period of at least twelve months from the date of this proxy statement/prospectus. If we are required to raise additional capital to finance our operations, which may include seeking additional capital through equity offerings or debt financings, the amount and timing of our future funding will depend on many factors, including the pace and results of our claims recovery efforts. We may be unable to obtain any such additional financing on reasonable terms or at all. Our ability to access capital when needed is not assured and, if capital is not available to us when, and in the amounts needed, we could be required to delay, scale back or abandon some or all of our claims recovery efforts and other operations, which could materially harm our business, prospects, financial condition and operating results.
The expenditures associated with the development and launch of our additional recovery services and the anticipated increase in claims recovery capacity are subject to significant risks and uncertainties, many of which are beyond our control, which may affect the timing and magnitude of these anticipated expenditures. These risk and uncertainties are described in more detail in this proxy statement/prospectus in the sections entitled “Risk Factors”
PPP Loan
During 2020, we obtained funds under the Paycheck Protection Program (the “PPP Loans”) in the amount of $1.1 million. The PPP Loan bears interest of 1%, with repayments to be made from 2022 to 2025. We may apply to have the loan forgiven in part or in full, depending if certain requirements are met, in 2021. Any amounts forgiven will be recognized as other income in the period in which they are officially relieved. As of December 31, 2021, all of the PPP Loans have been forgiven.
Claims Financing Obligations
On February 20, 2015 the Company entered into a Claims Proceeds Investment Agreement with a third-party investor to invest directly and indirectly in claims, disputes, and litigation and arbitration claims. For such investment, the Company has assigned to the investor a portion of the future proceeds of certain claims, albeit the Company remains the sole owner and assignee of rights to claims as the investor is only acquiring rights to a portion of the proceeds of the claims. The investor return is based on its investment ($23 million between the original and amended agreements) and an internal rate of return of 30% calculated from the Closing Date. The investor has priority of payment regarding any proceeds until full payment of the investment is satisfied. However, to the extent that, upon final resolution of the Claims, the investor receives from proceeds an amount that is less than the agreed upon return, the investor has no recourse to recover such deficit from the Company. See Note 9 to our combined and consolidated financial statements appearing elsewhere in this proxy statement/prospectus for a description of the claims financing obligations.
TRA
Under the terms of the Tax Receivable Agreement, we generally will be required to pay to the Members, and to each other person from time to time that becomes a “TRA Party” under the Tax Receivable Agreement, 85% of the tax savings, if any, that we are deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Business Combination and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless we exercise our right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur. Any payments made by us under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us, and, to the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts generally will be deferred and will accrue interest until paid by us.
Cash Flows
The following table summarizes our cash flows for the periods indicated:
	Years ended December 31,
	2021	2020
(in thousands)
Net cash provided by (used in) operating activities	$2,249	$(14)
Net cash (used in) provided by investing activities	(2,007)	986
Net cash (used in) provided by financing activities	(10,457)	9,610
Net increase (decrease) in cash	(10,215)	10,582
Cash at beginning of period	11,879	1,297
Cash at end of period	$1,664	$11,879
Cash Flows Provided by (Used in) Operating Activities
Net cash provided by operating activities increased by $2.2 million to $2.2 million for the year ended December 31, 2021 compared to net cash used of $14 thousand for the year ended December 31, 2020. The net cash provided in the year ended December 31, 2021 was primarily due to increases in 2021 in accounts of payable and accrued liabilities of $2.0 million and increases in affliate payable of $6.2 million, partially offset by an increase in our net loss from operations of $6.8 million for the year ended December 31, 2021 net of non-cash charges. Net cash used for the year ended December 31, 2020, was primarily due to an increase in our net loss from operations of $2.8 million and an increase in affiliate receivables of $3.3 million, partially offset by an increase in affiliate payables of $5.7 million. Net non-cash charges primarily included $27.0 million and $20.8 million of paid in-kind interest for the year ended December 31, 2021 and 2020, respectively.
Cash Flows (Used in) Provided by Investing Activities
Net cash used in investing activities increased by $3.0 million to $2.0 million for the year ended December 31, 2021 compared to net cash provided of $1.0 million for the year ended December 31, 2020, primarily reflecting purchases of equity securities of $4.1 million and purchases to cover short position of $1.8 million. This was partially offset by proceeds from sale of equity securities of $4.5 million.
Cash Flows (Used in) Provided by Financing Activities
Net cash used in financing activities increased to $10.5 million for the year ended December 31, 2021 compared to net cash provided of $9.6 million for the year ended December 31, 2020. This is primarily due to additions to deferred transaction costs of $8.0 million, distributions of $2.7 million in 2021 compared to contributions of $8.5 million and proceeds from debt financing of $1.1 million in 2020.

Contractual Obligations, Commitments and Contingencies
The following table and the information that follows summarizes our contractual obligations as of December 31, 2021.
The future minimum lease payments under non-cancelable operating leases as of December 31, 2021 are as follows (in thousands):
Lease Payments
2022	231
2023(1)	217
Total	$448
(1)	Operating lease expires before or during the year ending December 31, 2023
Based on claims financing obligations and notes payable agreements, as of December 31, 2021 and 2020, the present value of amounts owed under these obligations were $201.4 million and $90.5 million, respectively, including unpaid interest to date of $94.5 million and $67.5 million, respectively. The weighted average interest rate is 22% based on the current book value of $201.4 million with rates that range from 2% to 30%. The Company is expected to repay these obligations from cash flows from claim recovery income.
As December 31, 2021, the minimum required payments on these agreements are $368.0 million with $117.5 million of the required payments being non-recourse. Certain of these agreements have priority of payment regarding any proceeds until full payment of the balance due is satisfied. However, in some cases, to the extent that, upon final resolution of the Claims, the investors receive from proceeds an amount that is less than the agreed upon return, the investors have no recourse to recover such deficit from the Company. Certain of these agreements fall under ASC 470 for the sale of future revenues classified as debt. The maturity of the commitments range from the date sufficient claims recoveries are received to cover the required return or in some cases by 2031.
Off-Balance Sheet Commitments and Arrangements
As of the balance sheet dates of December 31, 2021, and December 31, 2020, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.
Critical Accounting Policies
Our combined and consolidated financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus are prepared in accordance with GAAP. The preparation of our combined and consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts and related disclosures in our financial statements and accompanying notes. We base our estimates on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions due to the inherent uncertainty involved in making those estimates and any such differences may be material.
We believe that the following accounting policies involve a high degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our combined and consolidated financial condition and results of our operations. See Note 2 to our combined and consolidated financial statements appearing elsewhere in this proxy statement/prospectus for a description of our other significant accounting policies.
Revenue Recognition
Claims Recovery Income
We recognize revenue based on a gain contingency model when the amounts are reasonably certain of collection, typically upon reaching a binding settlement or arbitration with the counterparty or when the legal proceedings, including any appellate process, are resolved. Claims recovery income is recognized on a gross basis, as the Company is entitled to the full value of proceeds and makes a payment to the original assignor similar to a royalty arrangement. Such payments to prior owners are recognized as cost of claims recovery in the same period the claims recovery income is recognized.

Claims Recovery Service Income
We recognize claims recovery service income for our services to third parties for our services to assist those entities with pursuit of claims recovery rights. We have determined we have a single performance obligation for the series of daily activities that comprise claims recovery services, which are recognized over time using a time-based progress measure. Amounts owed under existing arrangements or as a result of actual settlements or resolved litigation are recognized as accounts receivable. Amounts estimated and recognized, but not yet fully settled or resolved as part of litigation are recognized as contract assets. We enter into claims recovery service contracts with third parties. Amounts for services to third parties are typically based on budgeted expenses for the current month with an adjustment for the variance between budget and actual expenses from the prior month.
Impairment of Intangible Assets
We evaluate long-lived assets, such as property and equipment, and finite-lived intangibles such as claims recovery rights and capitalized software costs, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset group are less than the carrying value, a write-down would be recorded to reduce the related asset group to its estimated fair value. There were no impairment indicators or charges in the years ended December 31, 2021 and 2020.
For the CCRA intangibles we will also assess the intangible assets recognized for CCRAs for impairment in accordance with ASC 350-30-35-14, whereby an impairment loss shall be recognized if the carrying amount of the intangible asset is not recoverable and its carrying amount exceeds its fair value based on the model for long-lived assets to be held and used under ASC 360-10. ASC 360-10 requires entities to evaluate long-lived assets (including finite-lived intangible assets) when indicators are present. Impairment indicators would result only when the potential recoveries under the claim paths of all remaining claims suggests the unamortized carrying value is not recoverable. As the amount of upfront payments for CCRAs is typically only a fraction of the potential recoveries, it would typically take a substantial negative event (such as an unfavorable court ruling upheld on appeal or a change in law/statute with retroactive effect) to suggest an impairment may be triggered. There were no impairment indicators or charges in the years ended December 31, 2021 and 2020.
Recently Adopted and Issued Accounting Pronouncements
Recently issued and adopted accounting pronouncements are described in Note 2 to our audited combined and consolidated financial statements included elsewhere in this Proxy Statement.
Emerging Growth Company Accounting Election
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has irrevocably elected to take advantage of the benefits of this extended transition period, which means that when a standard is issued or revised and has different application dates for public or private companies, the Company or, following the consummation of the Business Combination, we, as an emerging growth company, may adopt the new or revised standard at the time private companies are required to adopt the new or revised standard. The Post Combination Company is expected to remain an emerging growth company at least through the end of the 2021 fiscal year and is expected to continue to take advantage of the benefits of the extended transition period. This may make it difficult or impossible to compare MSP’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions for emerging growth companies because of the potential differences in accounting standards used.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of concentrations of credit risk.

Concentration of Credit
Cash and cash equivalents are financial instruments that are potentially subject to concentrations of credit risk. The Company’s cash and cash equivalents are deposited in accounts at large financial institutions, and amounts may exceed federally insured limits. The Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash and cash equivalents are held.

MANAGEMENT OF THE POST-COMBINATION COMPANY
FOLLOWING THE BUSINESS COMBINATION
References in this section to “we,” “our,” “us” and the “Company” generally refer to MSP and its consolidated subsidiaries prior to the Business Combination and to the Post-Combination Company and its consolidated subsidiaries after giving effect to the Business Combination.
Management and Board of Directors
The following sets forth certain information, as of    , 2022, concerning the persons who are expected to serve as executive officers and members of the Board following the consummation of the Business Combination. The director-nominees below will be appointed to the Board effective as of the Closing Date.
Name	Age	Position
Director Nominees
John H. Ruiz	54	Class III Director
Frank C. Quesada	41	Class III Director
Ophir Sternberg	51	Class III Director
Beatriz Assapimonwait	59	Class I Director
Michael F. Arrigo	63	Class II Director
Thomas W. Hawkins	60	Class II Director
Roger Meltzer	71	Class I Director
Executive Officers
John H. Ruiz	54	Chief Executive Officer
Frank C. Quesada	41	Chief Legal Officer
Ricardo Rivera	50	Chief Operating Officer
Alexandra Plasencia	36	General Counsel
In addition, the Board may elect a Chief Financial Officer (or an individual performing similar functions).
Information about Anticipated Executive Officers and Directors Upon the Closing
Director Nominees
John H. Ruiz. John Ruiz is a founder of MSP Recovery and has served as President and Chief Executive Officer since MSP’s inception. Mr. Ruiz was named one of Lawyers of Distinction’s “2020 Power Lawyers”, for his accomplishments in healthcare law. He was also named “2019’s DBR Florida Trailblazer”, for his work in integrating data analytics into the practice of law, and for its positive impact on healthcare recoveries across the mainland U.S. and Puerto Rico. Over the course of his 30-year legal career, Mr. Ruiz has gained national recognition in class action, mass tort litigation, MDL consolidated cases, medical malpractice, products liability, personal injury, real estate, and aviation disaster cases. Recently, Mr. Ruiz led the legal strategy in the landmark victory handed down by the U.S. Court of Appeals for the Eleventh Circuit, in MSP Recovery Claims Series v. Ace American (11th Circuit). In addition, he has certified more than 100 class actions and led MSP’s participation in Humana v. Western Heritage (11th Cir), MSP Recovery v. Allstate (11th Cir.), and MSPA Claims 1, LLC v. Kingsway Amigo Ins. Co. (11th Cir.). Mr. Ruiz has been involved as counsel in cases that have totaled more than $20 billion in settlements. These class actions resulted in some of the largest awards in Florida against major insurance companies. In total, Mr. Ruiz has certiﬁed class actions against major car insurers in the State of Florida, resulting in the current and potential redistribution of billions of dollars in improperly paid claims spanning a period of more than 10 years. Starting as early as 1996, Mr. Ruiz ﬁled class-action lawsuits on behalf of more than 30,000 Miami-Dade County residents against the Florida Department of Agriculture for trespassing onto the private properties of homeowners and chopping down their citrus trees without any compensation. The case was ultimately certiﬁed and the Department of Agriculture directly compensated all members of the aggrieved class. In 2001, Mr. Ruiz represented consumers in a class action lawsuit against Firestone that resulted in dozens of fatalities and thousands of serious blowouts. Mr. Ruiz was also hired as local counsel by numerous out of state law ﬁrms that had pending cases in Florida courts. The cases in aggregate settled for more than $30 million. Mr. Ruiz also represented the families of crash victims in a wrongful death suit against Chalk’s International Ocean Airway. Mr. Ruiz was the ﬁrst lawyer to ﬁle a limited fund class action.

The case settled for a conﬁdential agreed amount. Mr. Ruiz is licensed to practice before the Court of Appeals for the Fourth Circuit, the US Court of Appeals for the Second Circuit, the US Court of Appeals for the Third Circuit, and the Florida Supreme Court. Mr. Ruiz has a proven track record of leadership, business entrepreneurship, and IT innovation.
Frank C. Quesada. Frank C. Quesada is a founding member of MSP Recovery and has served as the Chief Legal Officer since its inception. Mr. Quesada is also a Partner at MSP Recovery Law Firm. With over 15 years of healthcare and complex commercial litigation experience, Mr. Quesada oversees MSP’s in-house attorneys and several nationally recognized law firms that assist the MSP Recovery Law Firm in their efforts. Additionally, he develops MSP’s legal strategies and spearheads execution. Notably, Mr. Quesada led the execution of federal appellate strategies in MSP cases resulting in landmark legal victories and new Medicare Secondary Payer Act precedent benefitting Medicare entities across the country. These legal victories include MSP Recovery v. Allstate (11th Circuit), MSPA Claims 1 v. Tenet (11th Circuit), MSPA Claims 1 v. Kingsway Amigo (11th Circuit), and MSP Recovery Claims Series v. Ace American (11th Circuit). Mr. Quesada currently serves on the Board of Directors of USA Water Polo, Inc.
Ophir Sternberg. – See “Management Of The Company – Directors and Executive Officers.”
Beatriz Assapimonwait. Beatriz (Betty) Assapimonwait has over 38 years of experience in the managed health care industry. Ms. Assapimonwait was, up until August 2021, Regional President for the South Florida region at Humana Inc. (NYSE:HUM), one of the largest private insurance health insurers in the U.S. with a focus on administering Medicare Advantage plans. In her role at Humana, Inc., Ms. Assapimonwait was responsible for developing market strategies and leading all market operations for all Medicare lines of business, including HMOs and PPOs for the South Florida region. Prior to her role at Humana, she served as CEO of Family Physicians of Winter Park, Inc., until its acquisition by Humana, Inc., where from December 2016 to July 2019, she led the strategic and operational efforts of a global risk MSO with 22 primary clinics in the Central Florida Region. Additionally, she served as the Vice President of Medicare Advantage Prescription Drug Plans at Aetna, Inc. from November 2014 to November 2016; Chief Operations Officer at Innovacare Health, from January 2014 to October 2014; Founder and President of Seven Stars Quality Healthcare, from July 2013 to December 2013; and Regional President for the North Florida region at Humana, Inc., from January 2009 to June 2013. Ms. Assapimonwait was appointed to serve on the board of directors of CareMax Inc. (Nasdaq:CMAX) in September 2021 and also serves as the Chair of the Strategy and Operations Committee since September 2021. She earned her Bachelor of Arts degree from Florida International University in 1983, and is certified in Healthcare Compliance by the Health Care Compliance Association and in HIPAA Compliance from Kennesaw State University. She has won several awards and commendations, including being a Stevie Award Finalist of the American Business Awards for Best Customer Service Organization in 2004 and appointed Preceptor and Clinical Adjunct Faculty for the Healthcare Administration Program in 1997 at the University of Houston-Clear Lake.
Michael F. Arrigo. Michael Arrigo is a co-founder and the chief executive officer of No World Borders, Inc., a healthcare data, regulations, and economics firm with clients in the pharmaceutical, medical device, hospital, surgical center, physician group, diagnostic imaging, laboratory and genetic testing, health information technology and health insurance markets. In his role at No World Borders, Inc., Mr. Arrigo advises MAOs who provide health insurance under Part C of the Medicare Act and serves as an expert witness regarding medical coding and medical billing, fraud damages, HIPAA privacy, and Electronic Health Record software. Prior to his current role, Mr. Arrigo served as Vice President at First American Financial (NYSE: FAF) from October 2002 to February 2007, overseeing eCommerce and regulatory compliance technology initiatives for top mortgage banks; Vice President of Fidelity National Financial (NYSE: FNF) from 2002 to 2003; chief executive officer of one of the first cloud-based billing software companies, Erogo, from 2000 to 2002; Vice President of Marketing for an email encryption and security software company until its acquisition by a company that merged into Axway Software SA (Euronext: AXW.PA) from 1999 to 2000; CEO of LeadersOnline, an online recruiting venture of Heidrick & Struggles from 1997 to 1999; management consultant to Hewlett Packard, Oracle and Symantec from 1994 to 1997; Vice President of Marketing for a software company acquired by a company that merged into Cincom Systems from 1992 to 1994; Product Manager at Ashton-Tate from 1987 to 1992 responsible for database software products including Microsoft / Sybase SQL Server. Mr. Arrigo earned his Bachelor of Science in Business Administration from the University of Southern California in 1981. His post-graduate studies include biomedical ethics at Harvard Medical School, biomedical informatics at Stanford Medical School, blockchain and crypto economics at the Massachusetts Institute of Technology, and training as a Certified Professional Medical Auditor (CPMA).

Thomas W. Hawkins. – See “Management Of The Company – Directors and Executive Officers.”
Roger Meltzer. – See “Management Of The Company – Directors and Executive Officers.”
Executive Officers
John H. Ruiz – See “Management Of The Post-Combination Company Following The Business Combination – Director Nominees.”
Frank C. Quesada – See “Management Of The Post-Combination Company Following The Business Combination – Director Nominees.”
Alexandra Plasencia. Alexandra Plasencia currently serves as the General Counsel of MSP Recovery. Prior to becoming General Counsel, Ms. Plasencia served as MSP Recovery’s Chief Compliance Officer and Corporate Counsel. Ms. Plasencia is a corporate and healthcare attorney who focuses her practice on complex business transactions, contracting, and healthcare and organizational compliance. Ms. Plasencia utilizes her comprehensive healthcare background to advise MSP Recovery on a full spectrum of legal and regulatory business issues. Prior to her role at MSP Recovery, Alexandra was General Counsel and Corporate Secretary for Conviva Care Solutions, a management services organization overseeing 300,000 patients, throughout 300 practices and 800 clinicians throughout Florida and Texas. In that role, Ms. Plasencia worked closely with and advised the board of directors, developed the organization’s legal strategy and oversaw legal affairs, including acquisitions, regulatory compliance & oversight, corporate governance, litigation oversight, and provider, payor, and physician contracting. Ms. Plasencia has extensive experience in managed care and full-risk arrangements. Prior to her role with Conviva, Ms. Plasencia was the General Counsel for MCCI Medical Group where she developed a legal team and oversaw the company’s legal and organizational strategy. During her tenure, Ms. Plasencia handled various multi-million dollar acquisitions, corporate financing, and successfully integrated various physician practices into MCCI. Most notably, Ms. Plasencia represented MCCI in its sale to Humana and played a pivotal role in the structure, development and creation of Conviva Care Solutions and Conviva Physician Group. Ms. Plasencia earned her Juris Doctor and MBA in 2011 from the University of Miami, where she also received her BBA from the School of Business, and is certified in healthcare compliance. Ms. Plasencia has supported and contributed her time to Kristi House, the Leadership Learning Center, Amigos for Kids, and the Friends of St. Jude.
Ricardo Rivera. Ricardo Rivera currently serves as Chief Operating Officer of MSP Recovery. Mr. Rivera joined MSP Recovery in September 2019, and from September 2019 until July 2021, Mr. Rivera served as the Chief of Staff. Over the past 25 years Mr. Rivera has held positions as COO & CFO at various private corporations in the US and internationally. Before joining MSP Recovery, Mr. Rivera was COO & CFO of Transatlantic Power Fund Management, LLC, a subsidiary of Transatlantic Power Holdings LLC. Mr. Rivera has a Master’s in Professional Accounting and a BBA in Accounting from the University of Miami.
Controlled Company Exemption
Because Mr. Ruiz will control more than a majority of the total voting power of the Post-Combination Company, the Post-Combination Company will be a “controlled company” within the meaning of the Nasdaq listing standards. Under Nasdaq listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, another company or a group of persons acting together is a “controlled company” and may elect not to comply with the following Nasdaq listing standards regarding corporate governance:
•	the requirement that a majority of its board of directors consist of independent directors;
•
the requirement that compensation of its executive officers be determined by a compensation committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•
the requirement that director nominees be selected, or recommended for the board of directors’ selection, by a nominating committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

The Post-Combination Company currently expects that upon consummation of the Business Combination, four of its seven directors will be independent directors and the Board will have an independent audit committee comprised of three directors that meet the applicable Nasdaq and SEC rules for audit committee service. However, the Post-Combination Company does not anticipate that the Board will have a compensation committee or a nominating committee comprised of solely independent directors. We anticipate that Ophir Sternberg, Beatriz Assapimonwait, Thomas Hawkins, Roger Meltzer and Michael Arrigo will be “independent directors,” as defined in Nasdaq listing standards.
Classified Board of Directors
In accordance with the Proposed Charter, the Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term.
As discussed above, in connection with the Business Combination, the LCAP Board has nominated Roger Meltzer and Beatriz Assapimonwait to serve as Class I directors, Thomas Hawkins and Michael Arrigo to serve as Class II directors and John H. Ruiz, Frank C. Quesada and Ophir Sternberg to serve as Class III directors of the Post-Combination Company upon completion of the Business Combination.
Board Committees
Following the Closing, the Board will direct the management of our business and affairs, as provided by Delaware law, and conduct its business through meetings of the Board and standing committees. After the Business Combination, we will have a standing audit committee, compensation committee, and nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues.
Audit Committee
Our audit committee will be responsible for, among other things:
•	retaining, overseeing the work of and evaluating the independence and performance of independent auditor;
•	reviewing and discussing with the independent auditors their annual audit, including the timing and scope of audit activities;
•	pre-approving audit services;
•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;
•	reviewing the adequacy and effectiveness of our accounting and internal control over financial reporting and disclosure controls and policies and procedures;
•	reviewing and discussing guidelines and policies governing the process by which our senior management assesses and manages our exposure to risk;
•	reviewing, and if appropriate, approving or ratifying any to related party transactions and other significant conflicts of interest;
•
establishing procedures for the receipt, retention and treatment of complaints received by us and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	reviewing our program to monitor compliance with our code of ethics; and
•	overseeing significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting.
Upon the completion of the Business Combination, our audit committee will consist of Thomas Hawkins, Roger Meltzer and Michael Arrigo, with Thomas Hawkins serving as chair. Rule 10A-3 of the Exchange Act and Nasdaq rules require that our audit committee must be composed entirely of independent members. We expect that Thomas Hawkins, Roger Meltzer and Michael Arrigo each will meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and Nasdaq rules. Each member of our audit committee also meets the financial literacy requirements of Nasdaq listing standards. In addition, our Board is expected to determine that Thomas Hawkins and Michael Arrigo each will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board will adopt a written charter for the audit committee, which will be available on our corporate website at https://www.msprecovery.com upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.
Compensation Committee
Our compensation committee will be responsible for, among other things:
•	evaluating and determining, and recommending to our Board, the compensation of our executive officers;
•	administering and recommending to our Board the compensation of our directors;
•	reviewing and approving our executive compensation plan and recommending that our Board amend these plans if deemed appropriate;
•
administering our general compensation plan and other employee benefit plans, including incentive compensation and equity-based plans and recommending that our Board amend these plans if deemed appropriate;

•	reviewing and approving any severance or termination arrangements to be made with any of our executive officers; and
•	reviewing and approving at least annually the corporate goals and objectives relevant to the compensation of the CEO and other executive officers.
Upon the completion of the Business Combination, our compensation committee will consist of Michael Arrigo and Beatriz Assapimonwait, with Michael Arrigo serving as chair. Our Board is expected to determine that each of Michael Arrigo and Beatriz Assapimonwait will meet the definition of “independent director” for purposes of serving on the compensation committee under Nasdaq rules. Our Board will adopt a written charter for the compensation committee, which will be available on our corporate website at upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, and in the past year has not served, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee will be responsible for, among other things:
•	identifying, screening and recommending to our Board director candidates for election or re-election;
•	overseeing the policies and procedures with respect to the consideration of director candidates recommended by stockholders;
•
reviewing and recommending to our Board for approval, as appropriate, and reviewing disclosure concerning our policies and procedures for identifying and screening Board nominee candidates, the criteria used to evaluate Board membership and director independence and any policies with regard to diversity on our Board;

•	reviewing independence qualifications of directors under the applicable Nasdaq rules;
•	developing and coordinating with management on appropriate director orientation programs; and
•	reviewing stockholder engagement plan, if any, and overseeing relations with stockholders.
Upon the completion of the Business Combination, our nominating and corporate governance committee will consist of John H. Ruiz, and Frank C. Quesada, with John H. Ruiz serving as chair. Our Board will adopt a written charter for the nominating and corporate governance committee, which will be available on our corporate website at https://www.msprecovery.com upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Limitation on Liability and Indemnification of Directors and Officers
The Proposed Charter, which will be effective prior to the Closing, limits the Post-Combination Company’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•	for any transaction from which the director derives an improper personal benefit;
•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	for any unlawful payment of dividends or redemption of shares; or
•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Post-Combination Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and the Amended and Restated Bylaws, which will be effective prior to the Closing, provide that the Post-Combination Company will, in certain situations, indemnify the Post-Combination Company’s directors and officers and may indemnify other team members and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
The Post-Combination Company plans to maintain a directors’ and officers’ insurance policy pursuant to which the Post-Combination Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Proposed Charter and the Amended and Restated Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Board Leadership Structure
It is not anticipated that a policy requiring the positions of the Chairperson of the Board and Chief Executive Officer to be separate or held by the same individual will be implemented by the Board, as the Board’s determination is expected to be based on circumstances existing from time to time, based on criteria that are in the Post-Combination Company’s best interests and the best interests of its stockholders, including the composition, skills and experience of the Board and its members, specific challenges faced by the Post-Combination Company or the industry in which it operates and governance efficiency. The Board intends to elect Mr. Ruiz as Chairman of the Board because it believes that Mr. Ruiz’s strategic vision for the business, his in-depth knowledge of MSP’s operations, and his experience serving as the Chief Executive Officer of MSP Recovery make him well qualified to serve as both Chairman of the Board and Chief Executive Officer. Combining the roles of Chairman and Chief Executive Officer will help provide strong and consistent leadership for the management team and the Board. If the Board convenes for a meeting, it is expected that the non-management directors will meet in one or more executive sessions, if the circumstances warrant. The Board may consider appointing a lead independent director, if the circumstances warrant.
Risk Oversight
Upon the consummation of the Business Combination, the Board will administer the risk oversight function directly through the Board as a whole, as well as through its committees, where applicable, monitoring and assessing strategic risk exposure, enterprise risk, and governance risks. The audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The allocation of risk oversight responsibility may change, from time to time, based on the evolving needs of the Post-Combination Company.

Code of Business Conduct and Ethics
The Board will adopt a Code of Ethics applicable to our directors, executive officers and team members that complies with the rules and regulations of Nasdaq and the SEC. The Code of Ethics will be available on the Post-Combination Company’s website. In addition, the Post-Combination Company intends to post on the Corporate Governance section of the Post- Combination Company’s website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the Code of Ethics. The reference to the Post-Combination Company’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on the Post-Combination Company’s website into this proxy statement/prospectus.

EXECUTIVE COMPENSATION
References in this section to “we,” “our,” “us” and the “Company” generally refer to MSP and its consolidated subsidiaries prior to the Business Combination and to the Post-Combination Company and its consolidated subsidiaries after giving effect to the Business Combination. The following section provides compensation information applicable to “emerging growth companies” and “small reporting companies” under the SEC disclosure rules.
MSP Named Executive Officer and Director Compensation
Overview
The following tables and accompanying narrative disclosure provide information regarding compensation during the fiscal year ended December 31, 2021, awarded to, earned by or paid to those individuals who we currently expect to serve as our principal executive officer and two most highly compensated executive officers, other than our principal executive officer (such executive officers, our “named executive officers”). We expect these individuals to become employees of the Post-Combination Company in connection with the consummation of the Business Combination. These individuals include:
•	John H. Ruiz, Chief Executive Officer
•	Frank C. Quesada, Chief Legal Officer
•	Ricardo Rivera, Chief Operating Officer
As further detailed below, during the fiscal year ended December 31, 2021, compensation to Mr. Ruiz and Mr. Quesada for their services to MSP was primarily paid by the Law Firm. For a discussion of the relationship between the Company and the Law Firm, including the Legal Services Agreement, see “Certain Relationships and Related Party Transactions—MSP and the Post-Combination Company—Legal Services-MSP Recovery Law Firm.”
Summary Compensation Table
Our named executive officers received compensation for their services to the Company in 2021 and 2020 either directly from MSP or by the Law Firm for services provided to MSP. The following table sets forth certain information regarding the total compensation awarded to, earned by or paid to our named executive officers for their services to MSP in respect of the fiscal years ended December 31, 2021 and December 31, 2020. These amounts do not include any ownership interest in, or fees paid by, the Law Firm for services outside of those to MSP.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock awards ($)	Option awards ($)	Nonequity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)(2)	Total ($)
John H. Ruiz, Chief Executive Officer	2021	—	—	—	—	—	—	$739,832(3)	$739,832
	2020							675,000	1,384,090
Frank C. Quesada, Chief Legal Officer	2021	—	—	—	—	—	—	$355,750(4)	$355,750(5)
	2020				—			769,985	1,519,985
Ricardo Rivera, Chief Operating Officer	2021	$400,000	$75,000	—	—	—	—	—	$475,000
	2020							150,000	613,462
(1)	The 2021 base salary amounts represent the actual amounts paid during fiscal year 2021.
(2)
Amounts reported in the “All Other Compensation” column for 2021 reflect amounts paid to our named executive officers by the Law Firm for their services to MSP. The relationship between the Company and the Law Firm, which is an entity that is not part of the Business Combination, is fully described in “Certain Relationships and Related Party Transactions—MSP and the Post-Combination Company—Legal Services-MSP Recovery Law Firm.” In 2021, the total amount of perquisites and personal benefits for each of the NEOs was less than $10,000.

(3)	This amount includes $89,832 paid by the Law Firm for life insurance premium.
(4)	This amount includes $5,750 paid by the Law Firm for life insurance premium.
(5)	This amount includes $400,000 paid by the Law Firm to a limited liability company, which is owned by Mr. Quesada.

Narrative Disclosure to Summary Compensation Table
Base Salary
During 2021, the base salary paid to Mr. Ruiz and Mr. Quesada was paid by the Law Firm and is reflected in the “All Other Compensation” column of the Summary Compensation Table above. Mr. Rivera’s base salary was paid by MSP. Following the Business Combination, each of our named executive officers will receive an annual base salary from the Company to provide a fixed component of compensation for such executive officers. See the section entitled “Post-Combination Company Executive Officer and Director Compensation”.
Cash Bonus Compensation
None of our named executive officers received a cash bonus, except that Mr. Rivera received a discretionary cash bonus of $75,000 from MSP in the fiscal year ended December 31, 2021.
Equity Compensation
MSP did not issue any equity compensation in fiscal year ended December 31, 2021. Following the closing of the Business Combination, MSP intends to issue equity awards under the Incentive Plan. For a description of the material terms of the Incentive Plan see “Proposal No. 6 – Incentive Plan Proposal”.
Outstanding Equity Awards at Fiscal Year-End
As of December 31, 2021, the named executive officers did not have any outstanding equity awards.
Director Compensation
During fiscal year 2021, there were no non-employee directors and no fees were paid to any individuals for services as a director.
Post-Combination Company Executive Officer and Director Compensation
The following disclosure concerns the compensation of individuals who will serve as the Post-Combination Company’s executive officers and directors.
Employment Agreements
Under the terms of the MIPA and in connection with the Business Combination, Mr. John Ruiz and Mr. Frank C. Quesada will enter into an employment agreement with Opco prior to the Closing which will become effective as of the Closing (the “Employment Agreements”). The Employment Agreements will provide for an initial term of three years that automatically renews for one-year terms thereafter, unless notice of non-renewal is provided 90 days before the end of the term then in effect, and a minimum base salary of $1,800,000 per year for Mr. Ruiz and $600,000 per year for Mr. Quesada. In addition, the Employment Agreements provide for annual target bonuses, based on pre-established performance metrics, equal to at least 100% of base salary for Mr. Ruiz and 100% of base salary for Mr. Quesada and certain other benefits and perquisites, which are discussed in detail in the Employment Agreements.
The Employment Agreements provide that Mr. Ruiz and Mr. Quesada will be granted long-term incentive equity awards under the Incentive Plan
In the event of a termination of employment by MSP without cause or by Mr. Ruiz or Mr. Quesada for good reason at any time other than within 18 months following a change in control, Mr. Ruiz and Mr. Quesada will receive (i) continuation of annual base salary for 6 months following the termination date, (ii) payment of any earned but unpaid annual bonus for the fiscal year prior to the year of termination; and (iii) payment of an amount equal to the COBRA premium costs for 6 months (equal to the amount MSP was paying as the employer-portion of health care premiums prior to termination of employment). In the event of a termination of employment by MSP without cause or by Mr. Ruiz or Mr. Quesada for good reason within 18 months following a change in control, Mr. Ruiz and Mr. Quesada will also receive the severance payments and benefits previously described and an amount equal to the target bonus in effect for the year of termination. Any such severance payments will be subject to applicable taxes and the executive’s execution and non-revocation of a general release of claims and continued compliance with restrictive covenant provisions.
The Employment Agreements also contain a covenant not to compete, generally prohibiting Mr. Ruiz and Mr. Quesada from providing services to a competitor or soliciting or hiring employees or business contacts for the greater of two years following the termination of employment and three years after the date of the Closing. In addition, the Employment Agreements mandate that Mr. Ruiz’s and Mr. Frank’s confidentiality obligations continue after his termination of employment.

THE BUSINESS COMBINATION
The following is a discussion of the Business Combination and the material terms of the MIPA. You are urged to read the MIPA carefully and in its entirety, a copy of which is attached as Annex A to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the MIPA that is important to you. This section is not intended to provide you with any factual information about the Company or MSP. Such information can be found elsewhere in this proxy statement/prospectus.
Terms of the Business Combination
Pursuant to the MIPA, the Members will sell and assign all of their membership interests in MSP to Opco in exchange for non-economic voting shares of Class V Common Stock and non-voting economic Class B Units. Following the Closing, the Company will be organized in an “Up-C” structure in which all of the business of MSP will be held directly or indirectly by Opco, and the Company will own all of the voting Class A Units of Opco and the Members or their designees will own all of the non-voting economic Class B Units in accordance with the terms of the LLC Agreement. Each Up-C Unit may be exchanged for either, at the Company’s option, (a) cash or (b) one share of Class A Common Stock, subject to the provisions set forth in the LLC Agreement. Subject to the terms and conditions set forth in the MIPA, the aggregate consideration to be paid to the Members (or their designees) will consist of (i) 3,250,000,000 Up-C Units and (ii) rights to receive payments under the tax receivable agreement to be entered into at the Closing. Of the Up-C Units to be issued to certain Members at Closing, 6,000,000 will be deposited into an escrow account with Continental Stock Transfer and Trust, to satisfy potential indemnification claims brought pursuant to the MIPA. Additionally, in connection with the Business Combination and to provide additional consideration to holders of Class A Common Stock that do not redeem their shares of Class A Common Stock, the Company intends, subject to compliance with applicable law, to declare a dividend comprising an aggregate of approximately 1,029,000,000 New Warrants, conditioned upon the consummation of any redemptions by the Company’s stockholders and the closing of the Business Combination, to the holders of record of the Class A Common Stock as of the Closing Date, after giving effect to the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees. Following the Closing, the Company will have two classes of authorized common stock. The shares of Class A Common Stock and Class V Common Stock each will have one vote per share. The Class V Common Stock will not have any of the economic rights (including rights to dividends and distributions upon liquidation) provided to holders of the Class A Common Stock.

Organizational Structure (MSP)

Members
100%
MSP Purchased Companies
100%
(1)
Various Subsidiaries of the MSP Purchased Companies
Affiliated Entities

(1)	The Members have a 50% ownership interest in each of MAO MSO Recovery, LLC, MAO MSO Recovery II, LLC, MAO-MSO Recovery LLC, Series FHCP and MAO-MSO Recovery II LLC, Series PMPI.
The Members include John H. Ruiz, JOCRAL Family LLLP, Jocral Holdings, LLC, Frank C. Quesada, Quesada Group Holdings, LLC, Ruiz Group Holdings Limited, LLC and John H. Ruiz II.
MSP, which are wholly-owned by the Members, include the following entities: MDA Series, LLC, Series LLC, MSP Recovery Services LLC, MSP Recovery, LLC, MSP Recovery PROV, Series LLC, MSP Recovery Claims CAID, Series LLC, MSP Recovery Claims HOSP, Series LLC, MSP Recovery of Puerto Rico, LLC, MSP WB, LLC, MSP Recovery Claims COM, Series LLC, MSP Recovery Claims HP, Series LLC and MSP Productions, LLC. MSP also include 130 wholly owned subsidiaries.
The Members also own various interest in entities outside of MSP that will be transferred in connection with Business Combination. The Members have a 50% ownership interest in MAO-MSO Recovery, LLC (including the affiliates thereto, MAO-MSO Recovery LLC, Series FHCP) and MAO-MSO II Recovery, LLC (including the affiliates thereto, MAO-MSO Recovery II LLC, Series PMPI).

The following diagram, which assumes that (1) the no redemption scenario and (2) that the holders of the Company’s existing Public Warrants and Private warrants exercise those warrants, and no New Warrants are exercised, in connection with the Business Combination, illustrates the ownership structure of the Post-Combination Company immediately following the Business Combination:

(1)	The Members (or their designees) will hold all of the Class B Units of Opco.
(2)
The Members (or their designees) will hold all of the shares of the Class V Common Stock of the Post-Combination Company, which are voting, non-economic shares. The shares of Class V Common Stock are convertible on a 1-for-1 basis into shares of the Company’s Class A Common Stock (or cash, at the Post-Combination Company’s option), in accordance with the terms of the LLC Agreement.

(3)
The Initial Stockholders will hold 5,750,000 shares of Class A Common Stock of the Post-Combination Company. This amount will be affected by the exercise of outstanding warrants or New Warrants. See “Summary—Ownership of the Post-Combination Company.”

(4)
The Public Stockholders and holders of Private Shares will hold 12,703,631 shares of Class A Common Stock of the Post-Combination Company. This amount will be affected by the level of redemptions by Public Stockholders and the exercise of outstanding warrants or New Warrants. See “Summary—Ownership of the Post-Combination Company.”

(5)	The Post-Combination Company will hold all of the Class A Units of Opco.
(6)
The MSP Purchased Companies will own 50% of the membership interest in each of MAO-MSO Recovery, LLC, MAO MSO Recovery II, LLC, MAO-MSO Recovery LLC, Series FHCP and MAO-MSO Recovery II LLC, Series PMPI.

Headquarters; Stock Symbols
The name of MSP after the Business Combination will be “MSP Recovery Inc.” and its headquarters will be located at 2701 Le Jeune Road, Floor 10, Coral Gables, Florida 33134. We intend to apply to list the Class A Common Stock and the New Warrants to be issued in connection with the Business Combination on Nasdaq under the symbol “MSPR” and “MSPRW” upon the closing of the Business Combination.
Background of the Business Combination
The proposed Business Combination was the result of an extensive search by LCAP for a potential transaction using the network, investment and operating experience of its management team. With the assistance of the Sponsor, LCAP explored more than 45 potential targets as described in further detail in the following paragraphs. The terms of the proposed Business Combination with MSP were the result of extensive negotiations between LCAP and MSP over the course of approximately eight months. The following is a brief description of the background of this process.
LCAP is a blank check company that was formed on December 23, 2019, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which is referred to as its initial business combination.
On January 10, 2020, the Sponsor purchased an aggregate of 5,000,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.005 per share. Subsequently, on February 6, 2020, LCAP declared a stock dividend of 0.15 shares for each Founder Share outstanding, resulting in the Sponsor holding an aggregate of 5,750,000 Founder Shares. In July 2020, the Sponsor sold 82,500 Founder Shares to Nomura for a purchase price of approximately $0.005 per share.
On July 27, 2020 LCAP completed its IPO, for which Nomura and Cantor Fitzgerald & Co will receive deferred underwriting commissions from the IPO in connection with the consummation of LCAP’s initial business combination.
Simultaneously with the consummation of the IPO, LCAP completed a private placement of an aggregate of 650,000 Private Units to the Sponsor and Nomura at a price of $10.00 per Private Unit, consisting of one share of Class A Common Stock and one half of one redeemable warrant to purchase one share of Class A Common Stock at an exercise price of $11.50 per share, generating gross proceeds to LCAP of $6,500,000.
Prior to the consummation of the IPO, neither LCAP, nor anyone on its behalf, selected any specific target business or initiated any substantive discussions, directly or indirectly, with any target business with respect to a transaction with LCAP.
Following the IPO, LCAP commenced a search for prospective businesses and assets to acquire. LCAP’s goal was to search for business combination targets in the Property Technology (“PropTech”) sector or alternatively to pursue an acquisition in any business, industry, or sector well positioned to benefit from innovative digital technologies and technology-enhanced services and valued between approximately $500.0 million and $2.5 billion or more. However, LCAP was not limited by these target characteristics.
In evaluating potential businesses and assets to acquire, LCAP, together with LCAP’s advisory partners and the Sponsor, generally surveyed the landscape of potential acquisition opportunities based on their knowledge of and familiarity with the M&A marketplace.
LCAP focused its search using the general criteria and guidelines identified in the IPO prospectus which it believed would be important in evaluating a prospective target, including, businesses that it believed:
•	are driving technological innovation across the real estate ecosystem;
•	offer innovative software, hardware, products, operations, or services;
•	can serve as a platform for expansion, both organically and through further acquisitions, including “roll-ups” of smaller players;
•
are established businesses of scale and are poised for continued growth with capable management teams and proven unit economics, but potentially in need of financial, operational, strategic or managerial enhancement to maximize value; and/or

•	have seasoned, proven business plans.

In addition, LCAP focused its search on acquisition targets that it believed would benefit from LCAP’s operating partners’ expertise, including those of the Sponsor and its affiliates, on a post-closing basis. The foregoing criteria were not exhaustive and evaluations relating to the merits of each potential business combination was based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that LCAP’s management and the LCAP Board deemed relevant.
During the search process, LCAP conducted an evaluation of numerous potential targets. LCAP held meetings with 45 potential targets, which were narrowed down to 21 targets with which LCAP entered into non-disclosure agreements. The Sponsor and its affiliates were actively involved during this process. Based on assessments of the 21 targets with which LCAP entered into non-disclosure agreements, including in respect of their product and market fit, growth potential, and management team strength. LCAP held multiple meetings with 19 of those potential targets (including MSP) to evaluate the business of these targets further as well as to determine which targets had marketable stories for going public and were properly equipped to enter into a business combination within a reasonable time. Before entering into a non-binding letter of intent with MSP (as described below), LCAP’s management team actively pursued select potential business combination targets, conducted preliminary due diligence on, had management meetings with, and negotiating preliminary terms of, potential transactions with such potential business combination targets, as further described below. Beginning shortly after the IPO, LCAP held numerous meetings via teleconference among members of LCAP’s management team, certain of LCAP’s advisors, the Sponsor and its affiliates, and in some cases members of the LCAP Board, in order to discuss matters relating to LCAP’s initial business combination. Initially, such meetings were intended to allow management and certain of its advisors to provide updates regarding the status of the evaluation of, and outreach to, potential business combination targets.
Of the 19 targets with which LCAP held multiple meetings, LCAP performed financial and operational due diligence on 14 potential targets (including MSP). Out of those 14 potential targets, six proceeded to negotiate a letter of intent with LCAP, with four (including MSP) signing a non-binding letter of intent. Members of the then LCAP Board were actively involved in the negotiation of each letter of intent and the terms for the potential business combinations including providing feedback on potential deal structure and valuation. Members of the LCAP Board informally consulted with members of LCAP’s management team regarding several targets with whom LCAP did not negotiate letters of intent. Non-binding letters of intent were signed with two such potential targets in October 2020 in expectation of consummating a three-way business combination. Specifically, on October 14, 2020, LCAP signed a non-binding LOI with a group of companies operating under a common name engaged in the business of owning and operating powersport vehicle retail dealerships (“Potential Target A”) with an exclusivity provision in favor of LCAP that expired on November 30, 2020. On October 26, 2020, LCAP signed a non-binding LOI with a complementary target in the business of providing an online marketplace for the purchase and sale of powersport vehicles (“Potential Target B”) with an exclusivity provision in favor of LCAP that expired on November 30, 2020. One of LCAP’s then directors was affiliated with Potential Target A.
On October 18, 2020, representatives of LCAP discussed with representatives of Potential Target A a potential business combination between LCAP, Potential Target A, and Potential Target B. In the days that followed, representatives of LCAP and Potential Target A engaged in discussions regarding terms for a potential business combination as well as Potential Target A’s business strategy and financial information, as LCAP and its representatives conducted business and legal due diligence on Potential Target A.
On October 28, 2020 representatives of LCAP discussed with representatives of Potential Target B regarding a potential business combination between LCAP, Potential Target A and Potential Target B. Representatives of LCAP and Potential Target B then engaged in discussions regarding terms for a potential business combination as well as Potential Target B’s business strategy and financial information as LCAP and its representatives conducted business and legal due diligence on Potential Target B.
In each case, the parties exchanged drafts of definitive agreements and conducted extensive due diligence. However, the discussions between LCAP and both Potential Target A and Potential Target B were eventually discontinued due to divergence of expectations between the parties around timing of a business combination, valuation of the targets, and other transaction terms and the letters of intent with these targets were terminated on December 4, 2020.
On November 23, 2020, LCAP signed a non-exclusive, non-binding letter of intent with a third potential target in the business of providing wellness design and construction consulting services in the PropTech sector (“Potential Target C”). This non-binding letter of intent was terminable by either party (in its sole discretion) at any time if it no longer desired to pursue a potential combination. For several weeks, representatives of LCAP and Potential Target C engaged in discussions regarding terms for a potential business combination as well as Potential Target C’s business strategy and financial information, as LCAP and its representatives conducted business and legal due diligence on Potential Target C. The discussions between LCAP and Potential Target C were discontinued due to divergence of expectations between the parties around valuation and other transaction terms during the last week of January 2021.
In mid-December 2020, John H. Ruiz visited The Ritz Carlton Residences, Miami Beach related to a potential purchase of residential property (by way of an exchange of MSP claims for real estate) from a developer entity in which Ophir Sternberg has an interest and was introduced to Mr. Sternberg. As a part of this introductory meeting, Mr. Ruiz explained that he was the CEO of MSP Recovery, LLC and discussed the general business model of MSP. Mr. Sternberg raised with Mr. Ruiz the possibility of MSP pursuing a business combination with a special purpose acquisition company (“SPAC”) counterparty. Subsequent to the meeting, both MSP and LCAP began conducting high-level due diligence on each other, with a view to considering a potential business combination between MSP and LCAP.
On December 18, 2020, management teams from MSP, LCAP and Virage, a long-time institutional investor in MSP, held a virtual meeting to facilitate an introduction between Mr. Sternberg, Mr. Ruiz and certain representatives of the Virage senior management team.
On January 19, 2021, Mr. Sternberg and Mr. Ruiz engaged in general discussions regarding the possibility of a business combination transaction. In particular, Messrs. Sternberg and Ruiz discussed MSP’s then current and projected financial position and Mr. Ruiz’s vision to grow MSP, and certain potential benefits for MSP if it were to operate as a public company. Among these benefits, Mr. Sternberg and Mr. Ruiz discussed the lower cost of capital for public equity compared to hedge fund investments, the ability to use public equity as merger consideration for future acquisitions, the ability to attract and retain key employees with an equity incentive plan, and the ability for MSP to raise its public profile. Mr. Sternberg and Mr. Ruiz also discussed the ability to use this enhanced public profile to capitalize on MSP’s first mover advantage in order to lock in the top tier of the claims portfolio and to identify and diversify into related or otherwise profitable claims.
During the period of January 20, 2021 to January 29, 2021, representatives from MSP and LCAP negotiated a nondisclosure agreement to govern the process of exchanging materials between MSP and LCAP to foster a more in-depth business and legal due diligence process. The non-disclosure agreement was executed on January 29, 2021, at which time Mr. Sternberg and Mr. Ruiz met in Miami, Florida to discuss the possibility of pursuing a business combination transaction between LCAP and MSP.
On February 3, 2021, Mr. Sternberg presented a summary of MSP’s business model to representatives of Nomura, financial advisor to LCAP, with representatives of MSP in attendance. Throughout February 2021, the management teams of LCAP and MSP discussed a possible preliminary valuation range of MSP between $20.0 billion and $50.0 billion based on MSP’s portfolio value of potential claims as estimated by MSP through its consultations with investment bankers, research of the industry, and conversations with financial advisors.
The wide range for the preliminary valuation reflected ongoing negotiations regarding which assets and claims from MSP’s portfolios would be included in the business combination and the early stage of diligence by LCAP on the claims and business model. On February 18, 2021, representatives of Stifel Financial Corp., historic financial advisor to MSP (“Stifel”), MSP, LCAP and Nomura held a meeting via teleconference to discuss MSP’s financial model. No written materials were prepared for this discussion. Following the February 18 teleconference, LCAP’s senior management team expressed its interest in learning more about MSP’s business model, MSP’s growth trajectory, and the portfolios of claims owned or controlled by MSP. Throughout the negotiations, representatives from Nomura participated in or attended various meetings or conversations with LCAP and MSP as well as MSP’s financial advisors, assisted LCAP in its negotiations on and considerations of various aspects of the business combination, and provided market data summaries to LCAP relating to warrant issuances and private placement of public equity (“PIPE”) transactions in SPAC transactions. Nomura did not provide LCAP with a valuation of MSP or a fairness opinion in connection with the Business Combination.
Beginning on March 4, 2021, LCAP and its representatives received access to a virtual data room containing extensive information on MSP’s business and legal operations as LCAP continued to perform due diligence on a potential business combination transaction. During the period of January 29, 2021, to March 14, 2021, the parties negotiated a non-binding letter of intent, which was executed on March 14, 2021 (the “Letter of Intent”). The Letter

of Intent reflected, among other terms, a potential pre-money equity valuation for MSP of $26.8 billion, payable in LCAP stock, subject to variation based on changes in MSP’s portfolio. The initial pre-money equity valuation contained in the Letter of Intent was based on the Company’s evaluation of MSP’s internal preliminary valuation estimate derived from summary financial information provided by MSP, Such key prospective information is summarized in “—Certain Unaudited Projected Financial Information of MSP”, including net recoveries MSP expects to receive from its core claims recovery services business other than claims recovery services related to the Governmental Claims Portfolio (as defined below) (“MSP’s core business”). Using this information, the Company agreed on a potential value for MSP based on a traditional discounted cash flow analysis. This initial valuation was subject to the Company’s completing due diligence and did not account for the Governmental Claims Portfolio. For more information regarding the valuation process, see “Valuation of the MSP Business” below. While the Company and its professional advisors performed due diligence on MSP’s business model and financial information, at no time did LCAP or any professional advisor develop a separate financial model.
The Letter of Intent also contemplated an escrow of 5.0 million shares (or $50.0 million in value, based upon the initial public offering price and historic trading price of the Company’s common stock) to secure MSP Members’ indemnification obligations, and prescribed a 60-day mutual exclusivity period terminating on May 13, 2021.
On March 5, 2021, MSP formally engaged Keefe, Bruyette & Woods, Inc., a Stifel company (“KBW”), to provide financial advisory and investment banking services to MSP in connection with the potential transaction with LCAP. MSP selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions in connection with the mergers and acquisitions of financial services businesses. As part of its engagement, representatives from KBW participated in or attended various meetings or conversations with MSP, LCAP, or Nomura, and assisted MSP in their negotiations on and considerations of various aspects of the business combination. KBW did not provide MSP with a fairness opinion in connection with the business combination.
On March 16, 2021, LCAP senior management held an initial meeting with representatives of MSP, Nomura and KBW, to discuss the potential transaction and to coordinate efforts in negotiating definitive agreements regarding the arrangements set forth in the Letter of Intent. At such meeting, MSP management and KBW made a fulsome presentation of the MSP Model.
Throughout March and April 2021, representatives of LCAP, MSP, KBW and Nomura met or held discussions with potential investors and placement agents to explore a possible PIPE transaction in connection with the Business Combination, and discussed with them relevant information to support the valuation described in the Letter of Intent. After discussions with several potential investors and placement agents, MSP and LCAP determined not to pursue a PIPE in conjunction with the Business Combination due primarily to the perceived lack of need for immediate capital by the combined company following Closing.
Throughout March 2021, LCAP continued its due diligence investigation of MSP and engaged in several communications with representatives of MSP and its advisors, including KBW, regarding the MSP Model and MSP’s market opportunity. In addition, the parties continued to discuss the valuation for MSP. LCAP’s advisors attended certain of these meetings.
On March 18, 2021, Gutierrez Bergman Boulris PLLC (“GBB”), outside legal counsel to LCAP, sent an initial draft of a membership interest purchase agreement (the “MIPA”) regarding the proposed Business Combination to representatives of MSP and Weil, Gotshal & Manges LLP (“Weil”), outside legal counsel to MSP, copying DLA Piper LLP (US) (“DLA Piper”), which was providing selected legal services to LCAP. The following day, on March 19, 2021, members of the MSP senior management team met with the LCAP Board, to discuss MSP, its valuation, and the terms of the potential Business Combination. On March 21, 2021, representatives of MSP, KBW, LCAP and Nomura discussed the March 19 meeting with the LCAP Board, and related issues.
In the following days, representatives of Nomura and KBW held initial discussions regarding the development of investor presentation materials to be used in connection with the potential Business Combination. Additionally, representatives from LCAP and MSP discussed the process for the preparation and audit of MSP’s historical financial statements and the anticipated timing of the audit and proposed Business Combination.
On March 29, 2021, Weil sent GBB a revised draft of the MIPA which included, among other things, revisions to account for an Up-C structure and to more fully describe the businesses comprising MSP. On March 30, 2021, LCAP engaged Holland & Knight to conduct legal due diligence on the material legal agreements underlying the

MSP Model. This diligence centered around providing the LCAP Board and LCAP management team with an understanding of the legal risks associated with the MSP Model, issues surrounding privacy and patient data as well as the legal foundation of MSP’s claims in its portfolio. On April 6, 2021, Frank C. Quesada, Chief Legal Officer of MSP, held a meeting with representatives of Holland & Knight as well as members of senior management from LCAP regarding the MSP Model, the material legal agreements underlying the MSP Model, and recent legal victories related to the claims referenced in the MSP Model. Holland & Knight reviewed the materials provided to LCAP in the virtual data room, participated in numerous calls with MSP management and LCAP management to obtain additional background information and clarify materials in the data room, and were given the opportunity to ask numerous follow-up questions regarding such materials.
In early April, representatives of KBW and Nomura held several discussions regarding the assumptions included in the MSP Model, as well as valuation metrics, which did not include the value of certain governmental claims rights held by MSP WB, LLC (the “Governmental Claims Portfolio”) relating to actions to recover civil penalties and damages on behalf of governmental healthcare programs under the federal False Claims Act. While the Governmental Claims Portfolio is not part of MSP’s core business, the parties consider it a valuable, distinct asset. It differs from the claims recovery model in that MSP is acting directly on behalf of the federal government.
On April 8, 2021, representatives of LCAP and MSP held a meeting to discuss the appointment of Deloitte as auditor to MSP, as well as due diligence items. Throughout April 2021, MSP, LCAP, and their respective representatives discussed the proposed “Up-C” deal structure, other terms of the potential Business Combination, including the valuation of MSP based on the MSP Model. The parties also exchanged drafts of an investor presentation to be used in connection with the potential Business Combination.
On April 9, 2021, GBB sent Weil a revised draft of the MIPA reflecting, among other things, a proposed six-month lockup for the members of MSP’s core executive team, a minimum cash closing condition for the MSP Companies of $30 million, provisions regarding a simultaneous PIPE transaction, and a proposed outside closing date of December 31, 2021. On April 16, 2021, Weil returned a further revised draft of the MIPA to GBB reflecting, among other things, rejection of a termination right in favor of LCAP if MSP failed to deliver certain required financial statements within specified periods of time, and a proposed outside closing date of March 31, 2022. Weil also sent GBB initial drafts of an operating agreement and amended and restated charter and bylaw documents. During this period, MSP and LCAP continued to negotiate timing of the Business Combination, and matters related to various ancillary agreements to be required in connection with the Business Combination, and re-considered then abandoned again the desirability of a PIPE. In further discussions regarding the possibility of a PIPE, MSP advised LCAP that it believed its existing financing sources would remain available after the Closing, and that other similar sources were likely to be available. In addition, MSP and LCAP discussed market data summaries, assembled by their respective financial advisors, regarding the frequency and pricing of PIPE transactions in SPAC transactions. MSP and LCAP determined that the PIPE markets for SPACs had materially deteriorated from prior levels, that a PIPE transaction would be difficult to complete at a price and on terms deemed appropriate by MSP and LCAP and that, in light of other available sources of future financing, the transaction would proceed without PIPE financing.
On April 21, 2021, Mr. Ruiz and Ricardo Rivera, Chief Operating Officer of MSP, conducted an investor presentation to certain parties, including certain of the limited partner investors of Virage, to give an update on the potential Business Combination and anticipated timing of the audited financial statements. Representatives of Virage and representatives of LCAP were in attendance at this meeting.
On April 26, 2021, representatives of MSP, LCAP, Nomura and KBW met in person in Miami, Florida to discuss the proposed transaction structure, including which claims would be included from MSP’s portfolio, possible capital alternatives, including confirming a PIPE was not desirable based on the then current PIPE market, valuation, including discount dynamics, business assumptions and outlook based on the then current market conditions. No terms of the Business Combination were agreed upon or negotiated at this meeting.
Throughout May 2021, representatives of MSP and LCAP held several discussions regarding the negotiation of terms to be included in an amended and restated non-binding letter of intent, in order to reflect the recent negotiations and to extend the term of mutual exclusivity provided for in the Letter of Intent; however, such proposed amended and restated non-binding letter of intent was never executed, although the parties continued to negotiate exclusively with one another in respect of terms then under consideration.
Throughout May and June 2021, MSP and LCAP continued to negotiate the structure and terms of the proposed Business Combination. During this time, MSP proposed including the Governmental Claims Portfolio, and correspondingly increasing the overall size of the transaction. In conjunction with this concept, the parties discussed a potential structure in which LCAP or an affiliate of LCAP would issue a contingent value right or similar instrument to MSP’s Members in connection with the Governmental Claims Portfolio. Ultimately, MSP and LCAP agreed, on or about May 15, 2021, to include the Governmental Claims Portfolio in the Business Combination in consideration for an overall increase in purchase price to $32.5 billion. The increase in valuation from $26.8 billion in the Letter of Intent to $32.5 billion reflected a negotiated discount rate applied to an after-tax earnings terminal multiple applied to the projected earnings of MSP and the additional value of the Governmental Claims Portfolio. In addition, the parties agreed that, as part of the Business Combination, LCAP’s Board would, subject to certain parameters, declare a dividend consisting of the New Warrants to non-redeeming holders of Class A Common Stock in conjunction with the Closing, and MSP’s Members would agree to sell Up-C Units (or shares of Class A Common Stock) to the Post-Combination Company on a one-for-one basis when any shares of LCAP Common Stock were issued upon exercise of a New Warrant at a fixed price of $11.50 per share, in order to prevent dilution resulting from such warrant exercise.
Also throughout May and June 2021, LCAP and its representatives continued their due diligence on MSP, including meetings during which Holland & Knight discussed its diligence memorandum outlining areas of interest for LCAP, including how MSP utilizes its “data mining” technology to identify claims. Throughout June and July, Holland & Knight continued to discuss their due diligence findings in further detail with members of LCAP management. In addition, Holland & Knight also circulated its diligence memorandum to LCAP management summarizing its due diligence findings. Holland & Knight also held several follow-up phone calls with MSP management during this time to further refine their analysis and conclusions. Nomura participated in several of these discussions. LCAP, MSP, and their advisors also continued to prepare the investor presentation to describe negotiated deal terms and summarize results from financial, business, and legal diligence.
In late June 2021, representatives of LCAP, MSP, and their respective financial, legal (which in terms of LCAP, then included DLA Piper) and accounting advisors discussed the potential terms of VRM rolling over its existing investment in MSP into the Business Combination transaction, and selling its participation rights to certain future recoveries of certain healthcare claims for an agreed upon upfront value. During the period of April 5, 2021 through June 27, 2021, representatives of Virage, MSP and LCAP exchanged drafts of a term sheet regarding such potential rollover and sale, which ultimately resulted in the execution of a term sheet with Virage contemplating the terms of such rollover and sale on July 1, 2021. On July 2, 2021, representatives of LCAP senior management and representatives of Virage further held a call to discuss preparation of audited financial statements of VRM MSP.
Between June 28, 2021 and July 11, 2021, representatives of each of LCAP, MSP, Weil and DLA Piper exchanged drafts of the MIPA and the ancillary agreements thereto, including related disclosure schedules that tied to representations and warranties by the parties, the Tax Receivable Agreement, the SPAC Charter and SPAC Bylaws, the Registration Rights Agreement, the Employment Agreements, the New Warrant Agreement, and the Incentive Plan.
On June 30, 2021, an all-hands meeting was held in-person in Miami, Florida, and via teleconference, with representatives of MSP, LCAP, KBW, Royal Bank of Canada, an advisor of MSP, Nomura, Virage, DLA, Weil, Bilzin Sumberg Baena Price & Axelrod LLP (“Bilzin”), another outside legal counsel to MSP and its Members, and certain other MSP advisors in attendance, to discuss the remaining open items in the definitive transaction documents that were being negotiated among the parties. On July 1, 2021, DLA sent Weil a revised draft of the MIPA reflecting, among other things, equity consideration payable to MSP’s Members of $32.5 billion, with $50.0 million of such consideration being placed into an indemnity escrow, and the terms relating to the proposed dividend to LCAP’s existing stockholders consisting of the New Warrants. The key issues that were discussed and negotiated among the parties during the period between June 28, 2021 and July 11, 2021 included the representations and warranties of the MSP Companies, the mechanics and other issues related to reflecting the commercial agreement that had been reached among the parties regarding the New Warrants, the number of Up-C Units comprising the Escrow Consideration, and the minimum cash closing condition applicable to the MSP Companies.
During the period between June 28, 2021 and July 11, 2021, representatives of each of LCAP, MSP, Weil and DLA Piper also exchanged drafts of, and negotiated various aspects of the Sponsor Agreement, the LLC Agreement, the Lock-up Agreement, the form of Registration Rights Agreement, the Share Escrow Agreement, the Form of New Warrant, the Form of Legal Services Agreement, and various other agreements contemplated in the MIPA. The key issues that were discussed and negotiated among the parties during this period included the duration of and carveouts to the lock-up provisions affecting shares held by the Members of the MSP Purchased Companies, the Sponsor, and

the Insiders, the insurance and indemnification obligations of the Post-Combination Company related to directors and officers, the fees due to the Law Firm under the Legal Services Agreement, the terms of a guarantee by the MSP Principals for payments to Virage of any amount of the VRM Full Return, the repurchase mechanics of the MSP Principals’ Up-C Units following the exercise of New Warrants, and the restrictive covenants and severance terms under the Employment Agreements.
During the period from March 26, 2021 to July 5, 2021, LCAP underwent changes to the LCAP Board in order to replace Steven Berrard, a director who had passed away during the negotiations of the Business Combination, as well as Aman Kapadia and Mark Walsh, who resigned in conjunction with the appointment of new and independent directors to the LCAP Board. Trevor Barran, who had been the Chief Operating Officer of LCAP and Lionheart Capital, also resigned in connection with his resignation from Lionheart Capital. As a result of these changes, four of the five directors of the LCAP Board were determined to be independent.
In connection with their appointments, Mr. Sternberg provided each new director with a detailed overview of LCAP’s business acquisition process since its IPO, with an emphasis on the MSP transaction that was being negotiated with a view to finalization in the near term. These new directors were provided the opportunity to ask questions of and otherwise discuss LCAP’s acquisition strategy and process, and the history and current status of the MSP transaction.
The reconstituted LCAP Board met as a group on July 5, 2021. LCAP’s management team provided an overview of its acquisition strategy and history, recounting various previously considered target companies. The meeting then focused on MSP and its business and executive team, the MSP Model, including the projected cash flows included in the MSP Model, and the valuation for MSP agreed upon by MSP and LCAP. LCAP’s Chief Financial Officer, Paul Rapisarda, and representatives of Nomura noted that traditional benchmarking metrics, such as comparable transactions, or the trading prices of comparable companies, were unavailable to this transaction, given that MSP is essentially a first mover company, helping to establish a new category of business enterprise. In conjunction with the discussion of the valuation for MSP agreed upon by MSP and LCAP, LCAP management and representatives of Nomura noted that MSP and LCAP had determined to add MSP’s Governmental Claims Portfolio to the transaction, balancing the potential attractiveness of the portfolio, against the more contingent nature of these kinds of claims. In addition to the resulting change in valuation for MSP that was agreed to by the parties, discussion centered around the issuance of the New Warrants, to provide the non-redeeming holders of shares of Class A Common Stock additional upside while minimizing dilution. The Board reviewed a draft investor presentation which would introduce the MSP team, business and MSP Model to the investment community. The status of the transaction and potential timetable for key events, such as signing, completion of an audit of MSP, and the filing of proxy materials, were also discussed.
Litigation Consultants Diligence Review. In June, with the assistance of Nomura, LCAP approached several litigation consulting firms to discuss due diligence regarding the legal and regulatory feasibility of MSP’s recovery strategies. After several discussions, LCAP engaged the Brattle Group (“Brattle”) on July 2, 2021. Brattle is a consulting agency that addresses complex economic, finance, and regulatory questions for corporations, law firms, and governments, and is a company with knowledge of mass tort claim valuation, insurance claim valuation, and litigation finance. LCAP selected Brattle based on its reputation and the experience of its principal consultants. LCAP and Brattle had no previous affiliation. LCAP did not provide any specific limitations on Brattle’s evaluation, other than to request that it be completed in time for an upcoming LCAP Board meeting.
To form the basis for its evaluation, Brattle was provided with information from a virtual data room which contained the MSP Model. It consulted with Holland & Knight which separately was retained by LCAP to provide legal diligence findings. Brattle also engaged in question and answer sessions with MSP management, LCAP management, and representatives from Nomura and Holland & Knight, during its engagement. In addition, on July 6, 2021, Brattle participated in a conference call with representatives from MSP and LCAP to discuss the MSP Model in contemplation of an upcoming LCAP Board meeting.
On July 7, 2021, Brattle’s consultants discussed their diligence review with the LCAP Board. A summary presentation, MSP Recovery Valuation Model Independent Assessment, (the “Brattle Presentation”) containing their evaluation is attached hereto as Annex Q. The focus of their work centered on MSP’s Medicare accident claims, the foundation of the valuation model as presented in recent litigation and settlements, and the implicit assumptions in scaling the projections. Brattle reported that the recovery multiples reflected in the MSP Model, which is referred to as the “KBW valuation model” in the Brattle Presentation, were backed by applicable statutes, and that the costs of litigation were capped by virtue of MSP’s contingency fee arrangements. Brattle added, however, that additional factors, including possible changes to defendants’ litigation strategies and settlement practices, as well as uncertainty over the timing and scalability of discovery, could slow the timing of growth of future recoveries and revenue, and could increase MSP’s costs.
Brattle was not requested to independently audit or verify any of the information it was provided, although it did conduct diligence to assess the risks and assumptions underlying the MSP Model. In particular, Brattle reviewed assumptions around the growth in client MAO claims, the increase in the recovery multiple and the expansion and progression of discovery litigation versus primary P&C insurers. It also evaluated other assumptions such as the potential growth of claims, the potential increase over time in the recovery multiple, and the progress of discovery in pending litigation. Brattle reviewed the Law Firm’s previous recoveries in claims property and casualty insurance claims against Ocean Harbor to assess the assumed recovery multiples for the Claims Portfolio, and reviewed data from the Geico claims matching process and compared it to the MSP Model. Brattle reviewed applicable law to confirm that the recovery multiples were supported by statute. Brattle also noted that the settlement with Ocean Harbor created a precedent for the claims administration and disputes process. The Brattle Presentation states that the foregoing assumptions and analytical methods were utilized in providing the summary and Brattle Presentation to LCAP. Brattle did not provide LCAP with an independent valuation of MSP. Furthermore, it was not asked to nor did it consider the fairness of the consideration to be paid in, or provide a fairness opinion in connection with, the Business Combination.
Brattle’s work was part of an overall diligence effort that included a review of the financial statements of MSP by LCAP and its auditors, diligence of MSP’s systems and processes by LCAP management, and legal diligence including as described below.
At the same July 7 LCAP Board meeting as the Brattle presentation, representatives of DLA Piper reviewed with the LCAP Board their fiduciary duties in the context of a transaction of this nature. DLA Piper representatives reviewed with the LCAP Board the material terms of the transaction, including the “Up-C” structure and the New Warrant dividend, along with the indemnification and escrow provisions. They also discussed open points relating to ongoing negotiations. The LCAP Board instructed the LCAP management team and representatives of DLA Piper on the final negotiation points on the MIPA and related agreements ahead of a vote on the final version of the MIPA to be held later in the week.
Representatives from Holland & Knight presented to the LCAP Board their legal due diligence process and findings. Specifically, representatives from Holland & Knight presented their conclusions that: (i) MSP’s litigation-focused business model (including the assignment of rights to recover claims erroneously paid by Medicaid under federal and state Medicaid laws, subject to proper assignment and applicable time limitations) is based on sound legal theories; (ii) case law, supported by several courts, supports that MSP has legal standing and the right to bring a private cause of action under the Medicare secondary payer laws; and (iii) the actions taken by MSP were permitted under HIPAA, so long as MSP complied with the business associate agreements reviewed by Holland & Knight as a part of their diligence. Holland & Knight summarized best practices for compliance with HIPAA for the Post-Combination Company.
Representatives of LCAP’s management team presented to the LCAP Board their business due diligence process and findings regarding MSP’s business, including the role of Virage and LCAP management’s view of the valuation relating to Virage’s equity rollover and sale.
On July 9, 2021, the LCAP Board met again, with members of management and representatives from DLA Piper in attendance, to discuss the status of the MIPA negotiations and timeline for execution as well as to discuss the investor presentation and joint press release.
On July 11, 2021, DLA sent Weil a revised draft of the MIPA reflecting, among other things, revisions to the representations and warranties of the MSP Companies and confirming under the covenants that the LCAP Board would be permitted to modify or withdraw its recommendation to LCAP stockholders to vote in favor of the Business Combination in order to comply with the directors’ fiduciary duties under Delaware law. Also on July 11, 2021, Weil sent DLA a revised draft of the MIPA reflecting, among other things, an increase in the number of New Warrants that would be anticipated to be issued in connection with the Business Combination, from 1 billion to approximately 1.029 billion New Warrants in the aggregate, in order to provide for a round number of shares issuable to LCAP stockholders, if none exercised redemption rights.

On July 11, 2021, the LCAP Board met to discuss and approve the proposed final terms of the MIPA with members of management and representatives from DLA Piper in attendance. The LCAP Board discussed with its representatives the process of negotiations since the LCAP Board had met, and reviewed the due diligence process and findings from LCAP and certain of its representatives. Representatives from DLA Piper again presented to the LCAP Board regarding the directors’ fiduciary duties, as well as a summary of the proposed final terms of the MIPA and related ancillary agreements. Following discussions, the members of the LCAP Board unanimously adopted and approved resolutions (i) determining that the MIPA and the transactions contemplated thereby, including the Business Combination and the issuance of shares in connection therewith, are fair and advisable to, and in the best interests of, LCAP and its stockholders, (ii) approving the MIPA and the ancillary documents thereto and the transactions contemplated by each of the MIPA and the ancillary documents thereto (including the Business Combination), and (iii) recommending that Company stockholders vote in favor of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Non-Binding Governance Proposals, the Director Election Proposal, and the Incentive Plan Proposal. Following such meeting, on July 11, 2021, MSP, LCAP and the other parties to the MIPA signed and exchanged the MIPA and certain ancillary documents.
On July 12, 2021, in advance of the Nasdaq opening for trading, LCAP and MSP issued a joint press release announcing the execution of the MIPA and the proposed Business Combination.
In late October and early November 2021, LCAP, VRM, Virage, and MSP discussed and negotiated the terms of an alternative transaction to the planned acquisition of the equity of Series MRCS and VRM MSP. The parties agreed that in lieu of acquiring such equity, Opco would take assignment of rights to all proceeds by Series MRCS and VRM MSP from claims recovery rights held in primary and collateral series of VRM MSP (the “Assignment”), following receipt by VRM of the VRM Full Return, in exchange for such amount paid to VRM and the consideration received by MRCS as a designee under the MIPA.
On November 8, 2021, the LCAP Board met to discuss and approve the Assignment, the filing and form of the registration statement of which this proxy statement/prospectus forms a part, and Amendment No. 1 to the MIPA whereby the parties agreed to: (a) extend the deadlines for (i) the parties to make the required filings or application under the HSR Act and (ii) the Company to seek stockholder approval to extend the deadline for LCAP to consummate its initial business combination; (b) require each party to pay 50% of the filing fee with respect to the HSR Act; (c) permit the MSP Principals to contribute any amount to MSP necessary to meet the minimum cash requirement in the MIPA; and (d) reflect the MSP Principals paying the registration fee for the securities registered on the registration statement of which the this proxy statement/prospectus forms a part, and Parent reimbursing such amount at Closing. On November 10, 2021, LCAP, Opco, the MSP Purchased Companies and the Members’ Representative (on behalf of the Members) entered into Amendment No. 1 to the MIPA.
On December 22, 2021, the LCAP Board met to discuss comments received by the SEC staff to the initial filing of this Registration Statement, approve the filing of Amendment No. 1 to the Registration Statement and approve or ratify certain other matters related to the Business Combination. Specifically, the Board reevaluated: (i) the various business relationships between Mr. Sternberg and Mr. Ruiz, (i) the fact that the Company’s investment bank will receive fees for both its initial public offering and the Business Combination; and (iii) Amendment No. 1 to the MIPA, which the Board had discussed at its November 8, 2021 meeting, and Amendment No. 2 to the MIPA. Following such reevaluation and related approvals, the Board confirmed its recommendation to the stockholders to vote in favor of the Business Combination and determined that neither Amendment No. 1 nor Amendment No. 2 materially change the business to be acquired or the price to be paid for MSP. On December 22, 2021, LCAP, Opco, the MSP Purchased Companies and the Members’ Representative (on behalf of the Members) entered into Amendment No. 2 to the MIPA.
On March 11, 2022, LCAP, Opco, the MSP Purchased Companies and the Members’ Representative (on behalf of the Members) agreed to extend the Outside Closing Date to June 30, 2022 and entered into, Amendment No. 3 to the MIPA.
Valuation of the Business
During negotiation of the Business Combination, MSP management and its advisors provided various financial information, including projections, relating to the current and anticipated business of MSP. Presentations and negotiations through the beginning of March 2021 were largely based on discussions between the CEO of MSP, John

Ruiz, and the CEO of LCAP, Ophir Sternberg, with Mr. Ruiz verbally summarizing financial information and expectations around valuation as part of his discussion of the overall business thesis of MSP. In March, MSP provided to LCAP a written version of the MSP Model and in April MSP provided to LCAP a more refined version of the MSP Model derived from its work with its advisor KBW.
The parties referred to the MSP Model for purposes of negotiating the purchase price of the transaction. While the Company and its professional advisors performed diligence on the MSP Model, as more fully described in “—Background of the Business Combination”, at no time did the Company or any of its professional advisors develop a separate financial model for MSP and no such advisor has independently prepared a valuation or rendered a fairness opinion in connection with the Business Combination.
The valuation of any business is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. In arriving at a valuation, LCAP Management did not attribute any particular weight to any single analysis or factor that was considered. Rather, LCAP Management made qualitative judgments as to the significance and relevance of each analysis and factor in reaching their conclusions and recommendations to the LCAP Board.
Valuation Models
Typically, companies are valued using one or more of the following models:
The Comparable Companies Approach
The Comparable Companies Approach is a valuation methodology that provides an estimation of fair market value by comparing various public data (dividend yield, price/earnings multiples, etc.) taken from a group of public companies to the target company’s similar information.
Precedent Transactions Approach
The Precedent Transactions Approach is a valuation technique that provides an estimate of fair market value based on market prices realized in actual arms-length transactions and on asking prices for assets or businesses. The valuation process is a comparison and correlation between the subject asset or business and other similar assets or businesses. Considerations such as time and condition of sale and terms of agreements are analyzed for similar assets and are adjusted to arrive at an estimation of the fair market value of the subject asset or business.
The Income Approach (Discounted Cash Flow Analysis)
The Income Approach is a valuation technique that provides an estimation of the fair market value of an asset or business based on the cash flows that an asset or business can be expected to generate over its remaining useful life. The Income Approach begins with an estimation or forecast of the annual cash flows a market participant would expect the subject asset or business to generate over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalents using a rate of return appropriate for the risk of achieving the projected cash flows. The present value of the estimated cash flows are added to the present value equivalent of the residual/terminal value (if any) of the asset or business at the end of the discrete projection period to arrive at an estimate of fair market value of the business or asset.
The Company and its advisors did not believe that there were sufficient data sets available to utilize the Comparable Companies Approach or Predecent Transactions Approach in evaluating the Business Combination, given the unique nature of the business of MSP and lack of comparable companies or transactions to analyze. Accordingly, the Company and its advisors applied the Income Approach to the MSP Model provided by MSP. Although the Company did not deem any company or category of companies sufficiently comparable to perform a fulsome Comparable Companies Approach, the Company identified three broad categories of companies, described below, that contained some level of business comparability for purposes of the Company developing discount rates for MSP’s core business and Governmental Claims Portfolio, as well as a terminal value for MSP’s core business. The Company used the same discount rates for MSP’s core business and Government Claims Portfolio because it believes that the assets—insurance-based claims—contained in those portfolios are sufficiently similar to warrant this treatment. However, the Company did not assume a terminal value for the Government Claims Portfolio because it is a distinct, fixed asset portfolio, and is not an ongoing business like MSP’s core business.

The Company determined the following three groups of companies have sufficient elements of comparability to MSP to warrant use of their derived discount rates and terminal values: insurance and healthcare disruptors, data analytics and information systems businesses, and alternative asset managers, as described in further detail below. In selecting companies within each category, the Company considered each company’s revenue growth, EBITDA growth, operating margin and EBITDA margin.
Insurance and Healthcare Disruptors
The Company used publicly available information to compare selected financial information for a group of insurance and healthcare disruptor companies selected by the Company. The insurance and healthcare disruptor group included companies whose securities are traded on a major exchange with a market capitalization between $1.2 billion and $28 billion but excluded targets of announced merger transactions and companies that (a) had a pending acquisition that brought their pro forma assets above the aforementioned threshold, or (b) recently completed their initial public offering. The insurance and healthcare disruptors group consisted of the following companies: Teladoc Health, Inc., Oak Street Health, Inc., Hippo Enterprises Inc., Cano Health, Inc., Lemonade, Inc., GoHealth, Inc., Root, Inc., 1 Life Healthcare, Inc., GoHealth, Inc., BRP Group, Inc., eHealth, Inc. and Metromile, Inc. The Company selected the companies within this group because they are focused on disrupting the traditional healthcare and insurance incumbents with technology and data. In particular, the companies within this group were selected based on similarities with MSP’s business model, in the form of disrupting legacy healthcare processes, enhancing expense efficiency and insurance underwriting of particular verticals. Specifically, the companies selected have utilized data and/or technology to gain an advantage over legacy systems and/or product offerings. Whether it be by replacing in-person products with virtual products or platforms or utilizing more advanced technology to manage data, utilized in healthcare distribution, facilities, payments, and managed health care, as well as insurance distribution, underwriting and claims management.
The analysis compared publicly available financial information with corresponding data for the insurance and healthcare disruptors group as of or for the year ended December 31, 2021 (unless otherwise noted). The table below sets forth the median and mean data for the insurance and healthcare disruptors group.
Insurance and Health Care Disruptors
	Mean	Median
2021E Revenue Growth: -16.6% - 116.3%	48.5%	46.4%
2022E Revenue Growth: 23.5% - 80.9%	43.3%	41.5%
2023E Revenue Growth: 18.4% - 90.6%	39.4%	33.8%
2021E EBITDA Growth: -86.8% - 82.8%	15.5%	29.7%
2022E EBITDA Growth: -0.3% - 84.4%	41.0%	44.6%
2023E EBITDA Growth: 17.1% - 90.6%	37.6%	32.4%
2021E Operating Margin: 4.9% - 21.2%	12.1%	10.3%
2022E Operating Margin: 4.3% - 25.6%	15.2%	15.6%
2023E Operating Margin: 4.5% - 27.5%	14.3%	12.7%
2021E EBITDA Margin: 5.7% - 30.0%	17.0%	15.6%
2022E EBITDA Margin: 3.1% - 32.5%	14.5%	15.8%
2023E EBITDA Margin: 5.6% - 33.3%	18.3%	18.6%
Alternative Asset Managers
The Company used publicly available information to perform a similar analysis for a group of alternative asset manager companies selected by the Company. The alternative asset manager group included companies whose securities are traded on a major exchange with market capitalization between $5 billion and $92 billion but excluded targets of announced merger transactions and companies that (a) had a pending acquisition that brought their pro forma assets above the aforementioned threshold, or (b) recently completed their initial public offering. The Alternative Asset Manager group consisted of the following companies: The Blackstone Group Inc., Brookfield Asset Management, Inc., KKR & Co. Inc., Apollo Global Management, Inc., Ares Management Corporation, The Carlyle Group Inc. and Hamilton Lane Incorporated. The Company selected the companies within this group because their performance is based on the success of investments with time horizons of 5-10 years. The Company believed these companies provided an appropriate comparison for analyzing MSP’s business because the potential recoveries identified via data matching in MSP’s business are expected to take years to develop and settle.

The analysis compared publicly available financial information with corresponding data for the alternative asset manager group as of or for the year ended December 31, 2021 (unless otherwise noted). The table below sets forth the median and mean data for the alternative asset manager group.
Alternative Asset Manager
	Mean	Median
2021E Revenue Growth: -16.1% - 69.7%	22.4%	15.3%
2022E Revenue Growth: -1.0% - 20.9%	12.3%	14.3%
2023E Revenue Growth: 4.9% - 22.6%	14.4%	12.8%
2021E EBITDA Growth: -27.8% - 159.4%	38.2%	25.9%
2022E EBITDA Growth: 4.3% - 20.0%	14.5%	16.0%
2023E EBITDA Growth: 5.2% - 22.1%	15.1%	17.5%

2021E Operating Margin: 0.6% - 57.6%	38.7%	41.5%
2022E Operating Margin: 0.7% - 58.3%	39.2%	43.4%
2023E Operating Margin: 0.7% - 60.0%	40.3%	50.6%
2021E EBITDA Margin: 24.9% - 137.8%	65.3%	58.1%
2022E EBITDA Margin: 27.3% - 143.7%	66.8%	55.7%
2023E EBITDA Margin: 43.2% - 152.2%	78.8%	58.5%
Data Analytics and Information Systems Businesses
The Company used publicly available information to perform a similar analysis for a group of data analytics and information system companies selected by the Company. The data analytics and information system group included companies whose securities are traded on a major exchange with market capitalization between $3 billion and $182.9 billion but excluded targets of announced merger transactions and companies that (a) had a pending acquisition that brought its pro forma assets above the aforementioned threshold, or (b) recently completed their initial public offering, which we refer to as the data analytics and information system group. The Data Analytics and Information System group consisted of the following companies: Accenture LLP, Thomas Reuters Corporation, IHS Markit Ltd., MSCI Inc., Experian PLC, Verisk Analytics, Inc., Equifax Inc., TransUnion, Gartner, Inc., FactSet Research Systems, Inc., Dun & Bradstreet Holdings, Inc. and ExlService Holdings, Inc. The Company selected the companies within this group because they utilize proprietary analysis to work with large volumes of data and provide a differentiated service in their respective markets. The Company believed these companies provided an appropriate comparison for analyzing MSP’s business because such analytical processes are similar to MSP’s proprietary data aggregation and data matching technology and processes.
The analysis compared publicly available financial information with corresponding data for the Data Analytics and Information Systems group as of or for the year ended December 31, 2021 (unless otherwise noted). The table below sets forth the median and mean data for the Data Analytics and Information Systems group.
Data Analytics and Information Systems
Comparable Company Analysis
	Mean	Median
2021E Revenue Growth: 5.5% - 24.1%	10.1%	7.5%
2022E Revenue Growth: 4.4% - 13.7%	7.4%	6.5%
2023E Revenue Growth: 4.7% - 12.9%	7.7%	7.3%
2021E EBITDA Growth: 6.0% - 61.8%	26.2%	25.3%
2022E EBITDA Growth: 4.7% - 16.8%	10.8%	9.6%
2023E EBITDA Growth: 2.0% - 17.8%	9.5%	9.5%

2021E Operating Margin: 0.3% - 54.6%	25.1%	24.9%
2022E Operating Margin: 0.4% - 55.7%	26.3%	27.2%
2023E Operating Margin: 0.3% - 56.7%	28.0%	29.3%
2021E EBITDA Margin: 17.5% - 59.1%	34.9%	34.2%
2022E EBITDA Margin: 17.7% - 59.8%	36.0%	36.0%
2023E EBITDA Margin: 17.9% - 60.5%	36.7%	37.9%

Application of the Income Approach (Discounted Cash Flow Analysis)
In connection with its valuation analysis, the Company analyzed the estimated future unlevered free cash flows for both the MSP core business and the Governmental Claims Portfolio for the fiscal years ending December 31, 2020 through December 31, 2030. Unlevered “free cash flow” is defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a rate of return for a company exhibiting characteristics similar to MSP.
The Company considered a number of factors in determining the discount rate, including: (1) MSP’s stage in the cycle of management’s business plan, (2) MSP’s projected financial performance and growth, and (3) the risks facing MSP in order to achieve the projected results, including execution risk and competitive risks, among others. Company management believes that this range of discount rates is consistent with the rate of return that a security holder could expect to realize on alternative investment opportunities with comparable companies and similar risk profiles.
For both MSP’s core business and the Governmental Claims Portfolio, the Company used discount rates ranging from 10% to 16%. For purposes of MSP’s core business, the Company estimated the net present value of all cash flows attributable to MSP after fiscal year 2030 (the “Terminal Value”) using a terminal earnings multiple range of 5x to 10x.
Based on these assumptions, the Company’s discounted cash flow analysis resulted in an estimated enterprise value range for MSP of $22.5 billion to $42.9 billion, with MSP’s core business representing the majority of this value ($22.5 billion to $32.9). Based on this enterprise value range, the Company estimated MSP’s equity value to range from $22.3 to $42.7 billion, after taking into account cash of $17.0 million and the absence of debt. The purchase price of $32.5 billion, assuming a share value of $10 per share, is within such range.
Recommendation of the LCAP Board and Reasons for the Business Combination
In reaching its unanimous resolution (i) determining that the MIPA and the transactions contemplated thereby, including the Business Combination and the issuance of shares in connection therewith, are fair and advisable to, and in the best interests of, the Company and its stockholders and (ii) recommending that Company stockholders adopt the MIPA and approve the Business Combination and the other transactions contemplated by the MIPA, the LCAP Board consulted with the Company’s legal and financial advisors in connection with its evaluation of the MIPA and the Business Combination, reviewed the results of due diligence conducted by the Company’s management, together with its legal and financial advisors and considered a range of factors, including, but not limited to, the factors discussed below. In light of the large number and wide variety of factors considered in connection with its evaluation of the Business Combination, the LCAP Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The LCAP Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.
In approving the Business Combination, the LCAP Board determined not to obtain a fairness opinion. The officers and directors of LCAP have substantial experience with mergers and acquisitions and in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds enabled them to make the necessary analyses and determinations regarding the Business Combination with MSP. In analyzing the Business Combination, the LCAP Board conducted due diligence on the Company and researched the industry in which it operates and concluded that the Business Combination was in the best interest of stockholders.
In the prospectus for the IPO, the Company identified general criteria and guidelines that the Company believed would be important in evaluating prospective target businesses. The Company indicated its intention to acquire companies that it believes possess the following characteristics:
•	businesses that focus on PropTech, a domain in which the Company’s management has a substantial track record, deep experience, and the technical ability to diligence efficiently.
•	consider reasonably accepted valuation standards and methodologies to seek businesses, as determined in the sole discretion of the Company’s officers and directors.

•
businesses that have generated attractive unit economics at scale, have established and growing revenue streams. The Company did not expect to acquire startup companies, companies with speculative business plans or companies that are excessively leveraged.

•
businesses that have a leading, growing or unique niche market position in their respective sectors. The Company expected to analyze the strengths and weaknesses of target businesses relative to their competitors and seek to invest in one or more businesses that demonstrate advantages when compared to their competitors, including capable management team, defensible proprietary technology, strong adoption rates and relevant domain expertise.

•
businesses that have experienced management teams or those that provide a platform to assemble an effective and capable management team. The Company expected to focus on management teams with a track record of driving revenue growth and creating value for their shareholders.

•	businesses that will benefit from being publicly listed and can effectively utilize the broader access to capital and the public profile to grow and accelerate shareholder value creation.
•	companies that have a leading or niche market position and that demonstrate advantages when compared to their competitors, which may help to create barriers to entry against new competitors.
•	businesses that have historically generated, or has the near-term potential to generate, strong and sustainable free cash flow.
In considering the Business Combination, the LCAP Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the MIPA and the transactions contemplated thereby, including, but not limited to, the following factors (not necessarily in order of relative importance):
•
Reasonableness of the aggregate consideration to be paid to the Members under the MIPA. Following a review of the financial data provided to the Company, including certain unaudited prospective financial information of MSP (including, where applicable, the assumptions underlying such unaudited prospective financial information) and the Company’s due diligence review of MSP’s business, the LCAP Board determined that the consideration to be paid to the Members was reasonable in light of such data and financial information. Additionally, the issuance of the New Warrants will provide Company stockholders who do not redeem their shares of Class A Common Stock with additional value, which the LCAP Board considered in conjunction with the reasonableness of the aggregate consideration to be paid to the Members under the MIPA.In this context “reasonable” means (i) given the uniqueness of the MSP business model, that the work done by the third party due diligence advisors supported the “reasonableness” of the assumptions used to validate the business model, (ii) that the variables considered by the LCAP Board in relation to the financial analysis for the MSP business and the government claims were a reasonable basis to compute the valuation, and (iii) given the inherent uncertainties in any long-term projections, particularly in a business like MSP’s where there is limited historical financial information to extrapolate, the inclusion of the New Warrants as partial consideration to Company stockholders who do not exercise their redemption rights provides a meaningful counter-balance to the uncertainties in the projections.

•
Due Diligence. The Company’s management and advisors conducted due diligence examinations of MSP, including: commercial, financial, legal and regulatory due diligence, and extensive discussions with MSP’s management and the Company’s management and legal advisors concerning such due diligence examinations of MSP.

•
Industry and Trends. MSP’s business is based in a serviceable market that has a long-standing history of improper claim reimbursement concerns, and that the LCAP Board considers attractive, and which, following a review of industry trends and other industry factors (including, among other things, historic and projected market growth), the LCAP Board believes has continued growth potential in future periods.

•
Defensive, niche business model, coupled with a first mover advantage has led to MSP identifying approximately $15 billion of Paid Value of Potentially Recoverable Claims (as of the date of the MIPA) that could be recoverable in the near future. Based on the Company’s discussions with MSP’s management, the Company’s management understands that MSP has (i) developed over 1,400 proprietary algorithms and has proven experience aggregating, normalizing and analyzing large volumes of data, which has identified approximately $15 billion of Paid Value of Potentially Recoverable Claims, as of the date of the MIPA, and (ii) data assigned from more than 150 Assignors spanning 50 states and Puerto Rico, which include, but are not limited to: Medicare Advantage Organizations, Management Service Organizations, Accountable Care Organizations, Managed Care Organizations, Physicians, Healthcare Providers and Independent Practice Associations. The Company believes that MSP is positioned to achieve substantial potential growth on the basis of its assets.
•
Commitment of MSP’s Owners. The Members (or their designees) will own approximately 99.1% of the Post-Combination Company, assuming the no redemption scenario and exercise of the Public Warrants, Private Warrants or New Warrants. Such ownership percentage will be affected by the level of redemptions by Public Stockholders and the exercise of outstanding warrants or New Warrants. See “Summary—Ownership of the Post-Combination Company.” The LCAP Board believes that the Members continuing to own a substantial percentage of the Post-Combination Company on a pro forma basis reflects such equityholders’ belief in and commitment to the continued growth prospects of MSP going forward.

•
Lock-Up and Employment Agreements. The LCAP Board considered the agreement by John H. Ruiz and Frank C. Quesada to be subject to a post-Closing lockup in respect of their Up-C Units and shares of Class A Common Stock, subject to certain exceptions, and to enter into employment agreements with the Post-Combination Company, which is expected to provide important stability to the leadership and governance of MSP.

•
Opportunity to introduce an attractive asset class to public investors that has historically been transacted in private market settings. The Company’s belief that recent transactions involving SPACs indicate a market trend to bring private companies with novel business models and innovative asset classes to the public markets.

•
Driven MSP management with diverse experience and an entrepreneurial mindset to bring this asset class to the public markets. MSP founder, John H. Ruiz, brings more than 30 years of leadership, information technology innovation and a successful track record in large class actions and multi-district litigation. MSP’s management team has the unique capability to combine data analytics and legal expertise, including having extensive knowledge of applicable recovery laws and track record of successful class action recoveries related to insurance payments.

•
Negotiated Transaction. The LCAP Board considered the terms and conditions of the MIPA and the related agreements and the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions, as well as the strong commitment by both the Company and MSP to complete the Business Combination. The LCAP Board also considered the financial and other terms of the MIPA and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between MSP and the Company.

•
Other Alternatives. After a review of other business combination opportunities reasonably available to the Company, the LCAP Board believes that the proposed Business Combination represents the best potential business combination reasonably available to the Company taking into consideration, among other things, the timing and likelihood of accomplishing the goals of any alternatives.

•
Post-Closing Governance. The fact that the Sponsor had negotiated the right to nominate two members of the Board following the Business Combination, which the LCAP Board believes will allow for the Post-Combination Company to benefit from the Sponsor’s professional relationships to identify potential board members that will have appropriate industry and/or financial knowledge and professional experience to oversee the Post-Combination Company and drive returns for stockholders.

•	Unique Social Focus. The LCAP Board considered MSP’s unique social focus on supporting the long-term sustainability of Medicare and Medicaid programs relied upon by over 100 million Americans.
•
Proprietary Data System. The LCAP Board’s belief that MSP has a proprietary data system that has proven experience aggregating, normalizing and analyzing large volumes of data to identify recoverable healthcare claims.

The LCAP Board also considered various uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
•	Key Man Risk: John H. Ruiz and Frank C. Quesada are key business drivers of MSP and the success of MSP remains highly dependent on their continued involvement.
•	Benefits May Not Be Achieved. The potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.
•
Validity of Claims underlying MSP’s business model, and other risks relating to MSP’s business model. The risks relating to the fact that the validity of MSP’s claim assignments, legal standing of the MSP claims, penalties and double damages provisions, and other key legal issues remain subject to continued affirmation in the U.S. court system. Additionally, the LCAP Board considered the risks associated with the fact that healthcare insurers and other Assignors continue to revise expense policies which may limit the size of future pools of claims relevant to MSP’s business.

•
Regulation. The risk that changes in the regulatory and legislative landscape or new industry developments may adversely affect the projected financial results and the other business benefits anticipated to result from the Business Combination, including the risk that the Medicare Secondary Payer Act of 1980 remains subject to legal interpretation and potential revision.

•
Scale of Operations. While the MSP management has modeled the expected expenses, they have not previously operated at a scale indicated in the MSP management projections nor executed on the scale of growth contemplated.

•	Stockholder Vote. The Company’s stockholders may fail to approve the proposals necessary to effect the Business Combination.
•
Closing Conditions. The completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within the Company’s control, including the receipt of certain required regulatory approvals.

•
The Public Stockholders Holding a Minority Position in the Post-Combination Company. The Public Stockholders will hold a minority position in the Post-Combination Company approximately 0.4%, assuming (1) the no redemption scenario and (2) that the holders of the Company’s existing Public Warrants and Private Warrants exercise those warrants, and no New Warrants are exercised, as such, the Company’s current stockholders are unlikely to have an influence on the management of the Post-Combination Company. Such ownership percentage will be affected by the level of redemptions by Public Stockholders and the exercise of outstanding warrants or New Warrants. See “Summary—Ownership of the Post-Combination Company.”

•	Due Diligence. Legal due diligence review from the Company’s advisor raised concerns over internal controls and documentation related to HIPAA compliance and data protection.
•
No PIPE Investment. The risk posed by the fact that there is no PIPE as part of the Business Combination, since public investors often rely on PIPE investors for third-party validation of the valuation of a transaction.

•
Litigation Related to the Business Combination. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•
Listing Risks. The challenges associated with preparing MSP, which is a private company, for the applicable disclosure and listing requirements to which MSP will be subject as a publicly traded company.

•
Financial Condition: As of the date the LCAP Board approved the Business Combination, MSP did not have any combined or consolidated historical financial statements, and therefore the LCAP Board could not consider MSP’s historical financial results or historical and current balance sheet information in conjunction with its consideration of other financial information of MSP in making its determination. Once MSP’s audited financial statements became available, the LCAP Board reviewed the audited financial statements in conjunction with the other unaudited financial data available to it and continued to recommend the Business Combination. See “Risk Factors—The Sponsor, certain members of the LCAP

Board and our officers have interests in the Business Combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement.”
•	Market Volatility: The possibility that the SPAC market experiences volatility and disruptions, causing deal disruption.
•
Liquidation. The risks and costs to the Company if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in the Company being unable to effect an initial business combination by August 18, 2022.

•	No Third-Party Valuation. The LCAP Board did not obtain a third-party valuation or fairness opinion in connection with the Business Combination.
•
Fees and Expenses. The fees and expenses associated with completing the Business Combination. In addition, the LCAP Board considered the fact that Nomura has contingent fees owing to it upon the successful completion of the Business Combination, consisting of (a) an M&A fee of $20 million and (b) deferred underwriting fees of approximately $4.4 million. The LCAP Board did not believe such fees would be such a conflict of interest that it should prevent Nomura from serving as financial advisor to the Company in evaluating and advising on the Business Combination.

•
Risks related to VRM: MSP has entered into certain arrangements with VRM and its affiliates, which include preferred returns on cash distributions, which may impact existing and new investors. (see “Certain Relationships and Related Party Transactions” beginning on page 247).

In addition to considering the factors described above, the LCAP Board also considered other factors, including, without limitation:
•
Interests of Certain Persons. The Sponsor, our officers and certain of our directors may have interests in the Business Combination (see “— Interests of the Company’s Directors and Executive Officers in the Business Combination”).

•	Other Risk Factors. Various other risk factors associated with the business of MSP, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.
The LCAP Board concluded, in its business judgment, that the potential benefits that it expects the Company and its stockholders to achieve as a result of the Business Combination outweigh the potentially negative and other factors associated with the Business Combination. Accordingly, the LCAP Board unanimously determined that the Business Combination and the transactions contemplated by the MIPA are fair and advisable to, and in the best interests of, the Company and its stockholders.
Certain Unaudited Projected Financial Information of MSP
The prospective financial information set forth below was requested by, and disclosed to, the Company for use as a component in its overall evaluation of MSP, and is included in this proxy statement/prospectus because it was provided by MSP to the LCAP Board for its evaluation of the Business Combination. The Company did not perform a formal sensitivity analysis on the projections, did not prepare its own projections, and did not secure a third party valuation or fairness opinion. However, with the assistance of Nomura and litigation experts, the Company performed diligence on the MSP projections and related business thesis, and management determined and reported to the LCAP Board that they believed the assumptions underlying the projections were reasonable. MSP has not warranted the accuracy, reliability, appropriateness or completeness of the prospective financial information to anyone, including the Company.
Neither the management of MSP nor any of its representatives, advisors or affiliates has made or makes any representation to any person regarding the ultimate performance of MSP compared to the information contained in the prospective financial information, and none of them intends to or undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the prospective financial information are shown to be in error. MSP provided the Company with its internally prepared prospective financial information for each of the years in the 6-year period ending December 31, 2026. MSP does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of MSP prepared the prospective financial information set forth below in connection with the Business Combination and disclosed it to the Company for use as a component in its evaluation of MSP. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of MSP’s management, was prepared on a reasonable basis, and reflected reasonable estimates and judgments at the time it was prepared and presents, to the best of MSP management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.
The inclusion of prospective financial information in this proxy statement/prospectus should not be regarded as an indication that MSP or the Company, their respective boards of directors or managers, or their respective affiliates, advisors or other representatives considered, or now considers, such prospective financial information necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The prospective financial information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or holders of shares of Class A Common Stock, are cautioned not to place undue reliance on this information.
While presented with numeric specificity, the prospective financial information reflects numerous estimates and assumptions with respect to business, economic and market conditions and other future events, as well as matters specific to MSP’s business, all of which are difficult to predict and many of which are beyond MSP’s control. Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date it was prepared, which was in April 2021. The prospective financial information are forward looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond MSP’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MSP” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus, respectively. While all prospective financial information are necessarily speculative, MSP believes that prospective financial information covering periods beyond 12 months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. This prospective financial information is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.
Neither MSP’s nor the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR MSP, THE COMPANY, AND THEIR RESPECTIVE OFFICERS, DIRECTORS AND AFFILIATES UNDERTAKE NO OBLIGATIONS AND EXPRESSLY DISCLAIM ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The key elements of the projections provided by management of MSP to the Company are summarized in the table below:(1)
$ in millions	2021	2022	2023	2024	2025	2026
Forecasted New Potentially Recoverable Claims to MSP(2)	$5,931	$5,862	$7,214	$6,322	$4,683	$4,888
Estimated Paid Value of Potentially Recoverable Claims(3)	$20,993	$26,856	$34,070	$40,392	$45,075	$49,963
Cumulative % of Potentially Recoverable Claims Recovered(4)	0%	2%	7%	19%	35%	51%
Cumulative Recoveries(5)	$—	$535	$2,328	$7,514	$15,915	$25,471
Implied Annual Recoveries(6)	$—	$535	$1,793	$5,186	$8,400	$9,556
Estimated Recovery Multiple of Annual Recoveries(7)	NM	1.9 x	1.7 x	2.1 x	2.4 x	2.5 x
Gross Annual Recoveries(8)	NM	$992	$3,105	$10,744	$20,371	$23,765
Net Recoveries To MSP(9)	$—	$342	$963	$3,252	$6,139	$7,247
After-Tax Net Income to MSP(10)	$(37)	$204	$632	$2,313	$4,434	$5,232
(1)
This section is a non-GAAP financial projection and reflects all claims of which MSP takes assignment, as well as those claims owned by a third party but to which MSP is entitled to a recovery percentage. These projections do not include potential recoveries from Government Related Recoveries or interest expense accruals. Totals may not sum due to rounding.

(2)
Forecasted New Potentially Recoverable Claims to MSP (“NPRC”) represents MSP’s good faith estimates of the portion of Paid Amount in respect of new claims to which MSP would be entitled to receive a portion of recovery proceeds (typically 50%), as analyzed through MSP’s approximately 600 Funnels and 1,100 Layers. NPRC is calculated first by estimating the total annual Medicare and Medicaid spend across four modules, representing Accident Claims within the Medicare Advantage market (reflecting such claims in the private sector of the Medicare Program), Other Claims within Medicare Advantage market (reflecting such claims in the private sector of the Medicare Program), Original Medicare market (reflecting the public sector of the Medicare Program) and Medicaid market. The total annual Medicare and Medicaid spend is estimated for each year in the forecast period based on historical annual growth rates in Medicare and Medicaid spend. The total spend in the Accident Claims and Other Claims modules is then adjusted to reflect an assumed level of administrative costs (i.e., the medical loss ratio) of 15%, to account for the private sector nature of such modules, consistent with the standardized 15% medical loss ratio provided by CMS. The resulting adjusted spend equals the annual total addressable market opportunity within the Accident Claims and Other Claims modules. Of the annual total addressable market opportunity in each module, MSP management calculates claims that could represent a recovery opportunity within each module, based on the assumption that 8-10% of annual medical claims are accident related and 2% of claims are related to fraud and misconduct, consistent with historical market data on such claims. MSP then estimates its new market share for each year in each module in good faith, and the new market share is then multiplied by recoverable opportunities for each module. The resulting amounts for each module are then aggregated to calculate NPRC. NPRC for each of the years shown reflects MSP market penetration of less than 1%.

(3)
Estimated Paid Value of Potentially Recoverable Claims (“EPVPRC”) represents the cumulative Paid Amount of potentially recoverable claims to which MSP would be entitled to receive a portion of recovery proceeds (typically 50%), as analyzed through MSP’s approximately 600 Funnels and 1,100 Layers. EPVPRC for the year ending December 31, 2021 was calculated by adding $15.062 billion of Paid Claims held by MSP as of December 31, 2020 with Forecasted NPRC to MSP for the year ending December 31, 2021. EPVPRC for each of the years ending December 31, 2022 through 2026 is calculated by adding NPRC to EPVPRC for the prior year.

(4)
Represents MSP management’s good faith estimate of the timing of reaching recovery settlements or other resolutions. MSP management produced this estimate based on the nature of the claims then held and forecasted to be held in MSP’s claim’s portfolio, the stages of MSP’s claims portfolio in terms of the recovery process, as well as MSP management’s experience with claims recovery.

(5)	Represents EPVPRC multiplied by Cumulative % of Potentially Recoverable Claims Recovered
(6)	Implied Annual Recoveries for a given year is calculated by subtracting the Cumulative Recoveries for the prior year, from the Cumulative Recoveries for such year.
(7)	Represents MSP management’s good faith estimate of potential upside from claims recoveries that may result from payment to MSP, based on MSP management’s experience with claims recovery.
(8)	Represents Implied Annual Recoveries multiplied by Estimated Recovery Multiple on Annual Recoveries.
(9)
Represents Gross Annual Recoveries after paying assignor interests and contingent legal fees, and represents portion of recoveries that are forecasted to be recognized as part of MSP’s gross revenues. Assigner interests are equal to 50% of Gross Annual Recoveries through 2025 and 55% of Gross Annual Recoveries in 2026; contingent legal fees (including amounts paid to the Law Firm) equal 40% of Gross Annual Recoveries net of assignor interests through 2025 and 32.5% of Gross Annual Recoveries net of assignor interests in 2026, reflective of a shift to revenue less dependent on legal process.

(10)	Represents Net Recoveries to MSP minus operating expenses and taxes, and reflects the assumption that MSP will see cost reduction efficiencies in operating expenses as its claims portfolio grows.
Projected Financial Information Approach
At the time the projected financial information was prepared, MSP did not have any combined or consolidated historical financial statements and had achieved limited actual recoveries from its claims portfolio. As a result, the projected financial information of MSP was not prepared on the basis of any combined or consolidated historical financial statements of MSP, other than in respect of the approximate $15.062 billion of Paid Claims held by MSP as of December 31, 2020. Instead, as discussed above, MSP estimates New Forecasted Claims to MSP to calculate EPVPRC, and adjusts EPVPRC based on MSP management’s good faith estimate of the timing of reaching recovery settlements or other adjudicated resolutions, and the potential upside from recoveries to calculate Net Recoveries To MSP. MSP’s projected financial information is based on numerous of assumptions, including assumptions with respect to general market and regulatory conditions, the number of claims that MSP will be assigned or under which it will be entitled to a recovery percentage, estimated cumulative recoveries with respect to MSP’s claims portfolio and various other factors, all of which are difficult to predict and many of which are beyond MSP’s control, such as the risks and uncertainties discussed in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
MSP selected a six-year period to be covered by the MSP projected financial information because the period reflects a meaningful period to illustrate potential recoveries for claims held within MSP’s claims portfolio, based on the nature of the claims then held and forecasted to be held in MSP’s claim’s portfolio and the stages of MSP’s claims portfolio in terms of the recovery process.
Updates to Portfolio as Compared to the Financial Projections
Subsequent to MSP providing the Company with the projections, MSP entered into additional arrangements with new and existing clients for additional healthcare claims. As a result of such additional claims, as of December 31, 2021, MSP’s portfolio included approximately $1.5 trillion in Billed Amount (and approximately $364 billion in Paid Amount), which contains approximately $87 billion in Paid Value of Potentially Recoverable Claims. See “Information about MSP—Scale of Current Portfolio.”
Satisfaction of 80% Test
The Nasdaq rules require that the Company’s initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of the Company’s signing a definitive agreement in connection with its initial business combination. As of July 11, 2021, the date of the execution of the MIPA, the value of the net assets held in the Trust Account was approximately $230 million (excluding approximately $8.05 million of deferred underwriting discount held in the Trust Account) and 80% thereof represents approximately $184 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the LCAP Board used as a fair market value the enterprise value of approximately $32.5 billion, which was implied based on the terms of the transactions agreed to by the parties in negotiating the MIPA. The enterprise value consists of an implied equity value of approximately $32.6 billion. In determining whether the enterprise value described above represents the fair market value of MSP, the LCAP Board considered all of the factors described in this section and the section of this proxy statement/prospectus entitled “The Membership Interest Purchase Agreement” and the fact that the purchase price for MSP was the result of an arm’s length negotiation. As a result, the LCAP Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account).
Interests of the Company’s Directors and Executive Officers in the Business Combination
The Sponsor and our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Proposals. As a result of such interests, the Sponsor and our directors and officers may be incentivized to complete a business combination with a less favorable combination partner or on terms less favorable to public shareholders rather than fail to complete a business combination by August 18, 2022 (or such later date as may be approved by the Company’s stockholders) and be forced to liquidate and dissolve the Company. These interests include:
•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve the proposed Business Combination;
•	the fact that Ophir Sternberg, Thomas Hawkins and Roger Metzler will serve as directors of the Post-Combination Company;

•
the fact that Ophir Sternberg is party to certain joint business ventures with John Ruiz, as described under “Interests of MSP’s Directors and Executive Officers in the Business Combination—RC Lakehouse, LLC” and “Interests of MSP’s Directors and Executive Officers in the Business Combination—Cigarette Holdings, LLC”;

•
the fact that the Sponsor paid an aggregate of $25,000 for 5,000,000 Founder Shares in January 2020 and, in February 2020, the Company declared a stock dividend of 0.15 share for each Founder Share outstanding, resulting in the Sponsor holding an aggregate of 5,750,000 Founder Shares. After giving effect to the sales or transfer of Founder Shares to Nomura and in connection with the IPO to certain insiders, the remaining 5,667,500 Founder Shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $56,675,000 but, given the restrictions on such shares, we believe such shares have less value. In addition, given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the units sold in the IPO and the substantial number of shares of Class A Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the common stock of the combined company trades below the price initially paid for the units in the IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by August 18, 2022 (or such later date as may be approved by the Company’s stockholders);

•
the fact that our Initial Stockholders, being holders of Class A Common Stock, are eligible to receive the dividend comprised of the New Warrants to be issued upon the automatic conversion of the Founder Shares at Closing, and the fact that, because our Initial Stockholders have agreed not to redeem their shares in connection with the Business Combination, they may receive a significant number of such New Warrants, if other holders of Class A Common Stock elect to exercise their redemption rights;

•
the fact that the Sponsor paid an aggregate of $5,950,000 for Private Units comprised of 297,500 Private Warrants to purchase shares of Class A Common Stock and that such Private Warrants will expire worthless if a business combination is not consummated by August 18, 2022;

•
the continued right of the Sponsor to hold Class A Common Stock and the shares of Class A Common Stock to be issued to the Sponsor upon exercise of its Private Warrants following the Business Combination, subject to certain lock-up periods;

•
if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•
the Sponsor (including its representatives and affiliates) and the Company directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to the Company. For example, each of the Company’s officers may be considered an affiliate of the Sponsor and directors and officers of the Company are also affiliated with Lionheart III and Lionheart IV, all of which are blank check companies incorporated for the purpose of effecting their respective initial business combinations. In addition, Mr. Meltzer serves on the board of directors of Haymaker Acquisition Corp. III, a blank check company incorporated for the purpose of effecting a business combination. The Sponsor and the Company’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to the Company completing its initial business combination. Moreover, certain of the Company’s directors and officers have time and attention requirements for certain other companies. The Company’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to the Company, and the other entities to which they owe certain fiduciary or contractual duties, including Lionheart III and Lionheart IV. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented.

These conflicts may not be resolved in the Company’s favor and such potential business opportunities may be presented to other entities prior to their presentation to the Company, subject to applicable fiduciary duties. The Existing Charter provides that the Company renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company and such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue, and to the extent the director or officer is permitted to refer that opportunity to the Company without violating another legal obligation. For more information, see “Management of the Company— Conflicts of Interests.”
•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;
•
the fact that our independent directors will receive a grant of 10,000 shares of Class A Common Stock at the time of the consummation of the Business Combination. The approximate value of this grant is $100,000 (10,000 shares at $10.00 per share). These shares will come from the pool of Founder Shares and will not result in any dilution to Public Stockholders or the Members;

•
the fact that the Sponsor and our directors and officers will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by August 18, 2022; and

•
that, at the closing of the Business Combination we will enter into the amended and restated registration rights agreement with the Sponsor and our directors and officers which provides for registration rights to such persons and their permitted transferees.

These interests may influence our directors and officers in making their recommendation that you vote in favor of the approval of the Business Combination.
Interests of MSP’s Directors and Executive Officers in the Business Combination
Legal Fees
During the years ended December 31, 2021 and December 31, 2020, MSP made payments to MSP La Ley con John H. Ruiz P.A., d/b/a MSP Recovery Law Firm, a Florida corporation, and MSP Law Firm, a Florida PLLC (either or both such entities, the “Law Firm”) of $58,000 and $0, respectively, and had accrued an additional $2,000 and $0, respectively, for legal services under the Existing LSAs for claims recoveries for which the Law Firm had a right to receive payment from MSP. During these periods, the Law Firm also received legal services payments awarded pursuant to court orders as a result of fee shifting statutes in respect of claims recoveries in which MSP had an interest. These payments were made directly by third parties to the Law Firm as required by the applicable court orders, and not by MSP. In addition, MSP has historically been party to a legal services agreement, and following the Closing will be party to the Legal Services Agreement attached to this proxy statement/prospectus as Annex L, pursuant to which the Law Firm will be entitled to an amount, if greater than zero, equal to the difference calculated as 40% of the amount due to Opco for its recovered claims before deduction of certain costs less, to the extent applicable for such case or matter, attorneys’ fees that are awarded to the Law Firm pursuant to a fee shifting statute by agreement or court award in any given case or matter related to such recovered claims.
Please see section entitled “Certain Relationships and Related Party Transactions—Legal Services—MSP Recovery Law Firm” for additional information.
Service Fee Account Loan
The Closing is conditioned upon the satisfaction of the Minimum Cash Condition. In connection with Closing, John H. Ruiz and Frank C. Quesada have agreed to loan (or cause to be loaned) to MSP up to the aggregate amount then-remaining in the Service Fee Account, and the Minimum Cash Condition will be deemed to be satisfied if that amount is so loaned, irrespective of the amount of cash actually held by MSP and Opco. As of December 31, 2021, VRM had $30.7 million reserved in the Service Fee Account. Pursuant to the MIPA, the loan shall be made on terms no less favorable to the MSP Purchased Companies than: (i) bearing interest (computed on the basis of a year of 365 or 366 days, as applicable, and the actual days elapsed) at a rate per annum equal to 4.0%, payable in arrears on the last business day of each quarter and at maturity, (ii) maturing on the day that is six months from the Closing Date

(or, if such day is not a business day, the next succeeding business day); provided that such date may be extended, at the option of the borrower, for up to three successive six month periods (for a total of 24 months) and (iii) being prepayable by the borrower at any time, without prepayment penalties, fees or other expenses.
Transaction Bonus Pool – MSP
In connection with the Closing, John H. Ruiz, Frank C. Quesada and/or their respective affiliates who are Members intend to designate to Opco (and forfeit any and all rights with respect thereto) up to 25,000,000 Up-C Units (the “Forfeited Units”) from the consideration that otherwise would have been paid to them pursuant to the MIPA. In addition, following the Closing, the Post-Combination Company will establish a bonus pool of up to 25,000,000 shares of common stock or RSUs (the “Bonus Pool”). Any allocations from such Forfeited Units or Bonus Pool (which may be paid to certain individuals, including executive officers and other employees of MSP, or may be made under the terms of the Incentive Plan) will be determined by Mr. Ruiz and Mr. Quesada in their discretion. In addition, the number of Forfeited Units and the number of securities comprising the Bonus Pool may be increased, and greater bonuses may be paid, in order to gross up recipients thereof for any applicable withholding taxes.
New Warrant Repurchases
In connection with the Business Combination, the Company intends to distribute a dividend of the New Warrants following the Closing Date to stockholders of record as of the close of business on the Warrant Record Date, after giving effect to the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees. Pursuant to the terms of the LLC Agreement, at least twice a month, to the extent any New Warrants have been exercised in accordance with their terms, the Post-Combination Company is required to purchase from John H. Ruiz and Frank C. Quesada, as the MSP Principals, proportionately, the number of Up-C Units or shares of Class A Common Stock owned by such MSP Principal equal to the Aggregate Exercise Price divided by the Warrant Exercise Price in exchange for the Aggregate Exercise Price. For more information, see the LLC Agreement attached hereto as Annex D.
RC Lakehouse, LLC
Ophir Sternberg and an affiliate of John Ruiz, are partners in an entity, RC, that purchased a condominium unit located at The Ritz-Carlton Residences Miami Beach on or about May 31, 2021. Ophir Sternberg retained a 1% non-voting, non-economic interest in RC Lakehouse, LLC. Please see section entitled “Certain Relationships and Related Party Transactions—RC Lakehouse, LLC” for additional information.
Cigarette Holdings, LLC
Affiliates of each of Ophir Sternberg and John Ruiz are partners in an entity, Cigarette Holdings, LLC (“CH”), that purchased the assets and operations of the former Cigarette Racing Team, LLC on or about May 21, 2021.
Policies and Procedures for Related Party Transactions
As a private company, MSP does not have a formal written related party transaction policy. The Post-Combination Company will implement policies and procedures with respect to the approval of related party transactions in connection with the closing of the Business Combination.

Sources and Uses for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination. These figures assume that no Public Stockholders exercise their redemption rights in connection with the Business Combination. If the actual facts are different from these assumptions, the below figures will be different.
Sources and Uses No Redemption Scenario (in millions)
Sources		Uses
Company Cash in Trust Account(1)	$121	Remaining Cash to Balance Sheet(1)(4)	$43
PIPE	0	Company Estimated Transaction Cost(4)	78
Member rollover(2)	32,500	Member rollover(2)	32,500
Total Sources	$32,621	Total Uses	$32,621
(1)
Assumes that no additional shares of Class A Common Stock are redeemed (after giving effect to the redemption of 10,946,369 shares of Class A Common Stock in connection with the Company stockholder vote to approve the Extension Amendment). This amount will be reduced by the amount of cash used to satisfy any redemptions.

(2)	Represents Up-C Units (or shares of Class A Common Stock) equal to $32.5 billion divided by $10.00.
The following table summarizes the sources and uses for funding the Business Combination. These figures assume the expense adjusted maximum redemption scenario. If the actual facts are different from these assumptions, the below figures will be different.
Sources and Uses Expense Adjusted Maximum Redemption Scenario (in millions)
Sources		Uses
Company Cash in Trust Account(1)	$69	Remaining Cash to Balance Sheet(1)	$19
Cash from Members(2)	28	Company Estimated Transaction Cost(4)	78
Member rollover (3)	32,500	Member rollover(3)	32,500
Total Sources	$32,597	Total Uses	$32,597
(1)
Assumes that 5,401,587 shares of Class A Common Stock are redeemed for an aggregate payment of approximately $54.0 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account. The remaining shares not redeemed include 650,000 shares of Class A Common Stock that are not subject to redemption as the shareholders have waived redemption rights. Cash available for maximum redemptions is calculated as the cash in trust less remaining transaction costs to be paid in cash reflected in the unaudited pro forma condensed combined balance sheet.

(2)
Represents an assumed cash contribution raised from a loan from Messrs. Ruiz and Quesada (or their affiliates) at the Closing in order to satisfy the condition tied to the MSP Minimum Cash Amount (as defined in the MIPA), assuming cash and cash equivalents of MSP as of December 31, 2021.

(3)	Represents Up-C Units (or shares of Class A Common Stock) equal to $32.5 billion divided by $10.00.
(4)
Reflects the settlement of $78.3 million of estimated transaction costs expenses expected to be incurred for the Business Combination, of which $11.6 million was already paid as of December 31, 2021 and $4.2 million was already expensed as of December 31, 2021. Included in the amount that remains to be settled is $8.1 million for the settlement of the Company’s deferred underwriting fee payable incurred during the IPO, due upon completion of the Business Combination, settlement of costs accrued as of the balance sheet date, costs that will be prepaid at the Closing, estimated costs for advisory, legal, and other fees that can be deducted against additional paid in capital including those capitalized as prepaids and other current assets, estimates costs that will be expensed as incurred, and estimated costs to be offset against the net equity of the Company at the Closing.

REGULATORY APPROVALS REQUIRED FOR THE BUSINESS COMBINATION
Completion of the Business Combination is subject to approval under the HSR Act. Each of MSP and the Company has agreed to use their respective reasonable best efforts to take all actions to consummate and make effective the transactions contemplated by the MIPA and use their reasonable best efforts to obtain each material third-party consent and approval required to be obtained in order to consummate the transactions set forth under the MIPA as promptly as practicable.
HSR Act
Under the HSR Act, and related rules, the transactions may not be completed until notifications have been filed with and certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and all statutory waiting period requirements have been satisfied. On November 30, 2021, the Company and MSP filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination. The related HSR Act waiting period expired on December 30, 2021.
At any time before or after the completion of the Business Combination, the Antitrust Division or the FTC could take action under the U.S. law, including seeking to prevent the Business Combination, to rescind the Business Combination or to clear the Business Combination subject to the divestiture of assets of the Company or MSP or subject to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the transactions or permitting completion subject to the divestiture of assets of the Company or MSP or other remedies. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the transactions on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.
There can be no assurances that the regulatory approvals discussed above will be received on a timely basis, or as to the ability of the Company and MSP to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals.
ANTICIPATED ACCOUNTING TREATMENT
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. MSP Recovery’s founder, John H. Ruiz, and certain other related parties will continue to control the Post-Combination Company. As the Business Combination represents a common control transaction from an accounting perspective, the Business Combination will be treated similar to a reverse recapitalization. As there is no change in control, MSP Recovery has been determined to be the accounting acquirer. Under this method of accounting, LCAP will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of MSP Recovery issuing stock for the net assets of LCAP, accompanied by a recapitalization. The net assets of LCAP will be stated at historical cost, with no goodwill or other intangible assets recorded.
PUBLIC TRADING MARKETS
The Class A Common Stock, the Public Warrants and the Public Units are currently listed on Nasdaq under the symbols “LCAP,” “LCAPW” and “LCAPU,” respectively. We intend to apply to continue the listing of our Class A Common Stock and Public Warrants on Nasdaq under the symbols “MSPR” and “LCAPW,” respectively, and apply to list the New Warrants under the symbol “MSPRW,” upon the closing of the Business Combination. If issued, the New Warrants are expected to trade promptly following their issuance. At the Closing, each Unit will separate into its components, comprising one share of Class A Common Stock and one-half of one Public Warrant.

THE MEMBERSHIP INTEREST PURCHASE AGREEMENT
This section describes the material terms of the MIPA. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the MIPA, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the MIPA that is important to you. You are urged to read the MIPA carefully and in its entirety. This section is not intended to provide you with any factual information about the Company or MSP. Such information can be found elsewhere in this proxy statement/prospectus.
Effects of the Business Combination
Pursuant to the MIPA, the Members will sell and assign all of their membership interests of MSP to Opco in exchange for Up-C Units, which are exchangeable on a one-for-one basis for shares of Class A Common Stock. Following the Closing, the Company will own all of the voting economic Class A Units of Opco and the Members will own all of the non-voting economic Class B Units of Opco.
Consideration
Subject to the terms and conditions set forth in the MIPA, the aggregate consideration to be paid to the Members will consist of (i) 3,250,000,000 Up-C Units and (ii) rights to receive payments under the Tax Receivable Agreement. Of the Up-C Units to be issued at Closing, 6,000,000 will be deposited into an escrow account with Continental Stock Transfer and Trust Company, to satisfy any potential indemnification claims that may be brought pursuant to the MIPA during the Survival Period (as defined below). Notwithstanding the forgoing, no fractional shares of Class A Common Stock or Class V Common Stock, or fractional Class B Units, will be issued pursuant to the Business Combination, and instead any such fractional share or unit that would otherwise be issued will be rounded to the nearest whole share or unit (with 0.5 being rounded up).
Closing and Effective Time of the Business Combination
The Closing of the Business Combination will take place remotely at 10:00 a.m. local time but shall be deemed to have occurred for all purposes as of 12:01 a.m. Eastern Time, no later than two business days after the last of the conditions to Closing have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), unless the Company and the Members’ Representative agree to an alternate date and time in writing. See “— Conditions to the Business Combination” beginning on page 223 for a more complete description of the conditions that must be satisfied prior to the Closing. The time at which the Business Combination becomes effective is sometimes referred to in this proxy statement/prospectus as the “Effective Time.”
As of the date of this proxy statement/prospectus, the Members and the Company expect that the Business Combination will be effective during the first quarter of 2022. However, there can be no assurance as to when or if the Business Combination will occur.
If the Business Combination is not completed by the Outside Closing Date, the MIPA may be terminated by either the Company or the Members’ Representative. See “— Termination” beginning on page 224 for a more complete description of the termination rights of the parties.
Covenants and Agreements
Conduct of MSP’s Business Prior to the Completion of the Business Combination
MSP agreed from the date of the MIPA through the earlier of the Closing Date and the termination of the MIPA in accordance with its terms, except as expressly contemplated by the MIPA or consented to by the Company (such consent not to be unreasonably withheld, conditioned, delayed or denied) to use commercially reasonable efforts to conduct the business of MSP in the ordinary course, consistent with past practices, not to enter into any material transactions without the prior written consent of the Company, and to use commercially reasonable efforts to preserve an keep intact MSP’s business relationships with employees, clients, suppliers and other third parties.
In addition to the general covenants above, except as set forth in the MIPA, MSP agreed that from the date of the MIPA until the Closing or termination of the MIPA, MSP will not:
•	amend, modify or supplement its certificate of formation, operating agreement or other organizational documents;

•
amend, waive any material rights under or provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any material way, any material contract or enter into any contract that, if in effect of the date hereof, would constitute a material contract;

•
sell, lease, license or otherwise dispose of any material assets of MSP, taken as a whole, except pursuant to existing contracts or commitments disclosed herein and for licenses granted in the ordinary course of business;

•	pay, declare, or agree to pay any distributions with respect to the MSP membership interests, or pay, declare or agree to pay any other payments to any Member;
•
except as otherwise required pursuant to any MSP Company Plan (as defined in the MIPA) in effect on the date of the MIPA, grant any material increase in salary to any director or officer of MSP or change the bonus or profit-sharing policies of MSP, other than changes that do not result in a material increase in the cost of such benefits;

•	obtain or incur any loan or other indebtedness, excluding drawings under existing lines of credit;
•	grant or incur any material lien, except for certain permitted liens, on the assets of MSP;
•
delay, accelerate or cancel any receivables or indebtedness owed to MSP or write off or make further reserves against the same, except, in each case, in the ordinary course of business consistent with past practice or as required by GAAP;

•	except as contemplated by the MIPA and the ancillary agreements, merge or consolidate with or acquire any other entity or be acquired by any other entity or person;
•	voluntarily fail to maintain insurance policies covering the assets of MSP in a form and amount consistent with past practices;
•	make any material change in its accounting principles or methods or write down the value of any inventory or assets of MSP, in each case, except as required by GAAP;
•	change the principal place of business or jurisdiction of organization of MSP;
•
make any loans, other than travel or other expense advances to employees in the ordinary course of business not to exceed $10,000 individually or $100,000 in the aggregate and prepayments and deposits paid to suppliers of MSP in the ordinary course of business; except as contemplated by the MIPA and certain ancillary agreements, issue, redeem or repurchase any MSP membership interests or other securities in MSP or issue any securities exchangeable for or convertible into MSP membership interests;

•
except as otherwise required by applicable law, make or change any material tax election (other than with respect to MSP Recovery of Puerto Rico, LLC), change any annual tax accounting periods, amend any material tax return, prepare or file any tax return materially inconsistent with past practice or, on any such tax return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods (including materially inconsistent positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date); settle or otherwise compromise any material claim relating to taxes, enter into any closing agreement or similar agreement relating to taxes, otherwise settle any material dispute relating to taxes, or request any ruling or similar guidance with respect to a material amount of taxes; provided, that the Company’s prior consent is not required with respect to any of the foregoing actions where a person who is not a party to the MIPA is able to undertake such action with respect to MSP without the consent or any action on the part of any party to the MIPA; or

•	agree to do any of the actions above.
Conduct of LCAP’s Business Prior to the Completion of the Business Combination
The Company and Opco agreed, from the date of the MIPA through the Closing, except as contemplated by the MIPA or as consented to by the Members’ Representative in writing, not to:
•	change, modify or amend the Investment Management Trust Agreement, the Sponsor Agreement, or their respective organizational documents;

•
declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, the Company or Opco, split, combine or reclassify any capital stock of, or other equity interests in, the Company or Opco; or other than (x) in connection with the stockholder redemption or (y) as otherwise required by the organizational documents of the Company or Opco in order to consummate the transactions contemplated by the MIPA, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company or Opco;

•
subject to certain exceptions, make, change or revoke any material tax election, adopt or change any material accounting method with respect to taxes, file any amended material tax return, settle or compromise any material tax liability, enter into any material closing agreement with respect to any tax, surrender any right to claim a material refund of taxes or consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment or enter into any tax sharing or tax indemnification agreement (except, in each case, for such agreements that are commercial contracts not primarily relating to taxes) or similar agreement or take any similar action relating to taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future tax liability or materially decreasing any present or future tax asset of the Company or Opco or MSP in a manner that will disproportionately affect the Members (as compared to the Company’s stockholders) after the Closing;

•
enter into, renew or amend in any material respect, any transaction or contract with an affiliate of the Company (including, for the avoidance of doubt, (x) the Sponsors or anyone related by blood, marriage or adoption to any Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•
waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened action) or compromise or settle any liability;

•	incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness;
•
offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, the Company or Opco or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than issuance of Class A Common Stock in connection with the exercise of any warrants outstanding on the date hereof or amend, modify or waive any of the terms or rights set forth in, any warrant or the warrant agreement relating thereto, including any amendment, modification or reduction of the warrant price set forth therein; or

•
except as contemplated by certain exceptions, prior to the Closing, (A) adopt or amend any Purchaser Plan (as defined in the MIPA), enter into any employment contract or collective bargaining agreement or hire any employee.

The Company additionally agreed from the date of the MIPA through the Closing, to comply with, and continue performing under, as applicable, the organizational documents of the Company, the Investment Management Trust Agreement, certain ancillary documents to the MIPA and all other agreements or contracts to which the Company or Opco may be a party.
Trust Account Disbursement
Upon satisfaction or waiver of the conditions set forth under the heading “— Conditions to the Business Combination” and provision of notice to the trustee of the Trust Account in accordance with and pursuant to the Investment Management Trust Agreement, at the Closing, except for a portion of the interest earned on the amounts held in the Trust Account, the Company shall disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem Public Shares in connection with the consummation of Business Combination or an amendment to the Company’s certificate of incorporation in accordance with the terms set forth therein; (b) to the Public Stockholders if the Company fails to consummate a business combination by August 18, 2022, subject to any extension upon approval of the Company’s stockholders to amend the certificate of incorporation; (c) in connection with a business combination, expenses owed by the Company to third parties to which they are owed; (d) in connection with a business combination, certain fees owed to the underwriters in the IPO; or (e) to, or on behalf of, the Company after or concurrently with the consummation of a business combination.
HSR Act and Regulatory Approvals
The parties to the MIPA agreed to promptly make any required filings or application under the HSR Act and similar antitrust laws (“Antitrust Laws”), as applicable, and with respect to the HSR Act make any required filings no later than fifteen business days after the date of the MIPA. The parties agreed that the Company would pay all applicable filing fees with respect to any and all notifications required under the HSR Act in order to consummate the transactions contemplated by the MIPA when due. The parties additionally agreed to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act. Each party agreed, in connection with its efforts to obtain all requisite approvals and authorizations for the Business Combination under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its representatives from, or given by such party or its representatives to, any governmental authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding the Business Combination; (iii) permit a representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any governmental authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such governmental authority or other person, give a representative or representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s representative is prohibited from participating in or attending any meetings or conferences, the other parties agreed to keep such party promptly and reasonably apprised with respect thereto; and (v) cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated by the MIPA, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any governmental authority.
Proxy Solicitation
As promptly as practicable after the delivery of MSP’s financial statements pursuant to the MIPA, the Company and MSP agreed to use their respective reasonable best efforts to prepare, and the Company to file with the SEC, the registration statement of which this proxy statement/prospectus forms a part, to be used as a proxy statement for the Special Meeting with respect to, among other things, providing the Public Stockholders with the opportunity to redeem their shares of Class A Common Stock and soliciting proxies from holders of Class A Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of the Proposals.
The Company agreed, prior to or as promptly as practicable following the effectiveness of the registration statement of which this proxy statement/prospectus forms a part to take all action necessary under applicable law to, in consultation with the Members’ Representative, establish a record date for, call, give notice of and hold the Special Meeting to consider and vote on the Proposals and cause the proxy statement/prospectus to be mailed to its stockholders of record, as of the record date to be established by the board of directors. Pursuant to the MIPA, the Special Meeting is to be held as promptly as practicable, and in any event not more than 25 days after the date on which the Company commences the mailing of the proxy statement/prospectus to its stockholders.
The Company agreed, through the LCAP Board, to recommend that the Company’s stockholders vote in favor of adopting and approving all Proposals, and to include such recommendation in this proxy statement/prospectus. The Company further agreed not to change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the aforementioned recommendations, except as necessary, based on an opinion of the Company’s outside legal counsel to comply with their fiduciary duties under Delaware law.
Exclusivity
MSP and the Members. From the date of the MIPA until the earlier of the Closing or the termination of the MIPA, neither MSP nor any of the Members will, and such persons will not permit any of their respective affiliates or representatives to, directly or indirectly, (i) encourage, solicit, initiate, engage, participate, enter into discussions or negotiations with any person concerning any merger, acquisition consolidation, recapitalization, share exchange, business combination or other similar transaction, possible public investment or public offering with respect to MSP or any sale, lease, exchange, transfer or other disposition of a material portion of the assets of MSP or any class or series of the capital stock, or membership interests of MSP in a single transaction or series of transactions, other than the transactions contemplated by the MIPA, (ii) take any other action intended or designed to facilitate the efforts of any person relating to a possible Alternative Transaction; or (iii) approve, accept, recommend or enter into any Alternative Transaction or any contract related to any Alternative Transaction.
The Company. From the date of the MIPA until the earlier of the Closing, or the termination of the MIPA, the Company will not take, nor shall it permit any of its affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than MSP, the Members and/or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination other than with MSP, the Members, and their respective affiliates and representatives.
LCAP Nasdaq Listing
From the date of the MIPA through the Closing, the Company has agreed to use reasonable best efforts to keep the Class A Common Stock listed for trading on Nasdaq. The Company additionally agreed to take all steps reasonably necessary or advisable to cause the shares of Class A Common Stock and the New Warrants to trade under the symbols “MSPR” and “MSPRW” upon the Closing, or under such other symbols as the Members’ Representative and the Company may otherwise agree prior to the Closing. Finally, the Company agreed to take all steps reasonably necessary or advisable to cause the shares of Class A Common Stock to be issued (x) pursuant to Business Combination, if any, and (y) on conversion of the Class B Units that are included in the Up-C Units, as provided for in the LLC Agreement, in each case to be approved for listing on Nasdaq.
Directors’ and Officers’ Insurance
The Company and MSP have agreed that from and after the Closing, that, with respect to any acts or omissions occurring on or prior to the Closing, all rights to indemnification, exculpation and advancement of expenses and all limitations on liability existing in favor of any manager, director, officer or employee of MSP or the Company prior to the Closing (collectively, the “D&O Persons”), in each case, as provided in the organizational documents of MSP or the Company, as applicable, or any other similar indemnification arrangement in effect as of the date of the MIPA, will survive the consummation of the Business Combination and continue in full force and effect and be honored by the Company, Opco and MSP in accordance with their terms and to the fullest extent of the law. The parties further agreed that for a period of six years following the Closing, such rights may not be amended or otherwise modified in the organizational documents of MSP or the Company in any manner that would adversely affect the rights of the D&O Persons, unless such amendment or modification is required by law.
The Company and MSP have further agreed that for a period of six years from the Effective Time, the Company will, or will cause one or more of its subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering the D&O Persons on terms not less favorable than the terms of such insurance coverage in place at the time of signing the MIPA for any manager, director, officer or employee of MSP prior to the Closing; provided, however, that (i) the Company may cause coverage to be extended under such directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under the MIPA shall be continued in respect of such claim until the final disposition thereof.
Other Covenants and Agreements
The MIPA contains other covenants and agreements, including covenants related to:
•	MSP delivering to the Company certain financial information and audited and unaudited financial statements specified in the MIPA;
•	MSP using commercially reasonable efforts to enter into the Employment and Restrictive Covenant Agreements with certain employees prior to the Closing Date;

•	certain tax matters;
•	MSP using commercially reasonable efforts to obtain each third-party consent required in connection with the consummation of Business Combination;
•
the parties using their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable or as another party may reasonably request to consummate and make effective as promptly as practicable the transactions contemplated by the MIPA (including the satisfaction, but not waiver, of the closing conditions), (ii) execute and deliver, or cause to be executed and delivered, such other documents, certificates, agreements and other writings and take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by the MIPA, and (iii) obtain each material third-party consent and approval required to be obtained in order to consummate the Business Combination;

•
MSP, subject to certain limitation and restrictions, providing the Company, its legal counsel and other representatives reasonable access, to the offices, properties and books and records and using commercially reasonable efforts to furnish to the Company, its legal counsel and other representatives such information relating to the business in the possession of MSP as such persons may reasonably request, in each case solely for purposes of consummating the Business Combination;

•	the disbursement of monies from the Trust Account;
•	confidentiality and publicity relating to the MIPA and the transactions contemplated thereby;
•	Members’ Representative and the Members, on the one hand, and the Company and Opco, on the other hand, promptly notifying the other party of certain events; and
•
each party, on the request of any other party, executing such further documents, and performing such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by the MIPA.

Representations and Warranties
The MIPA contains representations and warranties made by MSP to the Company and Opco relating to a number of matters, including the following:
•	company organization, good standing and power;
•	requisite authority to enter into the MIPA and to complete the contemplated transactions;
•	required governmental and regulatory consents necessary in connection with the Business Combination;
•	absence of conflicts with organizational documents, applicable laws or certain agreements and instruments as a result of entering into the MIPA or consummating the Business Combination;
•	capitalization of MSP and valid issuance of all membership interests;
•	organizational documents;
•	control by and control of third parties;
•	assumed names;
•	contracts requiring consent as a result of entering into the MIPA or consummating the Business Combination;
•	financial information and absence of undisclosed liabilities;
•	accuracy, completeness and authenticity of the books and records;
•	absence of a Material Adverse Effect with respect to MSP since December 31, 2020 and absence of certain other changes with respect to MSP;
•	title to assets of MSP;
•	title to CCRAs;
•	litigation;

•	material contracts;
•	insurance;
•	licenses and permits;
•	compliance with laws;
•	intellectual property;
•	privacy and data security;
•	employees;
•	employee benefits and compensation;
•	real property;
•	tax matters;
•	environmental laws;
•	HIPAA compliance;
•	healthcare law compliance;
•	healthcare laws proceedings;
•	broker’s and finder’s fees related to the Business Combination;
•	anti-corruption matters;
•	compliance with laundering statutes;
•	dealings with Office of Foreign Assets Control of the U.S. Treasury Department sanctioned countries;
•	non-investment company; and
•	lack of untrue statements of a material fact or omissions to state any material fact.
Certain of these representations and warranties are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the MIPA, a “Material Adverse Effect” with respect to MSP means a material adverse change or a material adverse effect (i) upon the assets, liabilities, financial condition, prospects, net worth, management, earnings, cash flows, business, operations or properties of MSP and the business, taken as a whole, whether or not arising from transactions in the ordinary course of business; (ii) that is reasonably likely to prevent or materially delay the consummation of the Business Combination or any Member or MSP from performing its obligations under the MIPA or certain ancillary agreements to which it is a party or (iii) solely for purposes of measuring Losses (as defined below) under the indemnification provisions, and not for purposes of any Closing condition, resulting in Losses indemnifiable hereunder pursuant to any third-party claims or direct claims that exceed $20,000,000; provided, however, that Material Adverse Effect does not include any event, occurrence, fact, condition or change (or effect resulting from any of the foregoing), alone or in combination, arising out of or attributable to: (a) any change, effect or circumstance resulting from an action required or permitted by the MIPA; (b) any change, effect or circumstance resulting from the announcement of the MIPA or the pendency of the transactions contemplated thereby; (c) any strike, embargo, labor disturbance, riot, earthquake, hurricane, tsunami, flood, mudslide, wild fire, other weather-related or meteorological event, epidemic, pandemic, disease outbreak, or any other natural or man-made disaster or acts of God (including any governmental response to any of the foregoing in this clause (c)); (d) factors generally affecting the industries or markets in which MSP operates; (e) changes in law or GAAP or the interpretation thereof; (f) any failure of MSP to achieve any projected revenue, earnings, expense or other projections, forecasts, predictions or budgets prior to the Closing; (g) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (h) any change in the financial, banking, or securities markets; (i) any acts of terrorism, war (whether or not declared), or cyber-attacks, including the engagement by the United States in hostilities or the escalation thereof, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; or (j) any consequences arising from any action required to be taken or not taken by MSP or any of the Members at the request of the Company.

The MIPA also contains representations and warranties made by the Members to the Company and Opco relating to a number of matters, including the following:
•	ownership of the membership interests of MSP and authority to execute the MIPA and consummate the Business Combination;
•
no consent, approval, waiver, authorization or novation or notice or filing required to be given or made by any Member in connection with the execution of the MIPA and consummation of the Business Combination;

•	rights or interests of the Members in any person relating to MSP’s business;
•	absence of conflicts with organizational documents, applicable laws or certain agreements and instruments as a result of entering into the MIPA or consummating the Business Combination;
•	litigation; and
•	each Member being an accredited investor.
The MIPA additionally contains representations and warranties made by the Company and Opco to MSP and the Members relating to a number of matters, including the following:
•	company organization, good standing and power;
•	requisite authority to enter into the MIPA and to complete the contemplated transactions;
•	required governmental and regulatory consents necessary in connection with the Business Combination;
•	absence of conflicts with organizational documents, applicable laws or certain agreements and instruments as a result of entering into the MIPA or consummating the Business Combination;
•	broker’s and finder’s fees related to the Business Combination;
•	due authorization and valid issuance of securities issued as consideration in the Business Combination;
•	capitalization of the Company and Opco and valid issuance of all securities;
•	the Investment Management Trust Agreement and the Trust Account;
•	employees and employee benefit plans;
•	lack of untrue statements of a material fact or omissions to state any material fact;
•	Nasdaq listing;
•	reporting company and registration of Class A Common Stock pursuant to Section 12(b) of the Exchange Act;
•	no undisclosed liabilities;
•	proper filing of documents with the SEC, the accuracy of information contained in the documents filed with the SEC and SOX certifications, and financial information;
•	absence of a Parent Material Adverse Effect (as defined in the MIPA) since December 31, 2020 and conduct of business;
•	Sponsor Agreement is in full force and effect;
•	related party transactions;
•	non-investment company;
•	investigations and access to information of MSP; and
•	no other representations and warranties.
Certain of these representations and warranties are qualified as to “materiality” or “Parent Material Adverse Effect.” For purposes of the MIPA, a “Parent Material Adverse Effect” means any change, effect, condition or development that, individually or in the aggregate, is or is reasonably likely to (i) be materially adverse to the business, condition (financial or otherwise), assets, liabilities, business plans or results of operations of the Company or Opco, taken as a whole or (ii) prevent or materially delay the consummation of any of the transactions contemplated by the MIPA, certain ancillary agreements or otherwise prevent or materially delay the Company or Opco from performing its obligations under the MIPA or such ancillary agreements to which it is a party; provided, however, that in no event will any changes in general economic conditions or changes in securities markets in general be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect.
Indemnification
During the Survival Period, MSP (solely with respect to claims made prior to the Closing) and the Members, severally but not jointly, have agreed to indemnify and hold harmless the Company and Opco against, among other things, and in respect of specified actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees (“Losses”), incurred or sustained by the Company and Opco as a result of (a) any breach of or inaccuracy in any of the representations or warranties of MSP or the Members or (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by MSP or the Members to be performed prior to or at the Closing. The total payments made by MSP and the Members to the Company and Opco with respect to Losses are not to exceed the Escrow Units. The parties have agreed that any liability incurred by the Members pursuant to the terms of such indemnification will be paid by the return or cancellation of the Escrow Units. The parties have further agreed that MSP and the Members shall not be liable to the Company or Opco for indemnification until the aggregate amount of all Losses exceeds $20 million, in which event the indemnifying parties shall be required to pay or be liable for all such Losses from the first dollar.
Conditions to the Business Combination
Conditions to Each Party’s Obligations. The respective obligations of each of the parties to the MIPA to complete the Business Combination are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:
•	there not being in force any law, judgment, injunction, decree or order of any court, arbitrator or other governmental authority enjoining, restraining or prohibiting the consummation of the Closing;
•	the approval by the Company’s stockholders of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Director Election Proposal, and the Incentive Plan Proposal;
•
the shares of Class A Common Stock to be issued (i) pursuant to the Business Combination, (ii) upon conversion of the Class B Units that are included in the Up-C Units, or (iii) upon exercise of the New Warrants, in each case, being approved for listing on Nasdaq;

•	the Company having net tangible assets of at least $5,000,001 upon the consummation of the Business Combination, after giving effect to any Company stockholder redemptions;
•	the expiration or termination of any applicable waiting period (including any extension thereof) under the HSR Act (which waiting period expired on December 30, 2021);
•
the registration statement of which this proxy statement/prospectus forms a part having become effective in accordance with the provisions of the Securities Act, no stop order having been issued by the SEC which remains in effect with respect to the registration statement, and no proceeding seeking such a stop order having been threatened or initiated by the SEC which remains pending; and

•
the cash and cash equivalents of MSP and Opco (after giving effect to any redemptions and the payment of transaction costs, including deferred underwriting fees) as of the Effective Time plus all amounts in the Trust Account, not being less than $30.0 million (such condition, the “Minimum Cash Condition”), provided, however, that Messrs. Ruiz and Quesada have agreed to loan (or cause to be loaned) to MSP up to the aggregate amount then-remaining in the Service Fee Account, and the Minimum Cash Condition will be deemed to be satisfied if that amount is so loaned, irrespective of the amount of cash actually held by MSP and Opco.

Conditions to Obligations of the Company and Opco. The obligation of the Company and Opco to complete the Business Combination are also subject to the satisfaction or waiver by Company and Opco of the following conditions:
•	each of MSP and the Members having performed in all material respects their respective obligations required to be performed under the MIPA at or prior to the Closing Date;

•
the representations and warranties of MSP and the Members contained in the MIPA, disregarding all qualifications and exceptions contained therein relating to materiality, being true, correct and complete at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case only as of such date), except where the failure of such representations and warranties to be so true and correct, has not had, and would not have, a Material Adverse Effect (as defined in the MIPA);

•	MSP, the Members and the Members’ Representative, as applicable, having executed and delivered to the Company a copy of certain ancillary agreements to which it is a party;
•
the Company having received a certificate signed by the Chief Executive Officer, Chief Financial Officer or other authorized person of MSP stating that the conditions specified in Section 10.2(a) and Section 10.2(b) of the MIPA have been satisfied;

•	no Material Adverse Effect having occurred since the date of the MIPA; and
•	the Company having received the Tax Receivable Agreement duly executed by the Company, Opco and certain Members.
Conditions to Obligations of MSP. The obligation of MSP and the Members to complete the Business Combination are also subject to the satisfaction or waiver by MSP and the Members of the following conditions:
•	the Company and Opco having performed in all material respects their respective obligations under the MIPA required to be performed at or prior to the Closing Date;
•
the representations and warranties of the Company and Opco contained in the MIPA, disregarding all qualifications and exceptions contained therein relating to materiality, being true and correct at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case only as of such date), except where the failure of such representations and warranties to be so true and correct, has not had, and would not have, a Parent Material Adverse Effect (as defined in the MIPA);

•
the Members’ Representative having received a certificate signed by an authorized officer of the Company stating that the conditions specified in Section 10.3(a) and Section 10.3(b) of the MIPA have been satisfied;

•
the Company having delivered to the Members’ Representative (i) certified copies of the resolutions duly adopted by each of the Company’s and Opco’s Boards of Directors authorizing the execution, delivery and performance of the MIPA; and (ii) written resignations, in forms satisfactory to the Members’ Representative, dated as of the Closing Date and effective as of the Closing, executed by (A) all officers of the Company and Opco; and (B) all persons serving as directors of the Company and Opco immediately prior to the Closing who are not selected as directors in accordance with Section 9.8 of the MIPA;

•	the Company and Opco having executed and delivered to the Members’ Representative a copy of certain ancillary agreements to which each is a party;
•	no Parent Material Adverse Effect having occurred since the date of the MIPA;
•	the Board having been appointed as the board of directors of the Post-Combination Company;
•
each of the covenants of the Sponsor required under the Sponsor Agreement to be performed as of or prior to the Closing having been performed in all material respects, and none of the Sponsors having threatened (orally or in writing) (i) that the Sponsor Agreement is not valid, binding and in full force and effect, (ii) that the Company is in breach of or default under the Sponsor Agreement or (iii) to terminate the Sponsor Agreement; and

•	Opco having delivered the Tax Receivable Agreement, duly executed by the Company, Opco and certain Members.
Termination
The MIPA may be terminated, and the transactions contemplated thereby abandoned at any time prior to Closing by mutual written consent or by either the Company or the Members’ Representative, on behalf of MSP and the Members, in the event that the Closing does not occur by June 30, 2022 and no material breach of the MIPA by the party seeking to terminate the MIPA has occurred. The Company or the Members’ Representative, on behalf of MSP and the Members, may also terminate the MIPA if the other party materially breaches any representation, warranty, agreement or covenant contained in the MIPA or in any Additional Agreement (as defined in the MIPA) to be performed on or prior to the Closing Date and such breach is not cured by the earlier of (x) the Outside Closing Date and (y) the expiration of 20 days following receipt by the breaching party of a notice describing in reasonable detail the nature of such breach.
The MIPA may also be terminated by the Members’ Representative on behalf of MSP and the Members by written notice to the Company if (i) the LCAP Board withdraws (or modifies in any manner adverse to MSP or the Members), or proposes to withdraw (or modify in any manner adverse to MSP or the Members), the LCAP Board’s recommendation in favor of the Proposals, or fails to reaffirm such recommendation as promptly as practicable (and in any event within five business days) after receipt of any written request to do so by the Members’ Representative; (ii) the Condition Precedent Proposals shall not have been approved at the Special Meeting (or at any adjournment or postponement thereof); or (iii) following February 18, 2022 if, prior to such date, the Company is unable to obtain the requisite approval from its stockholders to extend the deadline for the Company to consummate its initial business combination beyond February 18, 2022 to a date no earlier than 60 days following the Outside Closing Date.
Effect of Termination
In the event of the termination of the MIPA pursuant to Article XIII thereof, all obligations of the parties thereunder (other than certain provisions relating to confidentiality, indemnification, the effects of termination other specified provisions, which will survive the termination of the MIPA) will terminate without any liability of any party; provided, that no termination will relieve a party from any liability arising from or relating to any knowing and intentional breach of a representation, a warranty or a covenant by such party prior to termination.
Amendments
No provision of the MIPA may be amended, except in writing signed by each party, and the MIPA cannot be terminated orally or by course of conduct. No provision of the MIPA can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.
Specific Performance
The parties agreed that the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of the MIPA or certain ancillary agreements and to enforce specifically the terms and provisions thereof, without proof of damages, prior to the valid termination of the MIPA in accordance with its terms, in addition to any other remedy to which they are entitled under the MIPA or any ancillary agreement, and that the right of specific enforcement is an integral part of the transactions contemplated by the MIPA and without such right, none of the parties would have entered into the MIPA. Each party further agreed not to oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.
Fees and Expenses
Except as otherwise provided in the MIPA, each party bears its own expenses incurred in connection with the MIPA and the transactions therein contemplated whether or not such transactions are consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, the parties have agreed that the Company shall bear and pay at or promptly after Closing, (x) all fees, costs and expenses of the Company incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of the MIPA, the ancillary agreements to the MIPA, the performance and compliance with the MIPA and such ancillary agreements, and the conditions contained therein to be performed or complied with at or before Closing, and the consummation of the Business Combination, including any (i) deferred underwriting fees, (ii) fees, costs and expenses relating to the D&O Policy and (iii) fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company, whether deferred, paid or unpaid prior to the Closing in an amount not to exceed $60,000,000 (unless any such excess is agreed to in writing by the Members’ Representative) and (y) all accrued fees, costs and expenses of MSP incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of the MIPA and the ancillary agreements thereto, and the performance and compliance with the MIPA and such ancillary agreements and the conditions contained therein to be performed or complied with at or before Closing, and the consummation of the Business Combination, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of MSP, whether paid or unpaid prior to the Closing.

OTHER AGREEMENTS
LLC Agreement
Concurrently with the Closing, Opco will adopt the LLC Agreement whereby the Company will be named the sole manager of Opco. The LLC Agreement will authorize two classes of common units: voting, economic Class A Units held solely by the Company and non-voting economic Class B Units to be issued as part of the Up-C Units in connection with the Business Combination. Holders of Class B Units will be able to exchange all or any portion of their Class B Units, together with the cancellation of an equal number of the paired shares of Class V Common Stock, for a number of shares of Class A Common Stock equal to the number of exchanged Class B Units by delivering a written notice to the Company. Notwithstanding the foregoing, the Company will be permitted, at its sole discretion, in lieu of delivering shares of Class A Common Stock for any Class B Units surrendered for exchange, to pay an amount in cash per Class B Unit equal to the arithmetic average of the volume weighted average prices for a share of Class A Common Stock as reported by Bloomberg, L.P., or its successor, for the five consecutive full trading days ending on and including the last full trading day immediately prior to the date of exchange. Additionally, pursuant to the LLC Agreement, certain of the Members are required on a bimonthly basis, to sell to Opco a number of Class B Units, and surrender a number of paired Class V Common Stock, equal to (x) the aggregate Exercise Price (as defined in the New Warrant Agreement) paid (including, as applicable, the aggregate Exercise Price paid in cash and the value of any shares of Class A Common Stock utilized in connection with any Exercise Price paid on a “cashless basis”) by all warrantholders in respect of New Warrants that have been exercised, divided by (y) the Exercise Price. The form of LLC Agreement is attached to this proxy statement/prospectus as Annex D.
Lock-up Agreement
In connection with the execution of the MIPA, certain key employees of MSP who will receive Up-C Units pursuant to the Business Combination agreed to enter into lock-up agreements with the Company effective as of the Closing. Pursuant to the Lock-up Agreements, the MSP Holders will agree, among other things, that their Up-C Units and any shares of Class A Common Stock received in lieu of Up-C Units, subject to certain exclusions and exceptions (including, among other things, that 10% of the Up-C Units or shares of Class A Common Stock received by the MSP Holders are excluded from the lock-up restrictions), may not be transferred until the earlier to occur of (i) six months following Closing and (ii) the date after the Closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their equity holdings in the Company for cash, securities or other property. The form of Lock-up Agreement is attached to this proxy statement/prospectus as Annex K.
Sponsor Agreement
Concurrently with the execution of the MIPA, the Company entered into the Sponsor Agreement with Opco and the Insiders pursuant to which the Sponsor and Insiders have agreed: (a) to vote the Covered Shares in favor of the Proposals at the Special Meeting or any other duly called special meeting of the Company’s stockholders (or any adjournment or postponement thereof) called or requested for the purpose of soliciting the approval of the Company’s stockholders in connection with the consummation of the Business Combination; (b) not redeem, elect to redeem or tender or submit any Covered Shares owned by it, him or her for redemption in connection with the transactions contemplated by the MIPA or any vote to amend the Existing Charter; and (c) subject to certain exceptions set forth in the Sponsor Agreement, not to transfer any shares of Class A Common Stock or any Private Warrants until the earlier of (i) six months after the consummation of the Business Combination or (ii) subsequent to the Business Combination, (x) if the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property. The Sponsor Agreement is attached to this proxy statement/prospectus as Annex G.
Registration Rights Agreement
The MIPA contemplates that, at the Closing, the Company, the Sponsor, certain Company stockholders, and certain Members will enter into the Registration Rights Agreement pursuant to which, among other things, the Company will agree to register for resale, pursuant to Rule 415 under the Securities Act, the Registrable Securities that are held by and as appropriately requested by the parties thereto from time to time. Pursuant to the Registration Rights Agreement, the Company will agree to use commercially reasonable efforts to file a registration statement registering the resale of the Registrable Securities within 45 days of receipt of a demand for registration by certain holders of Registrable Securities that are party thereto. Certain holders of Registerable Securities may request to sell all or any portion of their Registrable Securities in an underwritten offering so long as a majority-in-interest of such holders participate in and their Registrable Securities are included in the underwritten offering. The Company will agree to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The Registration Rights Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the stockholders and underwriters against certain liabilities.
Tax Receivable Agreement
In connection with the MIPA and the reorganization of the Post-Combination Company into an Up-C structure, the Company, Opco, and certain of the Members will enter into the Tax Receivable Agreement pursuant to which, among other things, the Company will pay to certain Members, 85% of the benefits, if any, that the Company realizes from an increase in tax basis and certain other tax benefits. The form of Tax Receivable Agreement is attached to this proxy statement/prospectus as Annex F.
To the extent that VRM chooses to receive a portion of the Upfront Consideration in Up-C Units, they will also become a party to the Tax Receivable Agreement. See the Section titled “Certain Relationships and Related Party Transactions—MSP and the Post-Combination Company –VRM” beginning on page 248 for further details.
Escrow Agreement
In connection with the MIPA, the Company, Opco, the Members’ Representative and Continental Stock Transfer & Trust Company will enter into an Escrow Agreement, pursuant to which Continental Stock Transfer & Trust Company, as the escrow agent, will hold in escrow the 6,000,000 Up-C Units set aside from the consideration and delivered by the Company to the escrow agent at the Closing and any earnings on such shares (other than ordinary income dividends) to satisfy each of MSP and the Members’ potential indemnification obligations under the MIPA. All property in the escrow account, less any amounts reserved for pending indemnification claims, will be released for distribution to the Members on the first anniversary of the Closing. The form of Escrow Agreement is attached to this proxy statement/prospectus as Annex I.
Legal Services Agreement
The MIPA contemplates that, at the Closing, Opco and the Law Firm, an affiliate of certain Members, will enter into the Legal Services Agreement whereby Opco will engage the Law Firm to act as exclusive lead counsel to represent Opco and each of its subsidiaries as it pertains to CCRAs. Pursuant to the terms of the Legal Services Agreement, among other things, Opco will pay Law Firm for its Costs in connection with the representation with respect to the recoveries ultimately obtained as well as 40% of the amount due to Opco, or its subsidiaries, for its recovered CCRAs before deduction of costs and any attorneys’ fees that are awarded to the Law Firm pursuant to a fee shifting statute by agreement or court award. The form of Legal Services Agreement is attached to this proxy statement/prospectus as Annex L. Please see the section entitled “Certain Relationships and Related Party Transactions” for additional information.
New Warrant Agreement
In connection with the Business Combination and to provide additional consideration to holders of Class A Common Stock that do not redeem their shares of Class A Common Stock, the Company intends, subject to compliance with applicable law, to declare a dividend comprising an aggregate of approximately 1,029,000,000 New Warrants, as further set forth herein. The New Warrants will be issued in registered form under the New Warrant Agreement between the Company and Continental Stock Transfer & Trust Company.
The form of New Warrant Agreement is attached to this proxy statement/prospectus as Annex M.
Second Amended and Restated Charter
Pursuant to the terms of the MIPA, in connection with the consummation of the Business Combination, the Company will amend the Existing Charter to (a) increase the number of authorized shares of the Company’s capital stock, par value $0.0001 per share, from 111,000,000 shares, consisting of (i) 100,000,000 shares of the Class A

Common Stock and 10,000,000 shares of the Class B Common Stock, and (ii) 1,000,000 shares of preferred stock, to 8,760,000,000 shares, consisting of (i) 5,500,000,000 shares of Class A Common Stock and 3,250,000,000 shares of Class V Common Stock and (ii) 10,000,000 shares of preferred stock, (b) eliminate certain provisions in the Existing Charter relating to the Class B Common Stock, the initial business combination and other matters relating to the Company’s status as a blank-check company that will no longer be applicable to us following the Closing, and (c) approve and adopt any other changes contained in the Proposed Charter, a copy of which is attached as Annex B to this proxy statement/prospectus. In addition, we will amend the Existing Charter to change the name of the corporation to “MSP Recovery, Inc.”
Amended and Restated Bylaws
Pursuant to the terms of the MIPA, in connection with the consummation of the Business Combination, the Company will amend and restate its bylaws. The form of Amended and Restated Bylaws is attached to this proxy statement/prospectus as Annex C.
VRM Full Return Guaranty
In connection with the agreements relating to VRM, described more fully in this proxy statement/prospectus under the heading “Certain Relationships and Related Party Transactions—MSP and the Post-Combination Company – VRM” beginning on page 248, in connection with the Closing, the Company, Opco, Messrs. Ruiz and Quesada, MSP Recovery and VRM entered into the VRM Full Return Guaranty Agreement, pursuant to which, among other things, if the VRM Full Return has not been paid by distribution of recovery proceeds from VRM MSP to VRM prior to such time, then Messrs. Ruiz and Quesada, along with Opco and the Post-Combination Company, will guarantee the payment to VRM of any amount of the VRM Full Return that remains unpaid at such time, on or prior to the one-year anniversary of the Closing by any of the following means (or any combination thereof): (a) sale of the 65,000,000 Up-C Units that are to be delivered by Messrs. Ruiz and Quesada at Closing and held in escrow (the “Reserved Shares”), and delivery of the resulting net cash proceeds thereof to VRM, or (b) sale of additional shares of Company Class A Common Stock and delivery of the net cash proceeds thereof to VRM. Pursuant to the VRM Full Return Guaranty Agreement, Mr. Ruiz’s obligations will be limited to a value equal to 70% of the VRM Full Return, Mr. Quesada’s obligations will be limited to a value equal to 30% of the VRM Full Return, and the Post-Combination Company and Opco’s obligations will be limited to a value equal to 100% of the VRM Full Return.
The foregoing summary of the VRM Full Return Guaranty Agreement is not complete and is qualified in its entirety by reference to the complete text of the form of VRM Full Return Guaranty Agreement, which is filed as Annex P this proxy statement/prospectus.
Virage Side Letter Agreement
In addition to the VRM Full Return Guaranty, also in connection with the agreements relating to VRM, described more fully in this proxy statement/prospectus under the heading “Certain Relationships and Related Party Transactions—MSP and the Post- Combination Company – Virage” beginning on page 248, Messrs. Ruiz and Quesada (the “MRCS Principals”) executed and delivered to the Company and Opco a side letter agreement, on July 11, 2021 (the “Virage Side Letter Agreement”). Pursuant to the terms of the Virage Side Letter Agreement, among other things, the MRCS Principals guaranteed to the Company and Opco that, in the event that the VRM Full Return has not been paid in full on or prior to the one year anniversary of the Closing by way of one of the enumerated methods of payment set forth in the VRM Full Return Guaranty, then the MRCS Principals will promptly pay the amount by which (x) the remaining amount of the VRM Full Return exceeds (y) the realized cash proceeds from (i) payment of recovery proceeds to VRM and/or (ii) the sale of the Reserved Shares, and delivery of the resulting net cash proceeds thereof to VRM (such amount, the “Reserved Share Shortfall Amount”); provided that in no case shall the Reserved Share Shortfall Amount exceed the then-current value of the Up-C Units (based upon the then-current market value of the equivalent number of shares of Company Class A Common Stock) received by the MRCS Principals and their controlled affiliates pursuant to the terms of the MIPA.
The foregoing summary of the Virage Side Letter Agreement is not complete and is qualified in its entirety by reference to the complete text of the Virage Side Letter Agreement, which is filed as Annex O to this proxy statement/prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of material U.S. federal income tax considerations relating to (i) an election by holders of our shares of Class A Common Stock to have their Class A Common Stock redeemed for cash if the Business Combination is completed and (ii) the distribution of New Warrants to holders of unredeemed shares of Class A Common Stock, including the effect thereof on holders of Public Warrants and Private Warrants (“Existing Warrants”). This discussion is based on the Code and administrative pronouncements, laws, judicial decisions and final, temporary and proposed Treasury regulations thereunder (“Treasury Regulations”) as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax considerations described herein. This discussion applies only to Class A Common Stock that is held as a “capital asset” (within the meaning of Section 1221 of the Code) for U.S. federal income tax purposes (generally, property held for investment).
This discussion does not describe all of the U.S. federal income tax considerations that may be relevant to any particular holder based on such holder’s particular circumstances, including the Medicare tax on certain investment income and the different consequences that may apply to holders that are subject to special rules, such as:
•	financial institutions or financial services entities;
•	mutual funds;
•	qualified plans, such as 401(k) plans, individual retirement accounts, etc.;
•	broker-dealers in securities or currencies;
•	governments or agencies or instrumentalities thereof;
•	persons that directly, indirectly or constructively own 5% or more (by vote or value) of our shares;
•
persons that acquired our Class A Common Stock or Existing Warrants pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation in connection with services provided;

•	insurance companies;
•	persons that are subject to mark-to-market accounting rules;
•	persons holding Class A Common Stock or Existing Warrants as part of a “straddle,” constructive sale, hedge, conversion or other integrated transaction or similar transaction;
•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
•	U.S. expatriates or former long-term residents of the United States;
•	regulated investment companies or real estate investment trusts;
•	persons subject to the alternative minimum tax provisions of the Code;
•	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such entities;
•	“passive foreign investment companies,” referred to as “PFICs,” or “controlled foreign corporations,” and corporations that accumulate earnings to avoid U.S. federal income tax; and
•	tax-exempt entities.
If you are a partnership (or other entity classified as a partnership for U.S. federal income tax purposes), the U.S. federal income tax treatment of your partners (or persons treated as partners) generally will depend on the status of the partners (or other members), your and the partners’ activities and certain determinations made at the partner level. Accordingly, if you are a partner (or other owner) in such an entity holding shares of Class A Common Stock or Existing Warrants, you are urged to consult your tax advisor regarding the tax consequences of a redemption.

This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes). This discussion also assumes that any distributions made (or deemed made) on Class A Common Stock or Existing Warrants and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of Class A Common Stock or Existing Warrants will be in, or valued in, U.S. dollars.
We have not sought, and do not intend to seek, a ruling from the IRS as to any U.S. federal income tax considerations described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.
THIS DISCUSSION IS ONLY A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE REDEMPTION OF OUR CLASS A COMMON STOCK OR A DISTRIBUTION OF NEW WARRANTS. EACH INVESTOR IN OUR CLASS A COMMON STOCK, NEW WARRANTS, OR EXISTING WARRANTS IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE REDEMPTION OF OUR CLASS A COMMON STOCK OR RECEIPT OF NEW WARRANTS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL AND NON-U.S. TAX LAWS.
Redemption of Class A Common Stock
In the event that a holder’s shares of Class A Common Stock are redeemed pursuant to the redemption provisions described in this proxy statement under the section entitled “Special Meeting of Stockholders — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale, taxable exchange or other taxable disposition (a “sale”) of Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Class A Common Stock, a U.S. holder (as defined below) will be treated as described below under the section entitled “— U.S. holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock,” and a Non-U.S. holder (as defined below) will be treated as described under the section entitled “— Non-U.S. holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.” If the redemption does not qualify as a sale of shares of Class A Common Stock, a holder will be treated as receiving a corporate distribution, with the tax consequences to a U.S. holder described below under the section entitled “— U.S. holders — Taxation of Distributions,” and the tax consequences to a Non-U.S. holder described below under the section entitled “— Non-U.S. holders — Taxation of Distributions.”
Whether a redemption of shares of Class A Common Stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning Existing Warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of our shares outstanding both before and after the redemption. The redemption of Class A Common Stock generally will be treated as a sale of Class A Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.
In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Class A Common Stock that could be acquired pursuant to the exercise of the Existing Warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.
In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Class A Common Stock must, among other requirements, be less than eighty percent (80%) of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Class A Common Stock and our common stock to be issued pursuant to the Business Combination). There will be a complete termination of a holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the holder are redeemed or (ii) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other shares of our stock (including any stock constructively owned by the holder as a result of owning Existing Warrants). The redemption of Class A Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests is satisfied, then the redemption of shares of Class A Common Stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such U.S. holders will be as described below under the section entitled “— U.S. holders — Taxation of Distributions,” and the tax effects to Non-U.S. holders as described below under the section entitled “— Non-U.S. holders — Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed Class A Common Stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its Existing Warrants or possibly in other stock constructively owned by it.
A HOLDER SHOULD CONSULT WITH ITS OWN TAX ADVISORS AS TO THE
TAX CONSEQUENCES OF A REDEMPTION.
U.S. Holders
This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of Class A Common Stock or Existing Warrants who or that is:
•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;
•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is includible in gross income for U.S. federal income taxation regardless of its source; or
•
a trust, if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

The Business Combination. The Business Combination should qualify as a contribution of property by the Members under Section 721(a) of the Code, and MSP will receive an opinion from Weil (the “Weil Tax Opinion”) to that effect. Receipt of the Weil Tax Opinion is not a condition to the obligations of the parties to consummate the transactions contemplated by the MIPA. The Weil Tax Opinion will be based upon representations, warranties and covenants provided by, among others, the Company and Opco, and certain assumptions, all of which must continue to be true and accurate as of the effective time of the Business Combination. In addition, the Weil Tax Opinion is subject to certain qualifications and limitations as set forth therein. If any of the assumptions, representations, warranties or covenants upon which the Weil Tax Opinion is based are inconsistent with the actual facts, the Weil Tax Opinion could be invalid. The tax rules applicable to such transfer and the related transactions in the Business Combination are complex, and the Weil Tax Opinion is not binding on the IRS. Accordingly, there is a risk that the IRS could take a position contrary to the conclusions described in the Weil Tax Opinion and that a court will agree with such contrary position in the event of litigation.
As a result of the Business Combination, (i) the aggregate tax basis each Member has in the Up-C Units they receive should be equal to the tax basis in the property contributed by such Member, and (ii) a Member’s holding period in the Up-C Units they receive should include the holding period in the property contributed.

Taxation of Redemption as Distribution. If our redemption of a U.S. holder’s shares of Class A Common Stock is treated as a distribution, as discussed above under the section entitled “Redemption of Class A Common Stock,” such distributions generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described below under the section entitled “— U.S. holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.”
Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period, among other conditions, is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder (including individuals) generally will constitute “qualified dividend income” that will be subject to reduced tax rates. It is unclear whether the redemption rights with respect to the Class A Common Stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the reduced tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential tax rate that applies to qualified dividend income.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock. If our redemption of a U.S. holder’s shares of Class A Common Stock is treated as a sale, as discussed above under the section entitled “Redemption of Class A Common Stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the shares of Class A Common Stock redeemed. Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Class A Common Stock so disposed of. A U.S. holder’s adjusted tax basis in its Class A Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to the U.S. holder with respect to its shares of Class A Common Stock that were treated as a return of capital.
Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Class A Common Stock described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. If the running of the holding period for the Class A Common Stock is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
U.S. holders who hold different blocks of Class A Common Stock (shares of Class A Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
Distribution of New Warrants. The distribution of the New Warrants to holders of our Class A Common Stock should be treated as a distribution in an amount equal to the fair market value of the New Warrants distributed to a U.S. holder. A U.S. holder’s basis in the New Warrants received will equal the fair market value of the New Warrants distributed. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described above under the section entitled “— U.S. holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.” Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period, among other conditions, is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder (including individuals) generally will constitute “qualified dividend income” that will be subject to reduced tax rates.
Constructive Dividend on Existing Warrants. Under Section 305 of the Code, the adjustment to the exercise price of the Existing Warrants made in connection with the distribution of New Warrants, may be treated as a constructive distribution to a U.S. holder of Existing Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. holder’s proportionate interest in our earnings and profits or our assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or property to our shareholders). Adjustments to the exercise price of the Existing Warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Existing Warrants should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property, and generally would be subject to the rules applicable to distributions as described above under the section entitled “— U.S. holders — Distribution of New Warrants”.
Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder (including the distribution of the New Warrants) and to the proceeds on the sale of shares of Class A Common Stock unless the U.S. holder is an exempt recipient. Backup withholding (currently at a rate of 24%) may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Any amounts treated as dividend payments with respect to the Class A Common Stock (including any portion of the distribution of the New Warrants treated as a dividend payment) and proceeds from the sale, exchange, redemption or other disposition of Class A Common Stock may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.
Non-U.S. Holders
This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of our Class A Common Stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. holder.
Taxation of Redemption as Distribution. If our redemption of a Non-U.S. holder’s shares of Class A Common Stock is treated as a distribution, as discussed above under the section entitled “Redemption of Class A Common Stock,” such distribution (including the distribution of the New Warrants) will both constitute a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, with appropriate attachments). Withholding agents may retain or sell a portion of the New Warrants, or otherwise withhold from any other payment to be made to the relevant non-U.S. holder, to fund the required withholding tax payment. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described below under the section entitled “— Non-U.S. holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.”
Because it may not be certain at the time a Non-U.S. holder is redeemed whether such Non-U.S. holder’s redemption will be treated as a sale of shares or a distribution constituting a dividend, and because such determination will depend in part on a Non-U.S. holder’s particular circumstances, we or the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, we or the applicable withholding agent may withhold tax at a rate of 30% on the gross amount of any consideration paid to a Non-U.S. holder in redemption of such Non-U.S. holder’s Class A Common Stock, unless (i) we or the applicable withholding agent have established special procedures allowing Non-U.S. holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. holders are not treated as receiving a dividend under the Section 302(b) tests described above under the section entitled “— Redemption of Class A Common Stock”). There can be no assurance, however, that we or any applicable withholding agent will establish such special certification procedures. If we or an applicable withholding agent withhold excess amounts from the amount payable to a Non-U.S. holder, such Non-U.S. holder generally may obtain a refund of any such excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.
The withholding tax described above generally does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, any such effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate). Any amounts withheld shall be considered as if distributed to the non-U.S. holder for U.S. federal income tax purposes.
Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock. If our redemption of a Non-U.S. holder’s shares of Class A Common Stock is treated as a sale, taxable exchange or other taxable disposition, as discussed above under the section entitled “Redemption of Class A Common Stock,” a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition (“sale”) of our Class A Common Stock, unless:
•
the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the U.S. (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder); or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Class A Common Stock, and, in the case where shares of our Class A Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Class A Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our Class A Common Stock.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. holder may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower applicable treaty rate).
If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, of shares of our Class A Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A Common Stock (we would be treated as a buyer in respect to a redemption of Class A Common Stock) may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We believe that we are not and have not been at any time since our formation a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.
Distribution of New Warrants. The distribution of the New Warrants to holders of our Class A Common Stock should be treated as a distribution in an amount equal to the fair market value of the New Warrants distributed to a Non-U.S. holder. Such distribution generally will both constitute a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, with appropriate attachments). Withholding agents may retain or sell a portion of the New Warrants, or otherwise withhold from any other payment to be made to the relevant Non-U.S. holder, to fund the required withholding tax payment. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described below under the section entitled “— Non-U.S. holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.”
The withholding tax described above generally does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the U.S. Instead, any such effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate). Any amounts withheld shall be considered as if distributed to the non-U.S. holder for U.S. federal income tax purposes.
Constructive Dividend on Existing Warrants. Under Section 305 of the Code, the adjustment to the exercise price of the Existing Warrants made in connection with the distribution of New Warrants, may be treated as a constructive distribution to a Non-U.S. holder of Existing Warrants if, and to the extent that, such adjustment has the effect of increasing such Non-U.S. holder’s proportionate interest in our earnings and profits or our assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or property to our shareholders). Adjustments to the exercise price of the Existing Warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Existing Warrants should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property, and generally would be subject to the rules applicable to distributions as described above under the section entitled “— Non-U.S. holders — Distribution of New Warrants”. In the case of any such constructive dividend, it is possible that the U.S. federal tax on the constructive dividend would be withheld from shares of our Class A common stock, sales proceeds subsequently paid or credited, or other amounts payable or distributable to a Non-U.S. holder. Non-U.S. holders who are subject to withholding tax under such circumstances should consult their tax advisers as to whether it can obtain a refund for all or a portion of the withholding tax.
Information Reporting and Backup Withholding
We generally must report annually to the IRS and each Non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. holder resides under the provisions of an applicable income tax treaty.
A Non-U.S. Holder generally will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalties of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding generally will apply to the proceeds of a sale of Class A Common Stock within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes
Sections 1471 through 1474 of the Code and Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of securities (including Class A Common Stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the U.S. and an applicable foreign country may modify these requirements. Accordingly, the entity through which the Class A Common Stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, Class A Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S. owners” which will in turn be provided to the U.S. Department of Treasury.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of Class A Common Stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including Class A Common Stock), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Such proposed Treasury Regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Class A Common Stock and the redemption of such Class A Common Stock.

DESCRIPTION OF SECURITIES OF THE POST-COMBINATION COMPANY
The following summary of the material terms of the Post-Combination Company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter is attached as Annex B to this proxy statement/prospectus. We urge you to read our Proposed Charter in its entirety for a complete description of the rights and preferences of the Post-Combination Company’s securities following the Business Combination.
Authorized and Outstanding Stock
Upon the consummation of the Business Combination, the Post-Combination Company’s authorized capital stock will consist of:
•	5,500,000,000 shares of Class A Common Stock, par value $0.0001 per share;
•	3,250,000,000 shares of Class V Common Stock, par value $0.0001 per share; and
•	10,000,000 shares of Preferred Stock, par value $0.0001 per share.
As of the Record Date, there were 18,453,631 shares of common stock outstanding, held of record by approximately 23 holders, no shares of Preferred Stock outstanding and 11,500,000 Public Warrants outstanding. The number of stockholders of record does not include DTC participants or beneficial owners holding shares through nominee names. The Post-Combination Company will be authorized, without stockholder approval except as required by the listing standards of Nasdaq, to issue additional shares of its capital stock as well as rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Post-Combination Company’s capital stock or other securities of the Post-Combination Company.
Voting Rights
The Proposed Charter will provide that, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstanding shares of common stock (including, without limitation, Class A Common Stock and Class V Common Stock) of the Post-Combination Company will vote together as a single class on all matters with respect to which stockholders of the Post-Combination Company are entitled to vote under applicable law, the Proposed Charter or the Amended and Restated Bylaws, or upon which a vote of stockholders generally entitled to vote is otherwise duly called for by the Post Combination Company, provided, however, that except as may otherwise be required by applicable law, each holder of common stock (including, without limitation, Class A Common Stock and Class V Common Stock) will not be entitled to vote on any amendment to the Proposed Charter that relates solely to the terms of one or more outstanding series of Preferred Stock (including, without limitation, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of such series of Preferred Stock) if the holders of such affected series are entitled, either voting separately as a single class or together as a class with the holders of any other outstanding series of Preferred Stock, to vote thereon pursuant to the Proposed Charter or the DGCL.
The Proposed Charter will provide that at each annual or special meeting of stockholders (or action by consent in lieu of a meeting), each holder of record of Class A Common Stock and Class V Common Stock on the relevant record date will be entitled to cast one vote for each share of Class A Common Stock or Class V Common Stock, respectively.
The Proposed Charter will establish a classified board of directors that is divided into three classes with staggered three-year terms. Class I directors will initially serve for a term expiring immediately following the Post-Combination Company’s first annual meeting of stockholders held following the effective date of the Proposed Charter (the “First Annual Meeting”). Class II directors will initially serve for a term expiring immediately following the Post-Combination Company’s second annual meeting of stockholders held following the effective date of the Proposed Charter. Class III directors will initially serve for a term expiring immediately following the Post-Combination Company’s third annual meeting of stockholders following the effective date of the Proposed Charter. Except for any directors elected by the holders of any outstanding series of Preferred Stock of the Post-Combination Company then outstanding as provided for or fixed pursuant to the provisions of the Proposed Charter, and with respect to newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board resulting from death, disqualification, removal or other cause, each director of the

Post-Combination Company will be elected by a plurality of the votes cast at any meeting of stockholders at which directors are to be elected by the stockholders generally entitled to vote and a quorum is present. The Proposed Charter will not provide for cumulative voting for the election of directors.
Exchange / Cancellation of Shares
The Proposed Charter will provide that upon the occurrence of certain events, each share of Class V Common Stock may be exchanged, together with its corresponding Class B Unit, for one share of Class A Common Stock, in which case each such exchanged share of Class V Common Stock will be automatically cancelled for no consideration.
Dividends
The Proposed Charter will provide that, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of Class A Common Stock are entitled to receive dividends when, as and if declared by the Board out of legally available funds. The Proposed Charter will provide that the holders of Class V Common Stock will not have any right to receive dividends (including cash, stock or property).
No Preemptive Rights
The Proposed Charter will not provide the holders of Class A Common Stock and Class V Stock with preemptive rights.
Liquidation, Dissolution or Winding Up
The Proposed Charter will provide that upon the liquidation, dissolution or winding up of the Post-Combination Company (either voluntary or involuntary), the holders of Class A Common Stock will be entitled to share ratably in the assets and funds of the Post-Combination Company that are available for distribution to stockholders of the Post-Combination Company. The holders of Class V Common Stock will not have any right to receive a distribution upon a liquidation, dissolution or winding up of the Post-Combination Company.
Preferred Stock
Our Proposed Charter will provide that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Capital Stock of the Company Prior to the Business Combination
The Company’s authorized capital stock consists of 100,000,000 shares of Class A Common Stock, $0.0001 par value, 10,000,000 shares of Class B Common Stock, $0.0001 par value, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value. The following description summarizes the material terms of the Company’s capital stock.
Units
Each unit consists of one whole share of Class A Common Stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A Common Stock at a price of $11.50 per share, subject to adjustment. Pursuant to the warrant agreement, no fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A Common Stock and warrants comprising the units began separate trading on October 8, 2020. Because the shares of Class A Common Stock and warrants have commenced separate trading, holders have the option to continue to hold units or separate their units into the component securities.

Common Stock
Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of the Class A Common Stock and holders of the Class B Common Stock will vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law. Unless specified in the Existing Charter or bylaws, or as required by applicable provisions of the DGCL or Nasdaq rules, the affirmative vote of a majority of shares of common stock that are voted is required to approve any such matter voted on by the Company’s stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The Company’s stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.
The Founder Shares and Private Shares are identical to the Public Shares, and holders of Founder Shares and Private Shares have the same stockholder rights as Public Stockholders, except that (i) the Founder Shares and Private Shares are subject to certain transfer restrictions, as described in more detail below, (ii) the Sponsor, and the Company’s officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any Founder Shares, Private Shares and any Public Shares held by them in connection with the completion of our initial business combination, (B) to waive their redemption rights with respect to their Founder Shares, Private Shares and Public Shares in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation (x) to modify the substance or timing of the ability of holders of our Public Shares to seek redemption in connection with the Company’s initial business combination or its obligation to redeem 100% of our Public Shares if it does not complete an initial business combination within 18 months from the closing of the IPO or (y) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (C) to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Shares held by them if the Company fails to complete an initial business combination within 18 months from the closing of the IPO, although they will be entitled to liquidating distributions from the trust account with respect to any Public Shares they hold if the Company fails to complete an initial business combination within such time period, (iii) the Founder Shares are shares of the Company’s Class B Common Stock that will automatically convert into shares of Class A Common Stock at the time of an initial business combination on a one-for-one basis, subject to adjustment and (iv) are entitled to registration rights. The Sponsor and the Company’s officers and directors have agreed to vote any Founder Shares and Private Shares held by them and any Public Shares purchased during or after the IPO (including in open market and privately negotiated transactions) (other than shares of Class A Common Stock held directly or indirectly by it on behalf of a third-party client) in favor of the Proposals. However, we intend to waive such obligations of the Sponsor, our directors and/or our officers to vote their shares of common stock in favor of the Proposals in respect of any shares purchased by such purchasers in Open Market Purchases. Nomura has agreed to vote any shares of our common stock held by it in favor of the Business Combination. However, we intend to waive such obligations of Nomura to vote their shares of common stock in favor of the Proposals in respect of any shares purchased by Nomura in Open Market Purchases. Permitted transferees of the founder shares held by the Sponsor, the Company’s officers and directors and Nomura would be subject to the same restrictions applicable to the Sponsor, the Company’s officers and directors and Nomura, respectively.
With certain limited exceptions, the Founder Shares are not transferable, assignable or salable until the earlier of (A) six months after the completion of the Company’s initial business combination or (B) subsequent to the Company’s initial business combination, (x) if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 30 days after the initial business combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Warrants
Public Warrants
Each whole warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of an initial business combination. The warrants will expire five years after the completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.
The Company will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of Class A Common Stock upon exercise of a warrant unless Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 30 days, after the closing of an initial business combination, it will use its best efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of Class A Common Stock issuable upon exercise of the warrants and thereafter will use its reasonable best efforts to cause the same to become effective within 60 business days following the business combination and to maintain a current prospectus relating to the Class A Common Stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of an initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Once the warrants become exercisable, the Company may redeem the Public Warrants:
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•
if, and only if, the reported last reported sale price of the Company’s Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending the third trading day prior to the date on which the Company sends the notice of redemption to each warrant holder.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A Common Stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete an initial business combination within the 18 months following the closing of the IPO and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of an initial business combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder’s Shares or private placement securities held by them, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.
Private Warrants
The Private Warrants are identical to the Public Warrants, except that the Private Warrants and the Class A Common Stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until

30 days after the completion of an initial business combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers of the Private Units or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers of the Private Units or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
New Warrants
The terms of the New Warrants are identical to the Public Warrants, except that the New Warrants do not form a part of a unit, the New Warrants may be exercised after 30 days of the Closing Date, the underlying Class A Common Stock is being registered hereunder and the New Warrants are not subject to certain terms applicable to special purpose acquisition companies including, without limitation, adjustments relating to redemptions rights of stockholders. For more information on the New Warrants, please see the section entitled “Other Agreements—New Warrant Agreement.”
Dividends
The Company has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Post-Combination Company’s revenues and earnings, if any, capital requirements and its general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Board at such time. The Post-Combination Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.
In connection with the Business Combination and to provide additional consideration to holders of Class A Common Stock that do not redeem their shares of Class A Common Stock, the Company intends, subject to compliance with applicable law, to declare a dividend comprising an aggregate of approximately 1,029,000,000 new Warrants, conditioned upon the consummation of any redemptions by the holders of Class A Common Stock and the Closing, to the holders of record of the Class A Common Stock as of the Closing Date, after giving effect to the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees.
The Company intends to establish the close of business of the anticipated Closing Date as the Warrant Record Date for stockholders entitled to receive their pro rata portion of the approximately 1,029,000,000 New Warrants. The Warrant Record Date is expected to be determined at least 10 days prior to the Closing Date. The Company expects that a dividend of the New Warrants will be distributed following the Closing Date to stockholders of record as of the close of business on the Warrant Record Date, and after giving effect to the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees.
The number of New Warrants to be distributed in respect of each share of unredeemed Class A Common Stock is contingent upon, and will vary with, the aggregate number of shares of Class A Common Stock that are redeemed in connection with the Business Combination. Holders who choose to redeem their shares of Class A Common Stock will not receive any New Warrants. Public Stockholders who choose not to redeem their shares of Class A Common Stock will share in this fixed pool of New Warrants with other non-redeeming holders (on a pro-rata basis, based on the number of shares of Class A Common Stock held at the end of business on the Closing Date, which is expected to include the 5,750,000 shares of Class A Common Stock into which Founder Shares will convert in connection with the Business Combination). As a result, assuming the no redemption scenario and that the distribution is made, Public Stockholders who do not redeem their shares would receive at least 55 New Warrants per share of Class A Common Stock they hold, which would proportionally increase if other holders elect to redeem their shares of Class A Common Stock. We believe this structure will likely lead to a lower level of redemptions, and therefore, we will likely have more funds available for our Business Combination. Pursuant to the terms of the Existing Warrant Agreement, the exercise price of the Public Warrants and Private Warrants could decrease to $0.0001 after giving effect to the issuance of the New Warrants. Pursuant to the terms of the LLC Agreement, at least twice a month, to the extent any New Warrants have been exercised in accordance with their terms, the Post-Combination Company is required to purchase from the MSP Principals, proportionately, the number of Up-C Units or shares of Class A Common Stock owned by such MSP Principal equal to the Aggregate Exercise Price divided by the Warrant Exercise Price in exchange for the Aggregate Exercise Price. For more information, see the LLC Agreement attached hereto as Annex D.
Transfer Agent and Warrant Agent
The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Certain Anti-Takeover Provisions of Delaware Law, the Proposed Charter and the Amended and Restated Bylaws
Some provisions of the Proposed Charter and the Amended and Restated Bylaws contain or will contain provisions that could make the following transactions more difficult: (i) an acquisition of the Post-Combination Company by means of a tender offer; (ii) an acquisition of the Post-Combination Company by means of a proxy contest or otherwise; or (iii) the removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the Post-Combination Company’s best interests, including transactions that provide for payment of a premium over the market price for the Post-Combination Company’s shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Post-Combination Company to first negotiate with the Board. We believe that the benefits of the increased protection of the Post-Combination Company’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Post-Combination Company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
The Proposed Charter will provide that the Post-Combination Company expressly elects not to be governed by Section 203 of the DGCL. Notwithstanding this election, the Post-Combination Company will be restricted from engaging in any “business combination” (as defined below) at any point in time at which the Post-Combination Company’s common stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:
•	prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Post-Combination Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

•
at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock of the Post-Combination Company that is not owned by the interested stockholder; or

•
the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Post-Combination Company and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions the Board does not approve in advance.
Proposed Charter and Amended and Restated Bylaws
In addition, our Proposed Charter and Amended and Restated Bylaws provide for certain other provisions that may have an anti-takeover effect:
•
No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Proposed Charter will not provide for cumulative voting.

•
Classified Board. The Proposed Charter and the Amended and Restated Bylaws will provide that the Board (other than those directors, if any, elected by the holders of any outstanding series of Preferred Stock) is divided into three classes of directors. For more information on the classified board, see the section entitled “Management of the Post-Combination Company.” The existence of a classified board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of the Post-Combination Company as the classification of the Board makes it more time consuming for stockholders to replace a majority of the directors.

•
Director Removal. The Proposed Charter will provide that, any director or the entire Board may be removed (i) at any time prior to the date on which the voting power of John H. Ruiz and his affiliates (the “Founder Holder”) represent less than 50% of the voting power of all of the then outstanding shares of the Post-Combination Company generally entitled to vote (the “Voting Rights Threshold Date”) by a simple majority voting together as a single class, with or without cause, notwithstanding the classification of the Board, and (ii) at any time from and after the Voting Rights Threshold Date, solely for cause and only by the affirmative vote of the holders of at least 66 2∕3% of the voting power of all of the then outstanding shares of the Post-Combination Company generally entitled to vote thereon, voting together as a single class.

•
Board of Director Vacancies. The Proposed Charter will provide that, with respect to directors elected by the stockholders generally entitled to vote, (i) newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause will be filled solely and exclusively by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director, and (ii) any director so elected will hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal, which prevents stockholders from being able to fill vacancies on the Board.

•
Action by Written Consent. The Proposed Charter will provide that, from and after the Voting Rights Threshold Date, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by consent in lieu of a meeting.

•
Supermajority Requirements for Certain Amendments of the Proposed Charter and Amendments of the Amended and Restated Bylaws. The DGCL generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless the corporation’s certificate of incorporation requires a greater percentage. The Proposed Charter and the Amended and Restated Bylaws provide that, from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least 66 2∕3% in voting power of the then outstanding shares of the Post-Combination Company generally entitled to vote, voting together as a single class, will be required to amend, alter, change or repeal the Amended and Restated Bylaws and certain provisions of the Proposed Charter, including those related to management of the Post-Combination Company and actions by written consent. Such requirement for a super-majority vote to approve certain amendments to the Proposed Charter and amendments to the Amended and Restated Bylaws could enable a minority of stockholders of the Post-Combination Company to exercise veto power over such amendments.

•
Issuance of Common Stock and Undesignated Preferred Stock. The Board will have the authority, without further action by the stockholders, to issue (i) authorized but unissued shares of common stock and (ii) up to 10,000,000 shares of undesignated Preferred Stock, in the case of a series of Preferred Stock, with rights and preferences, including voting rights, designated from time to time by the Board. The existence of authorized but unissued shares of common stock and Preferred Stock will enable the Board to render more difficult or to discourage an attempt to obtain control of the Post-Combination Company by means of a merger, tender offer, proxy contest, or other means.

•
Notice Requirements for Stockholder Proposals and Director Nominations. The Amended and Restated Bylaws will provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. The Amended and Restated Bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might make it more difficult for stockholders to bring matters before the annual meeting.

•
Exclusive Forum. The Proposed Charter will provide that, unless the Post-Combination Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery lacks jurisdiction, a state court located within the State of Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of the Post-Combination Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Post-Combination Company to the Post-Combination Company or the Post-Combination Company’s stockholders, (iii) action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter or the Amended and Restated Bylaws, or (iv) action asserting a claim governed by the internal affairs doctrine of the State of Delaware. The federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act, or the rules and regulations promulgated thereunder. The Proposed Charter will not preclude or contract the scope of exclusive federal jurisdiction for suits brought under the Exchange Act or the rules and regulations promulgated thereunder. If a stockholder nevertheless seeks to bring a claim (the nature of which is covered by the exclusive forum provisions of the Proposed Charter) in a venue other than those designated in such provisions, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Proposed Charter. This may require significant additional costs associated with challenging venue in such other jurisdictions and there can be no assurance that the exclusive forum provisions of the Proposed Charter will be enforced by a court in those other jurisdictions.

•
Amendments. The Proposed Charter will provide that both the Proposed Charter and the Amended and Restated Bylaws may be amended at any time (i) prior to the Voting Rights Threshold Date, by the affirmative vote of the holders of at least a majority in voting power of the then outstanding shares of the Company generally entitled to vote, voting together as a single class, and (ii) from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least 66 2∕3% in voting power of the then outstanding shares of stock of the Company generally entitled to vote, voting together as a single class.

Rule 144 and Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
In general, Rule 144 of the Securities Act (“Rule 144”) permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, including us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:
•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
We anticipate that following the consummation of the Business Combination, we will no longer be a shell company, and as long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of our restricted securities.
If the above conditions have been met and Rule 144 is available, a person who has beneficially owned restricted shares of our common stock or warrants for at least one year would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are our affiliates at the time of, or at any time during the three months preceding, a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•	1% of the total number of shares of common stock or warrants, as applicable, then outstanding; or
•	the average weekly reported trading volume of the common stock or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates under Rule 144, when available, will also be limited by manner of sale provisions and notice requirements.
As of the date of this proxy statement/prospectus, we had 18,453,631 shares of common stock outstanding. Of these shares, 12,703,631 shares outstanding from the 23,650,000 shares sold in our IPO (after giving effect to the redemption of 10,946,369 shares of Class A Common Stock in connection with the Company stockholder vote to approve the Extension Amendment) are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 5,750,000 Founder Shares owned by our Initial Stockholders are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.
As of the date of this proxy statement/prospectus, there are 11,825,000 warrants of the Company outstanding, consisting of 11,500,000 Public Warrants and 325,000 Private Warrants. Each warrant is exercisable for one share of our Class A Common Stock, in accordance with the terms of the Existing Warrant Agreement governing the Public Warrants and Private Warrants. The Public Warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, pursuant to the Registration Rights Agreement, the Company will agree to file a shelf registration statement registering the resale of the Registrable Securities within 45 days of receipt of a demand for registration by certain holders of Registrable Securities that are party thereto (such Registrable Securities cover 11,500,000 shares of our Class A Common Stock that may be issued upon the exercise of the Public Warrants), and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the warrants.
We expect Rule 144 to be available for the resale of the above noted restricted securities as long as the conditions set forth in the exceptions listed above are satisfied following the Business Combination.
Registration Rights
At the closing of the Business Combination, the Post-Combination Company will enter into the Registration Rights Agreement with the Holders (as defined therein). Pursuant to the terms of the Amended and Restated Registration Rights Agreement, (i) the Founder Shares and the shares of Class A common stock issued or issuable upon the conversion of any Founder Shares, (ii) the Units (as defined therein), (iii) the shares of Class A common stock included in such Units, (iv) the Original Warrants included in such Units (including any shares of Class A common stock issued or issuable upon the exercise of any such Original Warrants), (v) the New Warrants (including any shares of Class A common stock issued or issuable upon the exercise of any such New Warrants), (vi) the equity securities that Nomura may purchase from the Company pursuant to that certain Forward Purchase Agreement described in the section entitled “Information About the Company—Company History.” (the “Forward Purchase Shares”), (vii) any outstanding share of the Class A common stock or any other equity security (including the shares of Class A common stock issued or issuable upon the exercise or conversion of any other equity security) of the Company held by a Holder as of the date of the Registration Rights Agreement, (viii) any shares of the Post-Combination Company issued or to be issued to any Additional Holders (as defined in the Registration Rights Agreement) in connection with the Business Combination and (ix) any other equity security of the Post-Combination

Company issued or issuable with respect to any of the securities described in the foregoing clauses (i) – (ix) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization will be entitled to certain registration rights, subject to the terms and conditions set forth in the Registration Rights Agreement.
The foregoing summary of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the complete text of the Registration Rights Agreement as set forth in Annex E.
Listing of Securities
We intend to apply to list our Class A Common Stock and New Warrants on the Nasdaq under the symbols “MSPR” and “MSPRW,” respectively, upon the closing of the Business Combination.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Certain Relationships and Related Party Transactions—MSP and the Post-Combination Company
Legal Services – MSP Recovery Law Firm
Various MSP subsidiaries previously entered into legal services agreements (the “Existing LSAs”) with the Law Firm for the recovery of claims. Pursuant to the terms of the Existing LSAs, the Law Firm provides MSP with investigation, case management, research and legal services in the pursuit of recovery of claims in exchange for a portion of the recovered proceeds relating to such claims. The Existing LSAs also provide that the Law Firm serve as exclusive lead counsel for any litigation relating to such claims. During the fiscal years-ended December 31, 2021 and December 31, 2020, MSP made payments to the Law Firm of $58,000 and $0, respectively, and had accrued an additional $2,000 and $0, respectively, for legal services under the Existing LSAs for claims recoveries for which the Law Firm had a right to receive payment from MSP. During these periods, the Law Firm also received legal services payments awarded pursuant to court orders as a result of fee shifting statutes in respect of claims recoveries in which MSP had an interest. These payments were made directly by third parties to the Law Firm as required by the applicable court orders, and not by MSP. Effective as of the Closing, most of the Existing LSAs will be replaced by the Legal Services Agreement as further described in the following paragraph. A small number of the Existing LSAs will continue to operate in accordance with their existing terms.
The MIPA contemplates that, at the Closing, the Company and the Law Firm will enter into the Legal Services Agreement. The Law Firm is an affiliate of John H. Ruiz and Frank C. Quesada. Pursuant to the terms of the Legal Services Agreement, among other things, the Post-Combination Company will engage the Law Firm to act as its exclusive lead counsel to represent the Post-Combination Company and each of its subsidiaries as it pertains to CCRAs (as defined in the MIPA). In exchange, the Post-Combination Company will pay the Law Firm (i) all documented costs of the Law Firm related to representation of the Post-Combination Company and its subsidiaries and approved in accordance with a budget agreed between the Law Firm and the Post-Combination Company (including but not limited to filing fees, expert witness fees, deposition fees, witness fees, court reporter fees, long distance telephone charges, photocopy charges and mailing fees, collectively the “Costs”), (ii) any attorneys’ fees that are awarded to the Law Firm pursuant to a fee shifting statute by agreement or court award in such case, and (iii) an amount, if greater than zero, equal to the difference between 40% of the recovery proceeds due to the Post-Combination Company or its subsidiaries for recovered claims less any amount due to the Law Firm under the foregoing clauses (ii) ((ii) and (iii) together, the “Compensation”). The Legal Services Agreement further provides that the Post-Combination Company will advance to the Law Firm an amount (the “Advance”) equal to (x) $1,000,000 plus (y) overhead costs (i.e. salaries rent, utilities, and similar expenses; provided that any compensation paid to John H. Ruiz or Frank C. Quesada by the Law Firm shall not be included in such overhead costs) to operate the Law Firm in an amount necessary to pay such overhead costs reasonably anticipated by the Law Firm to become due in such month. The Advance shall be offset from the Compensation. In the event that the Legal Services Agreement is terminated, certain additional fees may become payable to the Law Firm pursuant to the terms of the Legal Services Agreement.
The foregoing summary of the Legal Services Agreement is not complete and is qualified in its entirety by reference to the complete text of the Legal Services Agreement as set forth in Annex C.
Aviation Services – MSP Recovery Aviation, LLC
Historically, MSP has been provided with aviation services pursuant to an Air Transportation Services Agreement, dated June 3, 2019, by and between MSP Recovery Aviation, LLC (“MSP Aviation”) and Series MRCS, a designated series of MDA Series, LLC, pursuant to which MSP Aviation agreed to provide Series MRCS and its affiliates with air transportation services via its private, non-commercial plane. In exchange for such services, Series MRCS agreed to reimburse MSP Aviation for aircraft rental and flight time along with related fees, expenses and taxes in accordance with a lease agreement for each flight. MSP Aviation is owned by John H. Ruiz.
During the years ended December 31, 2021 and December 31, 2020, MSP Aviation was paid $179,000 and $705,000 for aviation services provided to the MSP Purchased Companies. During the years ended December 31, 2021 and December 31, 2020, MSP Aviation was paid $0 and $1.1 million, respectively, for aviation services provided to Series MRCS. Management of MSP intends to continue its relationship with MSP Aviation under an informal arrangement that provides MSP and its representatives with economic terms that are at least no less favorable than the terms it would receive if it were to engage an unrelated third party to provide substantially similar services.

Service Fee Account Loan
The Closing is conditioned upon the satisfaction of the Minimum Cash Condition. In connection with Closing, John H. Ruiz and Frank C. Quesada have agreed to loan (or cause to be loaned) to MSP up to the aggregate amount then-remaining in the Service Fee Account, and the Minimum Cash Condition will be deemed to be satisfied if that amount is so loaned, irrespective of the amount of cash actually held by MSP and Opco. As of December 31, 2021, VRM had $30.7 million reserved in the Service Fee Account. Pursuant to the MIPA, the loan shall be made on terms no less favorable to the MSP Purchased Companies than: (i) bearing interest (computed on the basis of a year of 365 or 366 days, as applicable, and the actual days elapsed) at a rate per annum equal to 4.0%, payable in arrears on the last business day of each quarter and at maturity, (ii) maturing on the day that is six months from the Closing Date (or, if such day is not a business day, the next succeeding business day); provided that such date may be extended, at the option of the borrower, for up to three successive six month periods (for a total of 24 months) and (iii) being prepayable by the borrower at any time, without prepayment penalties, fees or other expenses.
Transaction Bonus Pool – MSP
In connection with the Closing, John H. Ruiz, Frank C. Quesada and/or their respective affiliates who are Members intend to designate to Opco (and forfeit any and all rights with respect thereto) the Forfeited Units from the consideration that otherwise would have been paid to them pursuant to the MIPA. In addition, following the Closing, the Post-Combination Company will establish the Bonus Pool. Any allocations from such Forfeited Units or Bonus Pool (which may be paid to certain individuals, including executive officers and other employees of MSP, or may be made under the terms of the Incentive Plan) will be determined by Mr. Ruiz and Mr. Quesada in their discretion. In addition, the number of Forfeited Units and the number of securities comprising the Bonus Pool may be increased, and greater bonuses may be paid, in order to gross up recipients thereof for any applicable withholding taxes.
RC Lakehouse, LLC
Ophir Sternberg and an affiliate of John Ruiz, 4701 Meridian Lakehouse, LLC, are partners in an entity, RC Lakehouse, LLC (“RC”), that purchased a condominium unit located at The Ritz-Carlton Residences Miami Beach on or about May 31, 2021. Ophir Sternberg retained a 1% non-voting, non-economic interest in RC Lakehouse, LLC. In connection with the purchase, the affiliate of John Ruiz incurred acquisition financing in favor of the affiliate of Ophir Sternberg, in the amount of $20,000,000 (the “Unit Loan”). In connection with the Closing, the outstanding balance of the Unit Loan as of the Closing shall be paid to the affiliate of Ophir Sternberg in shares of the Post-Combination Company.
Virage; VRM
On February 1, 2017, VRM entered into an arrangement with Series MRCS, an affiliate of MSP, pursuant to which, among other things, VRM and Series MRCS formed VRM MSP to acquire and pursue recoveries of claims. In connection with the formation of VRM MSP, VRM committed to make capital contributions in an aggregate amount equal to its capital commitment, and Series MRCS contributed all the membership interests in certain legal entities which, at the time, owned $2,672,154,108.35 of paid claims. As of December 31, 2021, VRM has contributed $410.9 million to VRM MSP.
Pursuant to the organizational documents of VRM MSP, distributable amounts of recovery proceeds received by VRM MSP and its subsidiaries (which represent recovery proceeds received by such entities, net of costs incurred in pursuing the applicable claims and receiving such recovery proceeds, expenses of VRM MSP, certain reserves established by VRM MSP and the amount of any such recovery proceeds owed to the applicable Assignor in respect of its Assignor Interest) would be distributed (i) first, 100% to VRM until VRM received, in the aggregate, the VRM Full Return and (ii) thereafter, pursuant to an agreed upon allocation between VRM and Series MRCS. If paid on December 31, 2021, the VRM Full Return would have equaled approximately $656.6 million.
In connection with the entry into the MIPA, and in contemplation of MSP’s desire to receive the distributable net proceeds of a portfolio of claims owned by VRM MSP and its subsidiaries (the “Proceeds”), VRM, Series MRCS, Messrs. Ruiz and Quesada and certain other parties agreed that, upon the payment to VRM of (i) $1.2 billion of Class A Common Stock or Up-C Units (in each case valued at $10.00 per share or unit, as applicable) in connection with the Closing (the “Upfront Consideration”) and (ii) the VRM Full Return on or prior to the one-year anniversary of Closing, and the satisfaction of other customary conditions, then VRM and Series MRCS would assign and transfer to MSP their respective rights to receive all future Proceeds (such assignment and transfer the “Assignment”, and the time of the Assignment, the “Trigger”).
In support of the receipt by VRM of the VRM Full Return (x) the parties agreed that VRM would continue to receive 100% of any distributable amounts of recovery proceeds until the VRM Full Return was paid, (y) Messrs. Ruiz and Quesada agreed (1) to cause 65,000,000 Up-C Units to be held in escrow (either by a third party or by the Post-Combination Company), which such Up-C Units could be converted into shares of Class A Common Stock and sold to satisfy the VRM Full Return, subject to compliance with applicable law and (2) that if, at any time following the Closing but prior to the payment of the VRM Full Return, MSP, the Post-Combination Company or any of their controlled affiliates raises debt or equity capital, that neither of Messrs. Ruiz or Quesada (nor any of their affiliates) would receive any cash consideration, directly or indirectly, for personal use until the VRM Full Return has been paid and (z) the parties thereto entered into the VRM Full Return Guaranty (See the section titled “The Business Combination — Other Agreements — VRM Full Return Guaranty” beginning on page 228 for additional details on the VRM Full Return Guaranty).
Upon the occurrence of the Trigger and subject to approval under the HSR Act and other customary closing conditions, the Assignment will take effect for no further consideration and in satisfaction of the prior payments comprising the Upfront Consideration and the VRM Full Return.
In addition, pursuant to a termination letter (the “Virage Exclusivity Termination”) by and among MSP, Virage and MRCS, MSP has agreed to deliver, or cause to be delivered, to Virage $200 million in Up-C Units or shares of Class A Common Stock (valued at $10 per Up-C Unit or share), from the aggregate consideration being paid to the Members (or their designees) pursuant to the MIPA at Closing. Pursuant to the Virage Exclusivity Termination, certain arrangements, pursuant to which MSP agreed to provide Virage with the exclusive right to acquire certain new claims acquired by MSP, will terminate upon Virage’s receipt of such Up-C Units or shares.
Certain Relationships and Related Party Transactions—the Company—General Legal Counsel
On January 10, 2017, an affiliate of the Company’s Sponsor, Lionheart Capital, LLC (“Lionheart Capital”), engaged Jessica L. Wasserstrom, LLC (“Wasserstrom”), to represent Lionheart Capital and its affiliated companies, as corporate general counsel and otherwise in connection with any corporate and/or transactional matters as requested by Lionheart Capital. The engagement letter between Lionheart Capital and Wasserstrom is for an indefinite period only subject to termination rights of either party, of which no termination has occurred since the agreement was executed. Jessica Wasserstrom, the principal of Wasserstrom, currently holds the title of Chief Legal Officer of Lionheart Capital and its affiliated companies.
In connection therewith, Wasserstrom was specifically engaged by the Company to provide counsel for general corporate legal matters, including related to mergers and acquisitions activity and, as such, may be deemed to be a related party of the Company. For the year ended December 31, 2021, the Company incurred $430,000 of legal fees from Wasserstrom. For the period ended December 31, 2020, the Company incurred $220,000 of legal fees from Wasserstrom. The total aggregate balance of $650,000 in fees incurred by the Company from Wasserstrom were recorded within accounts payable and accrued expenses and remain unpaid and outstanding as of December 31, 2021.
EXPERTS
The financial statements of MSP Recovery, LLC as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, included in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements have been so included in reliance upon the report of such firm given their authority as experts in auditing and accounting.
The consolidated financial statements of Lionheart Acquisition Corporation II as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, appearing in this Registration Statement on Form S-4 have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Lionheart Acquisition Corporation II to continue as going concern as described in Note 1 to the consolidated financial statements) and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS
The validity of the securities of the Company offered under this proxy statement/prospectus will be passed upon by DLA Piper LLP (US), Phoenix, Arizona.
OTHER MATTERS
As of the date of this proxy statement/prospectus, the LCAP Board does not know of any matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement/prospectus. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting. If any other matters properly come before the Special Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.
APPRAISAL RIGHTS
Holders of our shares of common stock are not entitled to appraisal rights in connection with the Business Combination under Delaware law.
FUTURE STOCKHOLDER PROPOSALS
We anticipate that the 2023 annual meeting of stockholders will be held no later than [•] 2023. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2023 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the Amended and Restated Bylaws. Such proposals must be received by the Company at its executive offices no later than [•], in order to be considered for inclusion in the Company’s proxy materials for the 2023 annual meeting; provided, however, if the 2023 annual meeting will be held more than 30 days after the anniversary of the date of the Special Meeting, the Company will announce the date by which such proposals must be received by the Company in a current report on Form 8-K or in a quarterly report on Form 10-Q.
In addition, the Amended and Restated Bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to us at the principal executive offices of the Company not later than the close of business on the 90th nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (i) the close of business on the 90th day before the meeting or (ii) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company. Nominations and proposals also must satisfy other requirements set forth in the Amended and Restated Bylaws. The chairman of our Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND MORE INFORMATION
The Company has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.
The Company files reports, proxy statements, and other information with the SEC as required by the Exchange Act. You may access information on the Company at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, the Company’s corporate website at https://www.lionheartacquisitioncorp.com. The Company’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.
All information contained in this proxy statement/prospectus relating to the Company has been supplied by the Company, and all such information relating to MSP has been supplied by MSP. Information provided by one another does not constitute any representation, estimate or projection of the other.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:
MacKenzie Partners, Inc.
1407 Broadway
New York, New York 10018

(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email:proxy@mackenziepartners.com
To obtain timely delivery of the documents, you must request them by    , 202[•] (five business days before the date of the Special Meeting).

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA INDEX TO FINANCIAL STATEMENTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Audited Financial Statements of Lionheart Acquisition Corporation II
Audited Financial Statements of MSP Recovery LLC:

LIONHEART ACQUISITION CORPORATION II

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
Lionheart Acquisition Corporation II
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balances sheets of Lionheart Acquisition Corporation II (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the consolidated financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2021 and 2020 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
Houston, Texas
March 7, 2022, except for the effects related to the General Legal Counsel disclosure in Note 5 Related Party Transactions as to which date is April 6, 2022.

LIONHEART ACQUISITION CORPORATION II
CONSOLIDATED BALANCE SHEETS
	December 31, 2021	December 31, 2020
ASSETS
Current assets
Cash	$177,386	$1,017,137
Prepaid expenses	8,611	124,766
Total Current Assets	185,997	1,141,903
Marketable securities held in Trust Account	230,013,074	230,011,254
TOTAL ASSETS	$230,199,071	$231,153,157

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$3,985,037	$1,163,558
Accrued offering costs	—	5,450
Total Current Liabilities	3,985,037	1,169,008
Warrant liability	6,388,750	13,365,500
Deferred underwriting fee payable	8,050,000	8,050,000
TOTAL LIABILITIES	18,423,787	22,584,508

Commitments and Contingencies (Note 6)

Class A common stock subject to possible redemption, 23,000,000 shares at redemption value as of December 31, 2021 and 2020.	230,000,000	230,000,000

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 650,000 issued and outstanding (excluding 23,000,000 shares subject to possible redemption) as of December 31, 2021 and 2020.	65	65
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding as of December 31, 2021 and 2020.	575	575
Accumulated deficit	(18,225,356)	(21,431,991)
Total Stockholders’ Deficit	(18,224,716)	(21,431,351)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$230,199,071	$231,153,157
The accompanying notes are an integral part of the consolidated financial statements.

LIONHEART ACQUISITION CORPORATION II
CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended December 31, 2021	Year Ended December 31, 2020
Operating and formation costs	$3,785,303	$1,472,168
Loss from operations	(3,785,303)	(1,472,168)

Other income (expense):
Interest earned on marketable securities held in Trust Account	15,188	11,254
Transactions costs associated with the Initial Public Offering	—	(837,355)
Change in fair value of warrant liabilities	6,976,750	236,500
Other income (expense), net	6,991,938	(589,601)

Net income (loss)	$3,206,635	$(2,061,769)

Basic and diluted weighted average shares outstanding, Class A Common stock	23,650,000	8,674,180
Basic and diluted net income (loss) per share, Class A Common stock	$0.11	$(0.15)

Basic and diluted weighted average shares outstanding, Class B Common Stock	5,750,000	5,127,732
Basic and diluted net income (loss) per share, Class B Common Stock	$0.11	$(0.15)
The accompanying notes are an integral part of the consolidated financial statements.

LIONHEART ACQUISITION CORPORATION II
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2020	—	$—	—	$—	$—	$(1,000)	$(1,000)

Issuance of Class B common stock to Sponsor	—	—	5,750,000	575	24,425	—	25,000

Sale of 650,000 Private Placement Units	650,000	65	—	—	6,123,809	—	6,123,874

Accretion to common stock subject to redemption amount	—	—	—	—	(6,148,234)	(19,369,222)	(25,517,456)

Net loss	—	—	—	—	—	(2,061,769)	(2,061,769)
Balance – December 31, 2020	650,000	$65	5,750,000	$575	$—	$(21,431,991)	$(21,431,351)

Net income	—	—	—	—	—	3,206,635	3,206,635
Balance – December 31, 2021	650,000	$65	5,750,000	$575	$—	$(18,225,356)	$(18,224,716)
The accompanying notes are an integral part of the consolidated financial statements.

LIONHEART ACQUISITION CORPORATION II
CONSOLIDATED STATEMENT OF CASH FLOWS
	Year Ended December 31, 2021	Year Ended December 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$3,206,635	$(2,061,769)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of warrant liability	(6,976,750)	(236,500)
Transaction costs associated with the Initial Public Offering	—	837,355
Interest earned on marketable securities held in Trust Account	(15,188)	(11,254)
Changes in operating assets and liabilities:
Prepaid expenses	116,155	(124,766)
Accounts payable and accrued expenses	2,821,479	1,162,558
Net cash used in operating activities	(847,669)	(434,376)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	—	(230,000,000)
Cash withdrawn from Trust Account to pay franchise and income taxes	13,368	—
Net cash provided by (used in) investing activities	13,368	(230,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	225,400,000
Proceeds from sale of Private Placement Units	—	6,500,000
Proceeds from promissory notes – related party	—	140,671
Repayment of promissory notes – related party	—	(140,671)
Payment of offering costs	(5,450)	(473,487)
Net cash (used in) provided by financing activities	(5,450)	231,451,513

Net Change in Cash	(839,751)	1,017,137
Cash – Beginning	1,017,137	—
Cash – Ending	$177,386	$1,017,137

Non-cash investing and financing activities:
Initial classification of common stock subject to redemption	$—	$230,000,000
Deferred underwriting fee payable	$—	$8,050,000
Offering costs included in accrued offering costs	$—	$5,450
The accompanying notes are an integral part of the consolidated financial statements.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Lionheart Acquisition Corporation II (formerly known as Lionheart Acquisition Corp.) (the “Company”) was incorporated in Delaware on December 23, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. The Company has one subsidiary, Lionheart II Holdings, LLC, a wholly owned subsidiary incorporated in Delaware on July 9, 2021.
As of December 31, 2021, the Company had not commenced any operations. All activity for the period from December 23, 2019 (inception) through December 31, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination, in particular activities in connection with the potential acquisition of MSP Recovery (see Proposed Business Combination within Note 1). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on August 12, 2020. On August 18, 2020, the Company consummated the Initial Public Offering of 20,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $200,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 650,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to Lionheart Equities, LLC, a Delaware Limited Liability Company (the “Sponsor”), and Nomura Securities International, Inc. (“Nomura”), an underwriter in the Initial Public Offering, generating gross proceeds of $6,500,000, which is described in Note 4.
Following the closing of the Initial Public Offering on August 18, 2020, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”) located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account, as described below.
On August 20, 2020, the underwriters notified the Company of their intention to exercise their over-allotment option in full, resulting in an additional 3,000,000 Units issued on August 24, 2020 for $30,000,000. A total of $30,000,000 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $230,000,000.
Transaction costs amounted to $13,128,937 consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting fees and $478,937 of other offering costs.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.
The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor, officers and directors and Nomura have agreed to vote their Founder Shares (as defined in Note 5), Private Placement Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against the proposed Business Combination.
If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder’s Shares, Private Placement Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the ability of holders of the Public Shares to seek redemption in connection with a Business Combination or the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
As described in more detail within the Note 11, the Company will have until August 18, 2022 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor and Nomura have agreed to waive their liquidation rights with respect to the Private Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders or any of their respective affiliates acquire Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Going Concern
The Company has principally financed its operations from inception using proceeds from the sale of its equity securities to its stockholders prior to the Initial Public Offering and such amount of proceeds from the Initial Public Offering that were placed in an account outside of the Trust Account for working capital purposes. At December 31, 2021, the Company had cash outside the trust of $177,386 and working capital deficit of $3,785,966. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. On February 21, 2021, the Sponsor committed up to $750,000 in loans to the Company for continuing operations to consummate a business combination. The loans would be non-interest bearing, unsecured, and to be repaid upon the consummation of a business combination. On July 29, 2021, the Sponsor committed up to an additional $250,000 in loans to the Company for continuing operations to consummate a business combination. The loans would be non-interest bearing, unsecured, and to be repaid upon the consummation of a business combination. In the event that a business combination does not occur, then all loaned amounts under these commitments will be forgiven except to the extent that the Company has funds available to it outside the trust account. The Sponsor has committed an aggregate of $1,000,000 between these two commitments. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
The Company will need to raise further additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. In addition to the loan commitment described herein, the Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through August 18, 2022, the Company’s liquidation date, and/or through twelve months from the issuance of these consolidated financial statements. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Proposed Business Combination
On July 11, 2021, the Company entered into a Membership Interest Purchase Agreement (the “MIPA”) by and among the Company, Lionheart II Holdings, LLC, a newly formed wholly owned subsidiary of the Company (“Purchaser”), each limited liability company set forth on Schedule 2.1(a) thereto (the “MSP Purchased Companies”), the members of the MSP Purchased Companies listed on Schedule 2.1(b) thereto (the “Members”), and John H. Ruiz, as the representative of the Members.
Subject to the terms and conditions set forth in the MIPA, including the approval of the Company’s stockholders, the parties thereto will enter into a business combination transaction (the “Business Combination”), pursuant to which, among other things, the Members will sell and assign all of their membership interests in the MSP Purchased Companies to Purchaser in exchange for non-economic voting shares of Class V common stock, par value $0.0001, of the Company (“Class V Common Stock”) and non-voting economic Class B Units of Purchaser (“Class B Units,” and each pair consisting of one share of Class V Common Stock and one Class B Unit, an “Up-C Unit”), with Up-C Units being exchangeable on a one-for-one basis for shares of the Company’s Class A common stock. Following the closing of the Business Combination (the “MIPA Closing”), the Company will own all of the voting Class A Units of Purchaser and the Members or their designees will own all of the non-voting economic Class B Units of Purchaser. Subject to the terms and conditions set forth in the MIPA, the aggregate consideration to be paid to the Members (or their designees) will consist of a number of (i) Up-C Units equal to (a) $32.5 billion divided by (b) $10.00 and (ii) rights to receive payments under the Tax Receivable Agreement (as defined below). Of the Up-C Units to be issued to certain Members at the MIPA Closing, 6,000,000 (the “Escrow Units”) will be deposited into an escrow account with Continental Stock Transfer and Trust, to satisfy potential indemnification claims brought pursuant to the MIPA. Additionally, in connection with the Business Combination, the Company intends, subject to compliance with applicable law, to declare a dividend comprising approximately 1,029,000,000 newly issued warrants, each to purchase one share of Class A common stock for an exercise price of $11.50 per share, conditioned upon the consummation of any redemptions by the Company’s stockholders and the MIPA, to the holders of record of Class A common stock as of the close of business on the date of the MIPA Closing, after giving effect to the waiver of the right to participate in such dividend by the Members.
The MIPA contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the MIPA.
Risks and Uncertainties
In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic which continues to spread throughout the United States and the World. As of the date the consolidated financial statements were issued, there was considerable uncertainty around the expected duration of this pandemic. The Company has concluded that while it is reasonably possible that COVID-19 could have a negative effect on identifying a target company for a Business Combination, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these consolidated financial statements is the determination of the fair value of warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and December 31, 2020.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
Marketable Securities Held in Trust Account
At December 31, 2021 and 2020, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury Securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Class A common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as shareholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021 and 2020, Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ deficit section of the Company’s consolidated balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A common stock resulted in charges against additional paid-in capital and accumulated deficit.
At December 31, 2021 and 2020, the Class A common stock subject to redemption reflected in the consolidated balance sheets are reconciled in the following table:
Gross proceeds	$230,000,000
Less:
Proceeds allocated to Public Warrants	$(13,225,000)
Class A common stock issuance costs	$(12,292,456)
Plus:
Accretion of carrying value to redemption value	$25,517,456
Class A common stock subject to possible redemption	$230,000,000
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.
Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the tender offer provision fails the “classified in stockholders’ equity” criteria as contemplated by ASC Section 815-40-25. As a result, the Company accounts for the Public Warrants and Private Placement Warrants as liabilities in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
On March 27, 2020, the CARES Act was enacted in response to COVID-19 pandemic. Under ASC 740, the effects of changes in tax rates and laws are recognized in the period which the new legislation is enacted. The CARES Act made various tax law changes including among other things (i) increasing the limitation under Section 163(j) of the Internal Revenue Code of 1986, as amended (the “IRC”) for 2019 and 2020 to permit additional expensing of interest (ii) enacting a technical correction so that qualified improvement property can be immediately expensed under IRC Section 168(k), (iii) making modifications to the federal net operating loss rules including permitting federal net operating losses incurred in 2018, 2019, and 2020 to be carried back to the five preceding taxable years in order to generate a refund of previously paid income taxes and (iv) enhancing the recoverability of alternative minimum tax credits.
Net Income (Loss) Per Common Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per common stock is computed by dividing net income (loss) by the weighted average number of common stocks outstanding for the period. The Company applies the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of Class A common stocks is excluded from earnings per share as the redemption value approximates fair value.
The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 11,825,000 Class A

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
common stocks in the aggregate. As of December 31, 2021 and 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stocks and then share in the earnings of the Company. As a result, diluted net loss per common stock is the same as basic net loss per common stock for the periods presented.
	Year Ended December 31, 2021		Year Ended December 31, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per common stock
Numerator:
Allocation of net income (loss), as adjusted	$2,579,487	$627,148	$(1,295,774)	$(765,995)
Denominator:
Basic and diluted weighted average shares outstanding	23,650,000	5,750,000	8,674,180	5,127,732
Basic and diluted net income (loss) per common stock	$0.11	$0.11	$(0.15)	$(0.15)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature, except for warrant liabilities (see Note 10.)
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06 — “Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”)”, to simplify accounting for certain financial instruments ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Management does not believe that any recently issued, but not yet effective, accounting standards update, if currently adopted, would have a material effect on the Company’s consolidated financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units, inclusive of 3,000,000 Units sold to the underwriters on August 24, 2020 upon the underwriters’ election to fully exercise their option to purchase additional Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor and Nomura purchased an aggregate of 650,000 Private Placement Units at a price of $10.00 per Private Placement Unit, for an aggregate purchase price of $6,500,000. Each Private Placement Unit consists of one share of Class A common stock (“Private Placement Share”) and one-half of one redeemable warrant (“Private Placement Warrant”). Each whole Private Placement Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. The Private Placement Units are identical to the Public Units sold in the Initial Public Offering, except as described in Note 7. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and underlying securities will be worthless.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On January 10, 2020, the Sponsor purchased 5,000,000 shares (the “Founder’s Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. Subsequently, on February 6, 2020, the Company effected a stock dividend of 0.15 share for each Founder’s Share outstanding, resulting in the Sponsor holding an aggregate of 5,750,000 Founder’s Shares. All share and per-share amounts have been retroactively restated to reflect the stock dividend.
The Founder’s Shares included an aggregate of up to 750,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial stockholders (including Nomura) would own, on an as-converted basis, 22.03% of the Company’s issued and outstanding shares after the Initial Public Offering (including the Private Placement Shares and assuming the initial stockholders do not purchase any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to exercise their over-allotment option in full on August 24, 2020, the 750,000 Founder’s Shares are no longer subject to forfeiture.
The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder’s Shares until the earlier to occur of: (A) six months after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 30 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Promissory Note — Related Party
On January 10, 2020, the Company issued the Promissory Note to Lionheart Equities, LLC, the Sponsor, pursuant to which the Company could borrow up to an aggregate amount of $300,000 to cover expenses related to the Initial Public Offering. The Promissory Note was non-interest bearing and payable on the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $140,671 was repaid on August 24, 2020. Borrowings under the Promissory Note are no longer available.
Administrative Services Agreement
The Company entered into an agreement whereby, commencing on the August 14, 2020, the Company will pay the Sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the years ended December 31, 2021 and 2020, the Company incurred $180,000 and $66,774 in fees for these services, of which $15,000 and $0 are included in the accounts payable and accrued expenses in the accompanying consolidated balance sheets.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
Related Party Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1 million of such Working Capital Loans may be convertible into units identical to the Private Placement Units at a price of $10.00 per unit.
On February 21, 2021, the Sponsor committed up to $750,000 in loans to the Company for continuing operations to consummate a business combination. The loans are non-interest bearing, unsecured, and to be repaid upon the consummation of a business combination. In the event that a business combination does not occur, then all loaned amounts under this commitment will be forgiven except to the extent that the Company has funds available to it outside the trust account. The Company has not drawn on the aforementioned Sponsor commitment.
On July 29, 2021, the Sponsor committed up to an additional $250,000 in loans to the Company for continuing operations to consummate a business combination. The loans are non-interest bearing, unsecured, and to be repaid upon the consummation of a business combination. In the event that a business combination does not occur, then all loaned amounts under this commitment will be forgiven except to the extent that the Company has funds available to it outside the trust account. The Company has not drawn on the aforementioned Sponsor commitment. The Sponsor has committed an aggregate of $1,000,000.

General Legal Counsel
On January 10, 2017, an affiliate of the Company’s Sponsor, Lionheart Capital, LLC (“Lionheart Capital”), engaged Jessica L. Wasserstrom, LLC (“Wasserstrom”), to represent Lionheart Capital and its affiliated companies, as corporate general counsel and otherwise in connection with any corporate and/or transactional matters as requested by Lionheart Capital. The engagement letter between Lionheart Capital and Wasserstrom is for an indefinite period only subject to termination rights of either party, of which no termination has occurred since the agreement was executed. Jessica Wasserstrom, the principal of Wasserstrom, currently holds the title of Chief Legal Officer of Lionheart Capital and its affiliated companies.
In connection therewith, Wasserstrom was specifically engaged by the Company to provide counsel for general corporate legal matters, including related to mergers and acquisitions activity and, as such, may be deemed to be a related party of the Company. For the year ended December 31, 2021, the Company incurred $430,000 of legal fees from Wasserstrom. For the period ended December 31, 2020, the Company incurred $220,000 of legal fees from Wasserstrom. The total aggregate balance of $650,000 in fees incurred by the Company from Wasserstrom were recorded within accounts payable and accrued expenses and remain unpaid and outstanding as of December 31, 2021.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Registration Rights
Pursuant to a registration rights agreement entered into on August 13, 2020, the holders of the Founder’s Shares, Private Placement Units, Private Placement Shares, Private Placement Warrants, securities issuable pursuant to the forward purchase agreement (discussed below), the units that may be issued upon conversion of Working Capital Loans, the shares of Class A common stock and the warrants issued as part of such units (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants included as part of the units that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder’s Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
Founder’s Shares, only after conversion to the Company’s Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,050,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Forward Purchase Agreement
Nomura entered into a forward purchase agreement with the Company, which provides for the purchase by Nomura of the Company’s Public Shares for an aggregate purchase price of up to $100.0 million through, other than as described below, open market purchases or privately negotiated transactions with one or more third parties. In lieu of purchasing Public Shares in the open market or privately negotiated transactions, up to $85.0 million of such aggregate purchase price may instead be in the form of an investment in the Company’s equity securities on terms to be mutually agreed between Nomura and the Company, to occur concurrently with the closing of a Business Combination. In consideration of the forward purchase commitment, the Company will pay to Nomura (i) an amount equal to 2% of the aggregate purchase price of the purchases or investment requested by the Company pursuant to the forward purchase agreement (the “commitment fee”) plus (ii) an amount equal to the internal charges and carrying costs incurred by Nomura in connection with the forward purchase commitment (the “commitment carrying costs”) on a monthly basis during the period from and including the date the Company executes a definitive agreement for a Business Combination through the earlier of (x) the consummation of a Business Combination and (y) the date the Company notifies Nomura in writing that the Company does not require Nomura to provide the forward purchase commitment. Up to $1.0 million of aggregate commitment carrying costs, to the extent timely paid pursuant to the forward purchase agreement, may be credited against the commitment fee. If the Company requests that Nomura purchase or invest the full $100.0 million forward purchase commitment pursuant to the forward purchase agreement, a maximum of $1.0 million of the commitment carrying costs will not be credited toward the commitment fee. The decision to make such an investment in other equity securities will not reduce the aggregate purchase price. However, Nomura will be excused from its purchase obligation in connection with a specific business combination unless, within five business days following written notice delivered by the Company of its intention to enter into such Business Combination, Nomura notifies the Company that it has decided to proceed with the purchase in whole or in part. Nomura may decide not to proceed with the purchase for any reason, including, without limitation, if it has determined that such purchase would constitute a conflict of interest. Nomura will also be restricted from making purchases if they are in possession of any material nonpublic information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act.
Nomura has also indicated its intent, if so requested by the Company, to use its commercially reasonable efforts to underwrite, arrange and/or syndicate up to $400 million of additional financing for the Company in the form of equity or debt (or a combination thereof) in connection with a Business Combination, subject to market conditions and on terms and conditions satisfactory in all respects to Nomura in its sole judgment and determination.
Advisory Agreement
Nomura and the Company have entered into an advisory agreement for the proposed business combination with MSP Recovery. This advisory agreement is for Nomura’s role as a financial and capital markets advisor to the Company for the proposed business combination. Nomura is entitled a transaction fee amounting to $20 million that is payable at the closing of the proposed business combination. This fee is contingent upon the successful closing of the proposed business combination; and as such, no amounts have been recorded within the Company’s consolidated financial statements as of December 31, 2021.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
Right of First Refusal
The Company has agreed that, if Nomura offers to purchase any securities under the forward purchase agreement, it will have a “right of first refusal” to act as a bookrunner on any capital markets transaction issued in order to complete a Business Combination. In addition, so long as the investor owns 5% or more of the outstanding common stock of the post-business combination company on a fully-diluted basis, the Sponsor has agreed to use its best efforts and influence on the successor company to offer the investor a bookrunner role on any capital markets transaction. Any such bookrunner role will be pursuant to a separate agreement containing terms and conditions customary for the investor and mutually agreed upon by the Company or its successor company, as applicable. Notwithstanding the foregoing, the right of first refusal will not have a duration of more than three years from the date of commencement of sales of the Initial Public Offering.
NOTE 7. STOCKHOLDERS’ DEFICIT
Preferred Stock — On January 30, 2020, the Company amended Certificate of Incorporation such that the Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At December 31, 2021 and 2020, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — On January 30, 2020, the Company amended its Certificate of Incorporation such that the Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2021 and 2020, there were 650,000 shares of Class A common stock issued and outstanding, excluding 23,000,000 shares of Class A common stock subject to possible redemption which are presented as temporary equity.
Class B Common Stock — On January 30, 2020, the Company amended its Certificate of Incorporation such that the Company is authorized to issue 10,000,000 shares of common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2021 and 2020, there were 5,750,000 shares of common stock issued and outstanding.
Holders of Class A common stock and Class B common stock are entitled to one vote for each share. Holders of Class A common stock and Class B common stock will vote separately as two separate classes on all matters submitted to a vote of stockholders, except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination).
NOTE 8. WARRANTS
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 30 days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of Class A common stock issuable upon exercise of the warrants and thereafter will use its reasonable best efforts to cause the same to become effective within 60 business days following the Business Combination and to maintain a current prospectus relating to the Class A common stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Once the warrants become exercisable, the Company may redeem the Public Warrants:
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•
if, and only if, the reported last reported sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending the third trading day prior to the date on which the Company sends the notice of redemption to each warrant holder.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder’s Shares or private placement securities held by them, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers of the

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
Private Placement Units or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers of the Private Placement Units or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. INCOME TAX
The Company’s net deferred tax assets (liability) at December 31, 2021 and 2020 are as follows:
	December 31, 2021	December 31, 2020
Deferred tax assets (liability)
Net operating loss carryforward	$ 52,910	$ 306,991
Unrealized loss on securities	—	—
Start-up Costs	803,634	—
Total deferred tax assets	856,544	306,991
Valuation Allowance	(856,544)	(306,991)
Deferred tax assets (liability)	$ —	$ —
The income tax provision for the years ended December 31, 2021 and 2020 consists of the following:
	December 31, 2021	December 31, 2020
Federal
Current	$ —	$ —
Deferred (current and non-current deferred)	(549,553)	(306,781)

State and Local
Current	—	—
Deferred	—	—

Change in valuation allowance	549,553	306,781
Income tax provision	$ —	$ —
As of December 31, 2021 and 2020, the Company had $251,953 and $67,091 of U.S. federal and state net operating loss carryovers available to offset future taxable income, respectively.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2021 and 2020, the change in the valuation allowance was $549,553 and $306,781, respectively.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2021 and 2020 is as follows:
	December 31, 2021	December 31, 2020
Statutory federal income tax rate	21.0%	21.0%
Transaction costs allocable to warrant liabilities	0.0%	(8.5)%
Other	0.1%	0.0%
Business combination expenses	7.5%	0.0%
Change in fair value of warrant liability	(45.7)%	2.4%
Valuation allowance	17.1%	(14.9)%
Income tax provision	0.0%	0.0%
The Company’s effective tax rates for the periods presented differ from the expected (statutory) rates due to the change in FV of warrants, business combination expenses, and the recording of full valuation allowances on deferred tax assets. The Company's effective tax rates for the year ended December 31, 2020 was revised to correct the effect of transaction costs attributable to warrant liabilities previously reported as Change in fair value of warrant liability. The Change in fair value of warrant liability and the transaction costs attributable to warrants liabilities previously reported were respectively (6.1%) and 0%.
The Company files income tax returns in the U.S. federal jurisdiction and Florida which remain open and subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open to examination by the taxing authorities.
NOTE 10. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
At December 31, 2021 and 2020, there were 11,500,000 Public Warrants and 325,000 Private Placement Warrants outstanding.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2021 and 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2021	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$ 230,013,074	$ 230,011,254

Liabilities
Warrant Liability – Public Warrants	1	6,210,000	12,995,000
Warrant Liability – Private Warrants	3	178,750	370,500
The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statements of operations.
The Private Warrants were valued using Monte Carlo Model, which is considered to be a Level 3 fair value measurement. The Monte Carlo model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the common stock. The expected volatility as of the IPO Closing date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing. The Public warrants were valued using the close price of the public warrant price was used as the fair value as of each relevant date.
The key inputs into the Monte Carlo simulation model for the Private Placement Warrants were as follows at December 31, 2021 and 2020:
Input	December 31, 2021	December 31, 2020
Risk-free interest rate	1.29%	0.51%
Trading days per year	250	252
Expected volatility	9.5%	15.8%
Exercise price	$ 11.50	$ 11.50
Stock Price	$ 9.96	$ 10.08
The following table presents the changes in the fair value of warrant liabilities:
	Private Placement	Public	Warrant liabilities
Initial measurement on August 18, 2020 and over-allotment on August 20, 2020	$ 377,000	$ 13,225,000	$ 13,602,000
Change in fair value	(6,500)	(230,000)	(236,500)
December 31, 2020	370,500	12,995,000	$ 13,365,500
Change in fair value	(191,750)	(6,785,000)	(6,976,750)
Fair value as of December 31, 2021	$ 178,750	$ 6,210,000	$ 6,388,750

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
NOTE 11. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, except for below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.
On January 27, 2022, the Company held a special meeting of the Company’s stockholders (the “Extension Meeting”). At the Extension Meeting, the Company’s stockholders approved to extend the date by which the Company must consummate its initial business combination from February 18, 2022 to August 18, 2022. As part of the meeting, Stockholders holding 10,946,369 shares of the Company’s Class A common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s trust account, amounting to approximately $109,469,789 removed from the Company’s trust account to pay such stockholders.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the members of MSP Recovery, LLC and Subsidiaries
Opinion on the Financial Statements
We have audited the accompanying combined and consolidated balance sheets of MSP Recovery, LLC and Subsidiaries (the “Company”) as of December 31, 2021 and 2020 and the related combined and consolidated statements of operations, changes in equity, and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Emphasis of Matter
As described in Notes 1, 2 and 11 of the financial statements, the Company’s claims recovery services income is substantially derived from a related party.
/s/ Deloitte & Touche LLP

Miami, Florida
March 10, 2022
We have served as the Company’s auditor since 2021.

MSP RECOVERY, LLC and Subsidiaries
Combined and Consolidated Balance Sheets
	December 31,	December 31,
(In thousands)	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$1,664	$11,879
Affiliate receivable(1)	4,070	4,871
Prepaid expenses and other current assets	13,304	54
Total current assets	19,038	16,804
Property, plant and equipment, net	750	612
Intangible assets, net	84,218	427
Total assets	$104,006	$17,843

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$4,609	$398
Affiliate payable(1)	45,252	39,027
Obligation to provide securities	—	1,577
Commission payable	465	448
Deferred service fee income	249	249
Other current liabilities	3,489	426
Total current liabilities	54,064	42,125
Claims financing obligation & notes payable(1)	106,805	24,043
Interest payable	94,545	67,522
Total liabilities	$255,414	$133,690
Commitments and contingencies (Note 10)
Equity:
Members’ deficit	$(155,756)	$(120,179)
Noncontrolling interest	4,348	4,332
Total equity	(151,408)	(115,847)
Total liabilities and equity	$104,006	$17,843
(1)
As of December 31, 2021 and December 31, 2020, the total affiliate receivable and affiliate payable balances are with related parties. In addition, the claims financings obligation & notes payable includes balances with related parties. See Note 11, Related Party, for further details.

The accompanying notes are an integral part of these combined and consolidated financial statements.

MSP RECOVERY, LLC and Subsidiaries
Combined and Consolidated Statements of Operations
	For the year ended December 31,
(In thousands)	2021	2020
Claims recovery income	$126	$255
Claims recovery service income(1)	14,500	13,632
Total Claims Recovery	$14,626	$13,887
Operating expenses
Cost of claim recoveries	190	172
General and administrative(2)	12,761	14,598
Professional fees	8,502	2,211
Depreciation and amortization	343	235
Total operating expenses	21,796	17,216
Operating Loss	$(7,170)	$(3,329)
Interest expense	(27,046)	(20,886)
Other income (expense), net	1,139	(51)
Net loss	$(33,077)	$(24,266)
Less: Net (income) loss attributable to non-controlling members	(16)	18
Net loss attributable to controlling members	$(33,093)	$(24,248)
(1)
For the years ended December 31, 2021 and 2020, claims recovery service income included $11.5 million and $13.1 million, respectively, of claims recovery service income from VRM MSP Recovery Partners LLC (“VRM”). See Note 11, Related Party, for further details.

(2)
For the years ended December 31, 2021 and 2020, general and administrative expenses included $111 thousand and $773 thousand, respectively, of related party expenses. This includes legal expenses to the La Ley con John H. Ruiz P.A., d/b/a MSP Recovery Law Firm (the “Law Firm”) of $26 thousand and $– thousand, respectively. See Note 11, Related Party, for further details.

The accompanying notes are an integral part of these combined and consolidated financial statements.

MSP RECOVERY, LLC and Subsidiaries
Combined and Consolidated Statements of Changes in Equity
(In thousands)	Members’ Deficit	Non- Controlling Interests	Total Equity
Balance at December 31, 2020	$(120,179)	$4,332	$(115,847)
Contributions	227	—	227
Distributions	(2,711)	—	(2,711)
Net income (loss)	(33,093)	16	(33,077)
Balance at December 31, 2021	$(155,756)	$4,348	$(151,408)
(In thousands)	Members’ Deficit	Non- Controlling Interests	Total Equity
Balance at December 31, 2019	$(104,455)	$4,350	$(100,105)
Contributions	8,524	—	8,524
Net income (loss)	(24,248)	(18)	(24,266)
Balance at December 31, 2020	$(120,179)	$4,332	$(115,847)
The accompanying notes are an integral part of these combined and consolidated financial statements.

MSP RECOVERY, LLC and Subsidiaries
Combined and Consolidated Statements of Cash Flows
	For the year ended December 31,
(In thousands)	2021	2020
Cash flows from operating activities:
Net loss(1)	$(33,077)	$(24,266)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	343	235
Amortization included in cost of claim recoveries	164	125
Paid in kind interest	27,023	20,843
PPP loan forgiveness	(1,043)	(44)
Realized gain on equity securities	(201)	(18)
Unrealized losses on investments – short position	—	279
Change in operating assets and liabilities:
Affiliate receivable(1)	801	(3,346)
Affiliate payable(1)	6,225	5,670
Prepaid expenses and other assets	1	(9)
Accounts payable and accrued liabilities	2,013	268
Deferred service fee income	—	249
Net cash used in operating activities	2,249	(14)
Cash flows from investing activities:
Additions to property, plant, and equipment	(481)	(330)
Additions to intangible assets	(150)	—
Proceeds from sale of short positions	—	1,298
Purchases of equity securities	(4,056)	(1,255)
Proceeds from sale of equity securities	4,450	1,273
Purchase of securities to cover short position	(1,770)	—
Net cash (used in) provided by investing activities	(2,007)	986
Cash flows from financing activities:
Contributions from members	227	8,524
Distributions to members	(2,711)	—
Proceeds from debt financing	—	1,086
Additions to deferred transaction costs	(7,973)	—
Net cash (used in) provided by financing activities	(10,457)	9,610
(Decrease) Increase in cash and cash equivalents	(10,215)	10,582
Cash and cash equivalents at beginning of year	11,879	1,297
Cash and cash equivalents at end of year	$1,664	$11,879
Supplemental cash flow information:
Supplemental disclosure of non-cash investing and financing activities:
Purchase of intangible asset financed by note payable	$83,805	$—
Cash paid during the period for:
Interest	$23	$43
(1)	Balances include related party transactions. See Note 11, Related Party, for further details.
The accompanying notes are an integral part of these combined and consolidated financial statements.

MSP RECOVERY, LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements
Note 1. DESCRIPTION OF BUSINESS
MSP Recovery, LLC (“MSPR”) was organized as a limited liability company on July 8, 2014 as a Medicaid and Medicare Secondary Pay Act recovery specialist. Additional limited liability companies related to MSPR through common ownership were subsequently organized to facilitate MSPR’s operational or financial needs. These financial statements were prepared on a combined and consolidated basis as described in Note 2 below and include the following entities (collectively “MSP”, “MSP Recovery” or the “Company”):
Entity Name	Method
MSP Recovery of Puerto Rico LLC (Puerto Rico)	Combined
MDA Series, LLC	Combined
MSP Recovery, LLC	Combined
MAO-MSO Recovery LLC Series FHCP	Consolidated (non-wholly owned)
MSP Recovery Services, LLC	Combined
MSPA Claims 1, LLC	Consolidated (wholly owned)
MSP National, LLC	Consolidated (wholly owned)
MSP Recovery Claims Prov Series LLC	Combined
MSP Recovery Claims CAID Series LLC	Combined
MSP WB LLC	Combined
MSP Recovery Claims HOSP Series LLC	Combined
MSP Productions, LLC	Combined
MSP Recovery Claims HP, Series LLC	Combined
MSP Recovery Claims COM, Series LLC	Combined
MSP utilizes its proprietary internal data analytics platform to review health claims assigned by secondary payers such as Health Plans, Management Service Organizations (“MSO”), providers of medical services and Independent Physicians Associations. This platform allows MSP to identify claims cost recovery rights with potential recovery paths where claims either should not have been paid by the secondary payers or should have been reimbursed by third-party entities.
MSP seeks assignment of recovery rights from secondary payers by acquiring the recovery rights to claims from secondary payers via Claims Cost Recovery Agreements (“CCRA”). Prior to executing a CCRA, MSP utilizes its proprietary internal data analytics platform to review the set of claims and identify claims with probable recovery paths. MSP’s assets are these irrevocable assignments of health claims recovery rights that are automatic, all-encompassing and superior to other interests supported by Federal and State laws and regulations. MSP’s operations are primarily conducted in the U.S. and Puerto Rico.
Purchase Agreement
On July 11, 2021, MSP entered into a Membership Interest Purchase Agreement (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “MIPA”) by and among MSP, Lionheart Acquisition Corporation II, a Delaware corporation (“Lionheart”), Lionheart II Holdings, LLC, a Delaware corporation and a wholly owned subsidiary of Lionheart (“Opco”), the members of the MSP Purchased Companies (the “Members”), and John H. Ruiz, in his capacity as the representative of the Members (the “Members’ Representative”).
Pursuant to the MIPA, the Members will sell and assign all of their membership interests in the MSP Purchased Companies to Opco in exchange for non-economic voting shares of Class V common stock, par value $0.0001, of Lionheart (“Class V Common Stock”) and non-voting economic Class B Units of Opco (“Class B Units,” and each pair consisting of one share of Class V Common Stock and one Class B Unit, an “Up-C Unit”) (such transaction, the “Business Combination”).
Following the closing of the Business Combination (the “Closing”), Lionheart will be organized in an “Up-C” structure in which the business of MSP and its subsidiaries will be held directly or indirectly by Opco, and Lionheart will own all of the voting economic Class A Units of Opco and the Members or their designees will own all of the non-voting economic Class B Units in accordance with the terms of the first amended and restated limited liability company agreement of Opco to be entered into at Closing (the “LLC Agreement”). Each Up-C Unit may be exchanged for either, at the Company’s option, (a) cash or (b) one share of Class A common stock, par value $0.0001, of the Company (“Class A Common Stock”), subject to the provisions set forth in the LLC Agreement.
Subject to the terms and conditions set forth in the MIPA, the aggregate consideration to be paid to the Members (or their designees) will consist of (i) 3,250,000,000 Up-C Units and (ii) rights to receive payments under the tax receivable agreement to be entered into at the Closing. Of the Up-C Units to be issued to certain Members at Closing, 6,000,000 (the “Escrow Units”) will be deposited into an escrow account with Continental Stock Transfer and Trust Company to satisfy any indemnification claims that may be brought pursuant to the MIPA.
Lionheart intends to apply to continue the listing of its publicly traded Class A Common Stock on the Nasdaq Capital Market (“Nasdaq”) under the new ticker symbol “MSPR” upon the closing of the Business Combination.
In conjunction with the purchase agreement, during the year ended December 31, 2021, the Company incurred direct and incremental transaction costs related to the Business Combination. These costs incurred by the Company will be offset against Lionheart’s cash proceeds and deducted from the combined company’s additional paid-in capital rather than expensed as incurred. As of December 31, 2021, the Company had a balance of $13.3 million for deferred transaction costs, which was included in the combined and consolidated balance sheets in Prepaid expenses and other current assets.
Investment Capacity Agreement
On September 27, 2021, the Company entered into an Investment Capacity Agreement (the “ICA”) providing for potential future transactions regarding select healthcare claims recovery interests with its investment partner, Virage Capital Management LP (“Virage”), which transactions may include the sale of claims by MSP. The ICA provides the maximum value of such claims would be $3 billion.
When the Company takes an assignment, the Company takes an assignment of the entire recovery but often they have a contractual obligation to pay the assignor 50% of any recoveries. This 50% interest typically is retained by the assignor (the “Retained Interest”), although in some cases, the Company has acquired all of the recoveries, and the applicable assignor has not kept any Retained Interest. The Retained Interest is not an asset of the Company, but an obligation to pay these assignors, with the Company keeping the other 50% interest of any recoveries. Virage’s funding in connection with future transactions generally will be used to purchase Retained Interests from existing assignors or new MSP assignors, although its funds can also be used to buy 50% of the recoveries from the Company, in the event the applicable assignor did not retain any Retained Interest. In connection with transactions consummated under the ICA, the Company may receive certain fees, including a finders fee for identifying the recoveries and a servicing fee for servicing the claims.
Pursuant to the ICA, the Company will assist Virage in acquiring these Retained Interests for a cash price. Virage will be paid the recovery generated from the purchased Retained Interests when received through litigation or settlements. The ICA is separate and distinct from Virage’s equity investment in the Company. The first purchase under the ICA is expected to occur before the end of the second quarter of 2022.
Liquidity
The Company’s operations are primarily funded by claims recovery service income related to a servicing agreement with VRM MSP Recovery Partners LLC (“VRM”), which was originally entered into on March 27, 2018, and amended on August 1, 2020 (the “Agreement”). As part of Virage Recovery Master LP’s investment in VRM, funds are set aside to pay service fees to the Company. Under the terms of the Agreement, VRM pays service fees to the Company, commensurate with the operational expenses and costs of the Company. As of December 31, 2021, VRM had $30.7 million reserved for the payment of services fees.
On July 11, 2021, MSP entered into a Membership Interest Purchase Agreement (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “MIPA”), See above for further details on the transaction. The Company plans on raising funds through the planned transaction. However, there is currently no public market for the Company’s common stock, and there can be no assurances that the transaction will be completed. As part of the transaction, the Company anticipates incurring additional costs, which are expected to be in excess of cash from claims recovery service income. The Company will, therefore, require additional financing to fund its operations for the next twelve months, including funding of transaction related costs.

As such, if the transaction is not consummated, VRM has agreed to provide additional funding to cover transaction related costs in order to support the operations of the Company through twelve months following the issuance of the financial statements.
Note 2. BASIS OF PRESENTATON AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Combination and Consolidation
Basis of presentation
The accompanying combined and consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). All intercompany transactions and balances are eliminated from the combined and consolidated financial statements.
The Company consolidates all entities that it controls through a majority voting interest or otherwise and the accompanying combined and consolidated financial statements include the accounts of the Company’s wholly owned subsidiaries and these entities for which the Company has a controlling interest in.
Principles of combination and consolidation
The combined and consolidated financial statements (the “Financial Statements”) have been prepared on a stand-alone basis and include the accounts of MSPR, entities in which MSP has a controlling financial interest, and certain entities under common control (see Note 1).
The Company also combines all entities that it controls through a majority voting interest or as the primary beneficiary of a variable interest entity (“VIE”). Under the VIE model, management first assesses whether the Company has a variable interest in an entity, which would include an equity interest. If the Company has a variable interest in an entity, management further assesses whether that entity is a VIE, and if so, whether the Company is the primary beneficiary under the VIE model. Generally, entities that are organized similar to a limited partnership, in which a general partner (or managing member) make the most relevant decisions that affect the entity’s economic performance, are considered to be VIEs which would require consolidation, unless the limited partners have substantive kickout or participating rights. Entities that do not qualify as VIEs are assessed for consolidation under the voting interest model.
Under the VIE model, an entity is deemed to be the primary beneficiary of a VIE if it holds a controlling financial interest. A controlling financial interest is defined as (a) the power to direct the activities of a VIE that most significantly affect the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. Management determines whether the Company is the primary beneficiary of a VIE at the time it becomes involved with a VIE and reconsiders that conclusion at each reporting date. This analysis includes an evaluation of the Company’s control rights, as well as the economic interests that the Company holds in the VIE, including indirectly through related parties.
Entities that comprise the Company are under common control. When an entity within the structure controls another entity, it is presented on a consolidated basis. When the common control owner is outside of the Company, the entities are presented on a combined basis. The inclusion of entities on a combined or consolidated basis is depicted in Note 1.
Non-Controlling interest
For entities that are consolidated, but not 100% owned, a portion of the income or loss and corresponding equity is allocated to the other owners based on the distribution requirements in each entity’s operating agreement. The aggregate of the income or loss and corresponding equity that is not allocated to MSP is included in non-controlling interest.
Non-controlling interest is presented as a separate component of equity on the Company’s combined and consolidated balance sheets and combined and consolidated statements of changes in equity. Net income or loss includes the net income or loss attributed to the non-controlling interest holders on the Company’s combined statements of operations. See Note 9, “Members’ Equity and Non-Controlling Interests,” for more information on ownership interests in the Company.

Estimates and Assumptions
The preparation of combined and consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from the Company’s estimates. Estimates are periodically reviewed considering changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Significant estimates and assumptions reflected in these combined and consolidated financial statements include but are not limited to claims recovery income and claims recovery service income recognition, recoverability of long-lived assets and cost of claims recoveries.
Segments
Operating segments are defined as components of an entity for which separate financial information is available and regularly reviewed by the chief operating decision maker (“CODM”). The Company manages its operations as a single segment for the purposes of assessing performance and making decisions. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a combined and consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. In addition, all the Company’s revenues and long-lived assets are attributable primarily to operations in the United States and Puerto Rico for all periods presented.
COVID-19 Impact
During the years ended December 31, 2021 and 2020, an outbreak of the novel coronavirus (“COVID-19”) had spread across the globe and had been declared a public health emergency by the World Health Organization and a National Emergency by the President of the United States. The COVID-19 pandemic has resulted, and could continue to result, in significant economic disruption. Federal, state and local governments mobilized to implement containment mechanisms to minimize impacts to their populations and economies. Various containment measures, which include the quarantining of cities, regions and countries, while aiding in the prevention of further outbreak, have resulted in a severe drop in general economic activity. In addition, the global economy has experienced a significant disruption to global supply chains. The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak. As of December 31, 2021, COVID-19 has not had a significant impact on the Company.
Concentration of credit risk and Off-Balance Sheet Risk
Cash and cash equivalents and affiliate receivable are financial instruments that are potentially subject to concentrations of credit risk. See Note 11, Related Parties, for disclosure of affiliate receivables. The Company’s cash and cash equivalents are deposited in accounts at large financial institutions, and amounts may exceed federally insured limits. The Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash and cash equivalents are held. The Company has no other financial instruments with off-balance-sheet risk of loss.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Fair Value Measurements
The Company applies the provisions of ASC 820, Fair Value Measurements, for fair value measurements of financial assets and financial liabilities and for fair value measurements of non-financial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company also applied the provisions of the subtopic to fair value measurements of non-financial assets and non-financial liabilities that are recognized or disclosed at fair value in the financial statements on a non-recurring basis. The subtopic defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The subtopic also establishes a framework for measuring fair value and expands disclosures about fair value measurements. The fair value framework requires the Company to categorize certain assets and liabilities into three levels, based upon the assumptions used to price those assets or liabilities. The three levels are defined as follows:
Level 1: Quoted prices in active markets for identical assets or liabilities.
Level 2: Quoted prices for similar assets and liabilities in active markets or inputs that are observable.
Level 3: Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.
The Company has determined the estimated fair value of its financial instruments based on appropriate valuation methodologies; however, for level 2 and level 3 inputs considerable judgment is required to develop these estimates. Accordingly, these estimated fair values are not necessarily indicative of the amounts the Company could realize in a current market exchange. The estimated fair values can be materially affected by using different assumptions or methodologies. The methods and assumptions used in estimating the fair values of financial instruments are based on carrying values and future cash flows. As of December 31, 2021 and 2020, the Company did not hold any level 2 or level 3 assets or liabilities.
Cash and cash equivalents are stated at cost, which approximates their fair value. The carrying amounts reported in the balance sheets for affiliate receivable, accounts payable, affiliate payable and accrued liabilities approximate fair value, due to their short-term maturities.
The carrying amounts of the Company’s outstanding borrowings that qualify as financial instruments are carried at cost, which approximates their fair value as of December 31, 2021 and 2020.
The Company had an outstanding obligation to provide equity securities (a “short position”) as of December 31, 2020. The short position was classified as a liability, marked-to-market and was evaluated at Level 1 for fair value as disclosed in Note 12, Investments in Equity Securities and Obligations to Deliver Securities.
Equity Method Investments
Equity investments that are not consolidated, but over which the Company exercises significant influence, are accounted for in accordance with ASC Topic 323, “Investments—Equity Method and Joint Ventures” (“ASC 323”). Whether or not the Company exercises significant influence with respect to an investee company depends on an evaluation of several factors including, among others, representation on the investee company’s board of directors and ownership level. An entity is presumptively assumed to have significant influence in a corporation when it holds 20% or more of the voting stock of the investee company, or at a lower level (e.g., 3% to 5%) for entities that track separate members capital accounts.
Under the equity method of accounting, an investee company’s accounts are not reflected within the Company’s combined and consolidated balance sheets and statements of operations; however, the Company’s share of the earnings or losses of the investee company is reflected in the caption “Other income” in the combined and consolidated statements of operations. The Company’s carrying value in an equity method investee company is not reflected in the Company’s combined and consolidated balance sheets as of December 31, 2021 or December 31, 2020 as the carrying value is zero. When the Company’s carrying value in an equity method investee company is reduced to zero, no further losses are recorded in the Company’s combined and consolidated financial statements unless the Company guaranteed obligations of the investee company or has committed additional funding. When the investee company subsequently reports income, the Company will not record its share of such income until it equals the amount of its share of losses not previously recognized.

Property, Plant and Equipment
Property and equipment are stated at historical cost less accumulated depreciation and accumulated impairment losses, if any. Major expenditures for property and equipment and those that substantially increase useful lives are capitalized. When assets are sold or otherwise disposed of, costs and related accumulated depreciation are removed from the financial statements and any resulting gains or losses are included in general and administrative expenses within our combined and consolidated statements of operations.
The Company provides for depreciation and amortization on property and equipment using the straight-line method to allocate the cost of depreciable assets over their estimated lives as follows:
Office and Computer Equipment	3 years
Furniture and Fixtures	3 years
Leasehold Improvements	Lesser of lease term or estimated life
Internal Use Software
Internal-use software development costs incurred in the preliminary project stage are expensed as incurred; costs incurred in the application and development stage, which meet the capitalization criteria, are capitalized and amortized on a straight-line basis over the estimated useful life of the asset and costs incurred in the post-implementation/operations stage are expensed as incurred. Further, internal and external costs incurred in connection with upgrades or enhancements are also evaluated for capitalization. If the software upgrade results in an additional functionality, costs are capitalized; if the upgrade only extends the useful life, it is expensed as occurred.
Intangible assets (CCRAs)
In certain of its CCRAs, the Company makes upfront payments to acquire claims recovery rights from secondary payers, such as health plans, managed service organizations, providers or medical services and independent physicians associations. The Company recognizes intangible assets for costs incurred up front to acquire claims recovery rights from various assignors.
The Company amortizes capitalized costs associated with CCRAs over 8 years, based on the typical expected timing to pursue recovery through litigation, including through potential appeals.
Leases
Leases entered into by the Company, in which substantially all the benefits and risk of ownership are transferred to the Company, are recorded as obligations under capital leases. Obligations under capital leases, if any, reflect the present value of future lease payments, discounted at an appropriate interest rate, and are reduced by rental payments, net of imputed interest. Assets under capital leases are amortized based on the useful lives of the assets. All other leases are classified as operating leases, and leasing costs, including any rent holidays, leasehold incentives and rent concessions, are recorded on a straight-line basis over the lease term under general and administrative expense in the combined and consolidated statements of operations. See Note 6, Operating Lease, for more information.
Impairment of Long-Lived Assets
The Company evaluates long-lived assets, such as property and equipment including capitalized software costs, and finite-lived intangibles such as claims recovery rights, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset group are less than the carrying value, a write-down would be recorded to reduce the related asset group to its estimated fair value. There were no impairment indicators in the years ended December 31, 2021 and 2020.
Claims Recovery
The Company’s primary income-producing activities are associated with the pursuit and recovery of proceeds related to claims recovery rights that the Company obtains through CCRAs, in which it becomes the owner of those rights. As such, such income is not generated from the transfer of control of goods or services to customers, but through the proceeds realized from perfection of claims recoveries from rights the Company holds outright. The Company also generates revenue by providing claims recovery services to other entities outside of the Company.

Claims recovery income
The Company recognizes claims recovery income based on a gain contingency model – that is, when the amounts are reasonably certain of collection. This typically occurs upon reaching a binding settlement or arbitration with the counterparty or when the legal proceedings, including any appellate process, are resolved.
In some cases, the Company owes an additional payment to the original assignor in connection with the realized value of the recovery right. Claims recovery income is recognized on a gross basis, as the Company is entitled to the full value of proceeds, and makes a payment to the original assignor similar to a royalty arrangement. Such payments to prior owners are recognized as cost of claims recovery in the same period the claims recovery income is recognized.
When the Company becomes entitled to proceeds from the settlement of a claim recovery pursuit or proceeding, it recognizes the amount in accounts receivable.
Claims recovery service income, ASC 606, Revenue from Contracts with Customers
On January 1, 2019, the Company adopted ASC 606, Revenue from Contracts with Customers, using the modified retrospective method for those contracts with customers which were not completed as of January 1, 2019. The adoption of ASC 606 did not have a material effect on the Company’s financial statements.
The guidance provides that an entity should apply the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the entity satisfies a performance obligation.
The Company derives revenues from contracts with customers primarily from claims recovery services arrangements (“claims recovery services”). Claims recovery services include services to related parties or third parties to assist those entities with pursuit of claims recovery rights. The Company has determined it has a single performance obligation for the series of daily activities that comprise claims recovery services, which are recognized over time using a time-based progress measure and are typically based on 1) budgeted expenses for the current month with an adjustment for the variance between budget and actual expenses from the prior month or 2) on a contingent basis dependent on actual settlements or resolved litigation. Amounts estimated and recognized, but not yet fully settled or resolved as part of litigation are recognized as contract assets. There were no contract assets at December 31, 2021 or December 31, 2020, as amounts associated with unresolved litigation were fully constrained.
Claims recovery services are generally paid in advance on a monthly basis. The Company did not recognize any material revenue for the years ended December 31, 2021 and 2020 for performance obligations that were fully satisfied in previous periods.
For the years ended December 31, 2021 and 2020, the majority of the Company’s claims recovery service income was related to a servicing agreement with VRM MSP Recovery Partners LLC (“VRM”), which was entered into on March 27, 2018. As part of Virage Recovery Master LP’s investment in VRM, funds are set aside to pay service fees to the Company. As of December 31, 2021, VRM had $30.7 million reserved for the payment of services fees.
The Company does not have material unfulfilled performance obligation balances for contracts with an original length greater than one year in any years presented. Additionally, the Company does not have material costs related to obtaining a claims recovery service contract with amortization periods greater than one year for any period presented.
The Company applies ASC 606 utilizing the following allowable exemptions or practical expedients:
•	Exemption to not disclose the unfulfilled performance obligation balance for contracts with an original length of one year or less.
•
Practical expedient to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less.

•	Election to present revenue net of sales taxes and other similar taxes, if any.

•
Practical expedient not requiring the entity to adjust the promised amount of consideration for the effects of a significant financing component if the entity expects, at contract inception, that the period between when the entity transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

Transfers of Claims Cost Recovery Rights to Others
In some cases, the Company has entered into arrangements to transfer CCRAs or rights to proceeds from CCRAs to other parties. The Company evaluates whether such transfers are sales of nonfinancial assets, sales of future revenues treated as debt, in-kind contributions to equity method investees, or other types of arrangements.
When they are treated as sales of nonfinancial assets, the Company recognizes a gain on the sale when control transfers to the counterparty based on the difference between the fair value of consideration (including cash) received and the recognized carrying value of the CCRAs. In some cases, such sales include variable consideration in the form of payments that will be made only upon achievement of certain recoveries, or based on a percentage of actual recoveries. The Company estimates and constrains the amounts that will ultimately be realized based on these variable payment terms and includes those amounts in the determination of gain or loss; the gain or loss is subsequently updated based on changes in those estimates.
In other cases, such transfers are considered to be sales of future revenue that are debt-like in nature. These arrangements are recognized as debt based on the proceeds received, and are imputed an interest rate based on the expected timing and amount of payments to achieve contractual hurdles. These are subject to revisions of estimates of that timing and amount based on the contractual provisions and the Company’s assumptions from changes in facts and circumstances. Such changes are reflected through revision of the imputed interest rate on a cumulative catch up basis.
Cost of Claims Recoveries
Costs of claims recoveries consist of all directly attributable costs specifically associated with claims processing activities, including contingent payments to assignors (i.e., settlement expenses) as well as amortization of CCRA intangible assets for those in which the Company made upfront payments for claims recovery rights.
Income Taxes
The various entities that comprise the Company, including consolidated affiliates, have elected to be treated as a partnership for federal income tax purposes. As such, the Company entities are treated as disregarded entities and are not subject to federal income taxation at the legal entity level. Instead, the Company’s members are liable for federal and state income taxes on their respective share of the Company’s taxable income or loss, subject to each member’s own adjustments for its capital accounts for tax purposes. Consequently, no income tax, income tax payable, or deferred tax assets and liabilities are recorded for any financial reporting date.
It is not practical to provide information about each member’s tax basis in the entities, as they are varied by member and subject to basis adjustments that exist outside of the Company’s financial accounting records.
For tax years beginning on or after January 1, 2018, the legal entities that comprise the Company are subject to partnership audit rules enacted as part of the Bipartisan Budget Act of 2015 (the “Centralized Partnership Audit Regime”). Under the Centralized Partnership Audit Regime, any Internal Revenue Service (“IRS”) audit of any or all of the legal entities that comprise the Company would be conducted at the partnership level. If the IRS determines an adjustment is warranted, the entities that comprise the Company that are implicated by such an adjustment will pay an “imputed underpayment,” including any applicable interest and penalties. The entities that comprise the Company may instead make a “push-out” election, in which case the partners or members for the year that is under audit would be required to include the adjustments on the partner’s or member’s income tax returns. If an entity that comprises part of the Company receives an imputed underpayment, a determination will be made based on the relevant facts and circumstances that exist at that time. Any payments that the entities that comprise the Company makes on behalf of its current partners or members will be reflected as a distribution to the partners or members, rather than tax expense.

Recent Accounting Pronouncements
New Accounting Pronouncements Recently Adopted
ASU 2018-15, Intangibles-Goodwill and Other - Internal-Use Software (Subtopic 350-40) - Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other - Internal-Use Software (Subtopic 350- 40) - Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This ASU addresses a customer’s accounting for implementation costs incurred in a cloud computing arrangement that is a service contract. The amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). We adopted this new accounting standard as of January 1, 2020 on a prospective basis. The adoption of this ASU did not have a material impact on our combined and consolidated financial statements.
ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Change to the Disclosure Requirements for Fair Value Measurement. In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Change to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements for fair value measurements by removing, modifying and adding certain disclosures. This ASU is effective for annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years, with early adoption permitted. We adopted this guidance on January 1, 2020 and it had no material impact on our combined and consolidated financial statements.
New Accounting Pronouncements Issued but Not Yet Adopted
In February 2016, the FASB issued ASU 2016-02, Leases, to increase transparency and comparability among organizations by recognizing right of use assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. In July 2018, ASU 2018-10, Codification Improvements to ASC 2016-02, Leases, was issued to provide more detailed guidance and additional clarification for implementing ASU 2016-02. Furthermore, in July 2018, the FASB issued ASU 2018-11, Leases: Targeted Improvements, which provides an optional transition method in addition to the existing modified retrospective transition method by allowing a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. Furthermore, in March 2020, ASU 2020-03, Codification Improvements to Financial Instruments, Leases, was issued to provide more detailed guidance and additional clarification for implementing ASU 2016-02. Additionally, on June 3, 2020, the FASB deferred by one year the effective date of the new leases standard for private companies, private not-for-profits and public not-for-profits that have not yet issued (or made available for issuance) financial statements reflecting the new standard. Furthermore, in June 2020, ASU 2020-05, Revenue from Contracts with Customers and Leases, was issued to defer effective dates of adoption of the new leasing standard for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the effect that implementation of this standard will have on the Company’s combined and consolidated operating results, cash flows, financial condition and related disclosures.
ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses. In 2016, the FASB issued ASU 2016 - 13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments including subsequent amendments to the initial guidance: ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825. Financial Instruments, ASU 2019-05, Financial Instruments - Credit Losses (Topic 326): Targeted Transition Relief and ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments - Credit Losses. ASU 326 and related amendments require credit losses on financial instruments measured at amortized cost basis to be presented at the net amount expected to be collected, replacing the current incurred loss approach with an expected loss methodology that is referred to as CECL. This ASU is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The Company is currently evaluating the effect that implementation of this standard will have on the Company’s combined and consolidated operating results, cash flows, financial condition and related disclosures.
ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). This standard simplifies the accounting for income taxes by eliminating certain exceptions to the guidance in ASC 740 related to the approach for intra- period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The standard also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the effect that implementation of this standard will have on the Company’s combined and consolidated operating results, cash flows, financial condition and related disclosures.
ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The amendments in this Update provide optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. This standard is effective for all entities as of March 12, 2020 through December 31, 2022. Early adoption is permitted. The Company is currently evaluating the effect that implementation of this standard will have on the Company’s combined and consolidated operating results, cash flows, financial condition and related disclosures.
ASU 2020-06, Debt — Debt With Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815- 40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. On August 5, 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The amendments simplify the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the effect that implementation of this standard will have on the Company’s combined and consolidated operating results, cash flows, financial condition and related disclosures.
Note 3. INVESTMENT IN EQUITY METHOD INVESTEES
MSP holds three investments which are accounted for using equity method: MAO-MSO Recovery II LLC Series PMPI (“Series PMPI”), MAO-MSO Recovery LLC and MAO-MSO Recovery II LLC (both collectively the “MAO-MSO entities”).
Series PMPI is a series entity of MAO-MSO Recovery II LLC. The Company exercises significant influence over the operating and financial activities of Series PMPI, but does not exercise control of the entity. In accordance with Series PMPI’s operating agreement, the controlling member is entitled to a preferred return of 20% per annum (the “Preferred Return”). Once the Preferred Return has been met, the controlling member is entitled to 50% of claims recoveries by PMPI. The noncontrolling member is allocated 100% of the costs of PMPI. Since the Preferred Return exceeds the total members’ equity of PMPI as of both December 31, 2021 and 2020, the value of the equity method investment in the combined and consolidated balance sheet is $0.
The MAO-MSO entities are Delaware limited liability companies formed as master series entities whose central operations are to form other series legal entities that will hold and pursue claims recovery rights. The MAO-MSO entities are not designed to hold or pursue claims recoveries themselves. The Company holds a 50% economic interest in both entities, and has significant influence through its equity investment, but does not control either entity. As equity method investments, the Company recognizes its proportionate share of net earnings or losses as equity earnings in Other income. The activity of these entities has been insignificant for the years ended December 31, 2021 and 2020. Since the Company did not make a contribution to the MAO-MSO entities and the entities have recorded losses, the value of the equity method investment in the combined and consolidated balance sheets is $0 as of both December 31, 2021 and 2020.

Summary financial information for equity accounted investees, not adjusted for the percentage ownership of the Company is as follows (in thousands):
Series PMPI	Revenue	Amortization	Other expenses	Profit (Loss)
For the year ended December 31, 2021	$1	$2,000	$—	$(1,999)
For the year ended December 31, 2020	$34	$2,000	$20	$(1,986)
Series PMPI	Total Assets	Total Liabilities
As of December 31, 2021	$5,390	$266
As of December 31, 2020	$7,393	$270
Note 4. PROPERTY, PLANT AND EQUIPMENT, NET
Property, plant and equipment, net consist of the following (in thousands):
	December 31,
	2021	2020
Office and computer equipment	$356	$305
Leasehold improvements	113	113
Internally developed software	1,020	589
Other software	66	67
Property, plant and equipment, gross	$1,555	$1,074
Less: accumulated depreciation and amortization of software	(805)	(462)
Property, plant and equipment, net	$750	$612
Depreciation expense and amortization expense of software was $343 thousand and $235 thousand for the years ended December 31, 2021 and 2020, respectively.
Note 5. INTANGIBLE ASSETS, NET
Intangible assets, net consists of the following (in thousands):
December 31, 2021
CCRAs
Gross	$84,955
Accumulated amortization	(737)
Net	$84,218
December 31, 2020
CCRAs
Gross	$1,000
Accumulated amortization	(573)
Net	$427
During the year ended December 31, 2021, the Company purchased $84.0 million of CCRAs, of which $500 thousand was through the issuance of a note payable, $150 thousand was paid in cash and the remaining amount was through assignment as noted in Note 1. The full principal amount of the note payable is due June 1, 2030 with interest only payments required on an annual basis prior to due date. The interest rate is 2%.
Amortization of CCRA expense was $164 thousand and $125 thousand for the years ended December 31, 2021 and 2020, respectively.

Future amortization for CCRAs is expected to be as follows (in thousands):
2022	10,620
2023	10,620
2024	10,547
2025	10,495
2026	10,495
Thereafter	331,441
Total	$84,218
Note 6. OPERATING LEASE
The Company leases an office space under a non-cancellable operating lease expiring November 2023. Rent expense for the years ended December 31, 2021 and 2020 was $0.8 million and $1.5 million, respectively. Rent expense for these periods includes expenses for office space the Company rents from the Law Firm. The rent is on a month to month basis and therefore not included in the future minimum lease payments below.
The future minimum lease payments under non-cancelable operating leases as of December 31, 2021 for the next five years and thereafter are as follows (in thousands):
Year Ending December 31,	Lease Payments
2022	$231
2023(1)	217
Total	$448
(1)	Operating lease expires before or during the year ending December 31, 2023
Note 7. VARIABLE INTEREST ENTITIES
Consolidated Variable Interest Entities
The Company evaluates its ownership, contractual, and other interests in entities to determine if they are VIEs, if it has a variable interest in those entities, and the nature and extent of those interests. These evaluations are highly complex and involve management judgment and the use of estimates and assumptions based on available historical information, among other factors. Based on its evaluations, if the Company determines it is the primary beneficiary of such VIEs, it consolidates such entities into its financial statements. VIEs information below is presented on aggregate basis based on similar risk and reward characteristics and MSP’s involvement with the VIEs.
The Company includes a number of entities that are determined to be VIEs and which are combined under common control (see Note 1), and for which the common control group can direct the use of the entities’ assets and resources for other purposes. The Company consolidates VIEs in which one of the combined entities is the primary beneficiary.
The assets of the consolidated VIEs may only be used to settle obligations of these VIEs and to settle any investors’ ownership liquidation requests. There is no recourse to MSP for the consolidated VIEs’ liabilities. The assets of the consolidated VIEs are not available to MSP’s creditors.
Total assets and liabilities included in its combined and consolidated balance sheets for these VIEs were $9.7 million and $122.7 million, respectively, at December 31, 2021 and $9.7 million and $95.1 million, respectively, at December 31, 2020.
Investments in unconsolidated Variable Interest Entities
The Company is involved with VIEs in which it has investments in equity but does not consolidate because it does not have the power to direct the activities that most significantly impact their economic performance and thus is not considered the primary beneficiary of the entities. Those VIEs are reflected as equity method investments.
Total assets and liabilities for these VIEs were $5.4 million and $0.3 million, respectively, at December 31, 2021 and $7.4 million and $0.3 million, respectively, at December 31, 2020.

Generally, MSP’s exposure is limited to its investment in those VIEs (see Note 3). For MAO-MSO Recovery II, LLC and Series PMPI, MSP may be exposed to providing additional recovery services at its own cost if recovery proceeds allocated to it are insufficient to recover the costs of those services. MSP does not have any other exposures or any obligation to provide additional funding.
Note 8. CLAIMS FINANCING OBLIGATIONS AND NOTES PAYABLE
Based on claims financing obligations and notes payable agreements, as of December 31, 2021 and 2020, the present value of amounts owed under these obligations were $201.4 million and $90.5 million, respectively, including unpaid interest to date of $94.5 million and $67.5 million, respectively. The weighted average interest rate is 22% based on the current book value of $201.4 million with rates that range from 2% to 30%. The Company is expected to repay these obligations from cash flows from claim recovery income.
As December 31, 2021, the minimum required payments on these agreements are $368.0 million with $117.5 million of the required payments being non-recourse. Certain of these agreements have priority of payment regarding any proceeds until full payment of the balance due is satisfied. However, in some cases, to the extent that, upon final resolution of the Claims, the investors receive from proceeds an amount that is less than the agreed upon return, the investors have no recourse to recover such deficit from the Company. Certain of these agreements fall under ASC 470 for the sale of future revenues classified as debt. The maturity of the commitments range from the date sufficient claims recoveries are received to cover the required return or in some cases by 2031.
Also, during 2020, the Company obtained funds under the Paycheck Protection Program (the “PPP Loan”) in the amount of $1,086 thousand. Since the amount must be repaid unless forgiven in accordance with the Paycheck Protection Program, the Company accounted for the funds as debt under ASC 470. The PPP Loan bears interest of 1%, with repayments to be made from 2022 to 2025. The Company may apply to have the loan forgiven in part or in full, depending if certain requirements are met, in 2021. Any amounts forgiven will be recognized as other income in the period in which they are officially relieved. As of December 31, 2021, the total amount of the PPP Loans have been forgiven. As of December 31, 2020, the total amounts owed under the PPP Loans was $1,043 thousand.
Note 9. MEMBERS’ EQUITY AND NONCONTROLLING INTEREST
The entities included in the Financial Statements that are under common control (see Note 1) generally have a single class of units and are controlled by a single individual or entities controlled by that individual (the “Controlling Member”). The Controlling Member and other noncontrolling members generally retain similar rights and privileges in these entities, based on their respective ownership percentages.
MAO-MSO Recovery LLC Series FHCP (“FHCP”) is a non-wholly owned subsidiary of MSP Recovery, LLC. In accordance with FHCP’s operating agreement, the noncontrolling member is entitled to a preferred return of 20%  per annum (the “Preferred Return”). Once the Preferred Return has been met, the noncontrolling member is entitled to 80% of claims recoveries by FHCP. The controlling member is allocated 100% of the costs of FHCP. Since the Preferred Return exceeds the total members’ equity of FHCP as of December 31, 2021 and 2020, the noncontrolling interest presented on the combined and consolidated balance represents the entire members’ equity of FHCP.
Note 10. COMMITMENTS AND CONTINGENCIES
The Company is subject to certain legal proceedings, claims, investigations, and administrative proceedings in the ordinary course of its business. The Company records a provision for a liability when it is both probable that the liability has been incurred and the amount of the liability can be reasonably estimated. These provisions, if any, are reviewed and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Depending on the nature and timing of any such proceedings that may arise, an unfavorable resolution of a matter could materially affect the Company’s future combined and consolidated results of operations, cash flows or financial position in a particular period. As of December 31, 2021, there were no material pending or threatened litigations against us.
The Company pursues claims recoveries through settlement, arbitration and legal proceedings. The accounting policy for these activities is discussed under Claims recovery income in Note 2 – Basis of presentation and summary of significant accounting policies.

Note 11. RELATED PARTY
Legal Services - MSP Recovery Law Firm
Certain Company entities have previously entered into legal services agreements (the “Existing LSAs”) with the Law Firm, an affiliate of certain Members, for the recovery of Claims. Pursuant to the terms of the Existing LSAs, the Law Firm provides MSP with investigation, case management, research and legal services in the pursuit of recovery of Claims in exchange for a portion of the recovered proceeds relating to such Claims. The Existing LSAs also provide that the Law Firm serve as exclusive lead counsel for any litigation relating to such Claims. As of December 31, 2021 and 2020, $5.5 million and $0.2 million, respectively, was due to the Law Firm and included in the combined and consolidated balance sheets in Affiliate Payable.
The Law Firm may also collect and/or hold cash on behalf of the Company in the ordinary course of business. As of December 31, 2021 and 2020, $3.4 million and $4.3 million, respectively, was due from the Law Firm and included in the combined and consolidated balance sheets in Affiliate Receivable. In addition, the Company rents office space from the Law Firm as discussed in Note 6.
MSP Recovery Aviation, LLC
MSP Recovery, LLC may make payments related to operational expenses on behalf of its affiliate, MSP Recovery Aviation, LLC (“MSP Aviation”). As of both December 31, 2021 and 2020, $153 thousand was due from the MSP Aviation and included in the combined and consolidated balance sheets in Affiliate Receivable.
Funds held for other entities
MSP Recovery, LLC may collect and/or hold cash on behalf of its affiliates in the ordinary course of business. As of December 31, 2021 and 2020, $39.7 million and $38.8 million, respectively, was due to affiliates of the Company and included in the combined and consolidated balance sheets in Affiliate Payable. These amounts were primarily due to Series MRCS LLC, an affiliate of MSP, and will be repaid either through excess cash flows from operations, other financing or in connection with the transaction noted in Note 1. During the year ended December 31, 2021, the Company also entered into a note payable with Series MRCS as outlined in Note 5. As of December 31, 2021, the balance of the note payable was $500 thousand and included in the combined and consolidated balance sheets in Claims financing obligation & notes payable.
As of both December 31, 2021 and 2020, $0.4 million was due to MSP National, LLC from Series MRCS LLC and as of December 31, 2021 and 2020, there were additional receivables from other affiliates of $92 thousand and $17 thousand, respectively. These were included in the combined and consolidated balance sheets in Affiliate Receivable.
VRM
MSP Recovery, LLC receives claims recovery service income for services provided to VRM. The Company concluded that VRM is a related party due to ownership interests in the entity held by Series MRCS LLC, an affiliate of MSP. During the years ended December 31, 2021 and 2020, $11.5 million and $13.1 million, respectively, of claims recovery service income was received from VRM as part of the servicing agreement and was included in the combined and consolidated statements of operations.
Note 12. INVESTMENTS IN EQUITY SECURITIES AND OBLIGATIONS TO DELIVER SECURITIES
The Company had an outstanding obligation to provide equity securities (a “short position”) as of December 31, 2020. The short position was classified as a liability, marked-to-market and was evaluated at Level 1 for fair value. During the year ended December 31, 2021, the Company covered its short position by acquiring 100,000 equity shares of a publicly traded U.S. company for $1.8 million, recognizing a realized loss of $193 thousand in Other income, net in the combined and consolidated statements of operations. Additionally, the Company purchased 200,000 equity shares of a publicly traded U.S. company for a total of $4.1 million, of which all shares were disposed for $4.5 million, recognizing a realized gain of $394 thousand in Other income, net in the combined and consolidated statements of operations. As of December 31, 2021, the Company had no investments in equity securities.
Note 13. SUBSEQUENT EVENTS
The Company has evaluated subsequent events from the balance sheet date through March 10, 2022, the date the financial statements were available to be issued.

On January 10, 2022, the Company announced the launch of LifeWallet LLC (“LifeWallet”). LifeWallet is being designed to help first responders and healthcare providers quickly and easily access patient medical histories. LifeWallet is part of MSP Recovery’s Chase to Pay platform, providing real-time analytics at the point of care, helping identify the primary insurer, assisting providers in receiving reasonable and customary rates for accident-related treatment, shortening the Company’s collection time frame, and increasing revenue visibility and predictability. The Company absorbed part of the technology behind LifeWallet through an employment agreement with the developer of the technology. As such as of December 31, 2021, the Company had no investment related to LifeWallet included in the combined and consolidated balance sheets. Through the date the financial statements were available to be issued, LifeWallet has committed to advertising costs within the next 12 months of approximately $1.5 million.

Annex A
MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated

July 11, 2021

by and among

Lionheart Acquisition Corporation II, a Delaware corporation as Parent,

Lionheart II Holdings, LLC

as Purchaser,

the MSP Purchased Companies listed on Schedule 2.1(a) hereto,

the Members of the MSP Purchased Companies listed on Schedule 2.1(b) hereto,

and John H. Ruiz,

as the Members’ Representative

A-1-i

A-1-ii

A-1-iii

Exhibit Index
Exhibit A	Form of SPAC Charter
Exhibit B	Form of SPAC Bylaws
Exhibit C	Form of Purchaser A&R LLCA
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Tax Receivable Agreement
Exhibit F	A&R Sponsor Agreement
Exhibit G	Form of Employment and Restrictive Covenant Agreement
Exhibit H	Form of Escrow Agreement
Exhibit I	Form of Equity Incentive Plan
Exhibit J	Form of Lock-Up Agreement
Exhibit K	Form of Legal Services Agreement
Exhibit L	Form of New Warrant Agreement
Exhibit M	Form of Side Letter Agreement
Exhibit N	Form of Virage Side Letter Agreement
A-1-iv

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”), dated as of July 11, 2021, by and among LIONHEART ACQUISITION CORPORATION II, a Delaware corporation (“Parent”), Lionheart II Holdings, LLC, a newly-formed Delaware limited liability company and a wholly-owned subsidiary of Parent (the “Purchaser”), each limited liability company set forth on Schedule 2.1(a) hereto (individually an “MSP Purchased Company,” and collectively, the “MSP Purchased Companies”), the members of the MSP Purchased Companies listed on Schedule 2.1(b) hereto (each, a “Member” and collectively the “Members”), and John H. Ruiz, an individual, solely in his capacity as the representative of the Members (the “Members’ Representative”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.
RECITALS
WHEREAS, the MSP Companies have developed and operate an integrated platform and data mining and data analytics capabilities, each of which enables the MSP Companies’ clients to recover on any paid medical insurance claims where federal or state law places primary payment responsibility on another party, such as Medicare or Medicaid, and in which the MSP Companies have rights to certain governmental actions relating to whistleblowers (the “Business”);
WHEREAS, Parent is a blank check company incorporated in Delaware and formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;
WHEREAS, the Members own the membership interests of the MSP Purchased Companies (the “Interests”) set forth next to such Member’s name on Schedule 2.1(b) hereto, and, except as set forth in Section 4.5 hereof, together the Members own 100% of the membership interests of the MSP Purchased Companies;
WHEREAS, the Board of Directors of Parent and the manager(s) of Purchaser, having unanimously determined that the Acquisition is fair and advisable to, and in the best interests of Parent and its stockholders or Purchaser, as applicable, have each unanimously approved this Agreement and the terms of the Acquisition;
WHEREAS, the Board of Directors of Parent has determined to recommend that the stockholders of Parent adopt, authorize and approve this Agreement and the Acquisition;
WHEREAS, prior to the Closing, Parent shall (i) subject to obtaining the approval of the Parent Stockholder Matters, amend and restate the certificate of incorporation of Parent to be substantially in the form of Exhibit A attached hereto (the “SPAC Charter”) and (ii) amend and restate the bylaws of Parent to be substantially in the form of Exhibit B attached hereto (the “SPAC Bylaws”);
WHEREAS, the Parties intend that, effective as of the Closing, Parent, as the sole member of Purchaser, shall amend and restate Purchaser’s limited liability company agreement to be substantially in the form of Exhibit C attached hereto (the “Purchaser A&R LLCA”) to, among other things, increase the capitalization of Purchaser to permit the issuance and ownership of the Purchaser Class B Units set forth in this Agreement and the Purchaser A&R LLCA, and establish the ownership of the Purchaser Class B Units, in each case, as set forth in this Agreement;
WHEREAS, prior to the Closing, Parent intends, subject to compliance with applicable Law, to declare a dividend comprising the New Warrants, the payment of which shall be conditioned upon the consummation of the Parent Stockholder Redemption and the Closing, and which dividend shall be payable to the holders of record of shares of Parent Class A Common Stock as of the close of business on the Closing Date;
WHEREAS, concurrently with the Closing, Lionheart Equities, LLC, a Delaware limited liability company (the “Sponsor”), Parent and certain other parties will enter into a Registration Rights Agreement substantially in the form of Exhibit D attached hereto (as amended, restated, modified, supplemented or waived from time to time, the “Registration Rights Agreement”);
WHEREAS, simultaneously with the Closing, Parent, Purchaser, and certain Members will enter into a Tax Receivables Agreement substantially in the form attached hereto as Exhibit E (the “Tax Receivables Agreement”);
WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor and Parent have entered into the Amended and Restated Sponsor Agreement, a copy of which is attached as Exhibit F hereto (the “A&R Sponsor Agreement”); and

WHEREAS, in conjunction with, inter alia, obtaining approval from the stockholders of Parent for the Acquisition, and in accordance with the terms hereof, Parent shall provide an opportunity to its Public Stockholders to have their shares of Parent Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in the Prospectus and the Certificate of Incorporation of Parent.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
The following terms, as used herein, have the following meanings:
1.1 “10% Member” has the meaning set forth in Section 4.7.
1.2 “A&R Sponsor Agreement” has the meaning set forth in the recitals to this Agreement.
1.3 “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.
1.4 “Acquisition” means the purchase of the Interests by Purchaser in accordance with the terms of this Agreement.
1.5 “Additional Agreements” means the Escrow Agreement, the Registration Rights Agreement, the Employment and Restrictive Covenant Agreements, the Legal Services Agreement, the Side Letter Agreement, the Virage Side Letter Agreement, the New Warrant Agreement and the Lock-Up Agreements.
1.6 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.
1.7 “Agreement” has the meaning set forth in the preamble to this Agreement.
1.8 “Alternative Proposal” has the meaning set forth in Section 8.8(a).
1.9 “Alternative Transaction” has the meaning set forth in Section 8.8(a).
1.10 “Antitrust Laws” has the meaning set forth in Section 8.1(b).
1.11 “Assignor” means any Person, including a Medicare Advantage Organization, health maintenance organization, maintenance service organization, independent physician association, medical center, hospital, or other health care organization, that contracts with (a) governmental healthcare programs to provide Medicare benefits to persons who are covered under such programs (i.e., Medicare insureds) or (b) Medicare Advantage Organizations, and have a statutory right to recover from a responsible party for conditional payments for healthcare, services or supplies provided to such beneficiary.
1.12 “Assignor Interest” means an interest in all or any portion of Recovery Proceeds to which an Assignor is contractually entitled to under the applicable CCRA.
1.13 “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, federal, state, or local.
1.14 “Available Closing Parent Cash” means an amount equal to (i) all amounts in the Trust Account as of immediately prior to the Closing after reduction for (A) the aggregate amount of payments required to be made in connection with the Parent Stockholder Redemption, (B) the Business Combination Fees and (C) all other amounts required to be disbursed from the Trust Account at the Closing in accordance with Section 8.2, minus (ii) all fees and expenses of Parent incurred in connection with the Acquisition.
1.15 “Balance Sheet” has the meaning set forth in Section 7.2(a).
1.16 “Board of Directors” means the board of directors of Parent prior to the consummation of the Acquisition.

1.17 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by the MSP Companies.
1.18 “Business Combination Fees” means the fees and expenses held in the Trust Account payable to Nomura Securities International, Inc. and Cantor Fitzgerald & Co., the underwriters in the IPO, that they are entitled to receive upon the Closing in accordance with the Underwriting Agreement, dated August 13, 2020, between Parent and the underwriters and the Trust Agreement.
1.19 “Business Combination” has the meaning set forth in Section 8.4.
1.20 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York or Florida are authorized to close for business.
1.21 “Cap” has the meaning set forth in Section 11.2(b).
1.22 “CCRAs” has the meaning set forth in Section 4.14.
1.23 “Certificate of Incorporation” means Parent’s Amended and Restated Certificate of Incorporation dated August 13, 2020, as amended.
1.24 “Closing” and “Closing Date” have the meanings set forth in Section 2.1(a).
1.25 “Closing Cash” means the means all cash and cash equivalents (including marketable securities, bank deposits, checks received but not cleared, and deposits in transit but excluding checks written but not cleared and outgoing payments in transit) of the MSP Companies, as of the Effective Time.
1.26 “Closing Equity Consideration” has the meaning set forth in Section 3.1(a)(i).
1.27 “COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.
1.28 “Company Consent” has the meaning set forth in Section 4.9.
1.29 “Company Financial Statements” has the meaning set forth in Section 7.2(a).
1.30 “Code” means the Internal Revenue Code of 1986, as amended.
1.31 “Confidential Information” means any information that one party discloses, directly or indirectly, to the other party, whether embodied in tangible form or disclosed visually or orally and whether or not designated as “confidential” or “proprietary” or by some similar designation, relating to the prior, current or prospective business of the disclosing party, including, without limitation, business models, business opportunities, business plans, financial information, market research, marketing plans, pricing and cost data, customers, suppliers, employees, contractors, ideas, improvements, products and product plans, technologies, research activities and results, and any other information that should be reasonably understood by the receiving party to be the confidential or proprietary information of the disclosing party. Confidential Information shall not include information (i) that has entered the public domain through no fault of the receiving party, (ii) rightfully known by the receiving party without obligation of confidentiality to any third party prior to receipt of same from the disclosing party, (iii) independently developed by the receiving party without using any Confidential Information of the disclosing party, and (iv) generally made available by the disclosing party without obligation of confidentiality.
1.32 “Continuing Partnership” has the meaning set forth in Section 7.4(a).
1.33 “Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, franchise agreements, sales and purchase orders and similar instruments, oral or written, to which any MSP Company is a party or by which any of its respective assets are bound and all rights and benefits thereunder.
1.34 “Control” of a Person means ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings.

1.35 “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.
1.36 “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, Action, directive, guidelines or recommendations by any Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security (CARES) Act.
1.37 “Cure Period” has the meaning set forth in Section 13.2.
1.38 “D&O Persons” has the meaning set forth in Section 9.4(a).
1.39 “D&O Policy” has the meaning set forth in Section 9.4(a).
1.40 “Data Activities” has the meaning set forth in Section 4.21(a).
1.41 “Direct Claim” has the meaning set forth in Section 11.3(d).
1.42 “Disclosure Schedules” has the meaning set forth in the preamble to Article IV.
1.43 “DGCL” means the Delaware General Corporation Law.
1.44 “Effective Time” has the meaning set forth in Section 2.1(a).
1.45 “Employment and Restrictive Covenant Agreements” means the separate employment agreements between Parent or Purchaser and each of the Key Employees, substantially in the form attached hereto as Exhibit G.
1.46 “Environmental Laws” shall mean all Laws in effect on or prior to the Closing Date that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act and the Occupational Safety and Health Act (but only to the extent it regulates exposure to Hazardous Substances).
1.47 “Equity Consideration” means a number of Up-C Units equal to (a) $32,500,000,000.00 divided by (b) $10.00.
1.48 “Equity Incentive Plan” has the meaning set forth in Section 9.7.
1.49 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
1.50 “Escrow Agent” means Continental Stock Transfer & Trust Company.
1.51 “Escrow Agreement” means an agreement substantially in the form attached hereto as Exhibit H between the Members’ Representative, Escrow Agent, Parent and Purchaser with respect to the Escrow Consideration.
1.52 “Escrow Fund” has the meaning set forth in Section 3.1(a)(ii).
1.53 “Escrow Consideration” means an aggregate of 6,000,000 Up-C Units (valued at $10.00 per unit).
1.54 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
1.55 “Federal Securities Laws” has the meaning set forth in Section 8.3(c).
1.56 “Form S-4” means the registration statement on Form S-4 of Parent with respect to the registration of shares of Parent Class A Common Stock and the New Warrants, in each case to be issued in connection with the Acquisition.
1.57 “Governmental Approval” has the meaning set forth in Section 4.3.
1.58 “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated under applicable Environmental Laws to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.59 “Hazardous Materials Activity” shall mean the knowing transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or product manufactured with ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees).
1.60 “Healthcare Laws” means all Laws that govern, regulate, restrict or relate to the provision, administration of, or the billing, coding or payment for healthcare or medical procedures, goods, services, diagnoses or treatment, including (a) statutes, rules and regulations relating to self-referral, fee-splitting, anti-kickback, patient brokering, financial relationships and illegal remuneration, or fraud and abuse, (b) Laws prohibiting the defrauding of or making of any false claim, false statement or misrepresentation of material facts to any federal or state health care program or other third-party payor or insurer, and (c) all applicable rules and regulations promulgated under, and interpretations of those Laws by any Authority.
1.61 “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the Health Information Technology for Economic and Clinical Health Act, and all rules and regulations promulgated under such acts.
1.62 “Indebtedness” means with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs; (b) indebtedness evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business); (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (f) all obligations of such Person as lessee under leases required to be accounted for as capital leases under U.S. GAAP; (g) all guarantees by such Person; and (h) any agreement to incur any of the same.
1.63 “Indemnification Notice” has the meaning set forth in Section 11.3(a).
1.64 “Indemnified Party” has the meaning set forth in the preamble to Section 11.3.
1.65 “Indemnifying Parties” has the meaning set forth in Section 11.1.
1.66 “Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, patent, patent application, trade secret, trade dress, copyright, copyrightable materials, copyright registration, application for copyright registration, data bases, u.r.l.s, and any other type of proprietary intellectual property right, and with respect to each of the forgoing items in this definition, whether registered or unregistered or domestic or foreign.
1.67 “Interests” has the meaning set forth in the recitals to this Agreement.
1.68 “Inventory” is defined in the UCC.
1.69 “IPO” means the initial public offering of Parent pursuant to the Prospectus.
1.70 “IT Systems” has the meaning set forth in Section 4.20(g).
1.71 “June Interim Financial Statements” has the meaning set forth in Section 7.2(b).
1.72 “Key Employees” means those individuals listed on Schedule 1.72.
1.73 “knowledge of the MSP Companies” or any other similar knowledge qualification, means the actual knowledge of John H. Ruiz, Frank Quesada and Ricardo Rivera.
1.74 “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.
1.75 “Leases” means the real property leases set forth on Schedule 1.75.

1.76 “Legal Services Agreement” means the legal services agreement substantially in the form set forth in Exhibit K, to be entered into by and between Parent, Purchaser and La Ley con John H. Ruiz, P.A. on the Closing Date.
1.77 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, hypothecation, right of third Person, assessment, security interest or encumbrance of any kind in respect of such asset, whether consensual, statutory, or otherwise, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.
1.78 “Lock-Up Agreements” means the Lock-Up Agreements substantially in the form of Exhibit J hereto between Parent and each Key Employee who receives Equity Consideration pursuant to the terms of Article III, pursuant to which certain shares and units comprising the Equity Consideration issuable to such Persons will be locked up as set forth therein.
1.79 “Losses” has the meaning set forth in Section 11.1.
1.80 “Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect (i) upon the assets, liabilities, financial condition, prospects, net worth, management, earnings, cash flows, business, operations or properties of the MSP Companies and the Business, taken as a whole, whether or not arising from transactions in the ordinary course of business; (ii) that is reasonably likely to prevent or materially delay the consummation of the Acquisition or any Member or MSP Purchased Company from performing its obligations under this Agreement or the Additional Agreements to which it is a party or (iii) solely for purposes of measuring Losses under the indemnification provisions of Article XI, and not for purposes of any closing condition set forth in Article X, resulting in Losses indemnifiable hereunder pursuant to any Third-Party Claims or Direct Claims that exceed $20,000,000; provided, however, that Material Adverse Effect or Material Adverse Change shall not include any event, occurrence, fact, condition or change (or effect resulting from any of the foregoing), alone or in combination, arising out of or attributable to: (a) any change, effect or circumstance resulting from an action required or permitted by this Agreement; (b) any change, effect or circumstance resulting from the announcement of this Agreement or the pendency of the transactions contemplated hereby; (c) any strike, embargo, labor disturbance, riot, earthquake, hurricane, tsunami, flood, mudslide, wild fire, other weather-related or meteorological event, epidemic, pandemic, disease outbreak, or any other natural or man-made disaster or acts of God (including any governmental response to any of the foregoing in this clause (c)); (d) factors generally affecting the industries or markets in which the MSP Companies operate; (e) changes in Law or U.S. GAAP or the interpretation thereof; (f) any failure of the MSP Companies to achieve any projected revenue, earnings, expense or other projections, forecasts, predictions or budgets prior to the Closing; (g) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (h) any change in the financial, banking, or securities markets; (i) any acts of terrorism, war (whether or not declared), or cyber-attacks, including the engagement by the United States in hostilities or the escalation thereof, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; or (j) any consequences arising from any action required to be taken or not taken by the MSP Companies or any of the Members at the request of Parent.
1.81 “Material Contracts” has the meaning set forth in Section 4.16(a).
1.82 “Member” and “Members” have the meanings set forth in the preamble to this Agreement.
1.83 “Members’ Representative” has the meaning set forth in the preamble to this Agreement.
1.84 “Members’ Representative Losses” has the meaning set forth in Section 14.14(c).
1.85 “Money Laundering Laws” has the meaning set forth in Section 4.32.
1.86 “MSP Companies” means, collectively, the MSP Purchased Companies and each limited liability company set forth on Schedule 2.1(c) hereto.
1.87 “MSP Company Plan” has the meaning set forth in Section 4.22(a).
1.88 “MSP Company Transaction Expenses” means all accrued fees, costs and expenses of the MSP Companies incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement and the Additional Agreements, and the performance and compliance with this

Agreement and the Additional Agreements and the conditions contained herein and therein to be performed or complied with at or before Closing, and the consummation of the Acquisition, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the MSP Companies, whether paid or unpaid prior to the Closing.
1.89 “MSP Minimum Cash Amount” shall mean $30,000,000.
1.90 “MSP Purchased Company” and “MSP Purchased Companies” have the meanings set forth in the preamble to this Agreement.
1.91 “Nasdaq” means the Nasdaq Capital Market.
1.92 “New Warrants” means approximately 1,029,000,000 newly-issued warrants (subject to rounding, as set forth in Section 3.3(a)) to purchase one (1) share of Parent Class A Common Stock for an exercise price of $11.50 per share, in each case on the terms substantially as set forth in the Form of New Warrant Agreement attached hereto as Exhibit L.
1.93 “OFAC” has the meaning set forth in Section 4.33.
1.94 “Operating Agreement” means the Limited Liability Company Operating Agreement of each MSP Company.
1.95 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.
1.96 “Organizational Documents” of a Person that is not an individual shall mean such Person’s articles of organization or certificate of formation, articles of incorporation or certificate of incorporation, bylaws, operating agreement and shareholders’ or stockholders’ agreement, or other or such other comparable charter and governing documents, each as amended to date.
1.97 “Other Filings” has the meaning set forth in Section 8.3(c).
1.98 “Outside Closing Date” has the meaning set forth in Section 13.1(a).
1.99 “Parent Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of Parent.
1.100 “Parent Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of Parent.
1.101 “Parent Class V Common Stock” means the shares of Class V common stock, par value $0.0001 per share, of Parent, as provided for in the SPAC Charter.
1.102 “Parent Closing Statement” has the meaning set forth in Section 2.5.
1.103 “Parent Common Stock” means (a) prior to the Closing, the Parent Class A Common Stock and the Parent Class B Common Stock, and (b) from and after the Closing, the Parent Class A Common Stock and the Parent Class V Common Stock.
1.104 “Parent Financial Statements” means the audited consolidated financial statements of Parent as of and for the fiscal years ended December 31, 2020 and 2019, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates.
1.105 “Parent Indemnitees” has the meaning set forth in Section 11.1.
1.106 “Parent Material Adverse Effect” means any change, effect, condition or development that, individually or in the aggregate, is or is reasonably likely to (i) be materially adverse to the business, condition (financial or otherwise), assets, liabilities, business plans or results of operations of Parent and Purchaser, taken as a whole or (ii) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or the Additional Agreements or otherwise prevent or materially delay Parent or Purchaser from performing its obligations under this Agreement or the Additional Agreements to which it is a party; provided, however, that in no event will any changes in general economic conditions or changes in securities markets in general be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect.

1.107 “Parent Party” means Parent, Purchaser and each of their Affiliates.
1.108 “Parent Private Warrants” means each warrant issued in private placements at the time of the consummation of the IPO, entitling the holder thereof to purchase one half of one share of Parent Common Stock at an exercise price of $11.50 per share.
1.109 “Parent Proposals” has the meaning set forth in Section 8.3(a).
1.110 “Parent Public Shares” means Parent Common Stock issued in Parent’s IPO and any securities into which such Parent Common Stock are converted or for which such Parent Common Stock are exchanged.
1.111 “Parent Public Warrants” means one warrant that was included as part of each Parent Unit, entitling the holder thereof to purchase one half of one share of Parent Class A Common Stock at an exercise price of $11.50 per share.
1.112 “Parent Recommendation” has the meaning set forth in Section 9.2.
1.113 “Parent Redemption Price” means the price per share payable to those holders of Parent Public Shares who elect to redeem their Parent Class A Common Stock pursuant to Parent’s Certificate of Incorporation.
1.114 “Parent SEC Documents” has the meaning set forth in Section 6.14(a).
1.115 “Parent Stockholder Approval” has the meaning set forth in Section 10.1(b).
1.116 “Parent Stockholders’ Meeting” has the meaning set forth in Section 9.3.
1.117 “Parent Stockholder Redemption” has the meaning set forth in Section 8.3(a).
1.118 “Parent Transaction Expenses” means all fees, costs and expenses of Parent incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the Additional Agreements, the performance and compliance with this Agreement and the Additional Agreements, and the conditions contained herein and therein to be performed or complied with at or before Closing, and the consummation of the Acquisition, including any (i) deferred underwriting fees, (ii) fees, costs and expenses relating to the D&O Policy and (iii) fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Parent, whether deferred, paid or unpaid prior to the Closing.
1.119 “Parent Unit” means a unit comprised of (i) one share of Parent Class A Common Stock, and (ii) one Parent Public Warrant.
1.120 “Parent Warrant” shall mean each Parent Private Warrant and Parent Public Warrant.
1.121 “Parties” means the parties to this Agreement.
1.122 “Pass-Through Tax Return” means any Tax Return filed by or with respect to an MSP Company to the extent that (i) such MSP Company is treated as a partnership or disregarded entity for purposes of such Tax Return and (ii) the results of operations reflected on such Tax Return are also reflected on the Tax Returns of the Members or the direct or indirect (if any) owners of the Members.
1.123 “Permits” has the meaning set forth in Section 4.18.
1.124 “Permitted Liens” means (a) all defects, exceptions, restrictions, easements, permits, rights of way, covenants, reservations, encroachments and encumbrances disclosed in policies of title insurance which have been made available to Parent; and (b) mechanics’, carriers’, workers’, repairers’, and similar Liens arising or incurred in the ordinary course of business for amounts (i) that are not delinquent or are being contested in good faith, (ii) that are not material to the business, operations and financial condition of the MSP Companies so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by any of the MSP Companies of any Contract or Law; (c) Liens securing obligations under capital leases; (d) Liens for Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (e) Liens in favor of suppliers of goods for which payment is not due or delinquent that arise in the ordinary course of business; (f) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws; (g) Liens arising under municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Authority, which are not violated by the applicable MSP Company’s current use of the Real Property; (h) in the case of leased Real Property, any Liens to which the underlying fee interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof; (i) Liens arising out of, under or in connection with applicable federal, state and local securities Laws and restrictions on transfer, hypothecation or similar actions contained in any Organizational Documents; (j) licenses of Intellectual Property Rights granted in the ordinary course of business; and (k) the Liens set forth on Schedule 1.124.
1.125 “Permitted Transfer” means the transfer by a Member of Interests as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member; provided that in the case of any transfer or distribution by a Key Employee, each donee or distributee shall sign and deliver a Lock-Up Agreement substantially in the form of Exhibit J hereto.
1.126 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.
1.127 “Personal Data” means all information that identifies an individual person.
1.128 “Pre-Closing Portion” has the meaning set forth in Section 7.4(c).
1.129 “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.
1.130 “Pre-Closing Tax Return” and “Pre-Closing Tax Returns” have the meanings set forth in Section 7.4(b).
1.131 “Privacy Agreements” has the meaning set forth in Section 4.21(a).
1.132 “Privacy and Data Security Policies” has the meaning set forth in Section 4.21(b).
1.133 “Privacy Laws” has the meaning set forth in Section 4.21(a).
1.134 “Prospectus” means Parent’s prospectus dated August 14, 2020, as filed with the SEC.
1.135 “Proxy Statement/Prospectus” means the Proxy Statement/Prospectus included in the Form S-4, including (a) the proxy statement of Parent to be used for the Parent Stockholders’ Meeting to approve the Parent Proposals and (b) a prospectus with respect to the shares of Parent Class A Common Stock and the New Warrants to be offered and issued to the holders of shares of Parent Class A Common Stock, in each case to be issued in connection with the Acquisition and in all cases in accordance with and as required by the Organizational Documents of Parent, applicable Law and the rules and regulations of Nasdaq.
1.136 “Public Stockholders” means the shareholders of Parent Public Shares.
1.137 “Purchase Price” has the meaning set forth in Section 3.1.
1.138 “Purchase Price Allocation Principles” has the meaning set forth in Section 7.4(a).
1.139 “Purchase Price Allocation Schedule” has the meaning set forth in Section 7.4(a).
1.140 “Purchaser” has the meaning set forth in the preamble to this Agreement.
1.141 “Purchaser A&R LLCA” has the meaning set forth in the recitals to this Agreement.
1.142 “Purchaser Class A Unit” means a membership interest unit of Purchaser that is designated as a Class A unit, as provided for in the Purchaser A&R LLCA.
1.143 “Purchaser Class B Unit” means a newly-issued membership interest unit of Purchaser that is designated as a Class B unit, as provided for in the Purchaser A&R LLCA.
1.144 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plants and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.145 “Reasonable Investigation” means the reasonable inquiry, by the persons listed in the definition of “knowledge of the MSP Companies,” of his direct report(s) who have primary responsibility over the applicable matter, as applicable.
1.146 “Recovery Proceeds” means, with respect to any assigned claim under a CCRA, any and all of the gross proceeds recovered by the applicable MSP Company net of any legal fees and costs due pursuant to a legal services agreement, in respect of such assigned claim, including compensation, interest, penalties and fees which may be paid or payable with respect to such assigned claim (including any and all cash, securities, instruments or other property which may be paid or issued by defendants or third parties in litigation proceedings in satisfaction of such assigned claim).
1.147
1.148 “Release Date” has the meaning set forth in Section 11.4(d).
1.149 “Representatives” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective managers, directors, officers, employees, members, owners, partners, accountants, consultants, advisors, attorneys, agents, and other representatives.
1.150 “Required Financial Statements” has the meaning set forth in Section 7.2(b).
1.151 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
1.152 “SEC” means the U.S. Securities and Exchange Commission.
1.153 “SEC Clearance Date” has the meaning set forth in Section 8.3(b).
1.154 “Securities Act” means the Securities Act of 1933, as amended.
1.155 “Side Letter Agreement” means the letter agreement substantially in the form set forth in Exhibit M, to be entered into by and between Parent, Purchaser and John H. Ruiz.
1.156 “SPAC Bylaws” has the meaning set forth in the recitals to this Agreement.
1.157 “SPAC Charter” has the meaning set forth in the recitals to this Agreement.
1.158 “Sponsor” has the meaning set forth in the recitals to this Agreement.
1.159 “Sponsor Agreement” means that certain agreement, dated as of August 13, 2020, among Parent, Sponsor, and certain other Persons listed therein.
1.160 “Stockholder Action” has the meaning set forth in Section 9.11.
1.161 “Straddle Period” has the meaning set forth in Section 7.4(c).
1.162 “Straddle Return” has the meaning set forth in Section 7.4(c).
1.163 “Subsidiary” of any Person means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by such Person.
1.164 “Survival Period” has the meaning set forth in Section 11.6.
1.165 “Tax(es)” means any federal, state, local or foreign tax, levy, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions or tax imposed with respect thereto.
1.166 “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.
1.167 “Tax Receivables Agreement” has the meaning set forth in the recitals to this Agreement.

1.168 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.
1.169 “Trading Market” means any of the following markets or exchanges on which Parent Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).
1.170 “Third-Party Claim” has the meaning set forth in Section 11.3(b).
1.171 “Trust Account” has the meaning set forth in Section 6.8.
1.172 “Trust Agreement” has the meaning set forth in Section 6.8.
1.173 “Trustee” has the meaning set forth in Section 6.8.
1.174 “Trust Fund” has the meaning set forth in Section 6.8.
1.175 “UCC” means the Uniform Commercial Code of the State of Florida or any corresponding or succeeding provisions of Laws of the State of Florida or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.
1.176 “Up-C Unit” means one Purchaser Class B Unit and one share of Parent Class V Common Stock.
1.177 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.
1.178 “Virage Side Letter Agreement” means the letter agreement substantially in the form set forth in Exhibit N by and between John H. Ruiz, Frank C. Quesada and Parent on the Closing Date.
ARTICLE II
ACQUISITION
2.1 Acquisition.
(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, each Member shall sell, assign, transfer, deliver and convey to Purchaser, and Purchaser shall purchase, acquire and accept from each such Member, free and clear of all Liens (other than any transfer restrictions arising under applicable securities Laws), all of such Member’s right, title and interest in and to the Interests owned by such Member, in exchange for the consideration set forth in Article III.
(b) For United States federal income Tax purposes, it is the intention of Parent, Purchaser, and the Members, that the Members will be taxed in accordance with the agreed tax treatment as set forth in Section 7.4(a) and no party hereto will take any position inconsistent therewith on any tax return.
2.2  Closing; Effective Time. The closing of the sale and purchase of the Interests (the “Closing”) shall take place electronically at 10:00 a.m. local time but shall be deemed to have occurred for all purposes as of 12:01 a.m. Eastern Time (the “Effective Time”), no later than two Business Days after the last of the conditions to Closing set forth in Article X have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date and location as Parent and the Members’ Representative agree to in writing. The Parties shall participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”
2.3 Closing Deliveries. At or prior to the Closing:
(a) Parent and/or Purchaser, as applicable, shall:
(i) issue and deliver the Equity Consideration, in accordance with the provisions set forth in Section 3.1;
(ii) take such action necessary to cause the limited liability company interests of Purchaser issued and outstanding as of immediately following the Closing to be as set forth in Section 3.2;

(iii) deliver to the Members’ Representative the Additional Agreements (other than those that, as of the Closing, have previously been executed by all of the parties thereto), duly executed by Purchaser and the other parties thereto (including, in the case of the Escrow Agreement, by the Escrow Agent);
(iv) deliver to the Key Employees the Employment and Restrictive Covenant Agreements, duly executed by Parent and/or Purchaser, as applicable;
(v) deliver to the Members’ Representative duly executed resignations effective as of the Closing Date of all of Parent’s and Purchaser’s officers and directors who are not appointed in accordance with Section 9.8;
(vi) deliver to the Members’ Representative certificates of good standing, dated not more than five (5) days prior to the Closing Date, with respect to each of Parent and Purchaser, issued by the Secretary of State of the State of Delaware;
(vii) deliver to the Members’ Representative evidence of the termination of any agreements between Parent and any of its directors or officers, except for agreements that provide for continuing obligations of Parent to its directors or officers after the Closing, reasonably satisfactory to the Members’ Representative; and
(viii) deliver to the Members’ Representative the Tax Receivables Agreement duly executed by Parent and Purchaser.
(b) The Members’ Representative and/or the Members, as applicable, shall deliver to Parent each of the following:
(i) membership interest powers or other instruments of transfer duly executed in blank with respect to the Interests;
(ii) certificates of good standing, dated not more than five (5) days prior to the Closing Date, with respect to each MSP Purchased Company, issued by the appropriate government official of each such MSP Purchased Company’s jurisdiction of organization;
(iii) an IRS Form W-9 or a certificate pursuant to Treasury Regulations Section 1.1445-2(b), from each Member, or if a Member is a disregarded entity for U.S. federal income tax purposes, the Person treated as the owner of that Member’s assets for U.S. federal income tax purposes, certifying that such Member (or Person treated as the owner of that Member’s assets) is not a foreign person within the meaning of Section 1445 of the Code;
(iv) the Tax Receivables Agreement, duly executed by certain Members;
(v) the Additional Agreements (other than those that, as of the Closing, have previously been executed by all of the parties thereto), duly executed by the MSP Companies, the Members, and/or the Key Employees, as applicable; and
(vi) subject to Section 10.2(e), deliver to Parent evidence reasonably satisfactory to Parent showing that the Closing Cash is at least the MSP Minimum Cash Amount.
2.4 Post-Closing Board of Directors. Immediately after the Closing, Parent’s board of directors will consist of seven directors, including those individuals listed or described on Schedule 2.4 (the “Post-Closing Board of Directors”). At least a majority of the Post-Closing Board of Directors shall qualify as independent directors under the Securities Act and the rules of any applicable Trading Market.
2.5 Parent Closing Statement. At least two (2) Business Days prior to the Parent Stockholders’ Meeting and in any event not earlier than the time that Public Stockholders may no longer elect redemption in accordance with the Parent Stockholder Redemption, Parent shall prepare and deliver to the Members’ Representative a statement (the “Parent Closing Statement”) setting forth in good faith: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the Parent Stockholder Redemption); (b) the aggregate amount of all payments required to be made in connection with the Parent Stockholder Redemption; (c) the Available Closing Parent Cash resulting therefrom; and (d) the number of shares of Parent Common Stock to be outstanding as of the Closing after giving effect to the Parent Stockholder Redemption, including reasonable supporting detail therefor. The Parent Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Parent Closing Statement until the Closing, Parent shall (x) cooperate with and provide the Members’ Representative and his Representatives all information reasonably requested by the Members’ Representative or any of his Representatives and within Parent’s or its Representatives’ possession or control in connection with the Members’ Representative’s review of the Parent Closing Statement and (y) consider in good faith any comments to the Parent Closing Statement provided by the Members’ Representative, which comments the Members’ Representative shall deliver to Parent no less than one (1) Business Day prior to the Closing Date, and Parent shall revise such Parent Closing Statement to incorporate any changes Parent determines are necessary or appropriate given such comments.
2.6 Withholding Rights. Notwithstanding anything to the contrary contained in this Agreement, Purchaser, the MSP Companies or the Members’ Representative shall be entitled to deduct and withhold from any cash otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement or any Additional Agreement, such amounts as Purchaser, the MSP Companies or the Members’ Representative, as the case may be, are required to withhold and pay over to the applicable Authority with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax Law; provided, that prior to making such deduction or withholding Purchaser, the MSP Companies or the Members’ Representative (as applicable) shall provide reasonable notice of any proposed deduction or withholding to the Person in respect of which such deduction or withholding is proposed and shall consult in good faith with such Person to reduce or eliminate the amount of such deduction or withholding (including by providing sufficient opportunity for such Person to provide any relevant forms or other documentation). To the extent that amounts are so withheld and paid over to the applicable Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.
2.7 Rights Not Transferable. The rights of the Members holding Interests as of immediately prior to the Effective Time with regard to such Interests are personal to each such Member and shall not be assignable or otherwise transferable for any reason (except for Permitted Transfers). Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.
2.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Purchaser with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the MSP Companies, the officers and directors of the MSP Companies are fully authorized in the name and on behalf of such MSP Company, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.
ARTICLE III
PURCHASE PRICE
3.1 Payment of Purchase Price. The aggregate purchase price for the Interests (the “Purchase Price”) shall be: (i) the Equity Consideration; and (ii) rights under the Tax Receivables Agreement. On the terms and subject to the conditions set forth in this Agreement, the Purchase Price shall be payable as follows:
(a) Equity Consideration. On the Closing Date, Parent and Purchaser shall, and shall direct their transfer agent (as applicable) to:
(i) issue to the Members or their designees the Equity Consideration less the Escrow Consideration (the “Closing Equity Consideration”), which, when issued, shall be fully paid, non-assessable and free and clear of all Liens other than applicable securities Law restrictions and the Lock-Up Agreements. Subject to Section 3.1(b), each Member (or such Member’s designee) shall receive the number of Up-C Units comprising the Closing Equity Consideration set forth opposite such Member’s name on Schedule 2.1(b); and
(ii) deliver the Escrow Consideration to the Escrow Agent (the “Escrow Fund”), to be held in escrow pursuant to the terms of this Agreement and the Escrow Agreement. The number of shares or units comprising the Escrow Consideration to be allocated among each of the Members is set forth opposite each Member’s name on Schedule 2.1(b).

(b) Election to Receive Parent Class A Common Stock. Notwithstanding anything herein to the contrary, a Member may, pursuant to notice delivered to Parent no later than five (5) Business Days prior to Closing, elect with respect to all or a portion of the Up-C Units to be received by such Member (or such Member’s designee) pursuant to Section 3.1(a) to receive one share of Parent Class A Common Stock in lieu of each Up-C Unit for which such an election is made.
(c) No Issuance of Fractional Shares or Units. No certificates or scrip representing fractional shares of Parent Class A Common Stock or Parent Class V Common Stock, or fractional Purchaser Class B Units, will be issued pursuant to the Acquisition, and instead any such fractional share or unit that would otherwise be issued will be rounded to the nearest whole share or unit (with 0.5 being rounded up).
(d) Legend. Each certificate for shares or units of Parent Class A Common Stock, Parent Class V Common Stock and Purchaser Class B Units issued pursuant to the Acquisition to any Member shall bear the legend set forth below, or a legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of such shares or units:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR (II) THE ISSUER OF THE SECURITIES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE SECURITIES ACT.
3.2 Capitalization of Purchaser. At the Closing, Parent and Purchaser shall take all action necessary to cause the limited liability company interests of Purchaser issued and outstanding immediately following the Closing (after giving effect to the Acquisition and the other transactions contemplated by this Agreement and the Additional Agreements), to be converted into, and to consist solely of: (i) a number of Purchaser Class A Units equal to the aggregate number of shares of Parent Class A Common Stock issued and outstanding immediately following the Closing (after giving effect to the Acquisition and the other transactions contemplated by this Agreement and the Additional Agreements), with all such Purchaser Class A Units owned by Parent; and (ii) the Purchaser Class B Units issued in accordance with the terms of Section 3.1(a).
3.3 Issuance of New Warrants.
(a) Prior to the Closing, Parent shall, subject to compliance with applicable Law, declare a dividend comprising the New Warrants (the “New Warrant Dividend”), the payment of which shall be conditioned upon the consummation of the Parent Stockholder Redemption and the Closing. The New Warrant Dividend shall be payable to the holders of record of shares of Parent Class A Common Stock as of the close of business on the Closing Date, pro rata (or on as nearly a pro rata basis as is practicable, subject to the rules of any securities depositary in such a manner, including rounding, as to result in the distribution of whole numbers of warrants and to avoid any distribution of fractional warrants) based on their proportionate ownership of the then-outstanding shares of Parent Class A Common Stock, in each case after giving effect to the New Warrant Waiver (as defined below).
(b) Each applicable Member, on behalf of itself and any of its designees who may receive Closing Equity Consideration in accordance with Section 3.1, does hereby irrevocably and unconditionally waive his, her or its entire right, title and interest in, to or under, any participation in the New Warrant Dividend (the “New Warrant Waiver”).
3.4 Updated Schedule 2.1(b). The Members’ Representative may, but is not required to, deliver an updated Schedule 2.1(b) to Parent and Purchaser (provided, however, that the Members’ Representative shall deliver such updated schedule in the event that any transfers of Interests are made prior to the Closing (each, a “Pre-Closing Transfer”)) no later than five (5) Business Days prior to the Closing (an “Updated Schedule”). In the event that the Members’ Representative delivers an Updated Schedule in accordance with this Section 3.3, the consideration payable to the Members pursuant to this Article III shall be paid in accordance with such Updated Schedule; provided, for the avoidance of doubt, that the aggregate Equity Consideration (including the Escrow Consideration)

shall remain unchanged on such Updated Schedule. Any Pre-Closing Transfers shall be made in accordance with applicable Law and shall not modify or reduce any representation, warranty, covenant or agreement of any Member or any MSP Company in this Agreement, in each case in a way that is materially adverse to Parent or Purchaser.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE MSP COMPANIES
Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates and those other Sections and subsections for which the relevance or applicability of such disclosure is reasonably apparent on the face of such disclosure), the MSP Purchased Companies hereby represent and warrant to Parent and Purchaser as follows:
4.1 Company Existence and Power.
(a) Each of the MSP Companies is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction set forth opposite each such MSP Company’s name on Schedule 4.1. Each of the MSP Companies has (i) all power and authority (limited liability company and otherwise) and (ii) all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted, except in the case of clause (ii), where the failure to have any such licenses, franchises, Permits, authorizations, consents or approvals would not reasonably be expected to be material to the MSP Companies, taken as a whole. None of the MSP Companies is qualified to do business as a foreign entity in any jurisdiction, except as set forth on Schedule 4.1, and there is no other jurisdiction in which the character of the property owned or leased by any of the MSP Companies or the nature of its activities make qualification of any such MSP Company in any such jurisdiction necessary, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The MSP Companies have offices located only at the addresses set forth on Schedule 4.1. Except as contemplated by this Agreement, the MSP Companies have not adopted any plan or made any agreement or commitment in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation. The MSP Companies have no Subsidiaries except as set forth on Schedule 4.1.
4.2 Authorization. The execution, delivery and performance by the MSP Companies of this Agreement and the Additional Agreements to which any MSP Company is a party, and the consummation by the MSP Companies of the transactions contemplated hereby and thereby are within the powers of the MSP Companies and have been duly authorized by all necessary action on the part of the MSP Companies as required by applicable Law or under their respective constituent documents, including the approval of their respective Members. This Agreement has been duly executed and delivered by each of the MSP Purchased Companies and it constitutes and, upon their execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of each such MSP Company enforceable against each such MSP Company in accordance with their respective terms, as the case may be, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally (if and when such Laws would apply) and by general equitable principles.
4.3 Governmental Approvals. Except as would not reasonably have, individually or in the aggregate, a Material Adverse Effect, the execution, delivery or performance by the MSP Companies of this Agreement or any Additional Agreements to which any MSP Company is a party does not require any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements to which any MSP Company is a party or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Governmental Approval”).
4.4 Non-Contravention. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (other than with respect to clause (a) below), the execution, delivery and performance by the MSP Companies of this Agreement or any Additional Agreements to which any of the MSP Companies is a party do not (a) contravene or conflict with the Organizational Documents of any MSP Company; (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to any MSP Company; (c) except for the Contracts listed on Schedule 4.9 requiring Company Consents (but only as to the need to obtain such Company Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of any MSP Company, or any payment or reimbursement obligation, or to a loss of any material benefit relating to the Business to which any MSP Company is entitled under any provision of any Permit or Contract; or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any of the assets of the MSP Companies.
4.5 Capitalization. All of the membership interests of each MSP Company have been issued as set forth on Schedule 4.5. Except as set forth on Schedule 4.5, there are no other equity securities of the MSP Companies issued and outstanding. Other than the Interests, no other equity securities of the MSP Purchased Companies are issued and outstanding, and other than as contemplated hereby, there are no agreements by any MSP Company to issue any of its equity securities. Except as set forth on Schedule 4.5, there are no outstanding contractual obligations of any of the MSP Purchased Companies to repurchase, redeem or otherwise acquire any Interests. The Interests have been duly authorized, validly issued and fully paid and nonassessable and are owned by the Persons set forth on Schedule 4.5 free and clear of any Liens (other than Permitted Liens). No MSP Company has any outstanding options to acquire its equity securities or any outstanding securities convertible into membership interests of any MSP Company. None of the MSP Purchased Companies have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Except as set forth on Schedule 4.5, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any Interests. The Interests are the only equity interests of any of the MSP Purchased Companies.
4.6 Articles of Organization; Operating Agreements. True and correct copies of (a) the articles of organization of each MSP Company; and (b) the operating agreement of each MSP Company, have heretofore been made available to Parent, and such copies are each true and complete copies of such instruments in effect on the date hereof (and are listed on Schedule 4.6, if, in the case (b), in effect). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no MSP Company has taken any action in violation or derogation of its articles of organization or operating agreement.
4.7 Third Parties. Other than the Persons listed on Schedule 4.7, the MSP Companies are not Controlled by any Person and, other than the Subsidiaries and the Persons listed on Schedule 4.7, the MSP Companies do not Control any other Person. Except as set forth on Schedule 4.7, to the knowledge of the MSP Companies, no Key Employees (a) engage in any business, except through the MSP Companies, or are employees of or provide any service for compensation to, any other business concern; or (b) own any equity security of any business concern that competes directly with the Business, except for publicly traded securities not in excess of 5% of the issued and outstanding securities with respect to such publicly traded securities. Schedule 4.7 lists each Contract to which any MSP Company, on the one hand, and any Member beneficially owning more than 10% of the Interests of such MSP Company, or any Affiliate of such a Member (collectively, a “10% Member”), on the other hand, is a party. No Member or any Affiliate of a Member (i) owns, directly or indirectly, in whole or in part, any material tangible or intangible property (including Intellectual Property Rights) that any MSP Company uses or the use of which is necessary for the conduct of the Business or the ownership or operation of the assets of the MSP Companies; or (ii) has engaged in any transactions with any MSP Company (other than, for the avoidance of doubt, the Organizational Documents of each MSP Company).
4.8 Assumed Names. Schedule 4.8 is a complete and correct list of all assumed or “doing business as” names currently, or within the last two (2) years, used by any MSP Company, including names on any websites. Within the last two (2) years, the MSP Companies have not used any names other than the names listed on Schedule 4.8 to conduct the Business. The MSP Companies have filed appropriate “doing business as” certificates in all applicable jurisdictions with respect the use of such names, except where the failure to file any such certificate would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
4.9 Consents. Except as would not be material to the MSP Companies, taken as a whole, the Contracts listed on Schedule 4.9 are the only Contracts binding upon the MSP Companies or by which any of the Interests are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).
4.10 Financial Statements.
(a) The Company Financial Statements, when delivered hereunder, will be prepared in conformity with U.S. GAAP applied on a consistent basis and will be prepared in accordance with the requirements of the Public Company Accounting Oversight Board for public companies. The Company Financial Statements will be complete and accurate in all material respects and fairly present, in all material respects, the financial position of the MSP Companies as of the dates thereof and the results of operations of the MSP Companies for the periods reflected therein. The Company Financial Statements (i) will be prepared from the Books and Records of the MSP Companies; (ii) will contain and reflect all necessary adjustments and accruals for a fair presentation of the MSP Company’s combined and/or consolidated (as determined to be applicable) financial condition as of their dates; and (iii) will contain and reflect adequate provisions for all liabilities for all material Taxes applicable to the MSP Companies with respect to the periods then ended, except, in the case of clauses (ii) and (iii) as would not be material to the MSP Companies, taken as a whole. The MSP Companies agree to deliver to Parent complete and accurate copies of all “management letters” received by them from their accountants and all responses within the last two (2) years by lawyers engaged by the MSP Companies to respond to inquiries from their accountant or any predecessor accountants.
(b) Except (i) as will be specifically disclosed, reflected or fully reserved against on the Balance Sheet, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice, (iii) for liabilities and obligations for future performance under any Contract to which any MSP Company is a party, (iv) arising under this Agreement and/or the performance by the MSP Companies of their obligations hereunder, including transaction expenses, (v) as disclosed in the Disclosure Schedules, and (vi) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) of the MSP Companies.
4.11 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to Parent by or on behalf of the MSP Companies are accurate, complete, and authentic in all material respects.
(a) The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the MSP Companies in all material respects. The MSP Companies maintain a system of internal accounting controls that are designed to provide reasonable assurance that:
(i) transactions are executed only in accordance with the respective management’s authorization;
(ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the MSP Companies;
(iii) access to assets is permitted only in accordance with the respective management’s authorization; and
(iv) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.
(b) All accounts, books and ledgers of the MSP Companies have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. To the knowledge of the MSP Companies, the MSP Companies do not have any records, systems controls, data or information, in each case that are material to the MSP Companies, taken as a whole, recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and control of the MSP Companies.
4.12 Absence of Certain Changes. Since December 31, 2020, except (i) as set forth on Schedule 4.12, (ii) for any actions taken in response to COVID-19 Measures, and (iii) in connection with the transactions contemplated by this Agreement and the Additional Agreements, the MSP Companies have conducted the Business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, since December 31, 2020, there has not been any Material Adverse Effect, and the MSP Companies have not taken any action nor has any event occurred which would have violated the covenants of the MSP Companies set forth in Section 7.1 herein if such action had been taken or such event had occurred between the date hereof and the Closing Date.
4.13 Properties; Title to the Company’s Assets. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the MSP Companies have good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed by the MSP Companies pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of the assets reflected on the Balance Sheet and no such asset is subject to any Liens (other than Permitted Liens). The assets of the MSP Purchased Companies constitute all of the material assets of any kind or description whatsoever, including goodwill, reasonably necessary for the MSP Purchased Companies to operate the Business immediately after the Closing in substantially the same manner as the Business is currently being conducted. The MSP Purchased Companies being acquired in the Acquisition own or have rights to use the operations and assets, including intellectual property, contemplated as necessary to achieve the projections provided to Parent and Purchaser and upon which the Equity Consideration is based, provided that nothing herein shall constitute a guarantee that such projections, while made in good faith and upon reasonable assumptions, will be achieved in whole or in part.
4.14 CCRAs. The MSP Companies have good and marketable title to, certain assigned claims, causes of actions, proceeds, products and distributions as set forth in the agreements disclosed on Item 4 of Schedule 4.16(a)(i) (the “CCRAs”), free and clear of Liens, in each case other than Permitted Liens. The MSP Companies have previously provided to Parent their then- current good faith estimates of the calculation of recovery rights or eligible payments or receivables with respect to any CCRAs (other than as would not reasonably be expected to be material to the MSP Companies, taken as a whole). Except for any Assignor Interest due to an Assignor as contemplated in the CCRAs, and any other rights set forth in the CCRAs, none of the MSP Companies or, to the knowledge of the MSP Companies, after Reasonable Investigation, any of their Affiliates has entered into any arrangement that would provide for any set-off or offset against, counterclaim or defense affecting, reduction of, deduction from, or defense against any Recovery Proceeds or other amounts that are receivable or retainable by any MSP Company for its own account under the CCRAs, including any fees allocable or payable to any MSP Company for its own account. Except for any prior recoveries disclosed to Parent prior to the date of this Agreement or rights expressly excluded pursuant to a CCRA, there have been, to the knowledge of the MSP Companies, after Reasonable Investigation, no recoveries against any assigned claims under the CCRAs, or any other abridgement of recovery rights associated with the same.
4.15 Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no Action pending against, or to the knowledge of the MSP Companies, after Reasonable Investigation, threatened against the MSP Companies, any of their respective managers, directors or officers, the Business, or any Interests, or any of the MSP Companies’ assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. To the knowledge of the MSP Companies, after Reasonable Investigation, there are no outstanding judgments against the MSP Companies. Except as set forth on Schedule 4.15 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the MSP Companies are not, and have not been within the last two (2) years, subject to any proceeding with any Authority.
4.16 Contracts.
(a) Schedule 4.16(a) lists all material Contracts, oral or written (collectively, “Material Contracts”), to which any MSP Company is a party and which are currently in effect and constitute the following:
(i) all Contracts that required or require annual payments or expenses by, or annual payments or income to, any MSP Company of $5,000,000 or more in the calendar year ended December 31, 2020 or in any period or periods subsequent to January 1, 2020 (other than standard purchase and sale Contracts entered into in the ordinary course of business consistent with past practice);
(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case, that required the payment of any commissions by the MSP Companies in excess of $500,000 in the calendar year ended December 31, 2020 or in any other period or periods subsequent to January 1, 2020;
(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of any MSP Company or other Person, under which any MSP Company (A) has continuing obligations for payment of annual compensation of at least $5,000,000 (other than oral arrangements for at-will employment), (B) has severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of such MSP Company;

(iv)  all Contracts creating a joint venture, limited liability company or partnership to which any of the MSP Companies is a party (other than Contracts between any of the MSP Companies) and that are material to the MSP Companies, taken as a whole;
(v)  all Contracts relating to any acquisitions or dispositions of any material assets by any of the MSP Companies since December 31, 2019 and involving payments in excess of $20,000,000, other than (A) Contracts for the purchase of inventory in the ordinary course of business and (B) Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations of any MSP Company ongoing;
(vi) all Contracts pursuant to which any MSP Company: (A) grants to any third Person any license, right or covenant not to sue with respect to any material Intellectual Property Rights owned by the MSP Companies, other than non-exclusive licenses granted (x) in the ordinary course of business, or (y) in non-disclosure agreements that only grant to the applicable party the right to use such party’s confidential information for a specific, limited purpose set forth in the non-disclosure agreement and that does not include any license or any right to use, practice or exploit any Intellectual Property, or; (B) is granted by any third Person any license, right or covenant not to sue with respect to any Intellectual Property Rights material to the Business, taken as a whole, other than inbound license agreements for any software that is made generally or publicly available and licensed or provided to the MSP Companies pursuant to (x) standard terms and conditions for an aggregate license fee of less than $250,000 per year, (y) any open source license or similar licensing or distribution model or (z) non-disclosure agreements that only grant to the applicable party the right to use such party’s confidential information for a specific, limited purpose set forth in the non-disclosure agreement and that does not include any license or any right to use, practice or exploit any Intellectual Property;
(vii)  all Contracts containing material secrecy, confidentiality and nondisclosure provisions restricting the conduct of the MSP Companies or substantially limiting the freedom of the MSP Companies to compete in any line of business or with any Person or in any geographic area;
(viii)  except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Contracts providing for ongoing material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by any MSP Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;
(ix)  all Contracts with or pertaining to any MSP Company to which any 10% Member is a party;
(x)  all Contracts relating to material property or assets (whether real or personal, tangible or intangible) in which any of the MSP Companies holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $20,000 per month;
(xi)  all Contracts relating to outstanding Indebtedness of the MSP Companies, including financial instruments of indenture or security instruments such as notes, mortgages, loans and lines of credit, in each case, with an outstanding amount in excess of $10,000,000;
(xii)  any Contract relating to the voting or control of the equity interests of the MSP Companies or the election of managers of the MSP Companies (other than the Organizational Documents of the MSP Companies);
(xiii)  any Contract not cancellable by the MSP Companies with no more than 60 days’ notice if the effect of such cancellation would result in monetary penalty to the MSP Companies in excess of $1,000,000 per the terms of such Contract; and
(xiv)  any Contract listed on Schedule 4.4 or Schedule 4.9.
(b) Each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the applicable MSP Company nor, to the knowledge of the MSP Companies, any other party thereto, is in material uncured breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, nor has any event or circumstance occurred that would cause or permit the acceleration or other change of any material right or obligation or the loss of any material benefit thereunder, in each case that would result in a Material Adverse Effect. The MSP Companies have not assigned, delegated, or otherwise transferred any of their rights or obligations with respect to any Material Contracts. No

Material Contract (i) requires an MSP Company to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (ii) imposes any material non-competition covenants that are binding on or restrict the Business. As of the date of this Agreement, no Member has received any notice of termination or cancellation under any Material Contract. Other than Contracts made available to Parent prior to or on the date hereof, the MSP Companies shall, within 30 days of the date hereof, provide to Parent true and correct (A) fully executed copies of each written Material Contract and (B) written summaries of each oral Material Contract.
(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the MSP Companies are in compliance with all covenants, including all such financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness. There are no outstanding contractual obligations of any of the MSP Purchased Companies to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
4.17 Insurance. Schedule 4.17 contains a true, complete and correct list (including the names and addresses of the insurers, the names of the Persons if other than an MSP Company to whom such insurance policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a “claims made” or an “occurrence” policy and a brief identification of the nature of the policy) of all material liability, property, workers’ compensation and other insurance policies and fidelity bonds currently in effect that insure the Business or property or assets of the MSP Companies. Each as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each such insurance policy is valid and binding and in full force and effect, all premiums due thereunder have been paid and the MSP Companies have not received any notice of cancellation or termination in respect of any such policy or default thereunder. The MSP Companies believe such insurance policies, in light of the nature of the MSP Companies’ Business, assets and properties, are in amounts and have coverage that are reasonable for Persons engaged in such Business and having such assets and properties. Neither the MSP Companies, nor, to the knowledge of the MSP Companies, the Person to whom any such policy has been issued, has received notice that any insurer under any policy listed on Schedule 4.17 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. Within the last two (2) years, no MSP Company has filed for any claims exceeding $1,000,000 against any of the insurance policies listed on Schedule 4.17. The MSP Companies have not received written notice from any of its insurance carriers or brokers that any premiums will be materially increased in the future.
4.18 Licenses and Permits. Schedule 4.18 correctly lists each material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as indicated on Schedule 4.18 or as would not be material to the MSP Companies, taken as a whole, such Permits are valid and in full force and effect, and none of the Permits will, assuming the consents set forth on Schedule 4.4 have been obtained or waived prior to or on the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby.
4.19 Compliance with Laws.
(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the MSP Companies are not in violation of and, within the last eighteen (18) months have not violated, and to the knowledge of the MSP Companies, after Reasonable Investigation, are neither under investigation with respect to nor within the last eighteen (18) months have been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, and within the last eighteen (18) months, the MSP Companies have not received any subpoenas by any Authority.
(b) Without limiting the foregoing paragraph, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the MSP Companies are not in violation of and, within the last eighteen (18) months have not violated, and to the knowledge of the MSP Companies, after Reasonable Investigation, are not under investigation with respect to nor, to the knowledge of the MSP Companies, after Reasonable Investigation, within the last eighteen (18) months, have been threatened or charged with or given notice of any violation of any provisions of:
(i)  the Foreign Corrupt Practices Act of 1977 (§§ 78dd-1 et seq.), as amended (the “Foreign Corrupt Practices Act”);
(ii)  any comparable or similar Law of any jurisdiction; or

(iii)  any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.
4.20 Intellectual Property.
(a) Schedule 4.20 sets forth a true, correct and complete list of all registered, applied for or issued items of Intellectual Property Rights owned by the MSP Companies, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right (i.e., patent, trademark, copyright or Internet domain name); (ii) the owner of such Intellectual Property Right; and (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, within the last two (2) years, none of the MSP Companies have been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and the MSP Companies have no knowledge of any claim of infringement made by any of the MSP Companies against any other Person with respect to any Intellectual Property Rights owned by the MSP Companies.
(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the MSP Companies, the current use by the MSP Companies of the Intellectual Property Rights owned by the MSP Companies does not infringe the Intellectual Property Rights of any other Person. Except as would not be material to the MSP Companies, taken as a whole, no customer of the MSP Companies has obtained any ownership interest in or exclusive rights to any Intellectual Property Rights owned by the MSP Companies pursuant to any services or similar Contract with any MSP Company.
(d) Except as would not be material to the MSP Companies, taken as a whole, all employees, consultants or contractors who have contributed to the creation or development of any material copyrightable, patentable or trade secret works on behalf of the MSP Companies either: (i) are a party to a “work-for-hire” agreement under which an MSP Company is deemed to be the original owner/author of all property rights therein; or (ii) have executed an agreement pursuant to which each such Person assigns or agrees to assign all right, title and interest in such works to one of the MSP Companies (to the extent ownership of such works did not otherwise vest with an MSP Company automatically by operation of Law).
(e) None of the execution, delivery or performance by the MSP Companies of this Agreement or the consummation by the MSP Companies of the transactions contemplated hereby will result, pursuant to a Contract to which an MSP Company is bound, in the loss of any material Intellectual Property Rights owned by or licensed to the MSP Companies.
(f) Except as would not be material to the MSP Companies, taken as a whole, the MSP Companies have taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets owned by the MSP Companies and used in the operation of the Business.
(g) To the knowledge of the MSP Companies, the software, computer firmware, computer hardware, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, peripherals and computer systems, including any outsourced systems and processes, that are owned or used by the MSP Companies in the conduct of the Business (collectively, the “IT Systems”) are sufficient for the operation of the Business as currently conducted, except as would not be material to the MSP Companies, taken as a whole. To the knowledge of the MSP Companies, in the last eighteen (18) months, there have been no (i) material unremedied unauthorized intrusions or breaches of security or (ii) material unremedied failures, breakdowns, continued substandard performance or other material and adverse events affecting any such IT Systems that have caused any substantial and material disruption of the Business. The MSP Companies maintain industry-standard security, disaster recovery and business continuity plans. The MSP Companies use commercially reasonable efforts designed to protect the IT Systems from becoming infected by, and to the knowledge of the MSP Companies, the IT Systems are free of, any virus, worm, Trojan horse, automatic restraint, time bomb or any other unintended, malicious feature or function capable of erasing, destroying, or corrupting of any material software, systems, databases, or data on such IT Systems.
(h) The MSP Companies have not used open source software in a manner that has caused the MSP Companies’ material, proprietary software to be required to be licensed under the terms of any copyleft open source licenses. The MSP Companies are in compliance with their obligations under open source licenses except where failure to do so would not be material.

4.21 Privacy and Data Security.
(a) The MSP Companies are, and within the last two (2) years have been, in material compliance with (i) all applicable federal, state, local and foreign laws, rules and regulations pertaining to (A) data security and cyber security and (B) the collection, storage, use, access, disclosure, processing, security, and transfer of personal data (referred to collectively in this Agreement as “Data Activities”) ((A) and (B) together, “Privacy Laws”); and (ii) all Contracts (or portions thereof) to which the MSP Companies are a party that are applicable to Data Activities (collectively, “Privacy Agreements”).
(b) The MSP Companies have implemented written policies relating to Data Activities, including appropriate written information security policies (“Privacy and Data Security Policies”). Within the last two (2) years, the MSP Companies have been and continue to be in material compliance with all such Privacy and Data Security Policies. Neither the execution, delivery, nor performance of this Agreement nor the consummation of any of the transactions contemplated under this Agreement, in each case, by the MSP Companies will violate in any material respect any of the Privacy Agreements, public-facing Privacy and Data Security Policies or, to the knowledge of the MSP Companies, after Reasonable Investigation, any applicable Privacy Laws.
(c) To the knowledge of the MSP Companies, after Reasonable Investigation, there is no pending, nor has there within the last two (2) years been any, written complaint, audit, proceeding, investigation, or written claim against the MSP Companies initiated by (i) any Person or entity; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; or (iii) any other governmental entity, foreign or domestic, or any regulatory or self- regulatory entity, in each case (i) through (iii), alleging that any Data Activity of the MSP Companies: (A) is in violation of any applicable Privacy Laws; (B) is in violation of any Privacy Agreements; or (C) is in violation of any Privacy and Data Security Policies.
(d) Within the last two (2) years, the MSP Companies have taken commercially reasonable steps (including, without limitation, implementing, maintaining, and monitoring compliance with applicable government-issued or industry standard measures with respect to administrative, technical and physical security) designed to ensure that all personal data in its possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. To the knowledge of the MSP Companies, after Reasonable Investigation, there has been no (i) unauthorized access, use, or disclosure of personal data in the possession or control of the MSP Companies or any entity that processes personal data on behalf of the MSP Companies; or (ii) unauthorized intrusions or breaches of security into the MSP Companies’ IT Systems, in each case (i) and (ii), except as would not be material to the MSP Companies, taken as a whole.
(e) To the extent required by applicable Privacy Laws, the MSP Companies contractually require all third parties, including, without limitation, vendors and other Persons providing services to the MSP Companies, that have access to or receive personal data from or on behalf of the MSP Companies to comply in all material respects with all applicable Privacy Laws, and to take reasonable steps designed to ensure that all such personal data in such third parties’ possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse.
(f) The MSP Companies’ collection of personal data from third parties is in accordance in all material respects with any requirements relating to such personal data from such third parties, including (to the extent applicable) written website terms and conditions. To the knowledge of the MSP Companies, after Reasonable Investigation, the MSP Companies have not (i) received written communication from any website owner or operator that the MSP Companies’ access to such website is unauthorized; (ii) accessed any website’s information through illicitly circumventing a password requirement or similar technological barrier; or (iii) scraped any data from a website that has a clickwrap agreement prohibiting such activity.
4.22 Employees.
(a) Schedule 4.22(a) sets forth a true, correct and complete list of the ten (10) highest paid employees and independent contractors of the MSP Companies, taken as a whole, as of December 31, 2020, including the name, title and current salary or compensation rate for each such person for the fiscal year ended December 31, 2020. Unless indicated in such list, no salaried employee or independent contractor included in such list (i) is currently on leave; (ii) has given written notice of his or her intent to terminate his or her relationship with any MSP Company; or (iii) has received written notice of such termination from any MSP Company. To the knowledge of the MSP Companies, no Key Employee has given written notice of his or her intent to terminate his or her current relationship with any MSP Company or has received written notice of such termination from any MSP Company within six (6) months following the Closing Date.
(b) (i) None of the MSP Companies are party to or subject to collective bargaining agreement or other Contract with a union or labor organization and (ii) there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the MSP Companies.
(c) Except as set forth in Schedule 4.22(c), there are no material pending or, to the knowledge of the MSP Companies, threatened claims or proceedings against the MSP Companies under any worker’s compensation policy or long-term disability policy.
(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the MSP Companies has properly classified all of its employees as exempt or non-exempt.
(e) No MSP Company is a party to any collective bargaining agreement, has any material labor relations problems, and there is no pending representation question or union organizing activity respecting employees of any of the MSP Companies.
(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each MSP Company is in compliance with applicable Laws governing employment of its workforce.
4.23 Employee Benefits and Compensation.
(a) Schedule 4.23(a) sets forth a true and complete list, as of the date of this Agreement, of each material “employee benefit plan” (as defined in Section 3(3) of ERISA), employment, commission, employee group or executive medical, life, disability, incentive, bonus, profit sharing, retirement, deferred compensation, equity-based or non-equity-based incentive, stock purchase, severance, or other plan or written agreement relating to employee or director benefits or employee or director compensation or fringe benefits, maintained or contributed to by any of the MSP Companies at any time during the three (3) calendar year period immediately preceding the date hereof, or with respect to which any of the MSP Companies could incur or could have incurred direct or indirect, fixed or contingent liability (each an “MSP Company Plan” and collectively, the “MSP Company Plans”).
(b) Except as would not be material to the MSP Companies, taken as a whole, each MSP Company Plan is and has been maintained in substantial compliance with all applicable laws, including but not limited to ERISA, and has been administered and operated in accordance with its terms.
(c) Each MSP Company Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service and, to the knowledge of the MSP Companies, no event has occurred and, to the knowledge of the MSP Companies, no condition exists which could reasonably be expected to result in the revocation of any such determination. None of the MSP Companies has or within the last two (2) years have maintained, established, participated in or contributed to, been obligated to contribute to, or incurred any obligation or liability (including any contingent liability) under, an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA).
(d) None of the MSP Companies, nor to the knowledge of the MSP Companies, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction in connection with any MSP Company Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. None of the MSP Company Plans provide for post-retiree health, welfare or life insurance benefits for any participant or any beneficiary of a participant, except (i) as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or any similar state Law, (ii) for continuation of benefits through the remainder of the month in which a termination of employment occurs, (iii) with respect to the right to convert a group insurance policy of any of the MSP Companies to an individual insurance policy coverage through the end of the month following a termination of service, or (iv) as provided as part of severance benefits.

(e) No employee or director of any MSP Company will accrue or receive additional material benefits or accelerated rights to payment of benefits under any MSP Company Plan as a direct result of the transactions contemplated hereby.
(f) Except as would not be material to the MSP Companies, taken as a whole, no liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the knowledge of the MSP Companies, threatened, by or against any MSP Company Plan or any MSP Company with respect to any MSP Company Plan (other than for benefits payable in the ordinary course). No MSP Company Plan or related trust owns any securities in violation of Section 407 of ERISA.
(g) There is no unfunded non-tax-qualified Plan which provides a pension or retirement benefit.
(h) The MSP Companies have not made any commitment to create or cause to exist any material MSP Company Plan, or to modify, change or terminate any MSP Company Plan (other than as may be necessary for compliance with applicable law or as would not result in a material increase in cost).
(i) With respect to each MSP Company Plan, the MSP Companies have made available to Purchaser and its counsel true and complete copies of the following documents, as applicable, for each respective MSP Company Plan: (i) the MSP Company Plan documents, with all amendments thereto; (ii) the current summary plan description with any applicable summaries of material modifications thereto as well as any other material employee or government communications; (iii) all current trust agreements and/or other documents establishing MSP Company Plan funding arrangements; (iv) the most recent IRS determination letter and, if a request for such a letter has been filed and is currently pending with the IRS, a copy of such filing; (v) the most recently prepared financial statements; and (vi) the two (2) most recent Forms 5500 series.
4.24 Real Property.
(a) Except (i) as set forth on Schedule 4.24(a), (ii) for the Leases, or (iii) as would not be material to the MSP Companies, taken as a whole, the MSP Companies do not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The MSP Companies have good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 4.24(a), free and clear of all Liens (other than Permitted Liens). To the knowledge of the MSP Companies, the MSP Companies have not materially breached or violated any local zoning ordinance, and no notice from any Person has been received by the MSP Companies or served upon the MSP Companies claiming any violation of any local zoning ordinance.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to the Leases: (i) they are valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid, accrued for, or are being contested in good faith; (iii) the lessees have been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessees’ obligations thereunder have been granted by the lessors; (v) there exists no default or event of default thereunder by the applicable MSP Company or, to the knowledge of the MSP Companies, by any other party thereto; (vi) to the knowledge of the MSP Company, there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by any MSP Company thereunder; and (vii) there are no outstanding claims of breach or indemnification or notices of default or termination thereunder. The MSP Companies hold the leasehold estates on the Leases free and clear of all Liens (other than Permitted Liens) and Liens of mortgagees of the Real Property in which such leasehold estate is located. Except as would not be material to the MSP Companies, taken as a whole, the Real Property leased by the MSP Companies is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and, to the knowledge of the MSP Companies, there are no repair or restoration works required in connection with any of the leased Real Property. Except as would not be material to the MSP Companies, taken as a whole, the MSP Companies are in physical possession and actual and exclusive occupation of the whole of the premises leased pursuant to the Leases for Real Property, none of which are subleased or assigned to another Person. To the knowledge of the MSP Companies, the MSP Companies do not owe any brokerage commission with respect to any Real Property.

4.25 Tax Matters. Except as set forth in Schedule 4.25, and as would not be material to the MSP Companies, taken as a whole, (a) the MSP Companies have duly and timely filed, or have caused to be duly and timely filed on their behalf, all income and other material Tax Returns (taking into account all available extensions) in all jurisdictions in which such Tax Returns are required to be filed by or with respect to the MSP Companies, and have paid all Taxes that are shown as due on such Tax Returns; (b) all such Tax Returns are true, correct and complete in all material respects; (c) there is no Action, pending or proposed or, to the best knowledge of the MSP Companies, threatened, with respect to Taxes of the MSP Companies; (d) no statute of limitations in respect of the assessment or collection of any Taxes of the MSP Companies for which a Lien may be imposed on any of the assets of the MSP Companies has been waived or extended, which waiver or extension is in effect; (e) the MSP Companies have complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes, including sales and use Taxes and amounts required to be withheld for Taxes of employees, independent contractors, creditors, equityholders (including the Members) or other third parties, and have duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all material Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the MSP Companies; (f) no MSP Company is currently or has been within the prior five (5) taxable years the subject of any Tax proceeding with respect to any Taxes or Tax Returns of or with respect to any MSP Company, no MSP Company has commenced a voluntary disclosure proceeding in any jurisdiction that has not been resolved or settled, and all deficiencies, assessments, claims, or adjustments with respect to a material amount of Taxes asserted or assessed in writing against any MSP Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn; (g) there is no Lien for Taxes upon any of the assets of the MSP Companies (other than Permitted Liens); (h) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement (within the meaning of Section 7121 of the Code or any analogous provision of applicable Law), with respect to any of the MSP Companies; (i) no claim has ever been made by a Taxing Authority in a jurisdiction where the MSP Companies have not paid any Tax or filed Tax Returns, asserting that the MSP Companies are or may be subject to Tax in such jurisdiction; (j) neither the MSP Companies nor any Affiliate are or have ever been, a party to any Tax sharing, Tax allocation or Tax indemnity Contract; (k) the MSP Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received for a Tax period ending on or prior to the Closing Date; (l) the MSP Companies are and have never been included in any consolidated, combined or unitary Tax Return; (m) each MSP Company is and has been at all times since its formation treated as a partnership or an entity disregarded as separate from its owner(s) for federal income Tax purposes and for all similar or corresponding state and local income Tax purposes; (n) no MSP Company has participated in, and is not currently participating in a “listed transaction” (within the meaning of Treasury Regulations §1.6011-4 or any predecessor thereof) or any transaction requiring disclosure under a corresponding provision of state, local, or foreign Law; (o) no MSP Company uses the cash method of accounting for income Tax purposes; (p) no MSP Company has ever owned (directly or indirectly) an interest in any “controlled foreign corporation” within the meaning of Code Section 957; (q) no MSP Company has any Liability for Taxes of any other Person (other than any MSP Company) as a successor or transferee, by contract, by operation of Law, or otherwise (other than pursuant to an ordinary course Tax sharing agreement); (r) for each MSP Company that is treated as a partnership for federal income Tax purposes, no member or partner of such MSP Company is a foreign person within the meaning of Code Section 1445 or Code Section 1446(f); (s) no election has been made under Treasury Regulations Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any MSP Company; (t) for each MSP Company that is treated as a partnership for federal income Tax purposes, such MSP Company has a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Law) in effect, and such elections will remain in effect for any taxable period that includes the Closing Date; and (u) no Section 197 intangible (within the meaning of Code Section 197 of the Code) of any of the MSP Companies existing as of the end of the day on the Closing Date will be excluded from the term “amortizable section 197 intangible” pursuant to Code Section 197(f)(9) and Treasury Regulations Section 1.197-2(h).
Notwithstanding any other provision in this Agreement, (i) the representations and warranties in this Section 4.25 and Section 4.23 are the only representations and warranties in this Agreement with respect to the Tax matters of the MSP Companies, and (ii) none of Parent, Purchaser or any of their Affiliates (including, after the Closing, the MSP Companies) may rely on any of the representations and warranties in this Section 4.25 in connection with any position taken with respect to any Taxes incurred during any Post-Closing Period.
4.26 Environmental Laws.
(a) Within the last two (2) years, the MSP Companies have not (i) received any written notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or, to the knowledge of the MSP Companies, after Reasonable Investigation, for which there is any remaining liability; (ii) to the knowledge of the MSP Companies, after Reasonable Investigation, disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that requires any MSP Company to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the MSP Companies, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) The MSP Companies have delivered to Parent all material records in their possession concerning the Hazardous Materials Activities of the MSP Companies and all environmental audits and environmental assessments in the possession or control of the MSP Companies of any facility currently owned, leased or used by the MSP Companies which identifies the potential for any violations of Environmental Law or the presence of Hazardous Materials on any property currently owned, leased or used by the MSP Companies.
(c) To the knowledge of the MSP Companies, after Reasonable Investigation, there are no Hazardous Materials in, on, or under any properties currently owned, leased or used by the MSP Companies such as could give rise to any material liability or corrective or remedial obligation of the MSP Companies under any Environmental Laws.
4.27 HIPAA. Each of the MSP Companies is, and for the past five (5) years has been, in compliance in all material respects with HIPAA, and has taken commercially reasonable steps, consistent with industry standards and applicable Laws, such that patient, health, protected or personally identifiable information is protected against unauthorized access, use, modification, disclosure or other misuse. None of the MSP Companies (a) has suffered or otherwise experienced any breach of unsecured protected or personally identifiable health information or any ransomware incident, (b) has received any complaint or notice from the U.S. Department of Health and Human Services Office or Civil Rights or any other Authority or Person regarding any allegation regarding failure to comply with HIPAA or made any notification of any such breach or failure to any Authority or Person pursuant to HIPAA, or (c) accesses, receives, transmits, maintains or stores any protected health information outside of the United States of America. The MSP Companies have, solely to the extent required by HIPAA, undertaken surveys, audits, inventories, reviews, analyses and/or risk assessments and remediated any deficiencies identified thereby and provided training with respect to compliance with HIPAA to “workforce” (as defined in HIPAA). Each of the MSP Companies is party to a business associate agreement with each Covered Entity (as defined by HIPAA) or Person acting as its business associate or subcontractor, in each case, in compliance in all material respects with HIPAA, and none of the MSP Companies, nor, to the knowledge of the MSP Companies, after Reasonable Investigation, any counterparty thereto is or has been in breach or default in any material respects of its duties and obligations under any such business associate agreement, nor has any such breach or default been asserted or alleged.
4.28 Healthcare Laws Compliance. Each of the MSP Companies is, and has been for the past five (5) years, in compliance in all material respects with all applicable Healthcare Laws, and none of the MSP Companies has received or been served with any search warrant, subpoena, civil investigative demand, contact letter or notice alleging any violation of Law by any of the MSP Companies or their agents or representatives in their capacity as such or relating to the MSP Companies or the Business. There is, and has been during the past five (5) years, no Action pending, or, to the knowledge of the MSP Companies, after Reasonable Investigation, threatened, alleging noncompliance with any Healthcare Law by any MSP Company or otherwise relating to the Business.
4.29 Healthcare Laws Proceedings. For the past five (5) years, none of the MSP Companies: (a) is or has been a party to a corporate integrity agreement, deferred prosecution agreement or other compliance agreement with a U.S. Attorney’s Office, Department of Health and Human Services, Office of Inspector General, or other Authority; or (b) has been convicted of any criminal offense relating to fraud, theft, embezzlement, or other financial misconduct, and no such agreement or Action is pending or, to the knowledge of the MSP Companies, after Reasonable Investigation, threatened.
4.30 Finders’ Fees. Other than as set forth on Schedule 4.30, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the MSP Companies, the Members or any of their respective Affiliates who is entitled to any fee or commission from Parent or any of its Affiliates (including the MSP Companies following the Closing) in connection with and upon consummation of the transactions contemplated by this Agreement.
4.31 Certain Business Practices. Neither the MSP Companies nor any manager, director, officer or, to the knowledge of the MSP Companies, after Reasonable Investigation, agent or employee of the MSP Companies (in their capacities as such) has (a) used any funds of the MSP Companies for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (b) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act. Neither the MSP Companies nor any manager, director, officer or, to the knowledge of the MSP Companies, agent or employee of the MSP Companies (in their capacities as such) has, directly or indirectly, given or agreed to give any gift in any material amount to any customer, supplier, governmental employee or other Person who is in a position to help or hinder the MSP Companies or assist the MSP Companies in connection with any actual or proposed transaction, which, if not given would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or which, if not continued in the future, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
4.32 Money Laundering Laws. The operations of the MSP Companies are and within the last two (2) years have been, conducted in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and, to the knowledge of the MSP Companies, after Reasonable Investigation, any related or similar rules, regulations or guidelines, issued, administered or enforced by any Authority (collectively, the “Money Laundering Laws”), and no Action involving the MSP Companies with respect to the Money Laundering Laws is pending or, to the knowledge of the MSP Companies, after Reasonable Investigation, threatened.
4.33 OFAC. Neither the MSP Companies, nor any manager, director or officer of the MSP Companies (nor, to the knowledge of the MSP Companies, after Reasonable Investigation, any agent, employee, Affiliate or Person acting on behalf of the MSP Companies) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the MSP Companies have not used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC within the last two (2) years.
4.34 Not an Investment Company. No MSP Company is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
4.35 Information Supplied. None of the information supplied or to be supplied by the MSP Companies and/or the Members in writing expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders, in each case, with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the MSP Companies and/or the Members).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF MEMBERS
Except as set forth in the corresponding sections or subsections of the Disclosure Schedules, each Member, severally and not jointly, as to himself, herself or itself only and solely in such Member’s capacity as a member of one or more of the MSP Purchased Companies, represents to Parent and Purchaser as follows:
5.1 Ownership of Interests; Authority.
(a) Such Member has good and marketable title to such Member’s Interests free and clear of any and all Liens other than restrictions arising from federal and state securities laws and those contained in the Organizational Documents of the applicable MSP Company.
(b) Such Member has full legal capacity, power and authority (including, as applicable, limited liability company or limited liability partnership power and authority) to execute and deliver this Agreement and the Additional Agreements to which such Member is a party, to perform such Member’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Additional Agreements to which such Member is a party have been, or at Closing will be, duly executed and delivered by such Member and are, or upon their execution and delivery will be, valid and legally binding obligations of such Member, enforceable against such Member in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, or (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.
(c) Neither the execution and delivery by such Member of this Agreement and the Additional Agreements to which such Member is a party, nor the consummation by such Member of the transactions contemplated hereby and thereby, will (i) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, or require any notice, consent or waiver under, any instrument, contract, agreement or arrangement to which such Member is a party, or (ii) result in the imposition of any Lien upon the Member’s Interests.
5.2 Approvals. Except as contemplated by this Agreement and the applicable Additional Agreements, no consent, approval, waiver, authorization or novation is required to be obtained by such Member from, and no notice or filing is required to be given by such Member to or made by any Member with, any Authority in connection with the execution, delivery and performance by such Member of this Agreement and each of the Additional Agreements to which he, she or it is a party.
5.3 Medical Insurance and Other Claims. The Acquisition will result in Purchaser’s ownership all of the rights or interests of the Members in any Person relating to the Business (other than the rights or interests set forth in the Legal Services Agreement). The Interests are the only equity interests owned by the Members in any person engaged in the Business.
5.4 Non-Contravention. The execution, delivery and performance by such Member of this Agreement and each of the Additional Agreements to which such Member is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the Organizational Documents of such Member if it is not a natural person; or (b) materially violate or result in a material breach of or constitute a default under any Law, judgment, injunction, Order, decree or other restriction of any Authority to which such Member, or the Member’s Interests owned by such Member, is subject.
5.5 Litigation and Claims. There is no material civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or disclosed investigation pending or, to the knowledge of such Member, threatened, against such Member and such Member is not subject to any Order, writ, judgment, award, injunction or decree of any Authority of competent jurisdiction or any arbitrator in any such case that would prevent the consummation of the transactions contemplated hereby or materially impair the ability of such Member to perform its obligations hereunder.
5.6 Investment Representations.
(a) Such Member is, or is controlled by, an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.
(b) Such Member acknowledges that it has prior investment experience, including investments in non-listed and non-registered securities, or has employed the services of an investment advisory, attorney or accountant to evaluate the merits and risks of such an investment on its behalf, and such Member represents that it, he or she, as the case may be, understands the highly speculative nature of an investment in Parent Class A Common Stock, Parent Class V Common Stock or Purchaser Class B Units, as applicable, which may result in the loss of the total amount of such investment.
(c) Such Member has adequate means of providing for such Member’s current needs and possible personal contingencies, and such Member has no need, and anticipates no need in the foreseeable future, for liquidity in such Member’s investment in Parent Class A Common Stock, Parent Class V Common Stock or Purchaser Class B Units, as applicable. Such Member is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, such Member is able to hold Parent Class A Common Stock, Parent Class V Common Stock or Purchaser Class B Units, as applicable, for an indefinite period of time and has a sufficient net worth to sustain a loss of the entire investment in the event such loss should occur.
(d) Except as otherwise set forth in Article VI, Parent has not and is not making any representations or warranties to the Members or providing any advice or information to the Members. Such Member acknowledges that it has retained its own professional advisors to evaluate the tax and other consequences of its investment in Parent Class A Common Stock, Parent Class V Common Stock or Purchaser Class B Units, as applicable.
(e) Such Member understands and consents to the placement of a legend as set forth in Section 3.1(d), on any certificate or other document evidencing shares of Parent Class A Common Stock, Parent Class V Common Stock or Purchaser Class B Units, as applicable, delivered to such Member pursuant to the terms of this Agreement.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
Parent and Purchaser hereby represent and warrant to the MSP Purchased Companies and the Members that, except as disclosed in Parent SEC Documents:
6.1 Corporate Existence and Power.
(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has (i) all power and authority, corporate and otherwise, and (ii) all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted, except in the case of clause (ii), where the failure to have any such licenses, franchises, Permits, authorizations, consents or approvals would not reasonably be expected to be material to Parent. Parent has not entered into any definitive agreements with respect to any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation. Parent has no Subsidiaries other than Purchaser.
(b) Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted. Purchaser has not entered into any definitive agreements with respect to any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation. Purchaser has no Subsidiaries.
6.2 Corporate Authorization. The execution, delivery and performance by Parent and Purchaser of this Agreement and the Additional Agreements and the consummation by Parent and Purchaser of the transactions contemplated hereby and thereby are within the powers of Parent and Purchaser and have been duly authorized by all necessary action on the part of each of Parent and Purchaser, including by each of Parent’s and Purchaser’s respective board of directors and equityholders to the extent required by their Organizational Documents, the DGCL, any other applicable Law or any contract to which Purchaser or any of its Affiliates is a party or by which or its securities are bound. This Agreement has been duly executed and delivered by each of Parent and Purchaser and it constitutes, and upon their execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of each of Parent and Purchaser, enforceable against them in accordance with their respective terms, as the case may be, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally (if and when such Laws would apply) and by general equitable principles.

6.3 Governmental Approval. Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and Purchaser taken as a whole, and other than contemplated by this Agreement, neither the execution, delivery nor performance of this Agreement by Parent or Purchaser requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.
6.4 Non-Contravention. Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and Purchaser taken as a whole, the execution, delivery and performance by Parent and Purchaser of this Agreement and the Additional Agreements to which they are a party do not and will not, (a) provided that holders of fewer than the number of shares of Parent Common Stock specified in Parent’s Organizational Documents exercise their conversion rights with respect to the Acquisition, contravene or conflict with the organizational or constitutive documents of Parent or Purchaser; or (b) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon Parent or Purchaser.
6.5 Finders’ Fees. Except for the Business Combination Fees, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Parent Party or its Affiliates who might be entitled to any fee or commission from the MSP Companies or any of their Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.
6.6 Issuance of Equity Consideration. The Equity Consideration (including the Escrow Consideration), when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.
6.7 Capitalization.
(a) As of the date of this Agreement, and as of immediately prior to the adoption of the SPAC Charter, the authorized share capital of Parent consists of 100,000,000 shares of Parent Class A Common Stock, 10,000 shares of Parent Class B Common Stock and 10,000,000 preferred shares, par value $0.0001 per share, of which 23,650,000 shares of Parent Class A Common Stock, 5,750,000 shares of Parent Class B Common Stock and 0 preferred shares are issued and outstanding as of the date hereof. In addition, 11,825,000 Parent Warrants are issued and outstanding as of the date hereof, and will be outstanding as of immediately prior to the Closing, including 11,500,000 Parent Public Warrants and 325,000 Private Placement Warrants. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule 6.7, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital equity of Parent. Other than as set forth in this Section 6.7, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Parent or obligating Parent to issue or sell any shares of capital stock of, or any other interest in, Parent. Parent does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Except as set forth on Schedule 6.7, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of Parent. There are no outstanding contractual obligations of Parent to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
(b) Parent owns 100% of the share capital of Purchaser. All outstanding membership interest units of Purchaser are duly authorized, validly issued and nonassessable. Except as set forth on Schedule 6.7 or as contemplated by this Agreement, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any membership interests or any capital equity of Purchaser. Other than as set forth in this Section 6.7 or as contemplated by this Agreement, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Purchaser or obligating Purchaser to issue or sell any shares of capital stock of, or any other interest in, Purchaser. Purchaser does not have outstanding or authorized any profit participation or similar rights. Except as set forth on Schedule 6.7, there are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any equity interests of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
6.8 Trust Fund. As of the date of this Agreement, Parent has approximately $230,000,000 in the trust fund established by Parent for the benefit of its Public Stockholders (the “Trust Fund”) in a trust account at J.P. Morgan Chase Bank, N.A (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of August 13, 2020, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect and/or that would entitle any Person (other than the payment of the Business Combination Fees and holders of Parent Public Shares who shall have elected to redeem their shares of Parent Common Stock pursuant to the Certificate of Incorporation), to any portion of the proceeds in the Trust Fund. Prior to the Closing, none of the funds held in the Trust Account may be released except (a) to pay tax obligations from any interest income earned in the Trust Account; or (b) to redeem shares of Parent Common Stock in accordance with the provisions of the Certificate of Incorporation.
6.9 Employees; Purchaser Benefit Plans. Other than as described in the Parent SEC Documents, neither Parent nor Purchaser has ever had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s or Purchaser’s officers and directors in connection with activities on Parent’s or Purchaser’s behalf in an aggregate amount not in excess of the amount of cash held by Purchaser outside of the Trust Account, there are no Purchaser Plans (as defined below) and neither Parent nor Purchaser has any unsatisfied material liability with respect to any employee. Neither the execution and delivery of this Agreement nor the consummation of the Business Combination alone or with any other event will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any current or former director, officer, employee or other individual service provider of Parent or Purchaser, or (b) result in the acceleration of the time of payment or vesting of any such benefits. “Purchaser Plan” means each material “employee benefit plan” (as defined in Section 3(3) of ERISA), employment, compensation, retention, relocation, vacation, change in control, transaction bonus, bonus, deferred compensation, equity-based or non-equity- based incentive, severance, health and welfare, retirement or other fringe benefit or compensatory plan, policy, program or written agreement maintained or contributed to, or required to be maintained or contributed to, by any of the MSP Companies in respect of any current or former directors, officers, consultants, independent contractors or employees of any of the MSP Companies, or with respect to which any of the MSP Companies could incur or could have incurred any direct or indirect, fixed or contingent liability (each a “Purchaser Plan” and collectively, the “Purchaser Plans”).
6.10 Information Supplied. None of the information supplied or to be supplied by Parent and Purchaser in writing expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders, in each case with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or Purchaser or that is included in Parent SEC Documents).
6.11 Listing. The Parent Units, Parent Class A Common Stock and Parent Public Warrants are listed on Nasdaq, with trading tickers LCAPU, LCAP and LCAPW. There is no action or proceeding pending or, to the knowledge of Parent, threatened against Purchaser by Nasdaq with respect to any intention by such entity to prohibit or terminate the listing of Parent Units, Parent Class A Common Stock and Parent Warrants on Nasdaq.
6.12 Reporting Company. Parent is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the shares of Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act. There is no legal proceeding pending or threatened in writing against Parent by the SEC with respect to the deregistration of Parent Common Stock under the Exchange Act. Parent has taken no action that is designed to terminate the registration of Parent Common Stock under the Exchange Act.
6.13 Undisclosed Liabilities. Parent has no liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted, or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to Parent Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except: (a) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Parent Financial Statements or in the notes to the most recent Parent Financial Statements, (b) such liabilities arising in the ordinary course of business consistent with past practice since the date of the most recent Purchaser Financial Statements and (c) arising under this Agreement and/or the performance by Parent of its obligations hereunder, including transaction expenses, in each case which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Purchaser has no liabilities.
6.14 Parent SEC Documents and Parent Financial Statements.
(a) Parent has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto (the “Parent SEC Documents”). The Parent SEC Documents were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not and will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 6.14(a), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Parent SEC Documents was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein. Parent has no off-balance sheet arrangements.
6.15 Absence of Certain Changes. Since December 31, 2020, (a) there has not been any Parent Material Adverse Effect and (b) Parent has not conducted any business other than its formation, the public offering of its securities (and the related private offerings), the filing of public reports under the Exchange Act, the search for, negotiation of, and other preparation for the execution of, a Business Combination and in connection with the execution and delivery of this Agreement and the Additional Agreements, the consummation of the transactions contemplated hereby and thereby and other activities in each case that are incidental thereto.
6.16 [INTENTIONALLY OMITTED].
6.17 Sponsor Agreement. Parent has delivered to the Members’ Representative a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent. The Sponsor Agreement is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of the Sponsor Agreement.
6.18 Related Party Transactions. Except as described in the Parent SEC Documents, there are no transactions, contracts, side letters, arrangements or understandings between Parent or Purchaser, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Parent or Purchaser.
6.19 Investment Company Act. Neither Parent nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
6.20 Parent Stockholders. To the knowledge of Parent and Purchaser, no foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the MSP Companies as a result of the Acquisition such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the MSP Companies post-Closing.

6.21 Parent Investigations. Parent acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the MSP Companies which they and their Representatives have desired or requested to review, and that they and their Representatives have had full opportunity to meet with the management of the MSP Companies and to discuss the business and assets of the MSP Companies. Parent acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the MSP Companies and the Business.
6.22 No Other Representations and Warranties. Except as provided in this Article VI, neither Purchaser or any of its Affiliates nor any of their respective managers, directors, officers, employees, equity holders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the MSP Companies or the Members.
ARTICLE VII
COVENANTS OF THE MSP COMPANIES PENDING CLOSING
The MSP Purchased Companies covenant and agree that:
7.1 Conduct of the Business.
(a) From the date hereof through the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the MSP Companies shall, except as (i) expressly contemplated by this Agreement, (ii) set forth on Schedule 7.1, or (iii) consented to by Parent (which consent shall not be unreasonably withheld, conditioned, delayed, or denied), use their commercially reasonable efforts to conduct the Business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices (including, for the avoidance of doubt, recent past practice in light of COVID- 19; provided, that any commercially reasonable action taken, or omitted to be taken, that directly relates to, or arises directly out of, COVID-19 shall be deemed to be in the ordinary course of business), and shall not enter into any material transactions without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned, delayed, or denied), and shall use their commercially reasonable efforts to preserve intact their business relationships with employees, clients, suppliers and other third parties. Notwithstanding anything to the contrary contained herein, nothing herein shall prevent the MSP Companies from taking or failing to take any action, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures and (x) no such actions or failure to take such actions shall be deemed to violate or breach this Agreement in any way, (y) all such actions or failure to take such actions shall be deemed to constitute an action taken in the ordinary course of business and (z) no such actions or failure to take such actions shall serve as a basis for Parent to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied.
(b) Without limiting the generality of the foregoing, from the date hereof through the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned, delayed, or denied), each MSP Company shall not undertake the following, except (x) as expressly contemplated by this Agreement, (y) in the ordinary course of business consistent with past practices, (ii) as set forth on Schedule 7.1, or (z) as required by Law (provided, however, that no action listed in subclauses (i) through (xvi) of Section 7.1(b) that is specifically consented to by Parent shall be deemed a breach of (x) Section 7.1(a) or (y) any other subclause of Section 7.1(b)):
(i) amend, modify or supplement its certificate of formation, operating agreement or other Organizational Documents;
(ii) amend, waive any material rights under or provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any material way, any Material Contract or enter into any Contract that, if in effect of the date hereof, would constitute a Material Contact;
(iii) sell, lease, license or otherwise dispose of any material assets of the MSP Companies, taken as a whole, except (A) pursuant to existing Contracts or commitments disclosed herein and (B) for licenses granted in the ordinary course of business;
(iv) pay, declare, or agree to pay any distributions with respect to the Interests, or pay, declare or agree to pay any other payments to any Member of the MSP Companies;

(v) except as otherwise required pursuant to any MSP Company Plan in effect on the date of this Agreement, (A) grant any material increase in salary to any director or officer of any of the MSP Companies or (B) change the bonus or profit-sharing policies of any of the MSP Companies, other than changes that do not result in a material increase in the cost of such benefits;
(vi) obtain or incur any loan or other Indebtedness, excluding drawings under existing lines of credit;
(vii) grant or incur any material Lien, except for Permitted Liens, on the assets of the MSP Companies;
(viii) delay, accelerate or cancel any receivables or Indebtedness owed to the MSP Companies or write off or make further reserves against the same, except, in each case, in the ordinary course of business consistent with past practice or as required by U.S. GAAP;
(ix) except as contemplated by this Agreement and the Additional Agreements, merge or consolidate with or acquire any other Person or be acquired by any other Person;
(x) voluntarily fail to maintain insurance policies covering the assets of the MSP Companies in a form and amount consistent with past practices;
(xi) make any material change in its accounting principles or methods or write down the value of any Inventory or assets of the MSP Companies, in each case, except as required by U.S. GAAP;
(xii) change the principal place of business or jurisdiction of organization of the MSP Companies;
(xiii) make any loans, other than (A) travel or other expense advances to employees in the ordinary course of business not to exceed $10,000 individually or $100,000 in the aggregate and (B) prepayments and deposits paid to suppliers of the MSP Companies in the ordinary course of business;
(xiv) except as contemplated by this Agreement and the Additional Agreements, issue, redeem or repurchase any Interests or other securities in the MSP Companies or issue any securities exchangeable for or convertible into Interests in the MSP Companies;
(xv) make or change any material Tax election (other than with respect to MSP Recovery of Puerto Rico, LLC in which case a Tax election may be made without Parent’s prior consent), change any annual Tax accounting periods, amend any material Tax Return, prepare or file any Tax Return materially inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including materially inconsistent positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date); settle or otherwise compromise any material Claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any material dispute relating to Taxes, or request any ruling or similar guidance with respect to a material amount of Taxes; provided, that Parent’s prior consent shall not be required with respect to any of the foregoing actions in this clause (xv) with respect to any MSP Company where a Person who is not a party to this Agreement is able to undertake such action with respect to such MSP Company without the consent or any action on the part of any party to this Agreement; or
(xvi) agree to do any of the foregoing.
7.2 Financial Statements; Additional Financial Information.
(a) As promptly as practicable following the date of this Agreement, the Members’ Representative shall cause to be delivered to Parent the audited combined and/or consolidated (as determined to be applicable) financial statements of the MSP Companies as of and for the fiscal years ended December 31, 2020 and 2019, consisting of the audited combined and/or consolidated (as determined to be applicable) balance sheets as of such dates, the audited combined and/or consolidated (as determined to be applicable) income statements for the twelve (12) month periods ended on such dates, the audited combined and/or consolidated (as determined to be applicable) cash flow statements for the twelve (12) month periods ended on such dates, and the corresponding notes to such combined and/or consolidated (as determined to be applicable) financial statements, accompanied by a report of an independent public accounting firm qualified to practice before the Public Company Accounting Oversight Board (collectively, the “Company Financial Statements” and the balance sheet as of December 31, 2020 included therein, the “Balance Sheet”).
(b) In addition to the Company Financial Statements to be delivered to the Parent pursuant to Section 7.2(a), the Members’ Representative shall deliver to Parent, as soon as practicable, unaudited interim financial statements for the six (6) month periods ended June 30, 2021 and 2020, consisting of the combined and/or consolidated (as determined to be applicable) balance sheets as of such dates, the combined and/or consolidated (as determined to be applicable) income statements for the six (6) month periods ended on such dates, and the combined and/or consolidated (as determined to be applicable) cash flow statements for the six (6) month periods ended on such dates (collectively, the “June Interim Financial Statements”). The June Interim Financial Statements shall be prepared under U.S. GAAP and in accordance with requirements of the Public Company Accounting Oversight Board for public companies. After the date hereof and prior to the Closing, the Members’ Representative shall provide Parent with combined and/or consolidated (as determined to be applicable) interim financial information of the MSP Companies no later than forty (40) calendar days following the end of each three-month quarterly period, and consolidated annual financial information for the MSP Companies no later than seventy-five (75) calendar days following the end of each fiscal year, as applicable, all prepared under U.S. GAAP in accordance with requirements of the Public Company Accounting Oversight Board for public companies (the “Required Financial Statements”). The Interim Financial Statements and the Required Financial Statements shall fairly present the financial position and results of operations of the MSP Companies as of the date or for the periods indicated, prepared under U.S. GAAP in accordance with requirements of the Public Company Accounting Oversight Board, except as otherwise indicated in such statements, for the absence of certain footnotes and subject to year- end audit adjustments. The Members’ Representative will promptly provide additional financial information reasonably requested by Parent and required for inclusion in the Proxy Statement and any other filings to be made by Parent with the SEC.
7.3 Key Employees of the MSP Companies. The MSP Companies shall use their commercially reasonable efforts to enter into the Employment and Restrictive Covenant Agreements with each of the Key Employees prior to the Closing Date.
7.4 Tax Matters.
(a) The Parties hereby acknowledge and agree that the transfer of the Interests shall be treated for federal and applicable state and local income Tax purposes as follows: (a) the Purchaser shall be treated as a continuation of MSP Recovery LLC (the “Continuing Partnership”); (b) each Member, to the extent receiving Equity Consideration, shall be treated as transferring their Interests to the Purchaser in a transaction governed by Section 721; (c) any gain or loss recognized by a Member in connection with such transactions shall be capital gain or loss (subject to Section 751 of the Code); (d) Parent shall be treated as purchasing the proportionate, undivided interest in the assets of the MSP Companies from each Member; and (e) the Continuing Partnership (or, as applicable, its members) shall be entitled to adjust the basis of the assets of the MSP Purchased Companies to fair market value as provided in, as applicable, Section 734 and Section 743 as determined pursuant to this Section 7.4(a). Each of the parties hereto shall act consistently with the provisions of this Agreement at all times and for all purposes, including for purposes of reporting the transactions contemplated by this Agreement to the IRS and any other state or local taxing authority having jurisdiction over the transactions contemplated by this Agreement. Purchaser and the Members further agree not to take any position on any Tax Return or in any administrative or judicial proceeding with respect to any such Tax Return inconsistent with such treatment except as otherwise required by applicable Law or a determination of the applicable Taxing Authority that is final (including a determination within the meaning of Section 1313(a) of the Code). The Members shall not cause or permit the Members’ Representative to knowingly or voluntarily file any other income or informational Tax Return or statement inconsistent with the provisions of this Agreement except as otherwise required by applicable Law or a determination of the applicable Taxing Authority that is final (including a determination within the meaning of Section 1313(a) of the Code). In furtherance of the foregoing, at least 30 days prior to the Closing Date, Parent and the Members’ Representative shall agree on the form of the Purchase Price Allocation Schedule (as defined below) and the principles on which such allocations shall be made (the “Purchase Price Allocation Principles”). Furthermore, within 90 days after the Closing Date, Purchaser shall allocate the Purchase Price among the undivided interest in the assets of the MSP Companies (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule will (a) be subject to

Members’ Representative’s review and comment; (b) incorporate any reasonable comments made by Members’ Representative; and (c) be prepared in accordance with the Purchase Price Allocation Principles and applicable provisions of the Code. Purchaser, the MSP Companies, and the Members will file all Tax Returns (and cause their respective Affiliates to file all Tax Returns) consistently with the Purchase Price Allocation Schedule (as appropriately adjusted) and will not take any position during the course of any audit or other legal proceeding that is inconsistent with such election, forms or schedule, unless (i) agreed by the Parties or (ii) required by applicable Law or a determination of the applicable Taxing Authority that is final (including a determination within the meaning of Section 1313(a)).
(b) The Members’ Representative shall properly prepare or cause to be properly prepared and timely file or cause to be timely filed, at the cost of the MSP Companies, (i) all Tax Returns of the MSP Companies that are due in the Pre-Closing Tax Period, and (ii) all Pass- Through Tax Returns for any Pre-Closing Tax Period that are due following the Closing Date, including the final Form 1065 partnership return for the MSP Companies for the tax period ending on the Closing Date (each, a “Pre-Closing Tax Return” and, collectively, the “Pre-Closing Tax Returns”). The Members’ Representative shall pay or cause to be paid all Taxes due with respect to the periods covered by such Pre-Closing Tax Returns. Each Pre-Closing Tax Return filed after the Closing Date shall be prepared in a manner consistent with the MSP Companies’ past practices except as otherwise required by applicable Law. Each Pre-Closing Tax Return filed after the Closing Date (taking into account applicable extensions) shall be submitted to Parent no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions) for review. The Members’ Representative shall consider in good faith all reasonable comments received from Parent no later than ten (10) days prior to the due date for filing any such Tax Return (taking into account applicable extensions) and shall not file such Tax Return without the consent of Parent, such consent not to be unreasonably withheld, conditioned, or delayed. Except as otherwise required by law or would not reasonably be expected to have a material effect on Parent, no filed Pre-Closing Tax Return may be amended after the Closing without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; provided that in all cases the Members’ Representative shall submit to Parent no later than thirty (30) days prior to filing any amended Pre-Closing Tax Return for review and comment by Parent and the Members’ Representative shall consider in good faith all reasonable comments received from Parent within twenty (20) days of delivering any such Tax Returns to Parent.
(c) Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the MSP Companies due after the Closing Date (i) which include taxable periods ending on or prior to the Closing Date or (ii) with respect to any Tax period which begins before or on (and including) the Closing Date and which ends on (and including) the Closing Date (any such period described in (ii), a “Straddle Period,” and any such Tax Return described in (i) or (ii), a “Straddle Return”) other than Pre-Closing Tax Returns. Any Straddle Return shall be prepared and filed in a manner consistent with the most recent past practice of the MSP Companies. For purposes of determining the amount of Taxes allocable to the portion of the Straddle Period ending on (and including) the Closing Date (the “Pre-Closing Portion”), (i) in the case of any Taxes (other than Taxes based upon or related to income or receipts) that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of the Straddle Period ending on (and including) the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period; and (ii) in the case of any Taxes based upon or related to income or receipts, be determined based on an “interim closing of the books” as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any MSP Company holds a beneficial interest shall be deemed to terminate at such time). For purposes of preparing any Pass-Through Tax Return that is a Straddle Return, each Member’s and each distributive share of all items of profits, losses and any other items of income, gain, loss or deduction shall be determined by closing the books of the MSP Companies on an interim basis as of the end of the day on the Closing Date and such items shall be allocated to each Member in accordance with Section 706(c)(2) of the Code and Treasury Regulations thereunder using the interim closing method and calendar day convention as described in Treasury Regulations Section 1.706-4(c).
(d) With respect to any Straddle Return, the MSP Companies shall deliver, at least 30 days prior to the due date for the filing of such Straddle Return (taking into account extensions), to Members’ Representative a statement setting forth the amount of the Pre-Closing Portion of such Taxes and a copy of each such Straddle

Return for the Members’ Representative’s approval, such approval not to be unreasonably withheld, conditioned or delayed. The Members’ Representative and Purchaser agree to consult and resolve in good faith any issue arising as a result of the review of such Straddle Returns and statements prior to the date on which such Straddle Returns are required to be filed.
(e) Parent, Purchaser, the Members, the Members’ Representative and the MSP Companies shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Section 7.4. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to the preparation and filing of any such Tax Return. Purchaser and the Members shall (i) retain all books and records with respect to Tax matters pertinent to the MSP Purchased Companies relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations of the respective taxable periods, and abide by all record retention agreements entered into with any Taxing Authority; and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the MSP Purchased Companies, Purchaser or the Members, as the case may be, shall allow the other party to take possession of such books and records.
(f) Within thirty (30) business days after the Purchaser’s, any MSP Companies’, or any Member’s receipt of a notice of audit, assessment or other proceeding respecting a Pre-Closing Tax Return, the Members’ Representative may elect with respect to such audit, by written notice to Parent, to contest the audit or assessment in the name of the MSP Companies. If the Members’ Representative so elects, they shall be solely responsible for the defense of the item or items at issue, except that Parent agrees to cooperate, and Parent will cause the Purchaser and the MSP Companies to cooperate, in the contest of such audit or assessment by making relevant documents and employees available to the Members’ Representative, and to execute such documents (including powers of attorney) as may be reasonably necessary to allow the Members’ Representative to conduct the defense. The Members shall bear all costs relating to such defense. If the Members’ Representative elects to conduct a defense, all decisions with respect to the negotiation, settlement, or litigation of the item or items at issue shall be made by the Members’ Representative and shall be binding upon Parent, except that the Members’ Representative shall be required to obtain the prior written consent of Parent before agreeing to any adjustment, or making any Tax election, that will or may create an increase in Taxes for the MSP Companies or Parent in respect of any period ending after the Closing Date and shall indemnify Parent and/or the MSP Companies or, and hold Parent and/or the MSP Companies harmless against, any such increase. Parent may control and contest any such Tax proceeding (1) for which the Members’ Representative would otherwise have the right to control under this Section 7.4(f) if the Members’ Representative elects in writing not to conduct such Tax proceeding (in which case the cost and expense of such control and contest shall be borne by MSP Companies) and (2) in respect of any MSP Company with respect to any income Tax matters for any Straddle Period; provided, further, however, that if Parent exercises its right to control any such Tax proceeding under the preceding clause, the Members’ Representative shall have the right, at the cost and expense of the MSP Companies, to participate in any such Tax proceeding and Parent shall (x) provide the Members’ Representative with a timely and reasonably detailed account of each stage of such Tax proceeding, (y) not settle, compromise or abandon any such Tax proceeding without obtaining the prior written consent of the Members’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, and (z) consult with the Members’ Representative in good faith concerning the appropriate strategy for contesting such Tax proceeding.
(g) Without the prior written consent of the Members’ Representative, Parent, Purchaser, and the MSP Companies shall not amend, file, refile, revoke or otherwise modify any Tax Return or Tax election, enter into any closing agreement, settle any claim with respect to Taxes, surrender any right to claim a refund of Taxes, or take any similar action if such action would have the effect of increasing any Tax liability of the Members for any Pre-Closing Tax Period or Straddle Period. Parent shall (and Parent shall cause the Purchaser to), and shall cause all of its respective eligible Subsidiaries, if any, to, make or cause to remain in effect, as applicable, a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Law) for any taxable period that includes the Closing Date (and, with respect to the Purchaser and its eligible Subsidiaries, if any, for any taxable period that includes the date of any Exchange (as defined in the Purchaser A&R LLCA)). Neither the Purchaser, nor any MSP Company shall make a “push-out election” pursuant to Section 6226 of the Code (or pursuant to a comparable state or local audit procedure) for the Pre-Closing Tax Period or the Pre-Closing Portion of the Straddle Period, without the prior written consent of the Members’ Representative.

(h) All transfer, documentary, sales, use, stamp, registration, conveyance or similar Taxes or charges arising out of the transactions contemplated hereby and all charges for or in connection with the recording of any document, instrument or certificate contemplated hereby shall be paid 50% by Purchaser and 50% by the Members if and when due. The Members will file, or cause the Purchaser to file, all necessary Tax Returns and other documentation in connection with the Taxes and charges encompassed in this Section 7.4, and the costs of preparing and making such filing shall be paid 50% by Purchaser and 50% by the Members if and when due.
(i) The Parties acknowledge and agree that any payments made pursuant to the Tax Receivables Agreement shall be treated as an adjustment to the Purchase Price by the Parties for applicable income Tax purposes unless otherwise required by Law.
7.5 Efforts to Obtain Consents. The MSP Companies shall use their commercially reasonable efforts to obtain each third-party consent required in connection with the consummation of the transactions contemplated hereby as promptly as practicable hereafter.
ARTICLE VIII
COVENANTS OF THE PARTIES
8.1 Reasonable Best Efforts; Further Assurances.
(a) Without limiting any covenant contained in this Agreement, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Parties hereto shall (i) use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable or as another Party may reasonably request to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Article X), (ii) execute and deliver, or cause to be executed and delivered, such other documents, certificates, agreements and other writings and take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement, and (iii) use their reasonable best efforts to obtain each material third-party consent and approval required to be obtained in order to consummate the transactions set forth under this Agreement as promptly as practicable hereafter.
(b) In furtherance and not in limitation of this Section 8.1, to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party agrees to promptly make any required filings or application under Antitrust Laws, as applicable, and with respect to the HSR Act make any required filings no later than fifteen (15) Business Days after the date of this Agreement. The applicable filing fees with respect to any and all notifications required under the HSR Act in order to consummate the transactions contemplated hereby shall be paid 100% by Parent when due. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Acquisition under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding the Acquisition; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Authority. The Parties shall cooperate in good faith with each other and use reasonable best efforts to undertake promptly all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Outside Closing Date). The entry by any Authority in any Action of an Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of Parent to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the MSP Companies and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in Article X.
(c) No Party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Authority of any required filings or applications under Antitrust Laws.
8.2 Access to Information.
(a) From the date hereof through the Closing Date or the earlier termination of this Agreement in accordance with its terms, and subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the MSP Companies by third parties that may be in the MSP Companies’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the MSP Companies or the negotiation of this Agreement or the Acquisition, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of the MSP Companies would result in the loss of attorney-client privilege or other privilege from disclosure, the Members’ Representative shall and the Members shall cause the MSP Companies to (i) provide Parent, its legal counsel and other representatives reasonable access during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Business and so long as reasonably feasible or permissible under applicable Law, to the offices, properties and Books and Records; and (ii) use its and their commercially reasonable efforts to furnish to Parent, its legal counsel and other representatives such information relating to the Business that are in the possession of the MSP Companies as such Persons may reasonably request, in each case solely for purposes of consummating the Acquisition; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the MSP Companies or the Members and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business and as not to delay the Closing. No Member makes any representation or warranty as to the accuracy of any information provided pursuant to this Section 8.2, and Parent may not rely on the accuracy of such information.
(b) From the date hereof through the Closing Date or the earlier termination of this Agreement in accordance with its terms, and subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Parent or its Subsidiaries by third parties that may be in Parent’s or its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective targets of Parent or the negotiation of this Agreement or the Acquisition, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of Parent would result in the loss of attorney- client privilege or other privilege from disclosure, Parent shall and shall cause its Subsidiaries to (i) provide the Members’ Representative, his legal counsel and other representatives reasonable access during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal business operations of Parent and so long as reasonably feasible or permissible under applicable Law, to their respective properties, books, Contracts, commitments, records and appropriate officers and employees; and (ii) use its and their commercially reasonable efforts to furnish to the Members’ Representative, his legal counsel and other representatives such information relating to Parent that is in the possession of Parent as such Persons may reasonably request, in each case solely for purposes of consummating the Acquisition; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by Parent or Purchaser and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business and operations of Parent and as not to delay the Closing. Neither Parent nor Purchaser makes any representation or warranty as to the accuracy of any information provided pursuant to this Section 8.2, and the Members may not rely on the accuracy of such information.
8.3 Preparation of Form S-4 and Proxy Statement/Prospectus; Other Filings.
(a) As promptly as practicable after the delivery of the financial statements pursuant to Section 7.2, Parent and the MSP Companies shall use their respective reasonable best efforts to prepare, and shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either Parent or the MSP Companies, as applicable), and Parent shall file with the SEC, the Form S-4 in connection with the registration under the Securities Act of the shares of Parent Class A Common Stock and the New Warrants to be issued under this Agreement, which Form S-4 will contain the Proxy Statement/Prospectus, which will be included therein as a prospectus and which will be used as a proxy statement for the Parent Stockholders’ Meeting, with respect to, among other things: (A) providing the Public Stockholders with the opportunity to redeem their shares of Parent Common Stock by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Parent Stockholders’ Meeting (the “Parent Stockholder Redemption”); and (B) soliciting proxies from holders of Parent Common Stock to vote at the Parent Stockholders’ Meeting, as adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Acquisition; (2) the issuance of shares of Parent Class A Common Stock and the New Warrants in connection with the consummation of the Acquisition (including for purposes of complying with applicable listing rules of the Nasdaq); (3) the amendment and restatement of Parent’s Certificate of Incorporation in the form of the SPAC Charter with effect from the Closing; (4) the approval of the adoption of the Equity Incentive Plan; (5) the election of the directors constituting the Post-Closing Board of Directors; and (6) any other proposals the Parties agree are necessary or desirable to consummate the Acquisition (collectively, the “Parent Proposals”). Without the prior written consent of the Members’ Representative, the Parent Proposals shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by Parent’s stockholders at the Parent Stockholders’ Meeting, as adjourned or postponed.
(b) Each of Parent and the MSP Companies shall use their respective reasonable best efforts to cause the Form S-4 and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Acquisition. Each of Parent and the MSP Companies shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Form S-4 and the Proxy Statement/Prospectus. As promptly as practicable after the Form S-4 is declared effective under the Securities Act (the “SEC Clearance Date”), but in no event later than five (5) Business Days thereafter, Parent shall cause the Proxy Statement/Prospectus to be mailed to its stockholders of record, as of the record date to be established by the board of directors of Parent in accordance with Section 9.3. Parent shall promptly commence a “broker search” in accordance with Rule 14a-12 of the Exchange Act.
(c) Except with respect to the information provided by the MSP Companies for inclusion in the Proxy Statement/Prospectus, Parent shall ensure that, when filed, the Proxy Statement/Prospectus will comply in all material respects with the requirements of United States federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (the “Federal Securities Laws”), the DGCL and Nasdaq rules in the preparation, filing and distribution of the Form S-4 and the Proxy Statement/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders’ Meeting. The Members’ Representative shall promptly provide to Parent such information concerning the MSP Companies and the Members as is either required by the Federal Securities Laws or reasonably requested by the Parent for inclusion in the Proxy Statement/Prospectus, including, if applicable, the Company Financial Statements and the Required Financial Statements (“Company Information”). Subject to the Members’ Representative’s review and approval of the Proxy Statement/Prospectus, including Company Information and the consent of the MSP Companies’ auditor to the inclusion of the Company Financial Statements and Required Financial Statements in the Proxy Statement/Prospectus (in each case, such approval or consent not to be unreasonably withheld, conditioned or delayed), the Members’ Representative acknowledges and agrees that Company Information (including the Company Financial Statements and the Required Financial Statements), or summaries thereof or extracts therefrom, may be included in the Proxy Statement/Prospectus and any other filings required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws (“Other Filings”). In connection therewith, the Members’ Representative shall instruct the employees, counsel, financial advisors, auditors, and other authorized representatives of the MSP Companies to reasonably cooperate with Parent if required to achieve the foregoing. Parent and the MSP Companies shall each ensure that the Proxy Statement/Prospectus does not, as of the date on which it is first distributed to Parent’s stockholders and as of the date of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading (provided that no Party shall be responsible for the accuracy or completeness of any information relating to another Party or any other information furnished by another Party for inclusion in the Proxy Statement/Prospectus).
(d) Prior to filing with the SEC, Parent will make available to the Members’ Representative drafts of the Form S-4 and the Proxy Statement/Prospectus, and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus or such other document and will provide the Members’ Representative with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Parent shall not file any such documents with the SEC without the prior written consent of the Members’ Representative (such consent not to be unreasonably withheld, conditioned or delayed). Each of Parent and the MSP Companies shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned), any response to comments of the SEC or its staff with respect to the Form S-4 and the Proxy Statement/Prospectus and any amendment to the Form S-4 and the Proxy Statement/Prospectus filed in response thereto. Parent will advise the Members’ Representative promptly after it receives notice of: (A) the time when the Form S-4 or the Proxy Statement/Prospectus has been filed; (B) the filing of any supplement or amendment to the Form S-4 or the Proxy Statement/Prospectus; (C) any request by the SEC for amendment of the Form S- 4 or the Proxy Statement/Prospectus; (D) any comments from the SEC relating to the Form S-4 or the Proxy Statement/Prospectus and responses thereto; and (E) requests by the SEC for additional information. Parent shall respond to any SEC comments on the Form S-4 or the Proxy Statement/Prospectus as promptly as practicable and shall use its reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC under the Exchange Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, Parent will make available to the Members’ Representative drafts of any such response and provide the Members’ Representative with a reasonable opportunity to comment on such drafts.
(e) If at any time prior to the Parent Stockholders’ Meeting, any information relating to Parent, Purchaser, the Members or the MSP Companies, or any of their respective Subsidiaries, Affiliates, managers, directors or officers, should be discovered by the Members’ Representative or Parent, as applicable, that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, so that the Proxy Statement/Prospectus would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify each other Party hereto, and Parent shall promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by law, disseminate such amendment or supplement to Parent’s stockholders. If, at any time prior to the Closing, the Members’ Representative discovers any information, event or circumstance relating to the MSP Companies, the Business or any of the MSP Companies’ Affiliates, officers, directors or employees, that should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Members’ Representative shall promptly inform Parent of such information, event or circumstance.
(f) Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements, Parent may make any public filing with respect to the transactions contemplated hereby to the extent required by applicable Law.
8.4 Trust Account. Parent has established the Trust Account from the proceeds of its IPO and from certain private placements occurring simultaneously with the IPO for the benefit of the Public Stockholders and certain parties (including the underwriters of the IPO). Except for a portion of the interest earned on the amounts held in the Trust Account, Parent shall disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem Parent Public Shares in connection with the consummation of Purchaser’s initial business combination (“Business Combination”) or an amendment to the Certificate of Incorporation in accordance with the terms set forth therein; (b) to the Public Stockholders if Purchaser fails to consummate a Business Combination by February 18, 2022 (the “Business Combination Date”), which date may be extended upon approval of the Parent’s stockholders to amend the Certificate of Incorporation; (c) in connection with a Business Combination, expenses owed by Parent to third parties to which they are owed; (d) in connection with a Business Combination, the Business Combination Fees to the underwriters in the IPO; or (e) to, or on behalf of, Parent after or concurrently with the consummation of a Business Combination.
8.5 Confidentiality. Prior to Closing, except as necessary to complete the Proxy Statement or any Other Filings, the MSP Companies and the Members, on the one hand, and Parent and Purchaser, on the other hand, shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all Confidential Information concerning the other Party furnished to it by such other Party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from other sources, which source is not the agent of the other Party, by the Party to which it was furnished), and each Party shall not release or disclose such Confidential Information to any other Person, except its representatives in connection with this Agreement. In the event that any Party believes that it is required to disclose any such Confidential Information pursuant to applicable Laws, such Party shall give timely written notice to the other Parties so that such Parties may have an opportunity to obtain a protective order or other appropriate relief. Each Party shall be deemed to have satisfied its obligations to hold Confidential Information concerning or supplied by the other Parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The Parties acknowledge that some Confidential Information will be required to be disclosed by applicable Law in the Proxy Statement or any Other Filings.
8.6 Publicity. None of Parent, Purchaser, the Members, the MSP Purchased Companies or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Members’ Representative or Parent, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Federal Securities Laws or the rules of any national securities exchange), in which case Parent or the Members’ Representative, as applicable, shall use their reasonable best efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; provided, however, that, subject to this Section 8.6, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in this Section 8.6, nothing herein shall modify or affect Parent’s obligations pursuant to Section 8.3, Section 9.2 or Section 9.3.
8.7 Notices of Certain Events. The Members’ Representative and the Members, on the one hand, and Parent and Purchaser, on the other hand, shall promptly notify the other Party of:
(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the MSP Companies or Parent and its Subsidiaries to any such Person or create any Lien on any Interest or any of the assets of the MSP Companies or Parent and its Subsidiaries;
(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;
(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting Parent and its Subsidiaries, the MSP Companies, any Member, the Interests, or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;
(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change or a Parent Material Adverse Effect;

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by the MSP Purchased Companies and the Members, on the one hand, or Parent and Purchaser, on the other hand, to be false or misleading in any respect or to omit or fail to state a material fact; and
(f) if any MSP Purchased Company or any Member, on the one hand, or Parent or Purchaser, on the other hand, becomes aware of any fact or condition that constitutes a breach of any representation or warranty made in Article IV (as it relates to the MSP Purchased Companies), Article V (as it relates to the Members), Article VI (as it relates to Parent and Purchaser), or any covenant that would reasonably be expected to cause the conditions set forth in Article X, as applicable, not to be satisfied as of the Closing Date.
8.8 Exclusivity.
(a) From the date hereof through the earlier of the Closing Date or the date that this Agreement is terminated in accordance with its terms, neither any MSP Purchased Company nor any of the Members shall, and such Persons shall not permit any of any of their respective Affiliates or Representatives to, directly or indirectly, (A) encourage, solicit, initiate, engage, participate, enter into discussions or negotiations with any Person concerning any Alternative Transaction (as hereinafter defined); (B) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction; or (C) approve, accept, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving any of the MSP Companies (other than the transactions contemplated by this Agreement): (i) any merger, acquisition consolidation, recapitalization, share exchange, business combination or other similar transaction, possible public investment or public offering; or (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of the MSP Companies or any class or series of the capital stock, or membership interests of any MSP Company in a single transaction or series of transactions. In the event that an unsolicited proposal for an Alternative Transaction is received by any of the Members or any of their respective Representatives (each, an “Alternative Proposal”), such Party shall as promptly as practicable (and in any event within one (1) Business Day after receipt) advise the other Parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of such Alternative Proposal (including any changes thereto) and the identity of the Person making such Alternative Proposal.
(b) From the date hereof through the earlier of the Closing Date or the date that this Agreement is terminated in accordance with its terms, Parent shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the MSP Companies, the Members and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with MSP Companies, the Members, and their respective Affiliates and Representatives. Parent shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.
8.9 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

ARTICLE IX
COVENANTS OF PARENT AND PURCHASER
9.1 Conduct of Parent and Purchaser Pending Closing.
(a) From the date of this Agreement through the Closing, except as contemplated by this Agreement or as consented to by the Members’ Representative in writing (which consent shall not be unreasonably conditioned, withheld or delayed), Parent and Purchaser shall not:
(i)  change, modify or amend the Trust Agreement, the A&R Sponsor Agreement, or the Organizational Documents of Parent or Purchaser;
(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Parent or Purchaser; (B) split, combine or reclassify any capital stock of, or other equity interests in, Parent or Purchaser; or (C) other than (x) in connection with the Parent Stockholder Redemption or (y) as otherwise required by the Organizational Documents of Parent or Purchaser in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent or Purchaser;
(iii)  Subject to Section 7.4(f), make, change or revoke any material tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment or enter into any Tax sharing or Tax indemnification agreement (except, in each case, for such agreements that are commercial contracts not primarily relating to Taxes) or similar agreement or take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of Parent or any of its Subsidiaries or the MSP Companies in a manner that will disproportionately affect the Members (as compared to the Parent’s stockholders) after the Closing;
(iv)  enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Parent (including, for the avoidance of doubt, (x) the Sponsors or anyone related by blood, marriage or adoption to any Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
(v)  waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;
(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;
(vii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than issuance of Parent Common Stock in connection with the exercise of any Parent Warrants outstanding on the date hereof or (B) amend, modify or waive any of the terms or rights set forth in, any Parent Warrant or the warrant agreement relating thereto, including any amendment, modification or reduction of the warrant price set forth therein; or
(viii)  except as contemplated by the proposal set forth in Schedule 9.1(a)(viii), prior to the Closing, (A) adopt or amend any Purchaser Plan, (B) enter into any employment contract or collective bargaining agreement or (C) hire any employee.
(b) From the date of this Agreement through the Closing, Parent shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Parent Organizational Documents, the Trust Agreement, the Additional Agreements and all other agreements or Contracts to which Parent or its Subsidiaries may be a party.

9.2 Stockholder Vote; Recommendation of the Parent’s Board of Directors. Parent, through Parent’s Board of Directors, shall recommend that Parent’s stockholders vote in favor of adopting and approving all Parent Proposals, and Parent shall include such recommendation in the Proxy Statement (the “Parent Recommendation”). Parent’s Board of Directors shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Recommendation, except as necessary, based on an opinion of their outside legal counsel, to comply with their fiduciary duties under Delaware law.
9.3 Parent Stockholders’ Meeting. Parent shall, prior to or as promptly as practicable following the Proxy Clearance Date (and in no event later than the date the Proxy Statement/Prospectus is required to be mailed in accordance with Section 8.3(b)), take all action necessary under applicable Law to, in consultation with the Members’ Representative, establish a record date for, call, give notice of and hold a meeting of the holders of shares of Parent Common Stock to consider and vote on the Parent Proposals (such meeting, the “Parent Stockholders’ Meeting”). The Parent Stockholders’ Meeting shall be held as promptly as practicable, and in any event not more than 25 days after the date on which Parent commences the mailing of the Proxy Statement/Prospectus to its stockholders. Parent shall use its reasonable best efforts to take all actions necessary (in its discretion or at the request of the Members’ Representative) to obtain the approval of the Parent Proposals at the Parent Stockholders’ Meeting, including as such Parent Stockholders’ Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the Parent Proposals. Parent agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Parent Stockholders’ Meeting for the purpose of seeking approval of the Parent Proposals shall not be affected by any intervening event or circumstance, and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Parent Stockholders’ Meeting and submit for the approval of its stockholders the Parent Proposals, in each case in accordance with this Agreement, regardless of any intervening event or circumstance. Notwithstanding anything to the contrary contained herein, Parent shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of the Members’ Representative, shall) postpone or adjourn the Parent Stockholders’ Meeting for a period of no longer than 15 days: (i) to ensure that any supplement or amendment to the Proxy Statement that Parent’s Board of Directors has determined in good faith is required by applicable Law is disclosed to Parent’s stockholders and for such supplement or amendment to be promptly disseminated to Parent’s stockholders prior to the Parent Stockholders’ Meeting; (ii) if, as of the time for which the Parent Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Stockholders’ Meeting; (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the Parent Proposals; or (iv) only with the prior written consent of the Members’ Representative, for purposes of satisfying the condition set forth in Section 10.1(b); provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the Parent Stockholders’ Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.
9.4 D&O Insurance; Indemnification of Officers and Directors.
(a) From and after the Closing, Parent, Purchaser, and the MSP Companies agree that, with respect to any acts or omissions occurring on or prior to the Closing, all rights to indemnification, exculpation and advancement of expenses and all limitations on liability existing in favor of any manager, director, officer or employee of any MSP Company or Parent prior to the Closing (collectively, the “D&O Persons”), in each case, as provided in the Organizational Documents of the MSP Companies or Parent, as applicable, the indemnification agreements set forth on Schedule 9.4 or any other similar indemnification arrangement in effect as of the date of this Agreement, shall survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by Parent, Purchaser and the MSP Companies in accordance with their terms and to the fullest extent of the Law. For a period of six (6) years following the Closing, such rights shall not be amended or otherwise modified in the Organizational Documents of the MSP Companies or Parent in any manner that would adversely affect the rights of the D&O Persons, unless such amendment or modification is required by Law.
(b) For a period of six (6) years from the Effective Time, Parent shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering the D&O Persons on terms not less favorable than the terms of such current insurance coverage for any manager, director, officer or employee of any MSP Company prior to the Closing; provided, however, that (i) Parent may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “D&O Policy”) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 9.4(b) shall be continued in respect of such claim until the final disposition thereof.
(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 9.4 shall survive the consummation of the Acquisition indefinitely and shall be binding, jointly and severally, on Parent, Purchaser and the MSP Companies following the Closing, and all successors and assigns of Parent, Purchaser and the MSP Companies. In the event that Parent, Purchaser or the MSP Companies or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, Purchaser or the MSP Companies, as the case may be, shall succeed to the obligations set forth in this Section 9.4.
(d) The provisions of this Section 9.4 are intended to be for the benefit of, and shall be enforceable by, each D&O Person or his or her heirs and his or her Representatives; and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. The obligations of the Parent, Purchaser or MSP Companies under this Section 9.4 shall not be terminated or modified in such a manner as to adversely affect any D&O Person to whom this Section 9.4 applies without the consent of the affected D&O Person (it being expressly agreed that the D&O Persons to whom this Section 9.4 applies shall be third party beneficiaries of this Section 9.4). Prior to the Closing, Purchaser shall enter into a written agreement reasonably satisfactory to Parent, Purchaser and the Members’ Representative guaranteeing Parent’s indemnification obligations in place immediately prior to the Closing with respect to the D&O Persons who, immediately prior to the Closing, are directors or officers of Parent.
(e) Notwithstanding anything contained in this Section 9.4, any indemnification agreement or arrangements of the MSP Companies or in the Organizational Documents of the MSP Companies, no such D&O Persons will have any right of indemnification, advancement or exculpation from the Parent, the Purchaser or any of their successors or permitted assigns (which shall not include, for the avoidance of doubt, any of the MSP Companies) pursuant to this Section 9.4 in connection with, or related to, any claim for indemnification asserted by any Parent Indemnitees pursuant to Section 11.1.
9.5 Listing. From the date of this Agreement through the Closing, Parent shall use its reasonable best efforts to remain listed as a public company on, and for shares of Parent Class A Common Stock to be tradable over, the applicable Nasdaq market(s). Parent shall take all steps reasonably necessary or advisable to cause the shares of Parent Class A Common Stock and the New Warrants to trade under the symbols “MSPR” and “MSPR W” upon the Closing, or under such other symbols as the Members’ Representative and Parent may otherwise agree prior to the Closing. Parent shall take all steps reasonably necessary or advisable to cause the shares of Parent Class A Common Stock to be issued (x) pursuant to the terms of Article III, if any, and (y) on conversion of the Purchaser Class B Units that are included in the Up-C Units, as provided for in the Purchaser A&R LLCA, in each case to be approved for listing on Nasdaq.
9.6 Section 16 Matters. Prior to the Closing, Parent shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Parent Class A Common Stock or any derivative thereof, including the Purchaser Class B Units, that occurs or is deemed to occur by reason of or pursuant to the Acquisition by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.
9.7 Adoption of Equity Incentive Plan. Prior to the Closing Date, Parent shall approve, and subject to approval of the stockholders of Parent, adopt, a management incentive equity plan, including an employee stock purchase plan attached as an addendum thereto, in substantially the form attached hereto as Exhibit I (the “Equity Incentive Plan”).

9.8 Appointment of Post-Closing Board of Directors and Officers. The Parties shall take all necessary action to cause (a) the board of directors of Parent as of immediately following the Closing to consist of the individuals set forth in Section 2.4, and (b) the executive officers of Parent and Purchaser, effective as of the Closing, to be as set forth on Schedule 9.8.
9.9 Parent Charter and Bylaws; Purchaser Organizational Documents. Prior to the Closing, Parent and Purchaser shall (i) subject to obtaining the approval of the Parent Stockholder Matters, amend and restate the certificate of incorporation of Parent to be substantially in the form of the SPAC Charter, (ii) amend and restate the bylaws of Parent to be substantially in the form of the SPAC Bylaws, and (iii) amend and restate the limited liability company agreement of Purchaser to be substantially in the form of the Purchaser A&R LLCA.
9.10 Parent Public Filings. From the date hereof through the Closing, Parent will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Federal Securities Laws.
9.11 Stockholder Litigation. Parent shall notify Members’ Representative promptly in connection with any threat to file, or filing of, an Action related to this Agreement or the Acquisition by any of its shareholders or holders of any Parent Warrants against any of the Parent Parties or against any of their respective directors or officers (any such action, a “Stockholder Action”). Parent shall keep Members’ Representative reasonably apprised of the defense, settlement, prosecution or other developments with respect to any such Stockholder Action. Parent shall give Members’ Representative the opportunity to participate in, subject to a customary joint defense agreement, the defense of any such litigation, to give due consideration to Members’ Representative’s advice with respect to such litigation and to not settle any such litigation without the prior written consent of Members’ Representative, such consent not to be unreasonably withheld, conditioned or delayed; provided that, for the avoidance of doubt, Parent shall bear all costs of investigation and all defense and attorneys’ and other professionals’ fees and all settlement payments related to such Stockholder Action incurred by Parent.
9.12 Extension. If either the Members’ Representative (on behalf of the Members) or Parent reasonably believes that the Closing may not occur by the Business Combination Date, but that the Parties are reasonably capable of causing the Closing to occur prior to the Outside Closing Date, then Parent may, and at the request of the Members’ Representative (on behalf of the Members), Parent shall, take all actions reasonably necessary (including pursuant to the provisions of the Certificate of Incorporation of Parent) to obtain the approval of Parent’s stockholders to extend the deadline for Parent to consummate its initial business combination beyond February 18, 2022 to a date no earlier than sixty (60) days following the Outside Closing Date (the “Extension”), and shall use its reasonable best efforts to obtain such approval by no later than December 18, 2021 (the “Extension Approval Date”).
ARTICLE X
CONDITIONS TO CLOSING
10.1 Condition to the Obligations of the Parties. The obligations of all of the Parties to consummate the Closing are subject to the satisfaction of all the following conditions:
(a) There shall not be in force any Law, judgment, injunction, decree or Order of any court, arbitrator or other Authority enjoining, restraining or prohibiting the consummation of the Closing.
(b) The approval of the Parent Proposals shall have been duly obtained in accordance with the DGCL, Parent’s Organizational Documents and the rules and regulations of Nasdaq (“Parent Stockholder Approval”).
(c) The shares of (i) Parent Class A Common Stock to be issued (A) pursuant to the terms of Article III, if any, and (B) on conversion of the Purchaser Class B Units that are included in the Up-C Units, as provided for in the Purchaser A&R LLCA, and (ii) the New Warrants to be issued pursuant to the terms of Article III, in each case (i) and (ii) shall have been approved for listing on Nasdaq.
(d) After giving effect to the Parent Stockholder Redemption, Parent shall have net tangible assets of at least $5,000,001 upon the consummation of the Acquisition.
(e) All required filings under the HSR Act shall have been completed and any applicable waiting period (including any extension thereof) shall have expired or been terminated.
(f) The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(g) The Closing Cash shall not be less than the MSP Minimum Cash Amount.
10.2 Conditions to Obligations of Parent and Purchaser. The obligation of Parent and Purchaser to consummate the Closing is subject to the satisfaction, or the waiver at Parent’s sole and absolute discretion, of all the following further conditions:
(a) Each of the MSP Companies and the Members shall have performed in all material respects their respective obligations hereunder required to be performed at or prior to the Closing Date.
(b) The representations and warranties of the MSP Companies and the Members contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true, correct and complete at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case only as of such date), except where the failure of such representations and warranties to be so true and correct, has not had, and would not have, a Material Adverse Effect.
(c) The MSP Companies, the Members and the Members’ Representative, as applicable, shall have executed and delivered to Parent a copy of each Additional Agreement to which it is a party.
(d) Parent shall have received a certificate signed by the Chief Executive Officer, Chief Financial Officer or other authorized person of the MSP Companies stating that the conditions specified in Section 10.2(a) and Section 10.2(b) have been satisfied.
(e) Since the date of this Agreement, no Material Adverse Effect shall have occurred.
(f) Parent shall have received the Tax Receivables Agreement duly executed by Parent, Purchaser, and certain Members.
10.3 Conditions to Obligations of the MSP Companies and the Members. The obligations of the MSP Companies and the Members to consummate the Closing is subject to the satisfaction, or the waiver at Members’ Representative’s discretion, of all of the following further conditions:
(a) Parent and Purchaser shall have performed in all material respects their respective obligations hereunder required to be performed at or prior to the Closing Date.
(b) The representations and warranties of Parent and Purchaser contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case only as of such date), except where the failure of such representations and warranties to be so true and correct, has not had, and would not have, a Parent Material Adverse Effect.
(c) The Members’ Representative shall have received a certificate signed by an authorized officer of Parent stating that the conditions specified in Section 10.3(a) and Section 10.3(b) have been satisfied.
(d) Parent shall have delivered to the Members’ Representative (i) certified copies of the resolutions duly adopted by each of Parent and Purchaser’s Boards of Directors authorizing the execution, delivery and performance of this Agreement; and (ii) written resignations, in forms satisfactory to the Members’ Representative, dated as of the Closing Date and effective as of the Closing, executed by (A) all officers of Purchaser and Parent; and (B) all persons serving as directors of Purchaser and Parent immediately prior to the Closing who are not selected as directors in accordance with Section 9.8.
(e) Parent and Purchaser shall have executed and delivered to the Members’ Representative a copy of each Additional Agreement to which it is a party.
(f) Since the date of this Agreement, no Parent Material Adverse Effect shall have occurred.
(g) The Post-Closing Board of Directors shall have been appointed as the Board of Directors of Parent.
(h) Each of the covenants of the Sponsor required under the A&R Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, and none of the Sponsors shall have threatened (orally or in writing) (i) that the A&R Sponsor Agreement is not valid, binding and in full force and effect, (ii) that Parent is in breach of or default under the A&R Sponsor Agreement or (iii) to terminate the A&R Sponsor Agreement.

(i)  Purchaser shall have delivered the Tax Receivables Agreement, duly executed by Parent, Purchaser, and certain Members.
ARTICLE XI
INDEMNIFICATION
11.1 Indemnification of Parent. Subject to the limitations and other provisions of this Agreement, including this Article XI, the MSP Companies (solely with respect to claims made under this Section 11.1 prior to the Closing), and the Members listed on Schedule 2.1(b) (collectively, the “Indemnifying Parties”) severally and not jointly (in accordance with their pro rata share of Closing Equity Consideration to be received by such Member as set forth on Schedule 2.1(b)), agree to indemnify and hold harmless Parent and Purchaser, and each of their respective Affiliates, managers, directors, officers, employees, attorneys, agents, successors and permitted assignees (the “Parent Indemnitees”), against and in respect of any and all actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees (including actual costs of investigation and reasonable attorneys’ fees) (all of the foregoing collectively, “Losses”) incurred or sustained by any Parent Indemnitee as a result of or in connection with (a) any breach of or inaccuracy in any of the representations or warranties of the MSP Companies or the Members contained herein, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or (b) any breach or non-compliance of any covenant, agreement or obligation to be performed by the MSP Companies or the Members contained herein to be performed prior to or at the Closing.
11.2 Certain Limitations. The indemnification provided for in Section 11.1 shall be subject to the following limitations:
(a) the Indemnifying Parties shall not be liable to the Parent Indemnitees for indemnification under Section 11.1 until the aggregate amount of all Losses in respect of indemnification under Section 11.1 exceeds $20,000,000, in which event the Indemnifying Parties shall be required to pay or be liable for all such Losses from the first dollar; and
(b) Any liability incurred by the Members pursuant to the terms of this Article XI shall be paid by the return for cancellation of Up-C Units comprising the Escrow Consideration in accordance with the terms of the Escrow Agreement, pursuant to the procedures set forth in Section 11.3. The aggregate amount of all Losses for which the Indemnifying Parties shall be liable pursuant to Section 11.1 shall not exceed the Escrow Consideration (the “Cap”), and the Parties agree that the sole and exclusive recourse for any amount finally determined to be owed in respect of any indemnity obligations pursuant to this Article XI shall be made only by disbursement of the Escrow Consideration out of the Escrow Fund, no other assets shall in any respect be used to satisfy such indemnity obligations, and once the Escrow Fund shall be depleted or released, such indemnity obligations shall terminate.
(c) Notwithstanding anything to contrary in this Agreement, none of the provisions of this Article XI apply to the Employment and Restrictive Covenant Agreements.
11.3 Procedure. The following shall apply with respect to all claims by any Parent Indemnitee (an “Indemnified Party”) for indemnification:
(a) An Indemnified Party shall give the Members’ Representative prompt written notice (an “Indemnification Notice”) of any third-party action with respect to which such Indemnified Party seeks indemnification pursuant to Section 11.1, which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 11.1, except to the extent such failure adversely affects the ability of Parent and its Affiliates (including the MSP Companies, after the Closing) or the Indemnifying Parties to defend such claim, or increases the amount of such liability.
(b) If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. Such notice by the Indemnified Party shall describe the Third- Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 11.3(c), the Indemnifying Party shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 11.3(c), pay, compromise, or defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Parent and the MSP Companies shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third- Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.
(c) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 11.3(c). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 11.3(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(d) Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof, which notice shall also be referred to as an “Indemnification Notice.” Such Indemnification Notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, to the extent such amount is known or is capable of being estimated, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such Indemnification Notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the MSP Companies’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(e) Other than with respect to Third-Party Claims for which indemnification is provided under the terms of this Agreement, no Indemnifying Party shall be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.
(f) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.
(g) No Indemnifying Party shall be liable under this Article XI for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the MSP Companies or Members contained in this Agreement if Parent or Purchaser had knowledge of such inaccuracy or breach prior to the Closing.
11.4 Escrow of Escrow Consideration by Members. The holding and disbursement of the Escrow Consideration shall be pursuant to the Escrow Agreement.
(a) Escrow Consideration; Payment of Dividends; Voting. Any dividends, interest payments, or other distributions of any kind made in respect of the Escrow Consideration will be delivered promptly to the Escrow Agent to be held in escrow in accordance with the Escrow Agreement. The Indemnifying Parties shall be entitled to vote any shares of Parent Common Stock comprising the Escrow Consideration (in accordance with their pro rata share set forth on Schedule 2.1(b)) on any matters to come before the stockholders of Parent.
(b) Distribution of Escrow Consideration. At the times provided for in Section 11.4(d), the Escrow Consideration shall be released to the Members’ Representative for distribution to the Members. Purchaser will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons. Certificates representing Escrow Consideration so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund to the Members’ Representative and all fractional shares shall be rounded to the nearest whole share.
(c) Assignability. No Escrow Consideration or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Members or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Members, prior to the delivery to such Members by the Members’ Representative of the Escrow Consideration by the Escrow Agent as provided herein.
(d) Release from Escrow Fund. Within five (5) Business Days following expiration of the Survival Period (the “Release Date”), the remaining Escrow Consideration will be released from escrow to the Members’ Representative less the portion of the Escrow Consideration (at an assumed value of $10.00 per Up-C Unit comprising the Escrow Consideration) equal to the amount of any potential Losses set forth in any Indemnification Notice, complying with the requirements and received by the Member’s Representative as set forth in Section 11.3, with respect to any pending but unresolved claim for indemnification. Prior to the Release Date, the Members’ Representative shall issue to the Escrow Agent a certificate executed by it instructing the Escrow Agent to release such number Up-C Units comprising the Escrow Consideration as determined in accordance with this Section 11.4(d). Any Escrow Consideration retained in escrow as a result of the immediately preceding sentence shall be released to the Members’ Representative promptly upon resolution of the related claim for indemnification in accordance with the provisions of this Article XI.
11.5 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third-party reimbursement actually received.
11.6 Survival of Indemnification Rights. The representations and warranties of the MSP Companies and the Members shall survive until the date that is twelve (12) months following the Closing (the “Survival Period”). Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration of the Survival Period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

11.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
11.8 Exclusive Remedies. The Parties acknowledge and agree that the sole and exclusive remedy of any Parent Indemnitee with respect to any and all claims (other than claims arising from intentional fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article XI. In furtherance of the foregoing, Parent on behalf of all Parent Indemnitees hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article XI. Nothing in this Section 11.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to any other Section of this Agreement or to seek any remedy on account of fraud, intentional misrepresentation or willful misconduct by any Party hereto.
11.9 NO ADDITIONAL REPRESENTATIONS; NO RELIANCE. PARENT AND PURCHASER ACKNOWLEDGE AND AGREE THAT: (A) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE MSP COMPANIES OR THE MEMBERS IN Article IV AND Article V, NEITHER THE MSP COMPANIES OR THE MEMBERS OR AFFILIATE THEREOF NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE MSP COMPANIES OR THE BUSINESS OR THE MSP COMPANIES’ OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT, OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING; (B) PARENT AND PURCHASER HAVE NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM THE MSP COMPANIES OR THE MEMBERS OR ANY OTHER PERSON IN DETERMINING TO ENTER INTO THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT; AND (C) NONE OF THE MEMBERS, THE MSP COMPANIES OR ANY OTHER PERSON WILL HAVE, OR BE SUBJECT TO, ANY LIABILITY TO PARENT OR PURCHASER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PARENT OR PURCHASER, OR THEIR RESPECTIVE USE, OF ANY INFORMATION REGARDING THE MSP COMPANIES OR THE BUSINESS OR MADE AVAILABLE TO PARENT, PURCHASER AND THEIR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO PARENT OR PURCHASER IN ANY DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE MSP COMPANIES AND THE MEMBERS IN Article IV AND Article V, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE MSP COMPANIES AND THE MEMBERS.
ARTICLE XII
DISPUTE RESOLUTION
12.1 Jurisdiction; Waiver of Jury Trial.
(a) Any Action based upon, arising out of or related to this Agreement or the Additional Agreements, or the transactions contemplated hereby or thereby, may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.1.

(b) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE.
(c) Each of the Parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.
ARTICLE XIII
TERMINATION
13.1 Termination Without Default.
(a) In the event that the Closing has not occurred by March 31, 2022 (the “Outside Closing Date”) and no material breach of this Agreement by the Party seeking to terminate this Agreement shall have occurred or have been made, Purchaser or the Members’ Representative, on behalf of the MSP Companies and the Members shall have the right, at its sole option, to terminate this Agreement without liability to the other Parties. Such right may be exercised by Purchaser or the Members’ Representative, as the case may be, giving written notice to the other at any time after the Outside Closing Date; provided, however, that, the right to terminate under this Section 13.1 shall not be available to any Party that through its inaction, or by its failure to promptly fulfill its covenants or satisfy or waive its closing conditions, has caused unreasonable delays in closing by the Outside Closing Date.
(b) This Agreement may be terminated by the Members’ Representative on behalf of the MSP Purchased Companies and the Members by written notice to Parent if (i) the Board of Directors withdraws (or modifies in any manner adverse to the MSP Companies or the Members), or proposes to withdraw (or modify in any manner adverse to the MSP Companies or the Members), the Board of Directors’ recommendation in favor of the Parent Proposals, or fails to reaffirm such recommendation as promptly as practicable (and in any event within five Business Days) after receipt of any written request to do so by the Members’ Representative; (ii) the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders’ Meeting (or at any adjournment or postponement thereof); or (iii) the Extension shall not have been approved by the requisite majority of Parent’s Stockholders by the Extension Approval Date.
13.2 Termination Upon Default.
(a) Parent may terminate this Agreement by giving notice to the Members’ Representative on or prior to the Closing Date, without prejudice to any rights or obligations Parent may have, if the MSP Companies or the Members shall have materially breached any representation, warranty, agreement or covenant contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of (x) the Outside Closing Date and (y) the expiration of twenty (20) days (the “Cure Period”) following receipt by the Members’ Representative of a notice describing in reasonable detail the nature of such breach.
(b) The Members’ Representative, on behalf of the MSP Companies and the Members, may terminate this Agreement by giving notice to Parent on or prior to the Closing Date, without prejudice to any rights or obligations the MSP Companies or the Members may have, if Parent or Purchaser shall have materially breached any of their respective covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of (x) the Outside Closing Date and (y) the expiration of the Cure Period following receipt by Parent of a notice describing in reasonable detail the nature of such breach.
13.3 No Other Termination. Except as otherwise specified herein, neither Parent, on behalf of Parent and Purchaser, nor the Members’ Representative, on behalf of the MSP Companies and the Members, may terminate this Agreement without the prior written consent of the other Party.

13.4 Effect of Termination. In the event of the termination of this Agreement pursuant to Article XIII, all obligations of the Parties hereunder (other than Section 8.5, Article XI, this Article XIII and Article XIV, which will survive the termination of this Agreement) will terminate without any liability of any Party to any other Party; provided, further, that no termination will relieve a Party from any liability arising from or relating to any knowing and intentional breach of a representation, a warranty or a covenant by such Party prior to termination.
ARTICLE XIV
MISCELLANEOUS
14.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by email, on the date that transmission is confirmed electronically, if by 5:00PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified mail, return receipt requested. Notices shall be addressed to the respective Parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:
if to Parent or Purchaser, to:

4218 NE 2nd Avenue
Miami, Florida 33137
Attn:	Ophir Sternberg
Email:	o@lheartcapital.com

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)
2525 East Camelback Road
Esplanade II Suite 1000
Phoenix, AZ 85016-4232
Attn:	Steven D. Pidgeon
Email:	steven.pidgeon@us.dlapiper.com
if to the MSP Companies:

2701 Le Jeune Road, Floor 10
Coral Gables, Florida 33134
Attn: General Counsel
Email: generalcounsel@msprecovery.com
with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn:	Michael J. Aiello
Matthew Gilroy
Email:	michael.aiello@weil.com
matthew.gilroy@weil.com

if to the Members’ Representative:

2701 Le Jeune Road, Floor 10
Coral Gables, Florida 33134
Attn:	General Counsel
Email:	generalcounsel@msprecovery.com

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn:	Michael J. Aiello
Matthew Gilroy
Email:	michael.aiello@weil.com
matthew.gilroy@weil.com
14.2 Amendments; No Waiver.
(a) This Agreement may not be amended, except in writing signed by each Party (subject, in the case of the Members, to Section 14.14(a)), and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the Party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.
(b) Except as otherwise provided herein, neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party shall waive or otherwise affect any obligation of that party or impair any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.
(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.
(d) Notwithstanding anything else contained herein, neither shall any Party seek, nor shall any Party be liable for, punitive or exemplary damages (except to the extent such punitive or exemplary damages are actually awarded pursuant to a Third-Party Claim and are indemnifiable hereunder), under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.
14.3 Arm’s length bargaining; no presumption against drafter. This Agreement has been negotiated at arm’s-length by Parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.
14.4 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, Parent shall bear and pay at or promptly after Closing, (x) all Parent Transaction Expenses in an amount not to exceed $60,000,000 (unless any such excess is agreed to in writing by the Members’ Representative) and (y) all MSP Company Transaction Expenses.

14.5 No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other Party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.
14.6 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.
14.7 Counterparts; facsimile and electronic signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each Party of an executed counterpart or the earlier delivery to each Party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other Parties.
14.8 Entire Agreement. This Agreement together with the Additional Agreements, sets forth the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No Party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.
14.9 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The Parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.
14.10 Construction of Certain Terms and References; Captions. In this Agreement:
(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.
(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “Party” means a party signatory hereto.
(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under U.S. GAAP as consistently applied heretofore.
(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same- numbered section of the disclosure schedule.
(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.
(f) Captions are not a part of this Agreement, but are included for convenience, only.
(g) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 5:00 p.m. Eastern time on the day immediately prior to the date of this

Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the MSP Companies in connection with this Agreement, or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.
14.11 Further Assurances. Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.
14.12 Third Party Beneficiaries. Except as provided in Section 9.4, no provision of this Agreement (including the Disclosure Schedules) is intended to confer, or confers, upon any Person other than the Parties any rights, benefits or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 14.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
14.13 Reference is made to the Prospectus. The MSP Companies, the Members’ Representative and the Members have read the Prospectus and understand that Purchaser has established the Trust Account for the benefit of the Public Stockholders of Purchaser and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Purchaser may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Purchaser agreeing to enter into this Agreement, the MSP Companies and the Members hereby agree that they do not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agree that they will not seek recourse against the Trust Account for any claim they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser.
14.14 Members’ Representative.
(a) The Members’ Representative is hereby appointed as agent, proxy and attorney-in-fact for each Member for all purposes of this Agreement and the Additional Agreements, including the full power and authority on each such Member’s behalf (i) to give and receive notices and communications to or by Parent or Purchaser for any purpose under this Agreement and the Additional Agreements; (ii) to agree to, negotiate, enter into settlements and compromises of and demand mediation and comply with orders of courts and awards of arbitrators with respect to any indemnification claims (including Third-Party Claims) under Article XI or other disputes arising under or related to this Agreement or the Additional Agreements; (iii) to enter into and deliver the Escrow Agreement on behalf of each of the Members and to disburse any funds or Equity Consideration received hereunder or pursuant to the Escrow Agreement; (iv) to authorize or object to delivery to Parent of the Escrow Fund, or any portion thereof, in satisfaction of indemnification claims by Parent in accordance with the provisions of the Escrow Agreement; (v) to act on behalf of Members in accordance with the provisions of the Agreement and the Additional Agreements, the securities described herein and any other document or instrument executed in connection with the Agreement and the Acquisition; (vi) to endorse and deliver any certificates or instruments of assignment as Parent or Purchaser shall reasonably request; (vii) to execute and deliver on behalf of each such Member any amendment, waiver, ancillary agreement and documents on behalf of any Member that the Members’ Representative deems necessary or appropriate; and (viii) to take all actions necessary or appropriate in the judgment of the Members’ Representative for the accomplishment of the foregoing and to do each and every act and exercise any and all rights which the Members collectively are permitted or required to do or exercise under this Agreement.
(b) Such agency may be changed by the Members from time to time upon no less than twenty (20) days prior written notice to Parent, provided, however, that the Members’ Representative may not be removed unless holders of at least 51% of all of the Interests outstanding immediately prior to the transactions contemplated by this Agreement agrees to such removal. Any vacancy in the position of Members’ Representative may be filled by approval of the holders of at least 51% of all of the Interests outstanding immediately prior to the transactions contemplated by this Agreement. Any removal or change of the Members’ Representative shall not be effective until written notice is delivered to Purchaser. No bond shall be required of the Members’ Representative, and the Members’ Representative shall not receive any compensation for his services. Notices or communications to or from the Members’ Representative shall constitute notice to or from the Members.
(c) A decision, act, consent or instruction of the Members’ Representative (in his capacity as such) shall, for all purposes hereunder, constitute a decision, act, consent or instruction of all of the Members and shall be final, binding and conclusive upon each of the Members. In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Members’ Representative hereunder (i) the Members’ Representative shall incur no responsibility whatsoever to any Members by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Members’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Members’ Representative pursuant to such advice shall in no event subject the Members’ Representative to liability to any Members. Each Member shall severally (in accordance with their ownership percentages in the MSP Companies as set forth on Schedule 2.1(b)), and not jointly, indemnify the Members’ Representative, against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever) (“Members’ Representative Losses”), arising out of or in connection with any actions taken or omitted to be taken by the Members’ Representative pursuant to the terms of this Agreement or the Escrow Agreement (including any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Members’ Representative hereunder, or under the Escrow Agreement or otherwise), in each case as such Members’ Representative Loss is incurred or suffered. If not paid directly to the Members’ Representative by the Members, any such Members’ Representative Loss may be recovered by the Members’ Representative from the Escrow Fund otherwise distributable to the Members pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Members’ Representative to the Escrow Agent; provided that while this section allows the Members’ Representative to be paid from the Escrow Fund, this does not relieve the Members from their obligation to promptly pay such Members’ Representative Losses as they are suffered or incurred, nor does it prevent the Members’ Representative from seeking any remedies available to it at law or otherwise. Notwithstanding anything in this Section 14.14 to the contrary, the Members’ Representative (in his capacity as such) shall have no obligation or authority with respect to any indemnification claims against a Member made by a Parent Indemnitee under Section 11.1, other than with respect to its obligation and authority to deliver to the Escrow Agent certain joint written instructions and certificates under the Escrow Agreement effecting a release of the Escrow Consideration in satisfaction of Third-Party Claims and Direct Claims.
14.15 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Additional Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Additional Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 13.1 or Section 13.2, this being in addition to any other remedy to which they are entitled under this Agreement or any Additional Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Additional Agreement and to enforce specifically the terms and provisions of this Agreement or any Additional Agreement in accordance with this Section 14.15 shall not be required to provide any bond or other security in connection with any such injunction. Without limiting the generality of the foregoing, or the other provisions of this Agreement, Parent acknowledges and agrees that the MSP Companies may, without breach of this Agreement, (1) with respect to any Additional Agreement to which any MSP Company is a party or a third party beneficiary thereof, institute or pursue an Action directly against the counterparty(ies) to such Additional Agreement seeking, or seek or obtain a court order against the counterparty(ies) to such Additional Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Additional Agreement, (2) with respect to any Additional Agreement to which the MSP Companies are not a party or a third party beneficiary thereof, be entitled, upon written notice to Parent, to: (a) require Parent to enforce its rights under any such Additional Agreement through the initiation and pursuit of litigation (including seeking, or seek or obtain a court order against the counterparty(ies) to such Additional Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Additional Agreement) in the event the counterparty under such Additional Agreement is in breach of its obligations thereunder, (b) have approval rights over Parent’s selection of counsel for any such litigation (such approval not to be unreasonably withheld, conditioned or delayed), (c) select a separate counsel, which may be or include Counsel, to participate alongside Parent’s counsel in any such litigation (at the expense of the MSP Companies); provided that such separate counsel shall not be entitled to control or seek court orders on Parent’s behalf, and/or (d) fund any such litigation and (3) require Parent to promptly execute, and Parent hereby agrees to execute and comply with, any and all documents designed to implement or facilitate the execution of the rights contemplated in this sentence.
[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
Parent:

LIONHEART ACQUISITION CORPORATION II

By:	/s/ Ophir Sternberg
Ophir Sternberg, Chairman and CEO

Purchaser:

LIONHEART II HOLDINGS, LLC

By:	/s/ Ophir Sternberg
Lionheart Acquisition Corporation II, the sole member

By: Ophir Sternberg, Chairman and CEO

The Members’ Representative (solely in such capacity and not in any personal capacity):

By:	/s/ John H. Ruiz
Name: John H. Ruiz
[MSP Purchased Companies signature page begins on next page]

The MSP Purchased Companies:

MDA, SERIES LLC

By:	/s/ John H. Ruiz
Name:John H. Ruiz
Title:Manager

By:	/s/ Frank C. Quesada
Name: Frank C. Quesada
Title: Manager
SERIES MRCS

By:	/s/ Frank C. Quesada
Name: Frank C. Quesada
Title: Manager

MSP RECOVERY SERVICES LLC

By:	/s/ Sandra Rodriguez
Name: Sandra Rodriguez
Title: Manager
MSP RECOVERY, LLC

By:	/s/ Sandra Rodriguez
Name: Sandra Rodriguez
Title: Manager

By:	/s/ John H. Ruiz
Name: John H. Ruiz
Title: Manager
MSP RECOVERY CAID, SERIES LLC

By:	/s/ John H. Ruiz
Name: John H. Ruiz
Title: Manager

By:	/s/ Frank C. Quesada
Name: Frank C. Quesada
Title: Manager
MSP RECOVERY COM, SERIES LLC

By:	/s/ John H. Ruiz
Name: John H. Ruiz
Title: Manager

By:	/s/ Frank C. Quesada
Name: Frank C. Quesada
Title: Manager
MSP RECOVERY HOSP, SERIES LLC

By:	/s/ John H. Ruiz
Name: John H. Ruiz
Title: Manager

By:	/s/ Frank C. Quesada
Name: Frank C. Quesada
Title: Manager
MSP RECOVERY PROV, SERIES LLC

By:	/s/ John H. Ruiz
Name: John H. Ruiz
Title: Manager

By:	/s/ Frank C. Quesada
Name: Frank C. Quesada
Title: Manager
MSP RECOVERY OF PUERTO RICO, LLC

By:	/s/ John H. Ruiz
Name: John H. Ruiz
Title: Manager

By:	/s/ Frank C. Quesada
Name: Frank C. Quesada
Title: Manager

By:	/s/ Sandra Rodriguez
Name: Sandra Rodriguez
Title: Manager
MSP RECOVERY CLAIMS HP, SERIES LLC

By:	/s/ John H. Ruiz
Name: John H. Ruiz
Title: Manager

By:	/s/ Frank C. Quesada
Name: Frank C. Quesada
Title: Manager

MSP WB, LLC

By:	/s/ John H. Ruiz
Name: John H. Ruiz
Title: Manager

By:	/s/ Frank C. Quesada
Name: Frank C. Quesada
Title: Manager
MSP PRODUCTIONS, LLC

By:	/s/ John H. Ruiz
Name: John H. Ruiz
Title: Manager
[Member signature page begins on next page]

Members:

/s/ John H. Ruiz
Name: John H. Ruiz
/s/ Frank Quesada
Name: Frank Quesada
/s/ John H. Ruiz, II
Name: John H. Ruiz, II
JOCRAL FAMILY LLLP

John H. Ruiz Revocable Living Trust, General Partner

By:	/s/ John H. Ruiz
Name: John H. Ruiz
Title: Trustee
JOCRAL HOLDINGS, LLC

By:	/s/ Roberto Lizama
Name: Roberto Lizama
Title: Manager
QUESADA GROUP HOLDINGS, LLC

By:	/s/ Frank C. Quesada
Name: Frank C. Quesada
Title: Manager
RUIZ GROUP HOLDINGS LIMITED LLC

By:	/s/ John H. Ruiz
Name: John H. Ruiz
Title: Manager

Annex A-2
AMENDMENT NO. 1 TO MEMBERSHIP INTEREST PURCHASE AGREEMENT
This AMENDMENT NO. 1 TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”), dated as of November 9, 2021, is made by and among Lionheart Acquisition Corporation II, a Delaware corporation (“Parent”), Lionheart II Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent, each limited liability company set forth on Schedule 2.1(a) of the Agreement as such Schedule is amended hereby (individually an “MSP Purchased Company,” and collectively, the “MSP Purchased Companies”), the members of the MSP Purchased Companies listed on Schedule 2.1(b) of the Agreement (each, a “Member” and collectively the “Members”) and John H. Ruiz, an individual, solely in his capacity as the representative of the Members (the “Members’ Representative”) (each, a “Party”, and together, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the Membership Interest Purchase Agreement, dated as of July 11, 2021, by and among the Parties (the “Agreement”).
WHEREAS, Section 14.2(a) of the Agreement provides that the Agreement not be amended, except in writing signed by each Party (subject, in the case of the Members, to Section 14.14(a) of the Agreement); and
WHEREAS, the Parties wish to amend the Agreement as set forth below.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
1.  Amendment to Section 8.1(b). The first two sentences of Section 8.1(b) of the Agreement are hereby deleted and replaced in its entirety with the following:
“In furtherance and not in limitation of this Section 8.1, to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party agrees to promptly make any required filings or application under Antitrust Laws, as applicable, and with respect to the HSR Act make any required filings no later than twenty (20) days after the initial filing of the Form S-4. The applicable filing fees with respect to any and all notifications required under the HSR Act in order to consummate the transactions contemplated hereby shall be paid when due: (I) 50% by Parent and (II) 50% jointly by the MSP Companies and Members.”
2.  Amendment to Section 9.12. Section 9.12 of the Agreement is hereby deleted and replaced in its entirety with the following:
“Extension. If either the Members’ Representative (on behalf of the Members) or Parent reasonably believes that the Closing may not occur by the Business Combination Date, but that the Parties are reasonably capable of causing the Closing to occur prior to the Outside Closing Date, then Parent shall take all actions reasonably necessary (including pursuant to the provisions of the Certificate of Incorporation of Parent) to obtain the approval of Parent’s stockholders to extend the deadline for Parent to consummate its initial business combination beyond February 18, 2022 to a date no earlier than sixty (60) days following the Outside Closing Date (the “Extension”).”
3.  Amendment to Section 13.1(b). Section 13.1(b) of the Agreement is hereby deleted and replaced in its entirety with the following:
“This Agreement may be terminated by the Members’ Representative on behalf of the MSP Purchased Companies and the Members by written notice to Parent if (i) the Board of Directors withdraws (or modifies in any manner adverse to the MSP Companies or the Members), or proposes to withdraw (or modify in any manner adverse to the MSP Companies or the Members), the Board of Directors’ recommendation in favor of the Parent Proposals, or fails to reaffirm such recommendation as promptly as practicable (and in any event within five Business Days) after receipt of any written request to do so by the Members’ Representative; (ii) the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders’ Meeting (or at any adjournment or postponement thereof); or (iii) the Extension shall not have been approved by the requisite majority of Parent’s Stockholders by February 18, 2022.”
A-2-1

4.  Amendment to Section 10.1(g). Section 10.1(g) of the Agreement is hereby deleted and replaced in its entirety with the following:
“The Closing Cash shall not be less than the MSP Minimum Cash Amount; provided, however, that if the Closing Cash is less than the MSP Minimum Cash Amount, then John H. Ruiz and/or Frank C. Quesada shall contribute (or cause to be contributed) to the MSP Companies in connection with the Closing, such amount of cash necessary so that the Closing Cash would equal the MSP Minimum Cash Amount, up to an aggregate amount of $30 million (the “Maximum Cash Amount”). In the event that the Maximum Cash Amount is contributed to Purchaser in connection with Closing and the Closing Cash would still be less than the MSP Minimum Cash Amount, then this closing condition shall be deemed to be satisfied by all parties, irrespective of such deficit.”
5.  Amendment to Closing Cash. The definition of “Closing Cash” is hereby deleted and replaced in its entirety with the following:
““Closing Cash” means (i) all cash and cash equivalents (including marketable securities, bank deposits, checks received but not cleared, and deposits in transit but excluding checks written but not cleared and outgoing payments in transit) of the MSP Companies, as of the Effective Time plus (ii) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Parent Stockholder Redemption), minus (iii) all unpaid MSP Transaction Expenses, minus (iv) all unpaid Parent Transaction Expenses.”
6.  Amendment to Section 8.3. A new Section 8.3(g) shall be inserted immediately following Section 8.3(f) of the Agreement as follows:
“The MSP Purchased Companies, or a Member on their behalf, shall pay the $1,096,965.45 registration fee associated with the securities to be registered on the Form S-4 in accordance with this Section 8.3; provided, however, that upon the Closing, Parent shall reimburse such party for the entire such amount by wire transfer of immediately available funds to a bank account to be designated by such party in writing not less than two (2) Business Days prior to the Closing Date.”
7.  Amendment to Disclosure Schedules. Schedule 2.1 of the Disclosure Schedules is hereby deleted and replaced in its entirety with the disclosure that is attached hereto as Annex A.
8.  Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be deemed an original, but all which together shall constitute one and the same instrument, and a DocuSign, facsimile or portable document format (pdf) transmission shall be deemed to be an original signature for all purposes under this Amendment.
9.  Miscellaneous. The provisions of Section 14.6 and Sections 14.9 – 14.10 of the Agreement are hereby incorporated into this Amendment by reference, mutatis mutandis, and shall be applicable to this Amendment for all purposes. For the avoidance of doubt, references in the Agreement to the “Agreement” shall be deemed a reference to the Agreement as amended by this Amendment.
10.  No Other Amendments. Except as otherwise specifically amended in this Amendment, the Agreement shall remain in full force and effect.
[Remainder of Page Left Intentionally Blank; Signature Page Follows]
A-2-2

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.
Parent:

LIONHEART ACQUISITION CORPORATION II

By:	/s/ Ophir Sternberg
Ophir Sternberg, Chairman and CEO

Purchaser:

LIONHEART II HOLDINGS, LLC

By:	/s/ Ophir Sternberg
Lionheart Acquisition Corporation II, the sole member

	By:	Ophir Sternberg, Chairman and CEO

The Members’ Representative (solely in such capacity and not in any personal capacity):

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz

The Members’ Representative (as attorney-in-fact pursuant to Section 14.14(a) of the Agreement on behalf of each Member):

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
[Signature Page to Amendment No. 1 to MIPA]
A-2-3

The MSP Purchased Companies:

MDA, SERIES LLC

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
	Title:	Manager

By:	/s/ Frank C. Quesada
	Name:	Frank C. Quesada
	Title:	Manager

SERIES MRCS

By:	/s/ Frank C. Quesada
	Name:	Frank C. Quesada
	Title:	Manager

MSP RECOVERY SERVICES LLC

By:	/s/ Sandra Rodriguez
	Name:	Sandra Rodriguez
	Title:	Manager

MSP RECOVERY, LLC

By:	/s/ Sandra Rodriguez
	Name:	Sandra Rodriguez
	Title:	Manager
MSP RECOVERY CLAIMS PROV, SERIES LLC

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
	Title:	Manager

By:	/s/ Frank C. Quesada
	Name:	Frank C. Quesada
	Title:	Manager

[Signature Page to Amendment No. 1 to MIPA]
A-2-4

MSP RECOVERY CLAIMS CAID, SERIES LLC

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
	Title:	Manager

By:	/s/ Frank C. Quesada
	Name:	Frank C. Quesada
	Title:	Manager

MSP RECOVERY CLAIMS HOSP, SERIES LLC

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
	Title:	Manager

By:	/s/ Frank C. Quesada
	Name:	Frank C. Quesada
	Title:	Manager
MSP RECOVERY OF PUERTO RICO, LLC

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz

	Title:	Manager

By:	/s/ Sandra Rodriguez
	Name:	Sandra Rodriguez
	Title:	Manager

By:	/s/ Roberto Lizama
	Name:	Roberto Lizama
	Title:	Manager

MSP WB, LLC

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
	Title:	Manager

[Signature Page to Amendment No. 1 to MIPA]
A-2-5

MSP RECOVERY CLAIMS COM, SERIES LLC

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
	Title:	Manager

By:	/s/ Frank C. Quesada
	Name:	Frank C. Quesada
	Title:	Manager

MSP RECOVERY CLAIMS HP, SERIES LLC

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
	Title:	Manager

By:	/s/ Frank C. Quesada
	Name:	Frank C. Quesada
	Title:	Manager

MSP PRODUCTIONS, LLC

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
	Title:	Manager

[Signature Page to Amendment No. 1 to MIPA]
A-2-6

Annex A-3
AMENDMENT NO. 2 TO MEMBERSHIP INTEREST PURCHASE AGREEMENT
This AMENDMENT NO. 2 TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”), dated as of December 22, 2021, is made by and among Lionheart Acquisition Corporation II, a Delaware corporation (“Parent”), Lionheart II Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent, each limited liability company set forth on Schedule 2.1(a) of the Agreement (individually an “MSP Purchased Company,” and collectively, the “MSP Purchased Companies”), the members of the MSP Purchased Companies listed on Schedule 2.1(b) of the Agreement (each, a “Member” and collectively the “Members”) and John H. Ruiz, an individual, solely in his capacity as the representative of the Members (the “Members’ Representative”) (each, a “Party”, and together, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the Membership Interest Purchase Agreement, dated as of July 11, 2021, by and among the Parties, as amended (the “Agreement”).
WHEREAS, Section 14.2(a) of the Agreement provides that the Agreement not be amended, except in writing signed by each Party (subject, in the case of the Members, to Section 14.14(a) of the Agreement); and
WHEREAS, the Parties wish to amend the Agreement as set forth below.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
1.  Amendment to Section 10.1(g). Section 10.1(g) of the Agreement is hereby deleted and replaced in its entirety with the following:
“The Closing Cash shall not be less than the MSP Minimum Cash Amount; provided, however, that if the Closing Cash is less than the MSP Minimum Cash Amount, then John H. Ruiz and/or Frank C. Quesada shall loan (or cause to be loaned) to an MSP Purchased Company in connection with the Closing, such amount of cash necessary so that the Closing Cash would equal the MSP Minimum Cash Amount, up to an aggregate amount of the value of the Service Fee Account on the last Business Day prior to the Closing (the “Maximum Cash Amount”), which such loan shall be consistent with the Loan Principles. In the event that the Maximum Cash Amount is loaned to an MSP Purchased Company in connection with Closing and the Closing Cash would still be less than the MSP Minimum Cash Amount, then this closing condition shall be deemed to be satisfied by all parties, irrespective of such deficit.”
2.  Amendment to Definitions. The following definitions are hereby added to Article I of the Agreement, in the applicable alphabetical order, with the section references to the other definitions being correspondingly updated:
““Loan Principles” means that the applicable loan shall be made on terms no less favorable to the MSP Purchased Companies than: (i) bearing interest (computed on the basis of a year of 365 or 366 days, as applicable, and the actual days elapsed) at a rate per annum equal to 4.0%, payable in arrears on the last Business Day of each quarter and at maturity, (ii) maturing on the day that is six (6) months from the Closing Date (or, if such day is not a Business Day, the next succeeding Business Day); provided that such date may be extended, at the option of the borrower, for up to three (3) successive six (6) month periods (for a total of twenty-four (24) months) and (iii) being prepayable by the borrower at any time, without prepayment penalties, fees or other expenses.”
““Service Fee Account” means the account identified on Schedule 1.179.”
3.  Amendment to Disclosure Schedules.
a.	Schedule 2.1(c) of the Disclosure Schedules is hereby deleted and replaced in its entirety with the disclosure that is attached hereto as Annex A-1.
b.	Schedule 1.179 of the Disclosure Schedules is hereby added with the disclosure that is attached hereto as Annex A-2.
4.  Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be deemed an original, but all which together shall constitute one and the same instrument, and a DocuSign, facsimile or portable document format (pdf) transmission shall be deemed to be an original signature for all purposes under this Amendment.
A-3-1

5.  Miscellaneous. The provisions of Section 14.6 and Sections 14.9 – 14.10 of the Agreement are hereby incorporated into this Amendment by reference, mutatis mutandis, and shall be applicable to this Amendment for all purposes. For the avoidance of doubt, references in the Agreement to the “Agreement” shall be deemed a reference to the Agreement as amended by this Amendment.
6.  No Other Amendments. Except as otherwise specifically amended in this Amendment, the Agreement shall remain in full force and effect.
[Remainder of Page Left Intentionally Blank; Signature Page Follows]
A-3-2

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.
Parent:

LIONHEART ACQUISITION CORPORATION II

By:	/s/ Ophir Sternberg
Ophir Sternberg, Chairman and CEO

Purchaser:

LIONHEART II HOLDINGS, LLC

By:	/s/ Ophir Sternberg
Lionheart Acquisition Corporation II, the sole member

	By:	Ophir Sternberg, Chairman and CEO

The Members’ Representative (solely in such capacity and not in any personal capacity):

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz

The Members’ Representative (as attorney-in-fact pursuant to Section 14.14(a) of the Agreement on behalf of each Member):

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
[Signature Page to Amendment No. 2 to MIPA]
A-3-3

The MSP Purchased Companies:

MDA, SERIES LLC

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
	Title:	Manager

By:	/s/ Frank C. Quesada
	Name:	Frank C. Quesada
	Title:	Manager

MSP RECOVERY SERVICES LLC

By:	/s/ Sandra Rodriguez
	Name:	Sandra Rodriguez
	Title:	Manager

MSP RECOVERY, LLC

By:	/s/ Sandra Rodriguez
	Name:	Sandra Rodriguez
	Title:	Manager

MSP RECOVERY CLAIMS PROV, SERIES LLC

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
	Title:	Manager

By:	/s/ Frank C. Quesada
	Name:	Frank C. Quesada
	Title:	Manager

MSP RECOVERY CLAIMS CAID, SERIES LLC

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
	Title:	Manager

By:	/s/ Frank C. Quesada
	Name:	Frank C. Quesada
	Title:	Manager

[Signature Page to Amendment No. 2 to MIPA]
A-3-4

MSP RECOVERY CLAIMS HOSP, SERIES LLC

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
	Title:	Manager

By:	/s/ Frank C. Quesada
	Name:	Frank C. Quesada
	Title:	Manager

MSP RECOVERY OF PUERTO RICO, LLC

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
	Title:	Manager

By:	/s/ Sandra Rodriguez
	Name:	Sandra Rodriguez
	Title:	Manager

By:	/s/ Roberto Lizama
	Name:	Roberto Lizama
	Title:	Manager

MSP WB, LLC

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
	Title:	Manager

MSP RECOVERY CLAIMS COM, SERIES LLC

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
	Title:	Manager

By:	/s/ Frank C. Quesada
	Name:	Frank C. Quesada
	Title:	Manager
[Signature Page to Amendment No. 2 to MIPA]
A-3-5

MSP RECOVERY CLAIMS HP, SERIES LLC

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
	Title:	Manager

By:	/s/ Frank C. Quesada
	Name:	Frank C. Quesada
	Title:	Manager

MSP PRODUCTIONS, LLC

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
	Title:	Manager
[Signature Page to Amendment No. 2 to MIPA]
A-3-6

Annex A-4
AMENDMENT NO. 3 TO MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Amendment No. 3 to MEMBERSHIP INTEREST PURCHASE Agreement (this “Amendment”), dated as of March 11, 2022, is made by and among Lionheart Acquisition Corporation II, a Delaware corporation (“Parent”), Lionheart II Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent, each limited liability company set forth on Schedule 2.1(a) of the Agreement (individually an “MSP Purchased Company,” and collectively, the “MSP Purchased Companies”), the members of the MSP Purchased Companies listed on Schedule 2.1(b) of the Agreement (each, a “Member” and collectively the “Members”) and John H. Ruiz, an individual, solely in his capacity as the representative of the Members (the “Members’ Representative”) (each, a “Party”, and together, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the Membership Interest Purchase Agreement, dated as of July 11, 2021, by and among the Parties, as amended (the “Agreement”).
WHEREAS, Section 14.2(a) of the Agreement provides that the Agreement not be amended, except in writing signed by each Party (subject, in the case of the Members, to Section 14.14(a) of the Agreement); and
WHEREAS, the Parties wish to amend the Agreement as set forth below.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
1.  Amendment to Section 13.1(a). Section 13.1(a) of the Agreement is hereby deleted and replaced in its entirety with the following:
“In the event that the Closing has not occurred by [June 30], 2022 (the “Outside Closing Date”) and no material breach of this Agreement by the Party seeking to terminate this Agreement shall have occurred or have been made, Purchaser or the Members’ Representative, on behalf of the MSP Companies and the Members shall have the right, at its sole option, to terminate this Agreement without liability to the other Parties. Such right may be exercised by Purchaser or the Members’ Representative, as the case may be, giving written notice to the other at any time after the Outside Closing Date; provided, however, that, the right to terminate under this Section 13.1 shall not be available to any Party that through its inaction, or by its failure to promptly fulfill its covenants or satisfy or waive its closing conditions, has caused unreasonable delays in closing by the Outside Closing Date.”
2.  Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be deemed an original, but all which together shall constitute one and the same instrument, and a DocuSign, facsimile or portable document format (pdf) transmission shall be deemed to be an original signature for all purposes under this Amendment.
3.  Miscellaneous. The provisions of Section 14.6 and Sections 14.9 – 14.10 of the Agreement are hereby incorporated into this Amendment by reference, mutatis mutandis, and shall be applicable to this Amendment for all purposes. For the avoidance of doubt, references in the Agreement to the “Agreement” shall be deemed a reference to the Agreement as amended by this Amendment.
4.  No Other Amendments. Except as otherwise specifically amended in this Amendment, the Agreement shall remain in full force and effect.
A-4-1

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.
Parent:

LIONHEART ACQUISITION CORPORATION II

By:	/s/ Ophir Sternberg
Ophir Sternberg, Chairman and CEO

Purchaser:

LIONHEART II HOLDINGS, LLC

By:	/s/ Ophir Sternberg
Lionheart Acquisition Corporation II, the sole member

	By:	Ophir Sternberg, Chairman and CEO

The Members’ Representative (solely in such capacity and not in any personal capacity):

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz

The Members’ Representative (as attorney-in-fact pursuant to Section 14.14(a) of the Agreement on behalf of each Member):

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
[Signature Page to Amendment No. 3 to MIPA]
A-4-2

The MSP Purchased Companies:

MDA, SERIES LLC

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
	Title:	Manager

By:	/s/ Frank C. Quesada
	Name:	Frank C. Quesada
	Title:	Manager

SERIES MRCS

By:	/s/ Frank C. Quesada
	Name:	Frank C. Quesada
	Title:	Manager

MSP RECOVERY SERVICES LLC

By:	/s/ Sandra Rodriguez
	Name:	Sandra Rodriguez
	Title:	Manager

MSP RECOVERY, LLC

By:	/s/ Sandra Rodriguez
	Name:	Sandra Rodriguez
	Title:	Manager

MSP RECOVERY CLAIMS PROV, SERIES LLC

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
	Title:	Manager

By:	/s/ Frank C. Quesada
	Name:	Frank C. Quesada
	Title:	Manager

[Signature Page to Amendment No. 3 to MIPA]
A-4-3

MSP RECOVERY CLAIMS CAID, SERIES LLC

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
	Title:	Manager

By:	/s/ Frank C. Quesada
	Name:	Frank C. Quesada
	Title:	Manager

MSP RECOVERY CLAIMS HOSP, SERIES LLC

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
	Title:	Manager

By:	/s/ Frank C. Quesada
	Name:	Frank C. Quesada
	Title:	Manager

MSP RECOVERY OF PUERTO RICO, LLC

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
	Title:	Manager

By:	/s/ Sandra Rodriguez
	Name:	Sandra Rodriguez
	Title:	Manager

By:	/s/ Roberto Lizama
	Name:	Roberto Lizama
	Title:	Manager

MSP WB, LLC

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
	Title:	Manager

[Signature Page to Amendment No. 3 to MIPA]
A-4-4

MSP RECOVERY CLAIMS COM, SERIES LLC

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
	Title:	Manager

By:	/s/ Frank C. Quesada
	Name:	Frank C. Quesada
	Title:	Manager

MSP RECOVERY CLAIMS HP, SERIES LLC

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
	Title:	Manager

By:	/s/ Frank C. Quesada
	Name:	Frank C. Quesada
	Title:	Manager

MSP PRODUCTIONS, LLC

By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
	Title:	Manager
[Signature Page to Amendment No. 3 to MIPA]
A-4-5

Annex B
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MSP RECOVERY, INC.
The present name of the corporation is MSP Recovery, Inc. (the “Corporation”). The Corporation was incorporated under the name “Lionheart Acquisition Corporation II” by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on December 23, 2019, which was amended and restated on August 13, 2020 (the “Prior Certificate of Incorporation”). This Second Amended and Restated Certificate of Incorporation of the corporation (as the same may be amended or amended and restated from time to time, this “Certificate of Incorporation”), which both restates and further amends the provisions of the Prior Certificate of Incorporation, was duly adopted by the Corporation’s Board of Directors (the “Board”) in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and was duly adopted by the Corporation’s stockholders at a meeting of the Corporation’s stockholders in accordance with the provisions of Section 211 of the DGCL.
The Prior Certificate of Incorporation is being amended and restated in connection with the transactions contemplated by that certain Membership Interest Purchase Agreement, dated as of July [•], 2021, by and among the Corporation, Lionheart II Holdings, LLC, each limited liability company set forth on Schedule 2.1(a) thereto (the “MSP Purchased Companies”), the members of the MSP Purchased Companies listed on Schedule 2.1(b) thereto (the “Members”), and John H. Ruiz, as the representative of the Members (such agreement, as amended, modified, supplemented or waived from time to time, the “MIPA”). As part of the transactions contemplated by the MIPA (the “Business Combination”), all 5,750,000 shares of the Corporation’s Class B Common Stock shall have converted on a 1-for-1 basis into 5,750,000 shares of the Corporation’s Class A Common Stock such that, upon the closing of the Business Combination, only Class A Common Stock and Class V Common Stock will be outstanding. All Class A Common Stock and Class B Common Stock issued and outstanding prior to the effectiveness of this Certificate of Incorporation and all Class A Common Stock and Class V Common Stock issued in connection with the Business Combination shall be Common Stock for all purposes of this Certificate of Incorporation.
The Prior Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:
FIRST: The name of the Corporation is MSP Recovery, Inc.
SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801. The name of its registered agent at that address is Corporation Trust Center.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL as it now exists or may hereafter be amended and supplemented.
FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is [•], consisting of three (3) classes as follows: (i) [•] shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”); (ii) [•] shares of Class V common stock, par value $0.0001 per share (the “Class V Common Stock” and, collectively with the Class A Common Stock, the “Common Stock”); and (iii) 10,000,000 shares of preferred stock (the “Preferred Stock”).
A. Common Stock. The powers (including voting powers), if any, preferences and relative, participating, optional, special and other rights, if any, and the qualifications, limitations and restrictions, if any, of each class of the Common Stock are as follows:
(1) Class A Common Stock.
(a) Voting. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstanding shares of Common Stock (including, without limitation, Class A Common Stock and Class V Common Stock) shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Certificate of Incorporation or the Bylaws of the Corporation (as amended or amended and restated from time to time, the “Bylaws”), or upon which a vote of stockholders generally entitled to vote is otherwise duly called for by the Corporation; provided, however, that except as may otherwise be required by applicable law, each holder of Common Stock (including, without limitation, Class A Common Stock and Class V Common Stock) shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock (including, without limitation, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of such series of Preferred Stock), if the holders of such affected series are entitled, either voting separately as a single class or together as a class with the holders of any other outstanding series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or the DGCL. At each annual or special meeting of stockholders (or action by consent in lieu of a meeting), each holder of record of shares of Class A Common Stock on the relevant record date shall be entitled to cast one (1) vote in person, by proxy or by consent in lieu of a meeting for each share of Class A Common Stock standing in such holder’s name on the stock transfer records of the Corporation.
(b) No Cumulative Voting. The holders of shares of Class A Common Stock shall not have cumulative voting rights.
(c) Amendments. So long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without the prior vote of the holders of at least a majority of the shares of Class A Common Stock then outstanding, voting separately as a single class, (i) alter or change the powers, preferences or special rights of the shares of Class A Common Stock so as to affect them adversely or (ii) take any other action upon which class voting is required by applicable law.
(d) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.
(e) Stock Splits. Without the prior vote of the holders of a majority of the shares of Class A Common Stock then outstanding, no reclassification, subdivision or combination shall be effected on the Class A Common Stock unless the same reclassification, subdivision or combination, in the same proportion and manner, is made on the Class V Common Stock.
(f) Liquidation, Dissolution, etc. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Class A Common Stock shall share ratably in the assets and funds of the Corporation available for distribution to stockholders of the Corporation.
(g) No Preemptive Rights. No holder of shares of Class A Common Stock shall be entitled to preemptive rights.
(h) Conversion. Class A Common Stock shall not be convertible into or exchangeable for any other class or series of capital stock of the Corporation.
(2) Class V Common Stock.
(a) Voting. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstanding shares of Common Stock (including, without limitation, Class A Common Stock and Class V Common Stock) shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Certificate of Incorporation or the Bylaws, or upon which a vote of stockholders generally entitled to vote is otherwise duly called for by the Corporation; provided, however, that except as may otherwise be required by applicable law, each holder of Common Stock (including, without limitation, Class A Common Stock and Class V Common Stock) shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock (including, without limitation, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of such series of Preferred Stock), if the holders of such affected series are entitled, either voting separately as a single class or together as a class with the holders of any other outstanding series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or the DGCL. At each annual or special meeting of stockholders (or action by consent in lieu of a meeting), each holder of record of shares of Class V Common Stock on the relevant record date shall be entitled to cast one (1) vote in person, by proxy or by consent in lieu of a meeting for each share of Class V Common Stock standing in such holder’s name on the stock transfer records of the Corporation.
(b) No Cumulative Voting. The holders of shares of Class V Common Stock shall not have cumulative voting rights.
(c) Amendments. So long as any shares of Class V Common Stock are outstanding, the Corporation shall not, without the prior vote of the holders of at least a majority of the shares of Class V Common Stock then outstanding, voting separately as a single class, (i) alter or change the powers, preferences or special rights of the shares of Class V Common Stock so as to affect them adversely or (ii) take any other action upon which class voting is required by applicable law.
(d) No Dividends. Shares of Class V Common Stock shall be deemed to be a non-economic interest. The holders of Class V Common Stock shall not be entitled to receive any dividends (including cash, stock or property) or other distributions in respect of their shares of Class V Common Stock.
(e) Stock Splits. Without the prior vote of the holders of a majority of the shares of Class V Common Stock then outstanding, no reclassification, subdivision or combination shall be effected on the Class V Common Stock unless the same reclassification, subdivision or combination, in the same proportion and manner, is made on the Class A Common Stock.
(f) Liquidation, Dissolution, etc. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Class V Common Stock shall not be entitled to receive any assets or funds of the Corporation available for distribution to stockholders of the Corporation.
(g) No Preemptive Rights. No holder of shares of Class V Common Stock shall be entitled to preemptive rights.
(h) Status of Converted, Redeemed, Exchanged or Cancelled Shares. If any share of Class V Common Stock is converted, redeemed, exchanged or otherwise acquired by the Corporation, in any manner whatsoever, or is cancelled pursuant to this Certificate of Incorporation, the share of Class V Common Stock so acquired or cancelled shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition, for no consideration being paid or issued with respect to such retirement and cancellation. Any share of Class V Common Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Class V Common Stock.
(3) Exchange and Cancellation of Shares of Class V Common Stock. To the extent that any holder of shares of Class V Common Stock exercises its right pursuant to the Amended and Restated Limited Liability Company Agreement of Master MSP, LLC, a Delaware limited liability company (formerly known as “Lionheart II Holdings, LLC,” “Master MSP”) effective as of the date hereof (as amended or amended and restated from time to time, the “Master MSP LLC Agreement”), to have its Class B Paired Interests (as defined in the Master MSP LLC Agreement and hereinafter, the “Class B Paired Interests”) exchanged in accordance with Article XI of the Master MSP LLC Agreement, then upon the surrender of the Class B Units (as defined in the Master MSP LLC Agreement and hereinafter, the “Class B Units”) and shares of Class V Common Stock comprising the Class B Paired Interests to be so exchanged, and simultaneous with the payment of, at the Corporation’s election, cash or shares of Class A Common Stock to the holder of such Class B Paired Interests, the shares of Class V Common Stock comprising part of the Class B Paired Interests shall be automatically (and without any further action on the part of the Corporation or the holder thereof) cancelled for no consideration.
(4) Transfer of Shares of Class V Common Stock.
(a) Automatic Transfer. The transfer of one or more Class B Units in accordance with Article X of the Master MSP LLC Agreement shall result in the automatic transfer of an equal number of share(s) of Class V Common Stock to the same transferee. No holder of one or more shares of Class V Common Stock shall transfer such share(s) other than with an equal number of Class B Units (as adjusted to account for any subdivision (by split, subdivision, exchange, dividend, reclassification, recapitalization or otherwise), combination (by reverse split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding Class B Units into a greater or lesser number occurring after the first issuance of shares of Class V Common Stock without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class V Common Stock), in accordance with the Master MSP LLC Agreement. The transfer restrictions described in this Section A(4)(a) of this Article Fourth are referred to as the “Restrictions.”
(b) Transfers in Violation of the Restrictions. Any purported transfer of shares of Class V Common Stock in violation of the Restrictions shall, to the fullest extent permitted by applicable law, be null and void. If, notwithstanding the Restrictions, a Person shall, voluntarily or involuntarily, purportedly become or attempt to become the purported transferee of shares of Class V Common Stock (the “Purported Owner”) in violation of the Restrictions, then the Purported Owner shall, to the fullest extent permitted by applicable law, not obtain any rights in and to such Class V Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall, to the fullest extent permitted by applicable law, not be recognized by the Corporation or its transfer agent.
(c) Action of the Board of Directors. Upon a determination by the Board that a Person has attempted or is attempting to transfer or to acquire Restricted Shares, or has purportedly transferred or acquired Restricted Shares, the Board may take such lawful action as it deems advisable to refuse to give effect to such attempted or purported transfer or acquisition on the books and records of the Corporation, including, to the fullest extent permitted by applicable law, to cause the Corporation’s transfer agent to refuse to record the Purported Owner’s transferor as the record owner of the shares of Class V Common Stock, and to institute proceedings to enjoin any such attempted or purported transfer or acquisition, or reverse any entries or records reflecting such attempted or purported transfer or acquisition.
(d) Automatic Cancellation of Shares of Class V Common Stock. Notwithstanding the Restrictions, (i) in the event that any outstanding shares of Class V Common Stock shall cease to be held by the same registered holder of Class B Units, such shares of Class V Common Stock shall be automatically (and without action on the part of the Corporation or the holder thereof) cancelled for no consideration and (ii) in the event that any registered holder of shares of Class V Common Stock no longer holds an equal number of shares of Class V Common Stock and of Class B Units (as adjusted to account for any subdivision (by split, subdivision, exchange, dividend, reclassification, recapitalization or otherwise), combination (by reverse split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding Class B Units into a greater or lesser number occurring after the first issuance of shares of Class V Common Stock without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class V Common Stock), the shares of Class V Common Stock registered in the name of such holder that exceed the number of Class B Units held by such holder shall be automatically (and without further action on the part of the Corporation or such holder) be cancelled for no consideration.
(e) Regulations and Procedures. The Board may, to the fullest extent permitted by applicable law, from time to time establish, modify, amend or rescind, by bylaw provision or otherwise, regulations and procedures that are consistent with the provisions of this Section (A)(4) of this Article Fourth and the Master MSP LLC Agreement for determining whether any transfer or acquisition of shares of Class V Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section (A)(4) of this Article Fourth. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Corporation’s transfer agent and shall be made available for inspection by any prospective transferee of shares of Class V Common Stock and, upon written request, shall be mailed or otherwise delivered, as determined by the Corporation, to a holder of shares of Class V Common Stock.
(f) Implementation of Restrictions. The Board shall, to the fullest extent permitted by applicable law, have all powers necessary to implement the Restrictions, including, without limitation, the power to prohibit the transfer of any shares of Class V Common Stock in violation thereof.

(5) Certificates Evidencing Shares of Class V Common Stock. All certificates or book-entries representing shares of Class V Common Stock shall bear a legend substantially in the following form (or in such other form as the Board may determine):
THE SECURITIES REPRESENTED BY THIS [CERTIFICATE] [BOOK-ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE CERTIFICATE OF INCORPORATION, AS AMENDED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF MSP RECOVERY, INC. AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR.
B. Preferred Stock. The Board is hereby expressly authorized, by resolution or resolutions thereof, to provide from time to time out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series. The designations, powers (including voting powers), preferences and relative, participating, optional, special and other rights of each series of Preferred Stock, if any, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the DGCL, without a separate vote of the holders of the Preferred Stock as a class.
C. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.
FIFTH: The Corporation shall at all times reserve and keep available a sufficient number of shares out of its authorized but unissued shares of Class A Common Stock solely for the purpose of issuance upon exchange of the outstanding Class B Units pursuant to the Master MSP LLC Agreement; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such exchange of Class B Units pursuant to the Master MSP LLC Agreement by delivering cash in lieu of shares in accordance with the Master MSP LLC Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock issued pursuant to Master MSP LLC Agreement shall, upon issuance, be validly issued, fully paid and non-assessable. The Corporation shall at all times reserve and keep available a sufficient number of shares out of its authorized but unissued shares of Class A Common Stock solely for the purpose of issuance upon exercise of the Parent Public Warrants, Parent Private Warrants and the New Warrants (each as defined in the MIPA).
SIXTH: Subject to applicable law, including any vote of the stockholders required by applicable law, the Corporation:
(a) shall undertake all lawful actions, including, without limitation, a subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise), combination (by reverse stock split, exchange, reclassification or otherwise) or a similar reclassification or recapitalization, with respect to the shares of Class A Common Stock necessary to maintain at all times a one-to-one ratio between the number of Class A Units (as defined in the Master MSP LLC Agreement and hereinafter, the “Class A Units”) owned by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, (i) shares of restricted stock of the Corporation issued pursuant to a Corporation equity plan that are not vested pursuant to the terms thereof or any award or similar agreement relating thereto, (ii) treasury shares of the Corporation, (iii) non-economic voting shares of the Corporation, such as shares of Class V Common Stock, or (iv) Preferred Stock or other debt or equity securities (including, without limitation, warrants, options and rights) issued by the Corporation that are convertible into or exercisable or exchangeable for shares of Class V Common Stock (except to the extent the net proceeds from such other securities, including, without limitation, any exercise or purchase price payable upon conversion, exercise or exchange thereof, have been contributed by the Corporation to the equity capital of Master MSP) (clauses (i), (ii), (iii) and (iv), collectively, the “Disregarded Shares”);
(b) shall not undertake or authorize any subdivision (by any stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) of the Class A Common Stock that is not accompanied by an identical subdivision or combination of the Class A Units to maintain at all times, subject to the provisions of this Certificate of Incorporation, a one-to-one ratio between the number of Class A Units owned by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, the Disregarded Shares; and
(c) shall not issue, transfer or deliver from treasury shares or repurchase or redeem shares of Class A Common Stock (including shares issued in respect of Preferred Stock or other debt or equity securities that are convertible into or exercisable for shares of Class A Common Stock) in a transaction not contemplated by the Master MSP LLC Agreement unless in connection with any such issuance, transfer, delivery, repurchase or redemption the Corporation takes or authorizes all requisite action such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the number of Class A Units owned by the Corporation shall equal on a one-for-one basis the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, the Disregarded Shares.
SEVENTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.
(a) Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate of Incorporation or the Bylaws, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Certificate of Incorporation.
(b) Number of Directors. Subject to the terms of any one or more outstanding series of Preferred Stock, the number of directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws.
(c) Election and Term. The Board shall be divided into three (3) classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. Class I directors shall initially serve for a term expiring immediately following the Corporation’s first annual meeting of stockholders held following the effective date of this Certificate of Incorporation (the “First Annual Meeting”). Class II directors shall initially serve for a term expiring immediately following the Corporation’s second annual meeting of stockholders held following the effective date of this Certificate of Incorporation. Class III directors shall initially serve for a term expiring immediately following the Corporation’s third annual meeting of stockholders following the effective date of this Certificate of Incorporation. Commencing with the First Annual Meeting, the directors of the class to be elected at each annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, disqualification or removal. In the event of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned by resolution of the Board as nearly equal as possible.
(d) Removal of Directors. Any director or the entire Board may be removed (i) at any time prior to the date on which the voting power of John H. Ruiz and his affiliates (the “Founder Holder”) represent less than fifty percent (50%) of the voting power of all of the then outstanding shares of the Corporation generally entitled to vote (the “Voting Rights Threshold Date”) by a simple majority voting together as a single class, with or without cause, notwithstanding the classification of the Board, and (ii) at any time from and after the Voting Rights Threshold Date, solely for cause and only by the affirmative vote of the holders of at least 66 2∕3% of the voting power of all of the then outstanding shares of the Corporation generally entitled to vote thereon, voting together as a single class.
(e) Resignation; Vacancies. Any director may resign at any time upon notice to the Corporation. Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled solely and exclusively by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.
(f) Automatic Increase/Decrease in Authorized Directors. If the holders of any series of Preferred Stock then outstanding have the right to elect one or more directors during any period, then upon commencement of, and for the duration of, the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of specified directors, and the holders of such series of Preferred Stock shall be exclusively entitled to elect such director or directors; and (ii) each such director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates, whichever occurs earlier, subject to such director’s earlier death, resignation, disqualification or removal. Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, whenever the holders of any series of Preferred Stock then outstanding having the right to elect one or more directors are divested of such right by or pursuant to the provisions of this Certificate of Incorporation, the term of office of each such director elected by the holders of such series of Preferred Stock, or elected to fill any vacancy resulting from the death, resignation, disqualification or removal of each such director, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be decreased by such specified number of directors.
(g) No Written Ballot. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.
(h) Amendment of Bylaws. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board is expressly authorized to make, alter, amend and repeal the Bylaws. In addition to any affirmative vote required by this Certificate of Incorporation, any bylaw that is to be made, altered, amended or repealed by the stockholders of the Corporation shall receive, at any time (i) prior to the Voting Rights Threshold Date, the affirmative vote of the holders of at least a majority in voting power of the then outstanding shares of the Corporation generally entitled to vote , voting together as a single class, and (ii) from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least 66 2∕3% in voting power of the then outstanding shares of stock of the Corporation generally entitled to vote, voting together as a single class.
(i) Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
EIGHTH: Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, (i) prior to the Voting Rights Threshold Date, any action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by a written consent of stockholders in lieu of a meeting of stockholders and (ii) from and after the Voting Rights Threshold Date, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by a written consent of stockholders in lieu of a meeting of stockholders.
NINTH: The following indemnification provisions shall apply to the persons enumerated below.
(a) Limited Liability of Directors. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director of the Corporation shall have any personal liability to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended hereafter to permit the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended, without further action by the Corporation.
(b) Indemnification and Advancement. The Corporation shall indemnify, advance expenses to and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (“Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Corporation or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including appeal therefrom, in which Indemnitee was, is, will or might be involved as a party, potential party, non-party witness or otherwise by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation, by reason of any action (or failure to act) taken by him or her of any action (or failure to act) on his or her part while acting as a director, officer, employee or agent of the Corporation, or by reason of the fact that Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Article Ninth. “Enterprise” means the Corporation and any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Corporation (or any of their wholly owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, of which Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent. The rights to indemnification and advancement of expenses conferred on any Indemnitee by this Section (b) of this Article Ninth shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws or otherwise.
(c) Change in Rights. Any alteration, amendment, addition to, repeal or modification of this Article Ninth, or adoption of any provision of this Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article Ninth, shall not reduce, eliminate or adversely affect any right or protection of a director of the Corporation existing at the time of such alteration, amendment, addition to, repeal, modification or adoption, or increase the liability of any director of the Corporation with respect to acts or omissions occurring prior to such alteration, amendment, addition to, repeal, modification or adoption.
TENTH : The Corporation shall have no interest or expectancy in, or in being offered an opportunity to participate in, and hereby renounces, to the fullest extent permitted by applicable law, any corporate opportunity (a) with respect to any lines of business, business activity or business venture conducted by any holder of outstanding shares of Common Stock, any affiliate of such holder or any director, officer or stockholder of such holder or any affiliate of such holder (collectively, the “Relevant Persons” and each, a “Relevant Person”) on the date of the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Opportunity Effective Date”) and (b) received by, presented to, or originated by, a Relevant Person after the Opportunity Effective Date solely in such Relevant Person’s capacity as a Relevant Person (and not in his, her or its capacity as a director, officer or employee of the Corporation).
ELEVENTH: The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.
(a) Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:
(i) prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or
(ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(iii) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock of the Corporation that is not owned by the interested stockholder, or
(iv) the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.
(b) For purposes of this Article Eleventh, references to:
(i) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
(ii) “associate,” when used to indicate a relationship with any person, means (A) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (B) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (C) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
(iii) “Founder Holder Direct Transferee” means any person that acquires (other than in a registered public offering) directly from the Founder Holder or any of his successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
(iv) “Founder Holder Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Founder Holder Direct Transferee or any other Founder Holder Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
(v) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means: (A) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (1) with the interested stockholder, or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article Eleventh is not applicable to the surviving entity; (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation; (C) any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (2) pursuant to a merger under Section 251(g) of the DGCL; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (4) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (5) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (3)-(5) of this subsection (C) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments); (D) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or (E) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (A)-(D) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
(vi) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article Eleventh, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(vii) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (A) is the owner of 15% or more of the outstanding voting stock of the Corporation, (B) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder or (C) the affiliates and associates of any such person described in clauses (A) and (B); provided, however, that “interested stockholder” shall not include (I) the Founder Holder, any Founder Holder Indirect Transferee or any of their respective affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (II) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, that such person specified in this clause (II) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of (x) further corporate action not caused, directly or indirectly, by such person or (y) an acquisition of a de minimis number of such additional shares. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(viii) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates: (A) beneficially owns such stock, directly or indirectly; or (B) has (I) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (II) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or (C) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (II) of subsection (B) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(ix) “person” means any individual, corporation, partnership, unincorporated association or other entity.
(x) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
(xi) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article Eleventh to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.
TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery lacks jurisdiction, a state court located within the State of Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (a) derivative action or proceeding brought on behalf of the Corporation, (b) action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws, or (d) action asserting a claim governed by the internal affairs doctrine of the State of Delaware.
The federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. The provisions of this Article Twelfth shall not preclude or contract the scope of exclusive federal jurisdiction for suits brought under the Exchange Act or the rules and regulations promulgated thereunder.
If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any sentence of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any Person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Twelfth.
THIRTEENTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation are granted subject to the rights reserved in this Article Thirteenth. In addition to any affirmative vote required by applicable law or this Certificate of Incorporation, from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least 66 2∕3% in voting power of the then outstanding shares of stock of the Corporation generally entitled to vote, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision inconsistent with Article Seventh or Article Eighth or this sentence.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and acknowledged this Second Amended and Restated Certificate of Incorporation this [•].
MSP RECOVERY, INC.

By:
Name: [•]
Office: [•]

Annex C
AMENDED AND RESTATED BYLAWS

OF

MSP RECOVERY, INC.

C-i

C-ii

AMENDED AND RESTATED BYLAWS
OF
MSP RECOVERY, INC.

ARTICLE I
MEETINGS OF STOCKHOLDERS
Section 1.1 Annual Meetings. If required by applicable law, an annual meeting of stockholders shall be held for the election of directors at such date, time and place (including by means of remote communications), if any, either within or without the State of Delaware, as may be designated by resolution of the Board of Directors (the “Board”) of MSP Recovery, Inc. (as such name may be changed in accordance with applicable law, the “Corporation”) from time to time. Any annual meeting of stockholders may be postponed by action of the Board at any time in advance of such meeting. Any other proper business may be transacted at the annual meeting of stockholders.
Section 1.2 Special Meetings. Except as otherwise provided by or pursuant to the Second Amended and Restated Certificate of Incorporation of the Corporation (as amended or amended and restated from time to time, the “Certificate of Incorporation”), special meetings of stockholders may be called at any time (and may be held by means of remote communications) for any purpose or purposes, but only by (a) the Chairperson of the Board, (b) the Chief Executive Officer or (c) the Board. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by any other person or persons. Any special meeting of stockholders may be postponed by action of the Board or by the person calling such meeting (if other than the Board) at any time in advance of such meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.
Section 1.3 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place (including any means of remote communications), if any, date and hour of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by applicable law, the Certificate of Incorporation or these Amended and Restated Bylaws of the Corporation (as amended or amended and restated from time to time, these “Bylaws”), the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, as of the record date for determining the stockholders entitled to notice of the meeting.
Section 1.4 Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person or by proxy and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 1.8 of these Bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Section 1.5 Quorum. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of a majority in voting power of the then outstanding shares of stock of the Corporation entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.4 of these Bylaws until a quorum shall attend. Shares of the Corporation’s stock belonging to the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any subsidiary of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 1.6 Organization. Meetings of stockholders shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in his or her absence by the President, or in the absence of the foregoing individuals by a chairperson designated by the Board, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.
Section 1.7 Voting; Proxies. Except as otherwise provided by or pursuant to the provisions of the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one (1) vote for each share of stock of the Corporation held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to consent to corporate action without a meeting, if any, may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. When a quorum is present at any meeting of stockholders, all elections, questions or business presented to the stockholders at such meeting shall be decided by the affirmative vote of a majority of votes cast with respect to any such election, question or business presented to the stockholders unless the election, question or business is one which, by express provision of the Certificate of Incorporation, these Bylaws (including, without limitation, Article II of these Bylaws), the rules or regulations of any stock exchange applicable to the Corporation, any regulation applicable to the Corporation or its securities or the laws of the State of Delaware, a vote of a different number or voting by class or series is required, in which case, such express provision shall govern.
Section 1.8 Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, or to consent to corporate action without a meeting, if any, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date: (a) in the case of a determination of stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, shall, unless otherwise required by applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and, unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for determining the stockholders entitled to vote at such meeting, the record date for determining the stockholders entitled to notice of such meeting shall also be the record date for determining the stockholders entitled to vote at such meeting; (b) in the case of a determination of stockholders entitled to consent to corporate action without a meeting, shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the Board; and (c) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to consent to corporate action without a meeting, if any, when no prior action of the Board is required by applicable law, shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board is required by applicable law, shall be at the close of business on the day on which the Board adopts the resolution taking such prior action; and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for the stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 1.8 at the adjourned meeting.
Section 1.9 List of Stockholders Entitled to Vote. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting (a) on a reasonably accessible electronic network; provided, that the information required to gain access to such list is provided with the notice of meeting or (b) during ordinary business hours at the principal place of business of the Corporation. The list of stockholders must also be open to examination at the meeting as required by applicable law. Except as otherwise provided by applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.9 or to vote in person or by proxy at any meeting of stockholders.
Section 1.10 Action By Consent in Lieu of Meeting. Except as otherwise provided by or pursuant to the Certificate of Incorporation, at any time prior to the date on which the voting power of John H. Ruiz and his “affiliates” (as such term is defined in the Certificate of Incorporation) (the “Founder Holder”) represents less than fifty percent (50%) of the voting power of all of the then outstanding shares of the Corporation generally entitled to vote, voting together as a single class (the “Voting Rights Threshold Date”), any action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders. From and after the Voting Rights Threshold Date, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders. When, as provided by or pursuant to the Certificate of Incorporation, action required or permitted to be taken at any annual or special meeting of stockholders is taken without a meeting, without prior notice and without a vote, a written consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with applicable law. When, as provided by or pursuant to the Certificate of Incorporation, action required or permitted to be taken at any annual or special meeting of stockholders is taken without a meeting, without prior notice and without a vote, prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall, to the extent required by applicable law, be given to those stockholders who have not consented and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.
Section 1.11 Inspectors of Election. The Corporation may, and shall if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the individual presiding over the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (a) ascertain the number of shares of stock of the Corporation outstanding and the voting power of each such share, (b) determine the shares of stock of the Corporation entitled to vote and represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares of stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No individual who is a candidate for an office at an election may serve as an inspector at such election.
Section 1.12 Conduct of Meetings. The date and time of the opening and the closing of the polls for each election, question or business upon which the stockholders will vote at a meeting shall be announced at the meeting by the individual presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the individual presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such individual, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the individual presiding over the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record as of the record date, their duly authorized and constituted proxies or such other persons as the individual presiding over the meeting of stockholders shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. The Board or, in addition to making any other determinations that may be appropriate to the conduct of the meeting, the individual presiding over any meeting of stockholders, in each case, shall have the power and duty to determine whether any election, question or business was or was not properly made, proposed or brought before the meeting and therefore shall be disregarded and not be considered or transacted at the meeting, and, if the Board or the individual presiding over the meeting, as the case may be, determines that such election, question or business was not properly brought before the meeting and shall be disregarded and not be considered or transacted at the meeting, the individual presiding over the meeting shall declare to the meeting that such election, question or business was not properly brought before the meeting and shall be disregarded and not be considered at the meeting, and any such election, question or business shall not be considered or transacted at the meeting. Unless and to the extent determined by the Board or the individual presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
Section 1.13 Notice of Stockholder Business and Nominations.
(a) Annual Meetings of Stockholders.
(i) Nominations of one or more individuals for election to the Board by the stockholders generally entitled to vote (each, a “Nomination,” and more than one, “Nominations”) and the proposal of any question or business other than Nominations to be considered by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any question or business other than Nominations required by or pursuant to the Certificate of Incorporation with respect to the rights of the holders of any series of preferred stock of the Corporation then outstanding to be voted on by the holders of any one or more such series, voting separately as a single class) (collectively, “Business”) may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto); provided, however, that reference in the Corporation’s notice of meeting to the election of directors or the election of members of the Board shall not include or be deemed to include Nominations, (B) by or at the direction of the Board or (C) by any stockholder of the Corporation who was a stockholder of record of the Corporation at the time the notice provided for in this Section 1.13 is delivered to the Secretary, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 1.13.
(ii) For Nominations or Business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(i) of this Section 1.13, the stockholder must have given timely notice thereof in writing to the Secretary and any proposed Business must constitute a proper matter for stockholder action. To be timely, a stockholders’ notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholders’ notice as described above. Such stockholders’ notice shall set forth: (A) as to each Nomination to be made by such stockholder, (1) all information relating to the individual subject to such Nomination that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), without regard to the application of the Exchange Act to either the Nomination or the Corporation and (2) such individual’s written consent to being named in a proxy statement as a nominee and to serving as director if elected; (B) as to the Business proposed by such stockholder, a brief description of the Business, the text of the proposed Business (including the text of any resolutions proposed for consideration and in the event that such Business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such Business at the meeting and any material interest in such Business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination or Business is made (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (2) the class, series and number of shares of stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (3) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to propose such Nomination or Business and (4) a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver by proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding stock required to approve or adopt the Business or elect the nominee subject to the Nomination and/or (y) to otherwise solicit proxies from stockholders of the Corporation in support of such Nomination or Business; provided, however, that if the Business is otherwise subject to Rule 14a-8 (or any successor thereto) promulgated under the Exchange Act (“Rule 14a-8”), the foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his, her or its intention to present such Business at an annual meeting of stockholders of the Corporation in compliance with Rule 14a-8 and has complied with the requirements of Rule 14a-8 for inclusion of such Business in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting of stockholders. The Corporation may require any individual subject to such Nomination to furnish such other information as it may reasonably require to determine the eligibility of such individual subject to such Nomination to serve as a director of the Corporation.
(iii) Notwithstanding anything in the second sentence of paragraph (a)(i) of this Section 1.13 to the contrary, in the event that the number of directors to be elected to the Board by the stockholders generally entitled to vote at an annual meeting is increased and there is no public announcement by the Corporation naming the nominees for election to the additional directorships at least one hundred (100) days prior to the first (1st) anniversary of the preceding year’s annual meeting, a stockholders’ notice required by this Section 1.13 shall also be considered timely, but only with respect to nominees for election to such additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.
(b) Special Meetings of Stockholders. Only such Business shall be conducted at a special meeting of stockholders of the Corporation as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting (or any supplement thereto); provided, however, that reference therein to the election of directors or the election of members of the Board shall not include or be deemed to include Nominations. Nominations may be made at a special meeting of stockholders of the Corporation at which one or more directors are to be elected by the stockholders generally entitled to vote pursuant to the Corporation’s notice of meeting (or any supplement thereto) as aforesaid (i) by or at the direction of the Board or (ii) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 1.13 is delivered to the Secretary, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 1.13. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board by the stockholders generally entitled to vote, any such stockholder entitled to vote in such election may make Nominations of one or more individuals (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholders’ notice required by paragraph (a)(i) of this Section 1.13 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of such special meeting and of the nominee(s) proposed by the Board to be elected at such special meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholders’ notice as described above.
(c) General. (i) Only individuals subject to a Nomination made in compliance with the procedures set forth in this Section 1.13 shall be eligible for election at an annual or special meeting of stockholders of the Corporation, and only such Business shall be conducted at an annual or special meeting of stockholders of the Corporation as shall have been brought before such meeting in accordance with the procedures set forth in this Section 1.13. Except as otherwise provided by applicable law, the Board or the individual presiding over the meeting shall have the power and duty (A) to determine whether a Nomination or any Business proposed to be brought before the meeting was or was not made, proposed or brought, as the case may be, in accordance with the procedures set forth in this Section 1.13, and (B) if any proposed Nomination or Business shall be disregarded or that such Nomination or Business shall not be considered or transacted at the meeting. Notwithstanding the foregoing provisions of this Section 1.13, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a Nomination or Business, such Nomination or Business shall be disregarded and such Nomination or Business shall not be considered or transacted at the meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation.
(ii) For purposes of this Section 1.13, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with or publicly furnished by the Corporation to the Securities and Exchange Commission pursuant to Section 13, 14 and 15(d) (or any successor thereto) of the Exchange Act.
(iii) Nothing in this Section 1.13 shall be deemed to affect any (A) rights or obligations, if any, of stockholders with respect to inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (to the extent the Corporation or such proposals are subject to Rule 14a-8) or (B) rights, if any, of the holders of any series of preferred stock of the Corporation then outstanding to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.
ARTICLE II

BOARD OF DIRECTORS
Section 2.1 General Powers. Except as otherwise provided under the laws of the State of Delaware or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.
Section 2.2 Number; Qualifications. Subject to applicable law and the rights, if any, of the holders of any series of preferred stock of the Corporation then outstanding to elect directors pursuant to any applicable provisions of the Certificate of Incorporation, the Board shall consist of one or more members, the number thereof to be determined from time to time by resolution of the Board. Directors need not be stockholders or residents of the State of Delaware.
Section 2.3 Election; Term. The Board shall be divided into three (3) classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. Class I directors shall initially serve for a term expiring immediately following the Corporation’s first annual meeting of stockholders held following the effective date of this Certificate of Incorporation (the “First Annual Meeting”). Class II directors shall initially serve for a term expiring immediately following the Corporation’s second annual meeting of stockholders held following the effective date of this Certificate of Incorporation. Class III directors shall initially serve for a term expiring immediately following the Corporation’s third annual meeting of stockholders following the effective date of this Certificate of Incorporation. Commencing with the First Annual Meeting, the directors of the class to be elected at each annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, disqualification or removal. In the event of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned by resolution of the Board as nearly equal as possible. Except with respect to newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board resulting from death, disqualification, removal or other cause, each director shall be elected by a plurality of the votes cast at any meeting of stockholders at which directors are to be elected by the stockholders generally entitled to vote and a quorum is present.
Section 2.4 Resignation; Vacancies. Any director may resign at any time upon notice to the Corporation. Subject to the rights, if any, of the holders of any series of preferred stock of the Corporation then outstanding, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled solely and exclusively by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.
Section 2.5 Regular Meetings. Regular meetings of the Board may be held at such places within or without the State of Delaware and at such times as the Board may from time to time determine.
Section 2.6 Special Meetings. Special meetings of the Board may be held at any time or place within or without the State of Delaware whenever called by the Chairman of the Board, the Chief Executive Officer, the President, the Secretary, or by any member of the Board. Notice of a special meeting of the Board shall be given by the person or persons calling the meeting at least twenty-four (24) hours before the special meeting.
Section 2.7 Telephonic Meetings Permitted. Members of the Board, or any committee designated by the Board, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time, and participation in a meeting pursuant to this Section 2.7 shall constitute presence in person at such meeting.
Section 2.8 Quorum; Vote Required for Action. At all meetings of the Board the directors entitled to cast a majority of the votes of the whole Board shall constitute a quorum for the transaction of business. Except in cases in which the Certificate of Incorporation, these Bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board.
Section 2.9 Organization. Meetings of the Board shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in his or her absence by the Chief Executive Officer, or in his or her absence by the President, or in the absence of the foregoing individuals by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.
Section 2.10 Action by Unanimous Consent of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission. After action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained.
Section 2.11 Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.
ARTICLE III

COMMITTEES
Section 3.1 Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law and to the extent provided in the resolution of the Board or these Bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

Section 3.2 Committee Rules. Unless the Board otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article II of these Bylaws.
ARTICLE IV

OFFICERS
Section 4.1 Executive Officers; Election; Qualifications; Term of Office, Resignation; Removal; Vacancies. The Board may elect a Chief Executive Officer, a Chief Financial Officer (or an individual performing similar functions), a President and a Secretary, and it may, if it so determines, choose a Chairperson of the Board and a Vice Chairperson of the Board from among its members. The Board may also choose one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as it shall from time to time deem necessary or desirable. Each such officer shall hold office until the first meeting of the Board after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Corporation. The Board may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board at any regular or special meeting.
Section 4.2 Powers and Duties of Executive Officers. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed in these Bylaws or a resolution by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board. The Board may require any officer, agent or employee to give security for the faithful performance of his or her duties.
Section 4.3 Appointing Attorneys and Agents; Voting Securities of Other Entities. Unless otherwise provided by resolution adopted by the Board, the Chairperson of the Board, the Chief Executive Officer, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, for, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent, in the name of the Corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consents, and may execute or cause to be executed for, in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such proxies or other instruments as he or she may deem necessary or proper. Any of the rights set forth in this Section 4.3 which may be delegated to an attorney or agent may also be exercised directly by the Chairperson of the Board, the Chief Executive Officer, the President or any Vice President.
ARTICLE V

STOCK
Section 5.1 Certificates. Every holder of stock of the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two authorized officers of the Corporation representing the number of shares registered in certificate form. Each of the Chief Executive Officer, the President, any Vice President and the Secretary, in addition to any other officers of the Corporation authorized by the Board or these Bylaws, is hereby authorized to sign certificates by, or in the name of, the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue. The Corporation shall not have the power to issue a certificate in bearer form.
Section 5.2 Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
Section 5.3 Transfer Of Shares Of Class A Common Stock. Shares of the Class A Common Stock of the Corporation (as defined in the Certificate of Incorporation) may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.
Section 5.4 Authority for Additional Rules Regarding Transfer. The Corporation shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.
ARTICLE VI

INDEMNIFICATION
Section 6.1 Limited Liability of Directors. To the fullest extent permitted by law, as the same exists or as may hereafter be amended, no director of the Corporation shall have any personal liability to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director. If the General Corporation Law of the State of Delaware (the “DGCL”) or any other law of the State of Delaware is amended hereafter to permit the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended, without further action by the Corporation. Any alteration, amendment, addition to, repeal or modification of this Article VI, or adoption of any provision of these Bylaws inconsistent with this Article VI, shall not reduce, eliminate or adversely affect any right or protection of a director of the Corporation existing at the time of such alteration, amendment, addition to, repeal, modification or adoption, or increase the liability of any director of the Corporation with respect to acts or omissions occurring prior to such alteration, amendment, addition to, repeal, modification or adoption.
Section 6.2 Indemnification and Advancement. The Corporation shall indemnify, advance expenses to and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (“Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Corporation or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including appeal therefrom, in which Indemnitee was, is, will or might be involved as a party, potential party, non-party witness or otherwise by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation, by reason of any action (or failure to act) taken by him or her of any action (or failure to act) on his or her part while acting as a director, officer, employee or agent of the Corporation, or by reason of the fact that Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Article VI. “Enterprise” means the Corporation and any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Corporation (or any of their wholly owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, of which Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent. The rights to indemnification and advancement of expenses conferred on any Indemnitee by this Article VI shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws or otherwise.

Section 6.3 Change in Rights. Neither any amendment nor repeal of this Article Six, nor the adoption of any provision of these Bylaws inconsistent with this Article Six, shall eliminate or reduce the effect of this Article Six in respect of any acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.
ARTICLE VII

MISCELLANEOUS
Section 7.1 Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board.
Section 7.2 Voting of Stock Owned by the Corporation. The Board may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.
Section 7.3 Seal. The corporate seal of the Corporation shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board.
Section 7.4 Manner of Notice. Except as otherwise provided in these Bylaws or permitted by applicable law, notices to directors and stockholders shall be in writing or electronic transmission and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the Corporation. Notice to directors may also be given by telecopier, telephone or other means of electronic transmission.
Section 7.5 Waiver of Notice of Meetings of Stockholders, Directors and Committees. Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.
Section 7.6 Form of Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided, that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, that the records so kept comply with applicable law.
Section 7.7 Amendment of Bylaws. These Bylaws may be altered, amended or repealed, and new bylaws made, by the Board, but the stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise. In addition to any affirmative vote required by the Certificate of Incorporation, any bylaw that is to be made, altered, amended or repealed by the stockholders of the Corporation shall receive (a) prior to the Voting Rights Threshold Date, the affirmative vote of the holders of at least a majority in voting power of the then outstanding shares of the Corporation generally entitled to vote, voting together as a single class, and (b) from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least 66 2∕3% in voting power of the then outstanding shares of stock of the Corporation generally entitled to vote, voting together as a single class.

Annex D
FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

LIONHEART II HOLDINGS, LLC

a Delaware limited liability company
Dated as of [•], 2022
THE SECURITIES REPRESENTED BY THIS FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR (II) THE ISSUER OF THE SECURITIES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE SECURITIES ACT.

D-i

D-ii

Exhibit A	Form of Joinder Agreement
Exhibit B	Certificate For Lionheart II Holdings, LLC
Exhibit C	Officers
Exhibit D	Notice of Exchange
Exhibit E	Schedule of Members
Exhibit F	Notice of Repurchase
D-iii

FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
LIONHEART II HOLDINGS, LLC
This FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (together with the Exhibits and Schedules attached hereto and as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), of Lionheart II Holdings, LLC, a Delaware limited liability company (the “Company”), is entered into effective as of [•], 2022, by its Members (as defined below) and MSP Recovery Inc., a Delaware corporation formerly known as “Lionheart Acquisition Corporation II” (together with its successors and permitted assigns, the “Corporation”).
RECITALS
Capitalized terms used in these recitals without definition have the meanings set forth in Article I.
WHEREAS, the Company was formed as a Delaware limited liability company pursuant to and in accordance with the Delaware Act by the filing of the initial Certificate of Formation of the Company with the Secretary of State of the State of Delaware on [•], 2021, and the entering into of the Limited Liability Company Agreement of the Company by the Corporation, as the sole member of the Company, effective as of such date (the “Original Agreement”);
WHEREAS, pursuant to the Membership Interest Purchase Agreement (the “MIPA”), dated as of [•], 2021, by and among the Corporation, the Company, each limited liability company set forth on Schedule 2.1(a) thereto (collectively, the “MSP Purchased Companies”), the members of the MSP Purchased Companies listed on Schedule 2.1(b) thereto (collectively, the “MSP Members”), and John H. Ruiz, as the representative of the MSP Members (such agreement, the “MIPA”), the Company is required to enter into this Agreement to, among other things, increase the capitalization of the Company to permit the issuance and ownership of the Class B Units set forth in the MIPA and this Agreement, and establish the ownership of the Class B Units, in each case, as set forth in MIPA;
WHEREAS, the Corporation desired to issue the New Warrants (as defined below) to certain holders of Class A Common Stock and, in connection therewith, the MSP Principals (as defined below) have agreed to certain repurchase provisions with the Company as set forth herein;
WHEREAS, the Members desire to amend and restate the Original Agreement as provided herein below, and the Members and the Corporation desire to enter into this Agreement and continue the Company as a limited liability company under the Delaware Act.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members and the Corporation, intending to be legally bound, hereby agree as follows:
ARTICLE I

DEFINITIONS
The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.
“Additional Member” has the meaning set forth in Section 13.02.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
(i) Credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentence in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
(ii) Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Admission Date” has the meaning set forth in Section 10.06.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition and the definition of Majority Member, “control” (including with correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or otherwise).
“Aggregate Exercise Price” has the meaning set forth in Section 12.01.
“Agreement” has the meaning set forth in the preamble.
“Appraisers” has the meaning set forth in Section 16.02.
“Assignee” means a Person to whom a Company Interest has been Transferred in accordance with this Agreement but who has not been admitted as a Member pursuant to Article XIII.
“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.
“Book Value” means with respect to any property (other than money), such property’s adjusted basis for U.S. federal income tax purposes, except as follows:
(i) the initial Book Value of any such property contributed by a Member to the Company shall be the gross fair market value of such property, as reasonably determined by the Manager;
(ii) the Book Values of all such properties shall be adjusted to equal their respective gross fair market values (taking Section 7701(g) of the Code into account), as reasonably determined by the Manager, at the time of any Revaluation pursuant to Section 5.01(c);
(iii) the Book Value of any item of such properties distributed to any Member shall be adjusted to equal the gross fair market value (taking Section 7701(g) of the Code into account) of such property on the date of Distribution as reasonably determined by the Manager; and
(iv) the Book Values of such properties shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such properties pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Net Income” and “Net Loss” or Section 5.03(a)(viii); provided, however, that Book Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv). If the Book Value of such property has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv), such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Income and Net Loss.
“Business Combination” means the business combination transaction set forth in the MIPA.
“Business Combination Date Capital Account Balance” means, with respect to any Member, the positive Capital Account balance of such Member as of immediately following the Business Combination, the amount or deemed value of which is set forth on the Schedule of Members.
“Business Day” means any day except a Saturday, a Sunday or a day on which the SEC or banks in the City of New York, the State of Delaware or the State of Florida are authorized or required by Law to be closed.
“Capital Account” means the capital account established and maintained for each Member pursuant to Section 5.01.
“Capital Contribution” means, with respect to any Member, the amount of money and the initial Book Value of any property (other than money) contributed to the Company.
“Cash Exchange Payment” means an amount in U.S. dollars equal to the product of (a) the applicable number of Class B Paired Interests, multiplied by (b) the Class B Paired Interest Exchange Price.

“Certificate” means the initial Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware in accordance with the Delaware Act, as such Certificate of Formation has been or may be amended or amended and restated from time to time in accordance with the Delaware Act.
“Change of Control Transaction” means (a) a transaction in which a Person or Group acquires beneficial ownership of more than fifty percent (50%) of the outstanding Units, other than a transaction pursuant to which the holders of beneficial ownership of Units immediately prior to the transaction beneficially own, directly or indirectly, more than fifty percent (50%) of the Units or the equity of any successor, surviving entity or direct or indirect parent of the Company, in either case, immediately following the transaction or (b) a transaction in which the Company issues Units representing more than fifty percent (50%) of the then outstanding Units, in either case, whether by merger, other business combination or otherwise. For the avoidance of doubt, the transactions contemplated by the MIPA shall not constitute a Change of Control Transaction.
“Class A Common Stock” means shares of class A common stock of the Corporation, par value $0.0001 per share.
“Class A Units” means the Units designated as “Class A” Units pursuant to this Agreement.
“Class B Paired Interest” means one Class B Unit, together with one share of Class V Common Stock, subject adjustment pursuant to Section 11.03(a).
“Class B Paired Interest Exchange Price” means, with respect to any Exchange, the arithmetic average of the volume weighted average prices for a share of Class A Common Stock (or any class of stock into which it has been converted) on the Nasdaq, or any other exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the five (5) consecutive full trading days ending on and including the last full trading day immediately prior to the applicable date of exchange, subject to appropriate and equitable adjustment (if any) for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock as determined by the Manager in good faith. If the Class A Common Stock no longer trades on the Nasdaq or any other securities exchange or automated or electronic quotation system as of any particular date, then the Manager (through a majority of its independent directors (within the meaning of the rules of the Nasdaq)) shall determine the Class B Paired Interest Exchange Price in good faith.
“Class B Units” means the Units designated as “Class B” Units pursuant to this Agreement.
“Class V Common Stock” means the shares of class V common stock of the Corporation, par value $0.0001 per share.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Common Units” means the Class A Units and the Class B Units.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company Interest” means, with respect to any Member or Assignee, such Member’s or Assignee’s, as applicable, entire limited liability company interest in the Company, including such Member’s or Assignee’s, as applicable, share of the profits and losses of the Company and such Member’s or Assignee’s right to receive Distributions of the Company’s assets.
“Company Minimum Gain” means “partnership minimum gain,” as defined in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).
“Corporate Charter” means the Amended and Restated Certificate of Incorporation of the Corporation, as the same may be amended or amended from time to time in accordance with applicable Law.
“Corporate Offer” has the meaning set forth in Section 11.04(a).
“Corporation” has the meaning set forth in the recitals to this Agreement, together with its successors and permitted assigns.
“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as it may be amended from time to time, and any successor thereto.
“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Book Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Manager.
“Disregarded Shares” has the meaning set forth in Section 3.03(a).
“Distribution” means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (a) any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any dividend or subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units; or (b) any other payment made by the Company to a Member that is not properly treated as a “distribution” for purposes of Section 731, 732, or 733 or other applicable provisions of the Code.
“Encumbrance” means any security interest, pledge, mortgage, lien or other material encumbrance, except for restrictions arising under applicable securities Laws.
“Equity Plan” means any option, stock, unit, stock unit, appreciation right, phantom equity or other equity or equity-based compensation plan, program, agreement or arrangement, in each case now or hereafter adopted by the Corporation.
“Equity Securities” means (a) Units or other equity interests in the Company or any Subsidiary of the Company (including other classes or series thereof having such relative rights, powers and duties as may from time to time be established by the Manager pursuant to the provisions of this Agreement, including rights, powers and/or duties senior to existing classes and series of Units and other equity interests in the Company or any Subsidiary of the Company), (b) other securities or interests (including evidences of indebtedness) convertible or exchangeable into Units or other equity interests in the Company or any Subsidiary of the Company, and (c) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Company or any Subsidiary of the Company.
“Event of Withdrawal” means the bankruptcy (as set forth in Sections 18-101(1) and Section 18-304 of the Delaware Act) or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. “Event of Withdrawal” shall not include an event that (a) terminates the existence of a Member for income tax purposes (including (i) a change in entity classification of a Member under Treasury Regulation Section 301.7701-3, (ii) a sale of assets by, or liquidation of, a Member pursuant to an election under Section 336 or 338 of the Code or (iii) merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member) but that (b) does not terminate the existence of such Member under applicable state Law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member).
“Exchange” has the meaning set forth in Section 11.01.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Exchange Act shall be deemed to include any corresponding provisions of future Law.
“Exchange Agent” has the meaning set forth in Section 11.02(a).
“Exchange Date” means the fifth Business Day immediately following the receipt of the Notice of Exchange by the Corporation, unless otherwise set forth in the applicable Notice of Exchange, as permitted under Section 11.02(b).
“Exchange Rate” means the number of shares of Class A Common Stock for which one Class B Paired Interest is entitled to be Exchanged. On the date of this Agreement, the Exchange Rate for the purposes of the Class B Paired Interests shall be one (1), subject to adjustment pursuant to Section 11.03 of this Agreement.
“Exchanging Holder” means a Holder effecting an Exchange pursuant to this Agreement.

“Fair Market Value” means, with respect to any asset, its fair market value determined according to Article XVI.
“Family Member” has the meaning set forth in Section 10.02.
“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.02.
“Group” means any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Units, including groups of Persons that would be required if the Company is subject to Section 13, 14 or 15(d) of the Exchange Act, Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act.
“Holder” means any Member holding Units and shares of Class V Common Stock, other than the Corporation.
“Imputed Underpayment Amount” has the meaning set forth in Section 9.01(b).
“Indemnitee” has the meaning set forth in Section 6.09(b).
“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.
“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.
“Law” means all laws, statutes, ordinances, rules and regulations of the United States, any foreign country and each state, commonwealth, city, county, municipality, regulatory or self-regulatory body, agency or other political subdivision thereof.
“Majority Members” means the Members (which, for the avoidance of doubt, may include the entity that is also the Manager in its capacity as a Member) holding a majority of the Voting Units then outstanding.
“Manager” means the Corporation as the sole “manager” of the Company, and includes any successor thereto designated pursuant to Section 6.04, in its capacity as a manager of the Company. The Manager shall be, and hereby is, designated as a “manager” within the meaning of Section 18-101(10) of the Delaware Act.
“Member” means, as of any date of determination, (a) each Person admitted as a member of the Company pursuant to Section 3.01 and (b) any Person admitted to the Company as a Substituted Member or Additional Member in accordance with Article XIII, in each case, in such Person’s capacity as a member of the Company and only so long as such Person is shown on the Company’s books and records, including the Schedule of Members, as the owner of one or more Units.
“Member Equityholder” means a direct or indirect holder of equity of a Member other than the Corporation.
“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).
“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each “partner nonrecourse debt” (as defined in Treasury Regulation Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulation Section 1.752-1(a)(2)) determined in accordance with Treasury Regulation Section 1.704-2(i)(3).
“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).
“MIPA” has the meaning set forth in the recitals of this Agreement.
“MSP Members” has the meaning set forth in the recitals of this Agreement.
“MSP Members’ Representative” means the representative of the MSP Members as set forth herein, who shall initially be John H. Ruiz.
“MSP Principals” means those undersigned persons designated as MSP Principals.
“MSP Purchased Companies” has the meaning set forth in the recitals of this Agreement.
“Nasdaq” means the Nasdaq Capital Market.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):
(i) any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;
(ii) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be treated as deductible items;
(iii) in the event the Book Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Book Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account, immediately prior to the event giving rise to such adjustment, for purposes of computing Net Income or Net Loss;
(iv) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;
(v) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;
(vi) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss; and
(vii) notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Sections 5.03 and 5.04 shall not be taken into account in computing Net Income and Net Loss.
The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 5.03 and 5.04 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.
“New Warrants” has the meaning set forth in the MIPA.
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).
“Notice” has the meaning set forth in Section 17.05.
“Notice of Exchange” has the meaning set forth in Section 11.02(a).
“Notice of Repurchase” has the meaning set forth in Section 12.02(a).
“Officer” has the meaning set forth in Section 6.07(b).
“Original Agreement” has the meaning set forth in the recitals to this Agreement.
“Other Agreements” has the meaning set forth in Section 10.04.
“Parent Change of Control” means (a) the direct or indirect sale, transfer, conveyance, assignment or exchange (in one or a series of related transactions) (a “Parent Transfer”) of all or substantially all of the Corporation’s assets to a Person or a group of Persons acting in concert (in each case other than an MSP Principal, any Affiliate of an MSP Principal or any Affiliate of the Corporation), (b) a Parent Transfer (in one or a series of related transactions) of a majority of the outstanding shares of Class A Common Stock to a Person or a group of Persons acting in concert (in each case other than an MSP Principal, any Affiliate of an MSP Principal or any Affiliate of the Corporation), or (c) the merger or consolidation of the Corporation with or into another Person that is not an MSP Principal, an Affiliate of an MSP Principal or an Affiliate of the Corporation, in each case in clauses (b) and (c) above, under circumstances in which the holders of a majority in voting power of the outstanding equity securities, immediately prior to such transaction, own less than a majority in voting power of the outstanding Equity Securities, or the surviving or resulting Person immediately following such transaction.
“Partnership Audit Provisions” means Title XI, Section 1101, of the Bipartisan Budget Act of 2015, P.L. 114-74 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof, and any comparable provisions of state or local tax law).
“Partnership Representative” has the meaning set forth in Section 9.01.
“Percentage Interest” means, with respect to any Member, a fractional amount, expressed as a percentage: (a) the numerator of which is the aggregate number of Common Units owned of record thereby and (b) the denominator of which is the aggregate number of Common Units issued and outstanding. The sum of the outstanding Percentage Interests of all Members shall at all times equal one hundred present (100%).
“Permitted Transfer” has the meaning set forth in Section 10.02.
“Person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“Pre-Closing Tax Proceeding” has the meaning set forth in Section 9.01(b).
“Pro rata,” “pro rata portion,” “according to their interests,” “ratably,” “proportionately,” “proportional,” “in proportion to,” “based on the number of Units held,” “based upon the percentage of Units held,” “based upon the number of Units outstanding,” and other terms with similar meanings, when used in the context of a number of Units relative to other Units, means as amongst an individual class or series of Units, pro rata based upon the number of such Units within such class or series of Units.
“Released Interests” has the meaning set forth in Section 12.02(c)(i).
“Repurchase Closing Date” has the meaning set forth in Section 12.02(a).
“Repurchase Notice Date” has the meaning set forth in Section 12.01.
“Revaluation” has the meaning set forth in Section 5.01(c).
“Schedule of Members” has the meaning set forth in Section 3.01(b).
“SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.
“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.
“Share Exchange” has the meaning set forth in Section 11.01(b).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, limited partnership, partnership, trust or other entity with respect to which such Person has the power, directly or indirectly through one or more intermediaries, to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or management committee or similar governing body or entity. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.
“Substituted Member” has the meaning set forth in Section 13.01.
“Tax Amount” has the meaning set forth in Section 4.01(e)(ii).
“Tax Distribution” has the meaning set forth in Section 4.01(e)(i).

“Tax Proceedings” has the meaning set forth in Section 9.01(a).
“Tax Rate” means the highest marginal federal, state and local tax rate for an individual or corporation (as applicable) that is resident in New York, New York applicable to ordinary income, qualified dividend income or capital gains (including, without limitation, the “Medicare” contribution tax imposed on certain investment income under Section 1411 of the Code), as appropriate, taking into account the holding period of the assets disposed of and the year in which the taxable net income is recognized by the Company, but without regard to (a) any deductions under Section 199A of the Code, (b) the deductibility of state and local income taxes for U.S. federal income tax purposes, and (c) any deductions capped at a specific dollar amount provided in the Code or Treasury Regulations.
“Tax Receivable Agreement” means the Tax Receivable Agreement by and among the Company, the Corporation, and the TRA Parties and TRA Representative (in each case, as defined in the Tax Receivable Agreement).
“Taxable Year” means the Company’s Fiscal Year as set forth in Section 8.02, which, where the context requires, may include a portion of a Taxable Year established by the Company to the extent permitted or required by Section 706 of the Code.
“Transfer” (and, with correlative meanings, “Transferring” and “Transferred”) means any sale, assignment, transfer, distribution or other disposition thereof, or other conveyance, creation, incurrence or assumption of a legal or beneficial interest therein, or a participation or Encumbrance therein, or creation of a short position in any such security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instrument, whether directly or indirectly, whether voluntarily or by operation of Law, whether in a single transaction or series of related transactions and whether to a single Person or Group (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law), of (a) any interest (legal or beneficial) in any Equity Securities or (b) any equity or other interest (legal or beneficial) in any Member if substantially all of the assets of such Member consist solely of Units.
“Treasury Regulations” mean the regulations promulgated under the Code, as amended from time to time.
“Unit” means a Unit of Company Interest as established pursuant to Section 3.02; provided, however, that any class or series of Units issued shall provide the members of the Company holding such Units with the relative rights, powers and duties in respect of such Units set forth in this Agreement, and the relative rights, powers and duties of the members of the Company holding such class or series of Units, in respect of such Units, shall be determined in accordance with such relative rights, powers and duties. The members of the Company holding Units in a particular class or series of Units shall be treated as a class or series of Members in respect of the relative rights, powers and duties associated with such class or series of Units.
“Unit Certificate” has the meaning set forth in Section 3.05(c).
“Unvested Corporate Shares” means shares of restricted Class A Common Stock issued pursuant to an Equity Plan that are not vested pursuant to the terms thereof or any award or similar agreement relating thereto.
“Vested Corporate Shares” means the shares of Class A Common Stock issued pursuant to an Equity Plan that are vested pursuant to the terms thereof or any award or similar agreement relating thereto.
“Voting Units” means (a) the Class A Units and (b) any other class or group of Units designated as “Voting Units” pursuant to this Agreement, the Members holding which are entitled to vote on any matter presented to the Members generally under this Agreement for approval; provided that (i) no vote by the Members holding Voting Units shall have the power to override any action taken by the Manager (unless the prior approval of the Members holding such Voting Units is required for such action), or to remove or replace the Manager, (ii) the Members, in such capacity, have no ability to take part in the conduct or control of the Company’s business, and (iii) notwithstanding any vote by Members under this Agreement, the Manager shall retain exclusive management power over the business and affairs of the Company in accordance with Section 6.01(a).
“Warrant Exercise Price” means the “Exercise Price” as such term is defined in the New Warrant Agreement (subject to adjustment as set forth therein).
“Warrant Exercise Repurchase” has the meaning set forth in Section 12.01.
“Withholding Advances” has the meaning set forth in Section 5.05(b).

ARTICLE II
ORGANIZATIONAL MATTERS
Section 2.01. Formation of Company.
(a) [•] was designated as an “authorized person” within the meaning of the Delaware Act and under the Original Agreement and executed, delivered and filed the initial Certificate of Formation of the Company with the Secretary of State of the State of Delaware on [•], 2021. Upon the filing of the initial Certificate of Formation of the Company with the Secretary of State of the State of Delaware on the Formation Date, his or her powers as an “authorized person” ceased and the Manager and each Officer thereupon became designated as an “authorized person” within the meaning of the Delaware Act, and each shall continue as a designated “authorized person” within the meaning of the Delaware Act.
(b) The Company, and the Manager and any Officer, for, in the name of and on behalf of the Company, may perform under and consummate the transactions contemplated by the MIPA, and all documents, agreements, certificates or instruments contemplated thereby or related thereto, all without any further act, vote, approval or consent of any Member or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, including the Delaware Act and other applicable Law. The foregoing authorization shall not be deemed a restriction on the Manager or any Officer to enter into any agreements on behalf of the Company otherwise permitted by this Agreement.
Section 2.02. Name. The name of the Company shall be “Lionheart II Holdings, LLC.” The Manager in its sole discretion may change the name of the Company at any time and from time to time, which name change shall be effective upon the filing of a Certificate of Amendment of the Certificate of Formation of the Company or an Amended and Restated Certificate of Formation of the Company with the Secretary of State of the State of Delaware and shall not require an amendment to this Agreement. Notification of any such change shall be given to all of the Members and, to the extent practicable, to all of the other holders of any Equity Securities of the Company then outstanding. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Manager.
Section 2.03. Purpose. The purpose of the Company shall be to engage in any lawful act or activity for which limited liability companies may be organized under the Delaware Act, and to engage in any and all activities necessary or incidental to the foregoing.
Section 2.04. Principal Office; Registered Agent. The principal office of the Company shall be at [2701 Le Jeune Road, Floor 10, Coral Gables, Florida 33134], or such other place as the Manager may from time to time designate. The initial registered agent for service of process on the Company in the State of Delaware, and the address of such agent, shall be c/o [Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801]. The Manager may from time to time change the Company’s registered agent, and the address of such agent, in the State of Delaware, which change in registered agent and address shall be effective upon the filing of a Certificate of Amendment of the Certificate of Formation of the Company or an Amended and Restated Certificate of Formation of the Company with the Secretary of State of the State of Delaware and shall not require an amendment to this Agreement.
Section 2.05. Term. The term of the Company commenced upon the Formation Date and shall continue in existence until termination of the Company in accordance with the provisions of Section 15.04 and the Delaware Act.
Section 2.06. No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership or a limited liability partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last three sentences of this Section 2.06, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes. Each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such tax treatment. The Manager shall not take any action that could reasonably be expected to cause the Company to be treated as a corporation for U.S. federal and, if applicable, state and local income tax purposes.

ARTICLE III

MEMBERS; UNITS; CAPITALIZATION
Section 3.01. Members.
(a) The Corporation was, upon its execution of a counterpart signature page to the Original Agreement, admitted as a member of the Company effective as of the time of the filing of the initial Certificate of Formation of the Company with the Secretary of State of the State of Delaware, continues to be a member of the Company as of the execution and delivery of this Agreement and shall be listed on the Schedule of Members as of the execution and delivery of this Agreement. Each of the other Members listed on Exhibit E to this Agreement shall, upon its execution of a counterpart signature page to this Agreement, automatically be admitted as a member of the Company effective as of the execution and delivery of this Agreement and shall be listed on the Schedule of Members as of the execution and delivery of this Agreement.
(b) Each Member is deemed to have made a Capital Contribution to the Company in consideration of the issuance of the number of Units set forth opposite such Member’s name on the Schedule of Members.
(c) The Company shall maintain a schedule of Members setting forth: (i) the name and address of each Member; (ii) the aggregate number of outstanding Units and the number and class or series of outstanding Units held by each Member; (iii) the aggregate amount of cash and non-cash Capital Contributions that have been made by each Member with respect to such Member’s Units; (iv) the Fair Market Value of any property other than cash contributed by each Member with respect to such Member’s Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject); and (v) the aggregate amount by which the Manager has adjusted such Member’s Capital Contributions pursuant to the definition of Book Value (such schedule, the “Schedule of Members”). Exhibit E to this Agreement sets forth the Schedule of Members as of the date hereof. To the fullest extent permitted by the Delaware Act or other applicable Law and subject to Sections 3.03, 3.04, 3.09 and 3.10, (A) the Schedule of Members shall be the definitive record of the outstanding Units, the ownership of each outstanding Unit and all relevant information with respect to each Member, (B) any reference in this Agreement to the Schedule of Members shall be deemed a reference to the Schedule of Members as amended, updated or amended and restated and as in effect from time to time, and (C) Company shall be entitled to recognize the exclusive right of a Person registered on the Schedule of Members as the owner of the outstanding Units shown on the Schedule of Members for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof.
(d) Upon any change in the number or ownership of outstanding Units or a change in Members (whether upon an issuance of Units, a conversion of Units into a different number of Units, a reclassification, subdivision, combination or cancellation of Units, a Transfer of Units, a repurchase or redemption or an exchange of Units, a resignation of a Member or otherwise), in each case, in accordance with this Agreement, (i) the Schedule of Members shall automatically be deemed (notwithstanding the failure of the Officers to take the action described in clause (ii) below) to be amended or updated to reflect such change, and (ii) the Officers shall promptly amend, update or amend and restate the Schedule of Members to reflect such change, all without further act, vote, approval or consent of the Manager, Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, including the Delaware Act and any other applicable Law.
(e) No Member shall be required or, except as approved by the Manager pursuant to Section 6.01 and in accordance with the other provisions of this Agreement, permitted to loan any money or property to the Company or borrow any money or property from the Company.
Section 3.02. Units.
(a) Each Company Interest shall be represented by “Units.” The Units are comprised solely of Common Units.
(b) Common Units.
(i) The Class A Units shall be Common Units issued and held solely by the Corporation and are hereby designated as “Voting Units.” [•] Common Units shall be authorized for issuance by the Company as Class A Units.

(ii) The Class B Units shall be Common Units issued and held solely by the Members other than the Corporation, and shall, along with the shares of Class V Common Stock held in tandem with the Class B Units, be entitled to shares of Class A Common Stock in an Exchange, and shall not be entitled to vote with respect to any matter presented to the Members generally under this Agreement, the Delaware Act, or otherwise. [•] Common Units shall be authorized for issuance by the Company as Class B Units.
Section 3.03. Automatic Conversion of Units.
(a) The Company, the Corporation, the Manager, the Members and any other Person that is a party to or is otherwise bound by this Agreement hereby acknowledges and agrees that it is the intention of this Article III to maintain at all times a one-to-one ratio between (i) the number of outstanding Class A Units held by the Corporation and (ii) the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, (A) Unvested Corporate Shares, (B) treasury shares of the Corporation, (C) non-economic voting shares of the Corporation, such as shares of Class V Common Stock, or (D) Preferred Stock or other debt or equity securities (including, without limitation, warrants, options and rights) issued by the Corporation that are convertible into or exercisable or exchangeable for shares of Class V Common Stock (except to the extent the net proceeds from such other securities, including, without limitation, any exercise or purchase price payable upon conversion, exercise or exchange thereof, have been contributed by the Corporation to the equity capital of the Company) (clauses (A), (B), (C) and (D), collectively, the “Disregarded Shares”). In the event the Corporation issues shares of Class A Common Stock, transfers or delivers from treasury shares of Class A Common Stock or repurchases or redeems shares of Class A Common Stock, the Company and the Corporation shall undertake all necessary actions (including payments of appropriate consideration by the Corporation to the Company for the issuance to the Corporation of Class A Units), such that, after giving effect to all such issuances, transfers or deliveries, repurchases or redemptions, the number of outstanding Class A Units owned by the Corporation shall equal, on a one-for-one basis, the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, the Disregarded Shares.
(b) In the event that the Corporation shall effect a reclassification, subdivision, combination or cancellation of outstanding shares of Class A Common Stock (including a subdivision effected by the Corporation declaring and paying a dividend of Class A Common Stock on outstanding shares of Class A Common Stock), then the number of outstanding Class A Units shall automatically be reclassified, subdivided, combined or cancelled in the same manner such that, after giving effect to such reclassification, subdivision, combination or cancellation, the number of outstanding Class A Units owned by the Corporation shall equal, on a one-for-one basis, the number of outstanding shares of Class A Common Stock, disregarding for such purposes, the Disregarded Shares, all without further act, vote, approval or consent of the Manager, the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, including the Delaware Act and any other applicable Law.
(c) In the event that the Corporation shall issue additional shares of Class A Common Stock, or transfer or deliver from treasury additional shares of Class A Common Stock (including shares issued in respect of preferred stock or other debt or equity securities that are convertible into or exercised for shares of Class A Common Stock), in each case, for cash or other consideration (other than pursuant to Article XI of this Agreement), then the Corporation shall contribute such consideration to the Company as a Capital Contribution and the Company shall issue a number of Class A Units to the Corporation that is equal to the number of shares of Class A Common Stock so issued, transferred or delivered, all without further act, vote, approval or consent of the Manager, the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, including the Delaware Act and any other applicable Law.
(d) In the event the Corporation issues shares of preferred stock, transfers or delivers from treasury shares of preferred stock or repurchases or redeems shares of the Corporation’s preferred stock, the Company and the Corporation shall undertake all actions, if requested or directed by the Manager, such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the Corporation holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) Units in the Company which (in the good faith determination by the Manager) are in the aggregate substantially equivalent in all respects to the outstanding shares of preferred stock of the Corporation so issued, transferred, delivered, repurchased or redeemed.

(e) The Company shall not undertake any subdivision (by any Class A Unit split, Class A Unit distribution, reclassification, recapitalization or similar event) or combination (by reverse Class A Unit split, reclassification, recapitalization or similar event) of outstanding Class A Units owned by the Corporation that is not accompanied by an identical reclassification, subdivision, combination or cancellation of outstanding shares of Class A Common Stock in order to maintain at all times a one-to-one ratio between (i) the number of Class A Units owned by the Corporation and (ii) the shares of Class A Common Stock, disregarding for such purpose, the Disregarded Shares, unless such reclassification, subdivision, combination or cancellation is necessary to maintain at all times a one-to-one ratio between the number of Class A Units owned by the Corporation and the shares of Class A Common Stock, disregarding for such purpose, the Disregarded Shares.
(f) Notwithstanding anything in this Agreement to the contrary, the Company, and the Manager, for, in the name of and on behalf of the Company, shall only be permitted to issue additional Units or other Equity Securities in the Company to the Persons and on the terms and conditions provided for in this Section 3.03, Section 3.09 and Section 3.10. This Section 3.03(f) shall not restrict the Company from causing a Subsidiary of the Company to issue Equity Securities of such Subsidiary.
Section 3.04. Repurchase or Redemption of Shares of Class A Common Stock. If, at any time, any outstanding shares of Class A Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement, but in each case excluding any Warrant Exercise Repurchase) by the Corporation for cash, then a corresponding number of Class A Units held by the Corporation shall automatically be redeemed for cash at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Class A Common Stock being repurchased or redeemed by the Corporation (plus any expenses related thereto) and upon such other terms as are the same for the shares of Class A Common Stock being repurchased or redeemed by the Corporation, all without further act, vote, approval or consent of the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, including the Delaware Act and other applicable Law, and the Corporation shall surrender any certificates representing the Class A Units so redeemed to the Company duly endorsed in blank. Notwithstanding anything in this Agreement to the contrary, the Company shall not make any repurchase or redemption if such repurchase or redemption would violate any applicable Law or the Manager otherwise has notified the Corporation that the Company does not have funds available for such repurchase or redemption.
Section 3.05. Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.
(a) Units shall not be certificated unless otherwise determined by the Manager. If the Manager determines that one or more class or series of Units shall be certificated, each such certificate shall be signed by or in the name of the Company, by the Chief Executive Officer or any other officer designated by the Manager and represent the number of the class or series of Units held by such holder. Except with respect to each Unit elected to be treated as a “security” as provided in Section 3.05(b), such certificate shall be in such form (and shall contain such legends) as the Manager may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the fullest extent permitted by applicable Law. The Manager agrees that it shall not elect to treat any class or series of Unit that is “certificated” pursuant to this Section 3.05(a) as a “security” within the meaning of Article 8 of the Uniform Commercial Code of any applicable jurisdiction unless thereafter all Units of such class or series of Units then outstanding are represented by one or more certificates.
(b) If any class or series of Units are “certificated” pursuant to Section 3.05(a), the Manager may elect to treat each such Unit as a “security” within the meaning of, and governed by (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 and the Company shall have “opted-in” to such provisions for the purposes of the Uniform Commercial Code. The Units shall not be considered a “security” for any other purpose unless otherwise expressly provided in this Agreement.
(c) If the Manager authorizes the Company to issue “certificates” with respect to a class or series of Units pursuant to Section 3.05(a) and elects to treat such class or series of Units as “securities” as provided in

Section 3.05(b), then the Company shall maintain books for the purpose of registering the transfer of such class a series of Units (which books and records may be the Schedule of Members) and, notwithstanding anything in this Agreement to the contrary, the transfer of any Unit of such class or series shall require the delivery of an endorsed certificate and any transfer of any Unit of such class or series shall not be deemed effective until the transfer is registered in the books and records of the Company (which books and records may be the Schedule of Members). If the Manager authorizes the Company to issue certificates as provided in Section 3.05(a) and elects to treat such class or series of Units as “securities” as provided in Section 3.05(b), then a Unit of the relevant class or series shall be represented by a certificate substantially in the form attached hereto as Exhibit B a “Unit Certificate”, and shall contain substantially the following legend: “THE TRANSFER OF THIS CERTIFICATE AND THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED HEREBY IS RESTRICTED AS PROVIDED IN THE FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF LIONHEART II HOLDINGS, LLC ENTERED INTO EFFECTIVE AS OF [•], 2022, AS THE SAME MAY BE AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME.”
(d) If Units are certificated, the Manager may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Manager of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Manager may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.
Section 3.06. Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).
Section 3.07. No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.
Section 3.08. Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 3.01(e), the amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.
Section 3.09. Corporation Stock Incentive Plans.
(a) Nothing in this Agreement shall be construed or applied to preclude or restrain the Corporation from adopting, implementing, modifying or terminating any Equity Plan or from issuing Vested Corporate Shares or Unvested Corporate Shares. The Corporation may implement any Equity Plans and any actions taken under such Equity Plans (such as the grant or exercise of options to acquire shares of Class A Common Stock or the issuance of Unvested Corporate Shares), in a manner determined by the Corporation, in accordance with this Section 3.09. The Members, the Manager, the Corporation and any other Person that is a party to or is otherwise bound by this Agreement hereby acknowledge and agree that, in the event that an Equity Plan is adopted, implemented, modified or terminated by the Corporation in a manner that is not in accordance with this Section 3.09, amendments to this Section 3.09 may become necessary or advisable and may be effected by the Manager in good faith without further act, vote, approval or consent of the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, including the Delaware Act any other applicable Law. In the event that shares of Class A Common Stock issued by the Corporation under an Equity Plan become vested pursuant to the terms thereof or any award or similar agreement relating thereto, then the number of outstanding Class A Units owned by the Corporation shall automatically be converted into and become that number of outstanding Class A Units that would result if a corresponding number of outstanding Class A Units were issued to the Corporation, such that the number of outstanding Class A Units owned by the Corporation shall equal, on a one-for-one basis, the number of outstanding shares of Class A Common Stock, disregarding for such purposes, the Disregarded Shares, all without further act, vote, approval or consent of the Manager, the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, including the Delaware Act and any other applicable Law.

(b) For accounting and tax purposes, the Manager may cause the Company to take the following actions in connection with equity-based awards granted pursuant to an Equity Plan:
(i) in the event that the Corporation incurs any compensation expense in connection with any such award granted to an individual directly or indirectly employed by, or engaged to provide services to, the Corporation as consideration for such employment or services, then the Company may, without duplication of any reimbursement made pursuant to Section 6.06, reimburse or be deemed to reimburse the Corporation for a portion of the compensation expense equal to the amount includible in the taxable income of such individual; and
(ii) at the time any Class A Units are issued to the Corporation in accordance with Section 3.03 in connection with any such award granted to an individual who is directly or indirectly employed by, or engaged to provide services to, the Company or any of its Subsidiaries as consideration for such employment or services, then the Company or its applicable Subsidiary may be deemed to (A) purchase a number of shares of Class A Common Stock equal to the number of Common Units issued from the Corporation for their Fair Market Value and (B) transfer the shares of Class A Common Stock includible in such individual’s taxable income to such individual as compensation.
(c) At the time any Class A Units are issued to the Corporation in accordance with Section 3.03 in connection with equity-based awards granted pursuant to an Equity Plan, the Corporation shall be deemed to have made a Capital Contribution in exchange for such Class A Units in an amount equal to (i) the number of Class A Units issued multiplied by (ii) the Fair Market Value of a share of Class A Common Stock on the date upon which the event triggering the issuance of such Class A Units occurred; provided that, where applicable, the Company shall be deemed to have contributed such amount to the capital of the Subsidiary that is the recipient of the award holder’s employment or services.
Section 3.10. Dividend Reinvestment Plan, Cash Option Purchase Plan, Equity Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by the Corporation in respect of any dividend reinvestment plan, cash option purchase plan, Equity Plan, stock incentive or other stock or subscription plan or agreement (other than any amounts received in order to satisfy any tax obligations), either (a) shall be utilized by the Corporation to effect open market purchases of shares of Class A Common Stock, or (b) if the Corporation elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by the Corporation to the Company in exchange for additional Class A Units. Upon such contribution, the Company will issue to the Corporation a number of Class A Units equal to the number of new shares of Class A Common Stock so issued.
ARTICLE IV

DISTRIBUTIONS
Section 4.01. Distributions.
(a) Distributions Generally. Except as otherwise provided in Section 15.02, Distributions shall be made to the Members as set forth in this Section 4.01, at such times and in such amounts as the Manager, in its sole discretion, shall determine. Notwithstanding anything in this Agreement to the contrary, the Company shall not make any Distribution to any Member on account of any Company Interest if such Distribution would violate any applicable Law.
(b) Distributions to the Members. Subject to Section 4.01(e), at such times and in such amounts as the Manager, in its sole discretion, shall determine, Distributions shall be made to the Members in proportion to their respective Percentage Interests.
(c) Distributions to the Corporation. Notwithstanding the provisions of Section 4.01(b), the Manager, in its sole discretion, may authorize that (i) cash be paid to the Corporation (which payment shall be made without pro rata Distributions to the other Members) in exchange for the redemption, repurchase or other acquisition of shares of Class A Common Stock in accordance with Section 3.04 to the extent that such cash payment is used to redeem, repurchase or otherwise acquire an equal number of Units held by the Corporation and (ii) to the extent that the Manager determines that expenses or other obligations of the Corporation are related to its role as the Manager or the business and affairs of the Corporation that are conducted through the Company or any of the Company’s direct or indirect Subsidiaries, cash (and, for the avoidance of doubt, only cash) Distributions may be made to the Corporation (which Distributions shall be made without pro rata Distributions to the other Members) in amounts required for the Corporation to pay (A) operating, administrative and other similar costs incurred by the Corporation, including payments in respect of indebtedness of the Company and preferred stock, to the extent the proceeds are used or will be used by the Corporation to pay expenses or other obligations described in this clause (ii) (in either case only to the extent economically equivalent indebtedness of the Company or Equity Securities of the Company were not issued to the Corporation), payments representing interest with respect to payments not made when due under the terms of the Tax Receivable Agreement and payments pursuant to any legal, tax, accounting and other professional fees and expenses (but, for the avoidance of doubt, excluding any tax liabilities of the Corporation), (B) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, the Corporation, (C) fees and expenses (including any underwriters discounts and commissions) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by the board of directors of the Corporation and (D) other fees and expenses in connection with the maintenance of the existence of the Corporation (including any costs or expenses associated with being a public company listed on a national securities exchange). For the avoidance of doubt, Distributions made under this Section 4.01(c) may not be used to pay or facilitate dividends or distributions on the Class A Common Stock and must be used solely for one of the express purposes set forth under clause (i) or (ii) of the immediately preceding sentence.
(d) Distributions in Kind. Any Distributions in kind shall be made at such times and in such amounts as the Manager, in its sole discretion, shall determine based on their Fair Market Value as determined by the Manager in the same proportions as if distributed in accordance with Section 4.01(b), with all Members participating in proportion to their respective Percentage Interests. If cash and property are to be distributed in kind simultaneously, the Company shall distribute such cash and property in kind in the same proportion to each Member.
(e) Tax Distributions.
(i) Before distributing amounts pursuant to Section 4.01(a)-(d), to the fullest extent permitted by applicable Law and consistent with the Company’s obligations to its creditors, the Company shall make cash Distributions by wire transfer of immediately available funds to the Members (“Tax Distributions”) on a quarterly basis until each Member has received an amount equal to its Tax Amount for such Taxable Year or portion thereof; provided that the distributions to be made to each Member hereunder shall be reduced by any amounts to be distributed or previously distributed to such Member pursuant to Section 4.01(a)-(d) or this Section 4.01(e) during such Taxable Year, which distributions shall be taken into account in determining whether the Member has received an amount at least equal to its Tax Amount.
(ii) A Member’s “Tax Amount” is equal to the product of (i) the amount of taxable income allocated to such Member for the relevant Taxable Year or portion thereof, and (ii) the Tax Rate.
(iii) In the event that the funds available under Section 4.01 for any Tax Distribution to be made hereunder are insufficient to pay the full amount of the Tax Distribution that would otherwise be required under this Section 4.01(e), the reduced amount of such Tax Distribution shall be distributed to the Members on a pro rata basis (according to the amounts that would have been distributed to each Member pursuant to this Section 4.01(e) if funds available under Section 4.01 had existed in a sufficient amount to make such Tax Distribution in full). At any time thereafter when additional funds of the Company are available for distribution pursuant to Section 4.01(e), such funds shall be immediately distributed to the Members on a pro rata basis (according to the amounts that would have been distributed to each Member pursuant to this Section 4.01(e) if funds available for distribution pursuant to Section 4.01 had existed in a sufficient amount to make such Tax Distribution in full).
(iv) Any distributions made pursuant to this Section 4.01(e) to a Member shall be treated for purposes of this Agreement as an advance against any future distributions made with respect to such Member, and shall reduce (on a dollar-for-dollar basis until fully recovered) the amount of any future distributions made with respect to such Member pursuant to Section 4.01 and the amount of proceeds allocable to such Member upon a Transfer pursuant to this Agreement provided, that if a Tax Distribution has not been fully recovered by the Company by way of an offset against distributions otherwise due to the recipient Member under Section 4.01 at the time such Member withdraws or disposes of its interest in the Company or the Company liquidates, such Member shall repay the unreimbursed amount to the Company, and the Company shall have the right to set off such amount against any amount otherwise due to such Member.
(f) Assignment. Member Equityholders shall have the right to assign to any Transferee of Common Units, pursuant to a Transfer made in compliance with this Agreement, the right to receive any portion of the amounts distributable or otherwise payable to such Member Equityholder pursuant to Section 4.01(b).
ARTICLE V

CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS
Section 5.01. Capital Accounts.
(a) Maintenance of Capital Accounts. The Company shall maintain a Capital Account for each Member on the books of the Company in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such provisions, the following provisions:
(i) Each Member listed on the Schedule of Members shall be credited with the Business Combination Date Capital Account Balance set forth on the Schedule of Members. The Officers shall amend, update or amend and restate the Schedule of Members after the closing of the Business Combination and from time to time to reflect adjustments to the Members’ Capital Accounts made in accordance with Sections 5.01(a)(ii), 5.01(a)(iii), 5.01(a)(iv), 5.01(c) or otherwise, all without further act, vote, approval or consent of the Manager, Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, including the Delaware Act and any other applicable Law.
(ii) To each Member’s Capital Account there shall be credited: (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Net Income and any item in the nature of income or gain that is allocated pursuant to Section 5.02 and (C) the amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member.
(iii) To each Member’s Capital Account there shall be debited: (A) the amount of money and the Book Value of any property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Net Loss and any items in the nature of expenses or losses that are allocated to such Member pursuant to Section 5.02 and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.
(iv) In determining the amount of any liability for purposes of subparagraphs (ii) and (iii) above there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.
The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Manager shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are maintained (including debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or the Members), the Manager may make such modification so long as such modification will not have any effect on the amounts distributed to any Person pursuant to Article XV upon the dissolution of the Company. The Manager also shall (i) make any adjustments that are necessary or appropriate to maintain equality between Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).
(b) Succession to Capital Accounts. In the event any Person becomes a Substituted Member in accordance with the provisions of this Agreement, such Substituted Member shall succeed to the Capital Account of the former Member to the extent such Capital Account relates to the Units transferred.

(c) Adjustments of Capital Accounts. The Company shall revalue the Capital Accounts of the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (a “Revaluation”) at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for one or more Units; (ii) the Distribution by the Company to a Member of more than a de minimis amount of property in respect of one or more Units; (iii) the issuance by the Company of more than a de minimis amount of Units as consideration for the provision of services to or for the benefit of the Company (as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii)); and (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interest of the Members.
(d) No Member shall be entitled to withdraw capital or receive Distributions except as specifically provided in this Agreement. A Member shall, to the fullest extent permitted by applicable Law, have no obligation to the Company, to any other Member or to any creditor of the Company to restore any negative balance in the Capital Account of such Member. Except as expressly provided elsewhere in this Agreement, no interest shall be paid on the balance in any Member’s Capital Account.
(e) Whenever it is necessary for purposes of this Agreement to determine a Member’s Capital Account on a per Unit basis, such amount shall be determined by dividing the Capital Account of such Member attributable to the applicable class of Units held of record by such Member by the number of Units of such class held of record by such Member.
Section 5.02. Allocations. Except as otherwise provided in this Agreement, and after giving effect to the special allocations set forth in Sections 5.03 and 5.04, Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company shall be allocated among the Capital Accounts of the Members pro rata in accordance with their respective Percentage Interests. Notwithstanding the foregoing, the Manager shall make such adjustments to Capital Accounts as it determines in its sole discretion (after consultation with the MSP Members’ Representative) to be appropriate to ensure allocations are made in accordance with a Member’s interest in the Company.
Section 5.03. Special Allocations.
(a) The following special allocations shall be made in the following order:
(i) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the immediately preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.03(a)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(ii) Member Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.03(a)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or Distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as promptly as possible; provided that an allocation pursuant to this Section 5.03(a)(iii) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.03(a)(iii) were not in the Agreement.
(iv) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in a manner determined by the Manager consistent with Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).
(v) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(j)(1).
(vi) Gross Income Allocation. In the event that any Member has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (1) the amount (if any) that such Member is obligated to restore to the Company upon complete liquidation of such Member’s Company Interest and (2) the amount that such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess to eliminate such deficit as quickly as possible, provided that an allocation pursuant to this Section 5.03(a)(vi) shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article V have been tentatively made as if this Section 5.03(a)(vi) and Section 5.03(a)(iii) were not in the Agreement.
(vii) Limitation on Allocation of Net Loss. To the extent that any allocation of Net Loss (or items of loss) would cause or increase an Adjusted Capital Account Deficit as to any Member, such allocation of Net Loss (or items of loss) shall be reallocated (x) first, among the other Members of Class A Units in accordance with their respective Percentage Interests, and if such reallocation would cause or increase an Adjusted Capital Account Deficit as to such Members (y) thereafter.
(viii) Section 754 Adjustments. (A) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases the basis of such asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income and Net Loss, and further (B) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a Distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to such Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such Distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
(b) Curative Allocations. The allocations set forth in Section 5.03(a)(i) through Section 5.03(a)(viii) and Section 5.03(c) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury

Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.03(b). Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 5.02 and 5.03.
(c) Loss Limitation. Net Loss (or individual items of loss or deduction) allocated pursuant to Sections 5.02 and 5.03 hereof shall not exceed the maximum amount of Net Loss (or individual items of loss or deduction) that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Loss (or individual items of loss or deduction) pursuant to Sections 5.02 and 5.03 hereof, the limitation set forth in this Section 5.03(c) shall be applied on a Member by Member basis and Net Loss (or individual items of loss or deduction) not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Net Loss to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). Any reallocation of Net Loss pursuant to this Section 5.03(c) shall be subject to chargeback pursuant to the curative allocation provision of Section 5.03(b).
Section 5.04. Other Allocation Rules.
(a) Interim Allocations Due to Percentage Adjustment. If a Percentage Interest is the subject of a Transfer or the Members’ Company Interest changes pursuant to the terms of the Agreement during any Fiscal Year, the amount of Net Income and Net Loss (or items thereof) to be allocated to the Members for such entire Fiscal Year shall be allocated to the portion of such Fiscal Year which precedes the date of such Transfer or change (and if there shall have been a prior Transfer or change in such Fiscal Year, which commences on the date of such prior Transfer or change) and to the portion of such Fiscal Year which occurs on and after the date of such Transfer or change (and if there shall be a subsequent Transfer or change in such Fiscal Year, which precedes the date of such subsequent Transfer or change), in accordance with a pro rata allocation unless the Manager elects to use an interim closing of the books, and the amounts of the items so allocated to each such portion shall be credited or charged to the Members in accordance with Sections 5.02 and 5.03 as in effect during each such portion of the Fiscal Year in question. Such allocation shall be in accordance with Section 706 of the Code and the regulations thereunder and made without regard to the date, amount or receipt of any Distributions that may have been made with respect to the transferred Percentage Interest to the extent consistent with Section 706 of the Code and the regulations thereunder. As of the date of such Transfer, the Transferee shall succeed to the Capital Account of the Transferor with respect to the transferred Units.
(b) Tax Allocations; Section 704(c) of the Code. For U.S. federal, state and local income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Members in accordance with the allocations of the corresponding items for Capital Account purposes under Sections 5.02 and 5.03, except that in accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company and with respect to reverse Section 704(c) of the Code allocations described in Treasury Regulations 1.704-3(a)(6) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its initial Book Value or its Book Value determined pursuant to Treasury Regulation 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Book Value) using the traditional allocation method under Treasury Regulation 1.704-3(b). Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.04(b), Section 704(c) of the Code (and the principles thereof), and Treasury Regulation 1.704-1(b)(4)(i) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss, other items, or Distributions pursuant to any provision of this Agreement.
(c) Modification of Allocations. The allocations set forth in Sections 5.02, 5.03 and 5.04 are intended to comply with certain requirements of the Treasury Regulations. Notwithstanding the other provisions of this

Article V, the Manager shall be authorized to make, in its reasonable discretion, appropriate amendments to the allocations of Net Income and Net Loss (and to individual items of income, gain, loss, deduction and credit) pursuant to this Agreement (i) in order to comply with Section 704 of the Code or applicable Treasury Regulations, (ii) to allocate properly Net Income and Net Loss (and individual items of income, gain, loss, deduction and credit) to those Members that bear the economic burden or benefit associated therewith and (iii) to cause the Members to achieve the objectives underlying this Agreement as reasonably determined by the Manager.]
Section 5.05. Withholding.
(a) Tax Withholding.
(i) If requested by the Manager, each Member shall, if able to do so, deliver to the Manager: (A) an affidavit in form satisfactory to the Company that the applicable Member (or its partners or members, as the case may be) is not subject to withholding under the provisions of any applicable Law; (B) any certificate that the Company may reasonably request with respect to any such Laws; or (C) any other form or instrument reasonably requested by the Company relating to any Member’s status under such Law. In the event that a Member fails or is unable to deliver to the Company an affidavit described in subclause (A) of this clause (i), the Company may withhold amounts from such Member in accordance with Section 5.05(b).
(ii) After receipt of a written request of any Member, the Manager shall provide such information to such Member and take such other lawful action as may be reasonably necessary to assist such Member in making any necessary filings, applications or elections to obtain any available exemption from, or any available refund of, any withholding imposed by any foreign taxing authority with respect to amounts distributable or items of income allocable to such Member hereunder to the extent not adverse to the Company or any other Member. In addition, the Manager shall, at the request of any Member, make or cause to be made (or cause the Company to make) any such filings, applications or elections; provided that any such requesting Member shall cooperate with the Company, with respect to any such filing, application or election to the extent reasonably determined by the Manager and that any filing fees, taxes or other out-of-pocket expenses reasonably incurred and related thereto shall be paid and borne by such requesting Member or, if there is more than one requesting Member, by such requesting Members in accordance with their relative Percentage Interests.
(b) Withholding Advances. To the extent the Company is required by applicable Law to withhold or to make tax payments on behalf of or with respect to any Member (e.g., backup withholding) (“Withholding Advances”), the Company may withhold such amounts and make such tax payments as so required.
(c) Repayment of Withholding Advances. All Withholding Advances made on behalf of a Member, plus interest thereon at a rate equal to the Base Rate as of the date of such Withholding Advances plus two percent (2.0%) per annum, shall (i) be paid on demand by the Member on whose behalf such Withholding Advances were made (it being understood that no such payment shall increase such Member’s Capital Account), or (ii) with the consent of the Manager and the affected Member be repaid by reducing the amount of the current or next succeeding Distribution or Distributions that would otherwise have been made to such Member or, if such Distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Whenever repayment of a Withholding Advance by a Member is made as described in clause (ii) of this Section 5.05(c), for all other purposes of this Agreement such Member shall be treated as having received all Distributions (whether before or upon any dissolution or liquidation of the Company) unreduced by the amount of such Withholding Advance and interest thereon.
(d) Withholding Advances — Reimbursement of Liabilities. Each Member hereby agrees to reimburse the Company for any liability with respect to Withholding Advances (including interest thereon) required or made on behalf of or with respect to such Member (including penalties imposed with respect thereto).

ARTICLE VI

MANAGEMENT
Section 6.01. Authority of Manager.
(a) Except for situations in which the approval of any Member(s) is specifically required by the Delaware Act or this Agreement, (i) the business and affairs of the Company shall be managed exclusively by or under the direction of the Manager, and (ii) the Manager shall conduct, direct and exercise full control over all activities of the Company. Except as otherwise expressly provided for in this Agreement, the Members hereby consent to the exercise by the Manager of all such powers and rights conferred by the Delaware Act with respect to the management and control of the Company. The initial Manager shall be the Corporation.
(b) The Manager shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, reorganization or other combination of the Company with or into another entity, all without further act, vote, approval or consent of the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law; provided, that, for the avoidance of doubt, nothing herein shall alter in any respect any rights under the Corporation’s organizational documents or applicable Law of a stockholder or stockholders of the Corporation to approve such sale, lease, exchange or other disposition or a Member, in its capacity as a holder of shares of the Corporation, to vote such shares in connection therewith.
Section 6.02. Actions of the Manager. The Manager may authorize any Officer or other Person or Persons to act on behalf of the Company pursuant to Section 6.07.
Section 6.03. Resignation; Removal. The Manager may resign at any time by giving written notice to the Members. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Members, and the acceptance of the resignation shall not be necessary to make it effective. The Manager may be removed at any time by the Corporation.
Section 6.04. Vacancies. Vacancies in the position of Manager occurring for any reason shall be filled by the Corporation.
Section 6.05. Transactions Between Company and Manager. The Manager may cause the Company to contract and deal with the Manager, or any Affiliate of the Manager; provided such contracts and dealings are on terms comparable to those available to the Company from others dealing with the Company at arm’s length or are approved by the Majority Members.
Section 6.06. Reimbursement for Expenses. The Manager shall not be compensated for its services as Manager except as expressly provided in this Agreement. To the extent practicable, expenses incurred by the Manager on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to the Manager or any of its Affiliates by the Company pursuant to this Section 6.06 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code and shall not be treated as Distributions for purposes of computing the Members’ Capital Accounts.
Section 6.07. Delegation of Authority.
(a) The Manager may, from time to time, delegate to one or more Officers or other Persons such authority and duties as the Manager may deem advisable. The salaries or other compensation, if any, of agents of the Company (other than the Officers) shall be fixed from time to time by the Manager, subject to the other provisions in this Agreement.
(b) The day-to-day business and operations of the Company shall be overseen and implemented, subject to the supervision and direction of the Manager, by officers of the Company having such titles [(including “chief executive officer,” “president,” “chief financial officer,” “chief operating officer,” “vice president,” “secretary,” “assistant secretary,” “treasurer” or assistant treasurer”)] as the Manager may deem advisable (each, an “Officer” and collectively, the “Officers”). Each Officer shall be appointed by the Manager and shall hold office until his or her successor shall be duly designated and qualified or until his or her death or until he or she shall resign or shall have been removed by the Manager. Any one individual may hold more than one office. Subject to the other provisions in this Agreement, the salaries or other compensation, if any, of the Officers shall be fixed from time to time by the Manager. The authority and responsibility of the Officers shall include, but not be limited to, such duties as the Manager may, from time to time, delegate to them and the carrying out of the Company’s business and affairs on a day-to-day basis. Effective as of the execution and delivery of this Agreement, the Manager hereby removes the existing Officers from their respective offices and hereby appoints each of the individuals listed on Exhibit C to the office or offices set forth next to his or her name. Following the date hereof, the Manager may remove, replace or change any such Officers listed on Exhibit C in accordance with Section 6.07(a) (and Exhibit C need not be amended to reflect any such removal, replacement or change with respect to the Officers of the Company).
Section 6.08. Duties; Limitation of Liability.
(a) Notwithstanding anything in this Agreement to the contrary, the Manager and each Officer shall have the fiduciary duties of loyalty and care the same as a director and an officer, respectively, of a corporation organized under the General Corporation Law of the State of Delaware.
(b) Notwithstanding anything in this Agreement to the contrary, the Manager and each Officer shall be fully protected in relying in good faith upon the records of the Company and upon information, opinions, reports or statements presented by any Member, any liquidating trustee, any Officer or any employee of the Company or any committee of the Company or the Members, or by any other Persons as to matters the Manager or such Officer reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company, or the value and amount of assets or reserves or contracts, agreements or other undertakings that would be sufficient to pay claims and obligations of the Company or to make reasonable provision to pay such claims and obligations, or any other facts pertinent to the existence and amount of assets from which Distributions to Members or payments to creditors might properly be made.
(c) Notwithstanding anything in this Agreement to the contrary, the Manager shall, to the fullest extent permitted by applicable Law, not be liable to the Company, the Members, the Officers or any other Person that is a party to or is otherwise bound by this Agreement, for monetary liability for breach of fiduciary duty as a manager of the Company, except that the foregoing shall not eliminate or limit the liability of the Manager for any (i) breach of the Manager’s duty of loyalty to the Company and its Members, (ii) act or omission not in good faith or which involves intentional misconduct or knowing violation of Law or (iii) transaction from which the Manager derived an improper personal benefit.
(d) The provisions of this Section 6.08, to the extent that they eliminate or restrict (i) the duties and liabilities of the Manager otherwise existing at Law or in equity, are agreed by the Company, the Members, the Manager and any other Person that is a party to or is otherwise bound by this Agreement to replace such other duties and liabilities of the Manager to the fullest extent permitted by applicable Law and (ii) the duties of each Officer otherwise existing at law or in equity, are agreed by the Company, the Members, the Manager and any other Person that is a party to or is otherwise bound by this Agreement to replace such other duties of such Officer to the fullest extent permitted by applicable Law.
Section 6.09. Limitation of Liability; Indemnification.
(a) To the fullest extent permitted by law, as the same exists or as may hereafter be amended, no director of the Corporation shall have any personal liability to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director. If the Delaware Act or any other law of the State of Delaware is amended hereafter to permit the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware Act, as so amended, without further action by the Corporation. Any alteration, amendment, addition to, repeal or modification of this Section 6.09, or adoption of any provision of this Agreement inconsistent with this Section 6.09, shall not reduce, eliminate or adversely affect any right or protection of a director of the Corporation existing at the time of such alteration, amendment, addition to, repeal, modification or adoption, or increase the liability of any director of the Corporation with respect to acts or omissions occurring prior to such alteration, amendment, addition to, repeal, modification or adoption.

(b) The Company shall indemnify, advance expenses to and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (“Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including appeal therefrom, in which Indemnitee was, is, will or might be involved as a party, potential party, non-party witness or otherwise by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Company, by reason of any action (or failure to act) taken by him or her of any action (or failure to act) on his or her part while acting as a Manager, director, officer, employee or agent of the Company, or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Article Tenth. “Enterprise” means the Company and any other company, constituent company (including any constituent of a constituent) absorbed in a consolidation or merger to which the Company (or any of their wholly owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, of which Indemnitee is or was serving at the request of the Company as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent.
(c) Neither any amendment nor repeal of this Section 6.09, nor the adoption of any provision of this Agreement inconsistent with this Section 6.09, shall eliminate or reduce the effect of this Section 6.09 in respect of any acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption
Section 6.10. Investment Company Act. The Manager shall use its reasonable best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.
Section 6.11. Outside Activities of the Manager. The Manager shall not, directly or indirectly, enter into or conduct any business or operations, other than in connection with (a) in its capacity as a Member, the ownership, acquisition and disposition of Class A Units, (b) the management of the business and affairs of the Company and its Subsidiaries, (c) the operation of the Corporation as a reporting company with a class (or classes) of securities registered under Section 12 of the Exchange Act, and listed on a securities exchange, (d) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (e) financing or refinancing of any type related to the Company, its Subsidiaries or their assets or activities, and (f) such activities as are incidental to the foregoing; provided, however, that, except as otherwise provided herein, the net proceeds of any financing or refinancing raised by the Corporation pursuant to the preceding clauses (d) and (e) shall be made available to the Company, whether as Capital Contributions, loans or otherwise, as appropriate, and, provided further, that the Corporation may, in its sole and absolute discretion, from time to time hold or acquire assets in its own name or otherwise other than through the Company and its Subsidiaries so long as the Corporation takes commercially reasonable measures to ensure that the economic benefits and burdens of such assets are otherwise vested in the Company or its Subsidiaries, through assignment, mortgage, loan or otherwise or, if it is not commercially reasonable to vest such economic interests in the Company or any of its Subsidiaries, the Members shall negotiate in good faith to amend this Agreement to reflect such activities and the direct ownership of assets by the Corporation. Nothing contained herein shall be deemed to prohibit the Corporation from executing any guarantee of indebtedness of the Company or its Subsidiaries.
ARTICLE VII

RIGHTS AND OBLIGATIONS OF MEMBERS
Section 7.01. Limitation of Liability and Duties of Members.
(a) Except as expressly provided in this Agreement or in the Delaware Act, no Member (including the Member that is also the Manager) shall be personally liable, whether to the Company, to any of the other Members, to the creditors of the Company or to any third party, for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member. Notwithstanding anything in this Agreement to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall, to the fullest extent permitted by applicable Law, not be grounds for imposing personal liability on the Members for any debts, obligations or liabilities of the Company.
(b) In accordance with the Delaware Act and the Laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. It is the intent of the Members that no Distribution to any Member pursuant to Article IV shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act or any other Law of the State of Delaware. To the fullest extent permitted by applicable Law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person, unless such Distribution was made by the Company to its Members in clerical error. However, if any court of competent jurisdiction holds that, notwithstanding anything in this Agreement to the contrary, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.
(c) Notwithstanding anything in this Agreement to the contrary, no Member shall, to the fullest extent permitted by applicable Law, owe any duties (including fiduciary duties) to the Company, any other Member or any other Person that is a party to or is otherwise bound by this Agreement, other than or with respect to breaches of the implied covenant of good faith and fair dealing. The provisions of this Section 7.01(c), to the extent that they eliminate or restrict the duties of a Member otherwise existing at law or in equity, are agreed by the Company, the Members, the Manager and any other Person that is a party to or is otherwise bound by this Agreement to replace such other duties of a Member to the fullest extent permitted by applicable Law; provided, that, for the avoidance of doubt, this Section 7.01(c) shall not limit the duties (including fiduciary duties) of the Corporation (or any other Person serving as Manager), in the Corporation’s (or such other Person’s) capacity as Manager, to the Company or any Member even though the Manager is also a Member.
Section 7.02. Lack of Authority. No Member in its capacity as such has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company. The Members hereby consent to the exercise by the Manager, the Officers and any Persons to whom the Manager delegates authority and duties pursuant to Section 6.07 of the powers conferred on them by Law and this Agreement.
Section 7.03. No Right of Partition. To the fullest extent permitted by applicable Law, no Member in its capacity as such shall have the right to seek or obtain partition by court decree or operation of Law of any Company property, or the right to own or use particular or individual assets of the Company, any such right or power that such Member might have to cause the Company or any of its assets to be partitioned being hereby irrevocably waived.
Section 7.04. Members Right to Act. For matters that require the approval or consent of the Members under this Agreement or the Delaware Act, the Members shall act through meetings and consents as described in paragraphs (a) and (b) below:
(a) Except as otherwise expressly provided by Section 17.03(a), the approval or consent of the Majority Members, voting together as a single class, shall be the approval or consent of the Members. Any Member entitled to vote at a meeting of Members or to express consent or dissent to Company action without a meeting may authorize another Person or Persons to act for such Member by proxy. An electronic transmission or similar transmission by the Member, or a photographic, facsimile or similar reproduction of a writing executed by the Member shall be treated as a proxy executed in writing for purposes of this Section 7.04(a). No proxy shall be voted or acted upon after eleven months from the date thereof, unless the proxy provides for a longer period. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and that the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or, if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.
(b) The actions by the Members permitted hereunder may be taken at a meeting called by the Manager or by the Majority Members on at least forty-eight (48) hours’ prior written notice to the other Members entitled to vote, which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Members entitled to vote or consent at any meeting (as opposed to by consent in lieu of a meeting), if improperly called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), before, at or after the meeting, the Members entitled to vote or consent as to whom it was improperly held signs a waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the Members entitled to vote or consent may be taken by vote of the Members entitled to vote or consent at a meeting or by consent in lieu of a meeting, so long as such consent is in writing and is signed by Members holding not less than the minimum number of Voting Units that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. Prompt notice of the action so taken without a meeting, which shall state the purpose or purposes for which such consent in lieu of a meeting was required, shall be given to those Members entitled to vote or consent who did not sign such consent (for which such notice and consent may be delivered via electronic transmission); provided, however, that the failure to give any such notice shall not affect the validity of the action taken by such consent in lieu of a meeting. Any action taken pursuant to such consent in lieu of a meeting of the Members shall have the same force and effect as if taken by the Members at a meeting thereof.
Section 7.05. Inspection Rights. The Company shall permit each Member and each of its designated representatives, for any purpose reasonably related to such Member’s interest as a member of the Company, to (i) visit and inspect any of the premises of the Company and its Subsidiaries, all at reasonable times and upon reasonable notice, (ii) examine the corporate and financial records of the Company or any of its Subsidiaries and make copies thereof or extracts therefrom, during reasonable business hours and upon reasonable notice and (iii) consult with the managers, officers, employees and independent accountants of the Company or any of its Subsidiaries concerning the affairs, finances and accounts of the Company or any of its Subsidiaries, during reasonable business hours and upon reasonable notice. The presentation of an executed copy of this Agreement by any Member to the Company’s independent accountants shall constitute the Company’s permission to its independent accountants to participate in discussions with such Persons and their respective designated representatives. Notwithstanding the foregoing, the Manager shall have the right to keep confidential from the Members, for such period of time as the Manager deems reasonable, any information which the Manager reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Manager in good faith believes is not in the best interest of the Company or could damage the Company or its business or which the Company is required by applicable Law or by agreement with a third party to keep confidential.
ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS, AFFIRMATIVE COVENANTS
Section 8.01. Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 8.03 or pursuant to applicable Law. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Members pursuant to Articles III and IV and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Manager, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.
Section 8.02. Fiscal Year. [The Fiscal Year of the Company shall begin on the first day of January and end on the last day of December each year or such other date as may be established by the Manager.]
Section 8.03. Reports. The Company shall furnish to each Member (a) as soon as reasonably practical after the end of each Fiscal Year, all information concerning the Company and its Subsidiaries required for the preparation of tax returns of such Members (or any beneficial owner(s) of such Member), including a report (including Schedule K-1), indicating each Member’s share of the Company’s taxable income, gain, credits, losses and deductions for such year, in sufficient detail to enable such Member to prepare its federal, state and other tax returns; provided that estimates of such information believed by the Manager in good faith to be reasonable shall be provided within ninety (90) days of the end of the Fiscal Year, (b) as soon as reasonably possible after the close of the relevant fiscal period, but in no event later than ten days prior to the date an estimated tax payment is due, such information concerning the Company as is required to enable such Member (or any beneficial owner of such Member) to pay estimated taxes and (c) as soon as reasonably possible after a request by such Member, such other information concerning the Company and its Subsidiaries that is reasonably requested by such Member for compliance with its tax obligations (or the tax obligations of any beneficial owner(s) of such Member) or for tax planning purposes.

ARTICLE IX

TAX MATTERS
Section 9.01. Partnership Representative.
(a) The “Partnership Representative” (as such term is defined under Partnership Audit Provisions) of the Company shall be selected by the Manager with the initial Partnership Representative being the Corporation. The Partnership Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as the Partnership Representative. The Partnership Representative is authorized to take, and shall determine in its sole discretion whether or not the Company will take, such actions and execute and file all statements and forms on behalf of the Company that are approved by the Manager and are permitted or required by the applicable provisions of the Partnership Audit Provisions (including a “push-out” election under Section 6226 of the Code or any analogous election under state or local tax Law). Each Member agrees to cooperate with the Partnership Representative and to use commercially reasonable efforts to do or refrain from doing any or all things requested by the Partnership Representative (including paying any and all resulting taxes, additions to tax, penalties and interest in a timely fashion) in connection with any examination of the Company’s affairs by any federal, state, or local tax authorities, including resulting administrative and judicial proceedings. The Partnership Representative shall keep the Members timely and reasonably informed as to all material tax audits, actions, examinations or proceedings relating to the Company or any of its Subsidiaries (“Tax Proceedings”).
(b) Notwithstanding anything else in this Agreement, the MSP Members’ Representative shall have the right to control any Tax Proceeding of the Company (and its Subsidiaries) for any Pre-Closing Tax Period relating to income taxes for which the MSP Members are primarily liable as a matter of tax Law (a “Pre-Closing Tax Proceeding”), provided, that the MSP Members’ Representative shall (i) keep the Members and the Partnership Representative informed of all material developments in respect of such Pre-Closing Tax Proceeding and provide all materials and material correspondence to the Partnership Representative with respect thereto, (ii) permit the Partnership Representative, at its own expense, to participate in the defense of such Pre-Closing Tax Proceeding, (iii) obtain the prior consent of the Partnership Representative (not to be unreasonably withheld, conditioned or delayed), before entering into any settlement or surrender of such Pre-Closing Tax Proceeding and (iv) make an election pursuant to Section 6226 of the Code (or similar provision of state or local tax Law) with respect to any Pre-Closing Tax Proceeding that is subject to Partnership Audit Provisions.
(c) To the extent that the MSP Members’ Representative fails to make a valid election under Section 6226 of the Code (or similar provision of state or local tax Law) in respect of a Pre-Closing Tax Proceeding and the Company incurs or is required to pay any liability for taxes, interest or penalties pursuant to the Partnership Audit Provisions (or similar provision of state or local tax Law), then the MSP Members’ Representative shall use reasonable best efforts to reduce under Section 6225(c) of the Code any Company-level assessment under the Partnership Audit Provisions to reflect the particular tax status of any Member. Notwithstanding anything to the contrary, the Partnership Representative shall obtain the prior written consent of the MSP Members’ Representative before taking any action (or omitting to take any action) with respect to any taxes or tax matters that could reasonably be expected to have a material, disproportionate and adverse effect on any MSP Member.
Section 9.02. Section 754 Election. The Company has previously made or will make a timely election under Section 754 of the Code (and a corresponding election under state and local law) effective starting with the taxable year ended December 31, 2022, and the Manager shall not take any action to revoke such election.
Section 9.03. Debt Allocation. Indebtedness of the Company treated as “excess nonrecourse liabilities” (as defined in Treasury Regulation Section 1.752-3(a)(3)) shall be allocated among the Members based on their Percentage Interests.
Section 9.04. Tax Returns. The Company shall timely cause to be prepared by an accounting firm selected by the Manager all federal, state, local and foreign tax returns (including information returns) of the Company and its Subsidiaries, which may be required by a jurisdiction in which the Company and its Subsidiaries operate or conduct business for each year or period for which such returns are required to be filed and shall cause such returns to be timely filed. Upon request of any Member, the Company shall furnish to such Member a copy of each such tax return. No Member shall take a position on its income tax return with respect to any item of Company income, gain, deduction, loss or credit that is different from the position taken on the Company’s income tax return with respect to such item unless such Member notifies the Company of the different position the Member desires to take and the Company’s regular tax advisors, after consulting with the Member, are unable to provide an opinion that (after taking into account all of the relevant facts and circumstances) the arguments in favor of the Company’s position outweigh the arguments in favor of the Member’s position.
ARTICLE X

RESTRICTIONS ON TRANSFER OF UNITS
Section 10.01. General. No Member or Assignee may Transfer any Units or any interest in any Units other than (a) with the written approval of the Manager or (b) pursuant to and in accordance with Section 10.02, and, in either case, notwithstanding anything in this Agreement to the contrary, no Transfer of Class B Units shall be made by a transferor unless such Transfer is accompanied by the Transfer of an equal number of shares of Class V Common Stock held by such transferor in tandem with such Class B Units. Notwithstanding the foregoing, for purposes of the foregoing clause (b) only, “Transfer” shall not include an event that terminates the existence of a Member for income tax purposes (including (i) a change in entity classification of a Member under Treasury Regulation Section 301.7701-3, (ii) a sale of assets by, or liquidation of, a Member pursuant to an election under Section 336 or 338 of the Code or (iii) a merger, severance or allocation within a trust or among sub-trusts of a trust that is a Member), but that does not terminate the existence of such Member under applicable state Law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member).
Section 10.02. Permitted Transfers. The restrictions contained in clauses (a) and (b) of Section 10.01 shall not apply to any Transfer (each such Transfer, and together with any Transfer approved pursuant to Section 10.01, a “Permitted Transfer”) pursuant to: (a)(i) a Change of Control Transaction, (ii) a redemption, repurchase or exchange effected in accordance with Article XI or Article XII or (iii) a Transfer by a Member to the Corporation or the Company; (b) a Transfer by any Member to (i) any Member Equityholder of such Member, (ii) such Member’s spouse, parents, grandparents, lineal descendants or siblings, the parents, grandparents, lineal descendants or siblings of such Member’s spouse, or lineal descendants of such Member’s siblings or such Member’s spouse’s siblings (each, a “Family Member”), (iii) a Family Member of any Member Equityholder, (iv) a trust, family-partnership or estate-planning vehicle, so long as one or more of such Member, a Family Member of such Member, a Member Equityholder or a Family Member of a Member Equityholder is/are the sole economic beneficiaries of such trust, family-partnership or estate-planning vehicle, (v) a partnership, corporation or other entity controlled by, or a majority of which is beneficially owned by, such Member or any one or more of the Persons described in the foregoing clauses (i) through (iv), (vi) a charitable trust or organization that is exempt from taxation under Section 501(c)(3) of the Code and controlled by such Member or any one or more of the Persons described in the foregoing clauses (i) through (v), (vii) an individual mandated under a qualified domestic relations order to which such Member is subject, or (viii) a legal or personal representative of such Member, any Family Member of such Member, a Member Equityholder, or a Family Member of a Member Equityholder in the event of the death or disability of such Member that is an individual; provided, however, that (A) in the case of the Corporation (or a Permitted Transferee thereof) such Affiliate is a wholly-owned Subsidiary of the Corporation, (B) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units, and (C) prior to any Transfer in the case of the foregoing clause (b), the transferees of the Units to be Transferred shall agree in writing to be bound by the provisions of this Agreement and, the transferor will deliver a written notice to the Company and the Members, which notice will disclose in reasonable detail the identity of the proposed transferee. In the case of a Permitted Transfer by a Member of Class B Units to a transferee in accordance with this Section 10.02, such Member (or any subsequent transferee of such Member) shall also Transfer an equal number of shares of Class V Common Stock corresponding to the proportion of such Member’s (or subsequent transferee’s) Class B Units that were Transferred in the Permitted Transfer to such transferee. All Permitted Transfers are subject to the additional limitations set forth in Section 10.07(b).
Section 10.03. Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available.
Section 10.04. Transfer. Prior to Transferring any Units (other than pursuant to a Change of Control Transaction), the transferor shall cause the prospective transferee to agree in writing to be bound by this Agreement as provided in Section 10.02, and any other agreements executed by the holders of Units and relating to such Units in the aggregate (collectively, the “Other Agreements”), and shall cause the prospective transferee to execute and deliver to the Company counterparts of this Agreement and any applicable Other Agreements. Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement (including any prohibited indirect Transfers) shall, to the fullest extent permitted by applicable Law, be void, and in the event of any such Transfer or attempted Transfer, the Company shall not record such Transfer on its books and records, including the Schedule of Members, or treat any purported transferee of such Units as the owner of such securities for any purpose.
Section 10.05. Assignee’s Rights.
(a) The Transfer of Units or any interest in Units in accordance with this Agreement shall be effective as of the date of its assignment (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Company in accordance with Section 3.01(d). Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made on or after such date shall be paid to the Assignee.
(b) Unless and until an Assignee becomes a Member pursuant to Article XIII, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that, without relieving the transferring Member from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Member contained herein that a Member would be bound on account of the Assignee’s Company Interest (including the obligation to make Capital Contributions on account of such Company Interest, to the extent applicable).
Section 10.06. Assignor’s Rights and Obligations. Any Member who shall Transfer any Units in a manner in accordance with this Agreement shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Member with respect to such Units (it being understood, however, that the applicable provisions of Sections 6.08 and 6.09 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Member) is admitted as a Substituted Member in accordance with the provisions of Article XIII (the “Admission Date”), (a) such assigning Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Company Interests, and (b) the Manager may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Company Interests for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Company Interests from any liability of such Member to the Company with respect to such Company Interests that may exist on the Admission Date or that is otherwise specified in the Delaware Act and incorporated into this Agreement or for any liability of such Member to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or the Other Agreements.
Section 10.07. Overriding Provisions.
(a) Any Transfer in violation of this Article X shall, to the fullest extent permitted by applicable Law, be null and void ab initio, and the provisions of Sections 10.05 and 10.06 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Article X shall not be admitted as a member of the Company, shall not be entitled to vote on any matters coming before the Members and shall not have any other rights in or with respect to any rights of a Member. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance.
(b) Notwithstanding anything in this Agreement to the contrary (including, for the avoidance of doubt, the provisions of Article XI and Article XIII and the other provisions of this Article X), in no event shall any Member Transfer any Units to the extent such Transfer could, in the reasonable determination of the Manager:
(i) result in a violation of the Securities Act, or any other applicable federal, state or foreign Laws;
(ii) cause an assignment under the Investment Company Act;

(iii) be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a violation of or a default) under, or result in an acceleration of any indebtedness incurred, issued or guaranteed by the Company that, individually or in the aggregate, has an aggregate principal amount then outstanding that is greater than $[•];
(iv) cause the Company to have more than fifty (50) partners for the purposes of Treasury Regulation Section 1.7704-1(h)(1)(ii), including the application of the anti-avoidance rule of Treasury Regulation Section 1.7704-1(h)(3);
(v) cause the Company to lose its status as a partnership for U.S. federal income tax purposes or, without limiting the generality of the foregoing, be a Transfer effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof”, as such terms are used in Section 1.7704-1 of the Treasury Regulations;
(vi) be a Transfer to a Person who is not legally competent or who has not achieved his or her majority under applicable Law (excluding trusts for the benefit of minors); or
(vii) cause the Company or any Member or the Manager to be treated as a fiduciary under the Employee Retirement Income Security Act of 1974, as amended.
ARTICLE XI

REDEMPTION AND EXCHANGE
Section 11.01. Exchange of Class B Paired Interests for Class A Common Stock.
(a) From and after the execution and delivery of this Agreement, each Holder shall be entitled at any time and from time to time upon the terms and subject to the conditions hereof, to surrender Class B Paired Interests to the Corporation (subject to adjustment as provided in Section 11.03) in exchange (such exchange, an “Exchange”) for the delivery to such Holder, at the option of the board of directors of the Corporation (acting by a majority of the disinterested members of the board of directors of the Corporation or a committee of disinterested directors of the board of directors of the Corporation), of:
(i) a Cash Exchange Payment by the Company; or
(ii) a number of shares of Class A Common Stock that is equal to the product of the number of Class B Paired Interests surrendered multiplied by the Exchange Rate (a “Share Exchange”).
(b) Solely in connection with an Exchange that coincides with a substantially concurrent public offering or private sale of Class A Common Stock, within five (5) Business Days of the giving of a Notice of Exchange, the Manager may elect to cause the Company to settle all or a portion of the Exchange in cash in an amount equal to the Cash Exchange Payment (in lieu of shares of Class A Common Stock), exercisable by giving written notice of such election to the exchanging Holder within such five (5) Business Day period (such notice, the “Cash Exchange Notice”). The Cash Exchange Notice shall set forth the portion of the Exchanged Units which shall be redeemed for cash in lieu of shares of Class A Common Stock. To the extent such Exchange relates to the exercise of the exchanging Holder’s registration rights under the Registration Rights Agreement, the Company and the Corporation shall cooperate in good faith with such exchanging Holder to exercise such Exchange in a manner which preserves such exchanging Holder’s rights thereunder. At any time following the giving of a Cash Exchange Notice and prior to the Exchange Date, the Manager may elect (exercisable by giving written notice of such election to the exchanging Holder) to revoke the Cash Exchange Notice with respect to all or any portion of the Exchanged Units and to cause the Company to redeem such Exchanged Units on the Exchange Date as a Share Exchange. For the avoidance of doubt, the Company shall have no obligation to make a Cash Exchange Payment that exceeds the cash contributed to the Company by the Corporation from the Corporation’s offering or sales of Class A Common Stock referenced in this Section 11.01(b).
Section 11.02. Exchange Procedures; Notices and Revocations.
(a) A Holder may exercise the right to effect an Exchange as set forth in Section 11.01 by delivering a written notice of exchange in respect of the Class B Paired Interests to be Exchanged (the “Exchanged Units”) substantially in the form of Exhibit D hereto (the “Notice of Exchange”), duly executed by such Holder or such Holder’s duly authorized attorney, to the Corporation at its address set forth in Section 17.05 during normal business hours, or if any agent for the Exchange is duly appointed by the Corporation (which shall, by notice to the Holders in accordance with Section 17.05, which notice shall contain the address of the office of such agent) and acting (the “Exchange Agent”), to the office of the Exchange Agent during normal business hours, together with certificates, if any, evidencing the Class B Paired Interests or the components of the Class B Paired Interests. Each Exchange shall be deemed to be effective immediately prior to the close of business on the Exchange Date.
(b) Contingent Notice of Exchange and Revocation by Holders.
(i) A Notice of Exchange from a Holder may specify that the Exchange (A) shall occur on a specified future Business Day or (B) is to be contingent (including as to the timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of shares of Class A Common Stock into which the Class B Paired Interests are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the Class A Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property.
(ii) Notwithstanding anything in this Agreement to the contrary, a Holder may withdraw or amend a Notice of Exchange, in whole or in part, at any time prior to 5:00 p.m. New York City time, on the Business Day immediately preceding the Exchange Date (or any such later time as may be required by applicable Law) by delivery of a written notice of withdrawal to the Corporation or the Exchange Agent, as applicable, specifying (1) the number of withdrawn Class B Paired Interests, (2) the number of Class B Paired Interests as to which the Notice of Exchange remains in effect, if any, and (3) if the Holder so determines, a new Exchange Date or any other new or revised information permitted to be set forth in the Notice of Exchange.
(c) Cash Exchange Payment. The Company shall provide notice to the Exchanging Holder of its intention to consummate an Exchange through a Cash Exchange Payment on the fourth Business Day immediately following the receipt of a Notice of Exchange by the Corporation. Additionally, the Company shall deliver or cause to be delivered the Cash Exchange Payment in accordance with Section 11.01(a) as promptly as practicable (but not later than five Business Days) after the Exchange Date.
(d) Share Exchange. In the case of a Share Exchange,
(i) the Exchanging Holder (or other Person(s) whose name or names in which the Class A Common Stock is to be issued as set forth in the Notice of Exchange) shall be deemed to be a holder of Class A Common Stock from and after the close of business on the Exchange Date.
(ii) as promptly as practicable on or after the Exchange Date (but not later than the close of business on the Business Day immediately following the Exchange Date), the Corporation shall deliver or cause to be delivered to the Exchanging Holder (or other Person(s) whose name or names in which the Class A Common Stock is to be issued as set forth in the Notice of Exchange) the number of shares of Class A Common Stock deliverable upon such Exchange, registered in the name of such Holder (or other Person(s) whose name or names in which the Class A Common Stock is to be issued as set forth in the Notice of Exchange). To the extent the Class A Common Stock is settled through the facilities of The Depository Trust Company, the Corporation shall, subject to Section 11.02(d)(iii) below, upon the written instruction of an Exchanging Holder, deliver or cause to be delivered the shares of Class A Common Stock deliverable to such Holder (or other Person(s) whose name or names in which the Class A Common Stock is to be issued), through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Holder.
(iii) If the shares of Class A Common Stock issued upon an Exchange are not issued pursuant to a registration statement that has been declared effective by the SEC, such shares shall bear a legend in substantially the following form:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE

SECURITIES ACT OR (II) THE ISSUER OF THE SECURITIES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE SECURITIES ACT.
(iv) if (i) any shares of Class A Common Stock may be sold pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission, (ii) all of the applicable conditions of Rule 144 are met, or (iii) the legend (or a portion thereof) otherwise ceases to be applicable, the Corporation, upon the written request of the Holder thereof, shall promptly provide such Holder or its respective transferees, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any) with new certificates (or evidence of book-entry share) for securities of like tenor not bearing the provisions of the legend with respect to which the restriction has terminated. In connection therewith, such Holder shall provide the Corporation will such information in its possession as the Corporation may reasonably request in connection with the removal of any such legend.
(e) The Corporation shall bear all expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, including any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Class A Common Stock are to be delivered in a name other than that of the Holder that requested the Exchange (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Holder), then such Holder and/or the Person in whose name such shares are to be delivered shall pay to the Corporation the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Corporation that such tax has been paid or is not payable.
(f) Notwithstanding anything to the contrary in this Article XI, a Holder shall not be entitled to effect an Exchange, and the Corporation and the Company shall have the right to refuse to honor any request to effect an Exchange, at any time or during any period, if the Corporation or the Company shall reasonably determine that such Exchange (i) would be prohibited by any applicable Law (including the unavailability of any requisite registration statement filed under the Securities Act or any exemption from the registration requirements thereunder), provided this subsection Section 11.02(f)(i) shall not limit the Corporation or the Company’s obligations under Section 11.06(c) or (ii) would not be permitted under (x) this Agreement, (y) other agreements with the Corporation, the Company or any of the Company’s Subsidiaries to which such Exchanging Holder may be party or (z) any written policies of the Corporation, the Company or any of the Company’s Subsidiaries related to unlawful or inappropriate trading applicable to its directors, officers or other personnel. Upon such determination, the Corporation or the Company (as applicable) shall notify the Holder requesting the Exchange of such determination, which such notice shall include an explanation in reasonable detail as to the reason that the Exchange has not been honored. Notwithstanding anything in this Agreement to the contrary, if the Corporation, after consultation with its outside legal counsel and tax advisor, shall determine in good faith that interests in the Company do not meet the requirements of Treasury Regulation Section 1.7704-1(h) (or other provisions of those Treasury Regulations as determined by the Corporation), the Company may impose such restrictions on Exchange as the Company may reasonably determine to be necessary or advisable so that the Company is not treated as a “publicly traded partnership” under Section 7704 of the Code.
Section 11.03. Exchange Rate Adjustment.
(a) The Exchange Rate with respect to the Class B Paired Interests and/or the components of a Class B Paired Interest shall be adjusted accordingly if there is: (i) any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the shares of Class V Common Stock or Class B Units that is not accompanied by a substantively identical subdivision or combination of the Class A Common Stock; or (ii) any subdivision (by any stock split, stock dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Class A Common Stock that is not accompanied by a substantively identical subdivision or combination of the shares of Class V Common Stock and Class B Units. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock are converted or changed into another security, securities or other property, then upon any subsequent Exchange, an Exchanging Holder shall be entitled to receive the amount of such security, securities or other property that such Exchanging Holder would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, reorganization, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock are converted or changed into another security, securities or other property, this Section 11.03(a) shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Agreement shall apply to, mutatis mutandis, and all references to “Class B Paired Interests” shall be deemed to include, any security, securities or other property of the Corporation or the Company which may be issued in respect of, in exchange for or in substitution of shares of Class V Common Stock or Class B Units, as applicable, by reason of stock or unit split, reverse stock or unit split, stock or unit dividend or distribution, combination, reclassification, reorganization, recapitalization, merger, exchange (other than an Exchange) or other transaction.
(b) This Agreement shall apply to the Class B Paired Interests held by the Holders and their Permitted Transferees as of the execution and delivery of this Agreement, as well as any Class B Paired Interests hereafter acquired by a Holder and his or her or its Permitted Transferees.
Section 11.04. Tender Offers and Other Events with Respect to the Corporation.
(a) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization (other than a recapitalization governed by Section 11.03(a)) or similar transaction with respect to Class A Common Stock (a “Corporate Offer”) is proposed by the Corporation or is proposed to the Corporation or its stockholders and approved by the board of directors of the Corporation or is otherwise effected or to be effected with the consent or approval of the board of directors of the Corporation, the Holders of Class B Paired Interests shall be permitted to participate in such Corporate Offer by delivery of a Notice of Exchange (which Notice of Exchange shall be effective immediately prior to the consummation of such Corporate Offer (and, for the avoidance of doubt, shall be contingent upon such the Corporate Offer and not be effective if such the Corporate Offer is not consummated)). In the case of a the Corporate Offer proposed by the Corporation, the Corporation will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Holders of Class B Paired Interests to participate in such Corporate Offer to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock without discrimination; provided, that without limiting the generality of this sentence, the Corporation will use its reasonable best efforts expeditiously and in good faith to ensure that such Holders may participate in each such Corporate Offer without being required to Exchange Class B Paired Interests. For the avoidance of doubt (but subject to Section 11.04(b)), in no event shall the Holders of Class B Paired Interests be entitled to receive in such Corporate Offer aggregate consideration for each Class B Paired Interest that is greater than the consideration payable in respect of each share of Class A Common Stock in connection with a Corporate Offer.
(b) Notwithstanding anything in this Agreement to the contrary, in the event of a Corporate Offer intended to qualify as a reorganization within the meaning of Section 368(a) of the Code or as a transfer described in Section 351(a) or Section 721 of the Code, a Holder shall not be required to exchange its Class B Paired Interest without its prior consent.
(c) Notwithstanding anything in this Agreement to the contrary, (i) in a Corporate Offer, payments under or in respect of the Tax Receivable Agreements shall not be considered part of the consideration payable in respect of any Class B Paired Interest or share of Class A Common Stock in connection with such Corporate Offer for the purposes of Section 11.04(a), and (ii) the Company shall not be entitled to make a Cash Exchange Payment in the case of an Exchange in connection with a Corporate Offer.
Section 11.05. Listing of Class A Common Stock. If the Class A Common Stock is listed on a securities exchange or inter-dealer quotation system, the Corporation shall use its reasonable best efforts to cause all Class A Common Stock issued upon an exchange of Class B Paired Interests to be listed on the same securities exchange or traded on such inter-dealer quotation system at the time of such issuance.

Section 11.06. Class A Common Stock to be Issued; Class V Common Stock to be Cancelled.
(a) The Corporation shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon an Exchange, the maximum number of shares of Class A Common Stock as shall be deliverable upon Exchange of all then-outstanding Class B Paired Interests; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of an Exchange by delivery of shares of Class A Common Stock that are held in the treasury of the Corporation or by delivery of purchased shares of Class A Common Stock (which may or may not be held in the treasury of the Corporation). The Corporation covenants that all shares of Class A Common Stock issued upon an Exchange will, upon issuance thereof, be validly issued, fully paid and non-assessable.
(b) When a Class B Paired Interest has been Exchanged in accordance with this Agreement, (i) the share of Class V Common Stock corresponding to such Class B Paired Interest shall be cancelled by the Corporation and (ii) the Class B Unit corresponding to such Class B Paired Interest shall be deemed transferred from the Exchanging Holder to the Corporation and the Officers shall amend, update or amend and restate the Schedule of Members to reflect such change, all without further act, vote, approval or consent of the Manager, Members or any other Person notwithstanding any other provision to this Agreement or, to the fullest extent permitted by applicable Law, including the Delaware Act and any other applicable Law.
(c) The Corporation agrees that it has taken all or will take such lawful steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and to be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions from, or dispositions to, the Corporation of equity securities of the Corporation (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of the Corporation for such purposes that result from the transactions contemplated by this Agreement, by each officer or director of the Corporation, including any director by deputization. The authorizing resolutions shall be approved by either the Corporation’s board of directors or a duly authorized committee thereof composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3) of the Corporation.
Section 11.07. Distributions. No Exchange shall impair the right of the Exchanging Holder to receive any Distributions payable on the Units so exchanged in respect of a record date that occurs prior to the Exchange Date for such Exchange. No adjustments in respect of Distributions on any Unit will be made on the Exchange of any Class B Paired Interest, and if the Exchange Date with respect to a Unit occurs after the record date for the payment of a Distribution on Units, but before the date of the payment, then the registered Holder of the Unit at the close of business on the record date shall be entitled to receive the Distribution payable on the Unit on the payment date (without duplication of any Distribution to which such Holder may be entitled under Section 4.01(e) in respect of taxes) notwithstanding the Exchange of the Class B Paired Interests or a default in payment of the Distribution due on the Exchange Date. For the avoidance of doubt, no Exchanging Holder shall be entitled to receive, in respect of a single record date, both Distributions on Units exchanged by such Holder and dividends on shares of Class A Common Stock received by such Holder in such Exchange.
Section 11.08. Withholding; Certification of Non-Foreign Status.
(a) If the Corporation or the Company shall be required to withhold any amounts by reason of any federal, state, local or non-U.S. foreign tax rules or regulations in respect of any Exchange, the Corporation or the Company, as the case may be, shall be entitled to take such lawful action as it deems appropriate in order to ensure compliance with such withholding requirements, including, at its option, withholding shares of Class A Common Stock with a Fair Market Value equal to the minimum amount of any taxes that the Corporation or the Company, as the case may be, may be required to withhold with respect to such Exchange. To the extent that amounts are (or property is) so withheld and paid over to the appropriate taxing authority, such withheld amounts (or property) shall be treated for all purposes of this Agreement as having been paid (or delivered) to the applicable Holder.
(b) Notwithstanding anything in this Agreement to the contrary, each of the Corporation and the Company may, in its discretion, require that an exchanging Holder deliver to the Corporation or the Company, as the case may be, a certification of non-foreign status in accordance with Treasury Regulation Section l.1445-2(b) and l.1446(f)-2(b)(2) prior to an Exchange. In the event the Corporation or the Company has required delivery of such certification but an exchanging Holder does not provide such certification, the Corporation or the Company, as applicable, shall nevertheless deliver or cause to be delivered to the exchanging Holder the shares of Class A Common Stock or Cash Payment in accordance with Section 11.01, but subject to withholding as provided in Section 11.08(a).
Section 11.09. Tax Treatment. As required by the Code and the Treasury Regulations, the Company, the Corporation, the Manager, the Members and any other Person that is party to or is otherwise bound by this Agreement shall report any Exchange consummated hereunder as a taxable sale of the Units and shares of Class V Common Stock by a Holder to the Corporation, and no such Person shall take a contrary position on any income tax return or amendment thereof unless an alternate position is permitted under the Code and Treasury Regulations and the Corporation consents in writing.
ARTICLE XII

WARRANT EXERCISE REPURCHASE
Section 12.01. Repurchase Upon Exercise of the New Warrants. Subject to the provisions of this Article XII and applicable Law, on the first and third Wednesday of each calendar month (or, if any such date is not a Business Day, then on the first Business Day immediately following such date) (each, a “Repurchase Notice Date”), the Corporation shall issue a Notice of Repurchase (as defined below) to the MSP Principals specifying the aggregate Warrant Exercise Price paid (including, as applicable, the aggregate Warrant Exercise Price paid in cash and the value of any shares of Class A Common Stock utilized in connection with any Warrant Exercise Price paid on a “cashless basis”) by all warrantholder(s) in respect of New Warrants that have been exercised since the immediately preceding Repurchase Notice Date (in each case, the “Aggregate Exercise Price”) and shall repurchase (each such repurchase, a “Warrant Exercise Repurchase”) from the MSP Principals (or their designated Affiliate(s)), proportionately in accordance with Exhibit E, a number of Class B Paired Interests or shares of Class A Common Stock owned by such MSP Principals and their designated Affiliates equal to (x) the Aggregate Exercise Price received by the Corporation divided by (y) the Warrant Exercise Price (such number of Class B Paired Interests or shares of Class A Common Stock, the “Repurchased Equity Interests”), in exchange for the Aggregate Exercise Price, in each case in accordance with the provisions of this Article XII. Notwithstanding the foregoing, in the event that more than 500,000 New Warrants are exercised during the period following the date of the immediately preceding Repurchase Notice Date and the next scheduled Repurchase Notice Date, then the Corporation shall issue a Notice of Repurchase on the Business Day immediately following the date upon which more than 500,000 New Warrants have been so exercised, and the Corporation and the MSP Principals shall promptly thereafter consummate a Warrant Exercise Repurchase pursuant to this Article XII.
Section 12.02. Warrant Exercise Repurchase Procedures.
(a) The Corporation may effect a Warrant Exercise Repurchase as set forth in Section 12.01 by delivering a written notice of repurchase substantially in the form of Exhibit F hereto (the “Notice of Repurchase”), duly executed by the Corporation, to the MSP Principals at the address set forth opposite each MSP Principal’s name in Exhibit E. Such Notice of Repurchase shall specify a date, which shall not be less than three (3) Business Days following the date of such Notice of Repurchase, on which the Company and the MSP Principals shall effect such Warrant Exercise Repurchase (each such date, a “Repurchase Closing Date”).
(b) On each Repurchase Closing Date in respect of New Warrants whose Exercise Price has been paid in cash:
(i) the MSP Principals (or their designated Affiliate(s)) shall assign, transfer, convey and deliver to the Corporation the corresponding Repurchased Equity Interests free and clear of any Encumbrances, other than restrictions of transfer arising under applicable securities Laws or this Agreement, in exchange for the Aggregate Exercise Price paid in cash, and the Corporation shall accept the assignment, transfer, conveyance and delivery of such Repurchased Equity Interests; and
(ii) the Corporation shall deliver to the MSP Principals (or their designated Affiliate(s)) the Aggregate Exercise Price by wire transfer of immediately available funds, to such account designated by the MSP Principals in writing not less than two (2) Business Days prior to such Repurchase Closing Date.

(c) On each Repurchase Closing Date in respect of New Warrants that have been exercised on a “cashless basis” pursuant to and in accordance with the New Warrant Agreement:
(i) the MSP Principals (or their designated Affiliate(s)) shall assign, transfer, convey and deliver to the Corporation the corresponding Repurchased Equity Interests (which, solely for these purposes, shall equal the number of Class B Paired Interests or shares of Class A Common Stock that is equal to the aggregate number of shares of Class A Common Stock issuable to the holders of New Warrants that have exercised such New Warrants on a “cashless basis”) free and clear of any Encumbrances, other than restrictions of transfer arising under applicable securities Laws or this Agreement, in exchange for the release from the applicable securities or brokerage account to the MSP Principals (proportionately in accordance with Exhibit E), of a number of Class B Paired Interests (the “Released Interests”) that equals the value of the Aggregate Exercise Price paid on a “cashless basis” in respect of the New Warrants so exercised on a “cashless basis” (with any fractions of a Class B Paired Interest being rounded down), and the Corporation shall accept the assignment, transfer, conveyance and delivery of such Repurchased Equity Interests; and (ii)the Released Interests shall be transferred to the accounts designated by the MSP Principals in writing not less than two (2) Business Days prior to such Repurchase Closing Date.
(d) Each Warrant Exercise Repurchase shall be deemed to be effective immediately prior to the close of business on the applicable Repurchase Closing Date. To the extent that the Repurchased Equity Interests comprise shares of Class A Common Stock, the Corporation shall instruct its transfer agent to (i) reflect the transfer of such Class A Common Stock to the Corporation and (ii) cancel the same. To the extent that the Repurchased Equity Interests comprise Class B Paired Interests, (i) the Corporation shall instruct its transfer agent (A) to reflect the transfer of such Class V Common Stock to the Corporation and (B) cancel the same and (ii) the Corporation shall transfer the applicable Class B Units to the Company and the Company shall cancel such Class B Units and the Officers shall amend, update or amend and restate the Schedule of Members to reflect such change. All such actions shall be taken without any further act, vote, approval or consent of the Manager, Members or any other Person notwithstanding any other provision to this Agreement or, to the fullest extent permitted by applicable Law, including the Delaware Act and any other applicable Law.
(e) Notwithstanding anything to the contrary in this Article XII, the obligation of the Corporation and the MSP Principals to effect a Warrant Exercise Repurchase shall be tolled for any period during which such Warrant Exercise Repurchase (i) could, in the reasonable determination of the Corporation, result in a violation of any applicable federal, state or foreign Law, or (ii) would not be permitted under (x) this Agreement or (y) other organizational documents of the Corporation or the Company.
Section 12.03. Covenant regarding the Repurchased Equity Interests. The MSP Principals shall at all times maintain, in a securities or brokerage account over which the Company or the Corporation has control rights, the maximum number of Paired Class B Interests or shares of Class A Common Stock (or any stock or other securities or property (including cash) received in addition or in lieu thereof as described in Section 12.05) as shall be required to be repurchased upon the exercise of all then-outstanding New Warrants.
Section 12.04. Tax Treatment. As required by the Code and the Treasury Regulations, the Company, the Corporation, the Manager, the MSP Principals and any other Person that is party to or is otherwise bound by this Agreement shall report any Warrant Exercise Repurchase consummated hereunder shall be treated as a disguised sale of the Repurchased Equity Interests governed by Section 707(a)(2)(B) of the Code and the Treasury Regulations thereunder, and no such Person shall take a contrary position on any income tax return or amendment thereof unless an alternate position is permitted under the Code and Treasury Regulations and the Corporation and the MSP Principals each consent thereto in writing.
Section 12.05. Adjustments in New Warrants. If, at any time while the New Warrants are outstanding, the number of shares of Class A Common Stock purchasable upon the exercise of a New Warrant is adjusted pursuant to Section 4.1.1 or Section 4.2 of the New Warrant Agreement, then the number of Repurchased Equity Interests that is subject to repurchase in respect of the New Warrants following such adjustment shall be automatically and ratably adjusted to ensure the same effect as had existed prior to such adjustment. Subject to Section 12.06, if, at any time while the New Warrants are outstanding, the type of consideration purchasable upon the exercise of a New Warrant is adjusted pursuant to Section 4.4 of the New Warrant Agreement, then the Repurchased Equity Interests that are subject to repurchase in respect of the New Warrants following such adjustment shall be automatically and ratably adjusted to include the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the MSP Principals actually received in such events in respect of the applicable Paired Class B Interests or shares of Class A Common Stock constituting the Repurchased Equity Interests. In no event shall the aggregate number of Class B Paired Interests or shares of Class A Common Stock constituting Repurchased Equity Interests subject to this Article XII exceed the equivalent of 1,029,000,000 shares of Class A Common Stock, as such Repurchased Equity Interests may be adjusted pursuant to this Section 12.05.
Section 12.06. Parent Change of Control. If, at any time while the New Warrants are outstanding, a Parent Change of Control occurs, then the obligations of the MSP Principals to effect any Warrant Exercise Repurchases shall cease to exist and this Article XII shall be of no further force and effect.
ARTICLE XIII

ADMISSION OF MEMBERS
Section 13.01. Substituted Members. Subject to the provisions of Article X hereof, in connection with the Permitted Transfer of a Unit, the transferee shall be admitted as a substituted member of the Company (“Substituted Member”) on the effective date of such Permitted Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer.
Section 13.02. Additional Members. Subject to the provisions of Article X hereof, any Person (other than the Members as of the execution and delivery of this Agreement) may be admitted as an additional member of the Company (any such Person, an “Additional Member”) only upon furnishing to the Manager (a) executed counterparts of a joinder to this Agreement substantially in the form attached hereto as Exhibit A and any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as the Manager may deem appropriate in its reasonable discretion). Such admission shall become effective on the date on which the Manager determines in its reasonable discretion that such conditions have been satisfied.
ARTICLE XIV

RESIGNATION
Section 14.01. Resignation of Members. No Member shall have the power or right to resign as a member of the Company prior to the dissolution and winding up of the Company pursuant to Article XV. Upon or after the dissolution and winding up of the Company, a Member may resign as a member of the Company solely with the prior written consent of the Manager. The attempt by any Member to resign as a member of the Company upon or following the dissolution and winding up of the Company pursuant to Article XV without the prior written consent of the Manager, but prior to such Member receiving the full amount of Distributions from the Company to which such Member is entitled pursuant to Article XV, shall be deemed to have breached this Agreement and shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the resignation of such Member as a member of the Company. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Member shall cease to be a Member.
ARTICLE XV
DISSOLUTION AND LIQUIDATION
Section 15.01. Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the resignation or attempted resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following events:
(a) the decision of the Manager to dissolve the Company;
(b) a dissolution of the Company under Section 18-801(4) of the Delaware Act; or
(c) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.

Except as otherwise set forth in this Article XV, the Company is intended to have perpetual existence. Notwithstanding anything in this Agreement to the contrary, (i) an Event of Withdrawal shall not cause the relevant Member to cease to be a member of the Company and upon the occurrence of such event, the Company shall continue without dissolution, and (ii) each of the Members waives any right it may have to agree in writing to dissolve the Company upon an Event of Withdrawal.
Section 15.02. Liquidation and Termination. On dissolution of the Company, the Manager shall act as the liquidating trustee or may appoint one or more Persons as the liquidating trustee. The liquidating trustee shall proceed diligently to wind up the affairs of the Company and make final Distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as a Company expense. Until final Distribution, the liquidating trustee shall continue to operate the Company properties with all of the power and authority of the Manager. Subject to the Delaware Act, the steps to be accomplished by the liquidating trustee are as follows:
(a) as promptly as possible after dissolution and again after final liquidation, the liquidating trustee shall cause a proper accounting to be made by a nationally recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;
(b) the liquidating trustee shall pay, satisfy or discharge from Company funds, or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidating trustee may reasonably determine): first, all expenses incurred in liquidation of the Company; second, all of the debts, liabilities and obligations owed to creditors of the Company, other than Members; third, all of the debts and liabilities owed to Members; and
(c) all remaining assets of the Company shall be distributed to the Members in accordance with Article IV by the end of the Taxable Year during which the final liquidation of the Company occurs (or, if later, by ninety (90) days after the date of the final liquidation). The Distribution of cash and/or property to the Members in accordance with the provisions of this Section 15.02 and Section 15.03 below constitutes a complete return to the Members of their Capital Contributions, a complete Distribution to the Members of their interest in the Company and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Delaware Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.
Section 15.03. Deferment; Distribution in Kind. Notwithstanding the provisions of Section 15.02, but subject to the order of priorities set forth therein, if upon dissolution of the Company the liquidating trustee determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the liquidating trustee may, in the liquidating trustee’s sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy Company liabilities (other than loans to the Company by Members) and reserves. Subject to the order of priorities set forth in Section 15.02, the liquidating trustee may, in the liquidating trustee’s sole discretion, distribute to the Members, in lieu of cash, either (a) all or any portion of such remaining Company assets in-kind in accordance with the provisions of Section 15.02(c), (b) as tenants in common and in accordance with the provisions of Section 15.02(c), undivided interests in all or any portion of such Company assets or (c) a combination of the foregoing. Any such Distributions in kind shall be subject to (y) such conditions relating to the disposition and management of such assets as the liquidating trustee deems reasonable and equitable, and (z) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time.
Section 15.04. Certificate of Cancellation. On completion of the Distribution of Company assets as provided herein, the Company is terminated (and the Company shall not be terminated prior to such time), and the Manager shall file or cause to be filed a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 15.04.
Section 15.05. Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 15.02 and 15.03 in order to minimize any losses otherwise attendant upon such winding up.

Section 15.06. Return of Capital. The liquidating trustee shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).
ARTICLE XVI

VALUATION
Section 16.01. Determination. “Fair Market Value” of a specific Company asset will mean the amount which the Company would receive in an all-cash sale of such asset in an arms-length transaction with a willing, unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value, as such amount is determined by the Manager (or, if pursuant to Section 15.02, the liquidating trustee) in its good faith judgment using all factors, information and data it deems to be pertinent.
Section 16.02. Dispute Resolution. If any Member or Members dispute the accuracy of any determination of Fair Market Value in accordance with Section 16.01, and the Manager (or, if pursuant to Section 15.02, the liquidating trustee) and such Member(s) are unable to agree on the determination of the Fair Market Value of any asset of the Company, the Manager (or, if pursuant to Section 15.02, the liquidation trustee) and such Member(s) shall each select a nationally recognized investment banking firm experienced in valuing securities of closely-held companies such as the Company in the Company’s industry (the “Appraisers”), who shall each determine the Fair Market Value of the asset or the Company (as applicable) in accordance with the provisions of Section 16.01. The Appraisers shall be instructed to give written notice of their determination of the Fair Market Value of the asset or the Company (as applicable) within thirty (30) days of their appointment as Appraisers. If Fair Market Value as determined by an Appraiser is higher than Fair Market Value as determined by the other Appraiser by ten percent (10%) or more, and the Manager (or, if pursuant to Section 15.02, the liquidation trustee) and such Member(s) do not otherwise agree on a Fair Market Value, the original Appraisers shall designate a third Appraiser meeting the same criteria used to select the original two Appraisers, and such third Appraiser shall determine the Fair Market Value of such asset or the Company (as applicable) within thirty (30) days of its appointment as an Appraiser, provided that such Appraiser shall not determine the Fair Market Value of such asset or the Company (as applicable) to be lower or higher than the determinations made by the original two Appraisers. If Fair Market Value as determined by an Appraiser is within ten percent (10%) of the Fair Market Value as determined by the other Appraiser (but not identical), and the Manager (or, if pursuant to Section 15.02, the liquidating trustee) and such Member(s) do not otherwise agree on a Fair Market Value, the Manager (or, if pursuant to Section 15.02, the liquidating trustee) shall select the Fair Market Value of one of the Appraisers. The fees and expenses of the Appraisers shall be borne by the Company.
ARTICLE XVII

GENERAL PROVISIONS
Section 17.01. Power of Attorney.
(a) Each Member who is an individual hereby constitutes and appoints the Manager (or the liquidating trustee, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to the same extent and with the same effect as such Member would or could do under applicable Law, to:
(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Manager deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Manager deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Manager deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, resignation or substitution of any Member pursuant to Article XIII or XIV; and
(ii) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Manager, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the Manager, necessary or appropriate to effectuate the terms of this Agreement.
(b) The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member who is an individual and the transfer of all or any portion of his, her or its Company Interest and shall extend to such Member’s heirs, successors, permitted assigns and personal representatives.
Section 17.02. Confidentiality.
(a) The Manager and each of the Members agree to hold the Company’s Confidential Information in confidence and may not use such information except (i) in furtherance of the business of the Company, (ii) as reasonably necessary for compliance with applicable Law, including compliance with disclosure requirements under the Securities Act and the Exchange Act and compliance with the listing requirements of any securities exchange on which the Class A Common Stock is traded, and securities laws and regulations of other jurisdictions or (iii) as otherwise authorized separately in writing by the Manager. “Confidential Information” as used herein includes, but is not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Company’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, employees and their identities, equity ownership, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Company’s business. With respect to the Manager and each Member, Confidential Information does not include information or material that: (a) is rightfully in the possession of the Manager or each Member at the time of disclosure by the Company; (b) before or after it has been disclosed to the Manager or each Member by the Company, becomes part of public knowledge, not as a result of any action or inaction of the Manager or such Member, respectively, in violation of this Agreement; (c) is approved for release by written authorization of the Manager or the [Chief Executive Officer or the President] of the Company; (d) is disclosed to the Manager or such Member or their representatives by a third party not, to the knowledge of the Manager or such Member, respectively, in violation of any obligation of confidentiality owed to the Company with respect to such information; or (e) is or becomes independently developed by the Manager or such Member or their respective representatives without use or reference to the Confidential Information.
(b) Each of the Members may disclose Confidential Information to its Subsidiaries, Affiliates, partners, members, directors, managers, officers, employees, counsel, advisers, consultants, outside contractors and other agents, on the condition that such Persons keep the Confidential Information confidential to the same extent as such disclosing party is required to keep the Confidential Information confidential, solely to the extent it is reasonably necessary or appropriate to fulfill its obligations or to exercise its rights under this Agreement; provided that the disclosing party shall remain liable with respect to any breach of this Section 17.02 by any such Person.
(c) Notwithstanding anything in Section 17.02(a) or Section 17.02(b) to the contrary, each of the Members may disclose Confidential Information (i) to the extent that such party is legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, for purposes of reporting to its stockholders and direct and indirect equity holders the performance of the Company and its Subsidiaries and for purposes of including applicable information in its financial statements to the fullest extent required by applicable Law or applicable accounting standards; or (ii) to any bona fide prospective purchaser of the equity or assets of a Member, or the Common Units held by such Member, or a prospective merger partner of such Member (provided, that (x) such Persons will be informed by such Member of the confidential nature of such information and shall agree in writing to keep such information confidential in accordance with the contents of this Agreement, and (y) each Member will be liable for any breaches of this Section 17.02 by any such Persons). Nothing in this Agreement shall prevent a Member from (A) filing and, as provided for under Section 21F of the Exchange Act, maintaining the confidentiality of, a claim with the SEC; (B) providing Confidential Information to the SEC, or providing the SEC with information that would otherwise violate any part of this Agreement, to the extent permitted by Section 21F of the Exchange Act; (C) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company or any of its Affiliates; or (D) receiving a monetary award as set forth in Section 21F of the Exchange Act. Notwithstanding any of the foregoing, nothing in this Section 17.02 will restrict in any manner the ability of the Corporation to comply with its disclosure obligations under Law or the listing requirements of any securities exchange on which the Class A Common Stock is traded, and the extent to which any Confidential Information is necessary or desirable to disclose.
Section 17.03. Amendments.
(a) Any amendment or modification of this Agreement shall require the affirmative consent or approval of the Majority Members; provided, however, that any such amendment that: (i) changes the rights, powers or duties of the Members holding a class or series of Units so as to affect such rights, powers or duties adversely shall also require the affirmative consent or approval of the Members holding a majority of the outstanding Units of such class or series; (ii) changes this Section 17.03(a) shall also require the affirmative consent or approval of the Manager and each Member; (iii) changes any provision that expressly requires the approval, consent or action of a Person or Persons so as to affect such Person or Persons adversely shall also require the affirmative consent or approval of such Person or Persons[; and (iv) changes the obligations of the Company, the Corporation or the MSP Principals set forth in Article XII in any material respect, shall require [the affirmative consent or approval of the Manager and a majority of the Voting Units held by Members other than the MSP Principals and their Affiliates].
(b) Notwithstanding the foregoing, the Manager may amend or modify any provision of this Agreement without further act, vote, approval or consent of the Members or any other Person notwithstanding any other provision of this Agreement or, to the fullest extent permitted by applicable Law, including the Delaware Act and other applicable Law, so long as such amendment or modification does not change the powers, preferences or relative, participating, optional, special or other rights, if any, or the qualifications, limitations or restrictions of the Members holding a class or series of Units so as to affect them adversely.
(c) Notwithstanding the foregoing, the Manager or the Officers may amend or modify the Schedule of Members pursuant to Sections 3.01(d), 3.09, 5.01(a), 5.01(c) and 11.06(b) without further act, vote, approval or consent of the Members or any other Person notwithstanding any other provision of this Agreement or, to the fullest extent permitted by applicable Law, including the Delaware Act and other applicable Law.
Section 17.04. Title to Company Assets. Company assets shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. The Company shall hold title to all of its property in the name of the Company and not in the name of any Member. All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.
Section 17.05. Addresses and Notices. To be valid for purposes of this Agreement, any notice, request, demand, waiver, consent, approval or other communication (any of the foregoing, a “Notice”) that is required or permitted under this Agreement shall be in writing. A Notice shall be deemed given only as follows: (a) on the date delivered personally or by email; (b) three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) Business Day following deposit with a nationally recognized overnight courier service for next day delivery, charges prepaid, and, in each case, at the address set forth below and to any other recipient and to any Member at such address as indicated by the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.
Lionheart II Holdings, LLC
[2701 Le Jeune Road
Floor 10
Coral Gables, Florida 33134]
Attention: General Counsel
E-mail: [•]

with a copy (which copy shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153

Attention: Michael J. Aiello
Matthew Gilroy
E-mail: michael.aiello@weil.com
matthew.gilroy@weil.com
Section 17.06. Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
Section 17.07. Creditors. To the fullest extent permitted by applicable Law, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of the Company’s Affiliates, and no creditor who makes a loan to the Company or any of the Company’s Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan, any direct or indirect interest in the Company’s Net Income, Net Loss, Distributions, capital or property.
Section 17.08. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.
Section 17.09. Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall thereby be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any party may deliver signed counterparts of this Agreement to the other parties by means of facsimile, portable document format (.PDF) signature or electronic transmission.
Section 17.10. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
Section 17.11. Jurisdiction. To the fullest extent permitted by applicable Law, the Company, each Member, the Manager, each Officer, each other Person who is a party to or is otherwise bound by this Agreement and each Person acquiring a Unit agrees that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for any (a) derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of fiduciary duty owed by any Member, the Manager, any Officer or any employee of the Company to the Company or the Members, (c) any action asserting a claim arising pursuant to the Delaware Act or this Agreement, or (d) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction over any such action or proceeding, then the United States District Court for the District of Delaware). To the fullest extent permitted by applicable Law, the Company, each Member, the Manager, each Officer, each other Person who is a party to or is otherwise bound by this Agreement and each Person acquiring a Unit (i) irrevocably submits to the exclusive personal jurisdiction of the aforesaid courts and (ii) waives any claim of improper venue and any claim that the aforesaid courts are an inconvenient forum court in any action or proceeding described in the foregoing sentence. To the fullest extent permitted by applicable law, the Company, each Member, the Manager, each Officer, each other Person who is a party to or is otherwise bound by this Agreement and each Person acquiring a Unit agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 17.05 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.
Section 17.12. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 17.13. Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.
Section 17.14. Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic transmission by a facsimile machine or via email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.
Section 17.15. Right of Offset. Whenever the Company is to pay any sum (other than pursuant to Article IV) to any Member, any amounts that such Member owes to the Company which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the Distribution of Units to the Corporation shall not be subject to this Section 17.15.
Section 17.16. Effectiveness. This Agreement shall be effective upon the execution and delivery of this Agreement.
Section 17.17. Entire Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the Original Agreement, as in effect immediately prior to the execution and delivery of this Agreement is superseded by this Agreement and shall be of no further force and effect thereafter.
Section 17.18. Remedies. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.
Section 17.19. Descriptive Headings; Interpretation. The headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation and shall mean, “including, without limitation”. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.
[Remainder of page intentionally left blank]

The undersigned hereby agree to be bound by all of the terms and provisions of the First Amended and Restated Limited Liability Company Agreement of Lionheart II Holdings, LLC as of the date first set forth above.
MSP RECOVERY, INC., as a Member and the Corporation

By:
Name: [•]
Title: [•]
[Signature Page to First Amended and Restated Limited Liability Company Agreement of Lionheart II Holdings, LLC]

The undersigned hereby agree to be bound by all of the terms and provisions of the First Amended and Restated Limited Liability Company Agreement of Lionheart II Holdings, LLC as of the date first set forth above.
[MEMBERS]

By:
Name: [•]
Title: [•]

MSP Principals

By:
Name: John H. Ruiz

By:
Name: Frank Quesada
[Signature Page to First Amended and Restated Limited Liability Company Agreement of Lionheart II Holdings, LLC]

EXHIBIT A

FORM OF JOINDER AGREEMENT
This JOINDER AGREEMENT, dated as of [•], 20[•] (this “Joinder”), is delivered pursuant to that certain First Amended and Restated Limited Liability Company Agreement, entered into effective as of [•], 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “LLC Agreement”) of Lionheart II Holdings, LLC, a Delaware limited liability company (the “Company”). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the LLC Agreement.
1.
Joinder to the LLC Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Company, the undersigned hereby is and hereafter will be a Member under the LLC Agreement and a party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the LLC Agreement as if it had been a signatory thereto as of the date thereof.

2.	Incorporation by Reference. All terms and conditions of the LLC Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.
3.	Address. All notices under the LLC Agreement to the undersigned shall be directed to:
[Name]
[Address]
[City, State, Zip Code]
Attn:
E-mail:
D-A-1

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.
[NEW MEMBER]

By:
Name: [•]
Title: [•]
Accepted and agreed
as of the date first set forth above:
LIONHEART II HOLDINGS, LLC

By:	MSP Recovery, Inc.
Its manager

By:
Name: [•]
Title: [•]
D-A-2

EXHIBIT B

CERTIFICATE FOR
LIONHEART II HOLDINGS, LLC
Certificate Number    Class [A][B] Units
Lionheart II Holdings, LLC, a Delaware limited liability company (the “Company”), hereby certifies that (the “Holder”) is the registered owner of       Class [A][B] Units of limited liability company interest in the Company (the “Interests”). THE RIGHTS, POWERS, PREFERENCES, RESTRICTIONS (INCLUDING TRANSFER RESTRICTIONS) AND LIMITATIONS OF THE INTERESTS ARE SET FORTH IN, AND THIS CERTIFICATE AND THE INTERESTS REPRESENTED HEREBY ARE ISSUED AND SHALL IN ALL RESPECTS BE SUBJECT TO THE TERMS AND PROVISIONS OF THE FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, DATED AS OF [•], 2022, AS THE SAME MAY BE AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME (THE “AGREEMENT”). THE TRANSFER OF THIS CERTIFICATE AND THE INTERESTS REPRESENTED HEREBY IS RESTRICTED AS DESCRIBED IN THE AGREEMENT. By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the Interests evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all of the terms and conditions of the Agreement. The Company will furnish a copy of the Agreement to the Holder without charge upon written request to the Company at its principal place of business. The Company maintains books for the purpose of registering the transfer of Interests.
Each limited liability company interest in the Company shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.
This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflict of laws.
IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by       its        as of the date set forth below.
Dated: , 20
Name:
Title:
D-B-1

REVERSE SIDE OF CERTIFICATE
REPRESENTED INTERESTS OF
LIONHEART II HOLDINGS, LLC
FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto [print or typewrite the name of the transferee], [insert Social Security Number or other taxpayer identification number of transferee], the following specified percentage of Interests: [identify percentage of Interests being transferred], and irrevocably constitutes and appoints as attorney-in-fact to transfer the same on the books and records of the Company, with full power of substitution in the premises.
Signature:

Dated: , 20
(Transferor)

Address:

D-B-2

EXHIBIT C

OFFICERS
Name:	Title:
[•]	[•]
D-C-1

EXHIBIT D

NOTICE OF EXCHANGE
[LETTERHEAD OF HOLDER]

[•]
MSP Recovery, Inc.
[•]
Lionheart II Holdings, LLC
[•]
Re:  Exchange Pursuant to First Amended and Restated Limited Liability Company Agreement of Lionheart II Holdings, LLC dated as of [•], 2022 (the “Agreement”)
Reference is hereby made to the Agreement. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement. The undersigned Holder hereby provides this Notice of Exchange pursuant to Section 11.02 of the Agreement to effect the Exchange of the following Class B Paired Interests:
Number of Class B Paired Interests to be Exchanged:
(Consisting of an equal number of Class B Units and shares of Class V Common Stock)
The shares of Class A Common Stock to be issued upon consummation of the Exchange shall be issued to:                 .
The Holder hereby represents and warrants that: (a) the Holder has all requisite power and authority to execute, deliver and perform under this Notice of Exchange and no consent, approval, authorization, registration or notice of any third party or governmental authority is required by the Holder in connection with this Notice of Exchange or the Exchange; (b) this Notice of Exchange has been duly executed and delivered by the Holder and constitutes the legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws effecting creditors’ rights generally and subject, as to enforceability, to general principals of equity; and (c) the Holder is the sole owner of record and beneficially of the Class B Paired Interests described above, free and clear of any mortgage, pledge, hypothecation, easement, security interest, charge, claim, license, option, conditional sale or other title retention agreement, lien or other encumbrance or right of any third party, or any agreement to create any of the foregoing.
The Holder hereby constitutes and appoints each officer of the Corporation and of the Company with full power of substitution, as the Holder’s true and lawful agent and attorney-in-fact, with full power and authority, in the Holder’s name, place and stead, to the same extent and with the same effect as the Holder would or could do under applicable Law to (a) effect the Exchange, (b) effect the surrender, assignment and delivery of the Class B Paired Interests described above and (c) effect the delivery of the shares of Class A Common Stock to be issued upon consummation of the Exchange of the Class B Paired Interests described above. The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of the Holder.
IN WITNESS WHEREOF, the undersigned Holder has duly executed and delivered this Notice of Exchange as of the day and year first above written.
[HOLDER]

By:
	Name:	[•]
	Title:	[•]
	Address:	[•]
D-D-1

EXHIBIT E

SCHEDULE OF MEMBERS
Name and Address of Member	Class A Units	Class B Units	Capital Account
MSP Recovery, Inc. [2701 Le Jeune Road, Floor 10, Coral Gables, Florida 33134]	[•]	0	$[•]
[Members] [Addresses of Members]	0	[•]	$[•]
Total:	[•]	[•]	$[•]
MSP PRINCIPALS
Name and Address of MSP Principal	MSP Principal Proportion
[MSP Principal] [Addresses of MSP Principal]	[•]
[MSP Principal] [Addresses of MSP Principal]	[•]
Total:	100
D-E-1

EXHIBIT F

NOTICE OF REPURCHASE
[LETTERHEAD OF CORPORATION]
[Date]
[Addressed to each MSP Principal]
Re: Notice of Warrant Exercise Repurchase
Reference is made to the First Amended and Restated Limited Liability Company Agreement of Lionheart II Holdings, LLC, a Delaware limited liability company, dated as of [•], 2022 (the “Amended and Restated LLC Agreement”). All capitalized terms set forth herein that are not otherwise defined shall have the meanings set forth in the Amended and Restated LLC Agreement.
Pursuant to Section 12.01 of the Amended and Restated LLC Agreement, you are hereby notified of an exercise of New Warrants with an Aggregate Exercise Price of $   . As such the Corporation is required to repurchase from each MSP Principal and each MSP Principal is required to deliver to the Corporation its pro rata share of Repurchased Equity Interests in the amount of [specify] in exchange for payment of a pro rata share of the Aggregate Exercise Price.
The pro rata share of the Aggregate Exercise Price and Repurchased Equity Interests for each MSP Principal is set forth in the Schedule attached hereto.
The Repurchase Closing Date for the Warrant Exercise Repurchase shall be [specify a date, which shall not be less than five (5) Business Days following the date of such Notice of Repurchase].
On the Repurchase Closing Date:
a.	Each MSP Principal (or its designated Affiliate(s)) shall assign, transfer, convey and deliver to the Corporation its Repurchased Equity Interests by [provide any specific instructions]; and
b.
the Corporation shall deliver to each MSP Principal (or its designated Affiliate(s)) its share of the Aggregate Exercise Price by wire transfer of immediately available funds, to such account designated by the MSP Principal in writing not less than two (2) Business Days prior to such Repurchase Closing Date.

D-F-1

MSP RECOVERY INC.

By:	[Name]
[Title]
Schedule:
[Set forth for each MSP Principal]
[Name of MSP Principal]
[Pro Rata Portion of Aggregate Purchase Price]
[Pro Rata Portion of Repurchased Equity Interests]
D-F-2

Annex E
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2021, is made and entered into by and among MSP Recovery, Inc., a Delaware corporation formerly known as Lionheart Acquisition Corporation II (the “Company”), Lionheart Equities, LLC, a Delaware limited liability company (the “Sponsor”), each of the undersigned parties listed under Original Holder on Schedule A hereto and each of the undersigned parties listed under Additional Holder on Schedule A hereto (together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).
RECITALS
WHEREAS, the Company and the Sponsor have entered into that certain Subscription Agreement, dated as of January 10, 2020, pursuant to which the Sponsor purchased an aggregate of 5,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Initial Shares”);
WHEREAS, in February 2020, the Company declared a dividend of 0.15 share of Initial Shares for each outstanding share of Initial Shares, resulting in the Sponsor holding an aggregate of 5,750,000 shares of Initial Shares;
WHEREAS, in July 2020, the Sponsor transferred an aggregate of 82,500 Initial Shares to Nomura Securities International, Inc. (“Nomura” and, together with the Sponsor, the “Initial Unit Purchasers”) (none of which are subject to forfeiture);
WHEREAS, on August 13, 2020, the Initial Shares were automatically reclassified pursuant to the Company’s amended and restated certificate of incorporation into an equal number of shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”);
WHEREAS, the Founder Shares are convertible into shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), on the terms and conditions provided in the Company’s amended and restated certificate of incorporation;
WHEREAS, on August 13, 2020, the Company and the Sponsor entered into that certain Private Placement Unit Subscription Agreement (the “Sponsor Private Placement Unit Subscription Agreement”), pursuant to which the Sponsor agreed to purchase an aggregate of 595,000 units of the Company (the “Sponsor Private Placement Units”) at a price of $10.00 per unit, in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering;
WHEREAS, on August 13, 2020, the Company and Nomura entered into that certain Private Placement Unit Subscription Agreement (together with the Sponsor Private Placement Unit Subscription Agreement, the “Private Placement Unit Subscription Agreements”), pursuant to which Nomura agreed to purchase an aggregate of 55,000 units of the Company (the “Nomura Private Placement Units” and, together with the Sponsor Private Placement Units, the “Private Placement Units”) at a price of $10.00 per unit, in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering;
WHEREAS, on August 13, 2020, the Company entered into that certain Forward Purchase Agreement with Nomura, pursuant to which Nomura may purchase from the Company up to $85,000,000 in equity securities of the Company (the “Forward Purchase Shares”);
WHEREAS, in order to finance the Company’s transaction costs in connection with an intended initial Business Combination (as defined below), the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may loan to the Company funds as the Company may require, of which up to $1,000,000 of such loans may be convertible into units of the Company (“Working Capital Units” and, together with the Private Placement Units, the “Units”) at a price of $10.00 per unit;
WHEREAS, each Unit consists (or, in the case of the Working Capital Units, will consist) of one share of Common Stock and one-half of one redeemable warrant (a whole warrant of each such warrant, an “Original Warrant”);
WHEREAS, each Original Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment;

WHEREAS, on August 13, 2020, the Company and the Original Holders entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Original Holders certain registration rights with respect to certain securities of the Company;
WHEREAS, upon the closing of the Business Combination contemplated by that certain Membership Interest Purchase Agreement, dated July [•], 2021 (the “MIPA”), by and among the Company, Lionheart II Holdings, LLC, a Delaware limited liability company, each limited liability company listed therein, the members listed therein and John H. Ruiz, the Additional Holders may receive shares of Common Stock;
WHEREAS, pursuant to the terms of the MIPA, immediately prior to the closing of the Business Combination, certain stockholders of the Company, including the Original Holders, will receive newly issued warrants to purchase one share of Common Stock for an exercise price of $11.50 per share (the “New Warrants”);
WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Original Holders of at least a majority-in-interest of the Registrable Securities (as defined in the Existing Registration Rights Agreement) at the time in question; and
WHEREAS, the Company and the Holders desire to amend and restate the Existing Registration Rights Agreement, pursuant to which the Company grants the Holders certain registration rights with respect to certain securities of the Company.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE 1

DEFINITIONS
1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Additional Holder” shall mean each of the parties listed under Additional Holder on Schedule A hereto and any transferee of Registrable Securities held by an Additional Holder that became a party hereto.
“Additional Holder Lock-up Period” shall mean, with respect to any shares of the Company issued or to be issued to any Additional Holders in connection with the Business Combination contemplated by the MIPA, the period commencing on the completion of the Company’s initial Business Combination and ending on the earlier of the date that is (i) six months after the completion of the Company’s initial Business Combination and (ii) the Company’s consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.
“Agreement” shall have the meaning given in the Preamble.
“Board” shall mean the Board of Directors of the Post-Combination Company.
“Business Combination” shall mean any merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses, involving the Company.
“Commission” shall mean the Securities and Exchange Commission.
“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.
“Demand Registration” shall have the meaning given in subsection 2.1.1.
“Demanding Holder” shall have the meaning given in subsection 2.1.1.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Form S-1” shall have the meaning given in subsection 2.1.1.
“Form S-3” shall have the meaning given in subsection 2.3.
“Forward Purchase Shares” shall have the meaning given in the Recitals hereto.
“Founder Shares” shall have the meaning given in the Recitals hereto and shall be deemed to include the shares of Common Stock issuable upon conversion thereof.
“Founder Shares Lock-up Period” shall mean, with respect to the Founder Shares, the period ending on the earlier of (A) six months after the completion of the Company’s initial Business Combination or (B) subsequent to the Company’s initial Business Combination, (x) if the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 30 days after the Company’s initial Business Combination or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.
“Holders” shall have the meaning given in the Preamble.
“Initial Shares” shall have the meaning given in the Recitals hereto.
“Insider Letter” shall mean that certain letter agreement, dated as of August 13, 2020, by and among the Company, the Sponsor and each of the Company’s officers and directors.
“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.
“New Warrant” shall have the meaning given in the Recitals hereto.
“Nomura” shall have the meaning given in the Recitals hereto.
“Nomura Private Placement Units” shall have the meaning given in the Recitals hereto.
“Original Holder” shall mean each of the parties listed under Original Holder on Schedule A hereto and any transferee of Registrable Securities held by an Original Holder that became a party hereto.
“Original Warrant” shall have the meaning given in the Recitals hereto.
“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Additional Holder Lock-up Period, Founder Shares Lock-up Period or Private Placement Lock-up Period, as the case may be, under the Insider Letter, the Private Placement Unit Subscription Agreements, this Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.
“Piggyback Registration” shall have the meaning given in subsection 2.2.1.
“Private Placement Lock-up Period” shall mean, with respect to Private Placement Units, shares of Common Stock included in the Private Placement Units or Private Warrants that are, in each case, held by the Initial Unit Purchasers or their Permitted Transferees, and any of the Common Stock issued or issuable upon the exercise or conversion of the Private Warrants and that are held by the Initial Unit Purchasers or their Permitted Transferees, the period ending 30 days after the completion of the Company’s initial Business Combination.
“Private Placement Units” shall have the meaning given in the Recitals hereto.
“Private Placement Unit Subscription Agreements” shall have the meaning given in the Recitals hereto.

“Private Warrants” shall mean the Warrants included in the Private Placement Units.
“Pro Rata” shall have the meaning given in subsection 2.1.4.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) the Founder Shares and the shares of Common Stock issued or issuable upon the conversion of any Founder Shares, (b) the Units, (c) the shares of Common Stock included in the Units, (d) the Original Warrants included in the Units (including any shares of Common Stock issued or issuable upon the exercise of any such Original Warrants), (e) the New Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such New Warrants) (f) the Forward Purchase Shares, (g) any outstanding share of the Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise or conversion of any other equity security) of the Company held by a Holder as of the date of this Agreement, (h) any shares of the Company issued or to be issued to any Additional Holders in connection with the Business Combination contemplated by the MIPA and (i) any other equity security of the Company issued or issuable with respect to any of the securities described in the foregoing clauses (a) – (h) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such security shall cease to be a Registrable Security when: (A) a Registration Statement with respect to the sale of such security shall have become effective under the Securities Act and such security shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such security shall have been otherwise transferred, a new certificate for such security not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such security shall not require registration under the Securities Act; (C) such security shall have ceased to be outstanding; (D) such security may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (E) such security has been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:
(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;
(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C) printing, messenger, telephone and delivery expenses;
(D) reasonable fees and disbursements of counsel for the Company;
(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(F) reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.
“Registration Statement” shall mean any registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder (other than a Registration Statement on Form S-4 or Form S-8, or their successors), which registration statement covers the Registrable

Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holder” shall have the meaning given in subsection 2.1.1.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Sponsor” shall have the meaning given in the Recitals hereto.
“Sponsor Private Placement Units” shall have the meaning given in the Recitals hereto.
“Sponsor Private Placement Unit Subscription Agreement” shall have the meaning given in the Recitals hereto.
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Units” shall have the meaning given in the Recitals hereto.
“Working Capital Units” shall have the meaning given in the Recitals hereto.
ARTICLE 2

REGISTRATIONS
2.1 Demand Registration.
2.1.1 Request for Registration. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the date the Company consummates a Business Combination, (a) the Holders of at least a majority in interest of the then-outstanding number of Registrable Securities held by Original Holders or (b) the Holders of at least a majority in interest of the then-outstanding number of Registrable Securities held by the Additional Holders (in each case, the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall use commercially reasonable efforts to effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of (a) three (3) Registrations pursuant to a Demand Registration under this subsection 2.1.1 requested by Demanding Holders that are Original Holders with respect to any or all Registrable Securities of the Original Holders and (b) three (3) Registrations pursuant to a Demand Registration under this subsection 2.1.1 requested by Demanding Holders that are Additional Holders with respect to any or all Registrable Securities of the Additional Holders; provided, however, that a Registration shall not be counted for such purposes unless a Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S-1 Registration have been sold, in accordance with Section 3.1 of this Agreement.
2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to the Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; and provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.
2.1.3 Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.
2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of the Underwritten Offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) that are either Original Holders if the Demanding Holders are Original Holders or Additional Holders if the Demanding Holders are Additional Holders (pro rata based on the respective number of Registrable Securities that each Demanding Holder and such Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders that are Additional Holders (if the Demanding Holders are Original Holders) or Original Holders (if the Demanding Holders are Additional Holders) (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested) and that are Requesting Holders or exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.
2.2 Piggyback Registration.
2.2.1 Piggyback Rights. If, at any time on or after the date the Company consummates a Business Combination, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, other than securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in such Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Piggyback Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.
2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the securities that the Company desires to sell, taken together with (i) the Common Stock or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:
(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;
(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.
2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.
2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.
2.3 Registrations on Form S-3. Any Holder of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or any similar short form registration statement that may be available at such time (“Form S-3”); provided, however, that the Company shall not be obligated to effect such request through an Underwritten Offering; provided further, however, that following the filing of a resale registration statement on Form S-3, the Company at its option may effect a Demand Registration under Section 2.1 as a “take down” under such registration statement. Within five (5) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, the Company shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twelve (12) days after the Company’s initial receipt of such written request for a Registration on Form S-3, the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S-3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $10,000,000.
2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period. Furthermore, the Company shall not be required to effect a Demand Registration to the extent it would result in the breach of a customary lock-up agreement with underwriters pursuant to a prior Registration effected hereunder.
ARTICLE 3

COMPANY PROCEDURES
3.1 General Procedures. If at any time on or after the date the Company consummates a Business Combination the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;
3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by any Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3 prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and each such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;
3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;
3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;
3.1.11 use commercially reasonable efforts to obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, use commercially reasonable efforts to obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;
3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);
3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and
3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.
3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.
3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4 and, upon the expiration of any such period, the Holders shall be entitled to resume the use of any such Prospectus in connection with any sale or offer to sell Registrable Securities.
3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders, upon their request and to the extent not publicly available, with true and complete copies of all such filings. The Company further covenants that it shall use its commercially reasonable efforts to take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
3.6 Limitation on Registration Rights. Notwithstanding anything herein to the contrary, (i) Nomura may not exercise its rights under Section 2.1 or 2.2 hereunder after five (5) and seven (7) years, respectively, after the effective date of the registration statement relating to the Company’s initial public offering and (ii) Nomura may not exercise its rights under Section 2.1 more than once.
ARTICLE 4

INDEMNIFICATION AND CONTRIBUTION
4.1 Indemnification.
4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company. For the avoidance of doubt, the obligation to indemnify under this Section 4.01(b) shall be several, not joint and several, among the Holders of Registrable Securities, and the total indemnification liability of a Holder under this Section 4.01(b) shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.
4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.
4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.
ARTICLE 5

MISCELLANEOUS
5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, facsimile or electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, facsimile or electronic mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 2701 Le Jeune Road, Floor 10, Coral Gables, Florida 33134, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.
5.2 Assignment; No Third Party Beneficiaries.
5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2 Prior to the expiration of the Additional Holder Lock-up Period, the Founder Shares Lock-up Period or the Private Placement Lock-up Period, as the case may be, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement, the Insider Letter, the Private Placement Unit Subscription Agreements and other applicable agreements.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.
5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.
5.3 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. The words “execution,” signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.
5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.
5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected, and any amendment or waiver hereof that adversely affects the Original Holders shall require the written consent of Original Holders of at least a majority in interest of the Registrable Securities of such Original Holders at the time in question, and any amendment or waiver hereof that adversely affects the Additional Holders shall require the written consent of Original Holders of at least a majority in interest of the Registrable Securities of such Additional Holders at the time in question. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
5.6 Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities or holders of the Company’s warrants currently outstanding or issuable in connection with the Business Combination, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
5.7 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale and without compliance with the current public reporting requirements set forth under Rule 144(i)(2). The provisions of Section 3.5 and Article IV shall survive any termination.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:

MSP RECOVERY, Inc., a Delaware corporation

By:
Name:
Title:
ORIGINAL HOLDERS:

LIONHEART EQUITIES, LLC, a Delaware limited liability company

By:
Name: Ophir Sternberg
Title: Manager

Name: Ophir Sternberg

Name: Paul Rapisarda

Name: Faquiry Diaz Cala

Name: Thomas Byrne

Name: James Anderson

Name: Roger Meltzer

Name: Thomas W. Hawkins

NOMURA SECURITIES INTERNATIONAL, INC.

By:
Name: Bryan Finkel
Title: Managing Director

[Signature Page to Amended and Restated Registration Rights Agreement]

ADDITIONAL HOLDERS:

JOHN RUIZ

By:
Name: John Ruiz
Title:
JOCRAL HOLDINGS, LLC

By:
Name:
Title:
FRANK QUESADA

By:
Name: Frank Quesada
Title:
QUESADA GROUP HOLDINGS, LLC

By:
Name:
Title:
RUIZ GROUP HOLDINGS LIMITED LLC

By:
Name:
Title:
JOHN H. RUIZ, II

By:
Name: John H. Ruiz, II
Title:
[Signature Page to Amended and Restated Registration Rights Agreement]

Schedule A
Holders
Lionheart Equities, LLC
Ophir Sternberg
Paul Rapisarda
Roger Meltzer
Faquiry Diaz Cala
Thomas W. Hawkins
Thomas Byrne
James Anderson
Nomura Securities International, Inc.
Additional Holders*
John Ruiz
Jocral Holdings, LLC
Frank Quesada
Quesada Group Holdings, LLC
Ruiz Group Holdings Limited LLC
John H. Ruiz, II
*	for the avoidance of doubt, such Additional Holders are included as “Holders” as used herein unless otherwise explicitly excluded.

Annex F
TAX RECEIVABLE AGREEMENT

among

Master MSP, LLC,

MSP Recovery Inc.,

and

THE PERSONS NAMED HEREIN

Dated as of [•], 2021

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TAX RECEIVABLE AGREEMENT
This TAX RECEIVABLE AGREEMENT (this “TRA Agreement”), is dated as of [•], 2021, among Master MSP, LLC (f/k/a Lionheart II Holdings LLC), a Delaware limited liability company (“MSP”), MSP Recovery Inc. (f/k/a Lionheart Acquisition Corp. II), a Delaware Corporation, (the “Corporate Taxpayer”), and the TRA Parties, the TRA Party Representative, and each of the other Persons from time to time that become a party to this TRA Agreement.
RECITALS
WHEREAS, interests (the “Interests”) in each limited liability company set forth on Schedule 1, (individually an “MSP Purchased Company,” and collectively, the “MSP Purchased Companies”), which are classified as either a partnership or an entity disregarded as separate from its owner for United States federal income Tax purposes, are held directly or indirectly by certain TRA Parties listed on Schedule 2;
WHEREAS, as of the Closing, the Corporate Taxpayer, as the sole member of the MSP, shall amend and restate the MSP’s limited liability company agreement to be substantially in the form of Exhibit B attached hereto (the “MSP A&R LLCA”) to, among other things, increase the capitalization of MSP to permit the issuance and ownership of the Class B Units set forth in this Agreement and the MSP A&R LLCA, and establish the ownership of the Class B Units, in each case, as set forth in this Agreement;
WHEREAS, MSP, the Corporate Taxpayer, certain TRA Parties and the other parties thereto entered into that certain Membership Interest Purchase Agreement, dated as of [•], 2021 (the “Membership Interest Purchase Agreement”), pursuant to which, among other things, MSP will purchase the Interests (the “Purchase”);
WHEREAS, following the Purchase, Corporate Taxpayer, will be the managing member of MSP;
WHEREAS, MSP and each of its Subsidiaries that is treated as a partnership for U.S. federal income Tax purposes will have in effect an election under Section 754 of the Code for each Taxable Year that includes the Closing Date and for each Taxable Year in which an Exchange occurs;
WHEREAS, following the Closing, each Class B Paired Interest held by a TRA Party may be Exchanged, together with the surrender and delivery by such holder of one share of Class V Common Stock, for one share of Class A Common Stock in accordance with and subject to the conditions and limitations in the MSP A&R LLCA;
WHEREAS, as a result of the Purchase and Exchanges, the income, gain, loss, deduction, expense and other Tax items of the Corporate Taxpayer may be affected by the (i) Transferred Basis, (ii) Contribution Basis, (iii) Exchange Basis, (iv) Exchange Basis Adjustments, (v) Purchase Basis Adjustments, and (vi) any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this TRA Agreement (collectively, the “Tax Attributes”); and
WHEREAS, the parties to this TRA Agreement desire to provide for certain payments and make certain arrangements with respect to the effect of the Tax Attributes on the liability for Taxes of the Corporate Taxpayer.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this TRA Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.1 Definitions.
As used in this TRA Agreement, the terms set forth in this Article I shall have the following meanings.
“Actual Tax Liability” means, with respect to any Taxable Year, an amount equal to the sum of (i) the actual liability for U.S. federal income Taxes of the Corporate Taxpayer (but not below zero) for such Taxable Year and, if applicable, determined in accordance with a Determination or Amended Schedule (including any interest and penalty imposed in respect thereof under applicable law), (ii) the product of (A) the actual amount of taxable income of the Corporate Taxpayer for U.S. federal income Tax purposes for such Taxable Year (but not below zero) and, if applicable, determined in accordance with a Determination or Amended Schedule and (B) the Blended Rate for such Taxable Year, and (iii) the actual liability of the Corporate Taxpayer for Covered Taxes other than U.S. federal, state, and local income Taxes.
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“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise, including any private equity fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For purposes of this TRA Agreement, no TRA Party shall be considered to be an Affiliate of the Corporate Taxpayer or MSP.
“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.
“Amended Schedule” has the meaning set forth in Section 2.3(b).
“Attributable” means the portion of any Tax Attribute of the Corporate Taxpayer that is attributable to a TRA Party (including, for the absence of doubt, any present or former holder of Units, but excluding the Corporate Taxpayer) and shall be determined by reference to the Tax Attributes, under the following principles:
(i) any Purchase Basis Adjustments shall be determined separately with respect to each TRA Party and are Attributable to each TRA Party in an amount equal to the Purchase Basis Adjustments, if any, relating to the Interests Purchased, directly or indirectly, from such TRA Party;
(ii) any Exchange Basis and Exchange Basis Adjustments shall be determined separately with respect to each Exchanging Member and are Attributable to each Exchanging Member in an amount equal to the total Exchange Basis and Exchange Basis Adjustments relating to such Units Exchanged by such Exchanging Member or to a Specific Section 734(b) Basis Adjustment Transaction with respect to such TRA Party;
(iii) any Transferred Basis shall be determined separately with respect to each TRA Party that is a holder of Interests and is Attributable to each TRA Party that is a holder of Interests, as the case may be;
(iv) any Contribution Basis shall be determined separately with respect to each TRA Party and is Attributable to each TRA Party in an amount equal to its Total Percentage Interest as of immediately prior to a Contribution; and
(v) any deduction to the Corporate Taxpayer with respect to a Taxable Year in respect of any payment (including amounts attributable to Imputed Interest) made under this TRA Agreement is Attributable to the Person that is required to include such payment or such Imputed Interest in income (without regard to whether such Person is actually subject to Tax thereon).
“Basis Adjustment” means a Purchase Basis Adjustment or an Exchange Basis Adjustment.
“Basis Schedule” has the meaning set forth in Section 2.1.
“Blended Rate” means, with respect to any Taxable Year, the sum of the apportionment-weighted effective rates of Tax imposed on the aggregate net income of the Corporate Taxpayer in each U.S. state or local jurisdiction in which the Corporate Taxpayer files Tax Returns for such Taxable Year, with the maximum effective rate in any state or local jurisdiction being equal to the product of (i) the apportionment factor on the income or franchise Corporate Taxpayer Return in such jurisdiction for such Taxable Year and (ii) the maximum applicable corporate income Tax rate in effect in such jurisdiction in such Taxable Year, it being understood that the sum of apportionment factors applicable in all jurisdictions may exceed 100%. As an illustration of the calculation of Blended Rate for a Taxable Year, if the Corporate Taxpayer solely files Tax Returns in State 1 and State 2 in a Taxable Year, the maximum applicable corporate income Tax rates in effect in such states in such Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such states in such Taxable Year are 55% and 45%, respectively, then the Blended Rate for such Taxable Year is equal to 6.05% (i.e., the sum of (a) 6.5% multiplied by 55%, plus (b) 5.5% multiplied by 45%).
“Board” means the Board of Directors of the Corporate Taxpayer.
“Breach Event” has the meaning set forth in Section 4.1(c).
“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.
“Cash Exchange Payment” has the meaning set forth in the MSP A&R LLCA.
F-2

“Change of Control” means the occurrence of any of the following events:
(i) any Person or any group of Persons (excluding any TRA Party) acting together that would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of the Corporate Taxpayer or MSP representing more than 50% of the combined voting power of the Corporate Taxpayer’s or MSP’s then outstanding voting securities; or
(ii) the following individuals cease for any reason to constitute a majority of the number of directors of the Corporate Taxpayer or MSP then serving: individuals who, on the Closing Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Corporate Taxpayer’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the Closing Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or
(iii) there is consummated a merger or consolidation of the Corporate Taxpayer or MSP with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Corporate Taxpayer or MSP immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof;
(iv) the Corporate Taxpayer ceases to be the sole managing member of MSP; or
(v) the stockholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s direct or indirect assets (including any direct or indirect assets of MSP).
“Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Corporate Taxpayer.
“Class B Paired Interest” means one Class B Unit, together with one share of Class V Common Stock.
“Class B Units” has the meaning set forth in the MSP A&R LLCA.
“Class V Common Stock” means the shares of Class V common stock, par value $0.0001 per share, of the Corporate Taxpayer.
“Closing” has the meaning set forth in the Membership Interest Purchase Agreement.
“Closing Date” has the meaning set forth in the Membership Interest Purchase Agreement.
“Code” means the United States Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).
“Contribution” means the contribution of money or property by the Corporate Taxpayer to MSP in connection with the Closing or at any time in the future.
“Contribution Basis” means the share of Tax basis of the Reference Assets, including Tax basis under Sections 167, 168, or 197 of the Code or that are otherwise reported as amortizable on IRS Form 4562 for United States federal income Tax purposes relating to the Contribution Units at the time of the Contribution (based upon Total Percentage Interest).
“Contribution Units” means the Units acquired by the Corporate Taxpayer in the Contribution.
“Corporate Taxpayer” has the meaning set forth in the Recitals; provided that, with respect to any Tax, Tax Return, Tax item, or other appropriate matter relating to Taxes, the term “Corporate Taxpayer” shall include any direct or indirect Subsidiary that is a member of (or is otherwise eligible to join as a member) any consolidated, combined, unitary or similar group that join in filing any Tax Return with Corporate Taxpayer.
F-3

“Corporate Taxpayer Return” means the United States federal, state or local Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year (including for the avoidance of doubt the Tax Return of any consolidated, combined, unitary or similar group of which the Corporate Taxpayer is a member).
“Covered Taxes” means any and all U.S. federal, state, local, and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits and any interest related thereto.
“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same such Taxable Years. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination; provided that the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.
“Default Rate” means a per annum rate of LIBOR plus 500 basis points.
“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, foreign or local Tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.
“DGCL” means the General Corporation Law of the State of Delaware.
“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.
“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.
“Early Termination Notice” has the meaning set forth in Section 4.2.
“Early Termination Payment” has the meaning set forth in Section 4.3(b).
“Early Termination Rate” means (a) in respect of Tax Benefit Payments resulting solely from the application of clause (5) of the Valuation Assumptions, a per annum rate of LIBOR and (b) in respect of all Tax Benefit Payments not described in the foregoing clause (a), a per annum rate of LIBOR plus 100 basis points.
“Early Termination Schedule” has the meaning set forth in Section 4.2.
“Exchange” has the meaning set forth in the MSP A&R LLCA, and “Exchanged” has a correlative meaning (for the avoidance of doubt, each case including the direct or indirect acquisition of an Interest in VRM MSP Recovery Partners LLC by the Corporate Taxpayer that it has not otherwise acquired by Purchase.
“Exchange Act” has the meaning set forth in the MSP A&R LLCA.
“Exchange Basis” means the Exchanging Member’s share of Tax basis of the Reference Assets, including Tax basis under Sections 167, 168, or 197 of the Code or that are otherwise reported as amortizable on IRS Form 4562 for United States federal income Tax purposes (based upon Total Percentage Interest) relating to the Units transferred upon an Exchange Attributable to such Exchanging Member acquired by the Corporate Taxpayer upon such Exchange.
“Exchange Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 732, 734(b) and/or 1012 of the Code (in situations where, as a result of one or more Exchanges, MSP becomes an entity that is disregarded as separate from its owner for United States federal income Tax purposes) or under Sections 734(b), 743(b), 754 and/or 755 of the Code (in situations where, following an Exchange, MSP remains in existence as an entity treated as a partnership for United States federal income Tax purposes) and, in each case, any similar provision of state, local or foreign tax law, as a result of (i) an Exchange, (ii) the payments made pursuant to this TRA Agreement in respect of such Exchange, (iii) the payments made pursuant to this TRA Agreement in respect of Exchange Basis or (iv) under Section 734(b), as a result of a Specific Section 734(b) Adjustment Transaction and any payments under this agreement in respect of such Specific Section 734(b) Adjustment Transaction. The amount of any Exchange Basis Adjustment shall be determined using the Market Value with respect
F-4

to such Exchange, except, for the avoidance of doubt, as otherwise required by a Determination. For the avoidance of doubt, payments made under this TRA Agreement shall not be treated as resulting in an Exchange Basis Adjustment to the extent such payments are treated as Imputed Interest.
“Exchange Date” means the date of any Exchange.
“Exchanging Member” means a “Exchanging Holder” as that term is defined in the MSP A&R LLCA.
“Expert” has the meaning set forth in Section 7.9.
“Final Payment Date” means, with respect to any payment required to be made pursuant to this TRA Agreement, the last date on which such payment may be made within the applicable time period prescribed for such payment under this TRA Agreement (i.e., the date on which such payment is due under this TRA Agreement). For example, the Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.1(a) of this TRA Agreement.
“Future TRAs” has the meaning set forth in Section 5.1.
“Hypothetical Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the sum of (i) the hypothetical liability for U.S. federal income Taxes of the Corporate Taxpayer for such Taxable Year (ii) the product of (A) the hypothetical amount of taxable income of the Corporate Taxpayer for U.S. federal income Tax purposes for such Taxable Year and (B) the Blended Rate for such Taxable Year, and (iii) the hypothetical tax liability for the Corporate Taxpayer for Covered Taxes (other than those covered in (i) and (ii) of this definition), in each case determined using the same methods, elections, conventions and similar practices used in computing the Actual Tax Liability (taking into account any modifications required by an applicable Determination or Amended Schedule), but (a) calculating depreciation, amortization or similar deductions and income, gain or loss using the Non-Adjusted Tax Basis, the Non-Transferred Basis, the Non-Exchange Basis, and the Non-Contribution Basis, in each case, of the Reference Assets as reflected on the Schedules including amendments thereto for such Taxable Year, (b) without taking into account any depreciation, amortization or similar deductions allocable to the Corporate Taxpayer (including under Section 704(c)) with respect to Contribution Basis, Exchange Basis or Transferred Basis, and (c) excluding any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this TRA Agreement for such Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Tax Attribute, as applicable.
“ICC” has the meaning set forth in Section 7.9.
“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local Tax law with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this TRA Agreement.
“Interest Amount” has the meaning set forth in Section 3.1(b).
“IRS” means the United States Internal Revenue Service.
“LIBOR” means during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Corporate Taxpayer as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Corporate Taxpayer at such time, which determination shall be conclusive absent manifest error); provided that at no time shall LIBOR be less than 0%. If the Corporate Taxpayer has made the determination (such determination to be conclusive absent manifest error) that LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars, then the Corporate Taxpayer shall, subject to the prior written consent of the TRA Party Representative, which consent shall not be unreasonably withheld, conditioned or delayed, establish a replacement interest rate (the “Replacement Rate”), after giving due consideration to any evolving or then prevailing conventions for similar loans in the U.S. loan market in U.S. dollars for such alternative benchmark, and including any mathematical or other adjustments to such
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benchmark giving due consideration to any evolving or then prevailing convention for similar loans in the U.S. loan market in U.S. dollars for such benchmark, which adjustment, method for calculating such adjustment and benchmark shall be published on an information service as selected from time to time by the Corporate Taxpayer. The Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this TRA Agreement. In connection with the establishment and application of the Replacement Rate, this TRA Agreement shall be amended, with the consent of the Corporate Taxpayer and MSP, as necessary or appropriate, in the reasonable judgment of the Corporate Taxpayer, to replace the definition of LIBOR and otherwise to effect the provisions of this definition. The Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Corporate Taxpayer, such Replacement Rate shall be applied as otherwise reasonably determined by the Corporate Taxpayer.
“Liquidity Exceptions” has the meaning set forth in Section 4.1(c). “Mandatory Assignment” has the meaning set forth in Section 7.6(c).
“Market Value” means, with respect to a Unit (a) Exchanged for a Share Exchange or that is subject to a deemed Exchange under this TRA Agreement, the Stock Value on the Exchange Date or the date of the applicable deemed Exchange, as applicable, or (b) Exchanged for a Cash Exchange Payment, the amount of the Cash Exchange Payment paid in respect of such Unit.
“Material Objection Notice” has the meaning set forth in Section 4.2.
“Membership Interest Purchase Agreement” has the meaning set forth in the Recitals.
“MSP” has the meaning set forth in the Recitals.
“MSP A&R LLCA” means the First Amended and Restated Limited Liability Company Agreement of MSP, dated the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time in accordance with the terms of such agreement.
“Net Tax Benefit” has the meaning set forth in Section 3.1(b).
“Non-Adjusted Tax Basis” means, with respect to any Reference Asset, the Tax basis that such asset would have had if no Basis Adjustments had been made.
“Non-Contribution Basis” means, with respect to any Reference Asset at the time of the Contribution, the Tax basis that such Reference Asset would have had if the Contribution Basis of such Reference Asset at the time of the Contribution was equal to zero.
“Non-Exchange Basis” means, with respect to any Reference Asset at the time of an Exchange, the Tax basis that such Reference Asset would have had if the Exchange Basis at the time of such Exchange was equal to zero.
“Non-Transferred Basis” means, with respect to any Reference Asset at the time of the Purchase, the Tax basis that such Reference Asset would have had if such Transferred Basis at the time of the Purchase was equal to zero.
“Non-Payment Default” has the meaning set forth in Section 4.1(c).
“Objection Notice” has the meaning set forth in Section 2.3(a).
“Payment Default” has the meaning set forth in Section 4.1(c).
“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or governmental entity.
“Purchase” has the meaning set forth in the Recitals, and “Purchased” has a correlative meaning.
“Purchase Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 734(b), 743(b), 754 and/or 755 of the Code and, in each case, any similar provision of state, local or foreign tax law, as a result of (a) the Purchase (including, for the absence of doubt, as a result of any transfer or deemed transfer of the Interests in connection with the Closing), (b) the payments made pursuant to this TRA Agreement in respect of such Purchase, (c) the payments made pursuant to this TRA Agreement in respect of Contribution Basis, and (d) the payments made pursuant to this TRA Agreement in respect of Transferred Basis. For the avoidance of doubt, payments made under this TRA Agreement shall not be treated as resulting in a Purchase Basis Adjustment to the extent such payments are treated as Imputed Interest.
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“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit, unless and until there has been a Determination.
“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment, unless and until there has been a Determination.
“Reconciliation Dispute” has the meaning set forth in Section 7.9.
“Reconciliation Procedures” has the meaning set forth in Section 2.3(a).
“Reference Asset” means an asset that is held by MSP, the MSP Purchased Companies (including any successors or assigns), or by any of MSP’s direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, at the time of the Purchase or an Exchange, as relevant. A Reference Asset also includes any asset the Tax basis of which is determined, in whole or in part, for purposes of the applicable Tax, by reference to the Tax basis of an asset that is described in the preceding sentence, including, for U.S. federal income Tax purposes, any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.
“Schedule” means any of the following: (i) a Basis Schedule; (ii) a Tax Benefit Schedule; or (iii) the Early Termination Schedule, and, in each case, any amendments thereto.
“Section 734(b) Exchange” means any Basis Adjustment under Section 734(b) of the Code.
“Securities Act” has the meaning set forth in the MSP A&R LLCA.
“Senior Obligations” has the meaning set forth in Section 5.1.
“Share Exchange” has the meaning set forth in the MSP A&R LLCA.
“Specific Section 734(b) Basis Adjustment Transaction” means (i) any distribution, transaction or other event or change in circumstances, including any repayment by MSP of any liabilities or the issuance by MSP of additional units or other equity interests to Corporate Taxpayer in connection with the Purchase or otherwise which results in a reduction in the amount of liabilities allocated to a TRA Party under Section 752 of the Code, other than as a result of an Exchange, and (ii) any payment made pursuant to this Agreement with respect to such Specific Section 734(b) Basis Adjustment Transaction, in each case, only to the extent that such distribution, transaction, event or change in circumstance, or such payment, results in the recognition of gain by TRA Party under Section 731 of the Code.
“Stock Value” means, on any date, (a) if the Class A Common Stock trades on a national securities exchange (as defined in the MSP A&R LLCA) or automated or electronic quotation system, the arithmetic average of the high trading price on such date (or if such date is not a Trading Day, the immediately preceding Trading Day) and the low trading price on such date (or if such date is not a Trading Day, the immediately preceding Trading Day) or (b) if the Class A Common Stock is not then traded on a national securities exchange or automated or electronic quotation system, as applicable, the Fair Market Value (as defined in the MSP A&R LLCA) on such date of one (1) share of Class A Common Stock that would be obtained in an arm’s-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.
“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.
“Tax Attributes” has the meaning set forth in the Recitals.
“Tax Benefit Payment” has the meaning set forth in Section 3.1(b).
“Tax Benefit Schedule” has the meaning set forth in Section 2.2.
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“Tax Return” means any return, declaration, report, information returns, claims for refund, disclosures or similar statement filed or required to be filed with respect to or in connection with Taxes (including any related or supporting schedules, attachments, statements or information filed or required to be filed with respect thereto), including any amendments thereof and declarations of estimated Tax.
“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (and which may include a period of more or less than twelve (12) months for which a Tax Return is made), ending on or after the Closing Date.
“Taxes” means any and all United States federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits (including franchise taxes that are based on or measured with respect to net income or profits), and any interest related to such Tax.
“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body, in each case, exercising any taxing authority or any other authority or jurisdiction of any kind in relation to Tax matters.
“Total Percentage Interest” means, with respect to any Person, the quotient obtained by dividing the number of Units (vested and unvested) then owned directly or indirectly by such Person by the number of Units (vested and unvested) then outstanding; provided, that, all Restricted Units (as defined in the MSP A&R LLCA) for which an election has not been made under Section 83(b) of the Code shall be excluded from both the numerator and the denominator in such determination.
“TRA Agreement” has the meaning set forth in the Recitals.
“TRA Party” means the parties set forth on Schedule A hereto.
“TRA Party Representative” means, initially, John H. Ruiz, and thereafter, that TRA Party or committee of TRA Parties determined from time to time by a plurality vote of the TRA Parties ratably in accordance with their right to receive Early Termination Payments hereunder if all TRA Parties had fully Exchanged their Units for Class A Common Stock or other consideration and the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange.
“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed, quoted or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).
“Transfer” has the meaning set forth in the MSP A&R LLCA and the terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.
“Transferred Basis” means the share of Tax basis of the Reference Assets, including Tax basis under Sections 167, 168, or 197 of the Code or that are otherwise reported as amortizable on IRS Form 4562 for United States federal income Tax purposes (based upon Total Percentage Interest as of immediately prior to the Purchase) relating to such Interests to the extent acquired (or deemed acquired) directly or indirectly by the Corporate Taxpayer in the Purchase.
“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.
“Units” has the meaning set forth in the MSP A&R LLCA.
“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (1) the Corporate Taxpayer will have taxable income sufficient to fully utilize the Tax items, including deductions, arising from the Tax Attributes (other than any items addressed in clause (2) below) during such Taxable Year or future Taxable Years (including deductions and other Tax items arising from Basis Adjustments and Imputed Interest that would result from the applicable future payments made under this TRA Agreement that would be paid in accordance with the Valuation Assumptions, further assuming that such applicable future payments would be paid on the due date for filing the Corporate Taxpayer Return for the applicable Taxable Year) in which such deductions or other Tax items would become available, (2) the United States federal, state and local income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date and the Blended Rate will be calculated based on such rates and the apportionment factors applicable in the most recently ended Taxable Year,
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except to the extent any change to such Tax rates for such Taxable Year have already been enacted into law, (3) any non-amortizable or non-depreciable Reference Assets will be deemed to be disposed of for an amount sufficient to fully utilize the Exchange Basis, Contribution Basis, Transferred Basis and Basis Adjustment with respect to such Reference Asset, on the later of (i) the fifteenth (15th) anniversary of the Closing or (ii) the Early Termination Date, provided that in the event of a Change of Control, such Reference Assets shall be deemed disposed of at the time of sale (for U.S. federal income tax purposes) of the relevant asset (if otherwise earlier than the time generally provided for in this clause (3)), (4) if, on the Early Termination Date, there are Units that have not been Exchanged, then each such Unit shall be deemed Exchanged for the Market Value (as determined in accordance with clause (a) of the definition thereof) that would be transferred if the Exchange occurred on the Early Termination Date, and (5) in the event of a Change of Control, such assumptions shall not take into account any changes in the Corporate Taxpayer’s stand-alone Tax position that might result from the transaction giving rise to the Change of Control, including but not limited to changes pursuant to Section 382 of the Code or any analogous provisions of U.S. state, local, or non-U.S. Taw law.
ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT
SECTION 2.1 Basis Schedule. Within ninety (90) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each relevant Taxable Year, the Corporate Taxpayer shall deliver to each TRA Party a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this TRA Agreement, (i) the actual Tax basis and the Non-Adjusted Tax Basis of the Reference Assets as of the Closing Date and the date of each Exchange made during such Taxable Year, (ii) the Exchange Basis and the Exchange Basis Adjustments Attributable to such TRA Party as a result of such Exchanges or Specific Section 734(b) Basis Adjustment Transactions effected by such TRA Party in such Taxable Year, (iii) the Purchase Basis Adjustments Attributable to such TRA Party in such Taxable Year, (iv) the Transferred Basis and Contribution Basis, in each case, Attributable to such TRA Party, (v) the period (or periods) over which the Reference Assets in respect of such TRA Party are amortizable and/or depreciable, and (vi) the period (or periods) over which the Transferred Basis, the Contribution Basis, each Contribution Basis Adjustment, the Exchange Basis, each Exchange Basis Adjustment, and each Purchase Basis Adjustment in respect of such TRA Party are amortizable and/or depreciable, in each case, calculated in the aggregate for all TRA Parties and solely with respect to the TRA Party to which such Basis Schedule is delivered. Each Basis Schedule shall become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).
SECTION 2.2 Tax Benefit Schedule.
(a) Tax Benefit Schedule. Within ninety (90) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or a Realized Tax Detriment Attributable to a TRA Party, the Corporate Taxpayer shall provide to such TRA Party a schedule showing, in reasonable detail necessary to perform the calculations required by this TRA Agreement, the calculation of the Tax Benefit Payment (and any Realized Tax Benefit) or the lack of a Tax Benefit Payment (and any Realized Tax Detriment), as applicable, Attributable to such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule shall become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).
(b) Applicable Principles.
i. Subject to Section 3.3, the Realized Tax Benefit (or the Realized Tax Detriment) for each Taxable Year is intended to measure the decrease (or increase) in the actual liability for Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to any of the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of United States state and local income and franchise Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Tax Attribute and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (A) all payments made pursuant to this TRA (other than Imputed Interest) attributable to Transferred Basis,
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Exchange Basis, Contribution Basis or Basis Adjustments will be treated as subsequent upward purchase price adjustments that have the effect of creating additional Basis Adjustments to Reference Assets for the Corporate Taxpayer in the year of payment, and as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate, and (B) the Actual Tax Liability will take into account the deduction of the portion any payment made pursuant to this TRA that must be accounted for as Imputed Interest under applicable law.
ii. Each Tax Benefit Schedule shall include a statement from the Corporate Taxpayer to the effect that the computations reflected in the Tax Benefit Schedule have been made without regard to any transaction a significant purpose of which is to reduce or defer any Tax Benefit Payment (including any rates of interest hereunder). If the Corporate Taxpayer determines that it is necessary to adjust any computations reflected in a Tax Benefit Schedule in order to provide the certification required by the preceding sentence, then the Corporate Taxpayer will be permitted to make such adjustments in a manner reasonably acceptable to the TRA Party for which the Tax Benefit Schedule is being prepared (and, for the avoidance of doubt, the amount of any Tax Benefit Payment reflected on this adjusted Tax Benefit Schedule shall be used for purposes of determining the corresponding Tax Benefit Payment and shall ignore any such transactions a significant purpose of which was to reduce or defer any Tax Benefit Payment).
iii. For the avoidance of doubt, payments made under this TRA Agreement relating to a Section 734(b) Exchange shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest. The parties intend that (A) a TRA Party that has made a Section 734(b) Exchange shall, with respect to the Basis Adjustment resulting from such Section 734(b) Exchange or any payments hereunder in respect of such Section 734(b) Exchange, be entitled to Tax Benefit Payments attributable to such Basis Adjustment only to the extent such Basis Adjustment is allocable to the Corporate Taxpayer (based upon Total Percentage Interest) following such Section 734(b) Exchange (without taking into account any concurrent or subsequent Exchanges) and (B) if, as a result of a subsequent Exchange, an increased portion of the Basis Adjustments resulting from such Section 734(b) Exchange or any payments hereunder in respect of such Section 734(b) Exchange becomes allocable to the Corporate Taxpayer (based upon Total Percentage Interest), then the TRA Party that makes such subsequent Exchange shall be entitled to a Tax Benefit Payment calculated in respect of such increased portion. For purposes of this TRA Agreement, such Basis Adjustments resulting from subsequent Section 734(b) Exchanges as described in (B) in the previous sentence shall be reported and treated as Exchange Basis Adjustments for purposes of this TRA Agreement.
SECTION 2.3 Procedures, Amendments.
(a) Procedure. Every time the Corporate Taxpayer delivers to a TRA Party an applicable Schedule under this TRA Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to such TRA Party supporting schedules and work papers, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party, providing reasonable detail regarding data and calculations that were relevant for purposes of preparing the Schedule, and (y) allow such TRA Party and its advisors reasonable access at no cost to the appropriate representatives of the Corporate Taxpayer, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that any Tax Benefit Schedule or Early Termination Schedule that is delivered to a TRA Party, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability and the Hypothetical Tax Liability and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant TRA Parties have been given the applicable Schedule or amendment thereto under Section 7.1, unless the TRA Party Representative (i) within thirty (30) calendar days from such date gives the Corporate Taxpayer written notice of a material objection to such Schedule or amendment thereto made in good faith (“Objection Notice”), or (ii) provides a written waiver of its right to give an Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto shall become binding on the date such waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of such Objection Notice, the
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Corporate Taxpayer and the TRA Party Representative shall employ the reconciliation procedures described in Section 7.9 (the “Reconciliation Procedures”), in which case such Schedule or Amended Schedule shall become binding in accordance with Section 7.9. The TRA Party Representative will represent the interests of each of the TRA Parties and shall use reasonable efforts to raise and pursue, in accordance with this Section 2.3(a), any reasonable objection to a Schedule or amendment thereto timely given in writing to the TRA Party Representative by a TRA Party.
(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule, including those identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit, or the Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) to adjust an applicable TRA Party’s Basis Schedule to take into account payments made pursuant to this TRA Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each TRA Party when the Corporate Taxpayer delivers the Basis Schedule for the following Taxable Year. In the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a) or, if applicable, Section 7.9, (A) the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs, and (B) as a result of the foregoing, any increase of the Net Tax Benefit attributable to an Amended Schedule shall not accrue the Interest Amount (or any other interest hereunder) until after the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Taxes for the Taxable Year in which the amendment actually occurs.
SECTION 2.4 Section 754 Election.
For the Taxable Year that includes the date hereof and for each Taxable Year in which an Exchange occurs and with respect to which the Corporate Taxpayer has obligations under this TRA Agreement, the Corporate Taxpayer, in its capacity as the managing member of MSP, shall (i) ensure that MSP will, and (ii) ensure that each of MSP’s direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income Tax purposes will, in each case, have in effect a valid election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) for each such Taxable Year.
ARTICLE III

TAX BENEFIT PAYMENTS
SECTION 3.1 Payments.
(a) Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a) or, if applicable, Section 7.9, the Corporate Taxpayer shall pay such TRA Party for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b) that is Attributable to the relevant TRA Party. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such TRA Party. The payments provided for pursuant to the above sentence shall be computed separately for each TRA Party. No TRA Party shall be required to make a payment or return a payment to the Corporate Taxpayer in respect of any portion of any Tax Benefit Payment previously paid to such TRA Party (including any portion of any Early Termination Payment). The TRA Parties acknowledge and agree that, as of the date of this TRA Agreement and as of the date of any future Exchange that may be subject to this TRA Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this TRA Agreement, unless the applicable TRA Party notifies the Corporate Taxpayer otherwise, the stated maximum selling price (within the meaning of Treasury Regulation 15A.453-1(c)(2)) with respect to any transfer (or deemed transfer) of Class B Paired Interests or interests in MSP by a TRA Party pursuant to the Purchase or an Exchange shall not exceed the sum of (I) the Stock Value of the Class A Common Stock and the amount of cash delivered to the TRA Party plus (II) 85% of all Exchange Basis, Contribution
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Basis, Transferred Basis and Basis Adjustments arising therefrom, and the aggregate payments under this TRA Agreement to such TRA Party (other than amounts accounted for as interest under the Code) shall not exceed the amount described in this clause (II).
(b) A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of (i) the Net Tax Benefit that is Attributable to such TRA Party and (ii) the Interest Amount with respect thereto. Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under the first sentence of Section 3.1(a) (excluding payments attributable to Interest Amounts). The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Taxes for the applicable Taxable Year until the payment date under Section 3.1(a).
SECTION 3.2 No Duplicative Payments. It is intended that the provisions of this TRA Agreement will not result in duplicative payment of any amount (including interest) required under this TRA Agreement. For purposes of this TRA Agreement, no Tax Benefit Payment shall be based on estimated Tax payments, including United States federal estimated income Tax payments. The provisions of this TRA Agreement shall be construed in the appropriate manner to ensure such intentions are realized.
SECTION 3.3 Pro Rata Payments. Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Realized Tax Benefit of the Corporate Taxpayer with respect to the Tax Attributes is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income, the Net Tax Benefit for the Corporate Taxpayer shall be allocated among all parties eligible for Tax Benefit Payments under this TRA Agreement in proportion to the amounts of Net Tax Benefit, respectively, that would have been Attributable to each TRA Party if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.
SECTION 3.4 Payment Ordering. If for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this TRA Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that (i) Tax Benefit Payments for such Taxable Year shall be allocated to all parties eligible for Tax Benefit Payments under this TRA Agreement in proportion to the amounts of Net Tax Benefit, respectively, that would have been Attributable to each TRA Party if the Corporate Taxpayer had sufficient cash available to make such Tax Benefit Payments and (ii) no Tax Benefit Payments shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Parties in respect of all prior Taxable Years have been made in full.
SECTION 3.5 Overpayments. To the extent the Corporate Taxpayer makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year (taking into account Section 3.3 and Section 3.4) under the terms of this TRA Agreement, then such TRA Party shall not receive further payments under Section 3.1(a) until such TRA Party has foregone an amount of payments equal to such excess.
SECTION 3.6 Specified Section 734(b) Basis Adjustment Transactions.
(a) To the extent any portion of a Tax Benefit Payment in respect of a Taxable Year arises from a Specified Section 734(b) Basis Adjustment Transaction and would be paid to a TRA Party on a Final Payment Date in the absence of this Section 3.6, such portion (the “Tentative Payment”) shall be subdivided and treated as follows:
(i) An amount equal to the Tentative Payment multiplied by a quotient, expressed as a percentage, obtained by dividing (x) the number of all Units Exchanged by such TRA Party to date by (y) the total number of Units held by such TRA Party immediately after the Closing (as defined in the Membership Interest Purchase Agreement) shall be paid to such TRA Party on the Final Payment Date in accordance with the other provisions of this Agreement; and
(ii) The remaining portion of the Tentative Payment shall be funded by the Corporate Taxpayer into a reserve, and on the first Final Payment Date following an additional Exchange by such TRA Party, such TRA Party shall be entitled to receive a payment equal to the amount in reserve multiplied by the quotient obtained by dividing (i) the number of all Units Exchanged by such TRA Party in such Exchange by (ii) the total number of Units held by such TRA Party immediately after the Closing (as defined in the Membership Interest Purchase Agreement).
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For the avoidance of doubt, it is intended that no duplicative payments be made under this Agreement with respect to the usage of the tax basis of the Reference Assets as of immediately prior to any Exchange and the provisions of this Agreement shall be interpreted consistently with such intent.
ARTICLE IV

TERMINATION
SECTION 4.1 Early Termination of Agreement; Breach of Agreement.
(a) Corporate Taxpayer’s Early Termination Right. The Corporate Taxpayer may terminate this TRA Agreement (including with respect to all amounts payable to the TRA Parties and with respect to all of the Units held by the TRA Parties, subject to the immediately succeeding sentence) at any time by paying to each TRA Party the entire Early Termination Payment in respect of such TRA Party; provided, however, that this TRA Agreement shall terminate only upon the receipt by each TRA Party of its respective entire Early Termination Payment and payments described in the next sentence, if any, and provided, further that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid in its entirety. Upon payment of the entire Early Termination Payment by the Corporate Taxpayer to all of the TRA Parties, none of the TRA Parties or the Corporate Taxpayer shall have any further payment rights or obligations under this TRA Agreement, other than with respect to any (i) any Tax Benefit Payments due and payable and that remain unpaid as of the Early Termination Date (which Tax Benefit Payments shall not be included in the Early Termination Payments) and as of the date of payment of the Early Termination Payment and (ii) any Tax Benefit Payments due for the Taxable Year ending immediately prior to or including the Early Termination Date (except to the extent that the amounts described in this clause (ii) are included in the Early Termination Payment or are included in clause (i)); provided that upon payment in full of all amounts to all TRA Parties, to the extent applicable and without duplication, described in this Section 4.1(a), this TRA Agreement shall terminate. For the avoidance of doubt, if an Exchange occurs after the Corporate Taxpayer has made all of the required Early Termination Payments described herein, the Corporate Taxpayer shall have no obligations under this TRA Agreement with respect to such Exchange.
(b) Acceleration Upon Change of Control. In the event of a Change of Control, the Corporate Taxpayer shall provide at least 30 days’ prior written notice of such Change of Control to the TRA Parties, and the TRA Party Representative shall have the option, upon written notice to the Corporate Taxpayer, to cause the acceleration of the unpaid payment obligations as calculated in accordance with this Section 4.1(b), and such payment obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include, without duplication: (i) the Early Termination Payments calculated with respect to such TRA Parties as if the Early Termination Date is the date of such Change of Control; (ii) any Tax Benefit Payments due and payable and that remain unpaid as of the date of such Change of Control; and (iii) any Tax Benefit Payments due for the Taxable Year ending immediately prior to or including the date of such Change of Control; provided that the procedures of Section 4.2 (and Section 2.3, to the extent applicable) and Section 4.3 shall apply mutatis mutandis with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence and the payment thereof, except that such amount shall not be due and payable until five (5) Business Days after the Early Termination Effective Date. In the event of an acceleration following a Change of Control, any Early Termination Payment described in the preceding sentence shall be calculated utilizing the Valuation Assumptions, substituting in each case the terms “date of a Change of Control” for “Early Termination Date.” For the avoidance of doubt, if an Exchange occurs after the Corporate Taxpayer makes all such required Early Termination Payments in their entirety and other payments described in this Section 4.1(b), the Corporate Taxpayer shall have no obligations under this TRA Agreement with respect to such Exchange.
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(c) Acceleration Upon Material Breach of TRA Agreement.
(i) In the event that the Corporate Taxpayer (1) breaches any of its material obligations under this TRA Agreement, whether (A) as a result of any failure to make a payment required to be made pursuant to this TRA Agreement by the Final Payment Date therefor or any material breach of any of its obligations under this TRA Agreement (a “Specified Default”) or (B) by operation of law as a result of the rejection of this TRA Agreement in a case commenced under bankruptcy laws or otherwise or (2)(A) commences any case, proceeding or other action (I) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate a bankruptcy or insolvency, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (II) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) has commenced against it any case, proceeding or other action of the nature referred to in the foregoing clause (2)(A) (such breach, rejection or commencement as described in the foregoing clauses (1) or (2), a “Breach Event”), all unpaid payment obligations hereunder as calculated in accordance with Section 4.1(c)(ii) shall automatically accelerate and become immediately due and payable.
(ii) The unpaid payment obligations specified in Section 4.1(c)(i) shall be calculated as if an Early Termination Notice had been delivered on the date of such Breach Event and shall include, without duplication: (i) the Early Termination Payments calculated with respect to the TRA Parties as if the Early Termination Date is the date of such Breach Event; (ii) any Tax Benefit Payments due and payable and that remain unpaid as of the date of such Breach Event; and (iii) any Tax Benefit Payments due for the Taxable Year ending immediately prior to or including the date of such Breach Event; provided that the procedures of Section 4.2 (and Section 2.3, to the extent applicable) and Section 4.3 shall apply mutatis mutandis with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence and the payment thereof. In the event of an acceleration described in this Section 4.1(c), any Early Termination Payment described in the preceding sentence shall be calculated utilizing the Valuation Assumptions, substituting in each case the terms “date of a Breach Event” for “Early Termination Date.” For the avoidance of doubt, if an Exchange occurs after the Corporate Taxpayer makes all such required Early Termination Payments in their entirety and other payments described in this Section 4.1(c), the Corporate Taxpayer shall have no obligations under this TRA Agreement with respect to such Exchange. Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this TRA Agreement, a TRA Party shall still be entitled to enforce all of its rights otherwise available under this TRA Agreement.
(iii) Notwithstanding anything in this TRA Agreement to the contrary, except in the case of an Early Termination Payment or any payment made in connection with a Change of Control, it shall not be a Specified Default if the Corporate Taxpayer fails to make any payment due pursuant to this TRA Agreement (other than an Early Termination Payment or any payment made in connection with a Change of Control) to the extent that the Corporate Taxpayer cannot make such payment as a result of limitations imposed in connection with any Senior Obligations, and cannot take any actions to obtain a waiver of such limitations, or otherwise to obtain sufficient funds, to make such payment (the “Liquidity Exception”); provided that (A) the interest provisions of Section 5.2 shall apply to such late payment, (B) any such payment obligation shall nonetheless accrue for the benefit of the TRA Parties, and the Corporate Taxpayer shall use its commercially reasonable efforts to cause the Liquidity Exception not to apply and shall make such payment at the first opportunity that the Liquidity Exception does not apply, and (C) if the Liquidity Exception applies and the Corporate Taxpayer declares or pays any dividend of cash to its shareholders while any such Tax Benefit Payment is due and payable and remains unpaid following the relevant Final Payment Date, then the Liquidity Exception shall immediately cease to apply.
SECTION 4.2 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination in accordance with Section 4.1 above, the Corporate Taxpayer shall deliver to each TRA Party written notice of such decision to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s decision to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due to each TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all
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TRA Parties have been given such Schedule or amendment thereto under Section 7.1, unless the TRA Party Representative (i) within thirty (30) calendar days after such date gives the Corporate Taxpayer written notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of its right to give a Material Objection Notice within the period described in clause (i) above, in which case such Schedule shall become binding on the date such waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in such Material Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the Reconciliation Procedures in which case such Schedule shall become binding in accordance with Section 7.9. The TRA Party Representative will represent the interests of each of the TRA Parties and shall use reasonable efforts to raise and pursue, in accordance with this Section 4.2, any reasonable objection to an Early Termination Schedule or amendment thereto timely given in writing to the TRA Party Representative by a TRA Party.
SECTION 4.3 Payment upon Early Termination.
(a) Within five (5) Business Days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party an amount equal to the entire Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party to the Corporate Taxpayer.
(b) “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of and starting from the applicable Early Termination Date, of all Tax Benefit Payments (excluding the Interest Amount, unless such amount was previously due and owing hereunder and not previously paid) in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date, and assuming that the Valuation Assumptions in respect of such TRA Party are applied and that each such Tax Benefit Payment for each relevant Taxable Year would be paid on the due date (without extensions) under applicable law as of the Early Termination Date for filing of IRS Form 1120 (or any successor form) of the Corporate Taxpayer. For the avoidance of doubt, an entire Early Termination Payment shall be made to each applicable TRA Party regardless of whether such TRA Party has exchanged all of its Units as of the Early Termination Date.
ARTICLE V

SUBORDINATION AND LATE PAYMENTS
SECTION 5.1 Subordination. Notwithstanding any other provision of this TRA Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Corporate Taxpayer to any TRA Party under this TRA Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (the “Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. To the extent that any payment under this TRA Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of TRA Parties and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. Notwithstanding any other provision of this TRA Agreement to the contrary, to the extent that the Corporate Taxpayer or any of its Affiliates enters into future Tax receivable or other similar agreements (“Future TRAs”), the Corporate Taxpayer shall ensure that the terms of any such Future TRA shall provide that the Tax Attributes subject to this TRA Agreement are senior in priority in all respects to any Tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA.
SECTION 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Parties when due under the terms of this TRA Agreement (whether as a result of Section 4.1(c), Section 5.1 or otherwise) shall be payable together with any interest thereon, computed at the Default Rate (in place of the Agreed Rate, if applicable) commencing from the date on which such Tax Benefit Payment or Early Termination Payment was first due and payable until the date of actual payment; provided, that if the Corporate Taxpayer does not have sufficient funds to make the payment as a result of
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limitations imposed by, or payment obligations in respect of, any Senior Obligations, interest shall instead be computed at the Agreed Rate; provided, further, that if any unpaid portion of any Tax Benefit Payment is the subject of a Reconciliation Dispute and is finally determined in such Reconciliation Dispute to be due and payable, then interest shall accrue on such unpaid portion at the Default Rate (in place of the Agreed Rate) from the due date for the applicable Tax Benefit Schedule until the date of actual payment.
ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION
SECTION 6.1 Participation in the Corporate Taxpayer’s and MSP’s Tax Matters. Except as otherwise provided in this TRA Agreement, the Membership Interest Purchase Agreement or the MSP A&R LLCA, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and MSP, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the TRA Party Representative in writing of the commencement of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit or proceeding of the Corporate Taxpayer and MSP or any of MSP’s Subsidiaries by a Taxing Authority the outcome of which could reasonably be expected to materially affect the rights and obligations of a TRA Party under this TRA Agreement, including the Tax Benefit Payments or Early Termination Payments payable to TRA Parties, and shall provide to the TRA Party Representative reasonable opportunity (at the cost and expense of the TRA Party Representative, on behalf of the TRA Parties) to participate in or provide information and other input to the Corporate Taxpayer, MSP and its Subsidiaries and their respective advisors concerning the conduct of any such portion of such audit or proceeding. Notwithstanding anything herein to the contrary, without the consent of the TRA Party Representative, which consent shall not be unreasonably withheld, conditioned, or delayed, the Corporate Taxpayer shall not, (i) change any accounting method, or amend, or take any position inconsistent with a previously-filed Tax Return of the Corporate Taxpayer, if such action could materially and adversely affect the Tax Attributes, (ii) seek any guidance from, or initiate any communication with, the IRS or any other Taxing Authority (whether written, verbal, or otherwise) at any time concerning the Tax Attributes, or (iii) settle or otherwise resolve any Tax Claim, but in each case only to the extent that such action described in (i), (ii) or (iii) could have a material adverse effect on the TRA Parties’ rights (including the right to receive payments) under this Agreement.
SECTION 6.2 Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause their respective Affiliates to report for all purposes, including United States federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that set forth in this TRA Agreement or specified by the Corporate Taxpayer in any Schedule, or Amended Schedule, provided by or on behalf of the Corporate Taxpayer under this TRA Agreement that is final and binding on the parties, unless otherwise required by applicable law. The Corporate Taxpayer shall use commercially reasonable efforts (and shall use commercially reasonable efforts to cause MSP and its other Subsidiaries to) (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties under this TRA Agreement) defend the Tax treatment contemplated by this TRA Agreement and any Schedule (or Amended Schedule, as applicable) in any audit, contest or similar proceeding with any Taxing Authority.
SECTION 6.3 Cooperation. Each of the TRA Parties shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this TRA Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter. MSP shall reimburse the TRA Parties for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to this Section 6.3. Upon the reasonable request of any TRA Party, the Corporate Taxpayer shall cooperate in taking any action reasonably requested by such TRA Party in connection with its tax or financial reporting and/or the consummation of any assignment or transfer of any of its rights and/or obligations under this TRA Agreement, including without limitation, providing any information or documentation.
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ARTICLE VII

MISCELLANEOUS
SECTION 7.1 Notices. All notices, demands and other communications to be given or delivered under this TRA Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission), (b) one (1) Business Day following delivery by reputable express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 7.1, notices, demands and other communications shall be sent to the addresses indicated below:
If to the Corporate Taxpayer, to:

4218 NE 2nd Avenue
2nd Floor
Miami, Florida 33137
Attention:	Ophir Sternberg
Email:	o@lheartcapital.com

with a copy to (which shall not constitute notice):

Gutiérrez Bergman Boulris, PLLC
901 Ponce De Leon Blvd, Suite 303
Coral Gables, Florida 331134
Attention:	Dale S. Bergman, Esq.
Email:	dale.bergman@gbbpl.com
If to the TRA Parties, to:

if to the Members’ Representative:
2701 Le Jeune Road, Floor 10
Coral Gables, Florida 33134
Attn:	General Counsel
Email:

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn:	Michael J. Aiello
Amanda Fenster
Email:	michael.aiello@weil.com
Amanda.Fenster@weil.com
Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.
SECTION 7.2 Counterparts. This TRA Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each party forever waives any such defense.
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SECTION 7.3 Entire Agreement; No Third Party Beneficiaries. This TRA Agreement, the Membership Interest Purchase Agreement, together with all Exhibits and Schedules to this TRA Agreement, contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, whether written or oral, relating to such subject matter in any way. This TRA Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this TRA Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this TRA Agreement.
SECTION 7.4 Governing Law. The law of the State of Delaware shall govern (a) all claims or matters related to or arising from this TRA Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this TRA Agreement, and the performance of the obligations imposed by this TRA Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
SECTION 7.5 Severability. If any provision of this TRA Agreement is determined to be invalid, illegal or unenforceable by any governmental entity, all other provisions of this TRA Agreement shall, to the greatest extent possible, nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this TRA Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
SECTION 7.6 Successors; Assignment; Amendments; Waivers.
(a) Each TRA Party may assign all or any portion of its rights under this TRA Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this TRA Agreement, substantially in form of Exhibit A hereto, agreeing to become a TRA Party for all purposes of this TRA Agreement, except as otherwise provided in such joinder. If a TRA Party Transfers Units in accordance with the terms of the MSP A&R LLCA but does not assign to the Transferee of such Units its rights and obligations under this TRA Agreement with respect to such Transferred Units, (i) such TRA Party shall remain a TRA Party under this TRA Agreement for all purposes, including with respect to the receipt of Tax Benefit Payments to the extent payable hereunder (including any Tax Benefit Payments in respect of the Exchanges of such Transferred Units by such Transferee), and (ii) the Transferee of such Units shall not be a TRA Party. The Corporate Taxpayer may not assign any of its rights or obligations under this TRA Agreement to any Person (other than in connection with a Mandatory Assignment) without the prior written consent of the TRA Party Representative (not to be unreasonably withheld, conditioned or delayed). Any purported assignment in violation of the terms of this Section 7.6 shall be null and void.
(b) No provision of this TRA Agreement may be amended unless such amendment is approved in writing by the Corporate Taxpayer and by each of the TRA Parties who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this TRA Agreement since the date of such most recent Exchange); provided, that (i) no such amendment shall be effective if such amendment will have a disproportionate effect on the payments one or more TRA Parties receive under this TRA Agreement unless such amendment is consented in writing by such TRA Parties disproportionately affected who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties disproportionately affected hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this TRA Agreement since the date of such most recent Exchange) and (ii) no such amendment shall adversely affect a TRA Party unless such amendment in consented in writing by such TRA Party. No provision of this TRA Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.
(c) All of the terms and provisions of this TRA Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, permitted assigns, heirs,
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executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this TRA Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place (any such assignment, a “Mandatory Assignment”).
SECTION 7.7 Interpretation. The headings and captions used in this TRA Agreement and the table of contents to this TRA Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this TRA Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this TRA Agreement. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this TRA Agreement, shall refer to this TRA Agreement as a whole and not to any particular provision of this TRA Agreement. References herein to the Recitals or to a specific Section, Subsection, Clause, Schedule or Exhibit shall refer, respectively, to the Recitals, Sections, Subsections, Clauses, Schedules or Exhibits of this TRA Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 7.7 is intended to authorize any assignment or transfer not otherwise permitted by this TRA Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are expressly specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any contract or agreement (including this TRA Agreement) mean such contract or agreement as amended, restated, supplemented or modified from time to time in accordance with the terms thereof. With respect to the determination of any period of time, the word “from” means “from and including”. References herein to any law shall be deemed also to refer to such law, as amended (and any successor laws), and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Except where otherwise expressly provided, all amounts in this TRA Agreement are stated and shall be paid in United States dollars. The parties to this TRA Agreement and their respective counsel have reviewed and negotiated this TRA Agreement as the joint agreement and understanding of such parties, and the language used in this TRA Agreement shall be deemed to be the language chosen by such parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.
SECTION 7.8 Waiver of Jury Trial; Jurisdiction.
(a) EACH PARTY TO THIS TRA AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS TRA AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS TRA AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
(b) Subject to Section 7.9, each of the parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any action, suit or proceeding arising out of or relating to this TRA Agreement, agrees that all claims in respect of such action, suit or proceeding shall be heard and determined in any such court and agrees not to bring any action, suit or proceeding arising out of or relating to this TRA Agreement in any other courts. Nothing in this Section 7.8, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action, suit or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.
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SECTION 7.9 Reconciliation. In the event that the Corporate Taxpayer and the TRA Party Representative are unable to resolve a disagreement with respect to the calculation of amounts owed hereunder (including any matters governed by Sections 2.3, 3.1, 4.1 and 4.2) within the relevant period designated in this TRA Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert in the particular area of disagreement, acting as an expert and not as an arbitrator (the “Expert”), mutually acceptable to the Corporate Taxpayer and the TRA Party Representative. The Expert shall be a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the TRA Party Representative agree otherwise, the Expert shall not have any material relationship with the Corporate Taxpayer or the TRA Party Representative or any other actual or potential conflict of interest. If the Corporate Taxpayer and the TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, then the Corporate Taxpayer and the TRA Party Representative shall cause the Expert to be selected by the International Chamber of Commerce Centre for Expertise (the “ICC”) in accordance with the criteria set forth above in this Section 7.9. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or, in each case, as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this TRA Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The sum of (a) the costs and expenses relating to (i) the engagement (and, if applicable, selection by the ICC) of such Expert and (ii) if applicable, amending any Tax Return in connection with the decision of such Expert and (b) the reasonable out-of-pocket costs and expenses of the Corporate Taxpayer and the TRA Party Representative incurred in the conduct of such proceeding shall be allocated between the Corporate Taxpayer, on the one hand, and the TRA Party Representative (on behalf of the TRA Parties), on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Expert that is unsuccessfully disputed by each such party (as finally determined by the Expert) bears to the total amount of such disputed items so submitted, and each such party shall promptly reimburse the other party for the excess that such other party has paid in respect of such costs and expenses over the amount it has been so allocated. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.
SECTION 7.10 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this TRA Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable state, local, or foreign Tax law; provided, however, that the Corporate Taxpayer shall notify and shall reasonably cooperate with the TRA Party Representative reasonably in advance of such payment to determine whether such deductions or withholding are required under applicable law and in obtaining any available exemption from or reduction of, or otherwise minimizing to the extent permitted by applicable law, such deduction and withholding. To the extent that amounts are so withheld and duly paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this TRA Agreement as having been paid to the Person in respect of whom such withholding was made. Each TRA Party shall promptly provide the Corporate Taxpayer, MSP or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested (provided that it is legally eligible to provide such forms or certifications and can do so without commercial prejudice). Notwithstanding the foregoing, if a withholding obligation arises as a result of a Change of Control, any amount payable to a TRA Party under this Agreement shall be increased such that after all required deductions and withholdings have been made (including such deductions and withholdings applicable to additional sums payable under this sentence) the TRA Party receives an amount equal to the sum that it would have received had no such deductions or withholdings been made. Notwithstanding anything to the contrary above, the Corporate Taxpayer and the TRA Representative agree that, absent a change in Law or a contrary Determination, no Tax withholding is required with respect to any payments under this Agreement.
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SECTION 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.
(a) If the Corporate Taxpayer is or becomes a member of an affiliated, consolidated, combined or unitary group of corporations that files a consolidated, combined or unitary income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local Tax law, then: (i) the provisions of this TRA Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated, combined or unitary taxable income of the group as a whole.
(b) If the Corporate Taxpayer (or any member of a group described in Section 7.11(a)) transfers or is deemed to transfer any Unit or any Reference Asset to a transferee that is treated as a corporation for United States federal income Tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, then the Corporate Taxpayer shall cause such transferee to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset or interest therein acquired (directly or indirectly) in such transfer (taking into account any gain recognized in the transaction) in a manner consistent with the terms of this TRA Agreement as the transferee (or one of its Affiliates) actually realizes Tax benefits from the Tax Attributes.
(c) If MSP transfers (or is deemed to transfer for United States federal income Tax purposes) any Reference Asset to a transferee that is treated as a corporation for United States federal income Tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, MSP shall be treated as having disposed of the Reference Asset in a wholly taxable transaction. The consideration deemed to be received by MSP in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.
(d) If any member of a group described in Section 7.11(a) that owns any Unit deconsolidates from the group (or the Corporate Taxpayer deconsolidates from the group), then the Corporate Taxpayer shall cause such member (or the parent of the consolidated group in a case where the Corporate Taxpayer deconsolidates from the group) to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset it owns (directly or indirectly) in a manner consistent with the terms of this TRA Agreement as the member (or one of its Affiliates) actually realizes Tax benefits. If a transferee or a member of a group described in Section 7.11(a) assumes an obligation to make payments pursuant to this Section 7.11(d), then the initial obligor is relieved of the obligation assumed.
(e) Except as otherwise set forth in Section 7.11(d), if the Corporate Taxpayer (or any member of a group described in Section 7.11(a)) transfers (or is deemed to transfer for United States federal income Tax purposes) any Unit in a transaction that is wholly or partially taxable, then for purposes of calculating payments under this TRA Agreement, MSP shall be treated as having disposed of the portion of any Reference Asset (determined based on a pro rata share of an undivided interest in each Reference Asset) that is indirectly transferred by the Corporate Taxpayer or other entity described above (i.e., taking into account the number of Units transferred) in a wholly or partially taxable transaction, as applicable, in which all income, gain or loss is allocated to the Corporate Taxpayer in accordance with the MSP A&R LLCA. The consideration deemed to be received by MSP shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.
SECTION 7.12 Confidentiality.
(a) Subject to Section 6.3, each TRA Party acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this TRA Agreement, such person shall keep and retain in confidence and not disclose to any Person any confidential matters of the Corporate Taxpayer and its Affiliates and successors or concerning MSP and its Affiliates and successors learned by the TRA Party pursuant to this TRA Agreement. This Section 7.12 shall not apply to (i) any information that
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has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party in violation of this TRA Agreement) or is generally known and (ii) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary in this TRA Agreement, to the extent required by applicable law or to the extent reasonably necessary for the TRA Party to comply with any applicable reportable transaction requirements under applicable law, each TRA Party (and each employee, representative or other agent of the TRA Party, as applicable) may disclose the Tax treatment and Tax structure of the Corporate Taxpayer, MSP and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the TRA Party relating to such Tax treatment and Tax structure.
(b) If a TRA Party breaches any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right to seek to have the provisions of this Section 7.12 specifically enforced by injunctive relief by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.
SECTION 7.13 TRA Party Representative. By executing this TRA Agreement, each of the TRA Parties shall be deemed to have irrevocably appointed the TRA Party Representative as its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Parties which may be necessary, convenient or appropriate to facilitate any matters under this TRA Agreement, including: (i) execution of the documents and certificates required pursuant to this TRA Agreement; (ii) except to the extent provided in this TRA Agreement, receipt and forwarding of notices and communications pursuant to this TRA Agreement; (iii) administration of the provisions of this TRA Agreement; (iv) any and all consents, waivers, amendments or modifications deemed by the TRA Party Representative to be necessary or appropriate under this TRA Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) amending this TRA Agreement or any of the instruments to be delivered to the Corporate Taxpayer pursuant to this TRA Agreement; (vi) taking actions the TRA Party Representative is authorized to take pursuant to the other provisions of this TRA Agreement; (vii) negotiating and compromising, on behalf of such TRA Parties, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this TRA Agreement and executing, on behalf of such TRA Parties, any settlement agreement, release or other document with respect to such dispute or remedy; and (viii) engaging attorneys, accountants, agents or consultants on behalf of such TRA Parties in connection with this TRA Agreement and paying any fees related thereto on behalf of such TRA Parties, subject to reimbursement by such TRA Parties. The TRA Party Representative may resign upon thirty (30) days’ written notice to the Corporate Taxpayer. All reasonable, documented out-of-pocket costs and expenses incurred by the TRA Party Representative in its capacity as such shall be promptly reimbursed by the Corporate Taxpayer upon invoice and reasonable support therefor by the TRA Party Representative. To the fullest extent permitted by law, none of the TRA Party Representative, any of its Affiliates, or any of the TRA Party Representative’s or Affiliate’s directors, officers, employees or other agents (each a “Covered Person”) shall be liable, responsible or accountable in damages or otherwise to any TRA Party, MSP or the Corporate Taxpayer for damages arising from any action taken or omitted to be taken by the TRA Party Representative or any other Person with respect to the MSP or the Corporate Taxpayer, except in the case of any action or omission which constitutes, with respect to such Person, willful misconduct or fraud. Each of the Covered Persons may consult with legal counsel, accountants, and other experts selected by it, and any act or omission suffered or taken by it on behalf of MSP or the Corporate Taxpayer or in furtherance of the interests of MSP or the Corporate Taxpayer in good faith in reliance upon and in accordance with the advice of such counsel, accountants, or other experts shall create a rebuttable presumption of the good faith and due care of such Covered Person with respect to such act or omission; provided, that such counsel, accountants, or other experts were selected with reasonable care. Each of the Covered Persons may rely in good faith upon, and shall have no liability to MSP, the Corporate Taxpayer or the TRA Parties for acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.
SECTION 7.14 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this TRA Agreement could
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cause income (other than income arising from receipt of a payment under this TRA Agreement) recognized by the TRA Party upon any Exchange by such TRA Party to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for United States federal income Tax purposes or would have other material adverse Tax consequences to such TRA Party, then at the election of such TRA Party and to the extent specified by such TRA Party, this TRA Agreement (i) shall cease to have further effect with respect to such TRA Party, (ii) shall not apply to an Exchange (or any other action that may give rise to payments under this TRA Agreement) by such TRA Party occurring after a date specified by such TRA Party, or (iii) shall otherwise be amended in a manner determined by such TRA Party, provided that such amendment shall not (a) result in an increase in payments under this TRA Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment or (b) adversely affect any other TRA Party.
[Signature Page Follows]
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MSP RECOVERY, INC.

By:
Name:
Title:

MASTER MSP, LLC

By:
Name:
Title:

TRA PARTY REPRESENTATIVE

By:
Name:
Title:

TRA PARTIES:

[ ]

By:
Name:
Title:
F-24

Annex G
EXECUTION VERSION
July 11, 2021
Lionheart Acquisition Corporation II
4218 NE 2nd Avenue
Miami, FL 33137
Re: Sponsor Agreement
Ladies and Gentlemen:
This letter (this “Sponsor Agreement”) is being delivered to you in accordance with that certain Membership Interest Purchase Agreement, dated as of the date hereof (the “MIPA”), by and among Lionheart Acquisition Corporation II, a Delaware corporation (“Parent”), Lionheart II Holdings, LLC, a newly-formed Delaware limited liability company and a wholly-owned subsidiary of Parent, each limited liability company set forth on Schedule 2.1(a) to the MIPA (collectively, the “MSP Purchased Companies”), the members of the MSP Purchased Companies listed on Schedule 2.1(b) to the MIPA (each, a “Member” and collectively the “Members”), and John H. Ruiz, as the representative of the Members, and the other transactions relating thereto (the “Transaction”).
This Sponsor Agreement hereby amends and restates in its entirety that certain letter, dated August 13, 2020, from Lionheart Equities, LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned individuals, each of whom is a member of Parent’s board of directors (the “LCAP Board”) and/or management team (each, an “Insider” and collectively, the “Insiders”), to Parent (the “Prior Letter Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the MIPA.
In order to induce Parent and the Members to enter into the MIPA and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each Insider hereby agrees with Parent as follows:
1. Support. The Sponsor and each Insider unconditionally and irrevocably agrees that it, he, she or it shall:
(a) vote (or execute and return an action by written consent) any shares of Parent Common Stock owned by it, him or her (all such common stock, the “Covered Shares”) in favor of the Parent Proposals (and any actions required in furtherance thereof) at the Parent Stockholders’ Meeting (or any adjournment or postponement thereof) or any other duly called special meeting of Parent’s stockholders (or any adjournment or postponement thereof) called or requested for the purpose of soliciting the Parent Stockholder Approval in connection with the consummation of the Transaction;
(b) when the Parent Stockholders’ Meeting is held, appear at such meeting, in person or by proxy, or otherwise cause all of the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;
(c) vote (or execute and return an action by written consent), or cause to be voted at any meeting of Parent’s stockholders, in person or by proxy, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against (i) any Business Combination Proposal or any proposal in opposition to approval of the MIPA or in competition with or inconsistent with the MIPA, (ii) any change in the present capitalization of Parent or any amendment of the Certificate of Incorporation, except to the extent expressly contemplated by the MIPA, (iii) any liquidation, dissolution or other change in Parent’s corporate structure or business and (iv) any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Transaction or any of the other transactions contemplated by the MIPA or result in a breach of any covenant, representation or warranty or other obligation or agreement of Parent under the MIPA or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor or the Insiders contained in this Sponsor Agreement;
(d) vote in favor of any other proposals set forth in Parent’s proxy statement to be filed by Parent with the SEC relating to the Transaction (including any proxy supplements thereto, the “Proxy Statement”);

(e) vote for any proposal to adjourn or postpone the applicable stockholder meeting to a later date if (and only if) there are not sufficient votes for approval of the MIPA and any other Parent Proposals or other proposals related thereto as set forth in the Proxy Statement on the dates on which such meetings are held; and
(f) not redeem, elect to redeem or tender or submit any Covered Shares owned by it, him or her for redemption in connection with the transactions contemplated by the MIPA or any vote to amend the Certificate of Incorporation.
Prior to any valid termination of the MIPA, the Sponsor and each Insider shall (x) take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under Parent’s organizational documents and applicable Laws, or reasonably requested by Parent, to consummate the Transaction and the other transactions contemplated by the MIPA on the terms and subject to the conditions set forth therein and (y) be bound by and comply with Sections 8.5 (Confidentiality) and 8.8 (Exclusivity) of the MIPA (and any relevant definitions contained in any such Sections) as if such Person were a signatory to the MIPA with respect to such provisions.
The obligations of the Sponsor and the Insiders specified in this paragraph 1 shall apply irrespective of the Board of Directors’ approval of the Transaction or any action described above.
2. Remedies. The Sponsor and each Insider hereby agrees and acknowledges that: (i) Parent and the Members would be irreparably injured in the event of a breach by the Sponsor or any Insider of its, his or her obligations under this Sponsor Agreement; (ii) monetary damages may not be an adequate remedy for such breach; (iii) the non-breaching party shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy that such party may have in law or in equity; and (iv) the right to seek specific enforcement is an integral part of the transactions contemplated by this Sponsor Agreement and without that right, Parent would not have entered into this Sponsor Agreement.
3. (a) Lock-Up Agreement; Waiver of Adjustment Rights. The Sponsor and each Insider agree that it, he or she shall not:
(i) transfer any Parent Unit or Parent Common Stock received in connection with the Transaction until the earlier of (A) six (6) months after the consummation of the Transaction or (B) subsequent to the consummation of the Transaction, (x) if the closing price of the Parent Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the consummation of the Transaction or (y) the date on which Parent completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Parent’s stockholders having the right to exchange their shares of Parent Class A Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”); or
(ii) transfer any Parent Private Warrants (or shares of Parent Class A Common Stock issued or issuable upon the exercise of the Parent Private Warrants), until 30 days after the consummation of the Transaction (such period, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).
Notwithstanding anything to the contrary in this Sponsor Agreement, (i) the New Warrants and the shares of Parent Class A Common Stock underlying such warrants shall not be subject to any of the restrictions on transfer set forth herein and (ii) following the consummation of the Transaction each Insider shall be permitted to transfer up to ten percent (10%) of the shares of Parent Common Stock beneficially owned by them as of the Closing Date.
(b) Notwithstanding the provisions set forth in paragraphs 3(a)(i) and 3(a)(ii), during the period commencing on the date hereof and ending on the earlier of (x) the expiration of the Lock-Up Periods and (y) the date of any valid termination of the MIPA, transfers of Parent Units, Parent Common Stock, Parent Private Warrants and shares of Parent Class A Common Stock issued or issuable upon the exercise or conversion of the Parent Private Warrants, or the Parent Class B Common Stock and that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 3(b)), are permitted (A) to the Parent’s officers or directors, any affiliates or family members of any of the Parent’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor; (B) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (C) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; or (D) in the case of an individual, transfers pursuant to a qualified domestic relations order; provided, however, that in the case of clauses (A) through (D), these permitted transferees must enter into a written agreement with Parent agreeing to be bound by this Sponsor Agreement.
(c) The Sponsor and each Insider acknowledge and agree as follows:
(i) Section 4.3(b)(i) of the Certificate of Incorporation provides that each share of Parent Class B Common Stock shall automatically convert into one share of Parent Class A Common Stock (the “Initial Conversion Ratio”) at the time of the Transaction, and (B) Section 4.3(b)(ii) of the Certificate of Incorporation provides that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the event that additional shares of Parent Class A Common Stock are issued in excess of the amounts offered in the IPO; and
(ii) as of and conditioned upon the Closing, the Sponsor and each Insider hereby irrevocably relinquishes and waives any and all rights the Sponsor and each Insider has or will have under Section 4.3(b)(ii) of the Certificate of Incorporation to receive shares of Parent Class A Common Stock in excess of the number issuable at the Initial Conversion Ratio upon conversion of the existing shares of Parent Class B Common Stock held by him, her or it, as applicable, in connection with the Closing as a result of any Adjustment.
(d) The Sponsor hereby agrees that, to the extent any Indebtedness or other unpaid or contingent liabilities of Parent, including any Parent Transaction Expenses and any loans by the Sponsor to Parent (“Parent Expenses”) as of immediately prior to the Closing (including any such amounts that become payable as a result of the Closing) exceeds $60,000,000 (the “Expense Cap”), then the Sponsor shall, as of and conditioned upon the Closing, forfeit such number of shares of Parent Class B Common Stock or Parent Private Warrants (valued at $10.00 per share of Parent Class B Common Stock and $1.00 per Parent Private Warrant) held by the Sponsor that, in the aggregate, have a value equal to such amount in excess of the Expense Cap (the “Forfeiture”, and such excess, the “Excess”). If the number of shares of Parent Class B Common Stock or Parent Private Warrants available for forfeiture pursuant to this paragraph 3(d) shall be insufficient to satisfy the Sponsor’s obligations under this paragraph 3(d), then the Sponsor shall, as of and conditioned upon the Closing, satisfy any such additional obligations in cash. Notwithstanding the foregoing, in lieu of the Forfeiture, the Sponsor may, at Closing, pay the amount of the Excess in cash. In the event that the amount of any contingent liabilities of Parent as of immediately prior to the Closing are unknown, the Sponsor and MSP Recovery, LLC (“MSP”) will negotiate in good faith in order to reach agreement on the amount thereof and, in the event that the Sponsor and MSP are unable to reach agreement prior to the Closing, such disagreement shall not delay the Closing and the Parent Expenses shall be recalculated each time such contingent liabilities crystallize and if such recalculation results in Parent Expenses exceeding the Expense Cap or an increase in the amount of such excess, this paragraph 3(d) shall apply to such excess.
4. Definitions. As used herein, “transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
5. Power and Authority. The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement and, as applicable, to serve as an officer or director of Parent and hereby consents to being named in the Form S-4 as an officer or director of Parent.
6. Entire Agreement; Amendment, Modification, Waiver. This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor, each Insider and the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto and the Members’ Representative, it being acknowledged and agreed that the Members’ Representative’s execution of such an instrument will not be required after any valid termination of the MIPA.
7. Assignment. No party hereto may, except as set forth herein, assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder, other than in conjunction with transfers permitted by paragraph 3, without the prior written consent of the other parties and the Members’ Representative (except that, following any valid termination of the MIPA, no consent from the Members’ Representative shall be required). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the Sponsor, each Insider, Parent and their respective successors, heirs, personal representatives and assigns and permitted transferees.
8. No Third-Party Beneficiaries. Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto (and, prior to the valid termination of the MIPA, the MSP Companies and the Members) and their successors, heirs, personal representatives and assigns and permitted transferees. Notwithstanding anything herein to the contrary, each of Parent, the Sponsor and each Insider acknowledges and agrees that, until the valid termination of the MIPA, the MSP Companies and the Members are express third-party beneficiaries of this Sponsor Agreement and may directly enforce (including by action for specific performance, injunctive relief or other equitable relief) each of the provisions set forth in this Sponsor Agreement as though directly party hereto.
9. Counterparts. This Sponsor Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
10. Severability. This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
11. Governing Law. This Sponsor Agreement, and all claims or causes of action based upon, arising out of, or related to this Sponsor Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the Borough of Manhattan in the State of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph. The prevailing party in any such Action (as determined by a court of competent jurisdiction) shall be entitled to be reimbursed by the non-prevailing party for its reasonable expenses, including reasonable attorneys’ fees, incurred with respect to such Action. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12. Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission; provided that any such notice, consent or request to be given to Parent, the MSP Companies or the Members’ Representative shall be given in accordance with the terms of Section 14.1 of the MIPA to the applicable party at its principal place of business.
13. Term. This Sponsor Agreement shall terminate on the earlier of (a) the liquidation of Parent and (b) the expiration of the Lock-up Periods. In the event of a valid termination of the MIPA, this Sponsor Agreement shall be of no force and effect. No such termination or reversion shall relieve the Sponsor, each Insider or Parent from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination or reversion.
14. Representation and Warranties. The Sponsor and each Insider hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to Parent and the Members as follows (and as applicable): (i) the Sponsor is duly organized, validly existing and in good standing under the laws of the State of Delaware, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of the Sponsor; (ii) each Insider has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder; (iii) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iv) the execution and delivery of this Sponsor Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) with respect to the Sponsor, conflict with or result in a violation of its organizational documents, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Parent Common Stock or Parent Private Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of his, her or its obligations under this Sponsor Agreement; (v) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (vi) except for fees described in Section 6.5 of the MIPA, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, Parent, any of its Subsidiaries or any of their respective Affiliates in connection with the MIPA or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which Parent, the Members or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the MIPA and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) such Person has good title to all such Parent Common Stock and Parent Private Warrants, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such Parent Common Stock or Parent Private Warrants (other than transfer restrictions under the Securities Act)) affecting any such Parent Common Stock or Parent Private Warrants, other than pursuant to (A) this Sponsor Agreement, (B) Parent’s Certificate of Incorporation, (C) the MIPA, (D) the Registration Rights Agreement, dated as of August 13, 2020, by and among Parent and certain security holders, or (E) any applicable securities laws; and (x) the total number of shares of Parent Common Stock and Parent Private Warrants identified on Schedule A are the only equity securities in Parent (including, without limitation, any equity securities convertible into, or which can be exercised or exchanged for, equity securities of Parent) owned of record or beneficially owned (within the meaning of Section 13(d) of the Exchange Act) by the Sponsor and the Insiders as of the date hereof, and none of such shares of Parent Common Stock is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Parent Common Stock, except as provided in this Sponsor Agreement and each such Person has the voting authority over or with respect to such shares of Parent Common Stock as disclosed in Parent’s filings with the SEC.
15. Additional Representations and Warranties. During the period commencing on the date hereof and ending on the earlier of (i) the consummation of the Transaction and (ii) the valid termination of the MIPA, the Sponsor and each Insider agrees not to enter into, modify or amend any contract between or among the Sponsor, any Insider, anyone related by blood, marriage or adoption to any Insider or any Affiliate of any such Person (other than Parent or any of its Subsidiaries), on the one hand, and Parent or any of its Subsidiaries, on the other hand, that would contradict, limit, restrict or impair (x) any party’s ability to perform or satisfy any obligation under this Sponsor Agreement or (y) Parent’s ability to perform or satisfy any obligation under the MIPA.
16. Certain Adjustments. If, and as often as, there are any changes in Parent, the Parent Common Stock or the Parent Private Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Parent, Parent’s successor or the surviving entity of such transaction, the Parent Common Stock and Parent Private Warrants, each as so changed.
17. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.
[Signature Page Follows]

Sincerely,

SPONSOR:

LIONHEART EQUITIES, LLC

By:	/s/ Ophir Sternberg
Name: Ophir Sternberg
Title: Chairman and CEO
INSIDERS:

/s/ Ophir Sternberg
Ophir Sternberg

/s/ Paul Rapisarda
Paul Rapisarda

/s/ Faquiry Diaz Cala
Faquiry Diaz Cala

/s/ James Anderson
James Anderson

/s/ Thomas Byrne
Thomas Byrne

/s/ Roger Meltzer
Roger Meltzer

/s/ Thomas W. Hawkins
Thomas W. Hawkins

Acknowledged and Agreed:
PARENT:
LIONHEART ACQUISITION CORPORATION II
By:	/s/ Ophir Sternberg
Name: Ophir Sternberg
Title: Chairman and CEO

Annex H
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of   , 2022 by and between [•] (“Executive”) and Lionheart II Holdings, LLC, a Delaware limited liability company (the “Company”).
WHEREAS, MSP Recovery, Inc. (f/k/a Lionheart Acquisition Corporation II) (the “Parent”) and the Company, among others, have entered into a Membership Purchase Interest Agreement (the “MIPA”) pursuant to which the Acquisition (as defined in the MIPA) will occur;
WHEREAS, following the closing of the Acquisition, the Company will become a wholly owned subsidiary of Parent;
WHEREAS, Executive is currently employed by [CURRENT EMPLOYING ENTITY] as the [TITLE];
WHEREAS, as part of the Acquisition, Executive will receive valuable consideration, including equity in the Company (as set forth in the MIPA), in exchange for the sale and transfer of all of Executive’s equity in the MSP Purchased Companies (as defined in the MIPA) to the Company (the “Acquisition Consideration”); and
WHEREAS, following the closing of the Acquisition, the Company desires to employ Executive and Executive desires to be employed by the Company on the terms set forth in this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Employment Term. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed with the Company, upon the terms and conditions contained in this Agreement. Executive’s employment with the Company pursuant to this Agreement shall commence on the Closing Date (as defined in the MIPA, the “Effective Date”) and shall continue until the third year anniversary of the Effective Date (the “Initial Term”), but shall be automatically renewed on the same terms and conditions set forth herein for additional one-year periods (each an “Extension Date”, and together with the Initial Term, the “Term”), unless the Company or Executive provides the other party hereto ninety (90) days prior written notice before the expiration of the Initial Term or the next Extension Date that the Term shall not be so extended. The period during which Executive is employed by the Company pursuant to this Agreement is hereinafter referred to as the “Term.” Notwithstanding anything herein to the contrary, in the event the MIPA is terminated prior to the closing of the Acquisition, this Agreement shall be void ab initio.
2. Employment Duties. Executive shall have the title of [•] of the Company and the Parent shall have such duties, authorities and responsibilities as are consistent with such position and as the Board of Directors of the Company (the “Board”) may designate from time to time. Executive shall report to [•]. Executive shall devote the necessary working time, attention and best efforts to perform Executive’s services in a capacity and in a manner consistent with Executive’s position for the Company. For the avoidance of doubt, this Section 2 shall not be interpreted as prohibiting Executive from (i) managing Executive’s personal investments, (ii) engaging in charitable or civic activities and (iii) participating on boards of directors or similar bodies of non-profit organizations, in each case of (i) – (iii), so long as such activities do not, individually or in the aggregate, (a) materially interfere with the performance of Executive’s duties and responsibilities hereunder, (b) create a fiduciary conflict, or (c) result in a violation of Section 13 of this Agreement. Executive shall also serve as an executive officer and/or board member of the board of directors (or similar governing body) of any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company (an “Affiliate”) without any additional compensation, as reasonably requested. [It is understood and agreed that Executive will continue to serve as a partner of MSP Recovery Law Firm and nothing in this Agreement shall be construed to restrict such service.]
3. Base Salary. During the Term, the Company shall pay Executive a base salary at an annual rate of $[•], payable in accordance with the Company’s normal payroll practices for employees as in effect from time to time. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.” The base salary shall be subject to annual review for potential increase (but not decrease) by the Board (or a duly authorized committee of the Board).

4. Annual Bonus.
(a) Annual Bonus. With respect to each calendar year during the Term, Executive shall be eligible to earn an annual cash bonus award (the “Annual Bonus”), with a target Annual Bonus of at least [•] percent of Base Salary (“Target Bonus”). The actual amount of the Annual Bonus shall be based upon the achievement of performance metrics established by the Board, [in consultation with the Executive]1 at the beginning of each such calendar year. The Annual Bonus, if any, for each calendar year during the Term shall be paid to Executive in the calendar year immediately following the year to which it relates, following the date the Board or a committee of the Board approves the Annual Bonus for the applicable fiscal year, subject to the Executive’s continued employment on the day such Annual Bonus is paid.
5. Equity Incentive Awards. Executive will be eligible to participate in and be granted awards under the MSP Recovery Omnibus Incentive Plan effective as of [•], 2022 (the “Equity Plan”) at the discretion of the Board.
6. Employee Benefits. Executive shall be entitled to participate in the employee benefit plans, including pension, medical, disability and life insurance (but excluding any severance plans) ) offered by the Company as in effect from time to time (collectively, “Benefit Plans”), on the same basis as those generally made available to other senior executives of the Company, to the extent consistent with applicable law and the terms of the applicable Benefit Plan. The Company does not promise the adoption or continuance of any particular Benefit Plan and reserves the right to amend or cancel any Benefit Plan at any time. Executive shall be entitled to a number of annual paid vacation days in accordance with the Company’s policy applicable to senior executives.
7. Expense Reimbursement. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder in accordance with the Company's expense reimbursement policies and procedures.
8. Termination of Employment. The Executive’s employment hereunder may be terminated as follows:
(a) Automatically in the event of the death of Executive;
(b) At the option of the Company, by written notice to Executive or Executive’s personal representative in the event of the Disability of Executive. As used herein, the term “Disability” shall mean Executive’s inability, with or without reasonable accommodation, to perform the essential duties, responsibilities, and functions of his position with the Company as a result of any mental or physical disability or incapacity for a length of time that the Company determines is sufficient to satisfy such obligations as it may have to provide leave under applicable family and medical leave laws and/or “reasonable accommodation” under applicable federal, state or local disability laws. Family and medical leave or disability leave provided under federal, state or local law may be unpaid as per the requirements of such laws; provided, however, that Executive shall be entitled to such payments and benefits under the Company’s vacation, sick leave or disability leave programs as per the terms of such programs. At the option of the Company for Cause, by delivering prior written notice to Executive;
(c) At the option of the Company at any time without Cause, by delivering written notice of its determination to terminate to Executive;
(d) At the option of Executive for Good Reason; or
(e) At the option of Executive without Good Reason, upon sixty (60) days prior written notice to the Company (which the Company may, in its sole discretion, make effective earlier than the termination date provided in such notice); or
(f) Automatically upon the expiration of the Term (and subject to the prior written notice of non-renewal provided for in Section 1 hereof).
[1]	Note to draft: Only applicable for the CEO’s employment agreement.

9. Payments by Virtue of Termination of Employment.
(a) Termination by the Company Without Cause or by Executive For Good Reason. If Executive’s employment is terminated at any time by the Company without Cause or by Executive for Good Reason, and other than by reason of death or Disability, subject to Section 9(c) of this Agreement, Executive shall be entitled to:
(i) (A) within thirty (30) days following such termination, (i) payment of Executive’s accrued and unpaid Base Salary and (ii) reimbursement of expenses under Section 7 of this Agreement accrued through the date of termination, (B) all other accrued amounts or accrued benefits due to Executive in accordance with the Company’s benefit plans, programs or policies (other than severance), required by law; and
(ii) if the date of termination does not occur within eighteen (18) months following a Change in Control:
(A) continuation of Base Salary as in effect immediately prior to Executive’s date of termination for six (6) months following the date of termination (the “Severance Period”), payable in substantially equal installments in accordance with the Company’s regular payroll practices as in effect from time to time;
(B) (ii) payment of any earned but unpaid Annual Bonus for the fiscal year prior to the year of termination, payable at the same time annual bonuses are paid to other similarly situated employees of the Company; and
(C) if Executive timely elects coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and to the extent permitted by applicable law and provided the Company is able to provide such benefits without the imposition on the Company of any tax or penalty, a cash payment equal to the difference between the COBRA premium and the premium paid while Executive immediate prior to the date of termination, payable monthly in accordance with the Company’s standard payroll practices for six (6) months or until such earlier termination of COBRA coverage;
provided, that the first payment pursuant to Section 9(a)(ii) be made on the next regularly scheduled payroll date following the sixtieth (60th) day after Executive’s termination and shall include payment of any amounts that would otherwise be due prior thereto. In the event of Executive’s death during the Severance Period, any payments to be made pursuant to Section 9(a)(ii) shall be paid to the Executive’s legal representative.
(iii) if the date of termination occurs within eighteen (18) months following a Change in Control:
(A) (1) continuation of Base Salary as in effect immediately prior to Executive’s date of termination for six (6) months following the date of termination and (2) the Target Bonus in effect for the year of termination,
(B) payment of any earned but unpaid Annual Bonus for the fiscal year prior to the year of termination, payable at the same time annual bonuses are paid to other similarly situated employees of the Company; and
(C) if Executive timely elects coverage under COBRA and to the extent permitted by applicable law and provided the Company is able to provide such benefits without the imposition on the Company of any tax or penalty, a cash payment equal to the difference between the COBRA premium and the premium paid while Executive immediate prior to the date of termination, payable monthly in accordance with the Company’s standard payroll practices for six (6) months or until such earlier termination of COBRA coverage;
provided, that the first payment made pursuant to Section 9(a)(iii) shall be made on the next regularly scheduled payroll date following the sixtieth (60th) day after Executive’s termination and shall include payment of any amounts that would otherwise be due prior thereto. In the event of Executive’s death during the twenty-four period following the termination, any payments to be made pursuant to Section 9(a)(iii) shall be paid to the Executive’s legal representative.

(b) Termination other than by the Company Without Cause or by Executive For Good Reason. If the Executive’s employment terminates for any reason other than by the Company without Cause or by the Executive for Good Reason (including by reason of death or Disability), Executive or Executive’s legal representatives, as applicable, shall be entitled to receive the payments and benefits described under Section 9(a)(i) of this Agreement.
(c) Conditions to Payment. All payments and benefits due to Executive under this Section 9 which are not otherwise required by applicable law shall be payable only if Executive executes and delivers to the Company a general release of claims in a form provided by the Company, and such release is no longer subject to revocation (to the extent applicable), in each case, within sixty (60) days following termination of employment. Failure to timely execute and return such release or the revocation of such release during the revocation period shall be a waiver by Executive of Executive’s right to severance (which, for the avoidance of doubt, shall not include any amounts described in Section 9(a)(i) of this Agreement). In addition, severance shall be conditioned on Executive’s compliance with Section 11 of this Agreement, and on Employee’s continued compliance with Section 13 of this Agreement as provided in Section 15 below.
(d) No Other Severance. Executive hereby acknowledges and agrees that, other than the severance payments described in this Section 9, upon the effective date of the termination of Executive’s employment, Executive shall not be entitled to any other severance payments or benefits of any kind under any Company benefit plan, severance policy generally available to the Company’s employees or otherwise and all other rights of Executive to compensation under this Agreement shall end as of such date.
10. Definitions. For purposes of this Agreement,
(a) “Cause” shall mean, (i) Executive’s indictment for, conviction of, or a plea of guilty or no contest to, a felony or any crime involving theft, fraud, embezzlement, misappropriation or any other act of moral turpitude, (ii) Executive’s failure to perform Executive’s duties hereunder or to following the lawful direction of the Board (for any reason other than illness or physical or mental incapacity) or a material breach of fiduciary duty, (iii) Executive’s theft, embezzlement, fraud, or dishonesty with regard to the Company or any of its Affiliates or in connection with Executive’s duties, (iv) Executive’s violation of the Company’s code of conduct or similar written policies, including, without limitation, the Company’s sexual harassment policy, (v) Executive’s engagement in any misconduct or the commission of any act that is materially injurious or detrimental to the reputation or business interests of the Company or any of its Affiliates or (vi) Executive’s breach of any restrictive covenant in any agreement between Executive and the Company or its Affiliates, including but not limited to Executive’s obligations under Section 13 of this Agreement.
(b) “Good Reason” shall mean, without Executive’s consent, (i) any material diminution in Executive’s responsibilities, authorities, title or duties, or change in Executive’s reporting relationship hereunder other than as part of a Change in Control (ii) a material reduction in Executive’s Base Salary or target Annual Bonus opportunity other than as part of a like reduction for all executives or (iii) a relocation of Executive’s principal place of employment by more than fifty (50) miles from the location of Executive’s principal place of employment on the Effective Date and such principal place of employment is more than fifty (50) miles from Executives principal residence; provided, that no event described in clause (i), (ii), or (iii) shall constitute Good Reason unless (A) Executive has given the Company written notice of the termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within sixty (60) days following the occurrence of such event, and (B) Executive has provided the Company at least sixty (60) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so. Failing such cure, a termination of employment by Executive for Good Reason shall be effective on the day following the expiration of such cure period.
(c) “Change in Control” shall have the meaning set forth in the Equity Plan.
11. Return of Company Property. Within ten (10) days following the effective date of Executive’s termination for any reason, Executive, or Executive’s personal representative shall return all property of the Company or any of its Affiliates in Executive’s possession, including, but not limited to, all Company-owned computer equipment (hardware and software), telephones, facsimile machines, tablet computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company or any of its Affiliates, the Company’s or any of its Affiliates’ customers and clients or their respective prospective customers or clients.

12. Resignation as Officer or Director. Upon the effective date of any Executive’s termination, Executive shall be deemed to have resigned from Executive’s position and, to the extent applicable, as an officer of the Company and any of its affiliates, as a member of the board of directors or similar governing body of the Company or any of its affiliates, and as a fiduciary of any benefit plan of the Company and any of its affiliates. On or immediately following the effective date of any such termination of Executive’s employment, Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of Executive’s resignation(s).
13. Confidentiality; Non-Solicitation; Non-Competition. In consideration of Executive’s employment with the Company pursuant to this Agreement, and other good and valuable consideration, including without limitation the Acquisition Consideration, the receipt and sufficient of which is hereby acknowledged, Executive agrees as follows:
(a) Confidential and Proprietary Information. Executive agrees that all materials and items produced or developed by Executive for the Company or any of its Affiliates, or obtained by Executive from the Company or any of its Affiliates either directly or indirectly pursuant to this Agreement shall be and remains the property of the Company and its Affiliates. Executive acknowledges that he will, during Executive’s association with the Company, acquire, or be exposed to, or have access to, materials, data and information that constitute valuable, confidential and proprietary information of the Company and its Affiliates, including, without limitation, any or all of the following: business plans, practices and procedures, pricing information, sales figures, profit or loss figures, this Agreement and its terms, information relating to customers, clients, intellectual property, suppliers, technology, sources of supply and customer lists, research, technical data, trade secrets, or know-how, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, policies, training manuals and similar materials used by the Company in conducting its business operations, personnel information of any Person employed by the Company, potential business combinations, and such other information or material as the Company may designate as confidential and/or proprietary from time to time (collectively hereinafter, the “Confidential and Proprietary Information”). During Executive’s employment with the Company and at all times thereafter, Executive shall not, directly or indirectly, use, misuse, misappropriate, disclose or make known, without the prior written approval of the Board, to any party, firm, corporation, association or other entity, any such Confidential and Proprietary Information for any reason or purpose whatsoever, except as may be required in the course of Executive’s performance of Executive’s duties hereunder. In consideration of the unique nature of the Confidential and Proprietary Information, all obligations pertaining to the confidentiality and nondisclosure thereof shall remain in effect until the Company and its Affiliates have released such information; provided, that the provisions of this Section 13(a) shall not apply to the disclosure of Confidential and Proprietary Information to the Company’s Affiliates together with each of their respective shareholders, directors, officers, accountants, lawyers and other representatives or agents, nor to a Permitted Disclosure as defined in Section 13(b) below. In addition, it shall not be a breach of the confidentiality obligations hereof if Executive is required by applicable law to disclose any Confidential and Proprietary Information; provided, that in such case, Executive shall (x) give the Company the earliest notice possible that such disclosure is or may be required and (y) cooperate with the Company, at the Company’s expense, in protecting to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential and Proprietary Information which must be so disclosed. Upon termination of Executive’s employment, Executive agrees that all Confidential and Proprietary Information, directly or indirectly, in Executive’s possession that is in writing or other tangible form (together with all duplicates thereof) will promptly (and in any event within 10 days following such termination) be returned to the Company and will not be retained by Executive or furnished to any person, either by sample, facsimile film, audio or video cassette, electronic data, verbal communication or any other means of communication.
(b) Permitted Disclosure. This Agreement does not limit or interfere with Executive’s right, without notice to or authorization of the Company, to communicate and cooperate in good faith with any self-regulatory organization or U.S. federal, state, or local governmental or law enforcement branch, agency, commission, or entity (collectively, a “Government Entity”) for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Entity, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Entity, provided that in each case, such communications, participation, and disclosures are consistent with applicable law. Additionally, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. All disclosures permitted under this Section 13(b) are herein referred to as “Permitted Disclosures.” Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any Confidential and Proprietary Information as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of Company’s General Counsel or other authorized officer designated by the Company.
(c) Non-Solicitation. Executive agrees that during the Restricted Period (defined below), the Executive will not, without written consent of the Company, directly or indirectly, solicit, recruit, induce or encourage to leave employment or association with the Company or a Subsidiary, or hire, attempt to hire, employ or engage (whether as an employee, consultant, agent, independent contractor or otherwise), any Person who or which is or was employed or engaged by the Company or a Subsidiary at any time during the Restricted Period or the one-year period preceding the Restricted Period, or directly or indirectly, solicit or accept business from, any Person who is a customer, client or supplier of the Company or a Subsidiary, with whom the Executive has had, or employees reporting to the Executive have had, personal contact or dealings on behalf of the Company during the one-year period preceding the Restricted Period, or induce or encourage any such Person to cease to engage the services of the Company or a Subsidiary in order to use the services of any Person that competes with a business of the Company or a Subsidiary. “Restricted Period” means the greater of (i) the period beginning on the date of this Agreement and ending on the second (2nd) anniversary of the date on which the Executive’s employment is terminated and (ii) the period beginning on the date on which the Acquisition closes and ending on the third (3rd) anniversary of such date and. “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof. “Solicit” shall mean making any direct or indirect communication of any kind, regardless of who initiates it, or engaging in any conduct, that in any way invites, advises, encourages, or requests any Person to take or refrain from taking any action.
(d) Non-Competition. Executive agrees that during the Restricted Period, the Executive will not, directly or indirectly, individually or on behalf of any Person, whether for compensation or otherwise, engage in Competitive Activity in the United States of America. “Competitive Activity” means any activity in which the Executive uses Executive’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, member, director, stockholder, officer, volunteer, intern, or any other similar capacity, on behalf of or in association with any Person engaged in the Company Business. The “Company Business” shall mean the business of assisting clients in the recovery of medical insurance claims where federal or state law places primary payment responsibility on another party, such as Medicare or Medicaid, and in connection with related claims such as governmental actions relating to whistleblowers. However, the acquisition of up to 1% for passive investment purposes of any class of the outstanding equity, debt securities, or other equity interests of any person, corporation, partnership, or other business entity or enterprise shall not, in and of itself, be construed as an Competitive Activity with such person or entity or enterprise. [Notwithstanding the foregoing, if Executive is an attorney licensed to practice law in any jurisdiction in which the Company conducts business, this Section 13(d) shall not restrict, and nothing in this Agreement shall be construed as a restriction on, Executive’s ability to practice law or to otherwise impose any obligation on Executive that would violate the applicable rules of professional conduct of any jurisdiction in which Executive is so licensed.]
(e) Non-disparagement. Executive agrees that Executive shall refrain from making, directly or indirectly, any disparaging or defamatory comments concerning the Company, any of its Affiliates, or any of the Company’s or its Affiliates’ respective businesses, products or services, or their respective current or former directors, officers, agents, partners, shareholders or employees, either publicly or privately. Notwithstanding the foregoing, any truthful statement made to comply with law or regulation or in any response to questions or other requests for information by any court, arbitrator, mediator or administrative or legislative body with apparent jurisdiction over the applicable parties shall be deemed not to violate the obligations of the Company under this provision Nothing in this Section 13(e) shall interfere with Executive’s ability to make the Permitted Disclosures as defined in Section 13(b) above.
(f) Tolling. In the event of any violation of the provisions of this Section 13, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 13 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
14. Cooperation. From and after an Executive’s termination of employment, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment with the Company or its affiliates, and assist and advise the Company in any investigation which may be performed by the Company, provided, that the Company shall reimburse Executive for Executive’s reasonable costs and expenses and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake. In the event Executive is subpoenaed by any person or entity (including, but not limited to, any Government Entity) to give testimony or provide documents (in a deposition, court proceeding, or otherwise), that in any way relates to Executive’s employment by the Company, Executive will give prompt notice of such subpoena to the Company and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. Nothing in this Section 14 shall limit Executive’s right to make Permitted Disclosures as provided in Section 13(b) above.
15. Injunctive Relief and Specific Performance. Executive understands and agrees that Executive’s covenants under Sections 11, 13 and 14 are special and unique and that the Company and its Affiliates may suffer irreparable harm if Executive breaches any of Sections 11, 13, or 14 because monetary damages would be inadequate to compensate the Company and its Affiliates for the breach of any of these sections. Accordingly, Executive acknowledges and agrees that the Company shall, in addition to any other remedies available to the Company at law or in equity, be entitled to obtain specific performance and injunctive or other equitable relief by a federal or state court in Delaware to enforce the provisions of Sections 11, 13 and/or 14 without the necessity of posting a bond or proving actual damages, without liability should such relief be denied, modified or vacated, and to obtain attorney’s fees in respect of the foregoing if the Company prevails in any such action or proceeding. Additionally, in the event of a breach or threatened breach by Executive of Section 13, in addition to all other available legal and equitable rights and remedies, the Company shall have the right to cease making payments, if any, being made pursuant to Section 9(a)(ii) or Section 9(a)(iii) hereunder. Executive also recognizes that the territorial, time and scope limitations set forth in Section 13 are reasonable and are properly required for the protection of the Company and its Affiliates, and in the event that a court of competent jurisdiction deems any territorial, time or scope limitation in this Agreement to be unreasonable, the Company and Executive agree, and Executive submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.

16. Miscellaneous.
(a) All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (i) certified mail, postage and fees prepaid, or (ii) nationally recognized overnight express mail service, as follows:
If to the Company:

Lionheart II Holdings, LLC
2701 Le Jeune Road, Floor 10
Coral Gables, Florida 33134
Attn: General Counsel
Email: [•]

With a copy to which shall not constitute notice to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn: Michael J. Aiello
Matthew Gilroy
Email: michael.aiello@weil.com
matthew.gilroy@weil.com

If to Executive:

At Executive’s home address as then shown in the Company’s personnel records, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
(b) This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company or to an affiliate, and Executive hereby explicitly consents to such assignment. This Agreement shall inure to the benefit of the Company and its successors and assigns.
(c) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof supersedes all other agreements, term sheets, offer letters, and drafts thereof, oral or written, between the parties hereto with respect to the subject matter hereof. No promises, statements, understandings, representations or warranties of any kind, whether oral or in writing, express or implied, have been made to Executive by any person or entity to induce Executive to enter into this Agreement other than the express terms set forth herein, and Executive is not relying upon any promises, statements, understandings, representations, or warranties other than those expressly set forth in this Agreement.
(d) No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party charged with waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.
(e) If any provisions of this Agreement (or portions thereof) shall, for any reason, be held invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect. If any court of competent jurisdiction finds that any restriction contained in this Agreement is invalid or unenforceable, then the parties hereto agree that such invalid or unenforceable restriction shall be deemed modified so that it shall be valid and enforceable to the greatest extent permissible under law, and if such restriction cannot be modified so as to make it enforceable or valid, such finding shall not affect the enforceability or validity of any of the other restrictions contained herein.
(f) This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.
(g) The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement. The parties have jointly participated in the drafting of this Agreement, and the rule of construction that a contract shall be construed against the drafter shall not be applied. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.
(h) Notwithstanding anything to the contrary in this Agreement:
(i) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event whatsoever will the Company, any of its affiliates, or any of their respective directors, officers, agents, attorneys, employees, executives, shareholders, investors, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.
(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service. If any payment, compensation or other benefit provided to the Executive in connection with the termination of Executive’s employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a specified employee as defined in Section 409A(2)(B)(i) of the Code, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or, if earlier, ten business days following the Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.
(iii) All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind, benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.
(iv) If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. Whenever a payment under this

Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(i) This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.
(j) Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he/she is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive on and after the Effective Date, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel or other advisor of Executive’s choice and has done so regarding Executive’s rights and obligations under this Agreement, that he is entering into this Agreement knowingly, voluntarily, and of Executive’s own free will, that he is relying on Executive’s own judgment in doing so, and that he fully understands the terms and conditions contained herein.
(k) The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
(l) The covenants and obligations of the Company under Sections 9, 14, 15 and 16 hereof, and the covenants and obligations of Executive under Sections 9, 11, 12, 13, 14, 15 and 16 hereof, shall continue and survive termination of Executive’s employment or any termination of this Agreement.
[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
LIONHEART II HOLDINGS, LLC

By:
By:
Title:

EXECUTIVE

Name:

Annex I
ESCROW AGREEMENT
This ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [•], 2021, by and among LIONHEART ACQUISITION CORPORATION II, a Delaware corporation (“Parent”), LIONHEART II HOLDINGS, LLC, a newly-formed Delaware limited liability company and a wholly-owned subsidiary of Parent (the “Purchaser”), John H. Ruiz, as the representative of the Members (the “Members’ Representative”, and, together with Parent and Purchaser, sometimes referred to individually as a “Party” and collectively as the “Parties”) and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (“Escrow Agent”). Capitalized terms used herein and not otherwise defined shall have the meaning given to such term in the Underlying Agreement.
RECITALS
WHEREAS, Parent, the Purchaser, each limited liability company set forth on Schedule 2.1(a) to the Underlying Agreement (as defined below) (individually an “MSP Purchased Company,” and collectively, the “MSP Purchased Companies”), the members of the MSP Purchased Companies listed on Schedule 2.1(b) to the Underlying Agreement (each, a “Member” and collectively the “Members”), and the Members’ Representative entered into a Membership Interest Purchase Agreement dated as of July [•], 2021 (the “Underlying Agreement”), which requires that the Purchaser deliver the Escrow Consideration (as defined below) into the Escrow Fund (as defined in the Underlying Agreement) to be held in escrow and disbursed in accordance with the Underlying Agreement and this Agreement.
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
1. Appointment.
(a) Parent, Purchaser and the Members’ Representative, on behalf of the Members, hereby appoint and designate the Escrow Agent as their escrow agent to acquire and maintain possession of the Escrow Consideration and to act as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to assume and perform its duties and obligations pursuant to the terms and conditions set forth herein. The Escrow Agent shall hold the Escrow Consideration in accordance with, and shall not disburse or release any of the Escrow Consideration except in accordance with, the terms and conditions set forth in this Agreement.
(b) The Escrow Agent shall have no duties or obligations with respect to the Underlying Agreement that are not set forth in this Agreement.
2. Escrow Consideration.
(a) On the Closing Date, in accordance with the terms of the Underlying Agreement, Purchaser agrees to deposit with the Escrow Agent an aggregate of 6,000,000 Up-C Units (as defined below, valued at $10.00 per unit) of Purchaser (the “Escrow Consideration”). The Escrow Agent shall hold the Escrow Consideration as a book-entry position registered in the name of “Continental Stock Transfer & Trust Company as Escrow Agent for the benefit of John H. Ruiz, as Members’ Representative.” The Escrow Agent agrees to keep the Escrow Fund separate from all other property held by the Escrow Agent and to identify the Escrow Fund as being held in connection with this Agreement and the Underlying Agreement. The Escrow Agent shall acknowledge in writing to Parent, Purchaser and the Members’ Representative receipt of evidence of book-entry registration of the Escrow Consideration from the Purchaser’s transfer agent. Each “Up-C Unit” is comprised of one Class B Unit of Purchaser (as provided for in the Purchaser A&R LLCA) and one share of Class V Common Stock, par value $0.0001 per share of Parent.
(b) Any dividends, interest payments, or other distributions of any kind made in respect of the Escrow Consideration shall be delivered promptly to the Escrow Agent to be deposited and held in a non-interest bearing bank account, insured up to the applicable limits by the Federal Deposit Insurance Corporation, and maintained by the Escrow Agent in the name of “Continental Stock Transfer & Trust Company as Escrow Agent for the benefit of John H. Ruiz, as Members’ Representative” and shall be deemed part of the Escrow Consideration.
(c) If the underlying shares or units comprising the Up-C Units shall have been changed into a materially different number of units or a different class of stock by reason of any reorganization, reclassification, recapitalization, stock split, split up, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, the underlying shares or units comprising the Up-C Units comprising the Escrow Consideration, while such units are held in the Escrow Fund, shall be automatically adjusted to reflect fully the effect of any reorganization, reclassification, recapitalization, stock split, split up, reverse stock split, combination or exchange of shares, or similar event. Parent, Purchaser and the Members’ Representative (on behalf of the Members) agree, for the benefit of Parent, Purchaser and the Escrow Agent, except as otherwise set forth in this Agreement, that any additional shares or units comprising the Escrow Consideration (or other units or shares of capital stock of Parent or Purchaser or its Subsidiaries) and any cash, property or other assets that may be issued on or distributable with respect to such Up-C Units (including any securities convertible into or exchangeable for capital stock of Purchaser or its Subsidiaries) or that result from any reorganization, reclassification, recapitalization, stock split, split up, reverse stock split, combination or exchange of shares, or any similar event, including in connection with any dividend or distribution or any merger, consolidation, acquisition of property or securities, liquidation or other event involving Purchaser, shall not be distributed or issued to the Members’ Representative or to the Members as the beneficial owners of the Escrow Consideration but shall be deposited in the Escrow Fund, shall become part of the Escrow Consideration and shall remain subject to the terms of this Agreement.
(d) The Parties and the Escrow Agent agree that the Escrow Consideration shall (i) not be subject to set off by the Escrow Agent or any of its affiliates, (ii) not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any party hereto and (iii) be held and disbursed solely for the purposes and in accordance with the terms of this Agreement, except as otherwise provided in Section 11 below. Further, the Parties and the Escrow Agent acknowledge and agree that no Escrow Consideration, or any portion thereof or beneficial interest therein may be pledged, subjected to any Lien, sold, assigned or transferred by the Members’ Representative or any Member, or be subject to attachment or taken or attached in any other legal or equitable process in satisfaction of any debt or liability of the Members’ Representative or any Member prior to the distribution to such Member of such Escrow Consideration in accordance with this Agreement.
(e) During the time that the Escrow Consideration is held by the Escrow Agent pursuant to this Agreement, the Members listed on Schedule 11.1 to the Underlying Agreement shall be entitled to vote the shares of Class V Common Stock of Parent constituting the Up-C Units (in accordance with their pro rata share set forth on Schedule 11.1 to the Underlying Agreement (each such pro rata share, an “Escrow Share Allocation”)) on any matters to come before the stockholders of Parent; provided that until released to such Member, such Member shall have no right to possession of, or to sell, assign, pledge, hypothecate or otherwise transfer or dispose of any Up-C Units or other securities in the Escrow Fund or any interest therein. In order to vote its shares, (i) such Member shall direct the Members’ Representative in writing as to the exercise of any voting rights by such Member and (ii) the Members’ Representative shall (in accordance with such Member’s Escrow Share Allocation) direct the Escrow Agent to (and the Escrow Agent shall) vote or cause to be voted such shares of Class V Common Stock of Parent comprising the Up-C Units in accordance with such written direction from the Members’ Representative. In the absence of any directions from the Members’ Representative, the Escrow Agent shall not (and in the absence of such direction from a Member with respect to such Member’s Escrow Share Allocation the Members’ Representative shall not direct the Escrow Agent to) vote any of the shares of Class V Common Stock of Parent comprising the Up-C Units that are held in the Escrow Fund that are attributable to such Member.
(f) No fractional shares shall be released and delivered from the Escrow Fund to the Members’ Representative and all fractional shares shall be rounded to the nearest whole share.
(g) This Agreement (except for the provisions of Section 8 hereto), the duties of the Escrow Agent and the bank accounts shall automatically terminate and shall have no further force or effect upon the first to occur of (i) the distribution in full by the Escrow Agent of all of the Escrow Consideration in accordance with this Agreement, or (ii) the delivery to the Escrow Agent of a written notice of termination executed jointly by Parent, Purchaser and the Members’ Representative and the release by the Escrow Agent of all of the Escrow Consideration.
3. Disposition and Termination.
(a) As promptly as practicable, and in any event within two (2) Business Days, following the date on which the Escrow Agent receives (i) a joint written instruction made by Parent, Purchaser and the Members’

Representative, substantially in the form attached hereto as Exhibit A, signed by the authorized representatives identified on Schedule 1 (a “Joint Direction”), or (ii) a final non-appealable order of any court or arbitrator of competent jurisdiction that may be issued ordering the Escrow Agent to distribute all or any portion of the Escrow Consideration or determining the rights of the Parties or any other person with respect to the Escrow Consideration, together with (A) a certificate, substantially in the form attached hereto as Exhibit B, signed by the authorized representative identified on Schedule 1 of the prevailing Party (as between Purchaser and the Members’ Representative (or any Member)) to the effect that such judgment is final and non-appealable and from a court or arbitrator of competent jurisdiction having proper authority and (B) the written payment instructions of the prevailing Party (a “Release Order”), the Escrow Agent shall release from the Escrow Fund and instruct Parent’s and Purchaser’s transfer agent to transfer and deliver the applicable number of Up-C Units (and other securities) in book-entry form in the amounts and to the Persons identified in such Joint Direction (which shall correspond to each Member’s Escrow Share Allocation) or Release Order.
(b) Any liability incurred by the Indemnifying Parties (as such term is defined in the Underlying Agreement) pursuant to the terms of the Underlying Agreement shall be paid by the return for cancellation of the Up-C Units comprising the Escrow Consideration in accordance with the terms of the Underlying Agreement and this Agreement, pursuant to the procedures set forth in Article XI of the Underlying Agreement.
(c) Following the receipt by the Escrow Agent of a Release Certificate (as defined below), and within five (5) Business Days following the expiration of the Release Date, the remaining Escrow Consideration will be released from the Escrow Fund to the Members’ Representative less the portion of the Escrow Consideration (at an assumed value of $10.00 per Up-C Unit comprising the Escrow Consideration) equal to the amount of any potential Losses set forth in any Indemnification Notice, complying with the requirements and received by the Members’ Representative as set forth in Section 11.3 of the Underlying Agreement, with respect to any pending but unresolved claim for indemnification. Prior to the Release Date, the Members’ Representative shall issue to the Escrow Agent a certificate executed by the Members’ Representative substantially in the form attached hereto as Exhibit C (a “Release Certificate”) instructing the Escrow Agent to release such number of Up-C Units comprising the Escrow Consideration as determined in accordance with this Section 3(c) and Section 11.4(d) of the Underlying Agreement. Any Escrow Consideration retained in the Escrow Fund as a result of the immediately preceding sentence shall be released to the Members’ Representative promptly upon resolution of the related claim for indemnification in accordance with the provisions of the Underlying Agreement upon the receipt by the Escrow Agent of a Release Certificate.
(d) Upon the release and delivery of all the Escrow Consideration by the Escrow Agent in accordance with the terms of this Agreement and such written instructions, this Agreement shall terminate, subject to the provisions of Section 6.
4. Escrow Agent.
(a) The Escrow Agent hereby agrees and covenants with Parent, Purchaser and the Members’ Representative that it shall perform all of its obligations under this Agreement and shall not deliver custody or possession of any of the Escrow Consideration to anyone, except pursuant to the express terms of this Agreement or as otherwise required by applicable law. The Escrow Agent hereby undertakes to perform only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied, other than the implied duty of good faith and fair dealing. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement (other than this Agreement), instrument or document between Purchaser, Members and any other person or entity, in connection herewith, if any, including without limitation the Underlying Agreement nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligation of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement.
(b) In the event of any conflict between the terms and provisions of this Agreement, those of the Underlying Agreement, any schedule or exhibit attached to this Agreement, or any other agreement between Purchaser and Members or any other person or entity, the terms and conditions of this Agreement shall control.
(c) The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by Purchaser and the Members’ Representative without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrow Consideration, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 9 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 10. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.
(d) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to either Purchaser or Members or their beneficiaries. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents.
(e) The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to either Purchaser or Members or their beneficiaries. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all the property held in escrow until it shall be given a Joint Direction from Parent, Purchaser and the Members’ Representative which eliminates such ambiguity or uncertainty to the satisfaction of the Escrow Agent or by a final and non-appealable order or judgement of a court of competent jurisdiction.
5. Succession.
(a) The Parties, acting jointly, may remove the Escrow Agent at any time, with or without cause, by giving to the Escrow Agent fifteen (15) calendar days’ advance notice in writing of such removal signed by the authorized representatives identified on Schedule 1. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days’ advance notice in writing of such resignation to Parent, Purchaser and Members’ Representative specifying a date when such resignation shall take effect, provided that such resignation shall not take effect until a successor Escrow Agent has been appointed in accordance with this Section 5. If Purchaser and the Members’ Representative have failed to appoint a mutually acceptable successor Escrow Agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Consideration (without any obligation to reinvest the same) and to deliver the same to a designated substitute Escrow Agent, if any, or in accordance with the directions of a final order or judgement of a court of competent jurisdiction, at which time of delivery the Escrow Agent’s obligations hereunder shall ease and terminate, subject to the provisions of Section 7 below. In accordance with Section 7 below, the Escrow Agent shall have the right to withhold, as security, an amount of shares equal to any dollar amount due and owing to the Escrow Agent in connection with this Agreement, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of this Agreement.
(b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.
6. Compensation and Reimbursement.
The Escrow Agent shall be entitled to compensation for its services under this Agreement as Escrow Agent and for reimbursement for its reasonable out-of-pocket costs and expenses, in the amounts and payable by

Purchaser as set forth on Schedule 2. The Escrow Agent shall also be entitled to payments of any amounts to which the Escrow Agent is entitled under the indemnification provisions contained herein as set forth in Section 7. The obligations of Purchaser set forth in this Section 6 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.
7. Indemnity.
(a) The Escrow Agent shall be indemnified and held harmless by Parent, Purchaser and Members from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the Nature of Interpleader in any state of federal court located in the State of Delaware.
(b) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgement, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent.
(c)The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification, for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.
(d) This Section 7 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.
8. Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.
(a) Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, Purchaser and the Members’ Representative acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agents’ identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the identity of Purchaser or the Members’ Representative including without limitation name, address and organizational documents (“identifying information”). Purchaser and the Members’ Representative agrees to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.
(b) The Parties agree that any amounts described in Section 2(b) shall be allocated to Parent for U.S. federal and applicable state and local income tax purposes and shall be reported by the Escrow Agent to Parent and to the Internal Revenue Service (“IRS”), or any other taxing authority as required by law, on IRS Form 1099 (or other appropriate form) as income earned by Parent for such taxable year, whether or not said income has been distributed during such year. Escrow Agent shall withhold any taxes required to be withheld by applicable law, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities. The Parties agree that the Escrow Agent shall not have any other contractual obligation to file or prepare any tax returns or to prepare any other reports for any taxing authorities concerning the matters covered by this Agreement, except as required by applicable law. Notwithstanding the foregoing, such underlying transaction does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

9. Notices.
(a) All communications hereunder shall be in writing and, except for communications setting forth, claiming, containing, objecting to, or in any way related to the full or partial transfer or distribution of the Escrow Consideration, including but not limited to transfer instructions (all of which shall be specifically governed by Section 10 below), all notices and communications hereunder shall be deemed to have been duly given and made if in writing and if (i) served by personal delivery upon the party for whom it is intended, (ii) delivered by registered or certified mail, return receipt requested, or by Federal Express or similar overnight courier, or (iii) sent by facsimile or email, electronically or otherwise, to the party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:
If to the Escrow Agent:

Continental Stock Transfer and Trust Company
One State Street — 30th Floor
New York, New York 10004
Facsimile No: (212) 616-7615
Attention:
Email:

if to Parent or Purchaser, to:
4218 NE 2nd Avenue
2nd Floor
Miami, Florida 33137
Attention:	Ophir Sternberg
Email:	o@lheartcapital.com

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)
2525 East Camelback Road
Esplanade II Suite 1000
Phoenix, AZ 85016-4232
Attention:	Steven D. Pidgeon
Email:	steven.pidgeon@us.dlapiper.com

if to the MSP Companies:

2701 Le Jeune Road, Floor 10
Coral Gables, Florida 33134
Attn: General Counsel
Email:	[•]

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:	Michael J. Aiello
Matthew Gilroy
Email:	michael.aiello@weil.com
matthew.gilroy@weil.com

if to the Members’ Representative:

2701 Le Jeune Road, Floor 10
Coral Gables, Florida 33134
Attn:	General Counsel
Email:	[•]

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:	Michael J. Aiello
Matthew Gilroy
Email:	michael.aiello@weil.com
matthew.gilroy@weil.com
(b) Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such offer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.
10. Security Procedures.
(a) Notwithstanding anything to the contrary as set forth in Section 9, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer distribution, including but not limited to any transfer instructions that may otherwise be set forth in a Joint Direction permitted pursuant to Section 3 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile or other electronic transmission (including e-mail) and no instruction for or related to the transfer or distribution of the Escrow Consideration, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile or other electronic transmission (including e-mail) at the number or e-mail address for the Escrow Agent set forth in Section 9 and as further evidenced by a confirmed transmittal to that number.
(b) In the event transfer instructions are so received by the Escrow Agent by facsimile or other electronic transmission (including e-mail), the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified on Schedule 1, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by officers of Parent, Purchaser and the Members’ Representative (collectively, the “Senior Officers”), as the case may be, which shall include the titles of Chief Executive Officer, General Counsel, Chief Financial Officer, President of Executive Vice President, as the Escrow Agent may select. Such Senior Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer.
(c) Purchaser and the Members’ Representative acknowledge that the Escrow Agent is authorized to deliver the Escrow Consideration to the custodian account of recipient designated by the Members’ Representative in writing.
11. Compliance with Court Officers. In the event that any portion of the Escrow Consideration shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgement of decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or whether with or without jurisdiction, and in the event that the Escrow Agent reasonably obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree by subsequently reversed, modified, annulled, set aside or vacated.

12. Miscellaneous
(a) Except for changes to transfer instructions as provided in Section 10, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent, Parent, Purchaser and the Members’ Representative. Parent, Purchaser and the Members’ Representative may assign any right or interest hereunder, but not any obligation, to the same extent they are permitted to assign their rights and interests under the Underlying Agreement. No assignment of the interest of either Party shall be binding on the Escrow Agent unless and until written notice of such assignment is filed with and acknowledged in writing by the Escrow Agent. To comply with federal law including USA Patriot Act requirements, assignees shall provide to the Escrow Agent the appropriate form W-9 or W-8 (as applicable) and such other forms and documentation that Escrow Agent may request to verify identification and authorization to act.
(b) This Agreement shall be governed by and construed under the laws of the State of Delaware. Each of the Parties and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any state or federal court located in the State of Delaware. To the extent that in any jurisdiction any party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgement), or other legal process, such party shall not claim, and it hereby irrevocably waives, such immunity. The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceedings arising or relating to this Agreement.
(c) No party is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.
(d) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or other electronic transmission (including e-mail), and such facsimile or other electronic transmission (including e-mail) will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.
(e) If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.
(f) A person who is not a party to this Agreement, other than the Members, shall have no right to enforce any term of this Agreement.
(g) The parties represent, warrant and covenant that each document, notice, instruction or request provided by such arty to the other party shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written.
(h) Except as expressly provided in Section 7 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent, Parent, Purchaser and Members any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or the Escrow Consideration escrowed hereunder.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
ESCROW AGENT:

Continental Stock Transfer & Trust Company

By:
Name:
Title:
PARENT:

Lionheart Acquisition Corporation II

By:
Name:
Title:
PURCHASER:

Lionheart II Holdings, LLC

By:
Name:
Title:
MEMBERS’ REPRESENTATIVE (SOLELY IN HIS CAPACITY AS SUCH):

John H. Ruiz

By:
John H. Ruiz
[Signature Page to Share Escrow Agreement]

Schedule 1
Telephone Number(s) and authorized signature(s)
for
Person(s) Designated to give Escrow Transfer Instructions
Party	Representative	Telephone No.	Signature
Purchaser
Members’ Representative
Schedule 1-1

Schedule 2
Compensation and Reimbursement
None.
Schedule 2-1

Exhibit A

JOINT DIRECTION
TO: Continental Stock Transfer and Trust Company
as Escrow Agent
One State Street — 30th Floor
New York, New York 10004
Facsimile No: (212) 616-7615
Attn: [•]
This certificate is issued as of the [•] day of [•], [•], pursuant to Section 3 of that certain Escrow Agreement, dated as of [•], 20[•] (the “Escrow Agreement”), by and among LIONHEART ACQUISITION CORPORATION II, a Delaware corporation (“Parent”), LIONHEART II HOLDINGS, LLC, a newly-formed Delaware limited liability company and a wholly-owned subsidiary of Parent (the “Purchaser”), John H. Ruiz, as the representative of the Members (the “Members’ Representative”) and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (the “Escrow Agent”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Escrow Agreement.
Parent, Purchaser and the Members’ Representative hereby jointly instruct the Escrow Agent to release from the Escrow Fund, and instruct [•], Parent’s and Purchaser’s transfer agent, to transfer and deliver to the persons identified on Exhibit A attached hereto, the number of Up-C Units in respect of such person as set forth on Exhibit A.

Each of the undersigned hereby represents and warrants that it has been authorized to execute this certificate. This certificate may be signed in counterparts.
PURCHASER:

LIONHEART II HOLDINGS, LLC

By:
Name:
Title:
MEMBERS’ REPRESENTATIVE (SOLELY IN HIS CAPACITY AS SUCH):

JOHN H. RUIZ

By:
Name:
Title:
PARENT:

LIONHEART ACQUISITION CORPORATION II

By:
Name:
Title:

Exhibit B

CERTIFICATE OF RELEASE ORDER
TO:
Continental Stock Transfer and Trust Company
as Escrow Agent
One State Street — 30th Floor
New York, New York 10004
Facsimile No: (212) 616-7615
Attn: [•]
Pursuant to, and in accordance with, Section 3 of that certain Escrow Agreement, dated as of [•], [•] (the “Escrow Agreement”), by and among LIONHEART ACQUISITION CORPORATION II, a Delaware corporation (“Parent”), LIONHEART II HOLDINGS, LLC, a newly-formed Delaware limited liability company and a wholly-owned subsidiary of Parent (the “Purchaser”), John H. Ruiz, as the representative of the Members (the “Members’ Representative”) and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (the “Escrow Agent”), the undersigned hereby certifies to the Escrow Agent and [Purchaser]/[Members’ Representative] that:
1.
attached is a Release Order pursuant to which the Escrow Agent is authorized to promptly release [•] Up-C Units from the Escrow Fund to [name of applicable recipient] to [insert wire instructions/security remittance instructions] and the Escrow Agent is instructed to comply with such Release Order [and to instruct [•], Purchaser’s transfer agent, to transfer and deliver such Up-C Units on its books];

2.	the Release Order is final and from a court of competent jurisdiction;
3.	the Escrow Agent shall be entitled to conclusively rely on the attached Release Order without further investigation; and
4.	[Purchaser]/[Members’ Representative] [are/is] delivering a copy of this Certificate of Release Order simultaneously to [Purchaser]/[Members’ Representative].
Capitalized terms not defined herein shall have the meanings ascribed to them in the Escrow Agreement.
Dated:
PURCHASER:	MEMBERS’ REPRESENTATIVE:

[•]	[•]

By:	By:

Name:	Name:

Title:	Title:

Exhibit C
RELEASE CERTIFICATE
[Intentionally Omitted.].]

Annex J
MSP RECOVERY INC.

2022 OMNIBUS INCENTIVE PLAN
1. Purpose.
The purpose of the MSP Recovery Inc. 2022 Omnibus Incentive Plan is to further align the interests of eligible participants with those of the Company’s stockholders by providing incentive compensation opportunities tied to the performance of the Company and its Common Stock. The Plan is intended to advance the interests of the Company and increase stockholder value by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company’s business is largely dependent.
2. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth below:
“Affiliate” means any Person directly or indirectly controlling, controlled by, or under common control with such other Person.
“Award” means an award of a Stock Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, or Stock Award granted under the Plan.
“Award Agreement” means a notice or an agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant as provided in Section 15.2 hereof.
“Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.
“Board” means the Board of Directors of the Company.
“Cause” has the meaning set forth in Section 13.2 hereof.
“Change in Control” has the meaning set forth in Section 11.4 hereof.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means (i) the Compensation Committee of the Board, (ii) such other committee of no fewer than two members of the Board who are appointed by the Board to administer the Plan or (iii) the Board, as determined by the Board.
“Common Stock” means the Company’s common stock, par value $0.0001 per share.
“Company” means MSP Recovery, Inc. (f/k/a Lionheart Acquisition Corporation II), a Delaware corporation, or any successor thereto.
“Date of Grant” means the date on which an Award under the Plan is granted by the Committee or such later date as the Committee may specify to be the effective date of an Award.
“Disability” means, unless otherwise defined in an Award Agreement, a disability described in Treasury Regulations Section 1.409A-3(i)(4)(i)(A). A Disability shall be deemed to occur at the time of the determination by the Committee of the Disability.
“Effective Date” has the meaning set forth in Section 16.1 hereof.
“Eligible Person” means any Person who is an officer, employee, Non-Employee Director, or any natural person who is a consultant or other personal service provider of the Company or any of its Subsidiaries.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Fair Market Value” means, as applied to a specific date, the price of a share of Common Stock that is based on the opening, closing, actual, high, low or average selling prices of a share of Common Stock reported on any established stock exchange or national market system including without limitation the New York Stock Exchange (“NYSE”) and the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise or unless otherwise specified in an Award Agreement, Fair Market Value shall be deemed to be equal to the closing price of a share of Common Stock on the date as of which Fair Market Value is to be determined, or if shares of Common Stock are not publicly traded on such date, as of the most recent date on which shares of Common Stock were publicly traded. Notwithstanding the foregoing, if the Common Stock is not traded on any established stock exchange or national market system, the Fair Market Value means the price of a share of Common Stock as established by the Committee; provided that if the calculation of Fair Market Value is for purposes of setting an exercise or base price of a Stock Option or a Stock Appreciation Right, then such calculations shall be based on a reasonable valuation method that is consistent with the requirements of Section 409A of the Code and the regulations thereunder.
“Incentive Stock Option” means a Stock Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code and the regulations thereunder.
“Non-Employee Director” means a member of the Board who is not an employee of the Company or any of its Subsidiaries.
“Nonqualified Stock Option” means a Stock Option granted under Section 6 hereof that is not an Incentive Stock Option.
“Participant” means any Eligible Person who holds an outstanding Award under the Plan.
“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other legal entity. All references to Person shall include an individual Person or a group (as defined in Rule 13d-5 under the Exchange Act) of Persons.
“Plan” means the MSP Recovery Inc. 2022 Omnibus Incentive Plan as set forth herein, effective as of the Effective Date and as may be amended from time to time, as provided herein, and includes any sub-plan or appendix that may be created and approved by the Board to allow Eligible Persons of Subsidiaries to participate in the Plan.
“Restricted Stock Award” means a grant of shares of Common Stock to an Eligible Person under Section 8 hereof that are issued subject to such vesting and transfer restrictions as the Committee shall determine, and such other conditions, as are set forth in the Plan and the applicable Award Agreement.
“Restricted Stock Unit” means a contractual right granted to an Eligible Person under Section 9 hereof representing notional unit interests equal in value to a share of Common Stock to be paid or distributed at such times, and subject to such conditions, as set forth in the Plan and the applicable Award Agreement.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Service” means a Participant’s employment with the Company or any Subsidiary or a Participant’s service as a Non-Employee Director, consultant or other service provider with the Company or any Subsidiary, as applicable.
“Stock Appreciation Right” means a contractual right granted to an Eligible Person under Section 7 hereof entitling such Eligible Person to receive a payment, representing the excess of the Fair Market Value of a share of Common Stock over the base price per share of the right, at such time, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.
“Stock Award” means a grant of shares of Common Stock to an Eligible Person under Section 10 hereof.
“Stock Option” means a contractual right granted to an Eligible Person under Section 6 hereof to purchase shares of Common Stock at such time and price, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.
“Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company or any other Affiliate of the Company that is so designated, from time to time, by the Committee, during the period of such Affiliated status; provided, however, that with respect to Incentive Stock Options, the term “Subsidiary” shall include only an entity that qualifies under Section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.
“Treasury Regulations” means regulations promulgated by the United States Treasury Department.

3. Administration.
3.1 Committee Members. The Plan shall be administered by the Committee. To the extent deemed necessary by the Board, each Committee member shall satisfy the requirements for (i) an “independent director” under rules adopted by NASDAQ or other principal exchange on which the Common Stock is then listed and (ii) a “nonemployee director” within the meaning of Rule 16b-3 under the Exchange Act. Notwithstanding the foregoing, the mere fact that a Committee member shall fail to qualify under any of the foregoing requirements shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The Board may exercise all powers of the Committee hereunder and may directly administer the Plan. Neither the Company nor any member of the Board or Committee shall be liable for any action or determination made in good faith by the Board or Committee with respect to the Plan or any Award thereunder.
3.2 Committee Authority. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (i) determine the Eligible Persons to whom Awards shall be granted under the Plan, (ii) prescribe the restrictions, terms and conditions of all Awards, (iii) interpret the Plan and terms of the Awards, (iv) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and interpret, amend or revoke any such rules, (v) make all determinations with respect to a Participant’s Service and the termination of such Service for purposes of any Award, (vi) correct any defect(s) or omission(s) or reconcile any ambiguity(ies) or inconsistency(ies) in the Plan or any Award thereunder, (vii) make all determinations it deems advisable for the administration of the Plan, (viii) decide all disputes arising in connection with the Plan and to otherwise supervise the administration of the Plan, (ix) subject to the terms of the Plan, amend the terms of an Award in any manner that is not inconsistent with the Plan, (x) accelerate the vesting or, to the extent applicable, exercisability of any Award at any time (including, but not limited to, upon a Change in Control or upon termination of Service of a Participant under certain circumstances (including, without limitation, upon retirement)) and (xi) adopt such procedures, modifications or subplans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are foreign nationals or employed outside of the United States. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such Persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or board of directors of a Subsidiary or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.
3.3 Delegation of Authority. The Committee shall have the right, from time to time, to delegate in writing to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of Awards granted under the Plan, subject to the requirements of Section 157(c) of the Delaware General Corporation Law (or any successor provision) or such other limitations as the Committee shall determine. In no event shall any such delegation of authority be permitted with respect to Awards granted to any member of the Board or to any Eligible Person who is subject to Rule 16b-3 under the Exchange Act. The Committee shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under the Plan. In the event that the Committee’s authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.
4. Shares Subject to the Plan.
4.1 Number of Shares Reserved. Subject to adjustment as provided in Section 4.3 and Section 4.5 hereof, the total number of shares of Common Stock that are available for issuance under the Plan (the “Share Reserve”) shall equal [•]. Within the Share Reserve, the total number of shares of Common Stock available for issuance as Incentive Stock Options shall equal [•], without taking into account any automatic increase in the Share Reserve described in Section 4.2. Each shares of Common Stock subject to an Award shall reduce the Share Reserve by one share. Any share of Common Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

4.2 Annual Increase in Shares Reserved. On the first day of each fiscal year of the Company during the term of the Plan, commencing on January 1, 2022 and ending on (and including) January 1, 2031, the aggregate number of shares of Common Stock that may be issued under the Plan shall automatically increase by a number equal to the lesser of (i) 3% of the total number of shares of Common Stock actually issued and outstanding on the last day of the preceding fiscal year and (ii) a number of shares of Common Stock determined by the Board.
4.3 Share Replenishment. Notwithstanding anything to the contrary contained herein, shares of Common Stock subject to an Award under the Plan shall again be made available for issuance or delivery under the Plan if such shares of Common Stock are (i) tendered in payment of a Stock Option (including, for the avoidance of doubt, shares of Common Stock tendered by a Participant or withheld by the Company in payment of the exercise price of an Option), (ii) delivered or withheld by the Company to satisfy any tax withholding obligation, (iii) subject to an Award that expires or is canceled, forfeited, surrendered, exchanged or terminated without issuance of the full number of shares of Common Stock to which the Award related or (iv) subject to an Award under the Plan settled in cash (in whole or in part), so that such shares of Common Stock are returned to the Company. The payment of dividend equivalents in cash in conjunction with any outstanding Award shall not count against the Share Reserve. Notwithstanding the provisions of this Section 4.3, no share of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.
4.4 Awards Granted to Non-Employee Directors. No Non-Employee Director may be granted, during any calendar year, Awards having a fair value (determined on the date of grant) that, when added to all cash compensation paid to the Non-Employee Director in respect of the Non-Employee Director’s service as a member of the Board for such calendar year, exceeds $500,000. The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board or for an initial Award granted to a Non-Employee Director following his or her appointment to the Board, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation.
4.5 Adjustments. If there shall occur any change with respect to the outstanding shares of Common Stock by reason of any recapitalization, reclassification, stock dividend, extraordinary cash dividend, stock split, reverse stock split or other distribution with respect to the shares of Common Stock or any merger, reorganization, consolidation, combination, spin-off or other corporate event or transaction or any other change affecting the Common Stock (other than regular cash dividends to stockholders of the Company), the Committee shall, in the manner and to the extent it considers appropriate and equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made to (i) the maximum number and kind of shares of Common Stock or other securities provided in Section 4.1 hereof, (ii) the number and kind of shares of Common Stock, units or other securities or rights subject to then outstanding Awards, (iii) the exercise, base or purchase price for each share or unit or other security or right subject to then outstanding Awards, (iv) other value determinations applicable to the Plan and/or outstanding Awards, and/or (v) any other terms of an Award that are affected by the event. Notwithstanding the foregoing, (a) any such adjustments shall, to the extent necessary, be made in a manner consistent with the requirements of Section 409A of the Code and (b) in the case of Incentive Stock Options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of Section 424(a) of the Code, unless otherwise determined by the Committee.
5. Eligibility and Awards.
5.1 Designation of Participants. Any Eligible Person may be selected by the Committee to receive an Award and become a Participant. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted, the number of shares of Common Stock or units subject to Awards to be granted and the terms and conditions of such Awards consistent with the terms of the Plan. In selecting Eligible Persons to be Participants, and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate. Designation of a Participant in any year shall not require the Committee to designate such Person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to such Participant in any other year.
5.2 Determination of Awards. The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 3.2 hereof. An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem.

5.3 Award Agreements. Each Award granted to an Eligible Person shall be represented by an Award Agreement. The terms of the Award, as determined by the Committee, will be set forth in the applicable Award Agreements as described in Section 15.2 hereof.
6. Stock Options.
6.1 Grant of Stock Options. A Stock Option may be granted to any Eligible Person selected by the Committee, except that an Incentive Stock Option may be granted only to an Eligible Person satisfying the conditions of Section 6.7(a) hereof. Each Stock Option shall be designated on the Date of Grant, in the discretion of the Committee, as an Incentive Stock Option or as a Nonqualified Stock Option. All Stock Options granted under the Plan are intended to comply with or be exempt from the requirements of Section 409A of the Code, to the extent applicable.
6.2 Exercise Price. The exercise price per share of a Stock Option (other than a Stock Option substituted or assumed under Section 15.10) shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Date of Grant. The Committee may in its discretion specify an exercise price per share that is higher than the Fair Market Value of a share of Common Stock on the Date of Grant.
6.3 Vesting of Stock Options. The Committee shall, in its discretion, prescribe in an award agreement the time or times at which or the conditions upon which, a Stock Option or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Stock Option may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified performance goal(s) and/or on such other terms and conditions as approved by the Committee in its discretion. If the vesting requirements of a Stock Option are not satisfied, the Award shall be forfeited.
6.4 Term of Stock Options. The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Option may be exercised; provided, however, that the maximum term of a Stock Option shall be ten (10) years from the Date of Grant. The Committee may provide that a Stock Option will cease to be exercisable upon or at the end of a specified time period following a termination of Service for any reason as set forth in the Award Agreement or otherwise. A Stock Option may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s Service with the Company or any Subsidiary, including by reason of voluntary resignation, death, Disability, termination for Cause or any other reason. Subject to compliance with Section 409A of the Code and the provisions of this Section 6, the Committee may extend at any time the period in which a Stock Option may be exercised, but not beyond ten (10) years from the Date of Grant.
6.5 Stock Option Exercise; Tax Withholding. Subject to such terms and conditions as specified in an Award Agreement (including applicable vesting requirements), a Stock Option may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company, together with payment of the aggregate exercise price and applicable withholding tax. Payment of the exercise price may be made: (i) in cash or by cash equivalent acceptable to the Committee, or, (ii) to the extent permitted by the Committee in its sole discretion in an Award Agreement or otherwise (A) in shares of Common Stock valued at the Fair Market Value of such shares on the date of exercise, (B) through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price, (C) by reducing the number of shares of Common Stock otherwise deliverable upon the exercise of the Stock Option by the number of shares of Common Stock having a Fair Market Value on the date of exercise equal to the exercise price, (D) by a combination of the methods described above or (E) by such other method as may be approved by the Committee. In accordance with Section 15.11 hereof, and in addition to and at the time of payment of the exercise price, the Participant shall pay to the Company the full amount of any and all applicable income tax, employment tax and other amounts required to be withheld in connection with such exercise, payable under such of the methods described above for the payment of the exercise price as may be approved by the Committee and set forth in the Award Agreement.
6.6 Limited Transferability of Nonqualified Stock Options. All Stock Options shall be nontransferable except (i) upon the Participant’s death, in accordance with Section 15.3 hereof or (ii) in the case of Nonqualified Stock Options only, for the transfer of all or part of the Stock Option to a Participant’s “family member” (as defined for purposes of the Form S-8 registration statement under the Securities Act), or as otherwise permitted by the Committee to the extent also permitted by the general instructions of the Form S-8 registration statement, as may be amended from time to time, in each case as may be approved by the Committee in its discretion at the time of proposed transfer;

provided, in each case, that any permitted transfer shall be for no consideration. The transfer of a Nonqualified Stock Option may be subject to such terms and conditions as the Committee may in its discretion impose from time to time. Subsequent transfers of a Nonqualified Stock Option shall be prohibited other than in accordance with Section 15.3 hereof.
6.7 Additional Rules for Incentive Stock Options.
(a) Eligibility. An Incentive Stock Option may be granted only to an Eligible Person who is considered an employee for purposes of Treasury Regulation Section 1.421-1(h) with respect to the Company or any Subsidiary that qualifies as a “subsidiary corporation” with respect to the Company for purposes of Section 424(f) of the Code.
(b) Annual Limits. No Incentive Stock Option shall be granted to a Participant as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the Common Stock with respect to which incentive stock options under Section 422 of the Code are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company or any Subsidiary or parent corporation, would exceed $100,000, determined in accordance with Section 422(d) of the Code. This limitation shall be applied by taking Stock Options into account in the order in which granted. Any Stock Option grant that exceeds such limit shall be treated as a Nonqualified Stock Option.
(c) Additional Limitations. In the case of any Incentive Stock Option granted to an Eligible Person who owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary, the exercise price shall not be less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the Date of Grant and the maximum term shall be five (5) years.
(d) Termination of Service. An Award of an Incentive Stock Option may provide that such Stock Option may be exercised not later than (i) three (3) months following termination of Service of the Participant with the Company and all Subsidiaries (other than as set forth in clause (ii) of this Section 6.7(d)) or (ii) one year following termination of Service of the Participant with the Company and all Subsidiaries due to death or permanent and total disability within the meaning of Section 22(e)(3) of the Code, in each case as and to the extent determined by the Committee to comply with the requirements of Section 422 of the Code.
(e) Other Terms and Conditions; Nontransferability. Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of the Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an “incentive stock option” under Section 422 of the Code. A Stock Option that is granted as an Incentive Stock Option shall, to the extent it fails to qualify as an “incentive stock option” under the Code, be treated as a Nonqualified Stock Option. An Incentive Stock Option shall by its terms be nontransferable other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.
(f) Disqualifying Dispositions. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or one year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.
6.8 Repricing Prohibited. Subject to the adjustment provisions contained in Section 4.5 hereof and other than in connection with a Change in Control, without the prior approval of the Company’s stockholders, neither the Committee nor the Board shall cancel a Stock Option when the exercise price per share exceeds the Fair Market Value of one share of Common Stock in exchange for cash or another Award or cause the cancellation, substitution or amendment of a Stock Option that would have the effect of reducing the exercise price of such a Stock Option previously granted under the Plan or otherwise approve any modification to such a Stock Option, that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by NASDAQ or other principal exchange on which the Common Stock is then listed.

6.9 No Rights as Stockholder. The Participant shall not have any rights as a stockholder with respect to the shares underlying a Stock Option until such time as shares of Common Stock are delivered to the Participant pursuant to the terms of the Award Agreement, if any.
7. Stock Appreciation Rights.
7.1 Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted to any Eligible Person selected by the Committee. Stock Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant, or that provides for the automatic exercise or payment of the right upon a specified date or event. Stock Appreciation Rights shall be non-transferable, except as provided in Section 15.3 hereof. All Stock Appreciation Rights granted under the Plan are intended to comply with or otherwise be exempt from the requirements of Section 409A of the Code, to the extent applicable.
7.2 Terms of Share Appreciation Rights. The Committee shall in its discretion provide in an Award Agreement the time or times at which or the conditions upon which, a Stock Appreciation Right or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Stock Appreciation Right may be based on the continued Service of a Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified performance goal(s) and/or on such other terms and conditions as approved by the Committee in its discretion. If the vesting requirements of a Stock Appreciation Right are not satisfied, the Award shall be forfeited. A Stock Appreciation Right will be exercisable or payable at such time or times as determined by the Committee; provided, however, that the maximum term of a Stock Appreciation Right shall be ten (10) years from the Date of Grant. Subject to compliance with Section 409A of the Code and the provisions of this Section 7.2, the Committee may extend at any time the period in which a Stock Appreciation Right may be exercised, but not beyond ten (10) years from the Date of Grant. The Committee may provide that a Stock Appreciation Right will cease to be exercisable upon or at the end of a period following a termination of Service for any reason. The base price of a Stock Appreciation Right shall be determined by the Committee in its discretion; provided, however, that the base price per share shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Date of Grant (other than with respect to a Stock Appreciation Right substituted or assumed under Section 15.10).
7.3 Payment of Stock Appreciation Rights. A Stock Appreciation Right will entitle the holder, upon exercise or other payment of the Stock Appreciation Right, as applicable, to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise or payment of the Stock Appreciation Right over the base price of such Stock Appreciation Right, by (ii) the number of shares as to which such Stock Appreciation Right is exercised or paid. Payment of the amount determined under the foregoing may be made, as approved by the Committee and set forth in the Award Agreement, in shares of Common Stock valued at their Fair Market Value on the date of exercise or payment, in cash or in a combination of shares of Common Stock and cash, subject to applicable tax withholding requirements.
7.4 Repricing Prohibited. Subject to the adjustment provisions contained in Section 4.5 hereof and other than in connection with a Change in Control, without the prior approval of the Company’s stockholders, neither the Committee nor the Board shall cancel a Stock Appreciation Right when the base price per share exceeds the Fair Market Value of one share of Common Stock in exchange for cash or another Award or cause the cancellation, substitution or amendment of a Stock Appreciation Right that would have the effect of reducing the base price of such a Stock Appreciation Right previously granted under the Plan or otherwise approve any modification to such Stock Appreciation Right that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by NASDAQ or other principal exchange on which the Common Stock is then listed.
7.5 No Rights as Stockholder. The Participant shall not have any rights as a stockholder with respect to the shares underlying a Stock Appreciation Right unless and until such time as shares or Common Stock are delivered to the Participant pursuant to the terms of the Award Agreement.
8. Restricted Stock Awards.
8.1 Grant of Restricted Stock Awards. A Restricted Stock Award may be granted to any Eligible Person selected by the Committee. The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Stock Award.
8.2 Vesting Requirements. The restrictions imposed on shares granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. The requirements for vesting of a Restricted Stock Award may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified performance goal(s) and/or on such other terms and conditions as approved by the Committee in its discretion. If the vesting requirements of a Restricted Stock Award are not satisfied, the Award shall be forfeited and the shares of Common Stock subject to the Award shall be returned to the Company.
8.3 Transfer Restrictions. Shares granted under any Restricted Stock Award may not be transferred, assigned or subject to any encumbrance, pledge or charge until all applicable restrictions are removed or have expired, except as provided in Section 15.3 hereof. Failure to satisfy any applicable restrictions shall result in the subject shares of the Restricted Stock Award being forfeited and returned to the Company. The Committee may require in an Award Agreement that certificates (if any) representing the shares granted under a Restricted Stock Award bear a legend making appropriate reference to the restrictions imposed, and that certificates (if any) representing the shares granted or sold under a Restricted Stock Award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired.
8.4 Rights as Stockholder. Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant shall have all rights of a stockholder with respect to the shares granted to the Participant under a Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Committee determines otherwise at the time the Restricted Stock Award is granted. If a Participant has the right to receive dividends paid with respect to the Restricted Stock Award, such dividends shall be subject to the same vesting terms as the related Restricted Stock Award.
8.5 Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall file, within thirty (30) days following the Date of Grant, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.
9. Restricted Stock Units.
9.1 Grant of Restricted Stock Units. A Restricted Stock Unit may be granted to any Eligible Person selected by the Committee. The value of each Restricted Stock Unit is equal to the Fair Market Value of a share of Common Stock on the applicable date or time period of determination, as specified by the Committee. Restricted Stock Units shall be subject to such restrictions and conditions as the Committee shall determine. Restricted Stock Units shall be non-transferable, except as provided in Section 15.3 hereof.
9.2 Vesting of Restricted Stock Units. The Committee shall, in its discretion, determine any vesting requirements with respect to Restricted Stock Units, which shall be set forth in the Award Agreement. The requirements for vesting of a Restricted Stock Unit may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified performance goal(s) and/or on such other terms and conditions as approved by the Committee in its discretion. If the vesting requirements of a Restricted Stock Unit Award are not satisfied, the Award shall be forfeited.
9.3 Payment of Restricted Stock Units. Restricted Stock Units shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Payment of a Restricted Stock Unit may be made, as approved by the Committee and set forth in the Award Agreement, in cash or in shares of Common Stock or in a combination thereof, subject to applicable tax withholding requirements. Any cash payment of a Restricted Stock Unit shall be made based upon the Fair Market Value of a share of Common Stock, determined on such date or over such time period as determined by the Committee.
9.4 Dividend Equivalent Rights. Dividends shall not be paid with respect to Restricted Stock Units. Dividend equivalent rights may be granted with respect to the Shares subject to Restricted Stock Units to the extent permitted by the Committee and set forth in the applicable Award Agreement; provided that any dividend equivalent rights granted shall be subject to the same vesting terms as the related Restricted Stock Units.
9.5 No Rights as Stockholder. The Participant shall not have any rights as a stockholder with respect to the shares subject to a Restricted Stock Unit until such time as shares of Common Stock are delivered to the Participant pursuant to the terms of the Award Agreement.

10. Stock Awards.
10.1 Grant of Stock Awards. A Stock Award may be granted to any Eligible Person selected by the Committee. A Stock Award may be granted for past Services, in lieu of bonus or other cash compensation, as directors’ compensation or for any other valid purpose as determined by the Committee. The Committee shall determine the terms and conditions of such Awards, and such Awards may be made without vesting requirements. In addition, the Committee may, in connection with any Stock Award, require the payment of a specified purchase price.
10.2 Rights as Stockholder. Subject to the foregoing provisions of this Section 10 and the applicable Award Agreement, upon the issuance of shares of Common Stock under a Stock Award the Participant shall have all rights of a stockholder with respect to the shares of Common Stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto. If a Participant has the right to receive dividends paid with respect to the Stock Award, such dividends shall be subject to the same vesting terms as the related Stock Award, if applicable.
11. Change in Control.
11.1 Effect on Awards. Upon the occurrence of a Change in Control, all outstanding Awards shall either (a) be continued or assumed by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent (with such continuation or assumption including conversion into the right to receive securities, cash or a combination of both), or (b) substituted by the surviving company or corporation or its parent of awards (with such substitution including conversion into the right to receive securities, cash or a combination of both), with substantially similar terms for outstanding Awards (with appropriate adjustments to the type of consideration payable upon settlement of the Awards or other relevant factors, and with any applicable performance conditions adjusted pursuant to Section 12 or deemed achieved (i) for any completed performance period, based on actual performance, or (ii) for any partial or future performance period, at the greater of the target level or actual performance, in each case as determined by the Committee (with the Award remaining subject only to time vesting), unless otherwise provided in an Award Agreement).
11.2 Certain Adjustments. To the extent that outstanding Awards are not continued, assumed or substituted pursuant to Section 11.1 upon or following a Change in Control, the Committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding Awards, including without limitation the following (or any combination thereof):
(a) acceleration of exercisability, vesting and/or payment of outstanding Awards immediately prior to the occurrence of such event or upon or following such event;
(b) upon written notice, providing that any outstanding Stock Options and Stock Appreciation Rights are exercisable during a period of time immediately prior to the scheduled consummation of the event or such other period as determined by the Committee (contingent upon the consummation of the event), and at the end of such period, such Stock Options and Stock Appreciation Rights shall terminate to the extent not so exercised within the relevant period; and
(c) cancellation of all or any portion of outstanding Awards for fair value (in the form of cash, shares of Common Stock, other property or any combination thereof) as determined in the sole discretion of the Committee; provided, however, that, in the case of Stock Options and Stock Appreciation Rights or similar Awards, the fair value may equal the excess, if any, of the value or amount of the consideration to be paid in the Change in Control transaction to holders of shares of Common Stock (or, if no such consideration is paid, Fair Market Value of the shares of Common Stock) over the aggregate exercise or base price, as applicable, with respect to such Awards or portion thereof being canceled, or if there is no such excess, zero; provided, further, that if any payments or other consideration are deferred and/or contingent as a result of escrows, earn outs, holdbacks or any other contingencies, payments under this provision may be made on substantially the same terms and conditions applicable to, and only to the extent actually paid to, the holders of shares of Common Stock in connection with the Change in Control.
11.3 Certain Terminations of Service. Notwithstanding the provisions of Section 11.1, if a Participant’s Service with the Company and its Subsidiaries is terminated upon or within twenty four (24) months following a Change in Control by the Company without Cause or upon such other circumstances as determined by the Committee, the unvested portion (if any) of all outstanding Awards held by the Participant shall immediately vest (and, to the extent applicable, become exercisable) and be paid in full upon such termination, with any applicable performance conditions deemed achieved (i) for any completed performance period, based on actual performance, or (ii) for any partial or future performance period, at the greater of the target level or actual performance, in each case as determined by the Committee, unless otherwise provided in an Award Agreement.
11.4 Definition of Change in Control. Unless otherwise defined in an Award Agreement or other written agreement approved by the Committee, “Change in Control” means, and shall occur, if:
(a) any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of Common Stock), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;
(b) during any period of two consecutive years (the “Board Measurement Period”) individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this section, or a director initially elected or nominated as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any Person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the Board Measurement Period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;
(c) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than those covered by the exceptions in (i) above) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or
(d) the stockholders of the Company approve a plan of complete liquidation of the Company or the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets other than (i) the sale or disposition of all or substantially all of the assets of the Company to a Person or Persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (ii) pursuant to a spinoff type transaction, directly or indirectly, of such assets to the stockholders of the Company.
Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code with respect to the payment of “nonqualified deferred compensation,” “Change in Control” shall be limited to a “change in control event” as defined under Section 409A of the Code.
12. Performance Goals; Adjustment. The Committee may provide for the performance goals to which an Award is subject, or the manner in which performance will be measured against such performance goals, to be adjusted in such manner as it deems appropriate, including, without limitation, adjustments to reflect charges for restructurings, non-operating income, the impact of corporate transactions or discontinued operations, events that are unusual in nature or infrequent in occurrence and other non-recurring items, currency fluctuations, litigation or claim judgements, settlements, and the effects of accounting or tax law changes.
13. Forfeiture Events.
13.1 General. The Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award are subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, without limitation, termination of Service for Cause, violation of laws, regulations or material Company policies, breach of noncompetition, non-solicitation, confidentiality or other restrictive covenants that may apply to the Participant, application of a Company clawback policy relating to financial restatement, or other conduct by the Participant that is detrimental to the business or reputation of the Company.
13.2 Termination for Cause.
(a) Treatment of Awards. Unless otherwise provided by the Committee and set forth in an Award Agreement, if (i) a Participant’s Service with the Company or any Subsidiary shall be terminated for Cause or (ii) after termination of Service for any other reason, the Committee determines in its discretion either that, (1) during the Participant’s period of Service, the Participant engaged in an act or omission which would have warranted termination of Service for Cause or (2) after termination, the Participant engages in conduct that violates any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary, such Participant’s rights, payments and benefits with respect to an Award shall be subject to cancellation, forfeiture and/or recoupment, as provided in Section 13.3 below. The Company shall have the power to determine whether the Participant has been terminated for Cause, the date upon which such termination for Cause occurs, whether the Participant engaged in an act or omission which would have warranted termination of Service for Cause or engaged in conduct that violated any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary. Any such determination shall be final, conclusive and binding upon all Persons. In addition, if the Company shall reasonably determine that a Participant has committed or may have committed any act which could constitute the basis for a termination of such Participant’s Service for Cause or violates any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary, the Company may suspend the Participant’s rights to exercise any Stock Option or Stock Appreciation Right, receive any payment or vest in any right with respect to any Award pending a determination by the Company of whether an act or omission could constitute the basis for a termination for Cause as provided in this Section 13.2.
(b) Definition of Cause. “Cause” means with respect to a Participant’s termination of Service, the following: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant (or where there is such an agreement but it does not define “cause” (or words of like import, which shall include but not be limited to “gross misconduct”)), termination due to a Participant’s (1) failure to substantially perform Participant’s duties or obey lawful directives that continues after receipt of written notice from the Company and a ten (10)-day opportunity to cure; (2) gross misconduct or gross negligence in the performance of Participant’s duties; (3) fraud, embezzlement, theft, or any other act of material dishonesty or misconduct; (4) conviction of, indictment for, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (5) material breach or violation of any agreement with the Company or its Affiliates, any restrictive covenant applicable to Participant, or any Company policy (including, without limitation, with respect to harassment); or (6) other conduct, acts or omissions that, in the good faith judgment of the Company, are likely to materially injure the reputation, business or a business relationship of the Company or any of its Affiliates; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant that defines “cause” (or words of like import, which shall include but not be limited to “gross misconduct”), “cause” as defined under such agreement. With respect to a termination of Service for a non-employee director, Cause means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law. Any voluntary termination of Service by the Participant in anticipation of an involuntary termination of the Participant’s Service for Cause shall be deemed to be a termination for Cause.
13.3 Right of Recapture.
(a) General. If at any time within one (1) year (or such longer time specified in an Award Agreement or other agreement with a Participant or policy applicable to the Participant) after the date on which a Participant exercises a Stock Option or Stock Appreciation Right or on which a Stock Award, Restricted Stock Award or Restricted Stock Unit vests, is settled in shares or otherwise becomes payable, or on which income otherwise is realized or property is received by a Participant in connection with an Award, (i) a Participant’s Service is terminated for Cause, (ii) the Committee determines in its discretion that the Participant is subject to any recoupment of benefits pursuant to the Company’s compensation recovery, “clawback” or similar policy, as may be in effect from time to time, or (iii) after a Participant’s Service terminates for any other reason, the Committee determines in its discretion either that, (1) during the Participant’s period of Service, the Participant engaged in an act or omission which would have warranted termination of the Participant’s Service for Cause or (2) after a Participant’s termination of Service, the Participant engaged in conduct that violated any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary, then, at the sole discretion of the Committee, any gain realized by the Participant from the exercise, vesting, payment, settlement or other realization of income or receipt of property by the Participant in connection with an Award, shall be repaid by the Participant to the Company upon notice from the Company, subject to applicable law. Such gain shall be determined as of the date or dates on which the gain is realized by the Participant, without regard to any subsequent change in the Fair Market Value of a share of Common Stock. To the extent not otherwise prohibited by law, the Company shall have the right to offset the amount of such repayment obligation against any amounts otherwise owed to the Participant by the Company (whether as wages, vacation pay or pursuant to any benefit plan or other compensatory arrangement).
(b) Accounting Restatement. If a Participant receives compensation pursuant to an Award under the Plan based on financial statements that are subsequently restated in a way that would decrease the value of such compensation, the Participant will, to the extent not otherwise prohibited by law, upon the written request of the Company, forfeit and repay to the Company the difference between what the Participant received and what the Participant should have received based on the accounting restatement, in accordance with (i) any compensation recovery, “clawback” or similar policy, as may be in effect from time to time to which such Participant is subject and (ii) any compensation recovery, “clawback” or similar policy made applicable by law including the provisions of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules, regulations and requirements adopted thereunder by the Securities and Exchange Commission and/or any national securities exchange on which the Company’s equity securities may be listed (the “Policy”). By accepting an Award hereunder, the Participant acknowledges and agrees that the Policy, whenever adopted, shall apply to such Award, and all incentive-based compensation payable pursuant to such Award shall be subject to forfeiture and repayment pursuant to the terms of the Policy.
14. Transfer, Leave of Absence, Etc. For purposes of the Plan, except as otherwise determined by the Committee, the following events shall not be deemed a termination of Service: (a) a transfer to the service of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or (b) an approved leave of absence for military service or sickness, a leave of absence where the employee’s right to re-employment is protected either by a statute or by contract or under the policy pursuant to which the leave of absence was granted, a leave of absence for any other purpose approved by the Company or if the Committee otherwise so provides in writing.
15. General Provisions.
15.1 Status of Plan. The Committee may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver shares of Common Stock or make payments with respect to Awards.
15.2 Award Agreement. An Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of shares of Common Stock or other amounts or securities subject to the Award, the exercise price, base price or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement also may set forth the effect on an Award of a Change in Control and/or a termination of Service under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and also may set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement. The Committee need not require the execution of an Award Agreement by a Participant, in which case, acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines of the Company in effect from time to time. In the event of any conflict between the provisions of the Plan and any Award Agreement, the provisions of the Plan shall prevail.
15.3 No Assignment or Transfer; Beneficiaries. Except as provided in Section 6.6 hereof or as otherwise provided by the Committee to the extent not prohibited under Section A.1.(5) of the general instructions of Form S-8, as may be amended from time to time, Awards under the Plan shall not be assignable or transferable by the

Participant, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, in the event of the death of a Participant, except as otherwise provided by the Committee, an outstanding Award may be exercised by or shall become payable to the Participant’s beneficiary as determined under the Company 401(k) retirement plan or other applicable retirement or pension plan. In lieu of such determination, a Participant may, from time to time, name any beneficiary or beneficiaries to receive any benefit in case of the Participant’s death before the Participant receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant and will be effective only when filed by the Participant in writing (in such form or manner as may be prescribed by the Committee) with the Company during the Participant’s lifetime. In the absence of a valid designation as provided above, if no validly designated beneficiary survives the Participant or if each surviving validly designated beneficiary is legally impaired or prohibited from receiving the benefits under an Award, the Participant’s beneficiary shall be the legatee or legatees of such Award designated under the Participant’s last will or by such Participant’s executors, personal representatives or distributees of such Award in accordance with the Participant’s will or the laws of descent and distribution. The Committee may provide in the terms of an Award Agreement or in any other manner prescribed by the Committee that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award following the Participant’s death. Any transfer permitted under this Section 15.3 shall be for no consideration.
15.4 Deferrals of Payment. The Committee may in its discretion permit a Participant to defer the receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to the Participant by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an Award; provided, however, that such discretion shall not apply in the case of a Stock Option or Stock Appreciation Right that is intended to satisfy the requirements of Treasury Regulations Section 1.409A-1(b)(5)(i)(A) or (B). If any such deferral is to be permitted by the Committee, the Committee shall establish rules and procedures relating to such deferral in a manner intended to comply with the requirements of Section 409A of the Code, including, without limitation, the time when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount.
15.5 No Right to Employment or Continued Service. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or any Participant any right to continue in the Service of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment or other service relationship of an Eligible Person or a Participant for any reason or no reason at any time.
15.6 Rights as Stockholder. A Participant shall have no rights as a holder of shares of Common Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 4.5 hereof, no adjustment or other provision shall be made for dividends or other stockholder rights, except to the extent that the Award Agreement provides for dividend payments or dividend equivalent rights. The Committee may determine in its discretion the manner of delivery of Common Stock to be issued under the Plan, which may be by delivery of stock certificates, electronic account entry into new or existing accounts or any other means as the Committee, in its discretion, deems appropriate. The Committee may require that the stock certificates (if any) be held in escrow by the Company for any shares of Common Stock or cause the shares to be legended in order to comply with the securities laws or other applicable restrictions. Should the shares of Common Stock be represented by book or electronic account entry rather than a certificate, the Committee may take such steps to restrict transfer of the shares of Common Stock as the Committee considers necessary or advisable.
15.7 Trading Policy and Other Restrictions. Transactions involving Awards under the Plan shall be subject to the Company’s insider trading and Regulation FD policy and other restrictions, terms and conditions, to the extent established by the Committee or by applicable law, including any other applicable policies set by the Committee, from time to time.
15.8 Section 409A Compliance. To the extent applicable, it is intended that the Plan and all Awards hereunder comply with, or be exempt from, the requirements of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, and that the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. In the event that any (i) provision of the Plan or an Award Agreement, (ii) Award, payment, transaction or (iii) other action or arrangement contemplated by the provisions of the Plan is determined by the

Committee to not comply with the applicable requirements of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements; provided, however, that no such action shall adversely affect any outstanding Award without the consent of the affected Participant. No payment that constitutes deferred compensation under Section 409A of the Code that would otherwise be made under the Plan or an Award Agreement upon a termination of Service will be made or provided unless and until such termination is also a “separation from service,” as determined in accordance with Section 409A of the Code. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if a Participant is a “specified employee” as defined in Section 409A of the Code at the time of termination of Service with respect to an Award, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, the commencement of any payments or benefits under the Award shall be deferred until the date that is six (6) months plus one (1) day following the date of the Participant’s termination of Service or, if earlier, the Participant’s death (or such other period as required to comply with Section 409A). For purposes of Section 409A of the Code, a Participant’s right to receive any installment payments pursuant to this Plan or any Award granted hereunder shall be treated as a right to receive a series of separate and distinct payments. For the avoidance of doubt, each applicable tranche of shares of Common Stock subject to vesting under any Award shall be considered a right to receive a series of separate and distinct payments. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.
15.9 Securities Law Compliance. No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares of Common Stock pursuant to the grant or exercise of an Award, the Company may require the Participant to take any action that the Company determines is necessary or advisable to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired solely for investment purposes and without any current intention to sell or distribute such shares.
15.10 Substitution or Assumption of Awards in Corporate Transactions. The Committee may grant Awards under the Plan in connection with the acquisition, whether by purchase, merger, consolidation or other corporate transaction, of the business or assets of any corporation or other entity, in substitution for awards previously granted by such corporation or other entity or otherwise. The Committee may also assume any previously granted awards of a current employee, director, consultant or other service provider of another corporation or “entity” that becomes an Eligible Person by reason of such corporation transaction. The terms and conditions of the substituted or assumed awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. To the extent permitted by applicable law and the listing requirements of NASDAQ or other exchange or securities market on which the shares of Common Stock are listed, any such substituted or assumed awards shall not reduce the Share Reserve.
15.11 Tax Withholding. The Participant shall be responsible for payment of any taxes or similar charges required by law to be paid or withheld from an Award or an amount paid in satisfaction of an Award. Any required withholdings shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award. The Award Agreement may specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award, which may include permitting the Participant to elect to satisfy the withholding obligation by tendering shares of Common Stock to the Company or having the Company withhold a number of shares of Common Stock having a value in each case up to the maximum statutory tax rates in the applicable jurisdiction or as the Committee may approve in its discretion (provided that such withholding does not result in adverse tax or accounting consequences to the Company), or similar charge required to be paid or withheld. The Company shall have the power and the right to require a Participant to remit to the Company the amount necessary to satisfy federal, state, provincial and local taxes, domestic or foreign, required by law or regulation to be withheld, and to deduct or withhold from any shares of Common Stock deliverable under an Award to satisfy such withholding obligation.

15.12 Unfunded Plan. The adoption of the Plan and any reservation of shares of Common Stock or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of shares of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.
15.13 Other Compensation and Benefit Plans. The adoption of the Plan shall not affect any other share incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of share incentive or other compensation or benefit program for employees of the Company or any Subsidiary. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or a Subsidiary, including, without limitation, under any pension or severance benefits plan, except to the extent specifically provided by the terms of any such plan.
15.14 Plan Binding on Transferees. The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, the Participant’s executor, administrator and permitted transferees and beneficiaries.
15.15 Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.
15.16 Governing Law. The Plan, all Awards and all Award Agreements, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to the Plan, any Award or Award Agreement, or the negotiation, execution or performance of any such documents or matter related thereto (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with the Plan, any Award or Award Agreement, or as an inducement to enter into any Award Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Delaware, including its statutes of limitations and repose, but without regard to any borrowing statute that would result in the application of the statute of limitations or repose of any other jurisdiction.
15.17 No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares of Common Stock or whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
15.18 No Guarantees Regarding Tax Treatment. Neither the Company nor the Committee make any guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan. Neither the Company nor the Committee has any obligation to take any action to prevent the assessment of any tax on any Person with respect to any Award under Section 409A of the Code, Section 4999 of the Code or otherwise and neither the Company nor the Committee shall have any liability to a Person with respect thereto.
15.19 Data Protection. By participating in the Plan, each Participant consents to the collection, processing, transmission and storage by the Company, its Subsidiaries and any third party administrators of any data of a professional or personal nature for the purposes of administering the Plan.
15.20 Awards to Non-U.S. Participants. To comply with the laws in countries other than the United States in which the Company or any of its Subsidiaries or Affiliates operates or has employees, Non-Employee Directors or consultants, the Committee, in its sole discretion, shall have the power and authority to (i) modify the terms and conditions of any Award granted to Participants outside the United States to comply with applicable foreign laws, (ii) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals and (iii) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 15.20 by the Committee shall be attached to this Plan document as appendices.

16. Term; Amendment and Termination; Stockholder Approval.
16.1 Term. The Plan shall be effective as of the date of its approval by the stockholders of the Company (the “Effective Date”). Subject to Section 16.2 hereof, the Plan shall terminate on the tenth anniversary of the Effective Date.
16.2 Amendment and Termination. The Board may from time to time and in any respect, amend, modify, suspend or terminate the Plan; provided, however, that no amendment, modification, suspension or termination of the Plan shall materially and adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award. The Board may seek the approval of any amendment, modification, suspension or termination by the Company’s stockholders to the extent it deems necessary in its discretion for purposes of compliance with Section 422 of the Code or for any other purpose, and shall seek such approval to the extent it deems necessary in its discretion to comply with applicable law or listing requirements of NASDAQ or other exchange or securities market. Notwithstanding the foregoing, the Board shall have broad authority to amend the Plan or any Award under the Plan without the consent of a Participant to the extent it deems necessary or desirable in its discretion to comply with, take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations.

Annex K

AGREED FORM
LOCK-UP AGREEMENT
This Lock-Up Agreement (this “Agreement”) is dated as of July [•], 2021, by and between the undersigned (the “Holder”) and Lionheart Acquisition Corporation II, a Delaware corporation (“LCAP”).
Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Membership Interest Purchase Agreement, dated as of July 11, 2021 (the “MIPA”) by and among LCAP, Master MSP, LLC, a newly-formed Delaware limited liability company and a wholly-owned subsidiary of LCAP, each limited liability company set forth on Schedule 2.1(a) to the MIPA (collectively, the “MSP Purchased Companies”), the members of the MSP Purchased Companies listed on Schedule 2.1(b) to the MIPA (each, a “Member” and collectively the “Members”), and John H. Ruiz, as the representative of the Members.
BACKGROUND
WHEREAS, pursuant to the MIPA, each Key Employee who receives Up-C Units as Equity Consideration (the “Units”) shall enter into a Lock-Up Agreement with respect to such Units received in connection with the transactions contemplated by the MIPA.
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:
AGREEMENT
1. Lock-Up.
(a) During the Lock-up Period (as defined below), the Holder irrevocably agrees that he will not offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any of the Lock-Up Units, enter into a transaction that would have the same effect, enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Units, whether any of these transactions are to be settled by delivery of any Lock-Up Units, or otherwise, or publicly disclose the intention to make any such offer, sale or disposition; provided that notwithstanding the foregoing, the Holder may pledge any Lock-Up Units in connection with securing financing or otherwise. In this Agreement, any restrictions applicable to “Lock-Up Units” shall also apply to the one Purchaser Class B Unit and the one share of Parent Class V Common Stock included in each of the Lock-Up Units and any shares of Parent Class A Common Stock the Holder elects to receive in lieu of Lock-Up Units pursuant to Section 3.1(b) of the MIPA.
(b) In furtherance of the foregoing, during the Lock-up Period, LCAP will (i) place an irrevocable stop order on all the Lock-Up Units, including those which may be covered by a registration statement, and (ii) notify LCAP’s transfer agent in writing of the stop order and the restrictions on the Lock-Up Units under this Agreement and direct LCAP’s transfer agent not to process any attempts by the Holder to resell or transfer any Lock-Up Units, except in compliance with this Agreement.
(c) “Lock-Up Units” means any Units beneficially owned (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by Holder as of immediately following the Closing, other than (i) any security received pursuant to an equity incentive plan adopted by LCAP on or after the Closing Date, (ii) any shares of Parent Class A Common Stock acquired in open market transactions, (iii) ten percent (10%) of the Units received by the Holder as Equity Consideration pursuant to the MIPA, (iv) any Units that constitute the Escrow Consideration, and (v) any shares of Parent Class A Common Stock or Units that are set forth on Schedule A hereto.
(d) The “Lock-up Period” means the period commencing on the Closing Date and ending on the earlier of the date that is (i) six (6) months after the Closing Date and (ii) LCAP’s consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of LCAP’s stockholders having the right to exchange their shares of Parent Class A Common Stock for cash, securities or other property.

2. Term. This Agreement shall automatically terminate upon the earlier to occur of (a) such date and time as the MIPA is terminated in accordance with its terms and (b) the expiration of the Lock-Up Period. Upon termination of this Agreement, none of the parties hereto shall have any further obligations or liabilities under this Agreement; provided, that nothing in this Section 2 shall relieve any party hereto of liability for any willful material breach of this Agreement prior to its termination.
3. Fiduciary Duties. The covenants and agreements set forth herein shall not prevent any designee of any Holder from serving on the Board of Directors of LCAP or from taking any action, subject to the provisions of the MIPA, while acting in the capacity as a director of LCAP. Each Holder is entering into this Agreement solely in its capacity as the anticipated owner of Lock-Up Units following the consummation of the transactions contemplated by the MIPA.
4. Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, subject to the conditions below, the Holder may transfer Lock-Up Units (a) in connection with transfers or distributions to the Holder’s current or former general or limited partners, managers or members, stockholders, other equityholders or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) (the “Securities Act”) or to the estates of any of the foregoing; (b) transfers by gift or sale to or among the spouse of the Holder, a family member of the Holder, or any trust created and existing for the primary benefit of the Holder, the Holder's spouse or a family member of the Holder; (c) in connection with transfers by will or intestacy to a family member of the Holder or a trust for the benefit of a family member of the Holder; (d) by virtue of the laws of descent and distribution upon the death of the Holder; (e) pursuant to a qualified domestic relations order; provided, that in the case of any transfer pursuant to the foregoing clauses it shall be a condition to any such transfer that (i) the transferee/donee agrees to be bound by the terms of this Agreement to the same extent as if the transferee/donee were a party hereto; and (ii) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act and the Exchange Act) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the Lock-Up Period; or (f) in connection with the entry into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act after the date of this Agreement relating to the sale of the Lock-Up Units; provided, that (A) the securities subject to such plan may not be sold until after the expiration of the Lock-Up Period and (B) the Company shall not be required to effect, and the undersigned shall not effect or cause to be effected, any public filing, report or other public announcement regarding the establishment of the trading plan.
5. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the other that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is a binding and enforceable obligation of such party and is enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound. The Holder has independently evaluated the merits of its decision to enter into and deliver this Agreement, and such Holder confirms that it has not relied on the advice of LCAP, LCAP’s legal counsel, or any other person.
6. No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

7. Notices. Any notices required or permitted to be sent hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00 PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five (5) Business Days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:
(a)	If to LCAP prior to the Closing, to:

4218 NE 2nd Avenue
2nd Floor
Miami, Florida 33137
Attention: Ophir Sternberg
Email: o@lheartcapital.com

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)
2525 East Camelback Road
Esplanade II Suite 1000
Phoenix, AZ 85016-4232
Attention: Steven D. Pidgeon
Email: steven.pidgeon@us.dlapiper.com
(b)	If to LCAP following the Closing, to:

2701 Le Jeune Road, Floor 10
Coral Gables, Florida 33134
Attn: General Counsel
Email: [•]

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael Aiello; Matthew Gilroy
Email: michael.aiello@weil.com; matthew.gilroy@weil.com
(c) If to the Holder, to the address set forth on the Holder’s signature page hereto, with a copy, which shall not constitute notice, to:
[•]
or to such other address as any party may have furnished to the others in writing in accordance herewith.
8. Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.
9. Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

10. Successors and Assigns. Except as expressly provided otherwise in this Agreement, this Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by LCAP and its successors and assigns.
11. Amendment. This Agreement may be amended or modified only by written agreement executed by each of the parties hereto.
12. Further Assurances. Each of the parties to this Agreement shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.
13. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
14. Injunctive Relief. Each of the parties to this Agreement hereby acknowledges that in the event of a breach by any such party of any material provision of this Agreement, the aggrieved party may be without an adequate remedy at law. Each of the parties thereto agrees that, in the event of a breach of any material provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.
15. Governing Law; Jurisdiction. The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of Delaware. Any legal suit, action or proceeding arising out of or based upon this agreement, the other additional agreements or the transactions contemplated hereby or thereby may be instituted in the Federal courts of the United States of America or the courts of the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. the parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.
17. Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance hereof; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.
18. Waiver. No failure or delay on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party hereto shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy under this

Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
19. Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provisions in the MIPA, the terms of this Agreement shall control.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.
Lionheart Acquisition Corporation II

By:
Name: Ophir Sternberg
Title: Chairman

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.
HOLDER

[•]

By:
Name:
Title:

Address:

[•]

Annex L
LEGAL SERVICES AGREEMENT
This Legal Services Agreement (the “Agreement”) is effective as of [•] (the “Effective Date”), and is by and between Lionheart II Holdings, LLC, a Delaware limited liability company, (the “Client”), on behalf of itself and each of its subsidiaries (as defined below), and La Ley con John H. Ruiz P.A., d/b/a MSP RECOVERY LAW FIRM, a Florida corporation, and MSP Law Firm, a Florida PLLC (either or both entities, the “Law Firm”). Client and Law Firm may be referred to each as a “Party” and together, the “Parties.”
Preliminary Statements
A. The Client has certain membership interests in various subsidiaries formed or to be formed by the Client (each a “Subsidiary”). Each Subsidiary holds or will hold Claims (as defined below) and Claims recovery rights related to a person or entity that provides health insurance benefits to insureds and have a right to recover from a Responsible Party (as defined below) for conditional payments for healthcare, services or supplies provided to such beneficiary (each such person, an “Assignor”).
B. “Responsible Party” means an insurance carrier, employer, or other individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity which may be liable to reimburse an Assignor under applicable law, including but not limited to the secondary payer provisions of the Medicare statute, 42 U.S.C. § 1395y(b), 42 C.F.R. § 411.20 et seq., the Medicare Advantage statute, 42 U.S.C. § 1395w-22(a)(4), 42 C.F.R. § 422.108, or under any other theories of law or causes of action, for the provision of healthcare, services or supplies that have been conditionally paid for by the Assignor.
C. “Claim” means an Assignor’s right, title to, and/or interest in, any and all claims or potential claims, which the Assignor now has, may have had, or may have in the future (whether or not asserted), including all rights to causes of action and remedies against any Responsible Party at law or in equity. The term “Claim” includes but is not limited to: (i) claims arising under consumer protection statutes and laws; (ii) claims arising under the Medicare and Medicare Advantage secondary payer statutes (42 U.S.C. § 1395y(b); 42 U.S.C. § 1395w-22(a)(4)), whether based in contract, tort, statutory right, or otherwise, in connection with the conditional payment to provide healthcare services or supplies, (iii) claims arising under any state statutes and common laws; and (iv) all right, title, and interest to any recovery rights that may exist for any potential cause of action where “secondary payer” status is appropriate under 42 U.S.C. § 1395y(b), 42 C.F.R. § 411.20 et seq., 42 U.S.C. § 1395w-22(a)(4) and 42 C.F.R. § 422.108, even where it has not been established because liability is not yet proven as of the date that the Claim is identified or discovered, together with all receivables, general intangibles, payment intangibles, and other rights to payment now existing or hereafter arising and all products and proceeds of the foregoing.
D. The Client or its Subsidiaries have directly or indirectly received assignments to Claims and the recovery rights to those Claims from Assignors that have entered into health care claims costs recovery agreements, or other similar agreements, pursuant to which the Assignor assigned Claims to the Client or its Subsidiaries, or an entity which reassigned such Claims to the Client or its Subsidiaries (each such agreement, a “CCRA” and such Claims acquired, directly or indirectly by the Client, collectively, the “Assigned Claims”).
E. The Law Firm, John H. Ruiz and Frank C. Quesada will devote a majority of their professional time and efforts that is spent on legal services to providing legal services to the Client pursuant to this Agreement.
F. The Client desires to engage the Law Firm to act as exclusive lead counsel to represent the Client and each of its Subsidiaries as it pertains to the Assigned Claims.
G. This Agreement shall supersede and replace in its entirety any legal services agreement or arrangement previously entered into by the Client or its Subsidiaries and the Law Firm prior to the Effective Date.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to as follows:
Article I
1.1 Law Firm Services and Other Obligations.
(a) The Law Firm will use reasonable care, skill, knowledge and the resources necessary to pursue all potentially recoverable Assigned Claims. The Law Firm may, in its discretion, engage co-counsel in connection with the pursuit of recovery of the Assigned Claims. The Client acknowledges that the Law Firm (i) has previously engaged co-counsel in pursuing recovery of Assigned Claims and such co-counsel will continue to provide services in respect of such Assigned Claims, and (ii) the Law Firm and such co-counsel shall continue to operate under the existing co-counsel agreements between them. The Law Firm shall ensure that any co-counsel engaged to provide legal services pursuant to this Agreement shall be subject to the same standards set forth in the first sentence of this Section 1.1(a).
(b) Unless otherwise agreed to in writing by the Law Firm (or pursuant to engagement of co-counsel for pursuing Assigned Claims as provided in Section 1.1(a)), the Law Firm will be exclusive counsel for pursuing Assigned Claims and the Client will not engage any other law firm for such recovery purposes unless this Agreement is terminated in accordance with Section 4.1.
Article II
2.1 Law Firm Costs.
All documented costs of the Law Firm related to representation of the Client or its Subsidiaries approved in accordance with a budget agreed between the Law Firm and the Client (including but not limited to filing fees, expert witness fees, deposition fees, witness fees, court reporter fees, long distance telephone charges, photocopy charges and mailing fees, collectively the “Costs”) will be borne by the Client; provided that it is the intention of the Law Firm and the
Client that the Client pay directly the out-of-pocket expenses associated with the cases and other matters being handled by the Law Firm for the Client and its Subsidiaries.
2.2 Compensation for Law Firm Services.
(a) For the services described in this Agreement (“Law Firm Services”), the Law Firm will be entitled to the following (the “Compensation”):
(i) Attorneys’ fees that are awarded to the Law Firm pursuant to a fee shifting statute by agreement or court award in any given case or matter; and
(ii) An amount, if greater than zero, equal to the difference calculated as 40% of the amount due to the Client for its recovered Assigned Claims before deduction of Costs (the “Contingency Fee”) less, to the extent applicable for such case or matter, any amount due to the Law Firm under Section 2.2(a)(i) related to such recovered Assigned Claims.
(b) The Client will have no other obligation to compensate the Law Firm (or any co-counsel) for Law Firm Services and will have no obligation to reimburse the Law Firm (or any co-counsel) for any costs or expenses incurred by the Law Firm (or any co-counsel) in undertaking Law Firm Services, other than the Costs as set forth in Section 2.1. Any fees payable to any other counsel or co-counsel in respect of an Assigned Claim that exceed the Compensation are for the account of the Law Firm, and Client will have no liability therefor. Client will have no liability to the Law Firm for the value of any Assigned Claim or the failure of the Law Firm to recover on any Assigned Claim, and the Law Firm will have no liability to the Client for the value of any Assigned Claim or the failure of the Law Firm to successfully recover on any Assigned Claim absent conduct referenced in Section 5.2(a) below.
2.3 Advance of Compensation.
The Client and the Law Firm agree that a consistent engagement of legal professionals is required to provide the Law Firm Services on behalf of the Client. Thus, the Client will, ten (10) days prior to the first of each month, advance the Law Firm (x) One Million Dollars ($1,000,000) of the Compensation due to the Law Firm to fund certain resources necessary to provide the Law Firm Services and (y) the overhead costs (i.e. salaries rent, utilities, and similar expenses; provided any compensation paid to John H. Ruiz or Frank C. Quesada by the Law Firm shall not be included in such overhead costs.) to operate the Law Firm in an amount necessary to pay such overhead costs reasonably anticipated by the Law Firm to become due in such month (the “Advance”). The Advance shall be offset exclusively from the Compensation and, subject to true-ups in accordance with Section 2.4, reimbursed only after payment of all pre-existing obligations of the Law Firm as of the date of this Agreement, including arrangements in connection with the Credit Agreement (as defined below) and arrangements with co-counsel. Except as provided in the immediately preceding sentence, any Compensation earned by the Law Firm will be first used to repay the Client for any amounts paid to the Law Firm as part of the Advance.
2.4 Periodic True-Up.
Within thirty (30) days of the end of each fiscal quarter, the Law Firm and Client shall evaluate Compensation paid under Section 2.2 against Advances under Section 2.3 and any Costs owed by the Client under Section 2.1 and “true up” such amounts; provided that, in the event the Compensation is less than the sum of the outstanding Costs and the Advance, then the Client shall have no right of reimbursement or recoupment from the Law Firm.
2.5 Fees Payable after Termination of this Agreement.
In the event this Agreement is terminated in connection with Section 3.1, the Law Firm will be entitled to Compensation and Costs, subject to FL Rule 4-1.5, as follows:
(a) Filed Cases. With respect to Assigned Claims for which the Law Firm has filed suit in any state or federal court of competent jurisdiction (the “Filed Claims”), the Law Firm will be entitled to, and will have a quantum meruit lien for, Compensation and Costs in an aggregate amount not to exceed the lesser of (i) the Contingency Fee, (ii) any fees awarded to the Law Firm pursuant to a fee shifting statute by agreement or court award pursuant to Section 2.2(a)(i), and (ii) actual Costs incurred by the Law Firm up to the date of termination (supported by appropriate documentation of such Costs). The quantum meruit lien will attach solely to recovery amounts received by the Client net of Costs of the Filed or settled Assigned Claims, and if no recovery is made, the Law Firm will not receive any Compensation.
(b) Unfiled Cases. For any Assigned Claims for which the Law Firm has not filed suit or settled out-of-court (the “Pending Claims”), the Law Firm will be entitled to, and will have a quantum meruit lien for legal services fees related to such Pending Claims in an amount not to exceed the actual Costs incurred by the Law Firm (supported by appropriate documentation of such Costs). The quantum meruit lien will attach solely to recoveries paid to the Client or a Subsidiary on account of the Pending Claims, and if no recovery is made, the Law Firm will not receive any Compensation.
(c) Settled Cases. For any Claims for which the Law Firm has settled out-of-court (the “Out-of-Court Claims”), legal services fees in an amount not to exceed the lesser of (i) the Contingency Fee and (ii) any attorneys’ fees negotiated with the settlement counterparty. The quantum meruit lien will attach solely to recoveries paid to the Client or a Subsidiary of the Client on account of the Pending Claims, and if no recovery is made, the Law Firm will not receive any Compensation.
(d) This Section 2.5 will survive any termination of this Agreement.
(e) Any amounts due from the Law Firm to the Client shall be discharged by operation of a termination of this Agreement by the Client irrespective of the cause of such termination.
Article III
3.1 Termination
(a) Upon the termination of this Agreement, the following will apply, subject to Florida Rules of Professional Conduct (“FL Rules”) 4-1.5 and 4-1.16:
(i) The Law Firm will be entitled to and have a charging lien against the recoveries of any Assigned Claims for the amounts and subject to the limitations set forth in Section 2.5.
(ii) The Parties agree that any recovery by the Law Firm and/or any entitlement by agreement or court order to Compensation from a fee shifting statute or which has been recovered prior to any default will offset the amount of Compensation payable by the Client to the Law Firm as provided for herein (unless such recovery and/or entitlement has already been taken into consideration in calculating the applicable Compensation).
(iii) The Parties also agree that any disagreement between the Client and the Law Firm may not form the basis for a defense or an opposing party to oppose any fee based on a fee shifting statute.
(iv) The Client will irrevocably assign any and all entitlement to any Compensation by contract, statute, code, court order or otherwise to the Law Firm.
(b) The Law Firm will have no right to terminate the representation of the Client except: (i) with the prior written consent of the Client; (ii) as permitted under FL Rule 4-1.16(b)(2); or (iii) as required under FL Rules. Termination of this Agreement will also terminate the power of attorney provided in Section 6.1.
(c) Upon termination of this Agreement, the Law Firm will be required to request the right to withdraw as counsel to the Client or any Subsidiary of the Client in any filed or settled Assigned Claim, and in the event such request to withdraw is denied, the Law Firm is required to continue to serve as counsel to the Client and any Subsidiary of the Client, as applicable, and the terms and conditions of this Agreement will continue to apply to such filed or settled Assigned Claim.
(d) This Agreement may be terminated at any time by the Client, with or without cause.
Article IV
4.1 Representations and Warranties.
(a) Each Party hereto hereby represents and warrants to the other Party as follows: (i) it is duly and validly existing under the laws of the state of its formation, is in good standing under such laws and has full power and authority to execute, deliver and perform its obligations under this Agreement, (ii) its execution, delivery and performance of this Agreement has been duly authorized by all appropriate corporate action and this Agreement constitutes a valid, binding and enforceable obligation of such Party, and (iii) its execution, delivery and performance of this Agreement has not resulted, and will not result, in a breach or violation of any provision of (A) such Party’s organizational documents, (B) any statute, law, writ, order, rule or regulation of any governmental authority, (C) any judgment, injunction, decree or determination applicable to such Party, or (D) any contract, indenture, mortgage, loan agreement, note, lease or other agreement, document or instrument to which such Party may be a party, may be bound or to which any of such Party’s assets are subject. The Law Firm will notify the Client promptly upon the occurrence of any event which causes any representation or warranty made by it hereunder to no longer be true.
(b) The Law Firm does not make any guarantees regarding the success of Assigned Claims or causes of action, but the attorneys will use their best efforts in attaining the successful outcome of these matters.
Article V
5.1 Successors and Assigns; Assignment.
This Agreement will be binding upon the successors or permitted assigns of the Parties hereto. The Law Firm will have no right to assign this Agreement or any of the rights, interests or obligations hereunder without the consent of the Client. The Client will have the right to assign any portion or all of its rights, interests and obligations under this Agreement, including the sale of participation interests in the Assigned Claims.
5.2 Indemnification.
(a) To the fullest extent permitted by law, the Law Firm hereby agrees to and shall defend, indemnify and hold the Client, Client’s Subsidiaries and their affiliates, and their respective employees (present and former), officers, members, agents, trustees and directors, (collectively, the “Indemnified Persons”), harmless, to the fullest extent permitted by law, from and against any all losses, claims, costs, liabilities (joint and several), damages and expenses (including reasonable attorneys’ and accountants’ fees and expenses incurred in defense of any demands, claims, arbitrations or lawsuits whether judicial, administrative, investigative or otherwise) (collectively, “Damages”) sustained by an Indemnified Person provided that any such Damages shall have been sustained by the Indemnified Person by reason of (i) the Law Firm violating its obligations hereunder, or (ii) gross negligence, malfeasance, willful misconduct, fraud, breach of this Agreement or violation of applicable law, rule or regulation on the part of the Law Firm.

(b) The Law Firm must advance to the Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense or handling of any Damages. In the event that such an advance is made pursuant to this Section 5.2, the Indemnified Person agrees to reimburse Law Firm for such fees, costs and expenses to the extent that it is determined that the Indemnified Person was not entitled to indemnification under this Section 5.2.
(c) The foregoing agreement of indemnity is in addition to, and in no respect limits or restricts, any other remedies which may be available to an Indemnified Party.
5.3 Governing Law; Dispute Resolution.
The Parties expressly agree that all of the terms and provisions hereof are and will be governed by and construed under the laws of the State of Florida applicable to contracts made and to be entirely performed in such state.
5.4 Expenses; Attorneys’ Fees.
(a) Each Party bears its own expenses related to the preparation and negotiation of this Agreement.
(b) In the event of any controversy arising under or relating to the interpretation or implementation of this Agreement or any breach thereof, the prevailing Party will be entitled to payment for all costs and reasonable attorney’s fees (both trial and appellate) incurred in connection therewith. The terms of this Section 5.4 will survive any termination of this Agreement.
5.5 Waiver.
No failure on the part of any person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any person in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party will be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.
5.6 Amendment; Modification.
No amendment or modification of the terms hereof will be valid and binding unless (i) set forth in a written instrument signed by all Parties hereto and (ii) for so long as the transactions contemplated by this Agreement could reasonably be interpreted to constitute “related party transactions” pursuant to the Nasdaq Listing Rules, such amendment or modification is previously approved by a majority of MSP Recovery, Inc.’s “Independent Directors” (as such term is defined in Nasdaq Listing Rule 5605(a)(2)).
5.7 Survival.
All representations, warranties, covenants and agreements contained herein will survive the execution and delivery hereof and thereof, and will inure to the benefit of, and be binding upon and enforceable by the Parties hereto and their respective successors and permitted assigns.
5.8 Severability.
In the event that any provision of this Agreement, or the application of any such provision to any Party or set of circumstances, is determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Parties or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by law.
5.9 Entire Agreement.
This Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof and thereof and supersedes all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof or thereof. The Parties agree that this Agreement has been drafted by both Parties and will not be construed against or in favor of one Party or the other.

5.10 Counterparts; Execution.
This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
5.11 Acknowledgment; Further Assurances.
The Law Firm has entered into that certain Credit Agreement, dated as of April 9, 2021 (as the same may be amended, modified or supplemented from time to time, the “Credit Agreement”), by and among the Law Firm, as the borrower, the administrative agent thereunder and the lender party thereto, as well as certain related loan transaction documentation (collectively, the “Credit Arrangements”). The Client hereby acknowledges and agrees that, from time to time, the Law Firm may request that the Client take certain actions, including executing certain instruments or documents, in each case required pursuant to the terms of the Credit Arrangements that relate to claims that the Law Firm’s lender may have in respect of the Compensation. It is understood and agreed that no such acknowledgments, instruments or other documents will impact the payment obligations arising under this Agreement between the Law Firm and the Client.
Article VI
6.1 Power of Attorney.
The Client hereby irrevocably appoints the Law Firm with full power of substitution as its true and lawful attorney and authorizes the Law Firm to act in the Client’s name, place and stead, to demand, sue for, compromise and recover all such sums of money which now are, or may hereafter become due and payable necessary to enforce the Assigned Claims and the Client’s rights thereunder or related thereto pursuant to this Agreement. The Client agrees that the powers granted by this paragraph are discretionary in nature and exercisable at the sole option of the Law Firm. The Client and the Law Firm expressly agree that the Law Firm will have no obligation to take any action to prove, defend, demand or take any action with respect to the Assigned Claims or otherwise, except as set forth in this Agreement. The Law Firm will have no obligation to prove, defend, or take any affirmative action with respect to proving the validity or amount of the Assigned Claims, except as set forth in this Agreement.
[Signature Page Follows]

The parties caused this Agreement to be executed and delivered as of the Effective Date.
LIONHEART II HOLDINGS, LLC	La Ley con John H. Ruiz P.A., d/b/a MSP Recovery Law Firm

By:	By:
Name:	Name: John H. Ruiz
Title: Manager	Title: President

MSP Law Firm PLLC

By:
Name: John H. Ruiz
Title: Manager
Signature Page of the Legal Services Agreement

Annex M
WARRANT AGREEMENT
This WARRANT AGREEMENT (this “Agreement”), dated as of [•], 2021, is by and between MSP RECOVERY, INC., a Delaware corporation (the “Company”) and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation, as warrant agent (the “Warrant Agent,” and also referred to herein as the “Transfer Agent”).
RECITALS
WHEREAS, the Company, Lionheart II Holdings, LLC, a newly-formed Delaware limited liability company and a wholly-owned subsidiary of the Company, each limited liability company set forth on Schedule 2.1(a) to the MIPA (as defined below) (individually an “MSP Purchased Company,” and collectively, the “MSP Purchased Companies”), the members of the MSP Purchased Companies listed on Schedule 2.1(b) to the MIPA (each, a “Member” and collectively the “Members”), and John H. Ruiz, as the representative of the Members entered into a Membership Interest Purchase Agreement dated as of July 11, 2021 (the “MIPA”), which provides that, subject to compliance with applicable law, prior to the closing of the business combination contemplated by the MIPA, the board of directors of the Company shall declare a distribution of approximately 1,029,000,000 warrants (the “Additional Warrants”), payable to the holders of record of the Company’s Class A common stock, par value $0.0001 (the “Common Stock”) immediately following the closing of such business combination and the completion of the redemption of all shares of Common Stock whose holders exercised redemption rights in respect of such shares in connection with the transactions contemplated by the MIPA (the “Redemption”), who have not waived their right to receive such distribution, pro rata in accordance with their interests;
WHEREAS, on August 13, 2020, the Company and the Warrant Agent entered into a Warrant Agreement (the “Prior Warrant Agreement”) governing the (i) Public Warrants that were included in the Public Units issued in the Company’s initial public offering that closed on August 18, 2020 (the “IPO Closing”), and (ii) Private Warrants that were included in the Private Units issued in a private placement that closed simultaneously with the IPO Closing (capitalized terms used in this paragraph but not defined have the meanings assigned to them in the Prior Warrant Agreement);
WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Additional Warrants;
WHEREAS, the Company desires to provide for the form and provisions of the Additional Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Additional Warrants; and
WHEREAS, all acts and things have been done and performed which are necessary to make the Additional Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
1. Appointment of Warrant Agent. The Company hereby appoints Continental Stock Transfer & Trust Company to act as agent for the Company for the Warrants, and Continental Stock Transfer & Trust Company hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.
As used herein, the term “Warrant” or “Warrants” shall refer to the “Additional Warrants” referenced in the Recitals.
2. Warrants.
2.1 Form of Warrant. Each Warrant shall be issued in registered form only, and, if a physical certificate is issued, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board, President, Chief Executive

Officer, Chief Financial Officer, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.
2.2 Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant certificate shall be invalid and of no effect and may not be exercised by the holder thereof.
2.3 Registration.
2.3.1 Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. All of the Warrants shall initially be represented by one or more book-entry certificates (each, a “Book-Entry Warrant Certificate”) deposited with The Depository Trust Company (the “Depositary”) and registered in the name of Cede & Co., a nominee of the Depositary. Ownership of beneficial interests in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) the Depositary or its nominee for each Book-Entry Warrant Certificate, or (ii) institutions that have accounts with the Depositary (each such institution, with respect to a Warrant in its account, a “Participant”).
If the Depositary subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to or upon the order of the Depositary definitive certificates in physical form evidencing such Warrants (“Definitive Warrant Certificate”). Such Definitive Warrant Certificate shall be in the form annexed hereto as Exhibit A, with appropriate insertions, modifications and omissions, as provided above.
2.3.2  Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on a Definitive Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.
2.4 [Reserved]
2.5 No Fractional Warrants. The Company shall not issue fractional Warrants. The distribution of the approximately 1,029,000,000 Warrants (subject to rounding, as described in this Section 2.5) will be declared, subject to compliance with applicable law, prior to the closing of the Business Combination (as defined below) to be paid to the holders of record of Common Stock immediately following the closing of the Business Combination and the Redemption, who have not waived their right to receive such distribution, on a pro rata basis (or on as nearly a pro rata basis as is practicable, subject to the rules of any securities depositary in such a manner, including rounding, as to result in the distribution of whole numbers of Warrants and to avoid any distribution of fractional Warrants). If a holder of Warrants would otherwise be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number the number of Warrants to be issued to such holder.
3. Terms and Exercise of Warrants.
3.1 Exercise Price. Each whole Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $11.50 per whole share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. Each whole Warrant is initially exercisable for one (1) fully paid and non-assessable share of Common Stock. The term “Exercise Price” as used in this Agreement shall mean the price per share at which shares of Common Stock may be purchased at the time a Warrant is exercised (references to “price per share” shall be understood to reflect the one (1) share of Common Stock underlying each Warrant). The Company in its sole discretion may lower the Exercise Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants. As used herein, the term “Business Day” shall mean a day, other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business.
3.2 Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the first date on which the Company completes the transactions contemplated by the MIPA (hereinafter, the “Business Combination”), and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Company completes the Business Combination, (y) the liquidation of the Company, and (z) the Redemption Date (as defined below) as provided in Section 6.2 hereof (the Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (as defined below) in the event of a redemption (as set forth in Section 6 hereof), each outstanding Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.
3.3 Exercise of Warrants.
3.3.1 Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its corporate trust department (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Book-Entry Warrant Certificate, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Depositary to an account of the Warrant Agent at the Depositary designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase (“Election to Purchase”) shares of Common Stock pursuant to the exercise of a Warrant, properly completed and executed by the Registered Holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant Certificate, properly delivered by the Participant in accordance with the Depositary’s procedures, and (iii) payment in full of the Exercise Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:
(a) by certified check payable to the order of the Warrant Agent or by wire transfer;
(b) in the event of a redemption pursuant to Section 6 hereof in which the Company’s board of directors (the “Board”) has elected to require all holders of the Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Exercise Price and the “Fair Market Value,” as defined in this subsection 3.3.1(b), by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(b) and Section 6.3, the “Fair Market Value” shall mean the average of the last reported sale prices of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants, pursuant to Section 6 hereof;
(c) [Reserved]; or
(d) as provided in Section 7.4 hereof.

3.3.2 Issuance of Shares of Common Stock on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Exercise Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares of Common Stock as to which such Warrant shall not have been exercised. If fewer than all the Warrants evidenced by a Book-Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by the Depositary, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise. Notwithstanding the foregoing and subject to the Company’s obligations in Section 7.4, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current or such Warrant is exercised on a “cashless basis” in accordance with subsections 3.3.1(b), 3.3.2(c) and Section 7.4. No Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Warrant unless the Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle the Warrant exercise. The Company may require holders of Warrants to settle the Warrant on a “cashless basis” pursuant to subsection 3.3.1(b) and Section 7.4. If, by reason of any exercise of Warrants on a “cashless basis,” the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder.
3.3.3 Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.
3.3.4 Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.
3.3.5 Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such holder (together with such holder’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such holder and its affiliates, and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such holder and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein.

Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K, or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.
4. Adjustments.
4.1 Stock Dividends.
4.1.1 Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of the Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Common Stock), and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion, and (ii) “Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
4.1.2 Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above or (b) Ordinary Cash Dividends (as defined below) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Exercise Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Exercise Price or to the number of shares of Common Stock issuable on exercise of each Warrant) does not exceed $0.50.
4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.
4.3 Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.
4.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under subsections 4.1.1 or 4.1.2 or Section 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company as another entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that in connection with the closing of any such consolidation, merger, sale or conveyance, the successor or purchasing entity shall execute an amendment hereto with the Warrant Agent providing for delivery of such Alternative Issuance; provided, further, that (i) if the holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Common Stock under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding voting interest and more than 50% of the outstanding shares of Class A Common Stock, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, and/or accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4. If any reclassification or reorganization also results in a change in shares of Common Stock covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Exercise Price be reduced to less than the par value per share issuable upon exercise of the Warrant.
4.5 Notices of Changes in Warrant. Upon every adjustment of the Exercise Price or the number of shares of Common Stock issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of a

Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.
4.6 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of Warrants. If the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.
4.7 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Exercise Price and the same number of shares of Common Stock as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.
4.8 Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking, or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.
4.9 No Adjustment. For the avoidance of doubt, no adjustment shall be made to the terms of the Warrants solely as a result of an adjustment to the conversion ratio of the Company’s Class B common stock (the “Class B Common Stock”) into shares of Common Stock or the conversion of the shares of Class B Common Stock into shares of Common Stock, in each case, pursuant to the Company’s certificate of incorporation, as amended from time to time.
5. Transfer and Exchange of Warrants.
5.1 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, in the case of certificated Warrants, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.
5.2 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or in any Book-Entry Warrant Certificate or Definitive Warrant Certificate, each Book-Entry Warrant Certificate and Definitive Warrant Certificate may be transferred only in whole and only to the Depositary, to another nominee of the Depositary, to a successor depository, or to a nominee of a successor depository.
5.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant.
5.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.
6. Redemption.
6.1 Redemption. Subject to Section 6.4 hereof, at any time while the Warrants are exercisable and prior to their expiration, the Company may, at its option, redeem all (and not part) of the Warrants at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.2 below, at the price of $0.01 per Warrant (the “Redemption Price”), provided that the last reported sales price of the Common Stock has been at least $18.00 per share (subject to adjustment in compliance with Section 4 hereof), on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.2 below) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1(b); provided, however, that if and when the Warrants become redeemable by the Company, the Company may not exercise such redemption right if the issuance of shares of Common Stock upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws and the Company is unable to effect such registration or qualification. To the extent not otherwise exempt, the Company agrees to use commercially reasonable efforts to register or qualify the shares of Common Stock issuable upon exercise of the Warrants under the blue sky laws of the States in which the Warrants were offered in connection with the Business Combination.
6.2 Date Fixed for, and Notice of, Redemption. In the event that the Company elects to redeem all of the Warrants, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (the “30-day Redemption Period”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the Warrant Register. Any notice mailed in the manner herein provided or in accordance with the Depositary’s procedures, as applicable, shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. For the avoidance of doubt, the Warrants must be exercisable during the entire 30-day Redemption Period.
6.3 Exercise after Notice of Redemption. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date. In the event that the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1(b), the notice of redemption shall contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the “Fair Market Value” (as such term is defined in subsection 3.3.1(b) hereof) in such case. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.
7. Other Provisions Relating to Rights of Holders of Warrants.
7.1 No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.
7.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3 Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.
7.4 Registration of Common Stock; Cashless Exercise at Company’s Option.
7.4.1 Registration of the Common Stock. In connection with the Business Combination, the Company shall have filed and caused to become effective a registration statement on Form S-4 for the registration under the Securities Act of the Warrants and the shares of Common Stock issuable upon exercise of the Warrants. The Company shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (which may include one or more post-effective amendments on Form S-1) or file and cause to become effective one or more registrations statements, in each case with respect to the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. Holders of the Warrants shall have the right, during any period when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Exercise Price and the “Fair Market Value” (as defined below), by (y) the Fair Market Value. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of cashless exercise is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act, and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor rule)) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of any doubt, unless and until all of the Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.
7.4.2  Cashless Exercise at Company’s Option. If the Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that, as a result, the Common Stock does not satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor statute), the Company may, at its option, require holders of Warrants who exercise Warrants to exercise such Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor statute) as described in subsection 7.4.1, and, in the event the Company so elects, the Company shall not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Common Stock issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary. If the Company does not (pursuant to the preceding sentence) elect at the time of exercise to require a holder of Warrants who exercises Warrants to exercise such Warrants on a “cashless basis,” it agrees to use commercially reasonable efforts to register or qualify for sale the Common Stock issuable upon exercise of the Warrant under the blue sky laws of the state of residence of the exercising Warrant holder to the extent an exemption is not available.
8. Concerning the Warrant Agent and Other Matters.
8.1 Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares of Common Stock.

8.2 Resignation, Consolidation, or Merger of Warrant Agent.
8.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.
8.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Common Stock not later than the effective date of any such appointment.
8.2.3 Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.
8.3 Fees and Expenses of Warrant Agent.
8.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.
8.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.
8.4 Liability of Warrant Agent.
8.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer, President, Executive Vice President, Vice President, Secretary or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct, or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.
8.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and non-assessable.
8.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants.
8.6 Waiver. The Warrant Agent has no right of set-off or any other right, title, interest, or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment, or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.
9. Miscellaneous Provisions.
9.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.
9.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:
MSP Recovery, Inc.
4218 NE 2nd Avenue
Miami, Florida 33137
Attn: John H. Ruiz, Chief Executive Officer
Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Compliance Department
9.3 Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this

Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
9.4 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.
9.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.
9.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
9.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.
9.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder (i) for the purpose of curing any ambiguity or curing, correcting, or supplementing any defective provision contained herein, or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders, and (ii) to provide for the delivery of Alternative Issuance pursuant to Section 4.4. All other modifications or amendments, including any amendment to increase the Exercise Price or shorten the Exercise Period, shall require the vote or written consent of the Registered Holders of 65% of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Exercise Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.
9.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
MSP RECOVERY, INC.

By:

Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:

Name:
Title:
[Signature Page to Warrant Agreement]

EXHIBIT A

[Form of Warrant Certificate]

[FACE]
Number
Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW

MSP Recovery, Inc.
Incorporated Under the Laws of the State of Delaware
CUSIP [     ]
Warrant Certificate
This Warrant Certificate certifies that     , or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase shares of Class A common stock, $0.0001 par value per share (“Common Stock”), of MSP Recovery, Inc., a Delaware corporation (the “Company”). Each whole Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable shares of Common Stock as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
Each whole Warrant is initially exercisable for one fully paid and non-assessable share of Common Stock. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a share of Common Stock, the Company will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder. The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.
The initial Exercise Price per share of Common Stock for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.
Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.
Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.
This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.
This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

MSP RECOVERY, INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title

[Form of Warrant Certificate]

[Reverse]
The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of  ,  20[•] (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.
Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the shares of Common Stock to be issued upon exercise is effective under the Securities Act, and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.
The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the holder of the Warrant.
Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.
Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.
The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)
The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive shares of Common Stock and herewith tenders payment for such shares of Common Stock to the order of MSP Recovery, Inc. (the “Company”) in the amount of $    in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of, whose address is     and that such shares of Common Stock be delivered to     whose address is     . If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of, whose address is     and that such Warrant Certificate be delivered to     , whose address is     .
In the event that the Warrant has been called for redemption by the Company pursuant to Section 6 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.3 of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) and Section 6.3 of the Warrant Agreement.
In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.
In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of     , whose address is     and that such Warrant Certificate be delivered to     , whose address is     .
[Signature Page Follows]

Date: , 20
(Signature)

(Address)
(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE DUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE)).

Annex N
July 11, 2021
Lionheart Acquisition Corporation II
4218 NE 2nd Avenue
Miami, Florida 33137
Lionheart II Holdings, LLC
c/o Lionheart Acquisition Corporation II
4218 NE 2nd Avenue
Miami, Florida 33137
Re:	Side Letter Agreement
Ladies and Gentleman:
This letter (this “Side Letter Agreement”) is being delivered by John H. Ruiz, on his own behalf and on behalf of the entities set forth on Exhibit A (collectively, the “Founding Holder”), in connection with the transactions (the “Business Combination”) contemplated by that certain Membership Interest Purchase Agreement (the “MIPA”), dated as of July 11, 2021, by and among Lionheart Acquisition Corporation II, a Delaware corporation (“Parent”), Lionheart II Holdings, LLC, a newly-formed Delaware limited liability company and a wholly-owned subsidiary of Parent, each limited liability company set forth on Schedule 2.1(a) thereto (collectively, the “MSP Purchased Companies”), the members of the MSP Purchased Companies listed on Schedule 2.1(b) thereto (collectively the “Members”), and John H. Ruiz, as the representative of the Members. Capitalized terms used but not defined herein shall have the meanings given to them in the MIPA.
In connection with the MIPA and the Business Combination, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. Directors; Classification. As set forth in Section 2.4 of the MIPA (including the Disclosure Schedules thereto), immediately after the Closing, Parent’s board of directors will consist of seven directors, including those individuals listed or described on Schedule 2.4, including Ophir Sternberg (who will serve as a Class III director), and two independent directors selected by Parent, in its reasonable discretion, and approved by the Members’ Representative, in accordance with Section 9.8 of the MIPA (one of whom will serve as a Class I director and one of whom will serve as a Class II director).
2. No Removal Without Cause. From and after the Closing and until the date of:
a.	Parent’s annual meeting of stockholders in 2022, in respect of the independent director referred to in Section 1 who is appointed to serve as a Class I director,
b.	Parent’s annual meeting of stockholders in 2023, in respect of the independent director referred to in Section 1 who is appointed to serve as a Class II director, and
c.	Parent’s annual meeting of stockholders in 2024, in respect of Ophir Sternberg, and notwithstanding any rights or entitlements of the Founding Holder under the SPAC Charter, the SPAC Bylaws or otherwise, the Founding Holder shall not take any action by written consent, nor vote any of his shares at any special meeting called for such purpose, to remove such individual as a director of Parent, in each case other than for cause.
3. Entire Agreement; No Assignment. This Side Letter Agreement and the MIPA constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Side Letter Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise).
4. Governing Law. This Side Letter Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.
5. Counterparts. This Side Letter Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Side Letter Agreement to be duly executed as of the day and year first above written.
Sincerely,

JOHN H. RUIZ

Acknowledged and Agreed:
LIONHEART ACQUISITION CORPORATION II

By:
Name: Ophir Sternberg
Title: President and CEO

LIONHEART II HOLDINGS, LLC

By:
Name: Ophir Sternberg
Title:
[Signature Page to Side Letter Agreement]

Exhibit A
1.	JOCRAL Family LLLP
2.	Jocral Holdings, LLC
3.	Ruiz Group Holdings Limited LLC

Annex O
July 11, 2021
Lionheart Acquisition Corporation II
4218 NE 2nd Avenue
Miami, Florida 33137
Lionheart II Holdings, LLC
c/o Lionheart Acquisition Corporation II
4218 NE 2nd Avenue
Miami, Florida 33137
Re: Virage Side Letter Agreement
Ladies and Gentleman:
Reference is made to that certain term sheet (the “Virage Term Sheet”), dated as of June 28, 2021, by and among Virage Recovery Master LP (“VRM”), Series MRCS, a designated series of MDA, Series LLC, John H. Ruiz and Frank C. Quesada (each an “MRCS Principal”), MSP Recovery, LLC, and La Ley con John H. Ruiz, d/b/a MSP Recovery Law Firm, a Florida corporation and MSP Law Firm, a Florida PLLC. This letter (this “Virage Side Letter Agreement”) is being delivered by the MRCS Principals, in each case on his own behalf, in connection with the transactions (the “Business Combination”) contemplated by that certain Membership Interest Purchase Agreement (the “MIPA”), dated as of July 11, 2021, by and among Lionheart Acquisition Corporation II, a Delaware corporation (“Parent”), Lionheart II Holdings, LLC, a newly-formed Delaware limited liability company and a wholly-owned subsidiary of Parent, each limited liability company set forth on Schedule 2.1(a) thereto (collectively, the “MSP Purchased Companies”), the members of the MSP Purchased Companies listed on Schedule 2.1(b) thereto (collectively the “Members”), and John H. Ruiz, as the representative of the Members. Capitalized terms used but not defined herein shall have the meanings given to them in the Virage Term Sheet.
In connection with the MIPA and the Business Combination, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. Reserved SPAC Shares. As set forth in the Virage Term Sheet, at the closing of the Business Combination, the MRCS Principals will deliver to Parent (or an escrow agent) 65 million Up-C Units, valued at $10 per unit (the “Reserved SPAC Shares”), which will be maintained solely to satisfy the Shortfall. On or prior to the one-year anniversary of the closing of the Business Combination, VRM will be paid the remaining amount of the VRM Full Return calculated as of the date of the payment, by either (i) payment of Recovery Proceeds to VRM, (ii) the sale of the Reserved SPAC Shares (defined below) and delivery of cash to VRM, or (iii) any combination of the foregoing (collectively, the “Payment Methods”).
2. Guarantee by MRCS Principals. In the event that the VRM Full Return has not been paid in full by the Payment Methods on or prior to the one-year anniversary of the closing of the Business Combination, then the MRCS Principals hereby guarantee, on behalf of themselves and their controlled affiliates, to promptly pay the amount by which the Shortfall exceeds the realized cash proceeds from the Payment Methods (such amount, the “Reserved Share Shortfall Amount”); provided, however, that in no case shall the Reserved Share Shortfall Amount exceed the then-current value of the Up-C Units (based upon the then-current market value of the equivalent number of shares of Parent Class A Common Stock) received by the MRCS Principals and their controlled affiliates pursuant to the terms of the MIPA.
3. Entire Agreement; No Assignment. This Virage Side Letter Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Virage Side Letter Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise).
4. Governing Law. This Virage Side Letter Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.
5. Counterparts. This Virage Side Letter Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[Signature Page Follows]
O-1

IN WITNESS WHEREOF, the parties hereto have caused this Side Letter Agreement to be duly executed as of the day and year first above written.
Sincerely,

JOHN H. RUIZ

FRANK C. QUESADA

Acknowledged and Agreed:
LIONHEART ACQUISITION CORPORATION II

By:
	Name:	Ophir Sternberg
	Title:	Chairman and CEO

LIONHEART II HOLDINGS, LLC

By:
	Name:	Ophir Sternberg
Title:
[Signature Page to Virage Side Letter Agreement]
O-2

Annex P
GUARANTY AGREEMENT
This Guaranty Agreement (this “Guaranty”) is made as of March [•], 2022 by Lionheart Acquisition Corporation II, a Delaware corporation and a special purpose acquisition company (“Lionheart Parent”), Lionheart II Holdings, LLC (“Lionheart Holdings” and, together with Lionheart Parent, the “Lionheart Guarantors”), John H. Ruiz, an individual (“Ruiz”), Frank C. Quesada, an individual (“Quesada” and, together with Ruiz, the “MRCS Principals”), and MSP Recovery, LLC, a Florida limited liability company (“MSP Recovery” and, collectively with the MRCS Principals, the “MSP Guarantors”), to Virage Recovery Master LP, a Delaware limited partnership (“VRM”). The MSP Guarantors and the Lionheart Guarantors are referred to in this Guaranty, collectively, as the “Guarantors.”
PRELIMINARY STATEMENTS
A. WHEREAS, VRM, Series MRCS, a series of MDA, Series LLC (“Series MRCS”), and the Guarantors have each executed and delivered that certain Master Transaction Agreement (the “Transaction Agreement”), dated as of March [•], 2022. Capitalized terms used but not otherwise defined in this Guaranty have the meanings set forth in the Transaction Agreement.
B. WHEREAS, Lionheart Parent, Lionheart Holdings, the MSP Purchased Companies (as defined in the MIPA), the members of the MSP Purchased Companies, including the MRCS Principals, and Ruiz, in his capacity as the Members’ Representative, have executed and delivered that certain Membership Interest Purchase Agreement, dated as of July 11, 2021 (as the same may be amended, the “MIPA”), with respect to the acquisition of the MSP Purchased Companies by Lionheart Holdings.
C. WHEREAS, the Guarantors’ execution and delivery of this Guaranty is a material portion of the consideration to be received by VRM for entering into the Transaction Agreement.
AGREEMENT
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantors hereby agree as follows:
1.
Guaranteed Obligation. In accordance with Section 5 of the Transaction Agreement, the Guarantors hereby unconditionally but severally guarantee the timely payment of the VRM Full Return to VRM on or prior to the first anniversary of the MTA Effective Time (the “Shortfall”) by: (a) payment of Recovery Proceeds to VRM, (b) sale of the Reserved SPAC Units (as defined in the Transaction Agreement) and delivery of the resulting net cash proceeds thereof to VRM, (c) sale of additional shares of Parent Class A Common Stock and delivery of the net cash proceeds thereof to VRM, or (d) any combination of the foregoing ((a) – (d), the “Payment Methods”); provided that in no event shall a Guarantor’s aggregate liability for its portion of the Guaranteed Obligation exceed the value of the Shortfall (calculated as of the day of such payment) attributed to such Guarantor on Schedule A (the “Cap”), and this Guaranty may not be enforced against a Guarantor without giving effect to the Cap. If, on the one year anniversary of the MTA Effective Time (the “Outside Date”), VRM has not received the VRM Full Return, each Guarantor will cause VRM to be paid, within (5) business days of the Outside Date and by any of the Payment Methods, the Shortfall calculated as of the date of such payment necessary to result in the VRM Full Return being paid to VRM, without deduction, setoff or counterclaim, up to its Cap (the “Guaranteed Obligation”). For purpose of this Guaranty, “Recovery Proceeds” will mean all Distributable Amounts of Primary Proceeds (including New Claims Proceeds) and Collateral Proceeds (as defined in the LLCA). VRM hereby agrees that in no event shall the Guarantors be required to pay any amount to VRM under, in respect of, or in connection with this Guaranty other than by any of the Payment Methods and as expressly set forth herein. This Guaranty may only be enforced by, and any claim or other demand in respect of this Guaranty may only be brought against the Guarantors by VRM in accordance with the terms hereof. This Guaranty may be enforced for the payment of money only. All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

2.
Guaranty Unconditional. This Guaranty is, and is intended to be, an absolute, unconditional, irrevocable, and continuing guaranty of payment (and not merely of collection) which is independent of and in addition to any other guaranty, endorsement or collateral held by VRM, including, without limitation, the rights of VRM under the Transaction Agreement and the LLCA. The liabilities and obligations of the Guarantors hereunder will not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of the JV Entity or any Guarantor, or any other party, against VRM or its affiliates, whether such offset, claim or defense arises in connection with the liabilities or obligations of the JV Entity or any Guarantor hereunder, pursuant to the LLCA, the Transaction Agreement (or transactions related thereto) or otherwise.
3.
Enforcement of Guaranty. VRM may make demands upon any Guarantor for the payment or performance of its several portion of the Guaranteed Obligation, by any of the Payment Methods and up to its Cap, without being required to first proceed or exhaust its remedies against the JV Entity or any other Guarantor or any other person.

4.
Waivers. Subject to any limitations prescribed by applicable law, each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the JV Entity, any right to require a proceeding first against the JV Entity, and protest or notice (other than any notices required to be delivered under the LLCA or the Transaction Agreement), or the amounts payable by the JV Entity, and all demands whatsoever.

5.
Bankruptcy. This Guaranty will continue to be effective or be reinstated, as the case may be, if at any time all or part of any payment (or interest thereon) of the Recovery Proceeds by the JV Entity under the LLCA or by any Guarantor under this Guaranty, in either case for the Guaranteed Obligation, is avoided or must otherwise be restored by VRM upon the bankruptcy, insolvency or reorganization of the JV Entity or any Guarantor or otherwise, but only to the extent of such payment.

6.
Subordination and Subrogation. During any period following the Outside Date during which the VRM Full Return has not been paid in full, until the Guaranteed Obligation which is then due and owing (subject to each Guarantor’s Cap) to VRM plus all out-of-pocket costs of enforcement and collection actually incurred by VRM in pursuing the Guarantors in respect of the Guaranteed Obligation (collectively, “Collection Costs”), if any, are paid or satisfied in full, each Guarantor subordinates any and all rights such Guarantor has to be repaid or reimbursed by the JV Entity for amounts paid by such Guarantor on the JV Entity’s behalf to the rights of VRM. Further, regardless of whether or not the Guaranteed Obligation has been satisfied in full, no Guarantor will have any right of subrogation against VRM by reason of any payments by such Guarantor in favor of any other person on behalf of the JV Entity or any of its affiliates covering essentially the same payment and performance obligations.

7.
Suretyship Waivers. Each Guarantor hereby waives any and all suretyship defenses such Guarantor would otherwise have under the laws of Texas, Delaware, New York, Florida and any other jurisdiction that may apply to this Guaranty or such Guarantor’s obligations or liabilities hereunder.

8.	Representations and Warranties.
a.	To induce VRM to accept this Guaranty, the Guarantors (severally and not jointly) each represent and warrant to VRM as follows:
i.	Benefit. Such Guarantor has received, or will receive, direct or indirect benefit from the making of this Guaranty.
ii.
Familiarity. Each Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of the JV Entity; however, no Guarantor is relying on such financial condition as an inducement to enter into this Guaranty.

iii.
No Representation by VRM. Neither VRM nor its affiliates, nor any other party, has made any representation, warranty, or statement to any Guarantor in order to induce such Guarantor to execute this Guaranty.

iv.
Guarantors’ Solvency. Following the consummation of the transactions contemplated by the Transaction Agreement, and assuming that the Up-C Units issued to the Guarantors have a value of $10 per Up-C Unit, after giving effect to this Guaranty and the contingent obligation evidenced hereby, each Guarantor will be solvent, and will have property and assets sufficient to satisfy and repay its obligations and liabilities pursuant to this Guaranty.

v.
Legality. The execution, delivery and performance by such Guarantor of this Guaranty and the consummation of the transactions contemplated hereunder do not, and will not, contravene or conflict with any law, statute or regulation whatsoever to which such Guarantor is subject or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the breach of, any indenture, mortgage, deed of trust, charge, lien, or any contract, agreement or other instrument to which such Guarantor is a party or which may be applicable to such Guarantor. This Guaranty is a legal and binding obligation of such Guarantor and is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights. There is no action, proceeding, or investigation pending or, to such Guarantor’s knowledge, threatened (nor any basis therefor) which questions, directly or indirectly, the validity or enforceability of this Guaranty as to such Guarantor or which would materially and adversely affect the assets of such Guarantor.

vi.
OFAC. Neither such Guarantor nor any person that directly or indirectly controls it is prohibited from transacting business of the type contemplated by this Guaranty under regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated Nationals and Blocked Persons list) or under any statute that prohibits persons transacting business in the United States from entering into transactions with other persons by reason of violation of money laundering, terrorist financing or official international sanctions against other countries or nations of other countries, or executive order, including, but not limited to, Executive Order Number 13224 dated September 24, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

vii.	Execution. Such Guarantor has the full power, authority, capacity and legal right to execute and deliver this Guaranty.
b.	By accepting and agreeing to this Guaranty, VRM represents and warrants to the Guarantors as follows:
i.
No Representation by the Guarantors. None of the Guarantors nor any of their respective affiliates, nor any other party, has made any representation, warranty, or statement to VRM in order to induce VRM to accept this Guaranty.

ii.
Legality. The execution, delivery and performance by VRM of this Guaranty and the consummation of the transactions contemplated hereunder do not, and will not, contravene or conflict with any law, statute or regulation whatsoever to which VRM is subject or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the breach of, any indenture, mortgage, deed of trust, charge, lien, or any contract, agreement or other instrument to which VRM is a party or which may be applicable to VRM. This Guaranty is a legal and binding obligation of VRM and is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights. There is no action, proceeding, or investigation pending or, to VRM’s knowledge, threatened (nor any basis therefor) which questions, directly or indirectly, the validity or enforceability of this Guaranty as to VRM or which would materially and adversely affect the assets of VRM.

iii.	Execution. VRM has the full power, authority, capacity and legal right to accept and agree to this Guaranty.

9.
Notices. All notices provided for or permitted to be given pursuant to this Guaranty must be in writing and may be delivered either (a) personally (which includes deliveries by courier), (b) by email (provided that a copy of such notice is contemporaneously sent by one of the delivery methods described in clauses (a) or (c) of this Section 9), or (c) by nationally recognized express courier for overnight deliver:

If to VRM:	Virage Recovery Master LP c/o Virage Capital Management LP 1700 Post Oak Blvd. 2 BLVD Place Suite 300 Houston, TX 77056 Emails: eondarza@viragecm.com bmcdavid@viragecm.com

With a copy to:	Akin Gump Strauss Hauer & Feld LLP 2300 N. Field Street, Suite 1800 Dallas, Texas 75201 Attention: Adam Hilkemann Email: ahilkemann@akingump.com

If to a Lionheart Guarantor:	c/o Lionheart Acquisition Corporation II 4218 NE 2nd Avenue Miami, Florida 33137 Attn: Ophir Sternberg Email: o@lheartcapital.com

With a copy to:	DLA Piper LLP (US) 2525 East Camelback Road Esplanade II Suite 1000 Phoenix, AZ 85016-4232 Attn: Steven D. Pidgeon Email: steven.pidgeon@us.dlapiper.com

If to an MSP Guarantor:	c/o MSP Recovery, LLC 2701 Le Jeune Road, Floor 10 Coral Gables, Florida 33134 Attn: General Counsel Email: generalcounsel@msprecovery.com

With a copy to:	Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Attn: Michael J. Aiello Amanda Fenster Email: michael.aiello@weil.com amanda.fenster@weil.com
All notices will be deemed delivered on the date of receipt or refusal of service. By giving written notice thereof in the same manner as hereinabove set forth, each party will have the right from time to time to change its address pursuant to this Section 9.
10.
No Assignment. VRM may not assign this Guaranty or its rights under this Guaranty without the consent of each Guarantor (which may be given or withheld in its sole and absolute discretion). No Guarantor may assign its obligations under this Guaranty without the consent of VRM (which may be given or withheld in VRM’s sole and absolute discretion).

11.	Successors. Without limiting Section 10 above, this Guaranty is binding upon and inures to the benefit of the parties and their respective permitted successors and assigns.
12.	Governing Law/Jurisdiction. This Guaranty is to be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.
13.
Disputes. Each Guarantor agrees that any past, present, or future dispute, controversy, or claim arising under or relating to this Guaranty must be submitted for resolution to binding arbitration in accordance with the provisions of Section 14.12 of the LLCA, as if such provision was fully set forth in this Guaranty. In the event that any Guarantor institutes any legal suit, action or proceeding, including arbitration, against another Guarantor or VRM in respect of a matter arising out of or relating to this Guaranty, the prevailing party in the suit, action or proceeding will be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

EACH GUARANTOR HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS GUARANTY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.
14.
Severability. If any clause or provision of this Guaranty is held to be illegal, invalid or unenforceable under any law applicable to the terms hereof, then the remainder of this Guaranty will not be affected thereby, and in lieu of each such clause or provision of this Guaranty that is illegal, invalid or unenforceable, such clause or provision will be judicially construed and interpreted to be as similar in substance and content to such illegal, invalid or unenforceable clause or provision, as the context thereof would reasonably suggest, so as to thereafter be legal, valid and enforceable.

15.
Entire Agreement; Amendments. This Guaranty, together with the Transaction Agreement and the LLCA, contains the entire agreement between each Guarantor and VRM relating to the subject matter hereof and supersedes and replaces any prior or contemporaneous agreements, understandings, or commitments between any Guarantor and VRM (or any of them), including the Term Sheet, dated June 28, 2021, by and among VRM, Series MRCS, the JV Entity and the Guarantors. Amendments, variations, modifications or changes to this Guaranty may be made effective and binding upon the parties by, and only by, the setting forth of same in a document duly executed by each Guarantor and VRM, and any alleged amendment, variation, modification or change herein which is not so documented will not be effective as to any party.

16.
No Third-Party Beneficiaries. No person will be entitled to any third-party beneficiary rights under this Guaranty and no creditor of VRM will be entitled to any rights to enforce this Guaranty or the obligations of any Guarantor.

17.	Limitation of Liability; Termination.
a.
Despite anything in this Guaranty to the contrary, recourse against any Guarantor for the satisfaction of the Guaranteed Obligation will be limited solely to the assets of such Guarantor and none of (i) any person owning, directly or indirectly, any legal or beneficial interest in such Guarantor, (ii) any partner (general or limited, or a subpartner at any level), principal, officer, controlling person, beneficiary, trustee, real estate investment advisor or other similar fiduciary, shareholder, employee, agent, affiliate or director of such Guarantor or any person described in clause (i) above, or (iii) any of such persons’ respective successors and assigns, will be personally liable for the performance of the obligations described in this Guaranty or the satisfaction of any judgment and all such liability will be deemed to be waived by VRM.

b.
This Guaranty will terminate and be of no further force and effect upon the earliest to occur of (i) the payment in full of the VRM Full Return to VRM or (ii) the valid termination of the Transaction Agreement in accordance with its terms. Upon the request of any Guarantor following such time, VRM will execute and deliver to each Guarantor a written release of this Guaranty with respect to claims arising thereafter.

[Signature pages follow]

Each undersigned Guarantor has executed this Guaranty to be effective as of the date first above written.
LIONHEART GUARANTORS:

Lionheart Acquisition Corporation II

By:
Name:
Title:

Lionheart II Holdings, LLC

By:
Name:
Title:
Signature Page to Guaranty Agreement

Each undersigned Guarantor has executed this Guaranty to be effective as of the date first above written.
MSP GUARANTORS:

MSP Recovery, LLC

By:
Name:
Title:

John H. Ruiz

Frank C. Quesada
Signature Page to Guaranty Agreement

This Guaranty is hereby accepted and agreed to by:
Virage Recovery Master LP
By:	Virage Recovery LLC

By:
	Name:	Edward Ondarza
	Title:	Manager
Signature Page to Guaranty Agreement

Schedule A
Guarantor	Cap (as % of Shortfall)
Lionheart Acquisition Corporation II and Lionheart II Holdings, LLC	100%
John H. Ruiz	70%
Frank C. Quesada	30%
Schedule A

Annex Q

Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

ANNEX Q

MSP Recovery Valuation Model Independent Assessment

RISKS AND ASSUMPTIONS

PAUL HINTON &
DAVID MCKNIGHT

PREPARED FOR LIONHEART ACQUISITION CORPORATION

JULY 7, 2021

Brattle

INTRODUCTION

Expert Qualifications – Paul Hinton & David McKnight

Mass Torts claim valuation experts with >20 yrs experience

- Asbestos bankruptcy claims forecasting and valuation
- Dow Corning Breast Implant Claimant Trust claims estimation testimony
- Expert testimony for Century Insurance in Boy Scouts of America bankruptcy

Insurance claim valuation for UK reinsurer in run-off

- Estimation of future tort claims and direct action claims

Litigation Finance experience

- Testimony in recent dispute between law firm and litigation funder over value of tort claim interests as collateral for loans

Data Analytics experts

- Forensic expert for US Government in Iran sanctions criminal case using email and bank data to match transactions to trace laundering of Iranian oil proceeds through Turkish and UAE money services businesses in violation of US sanctions

Privileged and confidential. Prepared at the request of counsel.
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INTRODUCTION

Brattle Assignment and Focus

Independent assessment of the reasonableness of the risks and assumptions underlying the valuation model prepared by KBW

Focus:

- Medicare accident claims
- Foundations of valuation model in recent litigation and settlements
- Implicit assumptions in scaling projections

Privileged and confidential. Prepared at the request of counsel.

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MSP RECOVERY BUSINESS

Observations

Proven track record of acquiring large Medicare Advantage health insurer clients (MAOs)

- 4% of secondary insurer market
- [***] LOI
- Kaiser Health

Track record of success in litigating against P&C Insurers in Florida

- Geico discovery order – national in scope
- Ocean Harbor settlement – recoveries at 3.5 multiple (weighted average 2.5)

Strong legal basis for continuing success

- Federal statutory basis for recoveries, including multiples of paid amounts
- Apparent violations of CMS reporting requirements – basis for Qui Tam cases
- Once matched, legal basis for recovery appears difficult to dispute

Privileged and confidential. Prepared at the request of counsel.

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ASSESSMENT OF KBW VALUATION MODEL

Key Model Assumptions

Starting point for claims recovery projections

Growth in client MAO claims

Increase in recovery multiple

Expansion and progress of discovery litigation vs. Primary P&C Insurers

Privileged and confidential. Prepared at the request of counsel.

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STARTING POINT FOR CLAIMS RECOVERY PROJECTIONS

Over 60% of Future Revenues Are From Accident Claims

Medicaid Related
$7,663
Original Medicare
Accident Related
$10,952
Accident
$31,253
Other Related
Claims
$1,437

Privileged and confidential. Prepared at the request of counsel.

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STARTING POINT FOR CLAIMS RECOVERY PROJECTIONS

Accident claims values

Claims data repository

- Accident diagnostic codes
- Non-symptomatic conditions

Percent recovery based on assumed market share profile

Implicit assumption that all accident costs are covered by accident insurance

- Car accident (auto coverage)
- Slip & fall (PIP/household)

Privileged and confidential. Prepared at the request of counsel.

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STARTING POINT FOR CLAIMS RECOVERY PROJECTIONS

90% Accident Claims Recovery Assumption

Assumed Recovery ($ billions)
$10.0
$9.0
$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$0.0
$9.7
$0.2
$0.5
$1.4
$1.9
$1.5
$1.2
$0.9
$0.6
$0.3
$8.7
Accident Funnel
2022E
2023E
2024E
2025E
2026E
2027E
2028E
2029E
2030E
Total Recovery

Privileged and confidential. Prepared at the request of counsel.

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STARTING POINT FOR CLAIMS RECOVERY PROJECTIONS

Geico Claims Matching Summary

Total Paid Medicare Dollars	[1]	$9,728
Geico Market Share of Automobile Insurance	[2]	13%
Expected Matches	[3]=[1]x[2]	$1,265
Actual Matched MSP Paid Amount	[4]	$883
Actual Match Rate	[5]=[4]/[3]	9%

- Geico experience implies a 70 percent match rate

Privileged and confidential. Prepared at the request of counsel.

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INCREASE IN RECOVERY MULTIPLE

Ocean Harbor Settlement is a basis for valuation assumptions

Ocean Harbor Settlement Report:

Line Color	Settlement Multiple Paid Adjusted FIFO.
V5.6 Accident Funnels - Green	3.19
V5.6 Accident Funnels - Blue	1.95
V5.6 Hit (White Lines)	3.26
No Funnel/Layer Hit (White Lines)	NM
Grand Total	2.56

Assumed Recovery Multiple:

2022: 2.16

2030: 3.66

Privileged and confidential. Prepared at the request of counsel.

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GROWTH IN CLIENT MAO CLAIMS

Medicare Advantage Accident Claims Market Share

25%
20%
15%
10%
5%
0%
MSP Market Share
$100,000
$80,000
$60,000
$40,000
$20,000
$0
Total Medicare Part D Accident Expenditures ($ millions)
Total Medicare Advantage Expenditures on Accident Claims
MSP Market Share
2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026 2027 2028 2029 2030

Privileged and confidential. Prepared at the request of counsel.

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Model Assumes That 90% of MSP Billed Market Share Will Be Recovered in the Future

MSP Market Share
Recovery Paid Amount
Recovery Paid Amount ($ millions)
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026 2027 2028 2029 2030

Privileged and confidential. Prepared at the request of counsel.

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EXPANSION AND PROGRESS OF DISCOVERY LITIGATION VS. PRIMARY P&C INSURERS

Discovery litigation risks implicit in valuation model

Observations

- Recoveries from primary insurers under settlement are time limited
  - class period through the present;
  - settlement including a one year look ahead
- Only 7 major cases have advanced to matching/discovery/settlement
- Geico case is still at discovery phase
- Ocean Harbor settlement created a claims administration and dispute process
- Geico and Mercury discovery reveals challenges to achieving 100 percent recovery

Privileged and confidential. Prepared at the request of counsel.

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EXPANSION AND PROGRESS OF DISCOVERY LITIGATION VS. PRIMARY P&C INSURERS

Discovery litigation risks implicit in valuation model

Questions

- Is Ocean Harbor settlement is a reasonable model for future litigation outcomes?
- What litigation strategies could large P&C insurers engage in to slow the discovery process?

Privileged and confidential. Prepared at the request of counsel.

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EXPANSION AND PROGRESS OF DISCOVERY LITIGATION VS. PRIMARY P&C INSURERS

Court ordered discovery and matching risks

Large variance in the submitted data that is dissonant with expectations based on companies market share and match probabilities

- GEICO which we would expect to have many more applicable members
- Mercury court ordered matching rate is unexpectedly low

Defendant	Defendant Total Record Count	Total Members Matched	Total Previously identified (CMS Hits)
Geico	821,487	396,334	6,599
Allstate	1,996,118	760,265	16,170
Covington	850	326	22
Grange	186,715	84,319	127
Mercury	833,996	3,127	207

Privileged and confidential. Prepared at the request of counsel.

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CONCLUSIONS

Overall Assessment

Economics of recovery are sound

- Recovery multiples are backed by statue
- litigation cost are contained by contingency fee arrangement

Timing of growth in recoveries/revenue assumed in the valuation model may well get extended due more adversarial litigation posture of P&C Insurers

- P&C insurers could develop new lines of defense to frustrate discovery and matching
- Scalability of litigation depends on obtaining national discovery from P&C insurers rather than litigating in every state
- Settlement administration procedures could create barriers to recovery for putatively matched claims
- Litigation settlements may not cover future claims raising the needed for repeated legal action

Privileged and confidential. Prepared at the request of counsel.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Indemnification of Directors and Officers
Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
In accordance with Section 102(b)(7) of the DGCL, the Existing Charter provides that a director will not be personally liable to the Company or the Company’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or the Company’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.
The Existing Charter provides that the Company will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.
The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company also intends to enter into indemnification agreements with future directors and executive officers.

Exhibits and Financial Statement Schedules
Exhibit Index
Exhibit	Description
2.1	Membership Interest Purchase Agreement (included as Annex A-1 to this proxy statement/prospectus)

2.2	Amendment No. 1 to Membership Interest Purchase Agreement (included as Annex A-2 to this proxy statement/prospectus)

2.3	Amendment No. 2 to Membership Interest Purchase Agreement. (included as Annex A-3 to this proxy statement/prospectus)

2.4	Amendment No. 3 to Membership Interest Purchase Agreement (included as Annex A-4 to this proxy statement/prospectus)

3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2020)

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2020)

3.3	Form of the Post-Combination Company’s Charter (included as Annex B to this proxy statement/prospectus)

3.4	Form of the Post-Combination Company’s Bylaws (included as Annex C to this proxy statement/prospectus)

4.1
Specimen Unit Certificate of the Registrant (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registrant’s registration statement on Form S-1 (File No. 333-240130) filed with the SEC on August 6, 2020)

4.2
Specimen Class A Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Registrant’s registration statement on Form S-1 (File No. 333-240130) filed with the SEC on August 6, 2020)

4.3
Specimen Warrant Certificate of the Registrant (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to the Registrant’s registration statement on Form S-1 (File No. 333-240130) filed with the SEC on August 6, 2020)

4.4
Warrant Agreement, dated August 13, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2020)

4.5	Form of New Warrant Agreement (included as Annex M to this proxy statement/prospectus)

4.6	Form of New Warrant Certificate (included in Annex M to this proxy statement/prospectus)

5.1	Opinion of DLA Piper LLP (US) as to the validity of securities being registered

8.1+	Opinion of Weil, Gotshal & Manges LLP regarding certain U.S. tax matters.

10.1
Letter Agreement, dated August 13, 2020, by and among the Registrant and its officers, directors, Nomura and the Sponsor (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2020)

Exhibit	Description
10.2
Investment Management Trust Agreement, dated August 13, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2020)

10.3
Registration Rights Agreement, dated August 13, 2020, by and among the Registrant and certain security holders (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2020)

10.4
Securities Purchase Agreement, dated July 27, 2020, by and between the Sponsor and Nomura (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2020)

10.5
Private Placement Unit Subscription Agreement, dated August 13, 2020, by and between the Registrant and the Sponsor (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2020)

10.6
Private Placement Unit Subscription Agreement, dated August 13, 2020, by and between the Registrant and Nomura (incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2020)

10.7
Indemnity Agreements, each dated as of August 13, 2020, by and between the Registrant and each of the officers and directors of the Registrant (incorporated by reference to Exhibit 10.7 of the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2020)

10.8
Administrative Support Agreement, dated August 13, 2020, by and between the Registrant and the Sponsor (incorporated by reference to Exhibit 10.8 of the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2020)

10.9
Forward Purchase Agreement, dated August 13, 2020, by and between the Company and Nomura (incorporated by reference to Exhibit 10.9 of the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2020)

10.10	Form of Limited Liability Agreement of Opco (included as Annex D to this proxy statement/prospectus)

10.11	Form of Amended and Restated Registration Rights Agreement (included as Annex E to this proxy statement/prospectus)

10.12	Form of Tax Receivable Agreement (included as Annex F to this proxy statement/prospectus)

10.13	Sponsor Agreement (included as Annex G to this proxy statement/prospectus)

10.14	Form of Employment Agreement (included as Annex H to this proxy statement/prospectus)

10.15	Form of Escrow Agreement (included as Annex I to this proxy statement/prospectus)

10.16	Form of 2022 Omnibus Incentive Plan (included as Annex J to this proxy statement/prospectus)

10.17	Form of Lock-Up Agreement (included as Annex K to this proxy statement/prospectus)

10.18	Form of Legal Services Agreement (included as Annex L to this proxy statement/prospectus)

10.19	Side Letter Agreement (included as Annex N to this proxy statement/prospectus)

10.20	Virage Side Letter Agreement (included as Annex O to this proxy statement/prospectus)

Exhibit	Description
10.21	Form of VRM Full Return Guaranty Agreement (included as Annex P to this proxy statement/prospectus)

10.22+	Form of Asset and Interest Transfer Agreement in relation to the Series MRCS Asset Acquisition

10.23+	Form of Transfer Agreement in relation to the VRM MSP Asset Acquisition

10.24+	Form of Master Transaction Agreement in relation to the VRM MSP Asset Acquisition

23.1	Consent of Marcum LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of DLA Piper LLP (US) (included in Exhibit 5.1 hereto)

24.1+	Power of Attorney (included on signature page to this registration statement)

99.1+	Consent of John H. Ruiz to be named as a director of the Post-Combination Company

99.2+	Consent of Frank C. Quesada to be named as a director of the Post-Combination Company

99.3+	Consent of Ophir Sternberg to be named as a director of the Post-Combination Company

99.4+	Consent of Roger Melzer to be named as a director of the Post-Combination Company

99.5+	Consent of Thomas Hawkins to be named as a director of the Post-Combination Company

99.6+	Consent of Michael Arrigo to be named as a director of the Post-Combination Company

99.7+	Consent of Beatriz Assapimonwait to be named as a director of the Post-Combination Company

99.8+	Consent of Brattle Group

99.9+	Form of Proxy Card

99.10†	Brattle Presentation (included as Annex Q to this proxy/statement prospectus)

101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because iXBRL tags are embedded within the Inline XBRL document)

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

107+	Calculation of Filing Fee Tables
**	To be filed by amendment subsequently.
+	Previously filed.
†
Portions of this exhibit have been omitted pursuant to Item 601 of Regulation S-K promulgated under the Securities Act because the information is not material and would be competitively harmful if publicly disclosed.

Undertakings
The undersigned registrant hereby undertakes:
A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
D.
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
F.
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
G.
That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10 (a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 29th day of April, 2022.
LIONHEART ACQUISITION CORPORATION II

By:	*
	Name:	Ophir Sternberg
	Title:	Chairman, President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following person in the capacities and on the dates indicated.
Signature	Title	Date

*	Chairman, President and Chief Executive Officer (Principal Executive Officer)	April 29, 2022
Ophir Sternberg

*	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 29, 2022
Paul Rapisarda

*	Director	April 29, 2022
Roger Meltzer

*	Director	April 29, 2022
James Anderson

*	Director	April 29, 2022
Thomas Byrne

*	Director	April 29, 2022
Thomas Hawkins
*By:	/s/ Ophir Sternberg
	Name:	Ophir Sternberg
	Title:	Attorney-in-Fact